Form 10-K, Exhibit 13
period 1998-12-31
IMS HEALTH INC
filed 1999-03-01
CIK 1058083

IMS HEALTH INCORPORATED
                -------------------------------------------------
                       1998 ANNUAL REPORT TO SHAREHOLDERS








                               IMS HEALTH [LOGO}

                             IMS HEALTH INCORPORATED


                       1998 ANNUAL REPORT TO SHAREHOLDERS


                                TABLE OF CONTENTS


Financial Review........................................................... 1-12
Statement of Management's Responsibility for Financial Statements............ 13
Report of Independent Accountants............................................ 13
Consolidated Financial Statements..........................................14-18
Notes to Consolidated Financial Statements................................ 19-36
Quarterly Financial Data..................................................... 37
Five-Year Selected Financial Data............................................ 38

IMS HEALTH INCORPORATED

FINANCIAL REVIEW

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     All share and per share data presented are adjusted to reflect a 2-for-1 stock split distributed to shareholders on January 15, 1999. (See Note 2. to the Consolidated Financial Statements).

YEAR-ENDED DECEMBER 31, 1998 COMPARED WITH
   YEAR-ENDED DECEMBER 31, 1997

     The accompanying financial statements and related financial review relate to IMS Health Incorporated ("IMS Health" or the "Company"). On June 30, 1998, the common stock of IMS Health was distributed by Cognizant Corporation ("Cognizant") to its shareholders. Simultaneously with the distribution (the "Distribution"), Cognizant changed its name to Nielsen Media Research, Inc. ("Nielsen Media Research"). Notwithstanding the legal form of the Distribution, whereby Cognizant spun off IMS Health, for accounting purposes the transaction is accounted for as if Cognizant spun off Nielsen Media Research and IMS Health has been deemed the "accounting successor" to Cognizant. IMS Health consists of the market information and decision support services business for the pharmaceutical and healthcare industries conducted by IMS Health and various subsidiaries ("IMS") including IMS Health Strategic Technologies Inc. ("Strategic Technologies"), ERISCO Managed Care Technologies, Inc. ("Erisco"), Enterprise Associates, Inc. ("Enterprises"), a 61.7% interest in Cognizant Technology Solutions Corporation ("CTS") and SSJ K.K. ("Super Systems Japan"). The Company also has an equity investment in Gartner Group, Inc. ("Gartner").

     Pursuant to Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect the results of Nielsen Media Research as a discontinued operation. (See Note 1. to the Consolidated Financial Statements).

Investment in Gartner

     In September 1997, the Company's voting interest in Gartner fell below 50% as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, in the third quarter of 1997, the Company deconsolidated Gartner (the "Gartner Deconsolidation") and as of January 1, 1997 is accounting for its ownership interest on the equity basis. (See Note 3. to the Consolidated Financial Statements).

     On November 11, 1998, the Company announced that its Board of Directors had approved a plan, to spin-off substantially all of its equity ownership of Gartner. The transaction, expected to be completed in the first half of 1999, is to be structured as a tax-free distribution of Gartner stock to IMS Health shareholders. The transaction is subject to receipt of a favorable ruling from the Internal Revenue Service ("IRS") regarding the tax free nature of the proposed transaction, final approval by the Company's and Gartner's Boards of Directors, and approval by Gartner shareholders.

     At December 31, 1998, the Company owned approximately 47 million shares of Gartner. Prior to the proposed spin-off transaction, 40.1 million of these shares will be exchanged for new Class B Common Stock of Gartner. The Class B Stock will be entitled to elect 80% of Gartner's Board of Directors, but will otherwise be identical to existing Class A Common Stock. The exchange will be part of a Gartner recapitalization and requires approval by Gartner shareholders. The Class B shares will be distributed to the Company's shareholders in a tax-free distribution, subject to receipt of a favorable tax ruling from the Internal Revenue Service with respect to the distribution. The Company intends to monetize its remaining position in Gartner through the first quarter of the Year 2000. This includes 6.9 million shares of Class A Common Stock and warrants to purchase a further 600,000 shares.

     Separately, Gartner announced that subject to approval by the IRS of the tax-free treatment of the distribution, it intends to declare a special one-time cash dividend of $300,000 to its shareholders of record immediately prior to the spin-off. The Gartner Board of Directors has authorized a $300,000 open market share repurchase program for up to 20% of its stock commencing immediately after the spin-off.

Dispositions

     During the year, the Company recorded $46,118 net pre-tax gains principally reflecting the sale of investments in Aspect Development, Inc., which is part of Enterprises' portfolio and the sale of shares in CTS. (See Note 6. to the Consolidated Financial Statements). These sales generated cash proceeds of $78,883.

Acquisitions and Joint Venture

     On June 24, 1998, Cognizant acquired Walsh International Inc. ("Walsh"). The final purchase price of the acquisition was $193,748, consisting of $167,148 of common stock, $9,521 of stock options and $17,079 of accrued acquisition and integration costs.

     Under the terms of the Walsh acquisition agreement, Walsh shareholders received .6082 (on a pre-split basis the ratio is .3041) shares of Cognizant common stock per Walsh share or based on a Cognizant share price of $25.896, consideration of approximately $167,148 (on a pre-split basis a Cognizant share price of $51.792). Walsh had 10,612,628 shares outstanding. Cognizant issued

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

6,454,600 shares from treasury stock to consummate the Walsh acquisition. The direct acquisition and integration costs consist of severance of $4,876, lease terminations of $2,569, and other direct acquisition and integration costs of $9,634. These direct acquisition and integration costs were incurred as a direct result of the acquisition and the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to Walsh employees) and certain contractual costs (such as Walsh leases). To date, incurred acquisition and integration costs are within original estimates. Approximately $156,557 is recorded as the excess of the purchase price over the fair value of identifiable net assets, (goodwill), which is being amortized on a straight-line basis over 15 years.

     The severance costs are related to 78 Walsh employees. As of December 31, 1998, the Company made payments of $3,257, reducing the work force by 56, and the remaining terminations are anticipated to be completed by June 1999. The following table displays the activities since the acquisition with respect to these liabilities:


                               ORIGINAL LIABILITY           1998    DECEMBER 31,
                                         ESTIMATE    EXPENDITURES   1998 BALANCE
--------------------------------------------------------------------------------
 Employee Separation                     $  4,876       $ (3,257)       $  1,619
 Lease terminations                         2,569            (96)          2,473
 Other direct costs                         9,634         (8,713)            921
--------------------------------------------------------------------------------
 Total                                   $ 17,079       $(12,066)       $  5,013
--------------------------------------------------------------------------------

     On August 5, 1998, IMS Health acquired certain non-U.S. assets of Pharmaceutical Marketing Services Inc. ("PMSI"). The final purchase price of the acquisition was $103,291, consisting of $75,292 of common stock, $5,415 of stock options and $22,584 of accrued acquisition and integration costs.

     Under the terms of the PMSI acquisition agreement, PMSI received 2,395,926 shares of IMS Health common stock. The direct acquisition and integration costs consist of severance of $3,794, lease terminations of $1,623, contract cancellations of $10,935, and other direct acquisition and integration costs of $6,232. These direct acquisition and integration costs are incremental to other costs and were incurred as a direct result of the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to PMSI employees) and certain contractual cancellation costs (such as PMSI contracts and leases). Acquisition and integration costs incurred to date are within original estimates. Approximately $115,275 is recorded as the excess of the purchase price over the fair value of identifiable net assets (goodwill), which is being amortized on a straight-line basis over 15 years.

     The severance costs are related to 63 PMSI employees. As of December 31, 1998, the Company made payments of $2,013 reducing the work force by 33, and the remaining terminations are anticipated to be completed by July 1999. The following table displays the activities since the acquisition with respect to these liabilities:

                                 ORIGINAL LIABILITY           1998  DECEMBER 31,
                                           ESTIMATE   EXPENDITURES  1998 BALANCE
--------------------------------------------------------------------------------
 Employee Separation                        $ 3,794       $(2,013)       $ 1,781
 Lease terminations                           1,623           (60)         1,563
 Contract Cancellations                      10,935        (1,038)         9,897
 Other direct costs                           6,232        (5,077)         1,156
--------------------------------------------------------------------------------
 Total                                      $22,584       $(8,187)       $14,397
--------------------------------------------------------------------------------

Joint Venture

     On September 1, 1998, the Company formed a joint venture with IHA Institut fur Marktanalysen AG ("IHA"). The Company and IHA each contributed all of their Swiss pharmaceutical research assets to the venture and each own 50% of the venture. The Company contributed assets of $54 and cash of $11,014. The $12,027 excess of the investment over the value of the Company's share of the net assets has been recorded as goodwill, which is being amortized on a straight line basis over 20 years. The Company has accounted for its ownership interest in the joint venture under the equity method.

Purchase Price Allocation

     The Company made allocations of the aggregate purchase price to acquired in-process research and development ("IPR&D") amounting to $21,900 in the second quarter of 1998 related to the Walsh acquisition and $10,900 in the third quarter of 1998 related to the PMSI acquisition.

     The Securities and Exchange Commission (the "SEC") recently issued revised guidance with respect to allocations of IPR&D projects in connection with acquisitions. In accordance with this guidance, the amount allocated to IPR&D reflects the relative value and contribution of the acquired IPR&D. Consideration was given to the project's stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred and the projected cost to complete the projects.

     The allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with the Walsh and PMSI acquisitions, was based primarily on estimates of fair values by an independent appraisal firm. The allocation is summarized below:
                                  WALSH      PMSI      TOTAL
-------------------------------------------------------------
In-process R&D write-off       $ 21,900  $ 10,900   $ 32,800
Net liabilities assumed          (5,009)  (28,274)   (33,283)
Software/Core technology         29,000     7,700     36,700
Deferred taxes                   (8,700)   (2,310)   (11,010)
Goodwill                        156,557   115,275    271,832
-------------------------------------------------------------
Total Purchase Price           $193,748  $103,291   $297,039
-------------------------------------------------------------

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     In the aggregate, the impact of both the Walsh and PMSI acquisitions on the results of operations, other than the one-time charges and IPR&D write-offs, had they occurred on January 1, 1998 or 1997, would be immaterial.

     At the date of the respective acquisitions, the development of the IPR&D projects had not yet reached technological feasibility and had no alternative future use. Accordingly, these costs were expensed as of the respective acquisition dates.

     The projects identified as IPR&D at Walsh include enhancement of Walsh's Windows-based sales manage-ment information system, enhancement of its pharmaceutical marketing database, and development of a next-stage integrated and enhanced sales management information system. These projects were identified as underway at Walsh and, at the date of the acquisition, would require additional effort to establish technological feasibility. In addition, based on a third party independent appraiser, the Company allocated $29,000 to existing core technology representing computer software that is currently in use, which is being amortized over 5 years.

     The projects identified as IPR&D at PMSI include significant improvements of PMSI's physician database products in Europe and Japan and to its pharmacy software system in the United Kingdom. These projects were identified as being underway at PMSI, at the date of acquisition, and would require additional effort to establish technological feasibility. In addition, based on a third party independent appraiser, the Company allocated $7,700 to existing core technology representing computer software that is currently in use, which is being amortized over 5 years.

     The amounts assigned to the IPR&D projects were determined by first estimating the degree of completion of each project and the potential net cash flows from such projects after commercial introduction. The potential net cash flows include reductions reflecting the necessary investment in fixed and working capital and other collateral assets, which include core technology, where appropriate and a fair return on those assets. A portion of the potential net cash flows for each project was then attributed to the effort already completed by Walsh and PMSI by the acquisition date, based upon the estimated degree of completion. The attributed potential net cash flows for each project were discounted to present value using a risk-adjusted discount rate.

     The discount rates utilized to value the IPR&D projects ranged from 17% to 30%. Such discount rates took into account the industry risk for the Walsh and PMSI businesses acquired (as evidenced by the calculated weighted average cost of capital), technological development risk associated with completing the in-process projects, and market and commercial risk associated with introducing the new products/technology. The implied weighted average cost of capital for the different Walsh and PMSI projects ranged from 12% to 15%.

     The degree of completion represents the extent to which the different in-process projects are complete, as of the respective acquisition dates. The completion percentage ranged from 53% to 87% for projects at Walsh and 80% to 90% for projects at PMSI. In the opinion of management, IMS Health is on target to begin realizing the benefits from these various projects through product introductions at launch dates ranging from early 1999 to January 2000.

     The Company believes that the assumptions used, including the revenue forecasts and margin analysis, are reasonable. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the projected results.

     Management expects to continue supporting these IPR&D efforts and believes the Company has a reasonable chance of successfully completing the IPR&D programs. However, there is risk associated with the completion of the IPR&D projects and the Company cannot be assured that any will meet with either technological or commercial success.

     If none of these IPR&D projects are successfully developed, the sales and profitability of the Company may be adversely affected in future periods. The failure of any particular individual project in-process would not materially impact the Company's financial condition, results of operations or cash flows. Operating results are subject to uncertain market events and risks, which are beyond the Company's control, such as trends in technology, government regulations, market size and growth, and product introduction or other actions by competitors.

     In connection with the PMSI acquisition, the Company commenced an evaluation of its existing IMS Health product offerings. Based on this strategic assessment, the Company decided to abandon certain of its existing software products. The impact of this decision was to recognize the impairment of certain computer software assets ($36,300), the closure of certain IMS facilities ($800) and the severance of some IMS employees ($5,600). This resulted in a one-time charge of $43,019 and is included as a component of operating income.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Public Offering of a Subsidiary

     On June 19, 1998, CTS effected an initial public offering (the "CTS IPO") of 2,917,000 shares of Class A Common Stock, par value $0.01 per share (3,354,550 including the underwriters' over-allotment option granted by Cognizant). Cognizant's interest in CTS was transferred to the Company in the Distribution. The Company's ownership interest was 61.7% at December 31, 1998 and, accordingly, the Company consolidates CTS results within its financial statements. The equity not owned by the Company is reflected on the Statement of Financial Position in the minority interest line and on the Consolidated Statements of Income in the Other Expense-Net line. (See Note 6. to the Consolidated Financial Statements).

Operating Results

     Revenue in 1998 increased 12.0% to $1,186,513 from $1,059,559 in 1997. This increase primarily reflects the strong growth of the core IMS worldwide business. The core IMS worldwide revenues benefited from the introduction of new compounds within the pharmaceutical client base, new product introductions, acquisition-related revenue and geographic expansion. Adjusting for the impact of a stronger U.S. dollar, 1998 revenue increased by 15.4%.

     Operating costs and selling and administrative expenses in 1998 were $1,054,029, compared with $831,949 in 1997, an increase of 26.7%. This increase was due primarily to the Company's increased spending on new revenue growth initiatives, increased spending on the Year 2000 ("Y2K") issue, charges related to the Distribution (approximately $35,000), one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions, and incremental recurring expenses related to the two acquired businesses. If these 1998 expenses are adjusted to exclude the charges related to the Distribution, the one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions, Y2K costs, operating costs and selling and administrative expenses increased by 7.4%, to $893,263 in 1998.

     Operating income in 1998 decreased 41.8% to $132,484 from $227,610 in 1997. This decrease primarily reflects the impact of increased spending on the Y2K issue, charges related to the Distribution, one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions, and the operations of Walsh and PMSI. If 1998 operating income is adjusted to exclude the charges related to the Distribution, the one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions, Y2K costs, operating income increased by 28.8%, to $293,250 in 1998. This operating income growth outpaced revenue growth primarily due to the Company's ability to leverage its worldwide resources.

     Operating margin in 1998 was 11.2%, compared with 21.5% in 1997. If the 1998 operating margin is adjusted to exclude the items listed above, operating margin improved to 24.7% in 1998 from 21.5% in 1997. The IMS segment operating margin was 28.6% in 1998 compared with 28.1% in 1997.

     Non-operating income-net (including interest income and expense) in 1998 was $138,177, compared with $94,864 in 1997. The increase was principally due to gains from the CTS IPO and the sale of assets from the Enterprises portfolio, increased Gartner Equity Income and higher net interest income.

     The Company's consolidated 1998 effective tax rate was 34.1%, compared with 27.4% in 1997. The Company's higher tax rate in 1998 reflects non-deductible charges related to the Distribution, and the one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions, and the continued impact of global tax planning strategies.

     Income from continuing operations in 1998 was $178,465, compared with $234,116 in 1997, a decrease of 23.8%. This decrease was due principally to increased spending on the Y2K issue, charges related to the Distribution, one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions, partially offset by gains from the CTS IPO, the sale of assets from the Enterprises portfolio and a pre-tax unrealized gain on its investment in Gartner ("SAB 51 Gain"). Excluding these items, income from continuing operations increased 25.5% to $271,815 in 1998 from $216,634 in 1997, reflecting the strong growth of the core IMS worldwide business.

     Income from discontinued operations, net of income taxes in 1998 was $42,093 (which includes the first six months of Nielsen Media Research's 1998 operations), compared to $78,234 in 1997 (which includes a full year of Nielsen Media Research's operations).

     Net income in 1998 was $220,558, compared with $312,350 in 1997, a decrease of 29.4%. This decrease principally reflects the items noted above in income from continuing operations and the inclusion of only six months of Nielsen Media Research's 1998 operations.

RESULTS BY BUSINESS SEGMENT

IMS

     The IMS segment consists of IMS, the leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries, and Strategic Technologies, a leading provider of automated sales support technologies to the pharmaceutical industry. IMS segment revenue increased 10.6% in 1998 to $1,083,992 from $980,521 in 1997. This

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

growth reflected strong performance of core business services, increased demand for services due to introduction of new compounds within the pharmaceutical client base, geographic expansion, the impact of the Walsh and PMSI acquisitions, and strong revenue growth at Strategic Technologies. Excluding the impact of a stronger U.S. dollar in 1998, revenue growth was 14.1%. Operating income decreased 30.4% to $184,771 in 1998 from $265,351 in 1997. Excluding the one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions, and Y2K costs in 1998, operating income growth was 17.0% due to the factors described above. Operating income growth outpaced revenue growth primarily due to the segment's ability to leverage its worldwide resources.

EMERGING MARKETS

     The Emerging Markets segment consists primarily of Erisco, and also includes Enterprises and Super Systems Japan. In the third quarter of 1997, the Company sold Pilot and recorded a non-cash pre-tax loss of $29,945. Excluding Pilot in 1997, the segment had a 21.7% increase in 1998 revenue to $57,542 from $47,286 in 1997, primarily reflecting strong growth at Erisco. 1998 operating income for the segment was $6,171 compared with a loss of $12,669 in 1997. This improvement reflects the elimination of the Pilot losses, combined with strong improvements in profitability at Erisco.

CTS

     CTS revenue, excluding sales to related parties, increased 224.1% to $44,979 in 1998 from $13,879 in 1997. This growth reflected the addition of new customers and the continuing conversion of Y2K customers into ongoing development and maintenance customers. Operating income, excluding the operating profit associated with related parties, increased 205.7% to $8,918 in 1998 from $2,917 in 1997. The strong revenue growth was partially offset by the continued acceleration of sales and marketing investments and increased infrastructure to support revenue growth.

GARTNER

     Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology industries. As discussed earlier, the Company's voting interest in Gartner fell below 50% in September 1997. Accordingly, the Company accounts for its ownership interest on the equity basis. In both 1997 and 1998, the income statement impact of the Company's ownership interest appears in non-operating income-net as Gartner equity income and as a pre-tax unrealized gain on Gartner stock (included as a separate line ("SAB 51") in the income statement). Gartner Equity Income grew by 9.0% to $70,979 in 1998 from $65,120 in 1997. SAB 51 gains grew by 1.0% to $14,838 in 1998 from $14,689 in 1997. A
SAB 51 Gain was not recognized in the fourth quarter of 1998 due to the announcement of the spin-off of the Company's equity investment in Gartner (See
Note 3. to the Consolidated Financial Statements).

RESULTS BY GEOGRAPHIC AREA

     Revenue in the United States increased by 19.6% to $489,719 in 1998 from $409,527 in 1997. The increase reflected the strong performance of core business services by the IMS segment, high revenue growth at Erisco and CTS through the addition of new customers and new product introductions and the Walsh acquisition.

     Non-U.S. revenue increased 7.2% to $696,794 in 1998 from $650,032 in 1997.
Non-U.S. operations include Europe, Australia and the Far East. The increase reflects continued growth of IMS, new product introductions, geographic expansion by IMS and the impact of the Walsh and PMSI acquisitions. Excluding the impact of a stronger U.S. dollar in 1998, non-U.S. revenue increased by 12.7%.

YEAR-ENDED DECEMBER 31, 1997 COMPARED WITH
   YEAR-ENDED DECEMBER 31, 1996

     In September 1997, the Company's voting interest in Gartner fell below 50% as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, in the third quarter, the Company deconsolidated Gartner as of January 1, 1997 and is accounting for its ownership interest on the equity basis.

     Revenue in 1997 decreased 24.9% to $1,059,559 from $1,411,192 in 1996. This decrease primarily reflects the impact of the Gartner Deconsolidation. Revenue in 1997 increased by 10.2%, excluding Gartner revenue from both years and the impact of a stronger U.S. dollar. The increase reflects double-digit revenue growth in the IMS segment, partially offset by Pilot, which was sold in the third quarter of 1997. IMS segment revenue growth benefited from strong performance of its core business services, geographic expansion and excellent growth of its electronic territory management product. The impact of a stronger U.S. dollar in 1997 reduced revenue growth by approximately 3%.

     Operating costs and selling and administrative expenses in 1997 were $831,949 compared with $1,167,485 in 1996, a decrease of 28.7%. This decrease primarily reflects the impact of the Gartner Deconsolidation. Excluding Gartner expenses from both years and business units sold in 1996, operating costs and selling and administrative expenses increased 4.0% to $831,949 in 1997 from $799,939 in 1996. This increase reflects the Company's increased spending on new revenue growth initiatives

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

which contributed to revenue growth of 10.2% in 1997. The impact of a stronger U.S. dollar in 1997 decreased operating costs and selling and administrative expenses by approximately 3%.

     Operating income in 1997 decreased 6.6% to $227,610 from $243,707 in 1996. This decrease primarily reflects the impact of the Gartner Deconsolidation. Excluding Gartner operating income in both years and sold business units in 1996, operating income increased 21.8% to $227,610 in 1997 from $186,871 in 1996. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources. The impact of a stronger U.S. dollar in 1997 decreased reported operating income by approximately 1%. The sale of Pilot, which had been generating an operating loss, enabled the Company to redeploy resources to strategic technology investments, including the initiative to accelerate Y2K compliance. The impact on operating income of Y2K compliance was $9,819 in 1997.

     Operating margin in 1997 was 21.5%, compared with 17.3% in 1996. Excluding Gartner results from both years, and discontinued business units in 1996, operating margin was 21.5% in 1997 compared with 18.9% in 1996.

     Non-operating income-net in 1997 was $94,864, compared with $5,853 in 1996. The increase was due principally to recording $65,120 of Gartner equity income in 1997 as a result of the Gartner Deconsolidation. The Company also recognized a SAB 51 Gain of $14,689 (included as a separate line in the income statement) corresponding to the net increase in the underlying value of its investment in Gartner. In addition, non-operating income-net for 1997 includes gains of $39,336 related to the disposition of Enterprises' investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc., and a $29,945 loss on the sale of Pilot (included in gains from dispositions-net).

     The Company's consolidated 1997 effective tax rate was 27.4%, compared with 44.0% in 1996. The Company's lower tax rate in 1997 is due to the benefits of global tax planning strategies.

     Income from continuing operations in 1997 was $234,116, compared with $139,754 in 1996, an increase of 67.5%. This increase principally reflects IMS operating income growth, gains from dispositions-net and SAB 51 gains in 1997 and a reduction in the tax rate from 44.0% in 1996 to 27.4% in 1997 due to global tax planning actions. It also reflects a one-time after-tax acquisition-related charge of $32,778 for IPR&D costs associated with Gartner's acquisition of J3 Learning Corporation (the "J3 charge") in 1996. Excluding these items, income from continuing operations increased 21.3% to $216,616 in 1997 from $178,597 in 1996.

     Income from discontinued operations, net of income taxes in 1997 was $78,234, compared with $55,697 in 1996 an increase of 40.5%. Income from discontinued operations, net of income taxes represents the results of Nielsen Media Research. The increase is a result of a reduced tax rate of 27.4% in 1997 from 44.0% in 1996 and growth in Nielsen Media Research. Excluding this item and Y2K expenses net of taxes in 1997, income from discontinued operations increased 12.1% over the prior year.

     Net income in 1997 was $312,350, compared with $195,451 in 1996, an increase of 59.8%. This increase principally reflects the items noted above in income from continuing operations and the reduction in the discontinued operations tax rate. Excluding these items, net income increased 17.6% to $294,850 in 1997 from $250,805 in 1996.

RESULTS BY BUSINESS SEGMENT

IMS

     The IMS segment consists of IMS, the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries, and Strategic Technologies, an operating unit of IMS Health and the leading provider of automated sales support technologies to the pharmaceutical industry. IMS segment revenue increased 8.4% in 1997 to $980,521 from $904,444 in 1996. This growth reflected strong performance of core business services, new product introductions, geographic expansion and strong revenue growth at Strategic Technologies. Excluding the impact of a stronger U.S. dollar, revenue growth was 11.4%. Operating income grew 14.0% to $265,351 in 1997 from $232,827 in 1996 due to the factors described above. Operating income growth outpaced revenue growth primarily due to the segment's ability to leverage its resources. Excluding the impact of Y2K compliance, a stronger U.S. dollar in 1997, and business units sold in 1996, operating income grew 18.2%.

EMERGING MARKETS

     The Emerging Markets segment consists primarily of Erisco, and also includes Enterprises, Pilot and Super Systems Japan. In the third quarter of 1997, the Company sold Pilot and recorded a non-cash pre-tax loss of $29,945. The segment had a 17.7% decrease in 1997 revenue to $65,159 from $79,205 in 1996, reflecting the sale of Pilot. Erisco posted high revenue growth through the addition of new customers and new product introductions. The 1997 operating loss for the segment was $12,669, compared with $14,558 in 1996, reflecting the sale of Pilot.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

CTS

     CTS revenue, excluding sales to related parties, increased to $13,879 in 1997 from $3,161 in 1996. Operating income, excluding the operating profit associated with re-lated parties, increased to $2,917 in 1997 from $1,655 in 1996. This growth reflected the impact of the addition of new customers.

GARTNER

     Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology industries. As discussed earlier, the Company's voting interest in Gartner fell below 50% in September 1997. Accordingly, the Company has deconsolidated Gartner and is accounting for its ownership interest on the equity basis as of January 1, 1997. In 1997, the income statement impact of the Company's ownership interest appears in non-operating income-net as Gartner equity income and as a SAB 51 gain (included as a separate line in the income statement). Revenue and operating income for Gartner in 1996 were $424,382 and $60,114, respectively. Operating income was adversely affected by the J3 Charge. Excluding this item, operating income was $93,347.

RESULTS BY GEOGRAPHIC AREA

     Revenue in the United States decreased by 36.0% to $409,527 in 1997 from $639,831 in 1996. This decrease is primarily the result of the Gartner Deconsolidation. Excluding Gartner and Pilot revenue in both years, 1997 revenue in the United States increased by 18.7%. The increase reflected a strong performance of core business services by IMS and high revenue growth at Erisco and CTS through the addition of new customers and new product introductions.

     Non-U.S. revenue decreased by 15.7% to $650,032 in 1997 from $771,361 in 1996. The decrease is primarily the result of the Gartner Deconsolidation. Excluding Gartner and Pilot revenue in both years and excluding the impact of a stronger U.S. dollar, 1997 non-U.S. revenue increased by 10.7%. This increase reflects continued growth at IMS and geographic expansion.

CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1998
     COMPARED TO DECEMBER 31, 1997

     Cash and cash equivalents were $206,390, $312,442 and $422,963 at December 31, 1998, 1997 and 1996, respectively. Cash decreased $106,052 in 1998 primarily due to payments for the purchase of treasury stock ($666,694) and investing activities for capital expenditures, additions to software and other investments ($113,389). These cash uses were partially offset by proceeds from debt assumed by Nielsen Media Research ($300,000), cash from operating activities ($229,842), proceeds from exercise of stock options ($104,990) and proceeds from sale of businesses and investments and issuance of subsidiary stock ($78,883).

     Accounts Receivable-Net increased to $324,219 at December 31, 1998, from $251,623 at December 31, 1997, primarily reflecting the Walsh and PMSI acquisitions and increases at IMS due to new product launches in the fourth quarter and increased sales.

     Other Current Assets increased to $103,868 at December 31, 1998, from $65,692 at December 31, 1997, primarily reflecting an increase in deferred income taxes associated with tax deductible non-U.S. intangible assets.

     Investment in Gartner Group increased to $252,852 at December 31, 1998, from $195,695 at December 31, 1997, primarily reflecting equity income-net of taxes ($41,507) and a gain on the sale by Gartner of Gartner stock ($14,838).

     Goodwill increased to $363,841 at December 31, 1998, from $87,430 at December 31, 1997, primarily reflecting the Walsh acquisition ($156,557) and the PMSI acquisition ($115,275).

     Net Assets from Discontinued Operations decreased to $0 at December 31, 1998, from $122,778 at December 31, 1997, due to the Distribution of Nielsen Media Research.

     Accounts and Notes Payable increased to $90,884 at December 31, 1998, from $44,441 at December 31, 1997, primarily reflecting short term borrowings in Japan and the inclusion of the liabilities related to the Walsh and PMSI businesses.

     Accrued and Other Current Liabilities increased to $298,625 at December 31, 1998, from $189,384 at December 31, 1997, primarily reflecting the Walsh and PMSI acquisitions and related acquisition costs.

     Deferred Income Taxes decreased to $30,322 at December 31, 1998, from $92,153 at December 31, 1997, primarily reflecting long-term benefits associated with tax deductible non-U.S. intangible assets.

     Other Liabilities increased to $181,807 at December 31, 1998, from $71,786 at December 31, 1997, primarily reflecting an increase in pre-spin liabilities.

NON-U.S. OPERATING AND MONETARY ASSETS

     The Company operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. The Company enters into forward contracts to offset the effect of currency fluctuations

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

on operating income. In 1998, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 3% and 8%, respectively. In 1997, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 3% and 1%, respectively.

     Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally in those of Switzerland, Japan and Australia. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareholders' equity. The effect of exchange rate changes during 1998 decreased the U.S. dollar amount of cash and cash equivalents by $1,574.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents were $206,390, $312,442 and $422,963 at December 31, 1998, 1997 and 1996, respectively. Cash decreased $106,052 in 1998 primarily due to payments for the purchase of treasury stock ($666,694) and investing activities for capital expenditures, additions to software and other investments ($113,389). These cash uses were partially offset by proceeds from debt assumed by Nielsen Media Research ($300,000), cash from operating activities ($229,842), proceeds from exercise of stock options ($104,990) and proceeds from sale of businesses and investments and issuance of subsidiary stock ($78,883).

     Net cash provided by operating activities was $229,842, $259,465 and $257,059 in 1998, 1997 and 1996, respectively. The decrease of $29,623 in operating activities in 1998 primarily reflected increased accounts receivable from fourth quarter revenues ($46,001), higher taxes paid ($44,425) and increased postemployment benefit payments ($6,671). These decreases were partially offset by lower other working capital ($31,584) and higher tax refunds. The increase of $2,406 in operating activities in 1997 primarily reflected increased cash from operations, improved collections of accounts receivable, the absence in 1997 of restructuring payments, and a lower level of postemployment benefit and non-recurring charge payments. These increases were partially offset by payment of income taxes in 1997 of $44,094.

     Net cash used in investing activities totaled $102,592 for 1998, compared with $73,456 and $115,686 in 1997 and 1996, respectively. The cash usage in 1998 increased $29,136 reflecting payments for acquisitions and joint ventures ($38,356) and increases in other investments-net, partially offset by lower capital expenditures ($16,158) and lower additions to computer software ($13,687). The decrease in cash usage in 1997 of $42,330 primarily reflected higher proceeds from the sale of businesses and investments ($43,336) and the absence of purchases of Gartner common stock ($49,419), offset in part by the absence of net proceeds from marketable securities ($27,601).

     Net cash (used in)/provided by financing activities totaled ($214,555), ($215,198) and $80,609 for 1998, 1997 and 1996, respectively. Total financing activity remained essentially unchanged in 1998 from 1997 with usage for the purchase of treasury stock increasing ($341,927) and the absence of the 1997 minority interest financing ($100,000), offset by the proceeds of the debt assumed by Nielsen Media Research ($300,000), higher proceeds from employee stock option exercises ($78,581), increased short-term borrowing-net of repayments ($34,008) and the proceeds from the sale and issuance of subsidiary stock ($31,197). The increase in 1997 of cash used in financing activities primarily reflected the purchase of shares of the Company's common stock ($324,767) and dividend payments ($19,883); partially offset by minority interest financing $100,000 and proceeds from exercise of stock options $26,409.

     Cash flow (used by)/provided from discontinued operations totaled ($17,173), $53,580 and $47,694 for 1998, 1997 and 1996, respectively.

     The Gartner Deconsolidation resulted in the elimination of the Gartner Group opening cash balances in 1997. Gartner Group cash balance as of December 31, 1996 was $123,697.

     On October 21, 1997 Cognizant announced that its board of directors had authorized a systematic stock repurchase program to buy up to 20,000,000 shares (on a post split basis) of Cognizant's outstanding common stock. As the Accounting Successor to Cognizant, the Company purchased the remaining balance of 18,850,800 shares of the Company's stock (on a post split basis) pursuant to this program. A portion of this program was intended to offset option exercises. This program was completed by the Company on November 17, 1998 at a cost of $591,331.

     In the fourth quarter the Board of Directors authorized a stock repurchase program to buy up to 16,000,000 shares (on a post split basis) of the Company's outstanding common stock. A portion of this program is intended to offset option exercises. Through December 31, 1998, 2,898,800 shares (on a post split basis) have been acquired at a total cost of $98,113.

     In connection with the Distribution, Cognizant borrowed $300,000, which was to repay existing intercompany liabilities. This debt was assumed by Nielsen Media Research upon the Distribution.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     On November 11, 1998 the Company announced that its Board of Directors, approved a plan, to spin-off substantially all of its equity ownership in Gartner. The transaction, expected to be completed in the first half of 1999, is to be structured as a tax-free distribution of Gartner stock to IMS Health shareholders. The transaction is subject to receipt of a favorable ruling from the IRS, final approval by the Company's and Gartner Boards of Directors, and approval by Gartner shareholders.

     The Company owns approximately 47 million shares of Gartner. Prior to the spin-off, 40.1 million of these shares will be exchanged for new Class B Common Stock of Gartner. The Class B Stock will be entitled to elect 80% of Gartner's Board of Directors, but will otherwise be identical to existing Class A Common Stock. The exchange will be part of a Gartner recapitalization and requires approval by Gartner shareholders. The Class B shares will be distributed to the Company's shareholders in a tax-free distribution, subject to receipt of a favorable tax ruling from the Internal Revenue Service with respect to the distribution. The Company intends to monetize its remaining position in Gartner,
6.9 million shares of Class A Common Stock and warrants to purchase a further 600,000 shares, during the twelve months following the spin-off.

     Separately, Gartner announced that, subject to approval by the IRS of the tax-free treatment of the distribution, it intends to declare a special one-time cash dividend of $300,000 to its shareholders of record immediately prior to the spin-off. The Gartner Board of Directors intends to authorize a $300,000 open market share repurchase program for up to 20% of its stock commencing immediately after the spin-off. If completed as currently contemplated the Company anticipates receiving $200-$300 million after-tax cash proceeds from the monetization of the stock and warrants and the Gartner dividend.

     The Company has been informed by the Dun & Bradstreet Corporation ("D&B") that the IRS is currently reviewing D&B's utilization of certain capital losses during 1989 and 1990. While D&B has not received an assessment with respect to these transactions, it understands that the IRS will challenge D&B's position. The Company has estimated that D&B's total cash liability to the IRS if an assessment is made and the IRS prevails would be approximately $425,000 for taxes and accrued interest net of tax benefit. Under the terms of the Distribution Agreement dated October 28, 1996 among D&B, Cognizant and ACNielsen Corporation (the "1996 Distribution Agreement"), the Company is liable to pay half of such taxes and interest owed to the extent that D&B's total liabilities exceed $137,000. A portion of the Company's liability would in turn be shared with Nielsen Media Research in connection with the Distribution dated June 30, 1998 between Cognizant and the Company. The Company estimates that its current share of the liability were the IRS to prevail would be approximately $135,000. (See Note 12. to the Consolidated Financial Statements).

     The Company's existing balances of cash, cash equivalents and marketable securities, and cash generated from operations and debt capacity are expected to be more than sufficient to meet the Company's current long-term and short-term cash requirements including dividends, acquisitions, stock repurchase programs and the other contingencies noted above.

YEAR 2000

     Many existing computer systems and software applications use two digits, rather than four, to record years, e.g., "98" instead of "1998". Unless modified, such systems will not properly record or interpret years after 1999, which could lead to business disruptions. This is known as the "Year 2000 issue".

     The Company began to address the Y2K issue in 1996, when it began to assess the impact on its operations. In 1997, the Company created a Y2K Task Force (the "task force") to manage overall risks and to facilitate activities across the entire Company. CTS, a majority owned subsidiary, is being used to convert the majority of the systems to allow most internal staff members to focus on the core business. The Company has also used outside services to assist in conversion and to assess the progress of its Y2K program. The Company has identified its Y2K areas of focus as systems and software for the creation and delivery of its products and systems and software for its internal administrative operations.

     The task force developed a conversion methodology that included three phases: analysis, coding and testing, and testing and implementation. The analysis phase includes planning, inventory and impact analysis. Coding and testing involves code changes, using conversion rules and criteria and unit testing, and verifying and documenting the results of the conversion. Testing and implementation includes system tests across platforms and verification of data, an acceptance test within the user environment and implementation or releasing the systems back into production. This conversion methodology has been communicated throughout the Company and is being utilized to achieve systems compliance by the Year 2000.

         The creation of customer products relies on the receipt of data from external data suppliers and the Company's ability to convert the data and deliver the information to its customers. The consolidation of the data is principally performed at central processing locations. The Company believes central systems represent approximately 85% of its

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Y2K efforts. The Company operates central processing facilities in Germany, England, the United States and Japan. The systems at these sites contained the most lines of code required to undergo conversion. The following is a status report of each location as of December 31, 1998:

                    % OF LINE OF CODE
     LOCATION     TESTED AND IMPLEMENTED   EXPECTED COMPLIANCE
                        TO DATE
  --------------------------------------------------------------
  Germany           94% lines of code    99% by 1st quarter 1999
  England           89% lines of code    99% by 1st quarter 1999
  United States     89% lines of code    99% by 1st quarter 1999
  Japan             98% lines of code    99% by 1st quarter 1999
  --------------------------------------------------------------

     IMS Health continues to enhance its existing product portfolio and continues to launch new products. There is an ongoing effort to ensure this software is compliant (such software is excluded from the tables above). In addition, the Company has decided to replace certain non-compliant software. It is imperative that these replacement projects be completed and deployed on schedule, as the existing software is not undergoing Y2K renovation. These projects are on track to be completed and deployed by the fourth quarter of 1999 and continue to be under close scrutiny by the task force. The Erisco systems are 99% compliant as of December 31, 1998.

     The Company operates local offices in over 90 countries with about half of them using systems for data collection, panel administration and customized local requirements. Varied approaches are utilized to ensure system compliance. In some cases, specialized teams from CTS are being used to assist the local offices with all phases of their system conversions and hardware compliance. The following table represents a status report of each geographic region as of December 31, 1998:

               % OF LOCAL SYSTEMS
               CONVERTED AND BACK
   LOCATION      IN PRODUCTION       EXPECTED COMPLIANCE
------------------------------------------------------------
North America          81%           99% 1st Quarter 1999
Europe                 56%           99% 2nd Quarter 1999
Asia Pacific           62%           99% 1st Quarter 1999
South America          33%           99% 1st Quarter 1999
Rest of World          29%           99% 2nd Quarter 1999
------------------------------------------------------------


                % OF PC'S AND
              SERVERS MADE Y2K                           OVERALL %
   LOCATION    CAPABLE TO DATE   EXPECTED COMPLIANCE     COMPLETED
-------------------------------------------------------------------
North America        89%         99% 1st Quarter 1999        89%
Europe               64%         99% 2nd Quarter 1999        63%
Asia Pacific         80%         99% 2nd Quarter 1999        77%
South America        63%         99% 2nd Quarter 1999        62%
Rest of World        86%         99% 1st Quarter 1999        70%
-------------------------------------------------------------------

     These numbers exclude end-user desktop applications such as spreadsheets, macros, etc. The Company's Y2K project incorporates administrative operations systems and software such as accounts receivable, payroll, accounts payable and the general ledger systems. These systems are expected to be 99% compliant by the end of the first quarter of 1999.

     The Company has also developed an internal audit program that examines the testing and effectiveness of controls, assesses the accuracy and completeness of inventories and reviews the documentation for completeness and accuracy. As of December 31, 1998, audits occurred in the United States, England and Germany, with follow up audits scheduled for early 1999. An audit of Japan is also planned for the first quarter of 1999. The Company performs audits on the local country conversions with the assistance of CTS. Local office audits have been performed in North America and Europe with South America planned for early 1999.

     The Company relies on over 16,000 suppliers of electronic data and has been proactive in working with these suppliers to determine their Y2K readiness and ability to maintain data flow continuity. A program consisting of seminars, visits, mailings and telephone calls continues to be administered so the Company can track status and assess risk associated with Y2K readiness for key data suppliers.

     Considerable risk to some data sources currently exists, especially for hospital information as their priority relates to patient care. In some instances, IMS Health receives data from governments and continued receipt of their data will be a function of their readiness. Based on information from data sources to date, it appears that the Y2K readiness information has been incomplete or progress to date has been unsatisfactory in some areas. The Company assesses risk regarding the readiness of data sources through the use of a detailed questionnaire regarding Y2K conversion plans in order to verify and the supplier's ability to continue to deliver data. As a contingency, statistically valid methods of data extrapolation are being developed in the event the supply of data from a limited number of suppliers is incomplete or found to be unusable. Investigation of alternate sources will be pursued when the risk assessment determines the data source to have a high risk of impacting the Company's ability to deliver products. Ultimately, the risk for our customers will be the completeness and quality of the data, but the Company believes it is a short-term issue and is working to minimize the effect on its data and customers.

     Throughout 1999 the Company's Y2K efforts will focus on (i) the testing the critical components of the Company's systems; (ii) the continued assessment of supplier and customer readiness to address the Y2K conversion and; (iii) finalizing contingency plans to address unanticipated issues.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     External and internal costs of addressing the Y2K issue are expensed as incurred. It is currently estimated that the aggregate cost of the Company's Y2K program will be approximately $75,000. Through December 31, 1998 the Company has incurred $54,741 of which $44,922 was incurred in 1998. The Company expects to incur between $20,000 to $25,000 in 1999. These estimates do not include the costs of software and systems that are being replaced or upgraded in the normal course of business.

     The cost of addressing the Y2K issue and the dates which the Company currently expects to complete Y2K compliance are based on the current best estimates of management, which are derived utilizing various assumptions regarding the future events. There can be no guarantee that these estimates will be achieved, and actual results may differ materially. Specific factors that may cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area of expertise, the ability to locate and correct all relevant computer codes, and the success of customers and suppliers in addressing the Y2K issue. The Company's plans are dependent on the continuous operation of industries out of the Company's direct control such as utilities, transportation, etc.

     The above expectations are subject to uncertainties. For example, if the Company is unsuccessful in identifying or fixing all Y2K problems in its critical operations, or is affected by the inability of its data suppliers or major customers to continue operations due to such a problem, the Company's results of operations or financial condition could be materially impacted.

MARKET RISK

     The Company's primary market risks are the impact of foreign exchange fluctuations on non-dollar-denominated revenue and price fluctuations on equity securities.

     In the normal course of business, the Company employs established practices and procedures to manage its exposure to fluctuations in the value of foreign currencies using a variety of financial instruments.

     The Company's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed foreign currency revenues and non-functional currency assets and liabilities. The principal currencies hedged are the Japanese yen, the Euro and the Swiss franc. By policy, the Company maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

     It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes.

     The fair value of the Company's hedging instruments are subject to change as a result of potential changes in foreign exchange rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, all of which were forward exchange contracts, based on a hypothetical 10% decrease in the value of the U.S. dollar or, in the case of non-dollar-related instruments, the currency being purchased, was $11,977 at December 31, 1998. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

     The Company also invests in equity securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. The Company does not hedge this market risk exposure. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $3,768 at December 31, 1998.

EURO CONVERSION

     On January 1, 1999, 11 member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency ("Euro"). The transition period for the introduction of the Euro is between January 1, 1999 and January 1, 2002.

     The Company has prepared for the introduction of the Euro, including the conversion of information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments, strategies concerning continuity of contracts, and impacts on the processes for preparing taxation and accounting records. Although the Euro may affect some companies' pricing policies, differences in IMS' national market size, data collection requirements and specific product specifications required due to the diverse market information needs in the healthcare markets of Europe are expected to minimize the potential for price harmonization in most of the Company's product ranges.

     IMS Health's expectations regarding the Euro currency issue are forward-looking statements that involve a

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

number of risks and uncertainties that could cause the actual results to differ materially from the projected results. Factors that may cause these differences include, but are not limited to, the ability or willingness of third parties to convert affected systems in a timely manner and the actions of governmental agencies or other third parties with respect to Euro currency issues.

FORWARD-LOOKING STATEMENTS

      This 1998 Annual Report to Shareholders, as well as information included in oral statements or other written statements made or to be made by IMS Health, contain statements which, in the opinion of IMS Health, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). These statements appear in a number of places in this annual report and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, the terms of the Distribution Y2K readiness and all other statements regarding the intent, plans, beliefs or expectations of IMS Health or its directors or officers. Stockholders are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; to the extent IMS Health seeks growth through acquisition, the ability to identify, consummate and integrate acquisitions on satisfactory terms; the ability to develop new or advanced technologies and systems for their businesses on a cost-effective basis; the ability to successfully achieve estimated effective tax rates and corporate overhead levels; competition, particularly in the markets for pharmaceutical information; regulatory and legislative initiatives, particularly in the area of medical privacy; the ability to timely and cost-effectively resolve any problems associated with the Y2K issue; the ability to obtain future financing on satisfactory terms; deterioration in economic conditions, particularly in the pharmaceutical, healthcare, or other industries in which customers operate; conditions in the securities markets which may effect the value or liquidity of portfolio investments and management's estimates of lives of assets, recoverability of assets, fair market value, stimates and liabilities and accrued income tax benefits and liabilities. Consequently, all the forward-looking statements contained in this annual report are qualified by the information contained herein, including, but not limited to, the information contained under this heading the consolidated financial statements and notes thereto and by the material set forth under the headings "Business" and "Factors" that May Affect Future Results, in the Annual Report on Form 10-K for the year ended December 31, 1998. IMS Health is under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

RECENTLY ISSUED ACCOUNTING STANDARDS

     During 1998, various new accounting pronouncements were issued which may impact the Company's financial statements. (See Note 2. to the Consolidated Financial Statements).

DIVIDENDS

     The payment and level of cash dividends by the Company are subject to the discretion of the board of directors of the Company. Although the Company has declared and anticipates that it will declare quarterly dividends in the range of 6% to 10% of net earnings, dividend decisions will be based on, and affected by, a number of factors; including the operating results and financial requirements of the Company. The Company's Board of Directors approved a first quarter dividend increase of 33%, to a quarterly rate of $0.02 per post-split share, or $0.08 per share annually. This follows the January 1999 2-for-1 stock split.

IMS HEALTH COMMON STOCK INFORMATION

     The Company's common stock is listed on the NYSE (symbol "RX"). The number of shareholders of record and shares outstanding on December 31, 1998 were 10,084 and 318,741,700, respectively. The high and low closing stock price per share during 1998 was $38 and $26 3/8, respectively. Approximately 70% of the Company's shares were held by institutions.

     All share and per-share amounts have been restated to give effect to the 2-for-1 stock split approved by the Company's Board of Directors on December 15, 1998 and distributed to shareholders on January 15, 1999 (See Note 2. to the Consolidated Financial Statements).

                                            DIVIDENDS PAID
                     PRICE PER SHARE ($)    PER SHARE ($)
------------------------------------------------------------
                            1998                 1998
------------------------------------------------------------
                       HIGH         LOW
------------------------------------------------------------
First Quarter           --          --            --
Second Quarter (1)    29 3/4      26 9/16         --
Third Quarter         33 3/32     27 1/2         0.015
Fourth Quarter          38        29 3/8         0.015
------------------------------------------------------------
Year                    38        26 3/8         0.030
------------------------------------------------------------

(1) Commencing June 23, 1998

STATEMENT OF MANAGEMENT'S
RESPONSIBILITY FOR FINANCIAL
STATEMENTS
--------------------------------------------------------------------------------
To the Shareholders of IMS Health Incorporated:

     Management is responsible for the preparation of the consolidated financial statements and related information that are presented in this report. The consolidated financial statements, which include amounts based on management's estimates and judgments, have been prepared in conformity with generally accepted accounting principles. Other financial information in the report to shareholders is consistent with that in the consolidated financial statements.

     The Company maintains accounting and internal control systems to provide reasonable assurance at reasonable cost that assets are safeguarded against loss from unauthorized use or disposition, and that the financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems are augmented by written policies, an organizational structure providing division of responsibilities, careful selection and training of qualified personnel and a program of internal audits.

     The Company engaged PricewaterhouseCoopers LLP, independent accountants, to audit and render an opinion on the consolidated financial statements in accordance with generally accepted auditing standards. These standards include an assessment of the systems of internal controls and tests of transactions to the extent considered necessary by them to support their opinion.

     The Board of Directors, through its Audit Committee consisting solely of outside directors of the Company, meets periodically with management, internal auditors and our independent accountants to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and financial reporting. PricewaterhouseCoopers and the internal auditors each have full and free access to the Audit Committee.



/s/ ROBERT E. WEISSMAN
Robert E. Weissman
Chairman &
Chief Executive Officer


/s/ VICTORIA R. FASH
Victoria R. Fash
President &
Chief Operating Officer


/s/ J. MICHAL CONAWAY
J. Michal Conaway
Chief Financial Officer





REPORT OF INDEPENDENT
ACCOUNTANTS
--------------------------------------------------------------------------------
To the Board of Directors and Shareholders of IMS Health Incorporated:

     In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of IMS Health Incorporated ("accounting successor to Cognizant Corporation") and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
New York, New York
February 16, 1999

IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

Consolidated Statements of Income
                                                                                    Years Ended December 31,
                                                                    ---------------------------------------------------------
Dollar amounts in thousands, except per share data                              1998                1997                1996
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                                      $   1,186,513       $   1,059,559       $   1,411,192
----------------------------------------------------------------------------------------------------------------------------
Operating Costs                                                              533,634             432,654             566,567
Selling and Administrative Expenses                                          343,218             310,644             459,053
Depreciation and Amortization                                                 96,358              88,651             108,632
Acquired In Process Research and Development                                  32,800                   0              33,233
Direct Acquisition Integration Costs                                          48,019                   0                   0
----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                             132,484             227,610             243,707
----------------------------------------------------------------------------------------------------------------------------
Interest Income                                                               19,548              12,749               9,456
Interest Expense                                                              (1,166)             (2,293)             (1,338)
Gartner Equity Income                                                         70,979              65,120                   0
Gain from Sale of Gartner Stock (SAB 51)                                      14,838              14,689                   0
Gains from Dispositions--Net                                                  33,341               9,391                 200
Gain on Issuance of Subsidiary Stock                                          12,777                   0                   0
Other Expense--Net                                                           (12,140)             (4,792)             (2,465)
----------------------------------------------------------------------------------------------------------------------------
Non-Operating Income--Net                                                    138,177              94,864               5,853
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations,
Before Provision for Income Taxes                                            270,661             322,474             249,560
Provision for Income Taxes                                                   (92,196)            (88,358)           (109,806)
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                            178,465             234,116             139,754
Income from Discontinued Operations, Net of
 Income Taxes of $15,887, $29,527 and $43,764 for
 1998, 1997, and 1996, respectively                                           42,093              78,234              55,697
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                             $     220,558       $     312,350       $     195,451
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Earnings Per Share of Common Stock
Basic
   Income from Continuing Operations                                   $         .55       $         .71       $         .41
   Income from Discontinued Operations                                           .13                 .24                 .17
----------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                               $         .68       $         .95       $         .58
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
DILUTED
INCOME FROM CONTINUING OPERATIONS                                      $         .53       $         .70       $         .41
INCOME FROM DISCONTINUED OPERATIONS                                              .13                 .23                 .16
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE                                             $         .66       $         .93       $         .57
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding--Basic                              324,584,000         330,326,000         339,888,000
Dilutive Effect of Shares Issuable as of Period-End
 Under Stock Option Plans                                                  5,968,000           3,334,000             374,000
Adjustment of Shares Applicable to Exercised
 Stock Options and Restricted Stock during the period                      5,218,000           1,320,000             738,000
----------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding--Diluted                            335,770,000         334,980,000         341,000,000
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

Consolidated Statements of Financial Position
                                                                                                           As of December 31,
                                                                                                 ----------------------------
Dollar amounts in thousands, except per share data                                                      1998            1997
----------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents                                                                        $   206,390     $   312,442
Accounts Receivable--Net                                                                             324,219         251,623
Other Current Assets                                                                                 103,868          65,692
----------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                 634,477         629,757
----------------------------------------------------------------------------------------------------------------------------
INVESTMENT IN GARTNER GROUP                                                                          252,852         195,695
SECURITIES AND OTHER INVESTMENTS                                                                     106,276         109,712
PROPERTY, PLANT AND EQUIPMENT--NET                                                                   179,151         178,533
OTHER ASSETS--NET
Computer Software                                                                                    168,994         153,958
Goodwill                                                                                             363,841          87,430
Other Assets                                                                                          25,928          24,226
----------------------------------------------------------------------------------------------------------------------------
   Total Other Assets-Net                                                                            558,763         265,614
----------------------------------------------------------------------------------------------------------------------------
Net Assets from Discontinued Operations                                                                    0         122,778
----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                     $ 1,731,519     $ 1,502,089
----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts and Notes Payable                                                                       $    90,884     $    44,441
Accrued and Other Current Liabilities                                                                298,625         189,384
Accrued Income Taxes                                                                                  32,537          52,696
Deferred Revenues                                                                                    128,272         110,768
----------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                            550,318         397,289
----------------------------------------------------------------------------------------------------------------------------
POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS                                                          27,577          38,082
DEFERRED INCOME TAXES                                                                                 30,322          92,153
MINORITY INTERESTS                                                                                   116,225         101,209
OTHER LIABILITIES                                                                                    181,807          71,786
----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                    906,249         700,519
----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Preferred Stock, Par Value $.01 Per Share, Authorized--
 10,000,000 Shares; Outstanding--None
Series Common Stock, Par Value $.01 Per Share, Authorized--
 10,000,000 Shares; Outstanding--None
Common Stock, Par Value $.01 Per Share, Authorized--800,000,000 Shares;
 Issued 335,045,390 and 342,240,138 Shares in 1998 and 1997 , respectively                             3,352           3,422
Capital in Excess of Par                                                                             732,012         806,839
Retained Earnings                                                                                    686,653         358,456
Treasury Stock, at cost, 16,303,690, and 18,052,896 Shares in 1998 and 1997, respectively           (535,971)       (323,026)
Cumulative Translation Adjustment                                                                    (84,149)        (76,771)
Unrealized Gains on Investments                                                                       23,373          32,650
----------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                           825,270         801,570
----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                       $ 1,731,519     $ 1,502,089
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.



IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

Consolidated Statements of Cash Flows
                                                                                   Years Ended December 31,
                                                                    --------------------------------------------------------
Dollar amounts in thousands                                                         1998              1997              1996
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                     $ 220,558         $ 312,350         $ 195,451
Less Income from Discontinued Operations                                         (42,093)          (78,234)          (55,697)
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                                178,465           234,116           139,754
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
     Depreciation and Amortization                                                96,358            88,651           108,632
     Gains on Issuance of Subsidiary Stock                                       (12,777)             --                --
     Gains from Sale of Investments, Net                                         (33,341)           (9,391)             (200)
     Acquired In-Process Research and Development                                 32,800              --              33,233
     Direct Acquisition Integration Costs                                         48,019              --                --
     Benefit Payments                                                            (13,653)           (6,982)          (10,641)
     Non-Recurring Charge Payments                                                (3,885)           (5,201)          (13,096)
     Restructuring Payments                                                         --                --             (11,515)
     Net (Increase) Decrease in Accounts Receivable                              (40,123)            5,878            (5,530)
     Net Increase in Deferred Revenue                                             10,596            10,054            22,020
     Equity Income, Net of Taxes                                                 (41,507)          (38,040)             --
     Gain from Sale of Gartner Stock (SAB 51)                                    (14,838)          (14,689)             --
     Minority Interests                                                           10,303             4,797            11,710
     Deferred Income Taxes                                                         6,380            48,414           (11,299)
     Net Increase (Decrease) in Accrued Income Taxes                              14,781           (18,822)           16,194
     Net Increase in Other Working Capital Items                                  (7,736)          (39,320)          (22,203)
----------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                        229,842           259,465           257,059
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Businesses and Investments                                  47,686            44,901             1,565
Payments for Acquisitions of Businesses and Joint Ventures                       (38,356)             --             (24,386)
Cash of Companies Acquired in Stock Purchases                                     11,895              --                --
Capital Expenditures                                                             (30,862)          (47,020)          (57,034)
Additions to Computer Software                                                   (61,089)          (74,776)          (47,960)
Increase in Other Investments-Net                                                (21,438)          (10,723)          (24,423)
Proceeds from Maturities of Marketable Securities                                   --                --             193,392
Payments for Marketable Securities                                                  --                --            (165,791)
Payments for Purchase of Gartner Group Common Stock                                 --                --             (49,419)
Other                                                                            (10,428)           14,162            58,370
----------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                           (102,592)          (73,456)         (115,686)
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for Purchase of Treasury Stock                                         (666,694)         (324,767)             --
Proceeds from Exercise of Stock Options                                          104,990            26,409               557
Dividends Paid                                                                   (19,592)          (19,883)             --
Proceeds from Employee Stock Purchase Plan                                         3,855             1,683              --
Short-Term Borrowings                                                             42,546              --                --
Short-Term Debt Payments                                                          (8,538)             --             (50,000)
Proceeds from debt assumed by Nielsen Media Research                             300,000              --                --
Proceeds from Sale and Issuance of Subsidiary Stock                               31,197              --                --
Minority Interest Financing                                                         --             100,000              --
Net Transfers from The Dun & Bradstreet Corporation                                 --                --              44,880
Other Stock Transactions with Employees                                             --                --              14,377
Proceeds from Issuance of Purchased Stock Options                                   --                --               8,699
Other                                                                             (2,319)            1,360            62,096
----------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Provided by Financing Activities                             (214,555)         (215,198)           80,609
----------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Equivalents                           (1,574)          (11,215)           (3,063)
Change of Gartner Group to Equity Basis                                             --            (123,697)             --
Cash Flow (used by) provided by Discontinued Operations                          (17,173)           53,580            47,694
----------------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                                (106,052)         (110,521)          266,613
Cash and Cash Equivalents, Beginning of Year                                     312,442           422,963           156,350
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                         $ 206,390         $ 312,442         $ 422,963
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid during the Period for Interest                                       $   1,645         $   2,293         $   1,463
Cash Paid during the Period for Income Taxes                                   $  88,519         $  44,094         $  48,372
Non-Cash Investing Activities
 Stock Issued in Connection with Acquisitions                                  $ 243,853         $    --           $    --

The accompanying notes are an integral part of the consolidated financial statements.

IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

Consolidated Statements of Shareholders' Equity

Dollar amounts in thousands
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                        OTHER COMPREHENSIVE
                                                                                              INCOME:
                                                                                        ---------------------
                                                          CAPITAL                                 UNREALIZED
                                                         IN EXCESS                     CUMULATIVE   GAINS/     COMPRE-
                                     DIVISIONAL  COMMON    OF PAR   RETAINED  TREASURY TRANSLATION  (LOSSES)   HENSIVE
THREE YEARS ENDED DECEMBER 31, 1998    EQUITY     STOCK    VALUE    EARNINGS     STOCK  ADJUSTMENT INVESTMENTS  INCOME     TOTAL
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995           $ 598,083        --        --         --        --  $   6,505        --            $604,588
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Net Income                             129,462                                                               $ 129,462   129,462
Net Transfers from The Dun &
 Bradstreet Corporation                 44,880                                                                            44,880
Change in Cumulative Translation
 Adjustment                                                                                (16,817)            (16,817)  (16,817)
                                                                                                             --------------------
Comprehensive Income                                                                                         $ 112,645
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Recapitalization, November 1, 1996          -- $   3,422  $794,203         -- $ (25,200) $ (10,312)       --            $762,113
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             65,989                                $  65,989    65,989
Exercise of Stock Options                                      557                                                           557
Restricted Stock Plan (82,800 shares)                          210                                                           210
        Less: Unearned Portion                                (210)                                                         (210)
Purchase Stock Options                                       8,699                                                         8,699
Change in Cumulative Translation
 Adjustment                                                                                 (1,440)             (1,440)   (1,440)
Unrealized Gains on Investments                                                                       36,695    36,695    36,695
                                                                                                             --------------------
Comprehensive Income                                                                                         $ 101,244
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                  -- $   3,422  $803,459  $  65,989 $ (25,200) $ (11,752)$  36,695            $872,613
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                            312,350                                $ 312,350   312,350
Cash Dividends ($.06 per share)                                      (19,883)                                            (19,883)
Exercise of Stock Options
  (75,536 shares)                                            1,151                                                         1,151
Treasury Stock Reissued Under:
 Exercise of Stock Options
  (1,637,850 shares)                                         2,187               25,258                                   27,445
 Restricted Stock Plan (82,800
shares)                                                                           1,741                                    1,741
 Less: Unearned Portion                                                          (1,741)                                  (1,741)
 Plus:  Earned Portion                                          42                                                            42
 Employee Stock Purchase Plan
  (93,290 shares)                                                                 1,683                                    1,683
Treasury Shares Acquired
 (18,266,836 shares)                                                           (324,767)                                (324,767)
Change in Cumulative Translation
 Adjustment                                                                                (65,019)            (65,019)  (65,019)
Unrealized Loss on Investments--Net of
 reclassification adjustment                                                                          (4,045)   (4,045)   (4,045)
                                                                                                             --------------------
Comprehensive Income                                                                                         $ 243,286
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                  -- $   3,422  $806,839  $ 358,456 $(323,026) $ (76,771)$  32,650            $801,570
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                           17


Dollar amounts in thousands
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                        OTHER COMPREHENSIVE
                                                                                              INCOME:
                                                                                        ---------------------
                                                          CAPITAL                                 UNREALIZED
                                                         IN EXCESS                     CUMULATIVE   GAINS/     COMPRE-
                                     DIVISIONAL  COMMON    OF PAR   RETAINED  TREASURY TRANSLATION  (LOSSES)   HENSIVE
THREE YEARS ENDED DECEMBER 31, 1998    EQUITY     STOCK    VALUE    EARNINGS     STOCK  ADJUSTMENT INVESTMENTS  INCOME     TOTAL
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                  -- $   3,422  $806,839  $ 358,456 $(323,026) $ (76,771)$  32,650            $801,570
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                            220,558                                $ 220,558   220,558
Cash Dividends ($.06 per share)                                       (19,592)                                           (19,592)
Prepaid Employee Stock Option Plan
 exercises or cancellations                                 (1,950)                                                       (1,950)
Transfer to Nielsen Media Research
 Employee Prepaid Stock Option Plan
 Payments                                                   (1,159)                                                       (1,159)
Value of Stock Options granted
 in connection with acquisitions                                                 14,936                                  14,936
Treasury Shares Acquired
 (21,749,600 shares)                                                           (666,694)                                (666,694)
Treasury Stock Reissued Under:
 Exercise of Stock Options
  (7,145,992 shares)                                         8,649              104,990                                  113,639
 Restricted Stock Plan
  (38,090 shares)                                                                 4,317                                    4,317
 Less: Unearned Portion                                                          (4,317)                                  (4,317)
 Plus:  Earned Portion  of Grants
  (33,340 shares)                                                                 3,846                                    3,846
 Employee Stock Purchase Plan
  (184,548 shares)                                                                3,855                                    3,855
 Stock issued for Walsh and other
  acquisitions (6,506,162 shares)                                               168,561                                  168,561
 Stock Issued for PMSI Acquisition
  (2,395,926 Shares)                                                             75,292                                   75,292
Other                                                                             1,832                                    1,832
Dividend of Nielsen Media
 Research including
 Treasury Shares (7,194,748)                         (70)  (80,367)   127,231    80,437                                  127,231
Change in Cumulative Translation
 Adjustment                                                                                 (7,378)             (7,378)   (7,378)
Unrealized Loss on Investments--Net of
 reclassification adjustment                                                                          (9,277)   (9,277)   (9,277)
                                                                                                             --------------------
Comprehensive Income                                                                                         $ 203,903
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                  -- $   3,352  $732,012  $ 686,653 $(535,971) $ (84,149)$  23,373            $825,270
---------------------------------------------------------------------------------------------------------------------------------

The accompanying Notes are an integral part of the consolidated financial statements.

18

IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Note 1. Basis of Presentation

     The financial statements and notes relate to IMS Health Incorporated ("IMS Health" or the "Company"). The Common Stock of IMS Health was distributed by Cognizant Corporation ("Cognizant") to its shareholders on June 30, 1998. Simultaneously with the distribution (the "Distribution"), Cognizant changed its name to Nielsen Media Research, Inc. ("Nielsen Media Research"). Notwithstanding the legal form of the Distribution, whereby Cognizant spun off IMS Health, for accounting purposes the transaction is accounted for as if Cognizant spun off Nielsen Media Research and IMS Health has been deemed the "accounting successor" to Cognizant. The separation created IMS Health as the global provider of information solutions to the pharmaceutical and healthcare industries, and established an independent Nielsen Media Research. IMS Health consists of the market information, sales management, and decision support services business for the pharmaceutical and healthcare industries conducted by IMS Health and various subsidiaries ("IMS"), IMS Health Strategic Technologies Inc. ("Strategic Technologies"), ERISCO Managed Care Technologies, Inc. ("Erisco"), Enterprise Associates, Inc. ("Enterprises"), a 61.7% interest in Cognizant Technology Solutions Corporation ("CTS") and SSJ K.K. ("Super Systems Japan"). The Company also has an equity investment in Gartner Group, Inc. ("Gartner").

     Cognizant received a favorable ruling from the Internal Revenue Service ("IRS") with respect to the tax-free treatment of the Distribution in May 1998. Cognizant's Board of Directors on June 15, 1998 approved the final plan, terms and conditions relating to the separation of the Company including distribution, tax allocation, employee benefits and other agreements and authorized management to execute the plan of distribution. The Board of Directors declared a dividend to shareholders of record as of the close of business on June 25, 1998 consisting of one share of IMS Health Common Stock for each share of Cognizant Common Stock. The Distribution was effective June 30, 1998.

     In connection with the Distribution, Cognizant borrowed $300,000 on June 24, 1998, which was used to repay existing intercompany liabilities. This debt remained the obligation of Nielsen Media Research following the Distribution. In connection with the Distribution, Cognizant contributed to IMS Health all cash in Cognizant's accounts other than (i) cash required by Cognizant (renamed Nielsen Media Research) to satisfy certain specified obligations and (ii) such additional cash as was necessary for the net borrowings of Cognizant (renamed Nielsen Media Research) to equal $300,000 as of the Distribution.

     Prior to the Distribution, Nielsen Media Research and IMS Health entered into certain agreements that govern the relationship between Nielsen Media Research and IMS Health subsequent to the Distribution and provide for the allocation of tax, employee benefits and certain other liabilities and obligations that may arise from periods prior to the Distribution (the "Distribution Agreement"). Among other things, the agreements set forth principles to be applied in allocating certain Distribution-related costs and specify portions of contingent liabilities to be shared if certain amounts are exceeded (including certain liabilities that may arise in connection with the 1996 spin-off of Cognizant from The Dun and Bradstreet Corporation ("D&B")).

     Pursuant to Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect Nielsen Media Research as discontinued operations for periods up to and including June 30, 1998 and reflect the Distribution which occurred on June 30, 1998.

     Summarized data for discontinued operations is as follows.

                                                 YEARS ENDED DECEMBER 31,
                                          --------------------------------------
RESULTS OF OPERATIONS                       1998 (1)       1997          1996
--------------------------------------------------------------------------------
Operating Revenue                           $193,996     $358,594       $319,404
Income Before Provision
for Income Taxes                              57,980      107,761         99,461
Income from Discontinued
Operations, Net of Income
Taxes                                       $ 42,093     $ 78,234       $ 55,697

(1) Includes Nielsen Media Research results through the date of the Distribution.

NET ASSETS OF DISCONTINUED OPERATIONS                          DECEMBER 31, 1997
--------------------------------------------------------------------------------
Current Assets                                                    $ 64,655
Property Plant & Equipment                                          55,050
Computer Software                                                   43,093
Deferred Charges                                                    16,299
Other Assets                                                        21,112
Current Liabilities                                                (43,921)
Other Liabilities                                                  (33,510)
--------------------------------------------------------------------------------
Net Assets of Discontinued Operations                             $122,778
================================================================================

     As of December 31, 1998, IMS Health does not have any ownership interest in Nielsen Media Research.

================================================================================

Note 2. Summary of Significant
        Accounting Policies

Consolidation. The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------


Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The Company recognizes in the income statement any gains or losses related to the sale or issuance of stock by a consolidated subsidiary or a company accounted for under the equity basis. (See Note 3. to the Consolidated Financial Statements).

     The financial statements of the IMS segment reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's financial results. (See Note 19. to the Consolidated Financial Statements).

Cash Equivalents. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

Securities and Other Investments. Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. Any gains or losses from the sale of these securities are recognized using the specific identification method. (See Note 8. to the Consolidated Financial Statements).

Property, Plant and Equipment. Buildings and machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

Computer Software. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Research and Development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, for three to five years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. At each balance sheet date, the Company reviews the recoverability of the unamortized capitalized costs of computer software products by comparing the carrying value of computer software with its estimated net realizable value. The Company recognizes any impairment losses on capitalized software as a result of its review.

Goodwill. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to forty years. At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flow from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

Other Long-Lived Assets. In accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company reviews long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. Accordingly, the Company recognizes impairment losses on long-lived assets as a result of its review. The measurement for such impairment loss is then based on the fair value of the asset. (See Note 7. to the Consolidated Financial Statements).

Revenue Recognition. The Company generally recognizes revenue as earned, which is over the contract period or as the information is delivered or related services are performed. Amounts billed for service and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. Software license revenue is recognized upon delivery of the software, when persuasive evidence of an arrangement exists, the related fees are fixed or determinable and collection of fees is probable. Revenue from post-contract customer support (maintenance) is recognized on a straight-line basis over the term of the contract.

Foreign Currency Translation. The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's consolidated financial statements when translated into U.S. dollars.

     For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries,

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------


currency translation adjustments are accumulated in a separate component of shareholders' equity whereas realized transaction gains and losses are recognized in other expense net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, whereas non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense net.

Income Taxes. Prior to the Distribution, the Company was included in the Federal and certain state and non-U.S. income tax returns of Cognizant. Income taxes are provided using the asset and liability method in accordance with SFAS No. 109. Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, capitalized software costs, employee benefit plans, taxes, restructuring reserves, contingencies, in-process research and development ("IPR&D") and purchase price allocations.

Earnings Per Share. Basic earnings per share are calculated by dividing net income by weighted average common shares. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities. The computation includes the weighted average number of shares of Cognizant common stock outstanding through the Distribution Date, reflecting the one-for-one distribution ratio, and the weighted average number of shares of IMS Health common stock outstanding since the Distribution.

     On December 15, 1998, the Company's Board of Directors authorized a 2-for-1 split of its common stock effective January 15, 1999, in the form of a stock dividend to shareholders of record on December 29, 1998. All share and per-share amounts in the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements have been restated to give effect to the stock split.

Concentrations of Credit Risk. IMS Health maintains accounts receivable balances ($324,219 and $251,623 at December 31, 1998 and 1997, respectively), principally from customers in the pharmaceutical industry.

Reclassifications. Certain prior-year amounts have been reclassified to conform with the 1998 presentation.

Recently Issued Accounting Standards. In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed Or Obtained For Internal Use." SOP 98-1 provides guidance on costs to be capitalized and when capitalization of such costs should commence. SOP 98-1 applies to costs incurred after adoption, including costs for software projects that are in progress at the time of the adoption. The Company has evaluated the impact of this SOP on its financial position and results of operations and will implement SOP 98-1 for fiscal years beginning after December 15, 1998. The adoption of this pronouncement will not have a material effect on the Company's financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Accounting for the Costs of Start-up Activities". SOP 98-5 requires all costs of start-up activities to be expensed as incurred. SOP 98-5 is effective for financial statements for years beginning after December 15, 1998. The adoption of this pronouncement will not have a material effect on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for all fiscal quarters for all fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair-value hedge transactions in which the Company is hedging changes in an asset's, liability's, or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash-flow hedge transactions, in which the Company is

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------


hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings. Management is currently evaluating the effects of this change on the Company's financial statements.

================================================================================

Note 3. Investment in Gartner

     In the third quarter of 1997, the Company's voting interest in Gartner fell below 50%, principally as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, effective January 1, 1997, the Company deconsolidated Gartner in that year and is now accounting for its ownership interest on the equity basis.

     In 1998, proceeds from the issuance of shares to Gartner employees, including associated tax benefits, increased Gartner's equity by $43,654 and reduced the Company's ownership interest by less than 1% to approximately 47% at September 30, 1998. Accordingly, the Company recognized a pre-tax unrealized gain on Gartner stock of $14,838 corresponding to the net increase in the value of its underlying investment in Gartner. As a result of the proposed tax-free spin-off of Gartner, the Company has not recognized gains in accordance with Staff Accounting Bulletin 51 ("SAB 51") for the fourth quarter of 1998.

     Selected financial information regarding the results of operations and financial position of Gartner is summarized below:

                                         (UNAUDITED)
                                     YEARS ENDED DECEMBER 31,
                                    -------------------------
                                       1998       1997
-------------------------------------------------------------
Condensed Income Statement
Information
 Operating Revenue                   $669,670   $548,539
 Operating Income                    $148,134   $126,239
 Income Before Provision for Taxes   $155,992   $134,385
 Net Income                          $ 92,791   $ 79,732
=============================================================


                                           (UNAUDITED)
                                       AS OF DECEMBER 31,
                                     -----------------------
                                       1998       1997
------------------------------------------------------------
 Condensed Balance Sheet Information
  Current Assets                      $511,857   $439,356
  Non-current Assets                  $328,323   $237,284
  Current Liabilities                 $386,528   $338,087
  Non-current Liabilities             $    888   $  3,933
============================================================

Note 4. Dispositions

     During 1998, the Company realized a net $46,118 pre-tax gain on the sale of certain of its investments including Aspect Development Inc., which is part of Enterprises' portfolio and the sale of stock holdings in CTS. (See Note 6. to the Consolidated Financial Statements). These sales generated cash proceeds of $78,883.

     During 1997, the Company realized a $39,336 pre-tax gain on the sale of its investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc. These investments, which were part of Enterprises' portfolio, generated cash proceeds of $43,601.

     Additionally, in the third quarter of 1997, the Company sold its wholly owned subsidiary Pilot Software Inc. and realized a non-cash pre-tax loss of $29,945.

================================================================================

Note 5. Investment Partnership

     Two of the Company's subsidiaries have contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In the second quarter of 1997, third-party investors contributed $100,000 to the partnership in exchange for limited partnership interests. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of the partnership are included in the Company's consolidated financial statements because the Company and its subsidiaries maintain a controlling interest (85%) in the partnership. The third-parties' investments in this partnership are reflected as a minority interest.

================================================================================

Note 6. Public Offering of a Subsidiary

     CTS effected an initial public offering (the "CTS IPO") of 2,917,000 shares of Class A Common Stock, par value $0.01 per share, of CTS (3,354,550 including the underwriters' over-allotment option granted by Cognizant) on June 19, 1998. Of such shares, 2,500,000 were offered by CTS and 417,000 shares were offered by Cognizant, the accounting predecessor to IMS Health. Of the total proceeds, CTS used approximately $6.5 million to repay intercompany debt owed to Cognizant. Cognizant's interest in CTS was transferred to the Company in the Distribution. The transaction (other than the over-allotment option) closed on June 24, 1998 and resulted in a gain of $12,777, which is a SAB 51 gain. The underwriters over-allotment option was exercised during the third quarter. The Company recognized a gain from this sale. The Company's

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------


ownership interest is 61.7% at December 31, 1998 and accordingly, the Company consolidates CTS's results within its financial statements. Any minority interest is captured on the Statement of Financial Position in the minority interest line and on the Consolidated Statements of Income in the Other Expense-Net line. CTS's Class A Common Stock is listed on the NASDAQ National Market under the symbol "CTSH".

================================================================================

Note 7. Acquisitions and Joint Venture

Walsh Acquisition

     On June 24, 1998, Cognizant acquired Walsh International Inc. ("Walsh"). The final purchase price of the acquisition was $193,748, consisting of $167,148 of common stock, $9,521 of stock options and $17,079 of accrued acquisition and integration costs.

     Under the terms of Walsh acquisition agreement, Walsh shareholders received .6082 (on a pre-split basis the ratio is .3041) shares of Cognizant common stock per Walsh per share or based on a Cognizant share price of $25.896, consideration of approximately $167,148 (on a pre-split basis a Cognizant share price of $51.792). Walsh had 10,612,628 shares outstanding. Cognizant issued 6,454,600 shares from treasury stock to consummate the Walsh acquisition. The direct acquisition and integration costs consist of severance of $4,876, lease terminations of $2,569, and other direct acquisition and integration costs of $9,634. These direct acquisition and integration costs were incurred as a direct result of the acquisition and the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to Walsh employees) and certain contractual costs (such as Walsh leases). To date incurred acquisition and integration costs are within original estimates. Approximately $156,557 is recorded as the excess of the purchase price over the fair value of identifiable net assets (goodwill), which is being amortized on a straight-line basis over 15 years.

PMSI Acquisition

     On August 5, 1998, IMS Health acquired certain non-U.S. assets of Pharmaceutical Marketing Services Inc. ("PMSI"). The final purchase price of the acquisition was $103,291, consisting of $75,292 of common stock, $5,415 of stock options and $22,584 of accrued acquisition and integration costs.

     Under the terms of PMSI acquisition agreement, PMSI received 2,395,926 shares of IMS Health common stock issued from treasury stock, consideration of approximately $75,292. The acquisition and integration costs consist of severance of $3,794, lease terminations of $1,623, contract cancellation of $10,935, and other direct acquisition and integration costs of $6,232. These direct acquisitions and integration costs are incremental to other costs and were incurred as a direct result of the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to PMSI employees) and certain contractual cancellation costs (such as PMSI contracts and leases). Acquisition and integration costs incurred to date are within original estimates. Approximately $115,275 is recorded as the excess of the purchase price over the fair value of identifiable net assets (goodwill), which is being amortized on a straight-line basis over 15 years.

Joint Venture

     On September 1, 1998, the Company formed a joint venture with IHA Institut fur Marktanalysen AG ("IHA"). The Company and IHA each contributed all of their Swiss pharmaceutical research assets to the venture and each own 50% of the venture. The Company contributed assets of $54 and cash of $11,014. The $12,027 excess of the investment over the value of the Company's share of the net assets has been recorded as goodwill, which is being amortized on a straight line basis over 20 years. The Company has accounted for its ownership interest in the venture under the equity basis.

Purchase Price Allocation

     In connection with both the Walsh and PMSI acquisitions, the Company made allocations of the purchase price to acquired IPR&D amounting to $21,900 in the second quarter of 1998 related to the Walsh acquisition and $10,900 in the third quarter of 1998 related to the PMSI acquisition.

     The Securities and Exchange Commission (the "SEC") recently issued revised guidance with respect to allocations of IPR&D projects in connection with an acquisition. In accordance with this guidance, the amount allocated to IPR&D reflects the relative value and contribution of the acquired IPR&D. Consideration was given to the project's stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred and the projected cost to complete the projects.

     In addition, the Company allocated $29,000 at Walsh and $7,700 at PMSI to existing core technology, representing computer software that will be used. Such amounts are being amortized over 5 years.

     The allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with these acquisitions was based primarily on estimates of fair values

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------


by an independent appraisal firm. The allocation is summarized below:

                                          WALSH           PMSI           TOTAL
-------------------------------------------------------------------------------
In-process R&D write-off               $ 21,900       $ 10,900        $ 32,800
Net liabilities assumed                  (5,009)       (28,274)        (33,283)
Software/Core technology                 29,000          7,700          36,700
Deferred taxes                           (8,700)        (2,310)        (11,010)
Goodwill                                156,557        115,275         271,832
-------------------------------------------------------------------------------
Total Purchase Price                   $193,748       $103,291        $297,039
-------------------------------------------------------------------------------

     The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill, which is being amortized on a straight-line basis over a period of 15 years.

     At the date of the respective acquisitions, the development of the IPR&D projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

     In the aggregate, the impact of both the Walsh and PMSI acquisitions on the results of operations, other than the one-time charges and the IPR&D write-offs, had they occurred on January 1, 1998 or 1997 would be immaterial.

     In connection with the PMSI acquisition, the Company commenced an evaluation of its existing IMS Health product offerings. Based on this strategic assessment, the Company decided to abandon certain existing IMS Health software products. The impact of this decision was to recognize the impairment of certain computer software assets ($36,300), the closure of certain IMS facilities ($800) and the severance of some IMS employees ($5,600). This resulted in a one-time charge of $43,019 recorded as a one time acquisition charge as a component of operating income.

================================================================================

Note 8. Equity Securities

     Amounts included below are classified in the consolidated statements of financial position as Securities and Other Investments. Cash equivalents have been excluded from these disclosures.

                                                 DECEMBER 31,
                         -------------------------------------------------------
                                 1998                           1997
--------------------------------------------------------------------------------
                           COST      FAIR VALUE             COST      FAIR VALUE
-------------------------------------------------------------------------------
Equity Securities         $5,491      $37,685              $3,491      $48,463
================================================================================

Note 9. Financial Instruments

Foreign Exchange Risk Management

     The Company transacts business in virtually every part of the world and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed and anticipated foreign currency revenues and non-functional currency assets and liabilities. The Company's policy is to maintain hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

     It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes.

     The Company uses forward contracts and purchased currency options to hedge committed and anticipated foreign currency denominated revenues, respectively. The principal currencies hedged are the Japanese yen, the Euro and the Swiss franc. The Company also uses forward contracts to hedge non-functional currency assets and liabilities.

     Gains and losses on contracts hedging anticipated and committed foreign currency revenues are deferred until such revenues are recognized, and offset changes in the value of such revenues. At December 31, 1998, the notional amount hedged of committed foreign revenues was $126,271. At December 31, 1998, the Company had deferred losses of $1,185 related to foreign currency hedge transactions. Deferred amounts to be recognized can change with market conditions and are expected to be substantially offset by changes in the value of the related hedged transactions. The impact of foreign exchange risk management activities on operating income in 1998 and 1997 was a net gain of $ 9,433 and $15,617, respectively. In addition, at December 31, 1998, the Company had approximately $75,211 in foreign exchange forward contracts outstanding with various expiration dates through January 1999 hedging non-functional currency assets and liabilities. Gains and losses on contracts hedging non-functional currency assets and liabilities are not deferred and are included in current income in other income/expense-net.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Fair Value of Financial Instruments

     At December 31, 1998, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable and foreign exchange risk management contracts. At December 31, 1998, the fair values of cash, cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments. At December 31, 1998, the notional amounts of the Company's risk management contracts were $201,482 and all contracts mature in 1999. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

Credit Concentrations

     The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 1998 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

     The Company maintains accounts receivable balances ($324,219 and $251,623 at December 31, 1998 and 1997, respectively), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 1998 due to the high quality of its customers and their dispersion across many geographic areas.

Dollar amounts in thousands, except per share data

--------------------------------------------------------------------------------

Note. 10 Pension and Post-retirement Benefits

     In accordance with FAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits", the status of all of the Company's defined benefit pension and postretirement benefit plans at December 31, 1998 and 1997 is as follows:

                                                                      PENSION BENEFITS           POST-RETIREMENT BENEFITS
--------------------------------------------------------------------------------------------------------------------------
                                                                        1998        1997               1998        1997
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                             $150,372    $124,327           $ 14,940    $ 14,880
Service Cost                                                          10,687       9,959                870       1,000
Interest Cost                                                          9,738      10,504                720         860
Foreign Currency Exchange Loss                                        (1,931)     (2,013)                 0           0
Amendments                                                            (1,156)          0                  0      (1,920)
Plan participant's contributions                                         988         895                 30          20
Actuarial (gain)/loss                                                   (865)      8,976               (230)        240
Impact of 1998 Distribution of Nielsen Media Research                (34,870)          0             (8,040)          0
Benefits paid                                                         (3,427)     (2,276)              (180)       (140)
--------------------------------------------------------------------------------------------------------------------------
Net benefit obligation at December 31,                              $129,536    $150,372           $  8,110    $ 14,940
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                      $175,263    $144,105           $      0    $      0
Actual return on plan assets                                          27,965      31,007                  0           0
Foreign Currency Exchange Loss                                          (948)          0                  0           0
Employer contribution                                                  1,653       1,532                150         120
Plan participant's contributions                                         988         895                 30          20
Impact of 1998 Distribution of Nielsen Media Research                (58,290)          0                  0           0
Benefits paid                                                         (3,427)     (2,276)              (180)       (140)
--------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at December 31,                           $143,204    $175,263           $      0    $      0
--------------------------------------------------------------------------------------------------------------------------

Dollar amounts in thousands, except per share data

--------------------------------------------------------------------------------

                                                                                  PENSION BENEFITS         POST-RETIREMENT BENEFITS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    1998         1997             1998        1997
------------------------------------------------------------------------------------------------------------------------------------
OVER/(UNDER) FUNDED STATUS AT END OF YEAR                                       $  13,668    $  24,891         $ (8,110)   $(14,940)
Unrecognized actuarial (gain)/loss                                                (18,898)     (17,823)             420         540
Unrecognized prior service cost/(benefit)                                          (2,606)      (5,620)            (680)     (2,110)
Unrecognized net transition asset                                                    (388)      (1,990)               0           0
------------------------------------------------------------------------------------------------------------------------------------
Net amount recognized at December 31,                                           $  (8,224)   $    (542)        $ (8,370)   $(16,510)
------------------------------------------------------------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION CONSIST OF:

Prepaid benefit cost                                                            $  13,295    $  21,083         $      0    $      0
Accrued benefit liability                                                         (22,282)     (21,625)          (8,370)    (16,510)
Intangible asset                                                                      763            0                0           0
------------------------------------------------------------------------------------------------------------------------------------
Net amount recognized in the Statement of Financial

    Position at December 31,                                                    $  (8,224)   $    (542)        $ (8,370)   $(16,510)
------------------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,

Discount rate                                                                        6.34%        6.93%            6.50%       7.00%
Expected return on plan assets                                                       8.68%        9.11%             n/a         n/a
Rate of compensation increase                                                        4.98%        4.33%             n/a         n/a
------------------------------------------------------------------------------------------------------------------------------------
     The assumed rate of future increases in per capita cost of covered healthcare benefits is 6.5% in 1999, decreasing gradually to
5% for the year 2021 and remaining constant thereafter.

     The components of net periodic benefit cost for 1998 and 1997 are summarized as follows:


                                                                                  PENSION BENEFITS         POST-RETIREMENT BENEFITS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  1998         1997             1998        1997
------------------------------------------------------------------------------------------------------------------------------------
Components of net periodic benefit cost
Service cost                                                                    $  10,687    $   9,959         $   870    $  1,000
Interest cost                                                                       9,738       10,504             720         860
Expected return on plan assets                                                    (13,124)     (13,951)              0           0
Amortization of prior service cost                                                   (237)        (190)           (490)       (660)
Recognized actuarial loss                                                             316          660               0           0
------------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost for the year ended December 31                        $   7,380    $   6,982         $ 1,100    $  1,200
------------------------------------------------------------------------------------------------------------------------------------
     Net periodic benefit cost for 1996 was $6,885 and $2,619 for pension benefits and postretirement benefits, respectively. The components of 1996 net periodic benefit costs is unavailable.

Dollar amounts in thousands, except per share data

--------------------------------------------------------------------------------

     The Distribution at June 30, 1998 resulted in a transfer of the allocable portion of the benefit obligation and plan assets to Nielsen Media Research. (See Note 1. to the Consolidated Financial Statements). Pension expenses related to discontinued operations included in the table above were $226, $1,571 and $2,397 for the years 1998, 1997 and 1996, respectively. Other benefit costs for discontinued operations were not significant.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $35,036, $28,964, and $14,695, respectively, as of December 31, 1998, and $38,247, $23,522, and $13,415, respectively as of
December 31, 1997.

     Assumed health care costs trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates for 1998 would have the following effects:

                                         1-PERCENTAGE-POINT  1-PERCENTAGE-POINT
                                              INCREASE            DECREASE

--------------------------------------------------------------------------------
Increase/(Decrease)
Effect on total service/interest cost           $130              ($110)
Effect on post-retirement benefit
 obligation                                     $780              ($680)
--------------------------------------------------------------------------------

     Certain employees of the Company in the United States also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $3,713, $4,666 and $4,075 for the years 1998, 1997 and 1996, respectively which includes expenses related to discontinued operations of $768, $2,021, and $1,797 for the years 1998, 1997, and 1996, respectively.

--------------------------------------------------------------------------------

Note 11. Employee Stock Plans

     The Company has an Employees Stock Incentive Plan which provides for the grant of stock options and restricted stock to eligible employees. In addition it provides an opportunity for the purchase of stock options with a prepayment equal to ten percent of the exercise price, with the remaining payment due when the options are exercised. All options have a life of ten years, vest proportionally over three to six years and have an exercise price equal to the fair market value of the common stock on the grant date.

     The Company adopted an Employee Stock Purchase Plan in 1998 which allows eligible employees to purchase a limited amount of common stock at the end of each quarter at a price equal to the lesser of 90% of fair market value on (a) the first trading day of the quarter, or (b) the last trading day of the quarter. Fair market value is defined as the average of the high and low prices of the shares on the relevant day.

     Gartner has several stock option and stock purchase plans. The exercise price of options granted under the plans is equal to the fair market value at the date of grant of Gartner stock. Options outstanding and exercisable were 14,560,757 and 5,774,615, respectively, at December 31, 1998, at prices ranging from $0.63 to $35.68 per share.

     In July 1997, CTS adopted a Key Employees Stock Option Plan which provides for the grant of stock options to eligible employees. Options granted under this plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. All options have a life of ten years, vest proportionally over four years and have an exercise price equal to the fair market value of the common stock on the grant date. At December 31, 1998, 586,776 options were outstanding at a weighted average exercise price of $5.40 per share. Of this amount, 89,628 were exercisable at a price of $3.85.

     In December 1997, CTS adopted a Non-Employee Directors' Stock Option Plan which provides for the grant of stock options to eligible directors. Options granted under this plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. All options have a life of ten years, vest proportionally over two years and have an exercise price equal to the fair market value of the common stock on the grant date. At December 31, 1998, 49,500 options were outstanding at a weighted average exercise price of $9.76 per share. Of this amount, 10,250 were exercisable at prices ranging from $9.08 to $10.00 per share.

     In March 1998, CTS granted non-qualified stock options to purchase an aggregate of 48,750 shares to CTS's Chairman and Chief Executive Officer at an exercise price of $6.92 per share. At December 31, 1998, 12,187 were exercisable.

SFAS No. 123, "Accounting for Stock-Based Compensation" requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no significant compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

Dollar amounts in thousands, except per share data
                                                    Years Ended December 31,
                                         ---------------------------------------
                                            1998            1997            1996
--------------------------------------------------------------------------------
Net Income      As reported              $220,558       $312,350        $195,451
                Pro forma                $188,001       $284,634        $188,705
Earnings Per Share:
  Basic         As reported                 $0.68          $0.95           $0.58
                Pro forma                   $0.58          $0.86           $0.56
  Diluted       As reported                 $0.66          $0.93           $0.57
                Pro forma                   $0.56          $0.85           $0.55
================================================================================
                                                    Years Ended December 31,
                                                --------------------------------
                                                    1998        1997        1996
--------------------------------------------------------------------------------
Income from continuing operations:
                      As reported               $178,465    $234,116    $139,754
                      Pro forma                 $147,734    $206,400    $133,008
Earnings Per Share:
Basic from Continuing Operations
                      As reported                  $0.55       $0.71       $0.41
                      Pro forma                    $0.46       $0.62       $0.39
Diluted from Continuing Operations
                      As reported                  $0.53       $0.70       $0.41
                      Pro forma                    $0.44       $0.62       $0.39
================================================================================
Note: The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

     The fair value of the Company's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for 1998, 1997 and 1996: dividend yield of 0.3%; expected volatility of 25%; a risk-free interest rate of 5.1%; and an expected term of 3.5 years. The weighted average fair value of the Company's stock options granted in 1998, 1997 and 1996 are $7.92, $6.56 and $4.88, respectively.

     The fair value of Gartner stock options used to compute the Company's pro forma net income and earnings per share disclosures was computed in the same manner as the Company's with the following weighted-average assumptions for 1998, 1997 and 1996: dividend yield of 0%; expected volatility of 38%; a risk-free interest rate of 5.4%; and an expected term of 3.5 years. The weighted average fair value of Gartner stock options granted in 1998, 1997 and 1996 are $11.55, $10.12 and $11.80, respectively.

     Immediately following the 1996 Distribution, outstanding awards under the D&B Key Employees Stock Option Plans held by Cognizant employees were canceled and replaced by substitute awards under Cognizant's Key Employees Stock Incentive Plan. The substitute awards had the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options they replaced.

     Immediately following the Distribution, outstanding awards under Cognizant's Key Employees Stock Incentive Plan and other option plans were cancelled and replaced by substitute awards under various IMS Health option plans. The formula to determine the number of replacement options was the average fair market value of Cognizant shares before the Distribution divided by the average fair market value of IMS Health shares after the Distribution.

     At December 31, 1998, outstanding options for IMS Health common stock held by Company employees, including the replacement awards mentioned above, totaled 28,859,996, of which 5,402,436 had vested and were exercisable. The option prices range from $3.69 to $34.25 per share and are exercisable over periods ending no later than 2008. At December 31, 1997, outstanding options for Cognizant common stock held by Company employees totaled 43,844,780, of which 8,772,362 had vested and were exercisable. The option prices ranged from $11.50 to $22.24 per share.
                                                            WEIGHTED AVERAGE
                                            SHARES           EXERCISE PRICE
-------------------------------------------------------------------------------
Options Outstanding,
 December 31, 1996                         40,453,498            $16.50
Granted                                     7,756,474            $21.18
Exercised                                  (1,713,386)           $15.39
Expired/Terminated                         (2,651,806)           $16.60
--------------------------------------------------------------------------------
Options Outstanding,
 December 31, 1997                         43,844,780            $17.38
================================================================================
Nielsen Media Research                     (9,394,856)           $16.89
Conversion Adjustment                      (1,768,840)             --
Granted (1)(2)                              6,508,614            $28.94
Exercised (2)                              (6,324,494)           $16.91
Expired/Terminated (2)                     (4,005,208)           $18.17
--------------------------------------------------------------------------------
Options Outstanding,
 December 31, 1998                         28,859,996            $21.18
================================================================================
(1) This includes 1,928,188 options granted in connection with the Walsh and PMSI acquisitions.

(2)  Excludes Nielsen Media Research.

                                                                                             WEIGHTED-AVERAGE
                                                                    -------------------------------------------------------------
                                   DECEMBER 31, 1998                                              OPTION EXERCISE PRICES
   RANGE OF          ----------------------------------------------    REMAINING        -----------------------------------------
EXERCISE PRICES        NUMBER OUTSTANDING     NUMBER EXERCISABLE    CONTRACTUAL LIFE          OUTSTANDING             EXERCISABLE
-------------------- ----------------------- ---------------------- ------------------- ---------------- ------------------------
 $ 3.69-$14.83                 443,490                388,780         4.8 years                  $12.42                  $12.29
 $15.23-$17.82              16,702,910              3,777,072         7.8 years                  $17.57                  $17.39
 $18.23-$20.86               1,254,202                566,580         7.4 years                  $19.20                  $18.91
 $21.48-$23.51               4,951,255                668,791         8.9 years                  $23.41                  $23.46
 $27.39-$29.97               1,181,737                    671         9.5 years                  $29.22                  $27.39
 $30.17-$34.25               4,326,402                    542         9.7 years                  $31.85                  $30.17
                     ----------------------- ----------------------
                            28,859,996              5,402,436
==================================================================================================================================

Dollars amounts in thousands, except per share data
--------------------------------------------------------------------------------
Note 12. Income Taxes

     The Company has been informed by D&B that the IRS is currently reviewing D&B's utilization of certain capital losses during 1989 and 1990. While D&B has not received an assessment with respect to these transactions, it understands that the IRS will challenge D&B's position. The Company has estimated that D&B's total cash liability to the IRS if an assessment is made and the IRS prevails would be approximately $425,000 for taxes and accrued interest net of tax benefit. Under the terms of the Distribution Agreement dated October 28, 1996 among D&B, Cognizant and ACNielsen Corporation (the "1996 Distribution Agreement"), the Company is liable to pay half of such taxes and interest owed to the IRS to the extent that D&B's total liabilities exceed $137,000. A portion of the Company's liability would in turn be shared with Nielsen Media Research under the Distribution Agreement. The Company estimates that its share of the liability were the IRS to prevail would be approximately $135,000. This liability has been included in other liabilities.

     The Company has accrued its anticipated share of the probable liability to D&B under the 1996 Distribution Agreement. Accordingly, management does not believe that this matter will have a material adverse effect on the Company's consolidated financial position or operating results when it is resolved in a future period. However, should the IRS issue an assessment notice, payment of the Company's share could have a material adverse effect on cash flows in the period in which it is made. However, the Company believes that is has more than sufficient funds available from operating cash flows and committed bank lines to cover any such payment without a material effect on its liquidity or its financial condition.

Income from continuing operations before provision for income taxes consisted of:

                              1998       1997          1996
------------------------------------------------------------
U.S.                      $122,161   $124,524      $ 66,164
Non-U.S.                   148,500    197,950       183,396
------------------------------------------------------------
Total                     $270,661   $322,474      $249,560
------------------------------------------------------------

The provision (benefit) for income taxes consisted of:

                              1998       1997          1996
------------------------------------------------------------
U.S. Federal and State:
Current                   $161,661    $16,883       $16,031
Deferred                    (3,627)     1,528        25,092
------------------------------------------------------------
Sub-total                 $158,034  $  18,411       $41,123
------------------------------------------------------------

Non-U.S.:
Current                    $30,235    $57,221      $ 61,660
Deferred                   (96,073)    12,726         7,023
------------------------------------------------------------
Sub-total                  (65,838)    69,947        68,683
------------------------------------------------------------
Total                      $92,196    $88,358      $109,806
------------------------------------------------------------

     The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

                               1998         1997        1996
---------------------------------------------------------------
Tax Expense at Statutory Rate  35.0%        35.0%       35.0%
State and Local Income Taxes,
 net of Federal TaxBenefit      0.7          1.5         1.1
Impact of Non-U.S. Tax Rates
 and Credit                     0.4         (0.2)        1.6
Amortization of Non-U.S.
 Intangibles                  (43.7)          --          --
Pre D&B Spin Liability         39.0           --          --
Amortization of U.S.
 Intangibles                   (7.4)        (8.8)         --
Non-Deductible
 Reorganization Costs           4.5           --          --
Non-Deductible  IPR&D           4.2           --         4.6
Goodwill                        1.3          0.4         1.5
Other                           0.1         (0.5)        0.2
---------------------------------------------------------------
Total Taxes                    34.1%        27.4%       44.0%
---------------------------------------------------------------

     The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                        1998           1997
------------------------------------------------------------
Deferred Tax Assets:
  Non U.S. Intangibles              $ 86,738        $    --
  U.S. Intangibles                    20,701         15,107
  Operating Losses                    22,546         23,236
  Post-Retirement and
  Post-Employment Benefits             9,934          8,069
  Other                                5,576          9,129
------------------------------------------------------------
                                     145,495         55,541
Valuation Allowance                  (21,239)       (21,826)
------------------------------------------------------------
                                     124,256         33,715
------------------------------------------------------------
Deferred Tax Liabilities:
  Computer Software                  (48,549)       (40,781)
  Deferred Revenue                   (28,990)       (33,322)
  Depreciation                       (10,168)       (10,822)
  Marketable Securities               (8,821)       (20,522)
  Other                              (25,301)       (13,158)
------------------------------------------------------------
                                    (121,829)      (118,605)
------------------------------------------------------------
Net Deferred Tax                    $  2,427      $ (84,890)
Asset/(Liability)
------------------------------------------------------------

     To consolidate certain of its international operations, in 1998 the Company engaged in certain non-U.S. reorganizations which gave rise to tax deductible non-U.S. intangible assets.

     The 1998 net deferred tax asset consists of a current deferred tax asset of $32,749, included in Other Current Assets, offset by a non-current deferred tax liability of $30,322. (See Notes 2., 5. and 16. to the Consolidated Financial Statements).

     The Company has established a valuation allowance attributable to deferred tax assets in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

Dollars amounts in thousands, except per share data
--------------------------------------------------------------------------------

     Undistributed earnings of non-U.S. subsidiaries aggregated approximately $534,930 at December 31, 1998. Deferred tax liabilities have not been recognized for these undistributed earnings because it is the Company's intention to indefinitely reinvest such undistributed earnings outside the United States. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

--------------------------------------------------------------------------------
Note 13. Commitments

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 1998, 1997 and 1996 was $21,868, $19,432, and $28,963, respectively. The minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1998 was: 1999--$22,527; 2000--$21,563;
2001--$20,762; 2002--$17,313; 2003--$15,029 and an aggregate of $31,546 thereafter.

     The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $17,815, $28,241, and $23,372 for 1998, 1997 and 1996, respectively. At December 31, 1998, the minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 1999--$16,778; 2000--$10,859; 2001--$6,435; 2002--$5,320 and 2003--$651.

     The Company has agreements with various third parties to purchase certain data and telecommunications services, extending beyond one year. At December 31, 1998, the purchases covered by these agreements aggregated: 1999--$76,287; 2000--$26,181 and 2001--$14,389.

--------------------------------------------------------------------------------
Note 14. IMS Health Capital Stock

     Under the Company's Restated Certificate of Incorporation, the Company has authority to issue 420,000,000 shares with a par value of $.01 per share of which 400,000,000 represent shares of common stock, 10,000,000 represent shares of preferred stock and 10,000,000 represent shares of series common stock. The preferred and series common stock can be issued with varying terms, as determined by the Board of Directors.

     On June 30, 1998, 335,225,390 shares of the Company's common stock were distributed to the shareholders of Cognizant. Since the Company has been treated as the successor entity for accounting purposes, the Company's historical financial statements reflect the recapitalization of the Company in connection with the Distribution, including the elimination of treasury shares (which shares became treasury shares of Nielsen Media Research).

     In connection with the Distribution, the Company entered into a Rights Agreement designed to protect shareholders of the Company in the event of unsolicited offers to acquire the Company and the other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent shareholder interests. Under the Rights Agreement, each share of the common stock has one-half of one right which trades with the stock until the right becomes exercisable. Each right entitles the registered holder to purchase 1/1000 of a share of Series A Junior Participating Preferred Stock, par value $.0l per share, at a price of $225 per 1/1000 of a share, subject to adjustment. The rights will generally not be exercisable until a person or group ("Acquiring Person") acquires beneficial ownership of, or commences a tender offer or exchange offer which would result in such person or group having beneficial ownership of 15% or more of the outstanding common stock (20% in the case of certain institutional investors).

     In the event that any person or group becomes an Acquiring Person, each right will thereafter entitle its holder (other than the Acquiring Person) to receive, upon exercise, shares of stock having a market value of two times the exercise price in the form of the Company's common stock or, where appropriate, the Acquiring Person's common stock. The Company may redeem the rights, which expire in June 2008, for $0.01 per right, under certain circumstances.

     On October 21, 1997 Cognizant announced that its board of directors had authorized a systematic stock repurchase program to buy up to 20,000,000 shares (on a post split basis) of Cognizant's outstanding common stock. As the "Accounting Successor to Cognizant," the Company purchased the remaining balance of 18,850,800 shares of the Company's stock (on a post split basis). A portion of this program was intended to offset option exercises. This program was completed by the Company on November 17, 1998 at a total cost of $591,331.

     In the fourth quarter, the Board of Directors authorized a stock repurchase program to buy up to 16,000,000 shares of the Company's outstanding common stock. A portion of this program is intended to offset option exercises. Through December 31, 1998, 2,898,800 shares have been acquired at a total cost of $98,113.

Dollars amounts in thousands, except per share data
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Note 15. Contingencies

     The Company and its subsidiaries are involved in legal proceedings, claims litigation and tax matters arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings, claims litigation and tax matters, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

     In addition the Company is subject to certain other contingencies discussed below:

Information Resources Litigation

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and I.M.S. International Inc. (a predecessor of IMS Health) (the "IRI Action").

     The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997 the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint. Discovery is continuing in this matter.

     In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the distribution by D&B of shares of Cognizant and ACNielsen in 1996, D&B, ACNielsen (the parent company of A.C. Nielsen Company) and Cognizant entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount") and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen will be able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     Under the terms of the 1996 Distribution Agreement as a condition to the Distribution, IMS Health and Nielsen Media Research were required to and did undertake to be jointly and severally liable to D&B and ACNielsen for Cognizant's obligations under the 1996 Distribution Agreement. In connection with the Distribution, IMS Health and Nielsen Media Research agreed that, as between themselves, IMS Health will assume 75%, and Nielsen Media Research will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS Health has agreed to be fully responsible for any legal fees and expenses incurred during 1998. Nielsen Media Research's aggregate liability to IMS Health for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125 million.

Dollars amounts in thousands, except per share data
--------------------------------------------------------------------------------

     Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

Other Contingencies

     The Company, Cognizant and D&B have entered into global tax planning initiatives in the normal course of business. These activities are subject to review by tax authorities. As a result of the review process, uncertainties exist and it is possible that some of these matters could be resolved adversely to the Company, Cognizant or D&B. (See Notes 2. and 12. to the Consolidated Financial Statements).

--------------------------------------------------------------------------------
Note 16. Supplemental Financial Data
Accounts Receivable--Net:
                                      1998              1997
-------------------------------------------------------------
Trade and Notes                   $262,990          $204,317
Less: Allowance for
 Doubtful Accounts                  (7,767)           (3,905)
Unbilled Receivables                51,097            34,232
Other                               17,899            16,979
-------------------------------------------------------------
At December 31,                   $324,219          $251,623
-------------------------------------------------------------

Other Current Assets:
                                      1998              1997
-------------------------------------------------------------
Deferred Income Taxes              $32,749           $ 7,263
Prepaid Expenses                    39,706            32,114
Inventories                         31,413            26,315
-------------------------------------------------------------
At December 31,                   $103,868          $ 65,692
-------------------------------------------------------------

     Property, Plant and Equipment--Net, Carried at Cost, Less Accumulated Depreciation and Amortization: 1998 1997

------------------------------------------------------------
Buildings                          $88,921          $92,291
Machinery and Equipment            238,679          229,610
Less: Accumulated                 (170,764)        (162,660)
Depreciation
Leasehold Improvements, less:
 Accumulated Amortization of
 $13,415 and $11,310                14,340           12,636
Land                                 7,975            6,656
------------------------------------------------------------
At December 31,                   $179,151         $178,533
------------------------------------------------------------

Computer Software and Goodwill:

                           COMPUTER SOFTWARE       GOODWILL

------------------------------------------------------------
January 1, 1997                   $148,604         $251,483
Additions at Cost                   74,776            1,554
Amortization                       (47,521)          (8,810)
Other Deductions,
Additions and
 Reclassifications                 (21,901)        (156,797)
------------------------------------------------------------
December 31, 1997                  153,958           87,430
Additions at Cost                   61,089          292,349
Amortization                       (51,190)         (12,100)
Asset Impairment                   (36,300)             --
Software Additions from
  Acquisitions                      36,700              --
Other Deductions and
 Reclassifications                   4,737           (3,838)
------------------------------------------------------------
December 31, 1998                 $168,994        $ 363,841
------------------------------------------------------------

     Accumulated Amortization of Computer Software was $216,136 and $203,970 at December 31, 1998 and 1997, respectively. Accumulated Amortization of Goodwill $46,380 and $40,399 at December 31, 1998 and 1997, respectively.

Accounts and Notes Payable:
                                      1998              1997
-------------------------------------------------------------
Trade                              $21,892           $21,994
Taxes Other Than Income Taxes       16,596            13,736
Notes                               40,378               458
Other                               12,018             8,253
-------------------------------------------------------------
At December 31,                    $90,884           $44,441
-------------------------------------------------------------

     The weighted average interest rates in notes payable at December 31,1998 and 1997 were 2.0% and 7.50%, respectively.

     The Company has short-term borrowing arrangements with several banks to provide up to $135,400 of borrowings at December 31, 1998. None of these arrangements had material commitment fees or compensating balance requirements.

Accrued and Other Current Liabilities:

                                      1998              1997
-------------------------------------------------------------
Salaries, Wages, Bonuses and
 Other Compensation                $75,178          $ 60,159
Accrued Acquisition and
 Integration Costs                  19,410                 --
Other                              204,037           129,225
-------------------------------------------------------------
At December 31,                   $298,625          $189,384
-------------------------------------------------------------

Dollars amounts in thousands, except per share data
--------------------------------------------------------------------------------

     At December 31, 1998, the Company had a severance accrual of $11,700, included in other liabilities, principally relating to the reorganization of its European operations.

--------------------------------------------------------------------------------
Note 17. Operations by Business Segment

     As described in Note 1, the business segments have been restated to reflect Nielsen Media Research as a discontinued operation.

     In 1997, the Company adopted SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information". As required, the Company has restated prior period segment results in order to conform to this statement. The Company, operating globally in approximately 80 countries, delivers information, software and related services principally through the strategic business segments referenced below. The accounting policies of the segments are the same as those described in Note 2. to the Consolidated Financial Statements.

     The IMS segment includes the market information, sales management and decision-support services and sales management systems businesses for the pharmaceutical and healthcare industries. In 1998, the IMS segment includes the acquisition of Walsh and PMSI, (See Note 7. to the Consolidated Financial Statements), which have been integrated into the IMS operations.

     The Emerging Markets segment principally includes Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry. It also includes Super Systems Japan, a marketer of financial application software products to the Japanese market; Enterprises, the Company's venture capital unit focused on investments in emerging healthcare businesses; and Pilot Software Inc. ("Pilot"), which was sold as of July 31, 1997.

     CTS is a provider of software applications development and maintenance services and Year 2000 and Eurocurrency compliance services (See Note 6. to the Consolidated Financial Statements).

     Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology industries.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Dollars amounts in thousands, except per share data

                                                                      EMERGING
YEAR ENDED DECEMBER 31, 1998                             IMS          MARKETS       CTS (1)       GARTNER(2)       TOTAL
----------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                      $1,083,992     $   57,542    $   44,979                   $1,186,513
Acquired In Process Research and Development               32,800                                                    32,800
Direct Acquisition Integration Costs                       48,019                                                    48,019
SEGMENT OPERATING INCOME                               $  184,771     $    6,171    $    8,918                   $  199,860
General Corporate Expenses                                                                                          (67,376)
Interest Income (3)                                         9,212              3           638                        9,853
Interest Expense (4)                                         (804)                                                     (804)
Non-Operating Income--Net
   Gartner Equity Income (2)                                                                           70,979        70,979
   Gains from Dispositions--Net (5)                                        27,753        12,777                      40,530
   Non-Operating Income--Other--Net                                                                                  17,619
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before

 Provisions for Income Taxes                                                                                     $  270,661
Provision for Income Taxes                                                                                          (92,196)
Income from Discontinued Operations, Net of Income

 Taxes (6)                                                                                                           42,093
Net Income                                                                                                          220,558
Segment Depreciation and Amortization                  $   87,723     $    5,418    $    2,221                   $   95,362
Segment Capital Expenditures                           $   25,146     $    1,121    $    4,075                   $   30,342
Identifiable Assets at December 31, 1998 (7)           $1,235,285     $  109,431    $   51,634     $  252,852    $1,649,202
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997

----------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                      $  980,521     $   65,159    $   13,879                   $1,059,559
SEGMENT OPERATING INCOME/(LOSS)                        $  265,351     $  (12,669)   $    2,917                   $  255,599
General Corporate Expenses                                                                                          (27,989)
Interest Income (3)                                         4,441            123            17                        4,581
Interest Expense (4)                                         (679)          (109)                                      (788)
Non-Operating Income--Net
   Gartner Equity Income (1)                                                                           65,120        65,120
   Gains from Dispositions--Net                                             9,391                                     9,391
   Non-Operating Income--Other--Net                                                                                   16,560
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Provision

 for Income Taxes                                                                                                $  322,474
Provision for Income Taxes                                                                                          (88,358)
Income from Discontinued Operations, Net of Income

 Taxes (6)                                                                                                           78,234
Net Income                                                                                                          312,350
Segment Depreciation and Amortization                  $   76,375     $   10,164    $      975                   $   87,514
Segment Capital Expenditures                           $   41,932     $    1,724    $    2,580                   $   46,236
Identifiable Assets at December 31, 1997 (7)           $  855,789     $  132,748    $   15,880     $  195,695    $1,199,112
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996

----------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                      $  904,444     $   79,205    $    3,161     $  424,382    $1,411,192
Write-Off of Purchased In Process Research &
 Development                                                                                           33,233        33,233
SEGMENT OPERATING INCOME/(LOSS)                        $  232,827     $  (14,558)   $    1,655     $   60,114    $  280,038
General Corporate Expenses                                                                                          (36,331)
Interest Income (3)                                         3,597            125            96          3,982         7,800
Interest Expense (4)                                       (1,043)          (295)                                    (1,338)
Non-Operating Expense--Other--Net                                                                                      (809)
Gains from Dispositions--Net                                                  200                                       200
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Provision

 for Income Taxes                                                                                                $  249,560
Provision for Income Taxes                                                                                         (109,806)
Income from Discontinued Operations, Net of Income

 Taxes (6)                                                                                                           55,697
Net Income                                                                                                          195,451
Segment Depreciation and Amortization                  $   80,313     $   11,634    $      547     $   15,934    $  108,428
Segment Capital Expenditures                           $   37,862     $    2,522    $      732     $   15,918    $   57,034
Identifiable Assets at December 31, 1996 (7)           $  756,966     $  196,743    $   10,082     $  497,242    $1,461,033
----------------------------------------------------------------------------------------------------------------------------

                                                                                                                         35

Dollars amounts in thousands, except per share data


(1) Related party sales of $13,627, $11,092 and $8,877 for the years ended December 31, 1998, 1997 and 1996, respectively, consisting primarily of sales from CTS to the IMS segment and Nielsen Media Research have been excluded. The related party sales associated with discontinued operations were $4,365 and $2,436 for December 31, 1997 and 1996, respectively.

(2) The Company maintained a majority interest in Gartner during 1996 and accordingly, reflected Gartner on a consolidated basis. During 1997, The Company's voting interest in Gartner fell below 50%. Gartner's results for 1997 and 1998 are therefore reflected as Gartner Equity Income and included in Non-Operating Income--Net.

(3) Interest income excludes amounts recorded at corporate of $9,695, $8,168 and $1,656 for the years ended December 31, 1998, 1997 and 1996, respectively.

(4) Interest expense excludes amounts recorded at corporate of $362, $1,505 and $0 for the years ended December 31, 1998, 1997 and 1996, respectively.

(5) Gains from Dispositions-Net excludes amounts recorded at Corporate of $5,588 at December 31, 1998.

(6) Income from Discontinued Operations, Net of Income Taxes includes taxes of $15,887, $29,527 and $43,764 for the years ended December 31, 1998, 1997 and 1996, respectively.

(7) Total Assets include Net Assets of Discontinued Operations of $122,778, and $98,124 as of December 31, 1997 and 1996, respectively. Assets of $82,317, $180,199 and $234,288 as of December 31, 1998, 1997 and 1996, respectively, include cash and cash equivalents and Property, Plant and Equipment not identified with business segments and represent the reconciling items between total identifiable assets and Net Assets of Discontinued Operations. (See Note 1. to the Consolidated Financial Statements) and the Company's total assets.

Financial Information by Country:(1)

                                              UNITED STATES       UNITED KINGDOM        ALL OTHER (3)            TOTAL
-------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE (2)                            $489,719             $ 79,897             $616,897         $  1,186,513
LONG-LIVED ASSETS                                $239,578             $153,236             $342,100         $    734,914
-------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1997
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenue (2)                            $409,527              $43,299             $606,733         $  1,059,559
Long-Lived Assets                                $242,974              $54,028             $134,145         $    431,147
-------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1996
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenue (2)                            $639,831              $82,727             $688,634         $  1,411,192
Long-Lived Assets                                $430,020              $73,153             $142,898         $    646,071
-------------------------------------------------------------------------------------------------------------------------------

(1) The above table reflects the deconsolidation of Gartner and the sale of Pilot, in 1997.

(2) Revenue relates to external customers and is primarily attributable to the country of domicile.

(3) Included in All Others is non U.S. and non-UK revenue principally from Europe, Australia and the Far East.

Note 18. Subsequent Events (Unaudited)

Elimination of one month Reporting lag in IMS operating entities. As indicated in Note 2. to the Consolidated Financial Statements, the Company consolidates its IMS operating units on a one month reporting lag basis. Effective in the first quarter of the Company's 1999 fiscal year, IMS operating units that previously reported on a fiscal year ending November 30, changed their reporting period to eliminate the one month lag to bring these to a fiscal year ending December 31. This change was made to reflect the results of operations and financial position of these operating units on a more timely basis and to increase operating and planning efficiency. The results of these operating units for the period December 1 through December 31, 1998, will be reflected as an adjustment to retained earnings in the Company's 1999 first quarter reporting period ending March 31, 1999. The Company is still evaluating the financial statement impact of the change.


QUARTERLY FINANCIAL DATA (UNAUDITED)

Dollar amounts in thousands, except per share data

Historical results are restated to reflect Nielsen Media Research as a discontinued operation. (See Note 1. to the Consolidated
Financial Statements). The results of operations and related disclosures as of and for the quarter ended June 30, 1998 and September
30, 1998 have been restated as it relates to the purchase price allocation for the Walsh and PMSI acquisitions. This change was made to conform with the SEC's refined approach for the measurement of acquired IPR&D, Core Technology/Software and the related allocation of purchase price. The estimate for the one time charge for the acquired IPR&D projects for the original quarterly filing(s) upon the acquisitions was $57,000 for Walsh (revised to $52 million quarter 3) and $14,200 for PMSI. These have now been reduced to $21,900 and $10,900, respectively. The impact of this re-allocation of the purchase price on the income statement, is an increase to net income of $35,100 for quarter 2 and a decrease in pre-tax income of $2,335 for Quarter 3, on previously reported amounts for consolidated income. The impact of increased amortization expense related to the intangible assets is not significant.
Net income for the year is increased now by $32,785. (See note 7 to the Consolidated Financial Statement). Additionally, the Company
has retroactively restated all per-share amounts to give effect for the 2:1 stock split (See Note 2. to the Consolidated Financial
Statements). 1997 quarterly results have been restated to reflect the deconsolidation of Gartner. (See Note 3. to the Consolidated
Financial Statements).

                                                                                   THREE MONTHS ENDED
                                                               -------------------------------------------------------
                                                                MARCH 31        JUNE 30     SEPTEMBER 30   DECEMBER 31    FULL YEAR
------------------------------------------------------------------------------------------------------------------------------------
1998
OPERATING REVENUE                                              $240,968        $270,496       $283,606       $391,443     $1,186,513
OPERATING INCOME                                               $ 18,728        $(13,912)      $  4,753       $122,915     $  132,484
INCOME FROM CONTINUING OPERATIONS,
 NET OF INCOME TAXES                                           $ 39,082        $  1,552       $ 24,955       $112,876     $  178,465
INCOME FROM DISCONTINUED OPERATIONS,
 NET OF INCOME TAXES                                           $ 21,005        $ 21,088       $      0       $      0     $   42,093
 NET INCOME                                                    $ 60,087        $ 22,640       $ 24,955       $112,876     $  220,558
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE OF COMMON STOCK
BASIC
 INCOME FROM CONTINUING OPERATIONS                             $    .12        $    .00       $    .08       $    .35     $      .55
 INCOME FROM DISCONTINUED OPERATIONS                           $    .06        $    .07       $    .00       $    .00     $      .13
 NET INCOME                                                    $    .18        $    .07       $    .08       $    .35     $      .68
DILUTED
 INCOME FROM CONTINUING OPERATIONS                             $    .12        $    .00       $    .07       $    .34     $      .53
 INCOME FROM DISCONTINUED OPERATIONS                           $    .06        $    .07       $    .00       $    .00     $      .13
 NET INCOME                                                    $    .18        $    .07       $    .07       $    .34     $      .66
------------------------------------------------------------------------------------------------------------------------------------


                                                                                   THREE MONTHS ENDED
                                                               -------------------------------------------------------
                                                                MARCH 31        JUNE 30     SEPTEMBER 30   DECEMBER 31    FULL YEAR
------------------------------------------------------------------------------------------------------------------------------------
1997
Operating Revenue                                              $229,305        $251,076       $251,130       $328,048     $1,059,559
Operating Income                                               $ 21,608        $ 39,355       $ 59,174       $107,473     $  227,610
Income from Continuing Operations,
 Net of Income Taxes                                           $ 33,371        $ 40,067       $ 57,317       $103,361     $  234,116
Income from Discontinued Operations,
 Net of Income Taxes                                           $ 19,534        $ 19,988       $ 19,749       $ 18,963     $   78,234
Net Income                                                     $ 52,905        $ 60,055       $ 77,066       $122,324     $  312,350
------------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share of Common Stock
Basic
 Income from Continuing Operations                             $   0.10        $   0.12       $   0.18       $   0.31     $     0.71
 Income from Discontinued Operations                           $   0.06        $   0.06       $   0.06       $   0.06     $     0.24
 Net Income                                                    $   0.16        $   0.18       $   0.24       $   0.37     $     0.95
Diluted
 Income from Continuing Operations                             $   0.10        $   0.12       $   0.17       $   0.31     $     0.70
 Income from Discontinued Operations                           $   0.06        $   0.06       $   0.06       $   0.05     $     0.23
 Net Income                                                    $   0.16        $   0.18       $   0.23       $   0.36     $     0.93
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                  37


FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)

Dollar amounts in thousands, except per share data
------------------------------------------------------------------------------------------------------------------------------------

The Company has retroactively restated all per-share amounts to give effect for the 2:1 stock split. (See Note 2. to the
Consolidated Financial Statements).


                                                                1998            1997            1996            1995            1994
------------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Operating Revenue                                       $  1,186,513    $  1,059,559    $  1,411,192    $  1,253,688    $    995,112
Costs and Expenses(1)(2)                                   1,054,029         831,949       1,167,485       1,186,079         849,899
------------------------------------------------------------------------------------------------------------------------------------
Operating Income(1)(2)                                       132,484         227,610         243,707          67,609         145,213
Non-Operating Income--Net(3)                                  138,177          94,864           5,853           7,880          18,85
------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations,  Before Provision
 for Income Tax                                              270,661         322,474         249,560          75,489         164,065
Provision For Income Taxes                                   (92,196)        (88,358)       (109,806)        (34,214)       (66,282)
------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                            178,465         234,116         139,754          41,275          97,783
Income from Discontinued Operations, Net of Income
 Taxes (4)                                                    42,093          78,234          55,697          47,606          48,622
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                              $    220,558    $    312,350    $    195,451    $     88,881    $    146,405
------------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share of Common Stock
 Basic
  Income from Continuing Operations                     $        .55    $        .71    $        .41    $        .12    $        .29
------------------------------------------------------------------------------------------------------------------------------------
Income from Discontinued Operations, Net of Income
 Taxes                                                  $        .13    $        .24    $        .17    $        .14    $        .14
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                              $        .68    $        .95    $        .58    $        .26    $        .43
------------------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding                     324,584,000     330,326,000     339,888,000     339,044,000     339,892,000
Diluted
 Income from Continuing Operations                      $        .53    $        .70    $        .41    $        .12              --
 Income from Discontinued Operations, Net of
  Income Taxes                                          $        .13    $        .23    $        .16    $        .14              --
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                              $        .66    $        .93    $        .57    $        .26              --
------------------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding                     335,770,000     334,980,000     341,000,000     343,216,000              --
------------------------------------------------------------------------------------------------------------------------------------
As a % of Operating Revenue:
 Operating Income (1)                                          11.2%           21.5%           17.3%            5.4%           14.6%
 Income from continuing operations (1)                         15.1%           22.1%            9.9%            3.3%            9.8%
SHAREHOLDERS' EQUITY                                    $    825,270    $    801,570    $    872,613    $    604,588    $    606,483
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                            $  1,731,519    $  1,502,089    $  1,793,445    $  1,398,823    $  1,305,114
------------------------------------------------------------------------------------------------------------------------------------

(1)  1998 includes charges related to the Distribution of $35,025 and one-time charges and IPR&D write-offs to the Walsh and PMSI acquisitions of $48,019 and $32,800, respectively. 1996 includes a one-time acquisition-related charge of $33,233 related to
     Gartner's acquisition of J3 Learning Corporation.

(2)  1995 includes a non-recurring charge of $87,770 and an incremental provision for post-employment benefits of $32,500. Also includes restructuring expense of $12,800 and $7,957 in 1995 and 1994, respectively.

(3)  Non-operating Income in 1998 includes Gartner equity income of $70,979, SAB 51 gains of $14,838, the gain related to the CTS
     IPO of $12,777, and gains from dispositions-net of $33,341. Non-Operating Income in 1997 includes Gartner equity income of
     $65,120, SAB 51 gains of $14,689, and gains from dispositions--net of $9,391. Results for prior years include gains from dispositions--net of $200, $15,124 and $21,473 in non-operating income in 1996, 1995 and 1994, respectively.

(4)  Income from Discontinued Operations, net of Income Taxes include a tax provision of $15,887, $29,527, $43,764, $39,462 and
     $32,801 for 1998, 1997, 1996, 1995 and 1994, respectively.


                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]


IMS HEALTH INCORPORATED
----------------------------------------------------------------------------------------------------------------------------
DIRECTORS
----------------------------------------------------------------------------------------------------------------------------
CLIFFORD L. ALEXANDER, JR. (1)              H. EUGENE LOCKHART (1)
President                                   Executive Vice President &
Alexander & Associates, Inc.                Chief Marketing Officer
                                            AT&T Corporation

VICTORIA R. FASH                            M. BERNARD PUCKETT (2)
President & Chief Operating Officer         Private Investor
IMS Health Incorporated

JOHN P. IMLAY, JR. (2)                      WILLIAM C. VAN FAASEN (2)
Chairman                                    President & Chief Executive Officer
Imlay Investments, Inc.                     Blue Cross & Blue Shield of Massachusetts

ROBERT KAMERSCHEN (2)                       ROBERT E. WEISSMAN
Chairman                                    Chairman & Chief Executive Officer
ADVO, Inc.                                  IMS Health Incorporated
                                                                                        Board Committees
ROBERT J. LANIGAN (1)                                                                   (1)  Audit Committee
Chairman Emeritus                                                                       (2)  Compensation and Benefits
Former Chairman & Chief Executive Officer                                               Committee
Owens-Illinois, Inc.



OFFICERS
----------------------------------------------------------------------------------------------------------------------------
ROBERT E. WEISSMAN
Chairman & Chief Executive Officer

----------------------------------------------------------------------------------------------------------------------------
VICTORIA R. FASH
President & Chief Operating Officer

----------------------------------------------------------------------------------------------------------------------------
J. MICHAL CONAWAY
Chief Financial Officer

----------------------------------------------------------------------------------------------------------------------------
ALAN J. KLUTCH                                   JAMES C. MALONE                           KENNETH S. SIEGEL
Senior Vice President-Finance                    Senior Vice President-Finance &           Senior Vice President
                                                 Controller                                General Counsel & Secretary

CRAIG S. KUSSMAN                                 DAVID H. OWEN                             MATTHEW L. FRIEDMAN
Senior Vice President-Corporate Development      Senior Vice President-Global Human        Vice President-Treasurer
                                                 Resources


OFFICERS OF OPERATING UNITS
----------------------------------------------------------------------------------------------------------------------------
IMS                                         EMERGING MARKETS
VICTORIA R. FASH                            ERISCO Managed Care Technologies, Inc.
Chairman & Chief Executive Officer          ANTHONY BELLOMO                             COGNIZANT TECHNOLOGY SOLUTIONS
                                            President                                    CORPORATION
GILES PAJOT                                                                             WIJEYARAJ A. MAHADEVA
Vice Chairman                               Enterprise Associates, Inc.                 Chairman & Chief Executive Officer
President, IMS Europe Region                VENETIA KONTOGOURIS
                                            President
ROBERT HOOPER
President, IMS America Region

SHUNSUKE KEIMATSU
Chairman & Chief Executive Officer, IMS Japan

HANS BIEDERMAN
President, Emerging Markets

JAMES C. NEWELL
President, Global Services

RONALD BROWN
Chief Executive Officer and President
IMS Health Strategic Technologies, Inc.

                             IMS HEALTH [LOGO]




TRANSFER AGENT

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey 07303-2500
Telephone: (201) 324-1225



CORPORATE CENTER
200 Nyala Farms
Westport, Connecticut 06880
Telephone: (203) 222-4200


INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
1301 Avenue of Americas
New York, N.Y. 10019



FORM 10-K

Your Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 31, 1999. Many of the
SEC's 10-K information requirements are satisfied by this 1998 Annual Report to Shareholders. However, a copy of the Form 10-K will be available without charge after March 31, 1999, upon request to the Investor Relations Department at the Corporate Center address.



COMMON STOCK INFORMATION
The Company's common stock (RX) is listed on the New York Stock
Exchange.