Form 10-K405, Exhibit 13
period 1999-12-31
IMS HEALTH INC
filed 2000-03-17
CIK 1058083

IMS HEALTH INCORPORATED

                            -----------------------

                       1999 Annual Report to Shareholders








                                [IMS HEALTH LOGO]

                            IMS HEALTH INCORPORATED

                       1999 ANNUAL REPORT TO SHAREHOLDERS

                                TABLE OF CONTENTS

Financial Review ...................................................    1-12
Statement of Management's Responsibility for Financial Statements ..      13
Report of Independent Accountants ..................................      13
Consolidated Financial Statements ..................................   14-18
Notes to Consolidated Financial Statements .........................   19-36
Quarterly Financial Data ...........................................      37
Five-Year Selected Financial Data ..................................      38

IMS HEALTH INCORPORATED


FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

     IMS Health Incorporated ("IMS Health" or the "Company") is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. IMS Health operates in 100 countries and its key products include:

     o Market research for prescription and over-the-counter pharmaceutical products;

     o    Sales management information to optimize sales force productivity;

     o Pharmaceutical relationship management solu-tions for sales and marketing decision making;

     o Technology systems and information services that support managed care organizations; and

     o    IT application development, integration and man-agement services.

     At December 31, 1999, IMS Health consists of (a) the IMS segment ("IMS") which consists of the market information and decision-support services business for the pharmaceutical and healthcare industries conducted by IMS Health and various subsidiaries including IMS Health Strategic Technologies, Inc. ("Strategic Technologies"); (b) Emerging Markets, which consists of ERISCO Managed Care Technologies, Inc. ("Erisco") and Enterprise Associates LLC ("Enterprises"), the Company's venture capital unit, and (c) a controlling interest in Cognizant Technology Solutions Corporation ("CTS").

     On July 26, 1999, having received the approval of Gartner Group, Inc. ("Gartner") shareholders and the Boards of Directors of both the Company and Gartner, the Company completed a spin-off of the majority of its equity investment in Gartner to IMS Health shareholders (the "Gartner Spin-Off"). The Gartner Spin-Off consisted of 0.1302 shares of Gartner Class B Common Stock for each share of the Company's Common Stock outstanding on the July 17, 1999 record date and totaled 40.7 million Gartner Class B Shares. The consolidated financial statements of the Company have been reclassified for all periods presented to reflect the Gartner equity investment as a discontinued operation. On July 23, 1999, in connection with the Gartner Spin-Off by IMS Health, Gartner paid a special cash dividend. IMS Health's portion of the dividend was $52,877, net of taxes. The Company's remaining investment in Gartner at December 31, 1999 consists of 6,909,457 Gartner Class A shares and warrants to purchase a further 599,400 Gartner Class A Shares. The carrying value of the Gartner investment, net of taxes, was $96,988 at December 31, 1999. (See Note 4. to the Consolidated Financial Statements).

     On June 30, 1998 the common stock of IMS Health was distributed by Cognizant Corporation ("Cognizant"), which subsequently changed its name to Nielsen Media Research, Inc. ("NMR"), to Cognizant's shareholders (the "Distribution"). Notwithstanding the form of the Distribution, IMS Health was deemed the "accounting successor" to Cognizant. The consolidated financial statements of the Company have been reclassified to reflect NMR as a discontinued operation for periods up to and including June 30, 1998.

     In connection with the Distribution, Cognizant borrowed $300,000 on June 24, 1998, which was used to repay existing intercompany liabilities. This debt remained the obligation of NMR following the Distribution. In connection with the Distribution, Cognizant contributed to IMS Health all cash in Cognizant's accounts other than (i) cash required by Cognizant (renamed NMR) to satisfy certain specified obligations and (ii) such additional cash as was necessary for the net borrowings of Cognizant (renamed NMR) to equal $300,000 as of the Distribution.

     Prior to the Distribution, NMR and IMS Health entered into certain agreements that govern the relationship between NMR and IMS Health subsequent to the Distribution and provide for the allocation of tax, employee benefits and certain other liabilities and obligations that may arise from periods prior to the Distribution (the "Distribution Agreements"). Among other things, the agreements set forth principles to be applied in allocating certain Distribution-related costs and specify portions of contingent liabilities to be shared if certain amounts are exceeded (including certain liabilities that may arise in connection with the 1996 spin-off (the "1996 Spin-Off") of Cognizant from The Dun and Bradstreet Corporation ("D&B")).

YEAR-ENDED DECEMBER 31, 1999 COMPARED WITH
  YEAR-ENDED DECEMBER 31, 1998

DISPOSITIONS

     During 1999 the Company recorded $25,264 of net pre-tax gains due primarily to the sale of Enterprises' investments in eData Resources Inc., TSI International Software Inc., Oacis Healthcare Inc. and Pegasus Systems Inc., partially offset by a loss on the sale of SSJ K.K. ("SSJ"). The sale of investments by Enterprises and the sale of SSJ generated pre tax cash proceeds of $51,442. (See Note 13 to the Consolidated Financial Statements.).

ACQUISITIONS

Walsh Acquisition

     On June 24, 1998, Cognizant acquired Walsh International, Inc. ("Walsh") for $193,748 consisting of Cognizant

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

Common Stock, Cognizant stock options issued and accrued acquisition and integration costs in the amount of $17,079. (See Note 7. to the Consolidated Financial Statements). The Company recognized approximately $155,667 of goodwill related to the acquisition, which is being amortized on a straight-line basis over 15 years. At December 31, 1999, the program of integrating Walsh into IMS had been completed. In completing the program, the Company incurred higher-than-anticipated severance costs, related to the termination of 78 Walsh employees, and terminated acquired Walsh leases at a cost lower than originally anticipated at the date of the acquisition. In addition, a certain lease scheduled for termination was retained by the Company. To reflect the net reduction in direct integration costs, the original liability estimate, and goodwill, have been reduced by $890. The following table provides the activities since the acquisition with respect to these liabilities:

                   ORIGINAL                                         DECEMBER
                  LIABILITY    EXPENDITURES   RECLASSIFICATIONS      31, 1999
                   ESTIMATE      TO DATE         /ADJUSTMENTS        BALANCE
--------------------------------------------------------------------------------
Employee Separation $ 4,876    $ (6,154)           $1,278             $ --
Lease Terminations    2,569        (401)           (2,168)              --
Other Direct Costs    9,634      (9,634)             --                 --
--------------------------------------------------------------------------------
Total               $17,079    $(16,189)           $ (890)            $ --
--------------------------------------------------------------------------------

PMSI Acquisition

     On August 5, 1998, IMS Health acquired certain non-U.S. assets of Pharmaceutical Marketing Services Inc. ("PMSI"), for $103,921 consisting of IMS Health Common Stock, IMS Health stock options issued and accrued acquisition and integration costs in the amount of $22,584. (See Note 7. to the Consolidated Financial Statements). The Company recognized approximately $116,775 of goodwill related to the acquisition, which is being amortized on a straight-line basis over 15 years. As of December 31, 1999, the severance costs, relating to the termination of 63 PMSI employees, the costs of terminating various leaseholdings and contract termination costs were less than originally anticipated. However, the Company's other direct costs recognized as a result of the acquisition, such as direct legal fees and a pre-acquisition contingency in the amount of $1,500, were greater than originally estimated. The following table provides the activities since the acquisition with respect to these liabilities:

                          ORIGINAL                                     DECEMBER
                          LIABILITY  EXPENDITURES   RECLASSIFICATIONS  31, 1999
                          ESTIMATE     TO DATE       /ADJUSTMENTS      BALANCE
--------------------------------------------------------------------------------
Employee Separation       $ 3,794    $ (3,689)        $  (105)         $  --
Lease Terminations          1,623        (774)           (849)            --
Contract Cancellations     10,935      (6,610)           (834)          3,491
Other Direct Costs          6,232      (7,995)          3,288           1,525
--------------------------------------------------------------------------------
Total                     $22,584    $(19,068)         $1,500          $5,016
--------------------------------------------------------------------------------

Purchase Price Allocation

     In connection with the Walsh and the PMSI acquisitions, the Company made initial allocations of the purchase price to acquired in-process research and development ("IPR&D") in the aggregate amount of $32,800. (See Note 7. to the Consolidated Financial Statements). At the date of the respective acquisitions, the development of the IPR&D projects had not yet reached technological feasibility and had no alternative future use. Accordingly, these costs were expensed as of the respective dates of acquisition.

     The amounts assigned to the IPR&D projects were determined by first estimating the degree of completion of each project and the potential net cash flows from such projects after commercial introduction. The potential net cash flows include reductions reflecting the necessary investment in fixed and working capital and other collateral assets, which include core technology where appropriate and a fair return on those assets. A portion of the potential net cash flows for each project was then attributed to the effort already completed by Walsh and PMSI up to the respective acquisition dates, based upon the estimated degree of completion. The attributed potential cash flows for each project were discounted to present value using a risk-adjusted discount rate.

     Management continues to support the IPR&D efforts that were underway at the time of the Walsh and PMSI acquisitions. IMS Health has begun to realize the estimated benefits from these various projects through product introductions during 1999. There are currently no significant variations from the underlying revenue projections and estimated net cash flows, estimated costs to complete and completion dates from those assumptions made at the time of the purchase price allocations.

OPERATING RESULTS

     Effective in the first quarter of 1999, IMS operating units that previously reported on a fiscal year ended November 30 revised their reporting period to conform to the Company's fiscal year end of December 31 (the "Calendarization"). This revision was made to reflect the results of operations and financial position of these operating units on a more timely basis, consistent with business performance, and to increase operating efficiency. The Company has improved its internal financial systems and work processes, so that the Company now has the capability to more rapidly collect, consolidate and report information. (See Note 1. to the Consolidated Financial Statements). The $1,040 of net income related to the operating results of the IMS operating units for the period December 1 through December 31, 1998 was recorded directly to Shareholders' Equity as an addition to Retained Earnings. In addition, December 1998 activity included a $3,409 reduction of the cumulative translation adjustment.

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

     Revenue in 1999 increased 17.8% to $1,397,989 from $1,186,513 in 1998.
Adjusting for the Calendarization and the sale of SSJ, revenue increased 19.2%. This increase reflected double-digit revenue growth at IMS, Erisco and CTS and is further described in "Results by Business Segment" (below). Adjusting revenue for the impact of a stronger U.S. dollar and including the impact of the Company's hedging program, 1999 revenue increased by 20.1%.

     The Company's operating costs include internal computer costs, the costs of data collection and production and costs attributable to personnel involved in production, data management and the processing and delivery of the Company's services. The Company's operating costs in 1999 were $560,599, compared with $533,634 in 1998, an increase of 5.1%. As a percentage of revenue, operating costs decreased to 40.1% in 1999 from 45.0% in 1998. After adjusting for the impact of Y2K costs in both years, 1999 charges related to the Gartner Spin-Off, 1998 charges related to the Distribution, the Calendarization and the sale of SSJ in 1998, operating costs increased by 19.8% in 1999. The increase was due primarily to the costs related to new products. The decline in operating costs as a percentage of revenue demonstrates the Company's operating leverage. The absolute increase was primarily due to the increased direct costs to support the growth in revenues.

     Selling and administrative expenses consist primarily of the costs attributable to selling and administrative personnel, promotion, communications, management, finance, administrative and occupancy costs. The Company's selling and administrative expenses, including depreciation and amortization, increased by 13.4%, to $498,367 in 1999 from $439,576 in 1998. As a percentage of revenue, selling and administrative expenses decreased to 35.6% in 1999 from 37.0% in 1998. The increase in such expenses was due to continued investment in worldwide sales and marketing functions and the inclusion of a full-year of costs following the acquisition of Walsh and PMSI.

     Operating income in 1999 increased to $339,023 from $132,484 in 1998. Adjusting operating income in both years to exclude Y2K costs, 1999 charges related to the Gartner Spin-Off, the Calendarization and the sale of SSJ in 1998, 1998 charges related to the Distribution, the 1998 IPR&D write-off and 1998 direct acquisition and integration expenses related to the Walsh and PMSI acquisitions, operating income increased by 27.2% from $293,256 to $373,081 in 1999. Adjusting operating income for the impact of a stronger U.S. dollar and including the impact of the Company's hedging program, 1999 operating income increased by 28.1%. Operating income growth outpaced revenue growth primarily due to the Company's ability to continue to leverage its worldwide resources and improved operating margins.

     Operating margin in 1999 was 24.3%, compared with 11.2% in 1998. If the 1999 and 1998 operating margins are adjusted to exclude the non-recurring items discussed above, operating margin improved to 26.7% in 1999 from 25.0% in 1998.

     Non-operating income, net in 1999 was $9,419, compared with $52,360 in 1998. The decrease was due primarily to the gain in 1998 related to the CTS initial public offering ("CTS IPO"), lower gains associated with the sale of assets from the Enterprises' portfolio in 1999, as compared to 1998, and higher interest expense and lower interest income in 1999. The higher interest expense relates to short-term borrowings to fund the Company's stock repurchase programs.

     The Company's 1999 effective tax rate of 28.1% reflected a non-deductible one-time Gartner spin-related charge ($9,500). The 1998 effective tax rate of 31.8% reflected non-deductible charges related to the Distribution ($30,125), the IPR&D write-off related to the Walsh and PMSI acquisitions ($32,800) and certain direct acquisition and integration expenses related to both acquisitions which did not give rise to a tax benefit. For all periods presented, the Company's effective tax rate was reduced as a result of global tax planning initiatives in each year. For example, to consolidate certain of its international operations, in 1999 and 1998 the Company engaged in certain non-U.S. reorganizations which gave rise to tax deductible non-U.S. intangible assets. (See Note 13. to the Consolidated Financial Statements). While the Company intends to continue to seek global tax-planning initiatives, there can be no assurance that the Company will be able to successfully implement such initiatives.

     Income from continuing operations in 1999 was $250,366 compared with $126,064 in 1998. Excluding the impact of the previously discussed items, at a continuing operations tax rate of 27.4% and 24.1% in 1999 and 1998, respectively, 1999 income from continuing operations increased 14.1%. Further, applying this 1999 tax rate of 27.4% to 1998 continuing operations, 1999 income from continuing operations increased 19.2%.

     Income from discontinued operations, net of income taxes, was $25,695, compared with $94,494 in 1998. Income from discontinued operations, net of income taxes in 1999 is comprised of Gartner equity income through July 1999. Income from discontinued operations in 1998 is comprised of Gartner equity income and gains from the sale of Gartner stock and six months of the results of NMR in 1998.

     Net income in 1999 was $276,061 compared with $220,558 in 1998, an increase of 25.2%. This increase is due

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

to the increase in income from continuing operations, which was offset by the previously described decrease in income from discontinued operations.

     Basic earnings per share from continuing operations in 1999 were $0.80 as compared with $0.39 in 1998. Excluding the impact of the previously discussed one-time items, at a continuing operations tax rate of 27.4% and 24.1% in 1999 and 1998, respectively, 1999 basic earnings per share from continuing operations increased 18.6%. Further, applying this 1999 tax rate of 27.4% to 1998 continuing operations, 1999 basic earnings per share increased 23.9%.

     Diluted earnings per share from continuing operations in 1999 were $0.78 compared with $0.38 in 1998. Excluding the impact of the previously discussed one-time items, at a continuing operations tax rate of 27.4% and 24.1% in 1999 and 1998, respectively, 1999 diluted earnings per share from continuing operations increased 19.1%. Further, applying this 1999 tax rate of 27.4% to 1998 continuing operations, 1999 diluted earnings per share increased 24.6%.

Results by Business Segment

IMS

     The IMS segment consists of IMS, the leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries, and Strategic Technologies, a leading provider of automated sales support technologies to the pharmaceutical industry. The Walsh and PMSI businesses acquired in 1998 have been integrated into the IMS segment's operations.

     Effective in the first quarter of 1999, IMS operating units that previously reported on a fiscal year ended November 30, changed their reporting period to conform to the Company's fiscal year ended December 31. (See Note 1. to the Consolidated Financial Statements).

     IMS segment revenue increased 17.7% in 1999 to $1,275,681 from $1,083,992 in 1998. Adjusting for the Calendarization and the impact of a stronger U.S. dollar in 1999, revenue growth was 18.3%. IMS market research and sales management services benefited from strong growth during the year, with numerous major contracts signed improving global coverage. In addition, IMS benefited from the introduction in various European countries of Xponent, its prescriber-linked sales management service. The revenue growth also reflected the full-year impact of the Walsh and PMSI acquisitions. Strategic Technologies strengthened its position as a global leader in the pharmaceutical sales automation industry with strong growth in its Pharmaceutical Relationship Management Solutions product line.

     New products launched during the year also contributed to revenue growth, including direct-to-customer advertising tracking services in the U.S., weekly data reporting in Japan, hospital audit services in various European countries and various Web-based services.

     Operating income increased 92.6% to $355,784 in 1999 from $184,771 in 1998. Excluding Y2K costs, the impact of the Calendarization, the 1998 direct acquisition and integration expenses related to the Walsh and PMSI acquisitions and the 1998 IPR&D write-off, operating income growth was 22.5%. Operating income growth outpaced revenue growth primarily due to the segment's ability to leverage its worldwide resources.

EMERGING MARKETS

     The Emerging Markets segment currently consists of the operations of Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry, and Enterprises, which focuses on investments in venture capital funds that target emerging businesses. In 1998, this segment included SSJ, which was divested in the first quarter of 1999.

     Operating revenue decreased 16.2% in 1999 to $48,224 from $57,542 in 1998. The decrease was due primarily to the absence of revenues from SSJ during 1999. Excluding 1998 SSJ revenue, Emerging Markets revenue increased by 17.6 % in 1999.

     The revenue growth demonstrated the strong market position of Erisco's primary offering, Facets(TM), a client server system which provides clinical information to managed care organizations. Facets now provides healthcare administration to over 70 million members worldwide. Erisco announced several strategic alliances during 1999, including an agreement with Microsoft to develop a Facets solution on the Windows NT platform.

     Operating income for the segment increased 31.5% in 1999 to $8,112 from $6,171 in 1998. Excluding SSJ, operating income for 1999 increased by 30.0%.

CTS

     The Company's ownership interest in CTS was 61.1% at December 31, 1999, representing 94% of the outstanding voting power.

     CTS delivers high-quality, cost-effective, full life-cycle solutions for complex IT problems to clients transitioning to e-business through the use of a seamless on-site and offshore

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

project team. These solutions comprise application development and integration services, application management services, and mass change services.

     CTS revenue, net of inter-segment sales, increased 64.7% to $74,084 in 1999 from $44,979 in 1998. This increase is due to continuing strong demand for application development, integration application management, re-engineering and other services, partially offset by a decrease in Year 2000 compliance services.

     Operating income increased 86.6% to $16,645 in 1999 from $8,918 in 1998. The increase is due primarily to the increased third-party revenue.

Results by Geographic Area

     Revenue in the United States increased by 14.4% to $586,826 in 1999 from $512,886 in 1998. The increase reflected the strong performance of core business services, new product introductions and the impact of the Walsh acquisition within the IMS segment, high revenue growth at Erisco and strong revenue growth at CTS through the addition of new customers and transitioning existing customers from year 2000 compliance services.

     Non-U.S. revenue increased 21.9% to $811,163 in 1999 from $673,627 in 1998.
Non-U.S. operations include Europe, Australia, Latin America, South Africa and the Far East. The increase reflects continued growth of IMS through new product introductions, expansion of existing products and the full-year impact of the Walsh and PMSI acquisitions in 1998.

YEAR-ENDED DECEMBER 31, 1998 COMPARED WITH
  YEAR-ENDED DECEMBER 31, 1997

OPERATING RESULTS

     Revenue in 1998 increased 12.0% to $1,186,513 from $1,059,559 in 1997. This increase primarily reflects the strong growth of the core IMS worldwide business benefiting from the introduction of new compounds within the pharmaceutical client base, new product introductions, acquisition-related revenue and geographic expansion. Adjusting revenue for the impact of a stronger U.S. dollar and including the impact of the Company's hedging program, 1998 revenue increased by 15.4%.

     The Company's operating costs include internal computer costs, the costs of data collection and production and costs attributable to personnel involved in production, data management and the processing and delivery of the Company's services. The Company's operating costs in 1998 were $533,634, compared with $432,654 in 1997, an increase of 23.3%. As a percentage of revenue, operating costs increased to 45% in 1998 from 41% in 1997. The increase was due primarily to the costs related to new products. After adjusting 1998 for Y2K costs and charges related to the Distribution, operating costs increased by 4.9% in 1998.

     Selling and administrative expenses consist primarily of the costs attributable to selling and administrative personnel, promotion, communications, management, finance, administrative and occupancy costs. The Company's selling and administrative expenses, including depreciation and amortization, increased by 10.1%, to $439,576 in 1998 from $399,295 in 1997.

     Operating income in 1998 decreased 41.8% to $132,484 from $227,610 in 1997. Adjusting operating income to exclude the impact of 1998 Y2K costs, 1998 charges related to the Distribution, the 1998 IPR&D write-off and 1998 direct acquisition and integration expenses related to the Walsh and PMSI acquisitions, operating income increased by 28.8% in 1998. Adjusting operating income for the impact of a stronger U.S. dollar and including the impact of the Company's hedging program, 1998 operating income increased by 36.7%. This operating income growth outpaced revenue growth primarily due to the Company's ability to leverage its worldwide resources.

     Operating margin in 1998 was 11.2%, compared with 21.5% in 1997. If the 1998 operating margin is adjusted to exclude the items discussed above, operating margin improved to 24.7% in 1998 from 21.5% in 1997.

     Non-operating income, net in 1998 was $52,360, compared with $13,955 in 1997. The increase was due primarily to higher gains related to the CTS IPO, the higher level of gains resulting from the sale of assets from the Enterprises portfolio and higher interest income in 1998.

     The Company's consolidated 1998 effective tax rate was 31.8%, compared with 23.0% in 1997. The Company's higher tax rate in 1998 reflected non-deductible charges related to the Distribution, the IPR&D write-off related to the Walsh and PMSI acquisitions and certain direct acquisition and integration expenses related to both acquisitions which did not give rise to a tax benefit, offset by global tax planning initiatives. For example, to consolidate certain of its international operations in 1998, the Company engaged in certain non-U.S. reorganizations which gave rise to tax deductible non-U.S. intangible assets. (See Note 13. to the Consolidated Financial Statements).

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

     Income from continuing operations in 1998 was $126,064, compared with $185,951 in 1997, a decrease of 32.2%. This decrease was due primarily to 1998 Y2K costs, 1998 charges related to the Distribution, 1998 direct integration and acquisition expenses and the 1998 IPR&D write-off related to the Walsh and PMSI acquisitions, partially offset by higher gains in 1998 related to the CTS IPO and the increased sale of assets from the Enterprises portfolio. Excluding these items, income from continuing operations increased 26.6%, reflecting the strong growth of the core IMS worldwide business.

     Income from discontinued operations, net of income taxes in 1998 was $94,494, compared to $126,399 in 1997. The decrease in income from discontinued operations was due to the consummation of the Distribution on June 30, 1998.

     Net income in 1998 was $220,558, compared with $312,350 in 1997, a decrease of 29.4%. This decrease principally reflects the items discussed above in income from continuing operations and the inclusion of only six months of NMR's 1998 operations.

Results by Business Segment

IMS

     IMS segment revenue increased 10.6% in 1998 to $1,083,992 from $980,521 in 1997. This growth reflected strong performance of core business services, increased demand for services due to introduction of new compounds within the pharmaceutical client base, geographic expansion, the impact of the Walsh and PMSI acquisitions, and strong revenue growth at Strategic Technologies. Excluding the impact of a stronger U.S. dollar in 1998, revenue growth was 14.1%.

     Operating income decreased 30.4% to $184,771 in 1998 from $265,351 in 1997. Excluding the direct integration and acquisition expenses and the IPR&D write-off related to the Walsh and PMSI acquisitions, and Y2K costs in 1998, operating income growth was 17.0% due to the factors described above. Operating income growth outpaced revenue growth primarily due to the segment's ability to continue to leverage its worldwide resources.

EMERGING MARKETS

     In 1998, the Emerging Markets segment consisted of Erisco, Enterprises and SSJ. In the third quarter of 1997, the Company sold Pilot Software, Inc. ("Pilot"), which had been included in the Emerging Markets segment, and recorded a non-cash pre-tax loss of $29,945. Emerging Markets segment revenue decreased 11.7% in 1998 to $57,542 from $65,159 in 1997. Excluding Pilot in 1997, the segment had a 21.7% increase in 1998 revenue to $57,542 from $47,286 in 1997, primarily reflecting strong growth at Erisco.

     1998 operating income for the segment was $6,171 compared with a loss of $12,669 in 1997. This improvement reflects the elimination of the Pilot losses in 1998, combined with strong improvements in profitability at Erisco.

CTS

     CTS revenue, net of inter-segment sales, increased 224.1% to $44,979 in 1998 from $13,879 in 1997. This growth reflected the addition of new customers and the continuing conversion of Year 2000 customers into ongoing development and maintenance customers.

     Operating income increased 205.7% to $8,918 in 1998 from $2,917 in 1997. The strong revenue growth was partially offset by the continued acceleration of sales and marketing investments and increased infrastructure to support revenue growth.

Results by Geographic Area

     Revenue in the United States increased by 18.3% to $512,886 in 1998 from $433,477 in 1997. The increase reflected the strong performance of core business services and the impact of the Walsh acquisition on the IMS segment, high revenue growth at Erisco and strong revenue growth at CTS through the addition of new customers and new product introductions.

     Non-U.S. revenue increased 7.6% to $673,627 in 1998 from $626,082 in 1997.
Non-U.S. operations include Europe, Australia, Latin America, South Africa and the Far East. The increase reflects continued growth of IMS, new product introductions, geographic expansion by IMS and the impact of the Walsh and PMSI acquisitions. Excluding the impact of a stronger U.S. dollar in 1998, non-U.S. revenue increased by 13.3%.

CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1999
COMPARED TO DECEMBER 31, 1998

     The Consolidated Statements of Financial Position at December 31, 1998 reflects a fiscal year ended November 30 for the IMS operating units. (See Note
1. to the Consolidated Financial Statements).

     Cash and Cash Equivalents were $115,875, $206,390 and $312,442 at December 31, 1999, 1998 and 1997, respectively. Cash and cash equivalents decreased $90,515 in 1999 due primarily to payments for the purchase of treasury stock ($517,030), investment activities for software additions, capital expenditures, acquisition and integration payments and other investments ($147,390). These cash payments were

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

partially offset by cash from operating activities ($347,320), short-term borrowings, net of repayments ($92,242), proceeds from sale of investments ($51,442), cash flow from discontinued operations ($52,877) and cash flow from the effect of the Calendarization ($30,664). (See Note 1. to the Consolidated Financial Statements).

     Accounts Receivable--Net decreased to $284,679 at December 31, 1999 from $324,219 at December 31, 1998. Days Sales Outstanding improved to 63 days at the end of the 1999 fourth quarter compared with 75 days at the end of the 1998 fourth quarter due primarily to improved collection efforts.

     Net Assets of Discontinued Operations in 1999 and 1998 relate to Gartner. These net assets decreased to $96,988 at December 31, 1999 from $240,708 at December 31, 1998. The decrease was primarily the result of the receipt of a cash dividend from Gartner, net of taxes ($52,877) and the distribution of Gartner Class B shares ($134,259), partially offset by Gartner equity income through the Gartner Spin-Off date ($25,695) and unrealized gains on the remaining shares in Gartner held by the Company as available for sale securities ($15,565). (See Note 4. to the Consolidated Financial Statements).

     Accrued and Other Current Liabilities decreased to $196,375 at December 31, 1999 from $298,625 at December 31, 1998. The decrease was primarily the result of payments related to the integration of 1998 acquisitions ($35,709), employee benefits and non-recurring charge payments ($14,090), the effect of the Calendarization ($9,987) and lower than anticipated selling and administrative accruals ($14,765).

     Short Term Debt increased to $134,663 at December 31, 1999 from $39,169 at December 31, 1998. The increase was due primarily to borrowings to fund the Company's stock repurchase programs.

     During the fourth quarter of 1999 the Company initiated a program which will reduce the cost associated with the Company's foreign currency hedging activities. The implementation of this program resulted in a reduction of the short-term borrowings and a more efficient use of the Company's cash.

     Accrued Income Taxes increased to $211,592 at December 31, 1999 from $32,537 at December 31, 1998. The increase is due primarily to a reclassification from Other Liabilities of approximately $140,000 for the Company's estimated share of a liability to D&B, arising in connection with the 1996 Spin-Off, provisions for income taxes ($98,076) and income tax refunds ($42,903), partially offset by taxes paid ($67,490). See "Liquidity and Capital Resources."

     Other Liabilities decreased to $81,343 at December 31, 1999 from $199,985 at December 31, 1998. The decrease is primarily the result of a reclassification of long-term taxes payable to Accrued Income Taxes ($104,747) and a reduction in Deferred Tax Liabilities ($13,452).

NON-U.S. OPERATING AND MONETARY ASSETS

     The Company operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. The Company enters into forward foreign currency contracts to offset the effect of currency fluctuations on operating income. In 1999, foreign currency translation decreased both U.S. dollar revenue and operating income growth by approximately 1%. In 1998, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 3% and 8%, respectively.

     Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally those of the Pound sterling, Japanese yen and the Euro. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareholders' equity. The effect of exchange rate changes during 1999 decreased the U.S. dollar amount of cash and cash equivalents by $4,340.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents were $115,875, $206,390 and $312,442 at December 31, 1999, 1998 and 1997, respectively (which includes $42,641 and $28,418 of CTS' cash and cash equivalents at December 31, 1999 and 1998, respectively). Cash and cash equivalents decreased $90,515 in 1999 due primarily to payments for the purchase of treasury stock ($517,030), investment activities for software additions, capital expenditures, acquisition and integration payments and other investments ($147,390). These cash payments were offset by cash from operations ($347,320), short-term borrowings, net of repayments ($92,242), proceeds from sale of investments ($51,442), cash flow from discontinued operations ($52,877) and cash flow from the effect of the Calendarization ($30,664).

     Net cash provided by operating activities was $347,320, $229,842 and $259,465 in 1999, 1998 and 1997, respectively. The increase of $117,478 in cash provided by operating activities in 1999 primarily reflects increased earnings from continuing operations, investment gains and non-cash expenses ($68,422), a net increase in accrued and deferred taxes ($49,409) and improved collections on accounts receivable ($23,191). This increase was partially offset by increased accrued liability uses ($36,320). The decrease of $29,623 of net cash provided by operating activities in 1998 primarily

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

reflected increased accounts receivable from fourth quarter revenues ($46,001), higher taxes paid ($44,425) and increased post-employment benefit payments ($6,671). These decreases were partially offset by decreased accrued liability uses ($43,255) and higher tax refunds.

     Net cash used in investing activities totaled $102,759, $102,592 and $73,456 in 1999, 1998 and 1997, respectively. The net cash usage was essentially unchanged in 1999 from 1998, reflecting lower payments for acquisitions of businesses, net of cash of acquired companies, higher proceeds from the sale of investments and lower other investment activities-net ($33,834), offset by higher acquisition and integration related payments ($35,709). The cash usage in 1998 increased $29,136 reflecting payments for acquisitions and joint ventures ($38,356) and increases in other investments-net, partially offset by lower capital expenditures ($16,158) and lower additions to computer software ($13,687).

     Net cash used in financing activities totaled $414,277, $214,555 and $215,198 for 1999, 1998 and 1997, respectively. Cash used in financing activities increased $199,722 in 1999 from 1998, due primarily to the proceeds from the debt assumed by NMR ($300,000) during 1998, lower proceeds from exercise of employee stock options ($73,537) and the proceeds from the CTS IPO ($31,197) during 1998. During 1999 the Company's treasury share purchases decreased by $149,664 and net short-term borrowings increased by $58,234. Total financing activity remained essentially unchanged in 1998 from 1997 with usage for the purchase of treasury shares increasing ($341,927) and the absence of the 1997 minority interest financing ($100,000), offset by the proceeds of the debt assumed by NMR ($300,000), higher proceeds from employee stock option exercises ($78,581), increased net short-term borrowings of ($34,008) and the proceeds from the CTS IPO ($31,197). Short-term borrowings have been used to partially fund the Company's stock repurchase program.

     Cash flow provided by/(used in) discontinued operations totaled $52,877, ($17,173) and $53,580 for 1999, 1998 and 1997, respectively. The cash provided from discontinued operations in 1999 was attributable to the receipt of a cash dividend from Gartner, net of taxes. Cash used by or provided from discontinued operations in 1998 and 1997 were from the operations of NMR.

     The impact on cash flow from the Calendarization was $30,664, which represents cash flow from the IMS operating units for the month of December 1998. (See Note 1. to the Consolidated Financial Statements).

     On October 21, 1997, Cognizant announced that its board of directors had authorized a systematic stock repurchase program to buy up to 20,000,000 shares of Cognizant's outstanding common stock. As the "Accounting Successor to Cognizant", the Company purchased the remaining balance of 18,540,800 shares of the Company's stock. A portion of this program was intended to cover option exercises. The Company completed this program in November 1998 at a total cost of $591,331.

     On October 20, 1998, the Board of Directors authorized a stock repurchase program to buy up to 16,000,000 shares of the Company's outstanding common stock. A portion of this program was intended to cover option exercises. This program was completed in October 1999 at a total cost of $478,302.

     On October 19, 1999, the Board of Directors authorized a stock repurchase program to buy up to 16,000,000 shares of the Company's outstanding common stock. A portion of this program is intended to cover option exercises. As of December 31, 1999, 5,463,200 shares have been acquired under this program at a total cost of $136,784.

     In connection with the Distribution, Cognizant borrowed $300,000, which was to repay existing intercompany liabilities. This debt was assumed by NMR after the Distribution.

     On July 23, 1999 Gartner paid a cash dividend to its holders of record as of July 16, 1999. The Company's portion of this dividend was $52,877, net of taxes. On July 23, 1999, Gartner effected a recapitalization and on July 26, 1999, the Company distributed approximately 40.7 million Gartner Class B Common Stock to its shareholders. As of December 31, 1999, the Company holds 6,909,457 shares of Gartner Class A Common Stock and warrants to purchase a further 599,400 Gartner Class A Shares (at a total cost basis of $81,422). The Company will monetize the remaining position in Gartner in accordance with the distribution agreement entered into in connection with the Gartner Spin-Off. At December 31, 1999, the value of the Gartner investment after taxes was $96,988.

     The Company has been informed by D&B that the Internal Revenue Service ("IRS") is currently reviewing D&B's utilization of certain capital losses during 1989 and 1990. D&B expects that an assessment will be issued from the IRS during the second quarter of 2000. At that time, D&B will consider its options, which includes satisfying its obligation to the IRS for its share of the liability. The Company has estimated that D&B's total cash liability to the IRS, if an assessment is made, would be approximately $451,000 for taxes and accrued interest, net of tax benefit, as of December 31, 1999. Under the terms of the distribution agreement (the "1996 Distribution Agreement" entered into in connection with the 1996 Spin-Off), the Company is liable to pay half of

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

such taxes and interest owed to the IRS to the extent that D&B's total liabilities exceed $137,000. A portion of the Company's liability would in turn be shared with NMR under the Distribution Agreements. NMR is not obligated to pay its share to the Company until January 2, 2001. The Company estimates that its share of the liability were the IRS to prevail would be approximately $140,000 net of an income tax benefit and NMR's contribution obligation. This liability has been included in Accrued Income Taxes at December 31, 1999, reclassified from Other Liabilities at December 31, 1998.

     The Company has accrued its anticipated share of the probable liability to D&B under the 1996 and 1998 Distribution Agreements. Accordingly, management does not believe that this matter will have a material adverse effect on the Company's consolidated financial position or operating results when it is resolved in a future period. The Company believes that it has more than sufficient funds available from operating cash flows and committed bank lines of credit to cover any such payment without a material effect on its liquidity or its financial condition. (See Note 13. to the Consolidated Financial Statements).

     The Company's existing cash balances, cash equivalents, funds available from the sale of marketable securities and investments held through Enterprises, combined with cash generated from operations and debt capacity are expected to be sufficient to meet the Company's current short-term and long-term cash requirements including dividends, acquisitions, stock repurchase programs and the other contingencies noted above.

YEAR 2000

     The Year 2000 statements set forth below are designated as "Year 2000 Readiness Disclosures" pursuant to the Year 2000 Information Readiness Disclosure Act.

     Many computer systems and software applications use two digits, rather than four, to record years (for example "98" instead of "1998"). Unless modified, such systems would not properly record or interpret years after 1999, which could lead to business disruptions. This was known as the "Year 2000 issue" ("Year 2000"). Assessments of the potential effects of the Year 2000 issue vary markedly among different companies, governments, consultants and economists, which results in the inability to predict what the actual impact may be. The Company began to address Year 2000 in 1996. In 1997, the Company created a Year 2000 Task Force (the "Task Force") to manage overall risks and to facilitate activities across the entire Company. The Task Force, in consultation with operating personnel, evaluated whether conversion or replacement and enhancement (i.e. "reengineering") was necessary. CTS was engaged to do work on a significant portion of conversion and reengineering projects to allow most internal staff members to focus on the core business. The Company also used outside services to assist in conversions, reengineering and the assessment of progress of its Year 2000 program.

     The Task Force developed a conversion methodology that included three phases: analysis; coding and testing; and testing and implementation. The analysis phase includes planning, inventory and impact analysis. The coding and testing phase involves code changes, using conversion rules and criteria and unit testing, verifying and documenting the results of the conversion. The testing and implementation phase includes system test across platforms and verification of data, an acceptance test within the user environment, and implementation or releasing the systems back into production.

     The creation of customer products relies on the receipt of data, including electronic data, from tens of thousands of external data suppliers in the healthcare industry and the Company's ability to convert the data and deliver the information to its customers. The consolidation of the data is principally performed at central processing locations. The Company believes central systems represent approximately 85% of its Year 2000 conversion efforts. The Company operates central processing facilities in Germany, the United Kingdom, the United States and Japan. The systems at these sites contained the most lines of code required to undergo conversion. At December 31, 1999 the Company had completed its Year 2000 conversion process at central processing locations and of the local systems and personal computer applications and the Company believes that its products and infrastructure systems are Year 2000 capable.

     The Company has been proactive in working with data suppliers to determine their Year 2000 readiness and ability to maintain the flow of data. Contingency plans have been developed and statistically valid methods of data extrapolation would be used in the event the supply of data from a limited number of suppliers is disrupted, is incomplete or found to be unusable. In addition, alternate sources of data are pursued when the Company determines the data source to have a high risk of impacting the Company's ability to deliver products and services.

     The Company established an operational Command Center to coordinate the rollover from 1999 into 2000. On January 1, 2000, there were several hundred employees on-site or on-call. For each area of the business, specific individuals were responsible for the development and execution of recovery plans, if deemed necessary. The rollover did not

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

result in any significant disruptions to the Company's products or services and the Company's products and infrastructure systems have been operating without incident. At the time of this Annual Report to Shareholders, no Year 2000 event has materially impacted the Company's operations and the Company has not experienced a disruption in data from its suppliers that would impact the ability to deliver products and services to our customers.

     While the Company believes its critical systems are Year 2000 ready and that the data flow from its suppliers will not be disrupted by the rollover, there is no guarantee that the Company has identified all potential areas that might be impacted by the rollover. Areas of potential concern include Year 2000 problems of data suppliers and their internal systems. Since these matters are out of the Company's control, the magnitude of the impact depends upon the significance of a particular supplier's data on the Company's products or services, the speed in which the Company and the supplier can resolve any issues that may arise and the ability of the Company to execute its contingency plans.

     External and internal costs totaling $79,299 to address the Year 2000 issue were expensed as incurred through December 31, 1999 of which $24,558 was incurred in 1999. These costs were primarily related to repairing software. This does not include the costs of software and systems that are being replaced or enhanced in the normal course of business.

MARKET RISK

     The Company's primary market risks are the impact of foreign exchange fluctuations on non-dollar-denominated revenue and price fluctuations on equity securities.

     In the normal course of business, the Company employs established practices and procedures to manage its exposure to fluctuations in the value of foreign currencies using a variety of financial instruments.

     The Company's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed foreign currency revenues and non-functional currency assets and liabilities. The principal currencies hedged are the Japanese yen, the Euro and the Swiss franc. By policy, the Company maintains hedge coverage between minimum and maximum percentages of its foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

     It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes.

     The fair value of the Company's hedging instruments, estimated at $161,637 at December 31, 1999, are subject to change as a result of potential changes in foreign exchange rates. The Company assesses its market risk based on changes in foreign exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% change decrease in currency rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, all of which were forward foreign currency contracts, based on a hypothetical 10% decrease in the value of the U.S. dollar or, in the case of nondollar-related instruments, the currency being purchased, was $14,387 at December 31, 1999. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

     The Company also invests in equity securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. The Company does not hedge this market risk exposure. The Company assesses its market risk based on changes in market prices utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% change decrease in market price of these securities. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $6,115 at December 31, 1999. The Company also holds for sale its remaining securities in Gartner. (See Notes 1. and 4. to the Consolidated Financial Statements). A 10% decline in the market price of Gartner stock would result in a $6,849 decrease in the Net Assets of Discontinued Operations.

EURO CONVERSION

     On January 1, 1999, 11 member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency ("Euro"). The transition period for the introduction of the Euro is between January 1, 1999 and January 1, 2002.

     The Company instituted plans for the introduction of the Euro and addressed the related issues, including the conversion of information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments, continuity of contracts, taxation and accounting records and the increased price transparency resulting from the use of a single currency in eleven participating countries

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

which may affect the ability of some companies to price products differently in various European markets. The Company believes that differences in national market size, data collection requirements and specific product specifications required due to the diverse market information needs in the healthcare markets of Europe will reduce the potential for price harmonization in most of the Company's product ranges.

FORWARD-LOOKING STATEMENTS

     This 1999 Annual Report to Shareholders, as well as information included in oral statements or other written statements made or to be made by IMS Health, contain statements which, in the opinion of IMS Health, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). These statements appear in a number of places in this annual report and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends, the effects of regulation and competition, Year 2000 readiness, Euro conversion and all other statements regarding the intent, plans, beliefs or expectations of IMS Health or its directors or officers. Stockholders are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; to the extent IMS Health seeks growth through acquisition or joint ventures, the ability to identify, consummate and integrate acquisitions and ventures on satisfactory terms; the ability to develop new or advanced technologies and systems for their businesses on time and on a cost-effective basis; the ability to successfully maintain historic effective tax rates and to achieve estimated corporate overhead levels; competition, particularly in the markets for pharmaceutical information; regulatory, legislative and enforcement initiatives, particularly in the area of medical privacy and tax; the ability to timely and cost-effectively resolve any problems associated with the Year 2000 and Euro currency issues; the ability to obtain future financing on satisfactory terms; deterioration in economic conditions, particularly in the pharmaceutical, healthcare, or other industries in which customers operate; conditions in the securities markets which may effect the value or liquidity of portfolio investments; management's estimates of lives of assets, recoverability of assets, fair market value, estimates and liabilities and accrued income tax benefits and liabilities and; failure of third parties to convert their information technology systems to the Euro currency in a timely manner and actions of governmental agencies and other third parties with respect to Euro currency issues. Consequently, all the forward-looking statements contained in this Annual Report are qualified by the information contained herein, including, but not limited to, the information contained under this heading, the consolidated financial statements and notes thereto and by the material set forth under the headings "Business" and "Factors that May Affect Future Results", in the Annual Report on Form 10-K for the year ended December 31, 1999. IMS Health is under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. In July 1999, FASB issued Statement of Financial Accounting Standard ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective date of SFAS No. 133--an amendment of FASB Statement No. 133". Citing concerns about companies' ability to modify their information systems in time to apply SFAS 133, the FASB delayed its effective date for one year, to fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). Management continues to evaluate the effects of this pronouncement on the Company's financial statements.

DIVIDENDS

     The payment and level of cash dividends by the Company are subject to the discretion of the board of directors of the Company. Although the Company has declared and anticipates that it will declare quarterly dividends in the range of 6% to 10% of net earnings, future dividend decisions will be based on, and affected by, a number of factors; including the operating results and financial requirements of the Company.

IMS HEALTH COMMON STOCK INFORMATION

     The Company's common stock is listed on the NYSE (symbol "RX"). The number of shareholders of record and shares outstanding on December 31, 1999 were 9,185 and 302,143,949, respectively. Approximately 95% of the Company's shares are held by institutions. The high and low closing stock price per share during 1999 was $34 33/74 and $21 1/39, respectively. The following table shows the high and low closing stock price per share during the four quarters of 1999 and 1998:

FINANCIAL REVIEW
Dollar amounts in thousands, exxcept share and per share data
--------------------------------------------------------------------------------

     All share and per-share amounts have been restated to give effect to the 2-for-1 stock split approved by the Company's Board of Directors on December 15, 1998 and distributed to shareholders on January 15, 1999.

                                         PRICE PER SHARE ($)
                                        ---------------------
                                              1999(1)
                                        ---------------------
                                        HIGH          LOW
-------------------------------------------------------------
First Quarter                         34 33/74       29 22/73
Second Quarter                        29 7/11        21 1/39
Third Quarter                         29 31/75       21 7/8
Fourth Quarter                        29 3/4         22
-------------------------------------------------------------
Year                                  34 33/74       21 1/39
-------------------------------------------------------------


                                        PRICE PER SHARE ($)
                                       ----------------------
                                            1998 (1)(2)
                                       ----------------------
                                        HIGH          LOW
-------------------------------------------------------------
First Quarter                         --            --
Second Quarter                        29 4/5         27 2/41
Third Quarter                         29 14/23       24 29/48
Fourth Quarter                        34             26 20/71
-------------------------------------------------------------
Year                                  34             24 29/48
-------------------------------------------------------------


                                   DIVIDENDS PAID PER SHARE ($)
                                   ----------------------------
                                        1999         1998
---------------------------------------------------------------
First Quarter                           0.02         -- (3)
Second Quarter                          0.02         -- (3)
Third Quarter                           0.02         0.015
Fourth Quarter                          0.02         0.015
---------------------------------------------------------------
Year                                    0.08         0.030
---------------------------------------------------------------

(1) Share prices for periods prior to the Gartner Spin-Off on July 26, 1999 are adjusted to give effect to the estimated impact of that Spin-Off on IMS Health share prices based on the share price of IMS Health and Gartner immediately prior and immediately after the distribution. The 1998 high and low share price unadjusted for the Gartner Spin-Off was as follows;
     33 18/59, 30 23/99, 33 3/32, 27 1/2, 38 and 231/2 for the second, third and fourth quarters, respectively. The 1999 high and low share price unadjusted for the Gartner Spin-Off was as follows 38 1/2, 32 3/4, 33 1/8, and 23 1/2 for the first and second quarters, respectively.

(2) IMS Health trading commenced June 23, 1998.

(3) IMS Health did not exist as a separate entity.

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

     The Board of Directors, through its Audit Committee consisting solely of outside directors of the Company, meets periodically with management, internal auditors and our independent accountants to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and financial reporting. PricewaterhouseCoopers LLP and the internal auditors each have full and free access to the Audit Committee.


/s/ ROBERT E. WEISSMAN
--------------------------
Robert E. Weissman
Chairman

/s/ VICTORIA R. FASH
--------------------------
Victoria R. Fash
President and
Chief Executive Officer

/s/ JAMES C. MALONE
--------------------------
James C. Malone
Senior Vice President - Finance & Controller
and acting Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of IMS Health Incorporated:

     In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of IMS Health Incorporated and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. [GRAPHIC OMITTED]

PricewaterhouseCoopers LLP
New York, New York
February 14, 2000

IMS HEALTH INCORPORATED

Consolidated Statements of Income

                                                                                           Years Ended December 31,
                                                                                -------------------------------------------
Dollar amounts in thousands, except share and per share data                         1999              1998         1997
---------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                                                $1,397,989        $1,186,513    $1,059,559
---------------------------------------------------------------------------------------------------------------------------
Operating Costs                                                                     560,599           533,634       432,654
Selling and Administrative Expenses                                                 397,924           343,218       310,644
Depreciation and Amortization                                                       100,443            96,358        88,651
Direct Acquisition Integration Expenses                                                --              48,019          --
Acquired In-Process Research and Development                                           --              32,800          --
---------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                    339,023           132,484       227,610
---------------------------------------------------------------------------------------------------------------------------
Interest Income                                                                       8,225            19,548        12,749
Interest Expense                                                                     (7,590)           (1,166)       (2,293)
Gains from Dispositions--Net                                                         25,264            33,341         9,391
Gain on Sale of Subsidiary Stock                                                       --              12,777           --
Other Expense--Net                                                                  (16,480)          (12,140)       (5,892)
---------------------------------------------------------------------------------------------------------------------------
Non-Operating Income--Net                                                             9,419            52,360        13,955
---------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Provision
  for Income Taxes                                                                  348,442           184,844       241,565
Provision for Income Taxes                                                          (98,076)          (58,780)      (55,614)
---------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                                   250,366           126,064       185,951
Income from Discontinued Operations, Net of
  Income Taxes of $12,635, $49,303 and $62,271 for
  1999, 1998 and 1997, respectively                                                  25,695            94,494       126,399
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                       $  276,061        $  220,558    $  312,350
---------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share of Common Stock:
  Income from Continuing Operations                                              $     0.80        $     0.39    $     0.57
  Income from Discontinued Operations                                                  0.08              0.29          0.38
---------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE OF COMMON STOCK                                         $     0.88        $     0.68    $     0.95
---------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK:
  INCOME FROM CONTINUING OPERATIONS                                              $     0.78        $     0.38    $     0.55
  INCOME FROM DISCONTINUED OPERATIONS                                                  0.08              0.28          0.38
---------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK                                       $     0.86        $     0.66    $     0.93
---------------------------------------------------------------------------------------------------------------------------
Weighted Average Number of Shares Outstanding--Basic                            311,976,000       324,584,000   330,326,000
Dilutive Effect of Shares Issuable as of Period-End
  Under Stock Option Plans                                                        6,065,000         5,968,000     3,334,000
Adjustment of Shares Outstanding Applicable to Exercised
  Stock Options during the period                                                 1,520,000         5,218,000     1,320,000
---------------------------------------------------------------------------------------------------------------------------
Weighted Average Number of Shares Outstanding--Diluted                          319,561,000       335,770,000   334,980,000
---------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Financial Position

                                                                                                   As of December 31,
                                                                                          ---------------------------------
Dollar amounts in thousands, except share and per share data                                    1999                 1998
---------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents                                                                  $  115,875            $  206,390
Accounts Receivable--Net                                                                      284,679               324,219
Other Current Assets                                                                          109,908               103,868
Net Assets of Discontinued Operations                                                          96,988               240,708
---------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                          607,450               875,185
---------------------------------------------------------------------------------------------------------------------------
SECURITIES AND OTHER INVESTMENTS                                                              127,415               106,276
PROPERTY, PLANT AND EQUIPMENT--NET                                                            169,190               179,151
OTHER ASSETS--NET
Computer Software                                                                             174,974               168,994
Goodwill                                                                                      339,491               363,841
Other Assets                                                                                   32,236                25,928
---------------------------------------------------------------------------------------------------------------------------
      Total Other Assets--Net                                                                 546,701               558,763
---------------------------------------------------------------------------------------------------------------------------
TOTAL  ASSETS                                                                              $1,450,756            $1,719,375
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable                                                                           $   44,577            $   51,715
Accrued and Other Current Liabilities                                                         196,375               298,625
Short Term Debt                                                                               134,663                39,169
Accrued Income Taxes                                                                          211,592                32,537
Deferred Revenues                                                                             136,196               128,272
---------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                     723,403               550,318
---------------------------------------------------------------------------------------------------------------------------
POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS                                                   27,429                27,577
OTHER LIABILITIES                                                                              81,343               199,985
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                             832,175               777,880
---------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS                                                                            124,875               116,225
SHAREHOLDERS' EQUITY
Preferred Stock, Par Value $.01 Per Share, Authorized--
  10,000,000 Shares; Outstanding--None
Series Common Stock, Par Value $.01 Per Share, Authorized--
  10,000,000 Shares; Outstanding--None
Common Stock, Par Value $.01, Authorized 800,000,000 Shares;
  Issued 335,045,390 Shares in 1999 and 1998, respectively                                      3,350                 3,350
Capital in Excess of Par                                                                      738,993               732,014
Retained Earnings                                                                             804,452               686,653
Treasury Stock, at cost, 32,901,441 Shares and 16,303,690 Shares in
  1999 and 1998, respectively                                                              (1,013,730)             (535,971)
Cumulative Translation Adjustment                                                             (96,235)              (84,149)
Unrealized Gains on Gartner Group shares held for sale                                         15,565                  --
Unrealized Gains on Investments                                                                41,311                23,373
---------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                    493,706               825,270
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                 $1,450,756            $1,719,375
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Cash Flows

                                                                                        Years Ended December 31,
                                                                                -------------------------------------------
Dollar amounts in thousands, except share and per share data                      1999             1998              1997
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                     $ 276,061        $ 220,558         $ 312,350
Less Income from Discontinued Operations                                         (25,695)         (94,494)         (126,399)
---------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                                250,366          126,064           185,951
Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
    Depreciation and Amortization                                                100,443           96,358            88,651
    Gains from Sale of Investments, Net                                          (25,264)         (33,341)           (9,391)
    Write-off of Purchased In-Process Research and Development                        --           32,800                --
    Direct Acquisition Integration Expenses                                           --           48,019                --
    Benefit Payments                                                             (10,270)         (13,653)           (6,982)
    Non-Recurring Charge Payments                                                 (3,820)          (3,885)           (5,201)
    Net (Increase)/Decrease in Accounts Receivable                               (16,932)         (40,123)            5,878
    Net Increase in Deferred Revenues                                             15,169           10,596            10,054
    Gain from Sale of Subsidiary Stock                                                --          (12,777)               --
    Minority Interests                                                            14,260           10,303             4,797
    Deferred Income Taxes                                                         18,085            6,380            48,414
    Net Increase/(Decrease) in Accrued Income Taxes                               48,541           10,837           (23,386)
    Net (Decrease)/Increase in Accrued and Other Current Liabilities             (31,181)           5,139           (38,116)
    Other Working Capital Items                                                  (12,077)         (12,875)           (1,204)
----------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                        347,320          229,842           259,465
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Investments and Businesses                                  51,442           47,686            44,901
Acquisition and Integration Payments                                             (35,709)              --                --
Payments for Acquisition of Businesses                                            (3,100)         (38,356)               --
Cash of Companies Acquired in Stock Purchases                                         --           11,895                --
Capital Expenditures                                                             (32,989)         (30,862)          (47,020)
Additions to Computer Software                                                   (59,284)         (61,089)          (74,776)
Net Increase in Other Investments                                                (19,408)         (21,438)          (10,723)
Other Investing Activities--Net                                                   (3,711)         (10,428)           14,162
---------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                           (102,759)        (102,592)          (73,456)
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for Purchase of Treasury Stock                                         (517,030)        (666,694)         (324,767)
Proceeds from Exercise of Stock Options                                           31,453          104,990            26,409
Proceeds from the CTS IPO                                                             --           31,197                --
Dividends Paid                                                                   (25,043)         (19,592)          (19,883)
Proceeds from Employee Stock Purchase Plan                                         4,229            3,855             1,683
Proceeds from Debt Assumed by Nielsen Media Research                                  --          300,000                --
Minority Interest Financing                                                           --               --           100,000
Short-Term Borrowings                                                            499,350           42,546                --
Short-Term Debt Repayments                                                      (407,108)          (8,538)               --
Other Financing Activities--Net                                                     (128)          (2,319)            1,360
---------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                           (414,277)        (214,555)         (215,198)
---------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents                      (4,340)          (1,574)          (11,215)
Impact of change in year end of the IMS operating units                           30,664               --                --
Cash Flow Provided by/(Used in)Discontinued Operations                            52,877          (17,173)           53,580
---------------------------------------------------------------------------------------------------------------------------
(Decrease)/Increase in Cash and Cash Equivalents                                 (90,515)        (106,052)           13,176
Cash and Cash Equivalents, Beginning of Period                                   206,390          312,442           299,266
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Period                                       $ 115,875        $ 206,390         $ 312,442
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Shareholders' Equity

Dollar amounts in thousands, except share and per share data
------------------------------------------------------------------------------------------------------------------------------------
                                                                               OTHER COMPREHENSIVE
                                                                                     INCOME:
                                                                               ---------------------
                                   SHARES                                                            UNREALIZED
                               -----------------          CAPITAL IN                      CUMULATIVE    GAINS/     COMPRE-
                               COMMON   TREASURY  COMMON    EXCESS OF  RETAINED  TREASURY TRANSLATION   (LOSSES)  ON HENSIVE
                                STOCK     STOCK    STOCK   PAR VALUE   EARNINGS    STOCK  ADJUSTMENT   INVESTMENTS  INCOME   TOTAL
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996  342,164,602  1,600,000 $3,422   $803,459   $ 65,989 $ (25,200) $(11,752)   $ 36,695            $872,613
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                              312,350                                    312,350  312,350
Cash Dividends ($0.06 per share)                                        (19,883)                                            (19,883)
Exercise of Stock Options        75,536                        1,151                                                          1,151
Treasury Stock Reissued Under:
Exercise of Stock Options               (1,637,850)            2,187               25,258                                    27,445
  Restricted Stock Plan                    (82,800)                                 1,741                                     1,741
  Less: Unearned Portion                                                           (1,741)                                   (1,741)
  Plus: Earned Portion                                            42                                                             42
  Employee Stock Purchase Plan             (93,290)                                 1,683                                     1,683
Treasury Shares Acquired                18,266,836                               (324,767)                                 (324,767)
Change in Cumulative
  Translation Adjustment                                                                    (65,019)               (65,019) (65,019)
Unrealized Loss on Investments
  --Net of reclassification
  adjustment $23,522,
  net of taxes of $8,403                                                                                 (4,045)    (4,045)  (4,045)
                                                                                                                  -----------------
Total Comprehensive Income                                                                                         243,286
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997  342,240,138 18,052,896 $3,422   $806,839   $358,456 $(323,026) $(76,771)    $32,650            $801,570
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                              220,558                                    220,558  220,558
Cash Dividends ($0.06 per share)                                        (19,592)                                            (19,592)
Prepaid Employee Stock Option
  Plan Exercise or Cancellation                               (1,950)                                                        (1,950)
Transfer to Nielsen Media Research
  Employee Prepaid Stock Option
  Plan Payments                                               (1,159)                                                        (1,159)
Value of Stock Options granted
  in connection with acquisitions                                                  14,936                                    14,936
Treasury Shares Acquired                21,749,600                               (666,694)                                 (666,694)
Treasury Stock Reissued Under:
  Exercise of Stock Options             (7,145,992)            8,649            104,990                                     113,639
  Restricted Stock Plan                    (38,090)                                4,317                                      4,317
  Less: Unearned Portion                                                      (4,317)                                        (4,317)
  Plus: Earned Portion of Grants           (33,340)                                3,846                                      3,846
  Employee Stock Purchase Plan            (184,548)                                3,855                                      3,855
Stock issued for Walsh and Other
  Acquisitions                          (6,506,162)                             168,561                                     168,561
Stock issued for PMSI
  Acquisition                           (2,395,926)                              75,292                                      75,292
Change in Cumulative
  Translation Adjustment                                                                     (7,378)                (7,378)  (7,378)
Stock Dividend to Nielsen Media
  Research Including
  Treasury Shares            (7,194,748)(7,194,748)   (72)   (80,365)  127,231   80,437                                     127,231
Reclassify 800,000 shares of
  Nielsen Media Research to
  Marketable Securities                                                           1,832                                       1,832
Unrealized Loss on Investments--Net
  of reclassification adjustment $10,448,
  net of taxes $3,943                                                                                    (9,277)    (9,277)  (9,277)
                                                                                                        ----------------------------
Total Comprehensive Income                                                                                         203,903
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998  335,045,390 16,303,690 $3,350   $732,014  $686,653$(535,971)   $(84,149)    $23,373            $825,270
------------------------------------------------------------------------------------------------------------------------------------

IMS HEALTH INCORPORATED


Dollar amounts in thousands, except share and per share data
------------------------------------------------------------------------------------------------------------------------------------
                                                                               OTHER COMPREHENSIVE
                                                                                     INCOME:
                                                                               ---------------------
                                   SHARES                                                            UNREALIZED
                               -----------------          CAPITAL IN                      CUMULATIVE    GAINS/     COMPRE-
                               COMMON   TREASURY  COMMON    EXCESS OF  RETAINED  TREASURY TRANSLATION   (LOSSES)  ON HENSIVE
                                STOCK     STOCK    STOCK   PAR VALUE   EARNINGS    STOCK  ADJUSTMENT   INVESTMENTS  INCOME   TOTAL
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 335,045,390  16,303,690 $3,350   $732,014  $686,653  $  (535,971) $(84,149)    $23,373          $825,270
------------------------------------------------------------------------------------------------------------------------------------
Net Income from IMS Operations
  for the Month of December 1998                                         1,040                                      1,040     1,040
Change in Cumulative Translation
  Adjustment                                                                                    3,409               3,409     3,409
                                                                                                                 -------------------
Total Comprehensive Income                                                                                          4,449
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999   335,045,390  16,303,690 $3,350   $732,014  $687,693  $  (535,971) $(80,740)    $23,373          $829,719
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             276,061                                    276,061   276,061
Cash Dividends ($0.08)                                                 (25,043)                                             (25,043)
Stock Dividend of Gartner Shares                                      (134,259)                 2,155                      (132,104)
Prepaid Employee Stock Option
  Plan Exercise or Cancellation                                 (245)                                                          (245)
Treasury Shares Acquired                18,564,700                                 (517,030)                               (517,030)
Treasury Stock Reissued Under:
  Exercise of Stock Options             (1,873,479)            7,224                 31,453                                  38,677
  Restricted Stock Plan                                                               4,028                                   4,028
  Less: Unearned Portion                   117,526                                   (4,028)                                 (4,028)
  Plus: Earned Portion of Grants           (62,081)                                   3,589                                   3,589
  Employee Stock Purchase Plan            (148,915)                                   4,229                                   4,229
Change in Cumulative Translation
  Adjustment                                                                                  (17,650)            (17,650)  (17,650)
Unrealized Gain on Gartner Securities
  Available for Sale                                                                                       15,565  15,565    15,565
Unrealized Gain on Other Investments--
  Net of Reclassification Adjustment
  $17,388, net of taxes of $6,562                                                                          17,938  17,938    17,938
                                                                                                                 -------------------
Total Comprehensive Income                                                                                        291,914
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
 1999                      335,045,390   32,901,441$3,350   $738,993  $804,452  $(1,013,730) $(96,235)    $56,876          $493,706
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

Note 1. Basis of Presentation

     IMS Health Incorporated ("IMS Health" or the "Company") is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. IMS Health operates in 100 countries and its key products include:

     o Market research for prescription and over-the-counter pharmaceutical products;

     o    Sales management information to optimize sales force productivity;

     o Pharmaceutical relationship management solutions for sales and marketing decision making;

     o Technology systems and information services that support managed care organizations; and

     o    IT application development, integration and management services.


     At December 31, 1999 IMS Health consists of (a) the IMS segment ("IMS") which consists of the market information and decision-support services business for the pharmaceutical and healthcare industries conducted by IMS Health and various subsidiaries including IMS Health Strategic Technologies, Inc. ("Strategic Technologies"); (b) Emerging Markets, which consists of ERISCO Managed Care Technologies, Inc. ("Erisco") and Enterprise Associates LLC ("Enterprises"), the Company's venture capital unit, and (c) a controlling interest in Cognizant Technology Solutions Corporation ("CTS").

     On July 26, 1999, having received the approval of Gartner Group, Inc. ("Gartner") shareholders and the Boards of Directors of both the Company and Gartner, the Company completed a spin-off of the majority of its equity investment in Gartner to IMS Health shareholders (the "Gartner Spin-Off"). The distribution consisted of 0.1302 shares of Gartner Class B Common Stock for each share of the Company's Common Stock outstanding on the July 17, 1999 record date and totaled 40.7 million Gartner Class B shares. The consolidated financial statements of the Company have been reclassified for all periods presented to reflect the Gartner equity investment as a discontinued operation (See Note 4.).

     On June 30, 1998 the common stock of IMS Health was distributed by Cognizant Corporation ("Cognizant"), which subsequently changed its name to Nielsen Media Research, Inc. ("NMR"), to Cognizant's shareholders (the "Distribution"). Notwithstanding the form of the Distribution, IMS Health was deemed the "accounting successor" to Cognizant. The consolidated financial statements of the Company have been reclassified to reflect NMR as a discontinued operation for periods up to and including June 30, 1998.

     In connection with the Distribution, Cognizant borrowed $300,000 on June 24, 1998, which was used to repay existing intercompany liabilities. This debt remained the obligation of NMR following the Distribution. In connection with the Distribution, Cognizant contributed to IMS Health all cash in Cognizant's accounts other than (i) cash required by Cognizant (renamed NMR) to satisfy certain specified obligations and (ii) such additional cash as was necessary for the net borrowings of Cognizant (renamed NMR) to equal $300,000 as of the Distribution.

     Prior to the Distribution, NMR and IMS Health entered into certain agreements that govern the relationship between NMR and IMS Health subsequent to the Distribution and provide for the allocation of tax, employee benefits and certain other liabilities and obligations that may arise from periods prior to the Distribution (the "Distribution Agreements"). Among other things, the agreements set forth principles to be applied in allocating certain Distribution-related costs and specify portions of contingent liabilities to be shared if certain amounts are exceeded (including certain liabilities that may arise in connection with the 1996 spin-off (the "1996 Spin-off") of Cognizant from The Dun and Bradstreet Corporation ("D&B")). In October 1999, NMR was acquired by VNU N.V. and is now a wholly owned subsidiary of VNU N.V. NMR received an opinion of counsel to the effect that the acquisition of NMR by VNU N.V. will not affect the tax-free treatment of the Cognizant Spin-off. VNU N.V. has guaranteed NMR's obligation to indemnify the Company in the event such acquisition does affect the tax-free treatment of the Cognizant Spin-off.

     A summary of selected financial data for Gartner and NMR as discontinued operations is as follows:

                                                   Years ended December 31,
                                              ----------------------------------
                                                 1999        1998         1997
--------------------------------------------------------------------------------
Operating Revenue--NMR                           $ --      $193,966     $358,594
Income Before Provision
for Income Taxes--NMR                              --        57,980      107,761
Gartner Equity Income and Gains
on the sale of Gartner Common Stock
($14,838 and $14,689 for 1998 and
1997, respectively) Before Provision
for Income Taxes                               38,330        85,817       80,909
--------------------------------------------------------------------------------
Provision for Income Taxes--NMR                    --        15,887       29,527
Provision for Income Taxes--Gartner            12,635        33,416       32,744
--------------------------------------------------------------------------------
Income from Discontinued Operations,
Net of Income Taxes                           $25,695       $94,494     $126,399
--------------------------------------------------------------------------------

At December 31, 1999, Net Assets of Discontinued Operations represents the Company's remaining investment in Gartner.

Elimination of one-month reporting lag in IMS operating entities

     Effective in the first quarter of 1999, IMS operating units which previously reported on a fiscal year ended November 30 revised their reporting period to conform to the Company's fiscal year end of December 31 (the "Calendarization"). This revision was made to reflect the results of operations and financial position of these operating units on a more timely basis, consistent with business performance, and to increase operating efficiency. The Company has improved its internal financial systems and work processes, so that the Company

IMS HEALTH INCORPORATED

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

now has the capability to more rapidly collect, consolidate and report information. As such, the financial statements of the IMS operating units at December 31, 1998 and 1997 reflect a twelve month period ended November 30. The $1,040 of net income related to the operating results of the IMS operating units for the period December 1 through December 31, 1998 was recorded directly to Shareholders' Equity as an addition to Retained Earnings. In addition, December 1998 included a $3,409 currency translation adjustment in the period that was recorded as a reduction of cumulative translation adjustment. The following table presents IMS operating units condensed consolidated financial information for the one-month period ended December 31, 1998.

                                                          ONE MONTH ENDED
                                                         DECEMBER 31, 1998
--------------------------------------------------------------------------------
Revenue                                                      $71,754
Operating Income                                               1,137
Income Before Provision for Income Taxes                       1,432
Provision for Income Taxes                                      (392)
--------------------------------------------------------------------------------
Net Income                                                   $ 1,040
--------------------------------------------------------------------------------
Basic Earnings Per Share                                     $ 0.003
--------------------------------------------------------------------------------

     The following table presents IMS operating units cash flow information for the one-month period ended December 31, 1998:

                                                          ONE MONTH ENDED
                                                         DECEMBER 31, 1998
--------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                    $30,852
Net Cash Used in Investing Activities                         (3,645)
Net Cash Provided by Financing Activities                      2,276
Effect of Exchange Rate Changes on Cash
and Cash Equivalents                                           1,181
--------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                        $30,664
--------------------------------------------------------------------------------

Note 2. Summary of Significant Accounting Policies

     Consolidation. The consolidated financial statements of the Company include the accounts of the Company, its subsidiaries and investments in which the Company has control after elimination of all material intercompany accounts and transactions.

     Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The Company recognizes in the income statement any gains or losses related to the sale or issuance of stock by a consolidated subsidiary or a company accounted for under the equity basis (See Note 1.).

     Cash Equivalents. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

     Securities and Other Investments. Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. Any gains or losses from the sale of these securities are recognized using the specific identification method (See Note 9.).

     Property, Plant and Equipment. Buildings and machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

     Computer Software. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Research and Development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product-by-product basis, over three to seven years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or
(b) the straight-line method over the remaining estimated economic life of the product. The Company periodically reviews the unamortized capitalized costs of computer software products based on a comparison of the carrying value of computer software with its estimated net realizable value and changes in software technology. The Company recognizes any impairment losses on capitalized software as a result of its review.

     Goodwill. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to forty years. The Company periodically reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flow from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

     Other Long-Lived Assets. In accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company reviews long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In

IMS HEALTH INCORPORATED

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. Accordingly, the Company recognizes impairment losses on long-lived assets as a result of its review. The measurement for such impairment loss is then based on the fair value of the asset (See Note 7.).

     Revenue Recognition. The Company recognizes revenue as earned, which is over the contract period as the information is delivered or related services are performed. Advanced payments for services and subscriptions are credited to Deferred Revenues and reflected in operating revenue over the subscription term, which is generally one year. Revenues from Software Licenses are recognized upon delivery of the software, when persuasive evidence of an arrangement exists, the related fees are fixed or determinable and collection of fees is probable. Revenue from post-contract customer support (maintenance) is recognized on a straight-line basis over the term of the contract. Revenues from time and material service contracts are recognized as the services are provided. Revenue from fixed price service contracts is recognized over the contract term based on the percentage of services provided during the period compared to the total estimated services provided over the entire contract.

     Foreign Currency Translation. The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's consolidated financial statements when translated into U.S. dollars.

     For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of shareholders' equity whereas realized transaction gains and losses are recognized in other expense net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, whereas non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense net.

     Income Taxes. Prior to the Distribution, the Company was included in the Federal and certain state and non-U.S. income tax returns of Cognizant. Income taxes are provided using the asset and liability method in accordance with SFAS No. 109. Deferred tax assets and liabilities are recognized based on the estimated realizable differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities.

     Use of Estimates. The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, capitalized software costs, employee benefit plans, taxes including tax benefits and liabilities, restructuring reserves, contingencies, in-process research and development ("IPR&D"), the fair value of certain assets and purchase price allocations.

     Earnings Per Share. Basic earnings per share are calculated by dividing net income by weighted average common shares. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities. In 1998 the computation includes the weighted average number of shares of Cognizant common stock outstanding through the Distribution Date, reflecting the one-for-one distribution ratio, and the weighted average number of shares of IMS Health common stock outstanding since the Distribution.

     Reclassifications. Certain prior-year amounts have been reclassified to conform with the 1999 presentation.

--------------------------------------------------------------------------------

Note 3. Summary of Recent Accounting Pronouncements

     Effective January 1, 1999 the Company adopted American Institute of Certified Public Accountants (the "AICPA") Statement of Position ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained For Internal Use." SOP 98-1 provides guidance on costs to be capitalized, including when capitalization of such costs should commence. SOP 98-1 applies to costs incurred after its adoption, including costs for software projects that are in progress at the time of the adoption. SOP 98-1 was effective for financial statements for the years beginning after December 31, 1998. The implementation of SOP 98-1 did not have a material effect on the Company's financial statements.

IMS HEALTH INCORPORATED

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

     Effective January 1, 1999 the Company adopted AICPA Statement of Position 98-5, "Accounting For the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires the costs of start-up activities to be expensed as incurred. SOP 98-5 was effective for financial statements for the years beginning after December 15, 1998. The implementation of SOP 98-5 did not have a material effect on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of SFAS No.133- an amendment of FASB Statement No. 133". Citing concerns about companies' ability to modify their information systems in time to apply SFAS 133, the FASB delayed its effective date for one year, to fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). Management continues to evaluate the effects of this pronouncement on the Company's financial statements.

--------------------------------------------------------------------------------

Note 4. Investment in Gartner Group Stock

     In the third quarter of 1997, the Company's voting interest in Gartner fell below 50%, principally as a result of Gartner employee stock options and employee stock repurchases. Accordingly, effective January 1, 1997, the Company deconsolidated Gartner in that year and accounted for its ownership interest on the equity basis.

     On November 11, 1998 the Company announced that its Board of Directors had approved a plan to spin-off substantially all of its equity ownership of Gartner. As provided for under the Distribution Agreement entered into between Gartner and the Company 40,689,648 Gartner Class A Shares were converted into an equal number of Gartner Class B Shares. As a result of the then proposed Gartner Spin-Off, the Company ceased recognition of gains in accordance with Staff Accounting Bulletin 51 ("SAB51") in the fourth quarter of 1998.

     On July 16, 1999, subject to Gartner shareholder approval, the IMS Health and Gartner Boards of Directors approved the final plan, terms and conditions governing the spin-off of the Company's investment in Gartner. Upon shareholder approval in accordance with Accounting Principles Board No. 30, "Reporting the results of Operations - Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", the consolidated financial statements of the Company have been reclassified to reflect the Gartner equity investment as a discontinued operation for all periods presented.

     On July 16, 1999, the Company's Board of Directors declared a dividend of all Gartner Class B Shares, which was distributed on July 26, 1999 to holders of the Company's Common Stock of record as of July 17, 1999. The transaction was structured as a tax-free distribution of Gartner stock to IMS Health shareholders and the Company received a favorable ruling from the Internal Revenue Service ("IRS"). The distribution consisted of 0.1302 Gartner Class B Shares for each outstanding share of the Company's Common Stock.

     The net assets of the Gartner discontinued operations at December 31, 1998 were $240,708. Income from discontinued operations in 1999 was $25,695, net of taxes of $12,635. The allocated value of the Gartner Class B Shares distributed to IMS shareholders as a dividend was $132,104 (net of cumulative translation adjustment) and was recorded as a reduction of net assets of discontinued operations and charged to retained earnings as a Dividend of Gartner Shares. The value was calculated from the original cost of the shares and the proportional allocation of the earnings from past periods, less the net dividend received on the shares prior to the Gartner Spin-Off.

     On July 23, 1999 in connection with the Gartner Spin-Off, Gartner paid a special cash dividend to holders of record on July 16, 1999. IMS Health's portion of the dividend was $52,877, net of taxes, which was recorded as a reduction in the Company's investment in Gartner and is included as Cash from Discontinued Operations in the Company's Consolidated Statements of Cash Flows.

     The Company's remaining investment in Gartner at December 31, 1999 consists of 6,909,457 Gartner Class A Shares and warrants to purchase a further 599,400 Gartner Class A Shares (at a total cost basis of $81,422). Under the terms of the IRS ruling, the Company must monetize the remaining position in Gartner. Accordingly, the net assets from discontinued operations in the amount of $96,988 are included in current assets at December 31, 1999. The Company's Gartner Class A Shares have been accounted for as "available for sale" securities in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". The unrealized gain as of the date of the Gartner Spin-Off (based on a per share price of $22.75 on Gartner Stock) was $51,716 (net of taxes of $27,847), and was recorded as Other Comprehensive Income and included as a component of Shareholders' Equity. Subsequent changes in the per share price of Gartner Stock from the date of the Gartner Spin-Off to December 31, 1999 (based on a per share price of $15.25 of Gartner Stock at December 31, 1999) generated an unrealized loss of $36,151 from the date of Gartner Spin-Off (net of taxes of $19,465), which was also

IMS HEALTH INCORPORATED

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

recorded as Other Comprehensive Income and included as a component of equity. Upon sale of these securities, the unrealized gain related to those securities measured based on the value of the Gartner shares as of the date of the Gartner Spin-Off will be recognized in Discontinued Operations. The unrealized gains or losses in the fair value subsequent to the date of the Gartner Spin-Off will be recognized in Continuing Operations as shares are sold.

     Holders of options to purchase the Company's common stock did not receive shares in the Gartner Spin-Off. Consequently, options granted under the Company's stock option plans were adjusted to recognize the effect of the Gartner Spin-Off. The options, as adjusted, represented an increase in the number of shares issuable when exercised but had the same ratio of the exercise price to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options prior to the adjustment. The option adjustment was performed in accordance with the provisions of EITF 90-9 "Changes to Fixed Employee Stock Option Plans as a Result of Equity Restructuring". Accordingly, no compensation charge was required for the option adjustments.

--------------------------------------------------------------------------------

Note 5. Dispositions

     During 1999, the Company recorded $25,264 of net pre-tax gains due primarily to the sale Enterprises' investments in eData Resources Inc., TSI International Software Inc., Oacis Healthcare Inc. and Pegasus Systems Inc., partially offset by a loss on the sale of SSJ K.K. ("SSJ"). The sale of investments by Enterprises and the sale of SSJ generated pretax cash proceeds of $51,442.

     During 1998, the Company recorded $46,118 of net pre-tax gains due primarily to the sale of Enterprises' investments in Aspect Development Inc., and the sale of shares in CTS (See Note 8.). These sales generated pretax cash proceeds of $78,883.

     During 1997, the Company recorded a $39,336 pre-tax gain on the sale of its investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc. These investments, which were part of the Enterprises portfolio, generated cash proceeds of $43,601. Additionally, in the third quarter of 1997, the Company sold Pilot Software, Inc. and recorded a pre-tax loss of $29,945.

--------------------------------------------------------------------------------

Note 6. Minority Interests

    The Company consolidates the assets, liabilities, results of operations and cash flows of businesses and investments in which it has control. Third parties' ownership interests are reflected as a minority interest on the Company's financial statements. Two of the Company's subsidiaries have contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing amortizable database assets and computer software. In the second quarter of 1997, third-party investors contributed $100,000 to the partnership in exchange for minority ownership interests. The Company and its subsidiaries maintain a controlling (85%) interest in the partnership. Under the terms of the investment, the third-party investors have a right to take steps that would result in the termination of the investment on June 30, 2000. The Company intends to negotiate an extension of such date or to replace the minority interest with a new investor prior to any such termination.

     The Company also has a controlling interest in CTS (61.1% of the outstanding shares representing approximately 94% of the voting power at December 31, 1999). The related minority interest at December 31, 1999 and 1998 was $17,611 and $12,524, respectively. Selected financial data for CTS is included in Note 18. The remaining balance in minority interest related to all other at December 31, 1999 and 1998 was $7,264 and $3,701, respectively.

--------------------------------------------------------------------------------

Note 7. Acquisitions and Joint Venture

Walsh Acquisition

     On June 24, 1998, Cognizant acquired Walsh International, Inc. ("Walsh"). The final purchase price was $193,748, including $167,148 of Cognizant common stock, $9,521 for Cognizant stock options issued and $17,079 of direct acquisition and integration costs.

     Under the terms of the Walsh acquisition agreement, Walsh shareholders received 6,454,600 shares of Cognizant common stock, issued from treasury stock, for a total consideration of approximately $167,148, based on a Cognizant share price of $25.896. The original estimate of direct acquisition and integration costs of $17,079 consisted of severance ($4,876), lease terminations ($2,569) and other direct acquisition and integration costs ($9,634). These direct acquisition and integration costs were incremental and were incurred as a direct result of the acquisition and the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to Walsh employees) and certain contractual costs (such as Walsh leases that were to be terminated). At December 31, 1999, the program for integrating Walsh had been completed. The Company incurred higher-than-anticipated severance costs for Walsh employees and restructured acquired Walsh leases at a cost lower than originally anticipated. In addition, a certain lease scheduled for termination was retained by the Company. As a result, the remaining liability for acquisition and integration

IMS HEALTH INCORPORATED

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

costs and goodwill were reduced by $890. Approximately $155,667 (originally $156,557) was recorded as the excess of the purchase price over the fair value of identifiable net assets (goodwill), which is being amortized on a straight-line basis over 15 years.

PMSI Acquisition

     On August 5, 1998, IMS Health acquired certain non-U.S. assets of Pharmaceutical Marketing Services Inc. ("PMSI"). The final purchase price was $103,291, consisting of IMS Health common stock ($75,292), IMS Health stock options issued ($5,415) and direct acquisition and integration costs ($22,584).

     Under the terms of the PMSI acquisition agreement, PMSI received 2,395,926 shares of IMS Health common stock, issued from treasury stock, for a total consideration of approximately $75,292. The original estimate of direct acquisition and integration costs consisted of severance ($3,794), lease terminations ($1,623), contract cancellations ($10,935), and other direct acquisition and integration costs ($6,232). These direct acquisition and integration costs were incremental and were recognized as a direct result of the acquisition and the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to PMSI employees) and certain contractual cancellation costs (such as PMSI contracts and leases that were to be terminated). The severance costs and the costs of terminating various leaseholdings were lower than originally anticipated. However, the Company's other direct costs recognized as a result of the acquisition such as direct legal fees and a pre-acquisition contingency in the amount of $1,500 were greater than originally estimated. As a result, additional goodwill in the amount of $1,500 was recorded. Approximately $116,775 (originally $115,275) was recorded as the excess of the purchase price over the fair value of identifiable net assets (goodwill), which is being amortized on a straight-line basis over 15 years.

Purchase Price Allocation

     In connection with both the Walsh and PMSI acquisitions, the Company made allocations of the purchase price to IPR&D amounting to $21,900 in the second quarter of 1998 related to the Walsh acquisition and $10,900 in the third quarter of 1998 related to the PMSI acquisition. At the date of the respective acquisitions, the development of the IPR&D projects had not reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

    In accordance with Securities and Exchange Commission ("SEC") guidance with respect to the allocation of IPR&D in connection with an acquisition, the amounts allocated to IPR&D above reflect the relative value and contribution of the acquired IPR&D. Consideration was given to the projects' stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, the costs already incurred and the projected costs to complete the projects.

     In addition, the Company allocated $29,000 in the Walsh businesses and $7,700 in the PMSI businesses to existing core technology, representing computer software that is currently in use and available for sale. These computer software products are being amortized on a straight-line basis over 5 years.

     The allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with these acquisitions was based primarily on estimates of fair values by an independent appraisal firm. The initial purchase price allocations, prior to the $890 and $1,500 adjustments to Walsh and PMSI goodwill referred to above, were:

                                             WALSH          PMSI         TOTAL
--------------------------------------------------------------------------------
IPR&D charge                               $ 21,900      $ 10,900      $ 32,800
Net liabilities assumed                      (5,009)      (28,274)      (33,283)
Computer Software/ Core Technology           29,000         7,700        36,700
Deferred taxes                               (8,700)       (2,310)      (11,010)
Goodwill                                    156,557       115,275       271,832
--------------------------------------------------------------------------------
Total Purchase Price                       $193,748      $103,291      $297,039
--------------------------------------------------------------------------------

     In the aggregate, the impact of both the Walsh and PMSI acquisitions on the results of operations, other than the one-time charges and the IPR&D write-offs, had they occurred on January 1, 1998 or 1997 would be immaterial.

     In connection with the PMSI acquisition, the Company evaluated then existing IMS Health product offerings and operations. Based on this strategic assessment, the Company decided to abandon certain then-existing IMS Health software products. Accordingly, the Company recognized the impairment of certain computer software assets ($36,300), the closure of certain IMS facilities ($800), and the severance of certain IMS employees ($5,600) and other related charges ($319). This resulted in a one-time charge of $43,019 recorded as direct acquisition integration expenses in the third quarter of 1998 as a component of operating income.

Joint Venture

     On September 1, 1998, the Company formed a joint venture with IHA Institut fur Marktanalysen AG ("IHA"). The Company and IHA each contributed all of their Swiss pharmaceutical research assets to the venture and each own 50% of the venture. The Company contributed assets of $54 and cash of $11,014. The $12,027 excess of the investment over the value of the Company's share of the net assets has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. The Company has accounted for its ownership interest in the venture under the equity basis.

IMS HEALTH INCORPORATED

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

Note 8. Public Offering of a Subsidiary

    CTS effected an initial public offering (the "CTS IPO") of 2,917,000 shares of Class A Common Stock, par value $0.01 per share, of CTS (3,354,550 including the underwriters' over-allotment option granted by Cognizant) on June 19, 1998. Of such shares, 2,500,000 were offered by CTS and 417,000 shares were offered by Cognizant, the accounting predecessor to IMS Health. Of the total proceeds, CTS used approximately $6.5 million to repay intercompany debt owed to Cognizant. Cognizant's interest in CTS was transferred to the Company in the Distribution. The transaction (other than the over-allotment option) closed on June 24, 1998 and resulted in a gain of $12,777, which is a SAB 51 gain. The underwriters over-allotment option was exercised during the third quarter of 1998. The Company recognized a gain from this sale which has been recognized in Other Income. The Company's ownership interest is 61.1% at December 31, 1999 and accordingly, the Company continues to consolidate CTS's results within its financial statements. The minority interest is captured on the Consolidated Statements of Financial Position in the Minority Interest line and on the Consolidated Statements of Income in the Other Expense-Net line. The minority interest in the earnings of CTS amounted to $4,376, $1,689 and $669 in 1999, 1998 and 1997, respectively. CTS's Class A Common Stock is listed on the NASDAQ National Market under the symbol "CTSH".

--------------------------------------------------------------------------------

Note 9. Securities and Other Investments

     Amounts shown below for Equity Securities are included in the Consolidated Statements of Financial Position as Securities and Other Investments. Cash equivalents and the net assets of Discontinued Operations have been excluded from these disclosures.

                                                      DECEMBER 31,
                                            ------------------------------------
                                                  1999             1998
--------------------------------------------------------------------------------
                                            COST   FAIR VALUE  COST   FAIR VALUE
--------------------------------------------------------------------------------
Equity Securities                          $4,251    $61,153  $5,491    $37,685
--------------------------------------------------------------------------------

     In addition to the amounts disclosed above, Securities and Other Investments include the Company's private equity investments in venture capital partnerships of $64,697 and $60,206 at December 31, 1999 and 1998, respectively. Such investments are carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

Note 10. Financial Instruments

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

     Gains and losses on contracts hedging anticipated and committed foreign currency revenues are deferred until such revenues are recognized, and offset changes in the value of such revenues. At December 31, 1999, the notional amount of committed foreign currency revenues hedged was $128,682, with deferred gains of $1,533 related to foreign currency hedge transactions. Deferred amounts to be recognized can change with market conditions and are expected to be substantially offset by changes in the value of the related hedged transaction. The impact of foreign exchange risk management activities on operating income in 1999, 1998 and 1997 was a net gain of $6,427, $9,433 and $15,617, respectively.
In addition, at December 31, 1999, the Company had approximately $32,955 in foreign exchange forward contracts outstanding with various expiration dates through February 2000 hedging non-functional currency assets and liabilities. Gains and losses on contracts hedging non-functional currency assets and liabilities are not deferred and are included in current income in other income/expense-net.

Fair Value of Financial Instruments

     At December 31, 1999, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable, short-tem debt and foreign exchange risk management contracts. At December 31, 1999, the fair values of cash, cash equivalents, receivables, accounts payable and short-term debt approximated carrying values due to the short-term nature of these instruments. At December 31, 1999, the notional amounts of the Company's risk management con-

IMS HEALTH INCORPORATED

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

tracts were $161,637 and all contracts mature in 2000. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

Note Receivable (unaudited subsequent event)

     At January 3, 2000 the Company held a related party note receivable totaling $3,558 from Victoria R. Fash, its President and Chief Executive Officer and a Director. $632 was repaid on January 12, 2000 leaving a principal amount of $2,926. The loan accrues interest at an annual rate of 6.21% with principal and accrued interest due on December 31, 2008 and is secured by 81,260 shares of the Company's Common Stock.

Credit Concentrations

     The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 1999 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

     The Company maintains accounts receivable balances ($284,679 and $324,219, net of allowances for doubtful accounts, at December 31, 1999 and 1998, respectively--See Note 17.), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 1999 due to the high quality of its customers and their dispersion across many geographic areas.

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

Note 11. Pension and Post-retirement Benefits

     In accordance with FAS No. 132, "Employers' Disclosure About Pensions and Other Post-retirement Benefits", the status of all of the Company's defined benefit pension and post-retirement benefit plans at December 31, 1999 and 1998 is as follows:

                                                                               PENSION BENEFITS  POST-RETIREMENT BENEFITS
--------------------------------------------------------------------------------------------------------------------------
                                                                               1999        1998           1999       1998
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                                    $129,536    $150,372         $8,110    $14,940
Service cost                                                                  9,781      10,687            720        870
Interest cost                                                                 8,973       9,738            530        720
Foreign currency exchange loss                                               (2,385)     (1,931)            --         --
Amendments                                                                   (1,500)     (1,156)           180         --
Plan participant's contributions                                                756         988             50         30
Actuarial gain                                                               (4,384)       (865)        (1,190)      (230)
Divestitures                                                                     --     (34,870)            --     (8,040)
Benefits paid                                                                (5,452)     (3,427)          (430)      (180)
--------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                           135,325     129,536          7,970      8,110
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                              143,204     175,263             --         --
Actual return on assets                                                      22,217      27,965             --         --
Foreign currency exchange loss                                                 (587)       (948)            --         --
Employer contributions                                                        4,030       1,653            380        150
Plan participant's contributions                                                756         988             50         30
Divestitures                                                                     --     (58,290)            --         --
Actual Expense Paid                                                            (170)         --             --         --
Benefits paid                                                                (5,452)     (3,427)          (430)      (180)
[GRAPHIC OMITTED]
--------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                    163,998     143,204             --         --
--------------------------------------------------------------------------------------------------------------------------
FUNDED STATUS AT END OF YEAR                                                 28,674      13,668         (7,970)    (8,110)
Unrecognized actuarial (gain)/loss                                          (35,301)    (18,898)          (770)       420
Unrecognized prior service cost                                              (2,407)     (2,606)          (250)      (680)
Unrecognized net transition asset/(liability)                                 1,418        (388)            --         --
[GRAPHIC OMITTED]
--------------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                                         (7,616)     (8,224)        (8,990)    (8,370)
--------------------------------------------------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED STATEMENTS OF FINANCIAL
POSITION CONSIST OF:
Prepaid benefit cost                                                         14,794      13,295             --         --
Accrued benefit liability                                                   (22,410)    (22,282)        (8,990)    (8,370)
Intangible asset                                                                 --         763             --         --
--------------------------------------------------------------------------------------------------------------------------
Net amount recognized                                                        (7,616)     (8,224)        (8,990)    (8,370)
--------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,
Discount Rate                                                                  6.72%       6.34%          7.50%     6.50%
Expected return on plan assets                                                 8.64%       8.68%           n/a       n/a
Rate of compensation increase                                                  4.05%       4.98%           n/a       n/a
--------------------------------------------------------------------------------------------------------------------------

The assumed rate of future increases in per capita cost of covered healthcare benefits is 6.5% in 1999, decreasing gradually to 5% for the year 2021 and remaining constant thereafter. The components of net periodic benefit cost for 1999, 1998 and 1997 are summarized as follows:

                                                                       PENSION BENEFITS          POST-RETIREMENT BENEFITS
--------------------------------------------------------------------------------------------------------------------------
[GRAPHIC OMITTED]
--------------------------------------------------------------------------------------------------------------------------
                                                          1999        1998         1997       1999        1998       1997
--------------------------------------------------------------------------------------------------------------------------
Components of net periodic benefit cost
  Service cost                                         $ 9,781     $10,687      $ 9,959     $  720      $  870     $1,000
  Interest cost                                          8,973       9,738       10,504        530         720        860
Expected return on plan assets                         (11,639)    (13,124)     (13,951)        --          --         --
Amortization of prior service cost                        (217)       (237)        (190)      (250)       (490)      (660)
Recognized actuarial (gain)/loss                          (501)        316          660         --          --         --
--------------------------------------------------------------------------------------------------------------------------
Net period benefit cost                                $ 6,397     $ 7,380      $ 6,982     $1,000      $1,100     $1,200
--------------------------------------------------------------------------------------------------------------------------
                                                                                                                        27

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

     The Distribution at June 30, 1998 resulted in a transfer of the allocable portion of the benefit obligation and plan assets of NMR (See Note 1.). Pension expenses related to the discontinued operations included in the table above were $226 in 1998 and 1,571 in 1997. Other benefit costs for discontinued operations were not significant.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $38,697, $33,095, and $17,075, respectively, as of December 31, 1999, and $35,036, $28,964, and $14,695, respectively as of
December 31, 1998.

     Assumed healthcare costs trend rates have a significant effect on the amounts reported for the healthcare plan costs. A one-percentage-point change in assumed healthcare cost trend rates for 1999 would have the following effects:

                                                   1-PERCENTAGE    1-PERCENTAGE
INCREASE/(DECREASE)                               POINT INCREASE  POINT DECREASE
--------------------------------------------------------------------------------
Effect on total service/interest cost                  $ 80           ($70)
Effect on post-retirement benefit
  obligation                                           $540          ($470)
--------------------------------------------------------------------------------
     Certain employees of the Company in the United States also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $3,108, $3,713 and $4,666 for the years 1999, 1998 and 1997, respectively which includes expenses related to discontinued operations of $768 and $2,021 for the years 1998 and 1997 respectively.
--------------------------------------------------------------------------------
Note 12. Employee Stock Plans

     The Company has an Employee Stock Incentive Plan which provides for the grant of stock options, restricted stock and restricted stock units to eligible employees. At December 31, 1999 there were 54,527,669 shares authorized for grants of options under the Company's Employee Stock Incentive Plan of which 19,645,578 were available for grant on such date. Pursuant to the restricted stock units, the Company recognized compensation expense of $3,528, $552, $22 in 1999, 1998, and 1997, respectively. In addition it provides an opportunity for the purchase of stock options with a prepayment equal to ten percent of the exercise price, with the remaining payment due when the options are exercised. Options have a life of ten years, vest proportionally over three to six years and have an exercise price equal to the fair market value of the common stock on the grant date.

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

     Gartner has several stock option and stock purchase plans. The exercise price of options granted under the plans is equal to the fair market value at the date of grant of Gartner stock. Options outstanding and exercisable were 14,560,757 and 5,774,615, respectively, at December 31, 1998, at prices ranging from $0.63 to $35.68 per share. As discussed previously, a majority of the Company's interest in Gartner was spun-off in July 1999 (See Note 4.)

     CTS has stock option plans which provide for the grant of stock options to eligible employees, non-employee Directors and independent contractors. Options granted under these plans may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. All options have a life of ten years, vest proportionally over four years and have an exercise price equal to the fair market value of the common stock on the grant date. At December 31, 1999, 1,275,904 options were outstanding at a weighted average exercise price of $16.73 per share. Of this amount, 220,951 were exercisable at a weighted average exercise price of $6.80. At December 31, 1998, 685,026 options were outstanding at a weighted average exercise price of $5.85 per share. Of this amount, 112,065 were exercisable at a price of $4.69 per share. Share and exercise prices have not been adjusted for the 2 for 1 stock split announced by CTS on February 11, 2000.

     SFAS No. 123, "Accounting for Stock-Based Compensation" requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. No compensation cost has been recognized for the fixed stock option plans in 1999, 1998 and 1997. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No.123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                      Years Ended December 31,
                                                    ----------------------------
                                                      1999       1998     1997
--------------------------------------------------------------------------------
Net Income:       As Reported                       $276,061   $220,558 $312,350
                  Pro forma                         $228,878   $191,409 $287,536
Earnings Per Share:
Basic             As Reported                          $0.88      $0.68    $0.95
                  Pro forma                            $0.73      $0.59    $0.87
Diluted
                  As Reported                          $0.86      $0.66    $0.93
                  Pro forma                            $0.72      $0.57    $0.86


                                                      Years Ended December 31,
                                                    ----------------------------
                                                      1999       1998     1997
--------------------------------------------------------------------------------
Income from continuing operations:
                  As Reported                       $250,366   $126,064 $185,951
                  Pro forma                         $210,084   $109,741 $170,520
Earnings Per Share:
Basic from continuing operations
                  As Reported                          $0.80      $0.39    $0.57
                  Pro forma                            $0.67      $0.34    $0.52
Diluted from continuing operations
                  As Reported                          $0.78      $0.38    $0.55
                  Pro forma                            $0.66      $0.33    $0.51
--------------------------------------------------------------------------------
Note: The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

     The fair value of the Company's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for 1999, dividend yield of 0.3%; expected volatility of 35%; a risk-free interest rate of 4.8%; and an expected term of 3 years. The following weighted average assumptions were used for 1998 and 1997: dividend yield of 0.3%; expected volatility of 25%; a risk-free interest rate of 5.1%; and an expected term of 3.5 years. The weighted average fair value of the Company's stock options granted in 1999, 1998, and 1997 are $9.85, $7.92 and $6.56, respectively.

     For the period through the Gartner Spin-Off, the fair value of Gartner stock options used to compute the Company's pro forma net income and earnings per share disclosures was computed in the same manner with the following weighted-average assumptions for 1999: dividend yield of 0%; expected volatility of 45%; a risk-free interest rate of 4.7%; and an expected term of 3.5 years. For the years ended 1998 and 1997, the following assumptions were used: dividend yield of 0%; expected volatility of 38%; a risk-free interest rate of 5.4%; and an expected term of 3.5 years. The weighted average fair value of Gartner stock options granted in 1999, 1998 and 1997 are $8.91, $11.55 and $10.12, respectively.

     The fair value of CTS options used to compute the Company's pro forma net income and earnings per share disclosures was computed in the same manner with the following weighted-average assumptions for 1999: risk-free interest rate of 5.6%, expected dividend yield of 0.0%, expected volatility of 75.0% and expected life of 3.9 years. 1998 assumptions; risk-free interest rate of 5.4%, expected dividend yield of 0.0%, expected volatility of 48.0% and expected life of 3.6 years. 1997 assumptions: risk-free interest rate of 6.3%, expected dividend yield of 0.0%, expected volatility of 40.0% and expected life of 8.7 years. The weighted-average fair value of CTS options granted during 1999, 1998 and 1997 are $14.89, $4.68 and $2.38 respectively.

     As a result of the Gartner Spin-Off, outstanding awards under the Company's Employee Stock Incentive Plan and other option and equity plans were adjusted to maintain the intrinsic value of the awards. The formula, based on SEC guidance, was defined as the "immediately after" Company stock price divided by the "immediately before" Company stock price. The "immediately after" component was determined to be the last "when issued" pre-spin trade of the Company. This number was divided by the "immediately before" pre-spin "regular way" trading price of IMS Health.

     Immediately following the Distribution in July of 1998, outstanding awards under Cognizant's Key Employees Stock Incentive Plan and other option plans were cancelled and replaced by substitute awards under various IMS Health option plans. The formula to determine the number of replacement options was the average fair market value of Cognizant shares before the Distribution divided by the average fair value of IMS Health shares after the Distribution.

     At December 31, 1999, outstanding options for IMS Health common stock held by Company employees, including the substitute awards mentioned above, totaled 34,882,091, of which 9,647,008 had vested and were exercisable. The option prices range from $9.89 to $33.58 per share and are exercisable over periods ending no later than 2009. At December 31, 1998, outstanding options for IMS Health common stock held by Company employees totaled 28,859,996, of which 5,402,436 had vested and were exercisable. The option prices ranged from $3.69 to $34.25 per share.

                                                                    WEIGHTED
                                                                     AVERAGE
                                           SHARES                 EXERCISE PRICE
--------------------------------------------------------------------------------
Options Outstanding,
  December 31, 1996                      40,453,498                   $16.50
Granted                                   7,756,474                   $21.18
Exercised                                (1,713,386)                  $15.39
Expired/Terminated                       (2,651,806)                  $16.60
--------------------------------------------------------------------------------
Options Outstanding,
  December 31, 1997                      43,844,780                   $17.38
--------------------------------------------------------------------------------
Nielsen Media Research                   (9,394,856)                  $16.89
Conversion Adjustment                    (1,768,840)                     --
Granted (1)(2)                            6,508,614                   $28.94
Exercised (2)                            (6,324,494)                  $16.91
Expired/Terminated (2)                   (4,005,208)                  $18.17
--------------------------------------------------------------------------------
Options Outstanding,
  December 31, 1998                      28,859,996                   $21.18
--------------------------------------------------------------------------------
Conversion Adjustment                     4,108,190                      --
Granted                                   8,645,944                   $34.14
Exercised                                (1,884,947)                  $16.96
Expired/Terminated                       (4,847,092)                  $22.76
Options Outstanding,
  December 31, 1999                      34,882,091                   $21.96
--------------------------------------------------------------------------------

(1) This includes 1,928,188 options granted in connection with the Walsh and PMSI acquisitions.

(2) Excludes NMR.

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------


                                                                                       WEIGHTED-AVERAGE
                                      DECEMBER 31, 1999                 -----------------------------------------------------
    RANGE OF                  -------------------------------             REMAINING               OPTION EXERCISE PRICES
    EXERCISE                    NUMBER              NUMBER               CONTRACTUAL        ---------------------------------
     PRICES                   OUTSTANDING         EXERCISABLE               LIFE             OUTSTANDING         EXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
$ 9.89 - $14.93                  542,072             479,289              5.2 years            $13.63              $13.60
$15.13 - $17.77               15,822,983           6,317,540              6.9 years            $15.87              $15.89
$18.39 - $20.90                  498,139              89,438              7.6 years            $19.96              $19.46
$21.01 - $26.99                7,381,638           2,038,228              8.2 years            $23.14              $23.03
$27.15 - $29.38                1,050,389             122,229              9.1 years            $27.90              $27.90
$30.14 - $33.58                9,586,870             600,284              9.0 years            $31.05              $30.61
                              ------------------------------
                              34,882,091           9,647,008
-----------------------------------------------------------------------------------------------------------------------------

     On January 3, 2000, the Company reduced the vesting period on substantially all options previously granted with a six-year vesting period to four years. As a result 4,997,101 previously unvested options with exercise prices ranging from $14.93 to $28.95 became exercisable at January 3, 2000.
--------------------------------------------------------------------------------

Note 13.  Income Taxes

     The Company has been informed by The Dun & Bradstreet Corporation ("D&B") that the IRS is currently reviewing D&B's utilization of certain capital losses during 1989 and 1990. D&B expects that an assessment will be issued from the IRS during the second quarter of 2000. At that time, D&B will consider its options, which includes satisfying its obligation to the IRS for its share of the liability. The Company has estimated that D&B's total cash liability to the IRS if an assessment is made and the IRS prevails would be approximately $451,000 for taxes and accrued interest net of tax benefit. Under the terms of the Distribution Agreement dated October 28, 1996 among D&B, Cognizant and ACNielsen Corporation (the "1996 Distribution Agreement"), the Company is liable to pay half of such taxes and interest owed to the IRS to the extent that D&B's total liabilities exceed $137,000. A portion of the Company's liability would in turn be shared with NMR under the Distribution Agreement. NMR is not obligated to pay its share to the Company until January 2, 2001. The Company estimates that its share of the liability were the IRS to prevail would be approximately $140,000, net of income tax benefit and NMR's contribution obligation. This liability has been included in Accrued Income Taxes at December 31, 1999, reclassified from Other Liabilities at December 31, 1998.

     In 1998 the Company had accrued its additional anticipated share of the probable liability to D&B under the 1996 and 1998 Distribution Agreements (the "Pre-spin Liability"). Accordingly, management does not believe that this matter will have a material adverse effect on the Company's consolidated financial position or operating results when it is resolved in a future period. The Company believes that it has more than sufficient funds available from operating cash flows and committed bank lines of credit to cover any such payment without a material effect on its liquidity or its financial condition. Income from continuing operations before provision for income taxes consisted of:

                                                      1999       1998       1997
--------------------------------------------------------------------------------
U.S.                                              $ 98,016   $ 36,344   $ 43,615
Non-U.S.                                           250,426    148,500    197,950
--------------------------------------------------------------------------------
                                                  $348,442   $184,844   $241,565
--------------------------------------------------------------------------------

The provision /(benefit) for income taxes consisted of:

                                                      1999       1998      1997
--------------------------------------------------------------------------------
U.S. Federal and State:
Current                                            $60,444   $132,189  $ (7,159)
Deferred                                             3,560     (7,571)   (4,136)
--------------------------------------------------------------------------------
                                                   $64,004   $124,618  $(11,295)
--------------------------------------------------------------------------------
Non-U.S.:
Current                                            $61,597   $ 30,235   $ 54,183
Deferred                                           (27,525)   (96,073)    12,726
                                                    34,072    (65,838)    66,909
--------------------------------------------------------------------------------
Total                                              $98,076   $ 58,780   $ 55,614
--------------------------------------------------------------------------------

     The following table summarizes the significant differences between the U.S. Federal Statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

                                                       1999       1998     1997
--------------------------------------------------------------------------------
State and Local Income Taxes,
Tax Expense at Statutory Rate                          35.0%      35.0%    35.0%
  net of Federal Tax Benefit                            0.1        0.3      0.6
Impact of Non-U.S. Tax Rates
  and Credit                                           (0.6)       0.6     (1.6)
Impact of Non-U.S. Tax Rate Changes
  on Deferred Taxes                                     2.6        --       --
Non-U.S. Tax Liabilities                                5.3        --       --
Recognition of Loss on Sale of SSJ                     (2.6)       --       --
Amortization of Non-U.S. Intangibles                  (19.5)     (64.0)     --
Pre-Spin Liability                                      2.6       57.1      --
Amortization of U.S. Intangibles                        --       (10.8)   (11.7)
Non-Deductible Reorganization Costs                     1.0        6.6      --
Non-Deductible IPR&D Write-offs                         --         6.2      --
Goodwill                                                1.9        1.8      0.6
Other                                                   2.3       (1.0)     0.1
--------------------------------------------------------------------------------
Total Taxes                                            28.1%      31.8%    23.0%
--------------------------------------------------------------------------------

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

     The Company's deferred tax assets/(liabilities) are comprised of the following at December 31:

                                                              1999         1998
--------------------------------------------------------------------------------
Deferred Tax Assets:
  Non U.S. Intangibles                                    $120,550     $ 86,738
  Operating Losses                                          23,377       22,546
  U.S. Intangibles                                          17,037       20,701
  Recognition of the Loss on the Sale of SSJ                 9,080         --
  Post-Retirement and Post-Employment
    Benefits                                                 5,447        9,934
--------------------------------------------------------------------------------
                                                           175,491      139,919
Valuation Allowance                                        (23,325)     (21,239)
--------------------------------------------------------------------------------
                                                           152,166      118,680
--------------------------------------------------------------------------------
Deferred Tax Liabilities:
  Computer Software                                        (47,043)     (48,549)
  Deferred Revenue                                         (34,001)     (28,990)
  Marketable Securities                                    (15,591)      (8,821)
  Depreciation                                             (10,144)     (10,168)
  Other                                                    (12,021)      (7,581)
--------------------------------------------------------------------------------
                                                          (118,800)    (104,109)
--------------------------------------------------------------------------------
Net Deferred Tax Asset                                    $ 33,366     $ 14,571
--------------------------------------------------------------------------------

     Income taxes paid were $67,490, $88,519 and $44,094 in 1999, 1998 and 1997, respectively.

     To consolidate certain of its international operations, in 1999 and 1998, the Company engaged in certain non-U.S. reorganizations which gave rise to the recognitions of tax deductible non-U.S. intangible assets in excess of book basis.

     The 1999 and 1998 net deferred tax assets consist of a current deferred tax asset of $38,092 and $32,749, respectively, included in Other Current Assets, offset by non-current deferred tax liabilities of $4,726 and $18,178, respectively (See Notes 2., 6. and 17.).

     The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses, in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

     Undistributed earnings of non-U.S. subsidiaries aggregated approximately $588,970 at December 31, 1999. Deferred tax liabilities have not been recognized for these undistributed earnings because it is the Company's intention to indefinitely reinvest such undistributed earnings outside the United States. If such earnings are permanently repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.
--------------------------------------------------------------------------------

Note 14.    Commitments

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 1999, 1998 and 1997 was $26,656, $21,868 and $19,432. The
minimum annual rental expense for real estate operating leases that have initial or remaining noncancelable lease terms in excess of one year, at December 31, 1999 was: 2000--$25,614; 2001--$22,493; 2002--$16,096; 2003--$12,978;
2004--$10,435 and an aggregate of $20,906 thereafter. The total of minimum rentals to be received in the future under noncancelable real estate subleases at December 31, 1999 was $2,784.

     The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $22,248, $17,815 and $28,241 for 1999, 1998 and 1997, respectively. At December 31, 1999, the minimum annual rental expense for computer and other equipment under operating leases that have initial or remaining noncancelable lease terms in excess of one year was:
2000--$20,716; 2001--$12,752; 2002--$7,497; 2003--$3,758; 2004--$2,678 and an
aggregate of $6,615 thereafter.

     The Company has agreements with various third parties to purchase certain data and telecommunications services, extending beyond one year. At December 31, 1999, the purchases covered by these agreements aggregated: 2000--$83,172; 2001--$32,144; 2002--$16,060; 2003--$11,300; 2004--$7,328 and an aggregate of
$1,774 thereafter.

     The Company is subject to capital call requirements up to $20,000 in 2000, pursuant to its participation in certain venture capital partnerships.
--------------------------------------------------------------------------------


Note 15.    IMS Health Capital Stock

     Under the Company's Restated Certificate of Incorporation, as amended, the Company has authority to issue 820,000,000 shares with a par value of $.01 per share of which 800,000,000 represent shares of common stock, 10,000,000 represent shares of preferred stock and 10,000,000 represent shares of series common stock. The preferred and series common stock can be issued with varying terms, as determined by the Board of Directors.

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

     On June 30, 1998, 335,045,390 shares of the Company's common stock were distributed to the shareholders of Cognizant. Since the Company has been treated as the successor entity for accounting purposes, the Company's

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

historical financial statements reflect the recapitalization of the Company in connection with the Distribution, including the elimination of treasury shares (which shares became treasury shares of NMR).

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

     On October 21, 1997 Cognizant announced that its board of directors had authorized a systematic stock repurchase program to buy up to 20,000,000 shares of Cognizant's outstanding common stock. As the "Accounting Successor to Cognizant," the Company purchased the remaining balance of 18,540,800 shares of the Company's stock. A portion of this program was intended to offset option exercises. This program was completed by the Company in November 1998 at a total cost of $591,331.

     On October 20, 1998, the Board of Directors authorized a stock repurchase program to buy up to 16,000,000 shares of the Company's outstanding common stock. A portion of this program was intended to offset option exercises. This program was completed in October 1999 at a cost of $478,302.

     On October 19, 1999, the Board of Directors authorized another stock repurchase program to buy up to 16,000,000 of the Company's outstanding common stock. A portion of this program is intended to offset option exercises. As of December 31, 1999, 5,463,200 shares have been acquired at a total cost of $136,784.
--------------------------------------------------------------------------------

Note 16. Contingencies

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

     In addition, the Company is subject to certain other contingencies discussed below:

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

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

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

     IMS Health and NMR are jointly and severally liable to D&B and ACNielsen for Cognizant's obligations under the terms of the 1996 Distribution Agreement. IMS Health and NMR have agreed that, as between themselves, IMS Health will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS Health has agreed to be fully responsible for any legal fees and expenses incurred during 1998. NMR's aggregate liability to IMS Health for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125 million.

     Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

Other Contingencies

     The Company, Cognizant and D&B have entered and the Company continues to enter into global tax planning initiatives in the normal course of business. These activities are subject to review by tax authorities. As a result of the review process, uncertainties exist and it is possible that some of these matters could be resolved adversely to the Company, Cognizant or D&B (See Notes
2. and 13.).

     The Company is the subject of complaints filed with the European Commission (the "Commission") pursuant to Article 3 of Council Regulation No. 17 of 1962 (the "EC Matters"). The complaints with the Commission were filed by Source Informatics Ltd. (December 1, 1997) and NDC Health Information Services (Arizona) Inc. (May 13, 1998). The complaints allege that the Company has been and continues to engage in certain commercial practices which violate Articles 81 and 82 of the European Communities Treaty, which relate to restricting competition and abuse of position in detriment of completion, respectively. The Company has responded to the complaints denying the allegations in the complaints and has provided information to the Commission pursuant to formal information requests. No action has been taken by the Commission nor have hearings been held or scheduled. The Commission may issue interim measures until a decision is reached, dismiss the complaint, issue a decision prohibiting the alleged practices and/or impose fines against the Company. The Company intends to vigorously defend the EC Matters.

     Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.
--------------------------------------------------------------------------------

Note 17. Supplemental Financial Data

Accounts Receivable--Net:

                                                              1999         1998
--------------------------------------------------------------------------------
Trade and Notes                                           $226,631     $262,990
Less: Allowance for Doubtful Accounts                       (7,625)     (11,246)
Unbilled Receivables                                        50,306       51,097
Other                                                       15,367       21,378
--------------------------------------------------------------------------------
At December 31,                                           $284,679     $324,219
--------------------------------------------------------------------------------



Other Current Assets:

                                                              1999         1998
--------------------------------------------------------------------------------
Deferred Income Taxes                                      $38,092      $32,749
Prepaid Expenses                                            37,015       39,706
Inventory                                                   34,801       31,413
--------------------------------------------------------------------------------
At December 31,                                           $109,908     $103,868
--------------------------------------------------------------------------------

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

     Property, Plant and Equipment--Net, Carried at Cost, Less Accumulated Depreciation and Amortization:

                                                                      ESTIMATED
                                               1999       1998     USEFUL LIVES
--------------------------------------------------------------------------------
Buildings                                   $88,676    $88,921         40 years
Machinery and Equipment                     237,136    238,679        3-5 years
Less: Accumulated Depreciation             (178,069)  (170,764)
Leasehold Improvements, less
  Accumulated Amortization of
  $14,754 and $13,415.                       14,780     14,340
Land                                          6,667      7,975
--------------------------------------------------------------------------------
At December 31,                            $169,190   $179,151
--------------------------------------------------------------------------------


Computer Software and Goodwill:

                                                          SOFTWARE     GOODWILL
--------------------------------------------------------------------------------
January 1, 1998                                           $153,958      $87,430
Additions at Cost                                           61,089      292,349
Amortization                                               (51,190)     (12,100)
Asset Impairment                                           (36,300)        --
Software Additions from Acquisitions                        36,700         --
Other Deductions and Reclassifications                       4,737       (3,838)
--------------------------------------------------------------------------------
December 31, 1998                                          168,994      363,841
Additions at Cost                                           59,284        2,980
Amortization                                               (41,782)     (24,108)
Sale of SSJ                                                 (6,331)        --
Other Deductions and Reclassifications                      (4,906)      (1,709)
Calendarization                                               (285)      (1,513)
--------------------------------------------------------------------------------
December 31, 1999                                         $174,974     $339,491
--------------------------------------------------------------------------------


     Accumulated Amortization of Computer Software was $236,580 and $216,136 at December 31, 1999 and 1998, respectively. Accumulated Amortization of Goodwill was $71,729 and $46,380 at December 31, 1999 and 1998, respectively.

Accounts Payable:

                                                               1999         1998
--------------------------------------------------------------------------------
Trade                                                       $24,474      $21,892
Taxes Other than Income Taxes                                11,643       16,596
Other                                                         8,460       13,227
--------------------------------------------------------------------------------
At December 31,                                             $44,577      $51,715
--------------------------------------------------------------------------------


Accrued and Other Current Liabilities:

                                                              1999         1998
--------------------------------------------------------------------------------
Salaries, Wages, Bonuses and
  Other Compensation                                       $65,797      $75,178
Direct Acquisition and Integration Costs                     5,016       19,410
28,586Other Operating Costs                                125,562      204,037
--------------------------------------------------------------------------------
At December 31,                                           $196,375     $298,625
--------------------------------------------------------------------------------


Short Term Debt:

     The Company has short-term borrowing arrangements with several international banks to provide lines of credit up to the equivalent of $409,360 at December 31, 1999. Total unused lines of credit at December 31, 1999 were $273,273. None of these arrangements had material commitment fees or compensating balance requirements. The weighted average interest rates on short-term debt at December 31, 1999 and 1998 were 0.9% and 2.0%, respectively. Payments for interest were $7,491, $1,645, $2,293, for the years ended December 31, 1999, 1998 and 1997, respectively.
--------------------------------------------------------------------------------

Note 18. Operations by Business Segment

     Historical results have been restated to reflect Gartner and NMR as discontinued operations (See Note 1.).

     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making groups, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company, operating globally in approximately 100 countries, is managed by way of and delivers information, software and related services principally through the strategic business segments referenced below.

     The chief operating decision makers evaluate the performance and allocate resources based on revenue and operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment transactions are excluded from management's analysis of operations by business segment.

     The IMS segment consists of IMS, the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries, and Strategic Technologies, a leading provider of automated sales support technologies to the pharmaceutical industries. The Walsh and PMSI business acquired in 1998 have been integrated into the IMS segment's operations. Effective in the first quarter of 1999, the IMS segment's operating units revised their reporting period to conform to the Company's fiscal year ended December 31 (See Note 1.).

     The Emerging Markets segment includes the operations of Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry and Enterprises, the Company's venture capital unit focused on investments in emerging businesses. In 1998, this segment included SSJ, a marketer of financial application software products to the Japanese market, which was divested in the first quarter of 1999.

     CTS delivers high-quality, cost-effective, full life-cycle solutions to complex IT problems to clients transitioning to e-business through the use of a seamless on-site and offshore project team. These solutions comprise application development and integration services, application management services, and mass change services.

Dollar amounts in thousands, except share and per share data

---------------------------------------------------------------------------------------------------
                                                              EMERGING
YEAR ENDED DECEMBER 31, 1999                      IMS          MARKETS     CTS (1)      TOTAL
---------------------------------------------------------------------------------------------------
OPERATING REVENUE                              $ 1,275,681    $ 48,224    $74,084    $1,397,989
SEGMENT OPERATING INCOME                       $   355,784    $  8,112    $16,645    $  380,541
General Corporate Expenses (2)                     (41,518)
Interest Income (3)                                  6,693       1,263      7,956
Interest Expense (4)                                (1,113)     (1,113)
Non-Operating Income--Net
  Gains from Dispositions--Net (5)                  22,683      22,683
  Non-Operating Income--Other--Net (3)(4)(5)       (20,107)
---------------------------------------------------------------------------------------------------
Income from Continuing Operations Before
  Provision for Income Taxes                   $   348,442
Provision for Income Taxes                         (98,076)
Income from Discontinued Operations,
  Net of Income Taxes (6)                           25,695
Net Income                                         276,061
Segment Depreciation and Amortization          $    92,134    $  4,301    $ 3,037    $   99,472
Segment Capital Expenditures                   $    22,363    $  4,071    $ 6,312    $   32,746
Identifiable Assets at December 31, 1999 (7)   $   880,411    $153,841    $69,011    $1,103,263
---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------
OPERATING REVENUE                              $ 1,083,992    $ 57,542    $44,979    $1,186,513
Acquired In Process Research and Development        32,800      32,800
Direct acquisition integration expenses             48,019      48,019
SEGMENT OPERATING INCOME                       $   184,771    $  6,171    $ 8,918    $  199,860
General Corporate Expenses (2)                     (67,376)
Interest Income (3)                                  9,212           3        638         9,853
Interest Expense (4)                                  (804)       (804)
Non-Operating Income--Net
  Gains from Dispositions--Net (5)                  27,753      27,753
  Gain on Sale of Subsidiary Stock                  12,777      12,777
  Non-Operating Income--Other--Net (3)(4)(5)         2,781
---------------------------------------------------------------------------------------------------
Income from Continuing Operations Before
  Provision for Income Taxes                   $   184,844
Provision for Income Taxes                         (58,780)
Income from Discontinued Operations,
  Net of Income Taxes (6)                           94,494
Net Income                                         220,558
Segment Depreciation and Amortization          $    87,723    $  5,418    $ 2,221    $   95,362
Segment Capital Expenditures                   $    25,146    $  1,121    $ 4,075    $   30,342
Identifiable Assets at December 31, 1998 (7)   $ 1,235,285    $109,431    $51,634    $1,396,350
--------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------------------------
OPERATING REVENUE                              $   980,521    $ 65,159    $13,879    $1,059,559
SEGMENT OPERATING INCOME/(LOSS)                $   265,351    $(12,669)   $ 2,917    $  255,599
General Corporate Expenses                         (27,989)
Interest Income (3)                                  4,441         123         17         4,581
Interest Expense (4)                                  (679)       (109)      (788)
Non-Operating Income--Net
 Gains from Dispositions--Net                        9,391       9,391
  Non-Operating Income--Other--Net (3)(4)              771
--------------------------------------------------------------------------------------------------
Income from Continuing Operations Before
  Provision for Income Taxes                   $   241,565
Provision for Income Taxes                         (55,614)
Income from Discontinued Operations,
  Net of IncomeTaxes (6)                           126,399
Net Income                                         312,350
Segment Depreciation and Amortization          $    76,375    $ 10,164    $   975    $   87,514
Segment Capital Expenditures                   $    41,932    $  1,724    $ 2,580    $   46,236
Identifiable Assets at December 31, 1997 (7)   $   855,789    $132,748    $15,880    $1,004,417
--------------------------------------------------------------------------------------------------

Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

Notes to Operations by Business Segments:

1. Related party sales of $14,820, $13,627 and $11,092 for the years ended December 31, 1999, 1998 and 1997, respectively, consisting primarily of sales from CTS to the IMS segment and NMR have been excluded. The related party sales associated with discontinued operations were $4,365 for December 31, 1997.

2. General Corporate expenses include $9,500 of Gartner Spin-Off costs in 1999 and $35,025 of Distribution costs in 1998.

3. Interest income excludes amounts recorded at Corporate of $269, $9,695 and $8,168 for the years ended December 31, 1999, 1998 and 1997, respectively. The Corporate interest income is included in Non-Operating Income other net.

4. Interest expense excludes amounts recorded at Corporate of $6,477, $362 and $1,505 for the years ended December 31, 1999, 1998 and 1997, respectively. The Corporate interest expense is included in Non-Operating Income other net.

5. Gains from Dispositions-Net excludes amounts recorded at Corporate of $2,581 and $5,588 at December 31, 1999 and 1998, respectively. The Corporate gains are included in non-operating income other net.

6. Income from Discontinued Operations, Net of Income Taxes includes taxes of $12,635, $49,303 and $62,271 for the years ended December 31, 1999, 1998 and 1997, respectively.

7. Total Assets include Net Assets of Discontinued Operations of $96,988, $240,708 and $318,473 as of December 31, 1999,1998 and 1997, respectively.
     Assets of $250,505, $82,317 and $179,199 as of December 31, 1999, 1998 and
     1997, respectively, include Cash and Cash Equivalents and Property, Plant and Equipment not identified with business segments and represent the reconciling items between Total Identifiable Assets and Net Assets of Discontinued Operations and the Company's total assets (See Note 1.).

Financial Information by Country:

                                    UNITED STATES    UNITED KINGDOM   ALL OTHER (2)    TOTAL
-----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999
-----------------------------------------------------------------------------------------------
OPERATING REVENUE (1)                  $586,826         $120,724         $690,439    $1,397,989
LONG-LIVED ASSETS                      $497,113         $ 71,505         $138,899    $  707,517
-----------------------------------------------------------------------------------------------
Year Ended December 31, 1998
-----------------------------------------------------------------------------------------------
Operating Revenue (1)                  $512,886          $79,897         $593,730    $1,186,513
Long-Lived Assets                      $538,814          $71,911         $124,189    $  734,914
-----------------------------------------------------------------------------------------------
Year Ended December 31, 1997
-----------------------------------------------------------------------------------------------
Operating Revenue (1)                  $433,477          $43,299         $582,783    $1,059,559
Long-Lived Assets                      $242,974          $54,028         $134,145    $  431,147
-----------------------------------------------------------------------------------------------


(1) Revenue relates to external customers and is primarily based on the location of the customer.

(2) Included in All Other is non-U.S. and non-UK revenue principally from Japan, Germany, Italy, France, Australia and other countries within Europe and the Far East.

QUARTERLY FINANCIAL DATA (UNAUDITED)
Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

Historical results are restated to reflect Gartner and NMR as discontinued operations. (See Note 1. to the Consolidated Financial Statements).

                                                                  THREE MONTHS ENDED
                                             ------------------------------------------------------------
                                             MARCH 31          JUNE 30      SEPTEMBER 30      DECEMBER 31         FULL YEAR
---------------------------------------------------------------------------------------------------------------------------
1999
OPERATING REVENUE                            $313,242         $332,652          $348,409         $403,686        $1,397,989
OPERATING INCOME                             $ 54,710         $ 62,755          $ 95,958         $125,600        $  339,023
INCOME FROM CONTINUING OPERATIONS,
  NET OF INCOME TAXES                        $ 43,793         $ 46,174          $ 70,240         $ 90,159        $  250,366
INCOME FROM DISCONTINUED OPERATIONS,
  NET OF INCOME TAXES                        $ 13,694         $ 10,617          $  1,384               --        $   25,695
NET INCOME                                   $ 57,487         $ 56,791          $ 71,624         $ 90,159        $  276,061
---------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
  INCOME FROM CONTINUING OPERATIONS              0.13             0.15              0.23             0.29              0.80
  INCOME FROM DISCONTINUED OPERATIONS            0.05             0.03              0.00             0.00              0.08
  NET INCOME                                     0.18             0.18              0.23             0.29              0.88
---------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
  INCOME FROM CONTINUING OPERATIONS              0.13             0.15              0.22             0.28              0.78
  INCOME FROM DISCONTINUED OPERATIONS            0.04             0.03              0.00             0.00              0.08
  NET INCOME                                     0.17             0.18              0.22             0.28              0.86
---------------------------------------------------------------------------------------------------------------------------



                                                                  THREE MONTHS ENDED
                                             ------------------------------------------------------------
                                             MARCH 31        JUNE 30      SEPTEMBER 30      DECEMBER 31         FULL YEAR
---------------------------------------------------------------------------------------------------------------------------
1998
Operating Revenue                            $240,968        $270,496          $283,606         $391,443        $1,186,513
Operating Income/(Loss)                      $ 18,728        $(13,912)         $  4,753         $122,915        $  132,484
Income/(Loss) from Continuing Operations,
  Net of Income Taxes                        $ 22,990        $(12,997)         $ 14,787         $101,284        $  126,064
Income from Discontinued Operations,
  Net of Income Taxes                        $ 37,097        $ 35,637          $ 10,168         $ 11,592        $   94,494
Net Income                                   $ 60,087        $ 22,640          $ 24,955         $112,876        $  220,558
---------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
  Income from Continuing Operations              0.07           (0.04)             0.05             0.31              0.39
  Income from Discontinued Operations            0.11            0.11              0.03             0.04              0.29
  Net Income                                     0.18            0.07              0.08             0.35              0.68
---------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share
  Income from Continuing Operations              0.07           (0.04)             0.04             0.31              0.38
  Income from Discontinued Operations            0.11            0.11              0.03             0.03              0.28
  Net Income                                     0.18            0.07              0.07             0.34              0.66
---------------------------------------------------------------------------------------------------------------------------


FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
Dollar amounts in thousands, except share and per share data
--------------------------------------------------------------------------------

                                                 1999             1998              1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Operating Revenue                          $1,397,989       $1,186,513        $1,059,559       $  986,810        $  932,009
Costs and Expenses(1)(2)                    1,058,966        1,054,029           831,949          803,217           920,214
----------------------------------------------------------------------------------------------------------------------------
Operating Income(1)(2)                        339,023          132,484           227,610          183,593            11,795
Non-Operating Income--Net(3)                    9,419           52,360            13,955           12,712             8,195
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations,
  Before Provision for Income Tax             348,442          184,844           241,565          196,305            19,990
Provision For Income Taxes                    (98,076)         (58,780)          (55,614)         (67,669)           (6,325)
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations             250,366          126,064           185,951          128,636            13,665
Income from Discontinued Operations,
  Net of Income Taxes (4)                      25,695           94,494           126,399           66,815            75,216
----------------------------------------------------------------------------------------------------------------------------
Net Income                                 $  276,061       $  220,558        $  312,350       $  195,451         $  88,881
----------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share of Common Stock
  Income from Continuing
    Operations                             $     0.80        $    0.39        $     0.57       $     0.38         $    0.04
  Income from Discontinued Operations,
    Net of Income Taxes                    $     0.08        $    0.29        $     0.38       $     0.20         $    0.22
----------------------------------------------------------------------------------------------------------------------------
Net Income                                 $     0.88        $    0.68        $     0.95       $     0.58         $    0.26
----------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding      311,976,000      324,584,000       330,326,000      339,888,000       339,044,000

Diluted Earnings Per Share of
 Common Stock
  Income from Continuing Operations            $    0.78        $    0.38         $    0.55        $    0.38         $    0.04
  Income from Discontinued
    Operations, Net of Income Taxes            $    0.08        $    0.28         $    0.38        $    0.19         $    0.22
----------------------------------------------------------------------------------------------------------------------------
  Net Income                                   $    0.86        $    0.66         $    0.93        $    0.57         $    0.26
----------------------------------------------------------------------------------------------------------------------------
Average Number of Shares
  Outstanding--Diluted                     319,561,000      335,770,000       334,980,000      341,000,000       343,216,000
As a % of Operating Revenue:
  Operating Income (1)                            24.3%            11.2%             21.5%            18.6%              1.3%
  Income from continuing
    operations (1)                                17.9%            10.6%             17.5%            13.0%              1.5%
----------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                        $  493,706       $  825,270        $  801,570       $  872,613        $  604,588
----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                $1,450,756       $1,719,375        $1,502,089       $1,431,777        $1,120,368
----------------------------------------------------------------------------------------------------------------------------

(1) 1999 includes charges related to the Gartner Spin-Off of $9,500. 1998 includes charges related to the Distribution of $35,025 and one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions of $48,019 and $32,800, respectively.

(2) 1995 includes a non-recurring charge of $87,770 and an incremental provision for post-employment benefits of $32,500. Also includes restructuring expense of $12,800 in 1995.

(3) Non-operating Income in 1999 includes gains from dispositions-net of $25,264. Non-operating Income in 1998 includes the gain related to the CTS IPO of $12,777 and gains from dispositions-net of $33,341. Results for prior years include gains from dispositions--net of $9,391, $200 and $4,524 in non-operating income in 1997, 1996 and 1995 respectively.

(4) Income from Discontinued Operations, net of Income Taxes includes a tax provision of $12,635, $49,303, $62,271, $85,901 and $67,351 for 1999, 1998,
     1997, 1996 and 1995, respectively.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                       THIS PAGE INTENTIONALLY LEFT BLANK

IMS  HEALTH INCORPORATED
--------------------------------------------------------------------------------
DIRECTORS
--------------------------------------------------------------------------------

CLIFFORD L. ALEXANDER, JR. (1)         ROBERT J. LANIGAN (1)
President                              Chairman Emeritus
Alexander & Associates, Inc.           Former Chairman & Chief Executive Officer
Chairman & Chief Executive Officer     Owens-Illinois, Inc.
The Dun & Bradstreet Corporation

VICTORIA R. FASH                       H. EUGENE LOCKHART (1)
President & Chief Executive Officer
IMS Health Incorporated                M. BERNARD PUCKETT (2)
                                       Private Investor
JOHN P. IMLAY, JR. (2)
Chairman                               WILLIAM C. VAN FAASEN (20
Imlay Investments, Inc.                President & Chief Executive Officer
                                       Blue Cross & Blue Shield of Massachusetts
ROBERT KAMERSCHEN (2)
Chairman & Chief Executive Officer     ROBERT E. WEISSMAN
DIMAC Marketing Corporation            Chairman
                                       IMS Health Incorporated


                                                   Board Committees
                                                   (1) Audit Committee
                                                   (2) Compensation and Benefits
                                                   Committee

--------------------------------------------------------------------------------
OFFICERS
--------------------------------------------------------------------------------
ROBERT E. WEISSMAN
Chairman
--------------------------------------------------------------------------------
VICTORIA R. FASH
President & Chief Executive Officer
--------------------------------------------------------------------------------
WAYNE P. YETTER
Chief Operating Officer
--------------------------------------------------------------------------------
CRAIG S. KUSSMAN                                    DAVID J. STEVENS
Senior Vice President-Corporate Development         Senior Vice President
                                                    General Counsel & Secretary
JAMES C. MALONE
Senior Vice President-Finance & Controller          MATTHEW L. FRIEDMAN
and Acting Chief Financial Officer                  Vice President & Treasurer

DAVID H. OWEN
Senior Vice President-Global Human
Resources


OFFICERS OF OPERATING UNITS
--------------------------------------------------------------------------------
GILES PAJOT
Vice Chairman and
President, IMS Health European Region

ROBERT HOOPER
President, IMS Health North America Region

SHUNSUKE KEIMATSU
Chairman & Chief Executive Officer, IMS Health Japan

HANS BIEDERMAN
President, IMS Health Emerging Markets

JAMES C. NEWELL
President, IMS Health Global Services

RONALD BROWN
Chief Executive Officer and President
IMS Health Strategic Technologies, Inc.


ANTHONY BELLOMO
President, ERISCO Managed Care
Technologies, Inc.


WIJEYARAJ A. MAHADEVA
Chairman & Chief Executive Officer
Cognizant Technology Solutions
Corporation

                               IMS HEALTH [Logo]



TRANSFER AGENT
EquiServe
P.O. Box 2500
Jersey City, New Jersey 07303-2500
Telephone: (201) 324-1225

CORPORATE CENTER
200 Nyala Farms
Westport, Connecticut 06880
Telephone: (203) 222-4200

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
1301 Avenue of Americas
New York, NewYork 10019

FORM 10-K
Your Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 30, 2000. Many of the SEC's 10-K information requirements are satisfied by this 1999 Annual Report to Shareholders. However, a copy of the Form 10-K will be available without charge after March 30, 2000, upon request to the Investor Relations Department at the Corporate Center address or via E-mail at askir@imshealth.com.

COMMON STOCK INFORMATION
The Company's common stock (RX) is listed on the New York Stock Exchange.