Form 10-K405, Exhibit 13
period 2000-12-31
IMS HEALTH INC
filed 2001-03-30
CIK 1058083

                            IMS HEALTH INCORPORATED
                        --------------------------------

                       2000 ANNUAL REPORT TO SHAREHOLDERS

                                     [LOGO]

                            IMS HEALTH INCORPORATED
                       2000 ANNUAL REPORT TO SHAREHOLDERS

                               TABLE OF CONTENTS

Financial Review............................................   1-13

Statement of Management's Responsibility for Financial
  Statements................................................     14

Report of Independent Accountants...........................     14

Consolidated Financial Statements...........................  15-21

Notes to Consolidated Financial Statements..................  22-47

Quarterly Financial Data....................................     48

Five-Year Selected Financial Data...........................     49

IMS HEALTH INCORPORATED

FINANCIAL REVIEW

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
--------------------------------------------------------------------------------

    IMS Health Incorporated ("IMS Health" or the "Company") is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. IMS Health operates in approximately 100 countries and its key products include:

    - Sales management information to optimize sales force productivity;

    - Market research for prescription and over-the-counter pharmaceutical products; and

    - IT application development, integration and management services.

    On August 31, 2000, IMS Health spun-off the Synavant Business (the "Synavant Spin-Off") by distributing the stock of Synavant, Inc. ("Synavant") to IMS Health's shareholders. Synavant is comprised of the pharmaceutical industry automated sales and marketing support businesses previously operated by IMS Health Strategic Technologies Inc., and certain other foreign subsidiaries of IMS Health; substantially all of IMS Health's interactive and direct marketing business, including the business of Clark O'Neill, Inc., which was a wholly-owned subsidiary of IMS Health; and a majority stake in a foreign joint venture. On October 3, 2000, the Company sold ERISCO Managed Care Technologies, Inc. ("Erisco") to The TriZetto Group, Inc. ("TriZetto") in exchange for an equity interest in TriZetto and entered into a technology and data alliance. These transactions, together with the divestitures or discontinuation of three small non-strategic software businesses, have resulted in a company concentrated on IMS Health's core data business of providing market information and decision support services to the pharmaceutical industry, together with Cognizant Technology Solutions Corporation ("CTS") and TriZetto. IMS Health owns 33.2% of TriZetto's common stock as at December 31, 2000, and accounts for its share of TriZetto on an equity basis.

    On January 15, 1999, the Company effected a 2-for-1 stock split. All prior period share and per share information has been revised accordingly.

    On July 26, 1999, the Company completed a spin-off (the "Gartner Spin-Off") of the majority of its equity investment in Gartner, Inc. ("Gartner", formerly known as "Gartner Group, Inc.") to IMS Health shareholders. The Consolidated Financial Statements of the Company have been reclassified for all periods to reflect the Gartner equity investment as a discontinued operation.

    On June 30, 1998, the common stock of IMS Health was distributed by Cognizant Corporation ("Cognizant"), which subsequently changed its name to Nielsen Media Research, Inc. ("NMR"), to Cognizant's shareholders (the "Cognizant Spin-Off"). Notwithstanding the form of the Cognizant Spin-Off, IMS Health was deemed the "accounting successor" to Cognizant. The Consolidated Financial Statements of the Company have been reclassified to reflect NMR as a discontinued operation for periods up to and including June 30, 1998. The above changes to the business are discussed more fully in Notes 4, 7, 12 and 24 to the Consolidated Financial Statements.

    During the year ended December 31, 2000, IMS Health consisted of:

    1. The IMS Segment, which consists of IMS Health, a leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Historically, this segment included Synavant and three small non-strategic software companies that are included in the Transaction Businesses Segment. The IMS Segment is managed on a global business model with global leaders for the majority of its critical business processes.

    2. The CTS Segment, which delivers high quality, cost-effective, full life cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business. These services are delivered through the use of a seamless on-site and offshore consulting project team. CTS's solutions include application development and integration, application management and re-engineering services.

    3. The Transaction Businesses Segment including: Synavant; Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry; and three small non-strategic software companies. As indicated in Note 7 to the Consolidated Financial Statements, the Company has spun-off the Synavant business. As indicated in Note 12 to the Consolidated Financial Statements, the Company sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. Historically, Erisco was managed as part of the Emerging Markets Segment, whereas, Synavant was managed as part of the IMS Segment. The Company also divested the other small non-strategic software businesses. The remaining piece of the historical Emerging Markets Segment is Enterprises Associates LLC

        ("Enterprises"), the Company's venture capital unit focused on investments in emerging businesses. Enterprises is now being managed within general corporate activities.

    All prior year segment information has been reclassified to conform with the December 31, 2000 presentation.

    At December 31, 2000, IMS Health also included a significant interest in TriZetto.

YEAR-ENDED DECEMBER 31, 2000 COMPARED WITH YEAR-ENDED DECEMBER 31, 1999

OPERATING RESULTS

    Revenue in 2000 increased 1.9% to $1,424,359 from $1,397,989 in 1999, which is primarily due to strong growth in the core business offset by the performance of the Transaction Businesses. The results of Synavant and Erisco are included for only 8 and 9 months respectively in 2000 versus 12 months in 1999. Included within Synavant, Strategic Technologies revenue declined in 2000 versus 1999 for the periods consolidated. Excluding the Transaction Businesses Segment, revenue increased 12.9%. This increase reflected constant dollar double-digit revenue growth at IMS Health and CTS and is further described in "Results by Business Segment" (below). On a constant dollar basis (i.e. a basis that eliminates currency rate fluctuations), excluding the Transaction Businesses, 2000 revenues increased by 16.4%.

    The Company's operating costs include internal computer costs, the costs of data collection and production and costs attributable to personnel involved in production, data management and the processing and delivery of the Company's services. During the year, IMS Health announced the formation of a global data processing hub in Plymouth Meeting, Pennsylvania. One of the world's largest computer centers, handling 26 terabytes of data, the hub will provide the technology foundation for the Company's global data processing and new Internet-based products. During the year, the Company has incurred $15,240 of technology acceleration costs in connection with the development of such products ("technology acceleration costs"). The Company's operating costs in 2000 were $549,259, compared with $551,099 in 1999, a decrease of 0.3%. This decrease was due to the fact that the operating costs for Synavant and Erisco are included for 8 and 9 months, respectively, in 2000 versus 12 months in 1999. Excluding the Transaction Businesses Segment in both years, technology acceleration costs of $15,240 incurred in 2000, and the impact of Year 2000 ("Y2K") remediation costs in 1999 of $24,558, operating costs increased by 13.1% in 2000. The operating cost increase is due to an increased number of technical professionals at CTS to meet the increased demand for services and an increase in the operating costs of the IMS Segment to support higher revenues and product launches. Excluding the Transaction Businesses, technology acceleration costs and the impact of Y2K remediation costs discussed above, as a percentage of revenue, production costs are relatively flat, demonstrating the Company's operating leverage and ability to grow revenue at a rate which outpaces cost growth.

    Selling and administrative expenses consist primarily of the costs attributable to selling and administrative personnel, promotion, communications, management, finance, administrative and occupancy costs. The Company's selling and administrative expenses increased by 4.5% to $416,006 in 2000 from $397,924 in 1999. This low rate of increase is due to the inclusion of selling, general and administrative costs for Synavant and Erisco for 8 and 9 months respectively in 2000 versus 12 months in 1999. Excluding the Transaction Businesses Segment in both years, and certain one time legal costs incurred in 2000 ($3,959), selling and administrative expenses increased by 8.5%. This increase in expenses was primarily due to continued investment in CTS sales and administrative functions and infrastructure. The selling and administrative cost of the IMS Segment increased by 4.1%, demonstrating the Company's ability to increase revenue from its existing administrative infrastructure.

    Depreciation and amortization decreased by $8,443 (or 8.4%) from $100,443 in 1999 to $92,000 in 2000. This reduction is primarily due to the amortization of goodwill and intangibles of Synavant which is included in 2000 for 8 months versus 12 months in 1999. Excluding the Transaction Businesses Segment, depreciation and amortization increased by 2.4%.

    In connection with the Synavant Spin-Off, the Company incurred $37,626 of costs. These costs include $8,813 for expenses related to reductions in the IMS Health and corporate administrative workforce resulting from consolidation following the Synavant Spin-Off. Additionally, a data processing agreement with a third party for $5,200 will not be used by the Company as a result of the Company's determination to streamline IMS Health's operations to focus on its core business and a further data enhancement contract for $3,600 will similarly not be used. The remaining Synavant Spin-Off charges relate primarily to legal, professional and other direct incremental costs. In 1999 the $9,500 of Spin and Related Costs reflect direct incremental costs associated with the Gartner Spin-Off.

    In connection with the Siebel alliance, more fully described in Note 6 to the Consolidated Financial Statements, Synavant has assessed the impairment of its computer software (including acquired technology), goodwill and other intangible assets and change in intangible asset lives. As a result of this transaction, Synavant has recorded an Impairment Charge of $115,453 in the third quarter of 2000, comprised of

$14,553 on computer software and $100,900 on goodwill. The Company is required to record this impairment loss because the Siebel alliance was signed prior to the Company's Spin-Off of Synavant. This impairment does not impact the IMS Segment.

    During 2000, the Company has assessed its cost structure, directed towards streamlining its administrative infrastructure costs, leveraging marketing and sales efforts following the creation of a global key account management program, harmonizing global production activities, global development, human resources and communications. In connection with the actions taken to streamline operations, the Company incurred charges for the impairment of certain assets as well as severance costs. The Company recorded an Impairment and Severance Charge of $45,689 during the fourth quarter of 2000. This is more fully described in
Note 8 to the Consolidated Financial Statements.

    In the fourth quarter of 2000, the Company incurred a charge of $31,133 relating to changes in executive management. Of this charge, approximately $23,000 relates to Victoria R. Fash (previously President and Chief Executive Officer) and Robert E. Weissman (previously Chairman) arising principally from the acceleration or enhancement of previously existing employee benefits obligations including stock options and pensions. This charge also includes the forgiveness of the balance, including accrued interest due of $3,084 on a loan made to Ms. Fash during the year plus an accompanying tax liability of $2,580. (See Note 9 to the Consolidated Financial Statements).

    Operating income in 2000 decreased to $137,193 from $339,023 in 1999. This decline is primarily due to the Impairment Charge-Synavant of $115,453, Spin and Related Costs of $37,626, Impairment and Severance Charge of $45,689 and the Executive Management Transition Charge of $31,133. Adjusting operating income in both years to exclude businesses included in the Transaction Businesses Segment, charges in 2000 for technology acceleration, the Synavant Spin-Off and Related Costs, the Impairment Charge related to Synavant, Impairment and Severance Charges, Executive Management Transition Charge, other non-recurring legal charges and excluding in 1999, Spin and Related Costs and Y2K remediation costs, operating income increased by 18.6%. Operating income growth outpaced revenue growth primarily due to the Company's ability to continue to leverage its worldwide resources and improve operating margins. If the 2000 and 1999 operating margins are adjusted to exclude the non-recurring items discussed above, operating margin improved to 32.3% in 2000 from 30.7% in 1999. Operating margin improvements are as a result of both operations and the impact of foreign exchange.

    Non-Operating Income-Net in 2000 was $124,120, compared to $9,419 in 1999. The increase was due primarily to the gain in 2000 related to the sale of Erisco. In 2000 the sale of Erisco to TriZetto resulted in a net pre-tax gain of $84,530. Additionally, due to issuance of stock by TriZetto in the fourth quarter in 2000 the Company recorded a gain of $9,029, gross of taxes of $3,539. Both of these gains are described more fully in Note 12 to the Consolidated Financial Statements. Net interest expense was $13,308 in 2000 versus net interest income of $635 in 1999. This increase in interest expense is due to a higher level of short term borrowings to fund the Company's stock repurchase program, payment of the Dun and Bradstreet Corporation ("D&B") Tax Contingency, (See Note 21 to the Consolidated Financial Statements), as well as cash payments to Synavant and Erisco.

    The Realized Loss on Gartner Investment reflects a loss on shares contributed to Synavant and a loss on warrants which expired on December 1, 2000. A loss is recognized since the shares and warrants had a lower market value at the date of the Synavant Spin-Off or expiration date compared with the value at the date of the Gartner Spin-Off (July 26, 1999). These transactions resulted in gains within income from discontinued operations. The treatment within continuing and discontinued operations reflects the accounting adopted as of the date of the Gartner Spin-Off. (See Note 4 to the Consolidated Financial Statements).

    Gains from Dispositions-Net were $78,139 in 2000 compared to $25,264 in 1999. The gains are net of selling expenses. In 2000 the Company's gains are due primarily to the sale of Enterprises' investments in American Cellular, Verisign Inc., Mercator Software Inc., Viant Corporation, Aspect
Development Inc., I2 Technologies and the partial sale of the Company's investment in e-Credit.

    Other Expense-Net increased in 2000 to $27,374 compared to $16,480 in 1999. This increase is primarily due to non-recurring legal and professional expenses in 2000, as well as higher minority interest expense relating to the improved operating results of CTS.

    The Company's 2000 effective tax rate of 53.7% reflected principally the non-deductible U.S. Impairment Charge--Synavant, Spin and Related Costs and Impairment and Severance Charges (portions of which are non-deductible), and a reduction in the net German deferred tax assets due to a reduction in the German corporate tax rate from 40% to 25% ($17,655). These are offset by the recognition of certain German trade tax benefits on deductible intangible assets resulting from a favorable German court decision ($19,355), and the recognition of the benefit of certain net operating losses (NOLs) due to the implementation of global tax planning strategies ($10,072). The 1999 effective tax rate of 28.1% reflected a non-deductible one-time Gartner Spin and Related Cost. For all periods presented, the Company's effective tax rate was reduced as a result of global tax planning initiatives in each year. For example, to consolidate certain of its international operations, in 1999 and 1998 the Company engaged in certain non-U.S. reorganizations which gave rise to the recognition of tax deductible non-U.S. intangible assets. (See Note 17 to the Consolidated Financial Statements). While the Company intends to continue to seek global tax planning initiatives, there can be no assurance that the Company will be able to successfully implement such initiatives to reduce or maintain its overall tax rate.

    Income from continuing operations in 2000 was $116,124 compared with $250,366 in 1999 for the reasons cited above.

    TriZetto equity loss, net of income taxes, was $4,777 in 2000, following the acquisition of a 36.1% share of TriZetto on October 3, 2000.

    Income from Discontinued Operations, Net of Income Taxes, was $4,692, compared with $25,695 in 1999. Income from Discontinued Operations, Net of Income Taxes in 2000 reflects a gain on the Gartner shares contributed to Synavant as part of the Synavant Spin-Off and a gain on warrants issued prior to the Gartner Spin-Off that expired on December 1, 2000. The accounting for the Gartner shares and warrants within continuing and discontinued operations reflects the treatment adopted as of the date of the Gartner Spin-Off. (See
Note 4 to the Consolidated Financial Statements). Income from Discontinued Operations in 1999 is comprised of Gartner equity income through July 1999.

    Net income in 2000 was $120,816 compared with $276,061 in 1999, a decrease of 56.2%. This decrease was as a result of the strong performance of the IMS Health continuing core operations offset by the previously described one-time items.

    Basic earnings per share from continuing operations in 2000 were $0.39 as compared with $0.80 in 1999. This decrease was as a result of the strong performance of the IMS and CTS Segments offset by the previously described one-time items.

    Diluted earnings per share from continuing operations in 2000 were $0.39 compared with $0.78 in 1999.

    Total Diluted earnings per share were $0.40 in 2000 versus $0.86 in 1999.

RESULTS BY BUSINESS SEGMENT

IMS SEGMENT

    The IMS Segment consists of IMS, the world's leading provider of information solutions to the pharmaceutical and healthcare industries. Key products and services integral to customer day-to-day operations include sales management information to optimize sales force productivity, market information, sales management and decision-support services and market research for prescription and over-the-counter pharmaceutical products to the pharmaceutical and healthcare industries. Historically, this Segment included the Synavant Business and three small non-strategic software companies that are now included in the Transaction Businesses Segment within the sales management activities.

    IMS Segment revenue increased 9.1% to $1,131,211 in 2000 from $1,037,025 in 1999. Excluding the impact of foreign currency movements, reported revenue grew 12.9%. Sales management revenue increased 13.8% (18.1% on a constant dollar basis) to $682,149 which was due to strong growth in sales management products in North America, particularly Xponent, Xtrend, Earlyview and Sales Territory Products; the continued roll out of Xponent in Europe and the success of the Weekly Data product in IMS Japan. Market research revenue increased 3% to $404,091 or 6.5% on a constant dollar basis. Other revenue decreased 0.8% to $44,971. Other revenue includes consultancy services which are ad hoc and less predictable in nature. On a constant dollar basis these revenues have grown 0.5%. IMS Segment operating income was higher by 3.7% in 2000, $344,315 in 2000 versus $332,082 in 1999. This increase in operating income is due to growth in the core IMS Health business which has more than offset a number of one time charges in 2000 including the technology acceleration charge and Impairment and Severance Charges.

    Excluding the one time charges in 2000 costs as well as Y2K remediation costs of $24,558 in 1999 operating income increased by 14.8% from $356,640 to $409,313. This strong growth and increasing margins (36.2% in 2000 versus 34.4% in 1999) reflects operating income growth which has outpaced strong revenue growth due primarily to the segment's ability to leverage its established worldwide resources, as well as the favorable impact of foreign exchange.

TRANSACTION BUSINESSES SEGMENT

    The Transaction Businesses Segment includes: Synavant; Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry; and three small non-strategic software companies. As indicated in Note 7 to the Consolidated Financial Statements, the Company has spun-off the Synavant Business and as indicated in Note 12 to the Consolidated Financial Statements, the Company sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. The Company has also divested or discontinued the three other small non-strategic software businesses. Historically, Erisco was managed as part of the Emerging Markets Segment, whereas Synavant was managed as part of the IMS Segment. The remaining portion of the historical Emerging Markets Segment was Enterprises, the Company's venture capital unit focused on investments in emerging businesses. Enterprises is now being managed within general corporate activities.

    Transaction Businesses Segment revenue decreased 40.6% to $170,385 from $286,880 in 1999. This was primarily due to the inclusion of only eight months of Synavant revenue in 2000 versus twelve months in 1999, and nine months of Erisco revenues in 2000 versus twelve months in 1999. An increase in Erisco revenues (software licenses and services) for the periods consolidated, was offset by lower interactive marketing volumes and lower Strategic Technologies' software fees.

    The Transaction Businesses Segment reported an operating loss in 2000 of $133,824 compared to operating income of $31,814 in 1999. This is primarily due to the Synavant Impairment Charge of $115,453 and the impact of the reduced revenues, explained above, on operating income.

CTS SEGMENT

    The Company's ownership interest in CTS decreased to 60.5% (representing 93.9% of the outstanding voting power) at December 31, 2000 from 61.1% at December 31, 1999. This decrease was due to stock option exercises and employee stock purchases at CTS.

    CTS delivers high quality, cost effective, full life-cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business. These services are delivered through the use of a seamless on-site and offshore consulting project team. The Company's solutions include application development and integration, application management and re-engineering services.

    CTS revenue, net of intersegment sales, increased 65.7% to $122,763 in 2000 from $74,084 in 1999. CTS operating income increased 57.0% to $26,129 in 2000 from $16,645 in 1999. The increase resulted primarily from an increase in application development and integration, application management, re-engineering and other services partially offset by a decrease in Year 2000 compliance services.

RESULTS BY GEOGRAPHIC AREA

    Total IMS Health revenue in the United States increased by 11.4% to $653,965 in 2000 from $586,826 in 1999. The increase reflected the strong performance of core business services, new product introductions, strong revenue growth at CTS through the addition of new customers and transitioning existing customers from Year 2000 compliance services. This has been partially offset by the spin-off of the Synavant Business and disposal of Erisco in 2000.

    Non-U.S. revenue decreased 5.0% to $770,394 in 2000 from $811,163 in 1999.
Non-U.S. operations include Europe, Australia, Latin America, South Africa and the Far East. The decrease reflects the inclusion of Synavant revenues for 8 months in 2000 versus 12 months in 1999.

YEAR-ENDED DECEMBER 31, 1999 COMPARED WITH YEAR-ENDED DECEMBER 31, 1998

OPERATING RESULTS

    Effective in the first quarter of 1999, IMS Health operating units that previously reported on a fiscal year ended November 30 revised their reporting period to conform to the Company's fiscal year end of December 31 (the "Calendarization"). This revision was made to reflect the results of operations and financial position of these operating units on a more timely basis, consistent with business performance, and to increase operating efficiency. The Company has improved its internal financial systems and work processes, so that the Company now has the capability to more rapidly collect, consolidate and report information. (See Note 20 to the Consolidated Financial Statements). The $1,040 of net income related to the operating results of the IMS Health operating units for the period December 1 through December 31, 1998 was recorded directly to shareholders' equity as an addition to Retained Earnings. In addition, December 1998 activity included a $3,409 reduction of the cumulative translation adjustment.

    Revenue in 1999 increased 17.8% to $1,397,989 from $1,186,513 in 1998.
Adjusting for the Calendarization and the sale of Super Systems Japan K.K. ("SSJ"), revenue increased 19.2%. This increase reflected double-digit revenue growth at IMS, Erisco and CTS and is further described in "Results by Business Segment" (below). Adjusting revenue for the impact of a stronger U.S. dollar 1999 revenue increased by 20.1%.

    The Company's operating costs include internal computer costs, the costs of data collection and production and costs attributable to personnel involved in production, data management and the processing and delivery of the Company's services. The Company's operating costs in 1999 were $551,099 compared with $533,634 in 1998, an increase of 3.3%. As a percentage of revenue, operating costs decreased to 39.4% in 1999 from 45.0% in 1998. After adjusting for the impact of Y2K costs in both years, 1999 charges related to the Gartner Spin-Off, 1998 charges related to the Cognizant Spin-Off, the Calendarization and the sale of SSJ in 1998, operating costs increased by 18.9% in 1999. The increase was due primarily to the costs related to new products. The decline in operating costs as a percentage of revenue demonstrates the Company's operating leverage. The absolute increase was primarily due to the increased costs to support the growth in revenues.

    Selling and administrative expenses consist primarily of the costs attributable to selling and administrative personnel, promotion, communications, management, finance, administrative and occupancy costs. The Company's selling and administrative expenses, increased by 15.9%, to $397,924 in 1999 from $343,218 in 1998. The increase in such expenses was due to continued investment in worldwide sales and marketing functions and the inclusion of a full-year of costs following the acquisition of Walsh and PMSI.

    Depreciation and amortization increased by $4,085 (or 4.2%) from $96,358 in 1998 to $100,443 in 1999. This increase is primarily due to the inclusion of a full year of amortization of goodwill and intangibles relating to the Walsh and PMSI acquisitions.

    In connection with the Gartner Spin-Off, the Company incurred $9,500 of incremental direct costs.

    Operating income in 1999 increased to $339,023 from $132,484 in 1998. Adjusting operating income in both years to exclude Y2K costs, 1999 charges related to the Gartner Spin-Off, the Calendarization and the sale of SSJ in 1998, 1998 charges related to the Cognizant Spin-Off, the 1998 IPR&D write-off and 1998 direct acquisition and integration expenses related to the Walsh and PMSI acquisitions, operating income increased by 27.2% from $293,256 to $373,081 in 1999. Adjusting operating income for the impact of a stronger U.S. dollar and including the impact of the Company's hedging program, 1999 operating income increased by 28.1%. Operating income growth outpaced revenue growth primarily due to the Company's ability to continue to leverage its worldwide resources and improved operating margins.

    Operating margin in 1999 was 24.3%, compared with 11.2% in 1998. If the 1999 and 1998 operating margins are adjusted to exclude the non-recurring items discussed above, operating margin improved to 26.7% in 1999 from 25.0% in 1998.

    Non-operating income, net in 1999 was $9,419, compared with $52,360 in 1998. The decrease was due primarily to the gain in 1998 related to the CTS Initial Public Offering ("CTS IPO"), lower gains associated with the sale of assets from the Enterprises portfolio in 1999, as compared to 1998, and higher interest expense and lower interest income in 1999. The higher interest expense relates to short-term borrowings to fund the Company's stock repurchase programs.

    The Company's 1999 effective tax rate of 28.1% reflected a non-deductible one-time Gartner Spin and Related Charge ($9,500). The 1998 effective tax rate of 31.8% reflected non-deductible charges related to the Cognizant Spin-Off ($30,125), the IPR&D write-off related to the Walsh and PMSI acquisitions ($32,800) and certain direct acquisition and integration expenses related to both acquisitions which did not give rise to a tax benefit. For all periods presented, the Company's effective tax rate was reduced as a result of global tax planning initiatives in each year. For example, to consolidate certain of its international operations, in 1999 and 1998 the Company engaged in certain non-U.S. reorganizations which give rise to the recognition of tax deductible non-U.S. intangible assets. (See Note 17 to the Consolidated Financial Statements). While the Company intends to continue to seek global tax planning initiatives, there can be no assurance that the Company will be able to successfully implement such initiatives to reduce or maintain its overall tax rate.

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

    Net income in 1999 was $276,061 compared with $220,558 in 1998, an increase of 25.2%. This increase is due to the increase in income from continuing operations, which was offset by the previously described decrease in income from discontinued operations.

RESULTS BY BUSINESS SEGMENT

    The 1999 and 1998 segments have been restated to reflect the business changes made during 2000. Accordingly, the details presented below relate to the segments detailed on page 1 and in Note 23 to the Consolidated Financial Statements.

IMS

    IMS Segment revenue increased 11.1% in 1999 to $1,037,025 from $933,547 in 1998. Adjusting for the Calendarization and the impact of a stronger U.S. dollar in 1999 and excluding SSJ in 1998, revenue growth was 13.2%. IMS Health market research and sales management services benefited from strong growth during the year, with numerous major contracts signed improving coverage. In addition IMS Health benefited from the introduction in various European countries of Xponent, its prescriber-linked sales management service.

    New products launched during the year also contributed to revenue growth, included direct-to-customer advertising tracking services in the U.S., weekly data reporting in Japan, hospital audit services in various European countries and various web-based services.

    Operating income increased 60.6% to $332,082 in 1999 from $206,790 in 1998. Excluding Y2K costs in both years, the impact of the Calendarization, SSJ and Cognizant Spin-Off costs in 1998, the 1998 direct acquisition and integration expenses related to the PMSI acquisition and the 1998 IPR&D write-off, operating income growth was 16.8% or 18.1% on a constant dollar basis. Operating income growth outpaced revenue growth primarily due to the segment's ability to leverage its worldwide resources.

TRANSACTION BUSINESSES SEGMENT

    The revenue of the Transaction Businesses Segment increased 37.9% from $207,987 in 1998 to $286,880 in 1999. This was principally due to the full year benefit of the acquisition of Walsh International Inc. in June 1998, driving a 35% increase in Synavant revenues for European software licences, software service and interactive marketing revenues. Revenue growth for Erisco was also strong. Operating income for the segment increased from a loss of $15,848 in 1998 to income of $31,814 in 1999. This is due to the inclusion in 1998 of an IPR&D Charge of $21,900 and costs and one time charges of $5,000 related to the realignment of certain Synavant operations as a result of the Walsh acquisition. In 1999 the Segment also has the benefit of the inclusion of a full year of operating income from Walsh.

CTS

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

RESULTS BY GEOGRAPHIC AREA

    Total IMS Health revenue in the United States increased by 14.4% to $586,826 in 1999 from $512,886 in 1998. The increase reflected the strong performance of core business services, new product introductions and the impact of the Walsh acquisition, high revenue growth at Erisco and strong revenue growth at CTS through the addition of new customers and transitioning existing customers from Year 2000 compliance services.

    Non-U.S. revenue increased 20.4% to $811,163 in 1999 from $673,627 in 1998.
Non-U.S. operations include Europe, Australia, Latin America, South Africa and the Far East. The increase reflects continued growth of IMS Health through new product introductions, expansion of existing products and the full-year impact of the Walsh and PMSI acquisitions in 1998.

CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 2000 COMPARED TO DECEMBER 31, 1999

    CASH AND CASH EQUIVALENTS were $118,593 and $115,875 at December 31, 2000 and 1999, (which includes $61,976 and $42,641 of CTS' cash and cash equivalents at December 31, 2000 and 1999, respectively). Cash and cash equivalents increased $2,718 in 2000 due primarily to cash provided by operating activities ($150,274) (which includes a non-recurring payment of $212,291 to the Internal Revenue Service ("IRS") for the D&B Tax Contingency), short-term borrowings, net of repayments ($255,672), proceeds from exercise of stock options ($129,773) and proceeds from the sale of investments ($83,437). These cash receipts were offset by payments for the purchase of treasury stock ($419,011), certain other investment activities ($173,097) and payment of dividends ($23,686).

    ACCOUNTS RECEIVABLE--NET decreased to $230,988 at December 31, 2000 from $262,479 at December 31, 1999. The decrease was due to receivables transferred to Synavant ($43,195) and Erisco ($3,383) and the translation impact of foreign exchange partially offset by higher billings at IMS and CTS resulting from strong revenue growth. The Company monitors the aging and collection of accounts receivable through the use of management reports which are compiled on a customer basis. At December 31, 2000 the Company's days sales outstanding was approximately 60 days.

    OTHER RECEIVABLE increased to $41,136 at December 31, 2000 from $0 at December 31, 1999, to reflect the Nielsen Media Research (NMR) share of the D&B Tax Contingency. (See Note 21 to the Consolidated Financial Statements).

    OTHER CURRENT ASSETS increased to $117,001 at December 31, 2000 from $109,908 at December 31, 1999. The increase was primarily due to higher deferred income tax balances ($9,030), cash due from broker in respect of stock option exercises ($10,961) and amounts due in respect of dispositions ($4,545). These increases were partially offset by lower prepayments ($15,349).

    NET ASSETS FROM DISCONTINUED OPERATIONS in 2000 and 1999 relate to Gartner. These net assets decreased to $60,799 at December 31, 2000 from $96,988 at December 31, 1999. The decrease was due to a fall in the market value of the remaining shares in Gartner held by the Company as available for sale securities. (See Note 4 to the Consolidated Financial Statements).

    SECURITIES AND OTHER INVESTMENTS decreased to $87,500 at December 31, 2000, from $128,931 at December 31, 1999, due primarily to the sale of investments. During 2000 the carrying value of the investments marked to market was reduced by $2,342, recorded as a realized loss. (See Note 13 to the Consolidated Financial Statements). The Company also made an investment of $10,000 in Allscripts Healthcare Solutions, Inc. ("Allscripts", formerly known as "Allscripts, Inc."), which was written down to its revised cost basis of $1,955 as of December 31, 2000. (See Note 13 to the Consolidated Financial Statements).

    TRIZETTO EQUITY INVESTMENT of $137,501 represents the Company's equity interest in TriZetto, which was acquired on October 3, 2000. (See Note 12 to the Consolidated Financial Statements).

    PROPERTY, PLANT AND EQUIPMENT--NET decreased to $145,447 at December 31, 2000 from $169,190 at December 31, 1999 due primarily to the Synavant Spin-Off ($16,294), the Erisco disposition ($4,357), depreciation ($30,047) and the translation impact of a generally stronger US dollar ($5,942), partially offset by additions ($33,433).

    COMPUTER SOFTWARE decreased to $117,688 at December 31, 2000 from $174,974 at December 31, 1999, primarily due to impairment charges ($38,719), software transferred to Synavant and Erisco ($20,091), and amortization charges ($40,995). This was partially offset by software additions of $50,646.

    GOODWILL decreased to $144,100 at December 31, 2000 from $339,491 at December 31, 1999, primarily due to Impairment Charge-Synavant, the Synavant Spin-Off and Erisco disposition ($170,857) and amortization charges ($19,120). In connection with the TriZetto acquisition, the Company made allocations to goodwill in the aggregate amount of $95,773. In accordance with accounting for its ownership interest in TriZetto under the equity method, goodwill arising on acquisition of TriZetto is included within the TriZetto Equity Investment ($137,501) in the Consolidated Statements of Financial Position, together with the accumulated amortization charge of this goodwill ($2,394) at December 31, 2000.

    OTHER ASSETS increased to $42,254 at December 31, 2000 from $32,236 at December 31, 1999, primarily due to an increase in pension assets ($10,173).

    ACCRUED AND OTHER CURRENT LIABILITIES increased to $219,726 at December 31, 2000 from $196,375 at December 31, 1999. The increase is primarily due to accrued Impairment and Severance Charges ($8,082), accrued Executive Management Transition Charges ($4,875), accrued Synavant Spin and Related Costs ($1,946), and pension liabilities related to the Executive Management Transition Charge ($6,700), together with an increase in the level of accruals spread across all entities. This is partially offset by the Synavant Spin-Off ($9,404) and the disposition of Erisco ($5,532).

    SHORT TERM DEBT increased to $384,281 at December 31, 2000 from $134,663 at December 31, 1999. The increase was due primarily to borrowings to fund the Company's share repurchase programs and payment of the D&B Tax Contingency.

    During the fourth quarter of 1999 the Company initiated a program which reduced the cost associated with the Company's foreign hedging activities. The implementation of this program resulted in a reduction of the short-term borrowings and a more efficient use of the Company's cash.

    ACCRUED INCOME TAXES decreased to $81,856 at December 31, 2000 from $211,592 at December 31, 1999. The decrease is due primarily to the payment to the IRS of $212,291 for the D&B Tax Contingency, net of NMR's share of the liability of $41,136 classified in Other Receivables. (See Note 21 to the Consolidated Financial Statements).

    DEFERRED REVENUES decreased to $96,095 at December 31, 2000 from $113,996 at December 31, 1999, primarily due to the Synavant Spin-Off ($9,170) and the disposition of Erisco ($10,960).

    POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS increased to $43,471 at December 31, 2000 from $27,429 at December 31, 1999, primarily due to increased pension liabilities relating mainly to the Executive Management Transition Charge. (See Note 9 to the Consolidated Financial Statements).

    OTHER LIABILITIES increased to $133,498 at December 31, 2000 from $81,343 at December 31, 1999. This is primarily due to increased deferred tax liabilities ($50,893) related to marketable securities which have been marked to market and CTS undistributed Indian earnings.

NON-U.S. OPERATING AND MONETARY ASSETS

    The Company operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. The Company enters into forward foreign currency contracts to offset the effect of currency fluctuations on operating income. In 2000, foreign currency translation decreased U.S. dollar revenue growth by approximately 3.8%, while the impact on operating income growth was negligible. In 1999, foreign currency translation decreased U.S. dollar revenue growth by approximately 1.0%.

    Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally those of the Japanese yen, the Euro and the Swiss franc. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareholders' equity. The effect of exchange rate changes during 2000 decreased the U.S. dollar amount of cash and cash equivalents by $3,415.

LIQUIDITY AND CAPITAL RESOURCES

    CASH AND CASH EQUIVALENTS were $118,593, $115,875 and $206,390 at
December 31, 2000, 1999 and 1998, respectively (which includes $61,976, $42,641 and $28,418 of CTS' cash and cash equivalents at December 31, 2000, 1999 and 1998, respectively). Cash and cash equivalents increased $2,718 in 2000 due primarily to cash provided by operating activities ($150,274), short-term borrowings, net of repayments ($255,672), proceeds from exercise of stock options ($129,773) and proceeds from the sale of investments ($83,437). These cash receipts were offset by payments for the purchase of treasury stock ($419,011), certain other investment activities ($173,097) and payment of dividends ($23,686).

    NET CASH PROVIDED BY OPERATING ACTIVITIES was $150,274, $347,320 and $229,842 in 2000, 1999 and 1998, respectively. For 2000 this includes a non-recurring payment of $212,291 paid to the IRS in respect of the D&B Tax Contingency. Excluding the impact of this payment, net cash provided by operating activities in 2000 would have been $362,565.

    - Cash generated by operating activities in 2000 compared to 1999, improved after excluding the impact of the non-recurring payment related to the D&B Tax Contingency. This results from increased income from continuing operations after the add-back of non cash items such as the Impairment Charge--Synavant and improved working capital management.

    - Cash generated by operating activities in 1999 compared to 1998 improved as a result of increased earnings from continuing operations and improved collections on accounts receivable. This was partially offset by accrued liabilities.

    NET CASH USED IN INVESTING ACTIVITIES totaled $89,660, $102,759 and $102,592 in 2000, 1999 and 1998, respectively.

    - Cash used in investing activities in 2000 was $13,099 less than in 1999. This primarily reflects increased proceeds from sale of investments, (a net increase of $31,995) and lower acquisition and integration payments ($27,576), partially offset by the cash payment to Erisco prior to Disposition ($32,012) and payment relating to the acquisition costs for TriZetto/Erisco ($10,679).

    - Net cash used in investing activities in 1999 was essentially unchanged from 1998. There was no cash from acquired companies in 1999, as compared with $11,895 in 1998. This was offset by higher proceeds from the sale of investments and a lower cash outlay on other investing activities.

    NET CASH USED IN FINANCING ACTIVITIES totaled $54,481, $414,277 and $214,555 for 2000, 1999 and 1998, respectively.

    - Cash used in financing activities decreased $359,796 in 2000 from 1999, due primarily to higher net proceeds (net of repayments) from Short-Term Borrowings ($163,430), higher proceeds from the Exercise of Stock Options, ($98,320) and lower payments for the Purchase of Treasury Stock ($98,019).

    - Cash used in financing activities increased $199,722 in 1999 from 1998, due primarily to the Proceeds from the Debt Assumed by NMR during 1998, lower proceeds from Exercise of Stock Options and the proceeds from the CTS IPO during 1998. During 1999 the Company's treasury share purchases decreased by $149,664 and net short-term borrowings increased by $58,234.

    CASH FLOW PROVIDED BY/(USED IN) DISCONTINUED OPERATIONS totaled $0, $52,877, and ($17,173) for 2000, 1999 and 1998, respectively. The cash provided from discontinued operations in 1999 was attributable to the receipt of a cash dividend from Gartner, net of taxes. Cash used by discontinued operations in 1998 was from the operations of NMR.

    The impact on cash flow from the Calendarization was $30,664 which represents cash flow from the IMS Health operating units for the month of December 1998. (See Note 20 to the Consolidated Financial Statements).

    On October 20, 1998 the Board of Directors authorized a share repurchase program to buy up to 16,000,000 shares of the Company's outstanding common stock. This program was completed in October 1999 at a total cost of $478,302.

    On October 19, 1999 the Board of Directors authorized a share repurchase program to buy up to 16,000,000 shares of the Company's outstanding common stock. This program was completed in October 2000 at a total cost of $348,730.

    On July 19, 2000 the Board of Directors authorized a share repurchase program to buy up to 40,000,000 shares of the Company's outstanding common stock. As of December 31, 2000, 8,452,150 shares have been acquired under this program at a total cost of $206,647.

    During the fourth quarter of 2000, the Company repurchased approximately 9,130,200 shares at a cost of $220,295.

    In connection with the 1998 Cognizant Spin-Off, Cognizant borrowed $300,000, which was to repay existing intercompany liabilities. This debt was assumed by NMR after the Cognizant Spin-Off.

    On July 23, 1999 Gartner paid a cash dividend to its holders of record as of July 16, 1999. The Company's portion of this dividend was $52,877, net of taxes. On July 23, 1999, Gartner effected a recapitalization and on July 26, 1999 the Company distributed approximately 40.7 million Gartner Class B Common Stock to its shareholders. As of December 31, 2000 the Company holds 6,597,262 shares of Gartner Class A Common Stock (at a total cost basis of $77,745). The Company will monetize the remaining position in Gartner in accordance with the distribution agreement entered into in connection with the Gartner Spin-Off. At December 31, 2000 the value of the Gartner investment after taxes was $56,799, net of the shares due to Synavant. (See Note 4 to the Consolidated Financial Statements).

    At December 31, 2000 and December 31, 1999 the Company's Total Current Liabilities exceeded its Total Current Assets primarily as a result of management's decision to maintain short-term borrowings instead of longer term borrowings. This allows the Company to achieve lower borrowing costs while providing flexibility to repay debt with cash flow from operations and proceeds from the exercise of stock options and the liquidation of equity holdings. Based on estimated future cash flows from operations, the ability to monetize Enterprise investments upon distribution from Venture capital partnerships, cash from future stock option exercises, the investment in Cognizant Technology Solutions as well as the Company's ability to obtain additional lines of credit and debt, the Company believes it will have sufficient cash and other resources to fund its short and long term business plans, including its current short term obligations, its stock repurchase program and its operations.

    For information about certain tax payments that have been made, see Note 21 to the Consolidated Financial Statements.

YEAR 2000

    External and internal costs totaling $79,299 to address the Y2K issue were expensed as incurred through December 31, 1999 of which $24,558 was incurred in 1999. These costs were primarily related to repairing software. This does not include the costs of software and systems that are being replaced or enhanced in the normal course of business.

MARKET RISK

    The Company's primary market risks are the impact of foreign exchange fluctuations on non-dollar-denominated revenue and price fluctuations on equity securities and changes in interest rates on interest expense.

    In the normal course of business, the Company employs established practices and procedures to manage its exposure to fluctuations in the value of foreign currencies using a variety of financial instruments.

    The Company's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed foreign currency revenues and non-functional currency assets and liabilities. The principal currencies hedged are the Japanese yen, the Euro and the Swiss franc. By policy, the Company maintains hedge coverage between minimum and maximum percentages of its projected foreign exchange exposures over the next year. The gains and losses on these hedges are designed to offset changes in the value of the related exposures.

    It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes.

    The fair value of the Company's hedging instruments, estimated at $128,777 at December 31, 2000, are subject to change as a result of potential changes in foreign exchange rates. The Company assesses its market risk based on changes in foreign exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% change in currency rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, all of which were forward foreign currency contracts, based on a hypothetical 10% decrease in the value of the U.S. dollar or, in the case of non dollar-related instruments, the currency being purchased, was $9,995 at December 31, 2000. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

    The Company also invests in equity securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. The Company does not hedge this market risk exposure. The Company assesses its market risk based on changes in market prices utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% decrease in the market price of these securities. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $2,336 at December 31, 2000. The Company also classifies as available for sale its remaining securities in Gartner. (See Note 1 and Note 4 to the Consolidated Financial Statements). A 10% decline in the market price of Gartner Stock would result in a $6,079 decrease in the Net Assets of Discontinued Operations.

    The Company also borrows funds which are primarily denominated in U.S. dollars. The Company has not hedged this market risk exposure. The Company assesses its market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the increase in annual interest expense based on a hypothetical one percentage point increase in interest rates. This was $3,843 at December 31, 2000.

EURO CONVERSION

    On January 1, 1999, 11 member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency ("Euro"). The transition period for the introduction of the Euro is between January 1, 1999 and January 1, 2002.

    The Company instituted plans for the introduction of the Euro and addressed the related issues, including the conversion of information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments, continuity of contracts, taxation and accounting records and the increased price transparency resulting from the use of a single currency in eleven participating countries which may affect the ability of some companies to price products differently in various European markets. The Company believes that differences in national market size, data collection requirements and specific product specifications required due to the diverse market information needs in the healthcare markets of Europe will reduce the potential for price harmonization in most of the Company's product ranges.

FORWARD-LOOKING STATEMENTS

    This 2000 Annual Report to Shareholders, as well as information included in oral statements or other written statements made or to be made by IMS Health, contain statements which, in the opinion of IMS Health, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Annual Report and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, Euro conversion and all other statements regarding the intent, plans, beliefs or expectations of IMS Health or its directors or officers. Shareholders are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; to the extent IMS Health seeks growth through acquisitions, alliances or joint ventures, the ability to identify, consummate and integrate acquisitions, alliances and ventures on satisfactory terms; the ability to develop new or advanced technologies, systems and products for their businesses on time and on a cost-effective basis including but not limited to those that use or are related to the

Internet; the ability to successfully maintain historic effective tax rates and to achieve estimated corporate overhead levels; competition, particularly in the markets for pharmaceutical information; regulatory, legislative and enforcement initiatives, particularly in the area of medical privacy and tax; the ability to timely and cost-effectively resolve any problems associated with the Euro currency issue; the ability to obtain future financing on satisfactory terms; deterioration in economic conditions, particularly in the pharmaceutical, healthcare, or other industries in which customers may operate; consolidation in the pharmaceutical industry and the other industries in which IMS Health's customers operate; conditions in the securities markets which may affect the value or liquidity of portfolio investments; management's estimates of lives of assets, recoverability of assets, fair market value, estimates and liabilities and accrued income tax benefits and liabilities; and failure of third parties to convert their information technology systems to the Euro currency in a timely manner and actions of government agencies and other third parties with respect to Euro currency issues. Consequently, all the forward-looking statements contained in this Annual Report to Shareholders are qualified by the information contained herein, including, but not limited to, the information contained under this heading and the Consolidated Financial Statements and notes thereto and by the material set forth under the headings "Business" and "Factors that May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. IMS Health is under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133- an amendment of FASB Statement No. 133." Citing concerns about companies' ability to modify their information systems in time to apply SFAS No. 133, the FASB delayed its effective date for one year, to fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). These Standards are not required to be applied retroactively to prior periods. The adoption of this statement will not have a material impact on the Company's financial statements.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company's revenue recognition policies and practices are in conformance with SAB No. 101.

    In March 2000, the FASB issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion
No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying APB Opinion No. 25. The provisions of FIN No. 44 are effective July 1, 2000. Adoption of FIN No. 44 had no effect on the Company's financial statements.

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

IMS HEALTH COMMON STOCK INFORMATION

    The Company's common stock is listed on the NYSE (symbol "RX"). The number of shareholders of record and shares outstanding on December 31, 2000 were 6,607 and 291,342,006, respectively. Approximately 97.3% of the Company's shares are held by institutions. The high and low closing stock price per share during 2000 was $28.56 and $14.33, respectively. The following table shows the high and low closing stock price per share during the four quarters of 2000 and 1999:

                                          PRICE PER                                                              PRICE PER
                                          SHARE($)                                                               SHARE($)
                                   -----------------------                                                -----------------------
                                           2000(1)                                                                1999(1)
                                   -----------------------                                                -----------------------
                                     HIGH           LOW                                                     HIGH           LOW
----------------------------------------------------------            -----------------------------------------------------------
First Quarter                       25.86          15.98              First Quarter                        33.61          28.59
Second Quarter                      17.56          14.33              Second Quarter                       28.92          20.51
Third Quarter                       20.75          15.86              Third Quarter                        28.70          21.34
Fourth Quarter                      28.56          19.94              Fourth Quarter                       29.03          21.47
----------------------------------------------------------            -----------------------------------------------------------
Year                                28.56          14.33              Year                                 33.61          20.51
----------------------------------------------------------            -----------------------------------------------------------

                                         DIVIDENDS PAID PER SHARE($)
                                         ---------------------------
                                             2000           1999
--------------------------------------------------------------------
First Quarter                                0.02           0.02
Second Quarter                               0.02           0.02
Third Quarter                                0.02           0.02
Fourth Quarter                               0.02           0.02
--------------------------------------------------------------------
Year                                         0.08           0.08
--------------------------------------------------------------------

(1) Share prices for periods prior to the Synavant Spin-Off on August 31, 2000 are adjusted to give effect to the estimated impact of that Spin-Off on IMS Health share prices based on the share price of IMS Health and Synavant immediately prior and immediately after the Synavant Spin-Off. The 1999 high and low share price unadjusted for the Synavant Spin-Off was as follows:
    34.45, 29.30, 29.64, 21.03, 29.41, 21.88, 29.75 and 22.00 for the first, second, third and fourth quarters, respectively. The 2000 high and low share price unadjusted for the Synavant Spin-Off was as follows 26.50, 16.38,18.00, and 14.69 for the first and second quarters, respectively.

STATEMENT OF MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
-------------------------------------------

To the Shareholders of IMS Health Incorporated:

    Management is responsible for the preparation of the consolidated financial statements and related information that are presented in this report. The consolidated financial statements, which include amounts based on management's estimates and judgments, have been prepared in conformity with accounting principles generally accepted in the United States of America. Other financial information in the report to shareholders is consistent with that in the consolidated financial statements.

    The Company maintains accounting and internal control systems to provide reasonable assurance at reasonable cost that assets are safeguarded against loss from unauthorized use or disposition, and that the financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems are augmented by written policies, an organizational structure providing division of responsibilities, careful selection and training of qualified personnel and a program of internal audits managed by Arthur Andersen LLP.

    The Company engaged PricewaterhouseCoopers LLP, independent accountants, to audit and render an opinion on the consolidated financial statements in accordance with generally accepted auditing standards of the United States of America. These standards include an assessment of the systems of internal controls and tests of transactions to the extent considered necessary by them to support their opinion.

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

[LOGO]

David M. Thomas
Chairman & Chief Executive Officer

[LOGO]

James C. Malone
Chief Financial Officer

REPORT OF INDEPENDENT
ACCOUNTANTS
-------------------------------------------

To the Board of Directors and Shareholders of IMS Health Incorporated:

    In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of IMS Health Incorporated and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
February 16, 2001

IMS HEALTH INCORPORATED

Consolidated Statements of Income

                                                                       YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA      2000           1999           1998
--------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                             $  1,424,359   $  1,397,989   $  1,186,513
--------------------------------------------------------------------------------------------------------
Operating Costs                                                    549,259        551,099        533,634
Selling and Administrative Expenses                                416,006        397,924        343,218
Depreciation and Amortization                                       92,000        100,443         96,358
Spin and Related Costs                                              37,626          9,500             --
Impairment Charge--Synavant                                        115,453             --             --
Impairment and Severance Charges                                    45,689             --             --
Executive Management Transition Charge                              31,133             --             --
Direct Acquisition Integration Expenses                                 --             --         48,019
Acquired In-Process Research and Development                            --             --         32,800
--------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                   137,193        339,023        132,484
--------------------------------------------------------------------------------------------------------
Interest Income                                                      4,332          8,225         19,548
Interest Expense                                                   (17,640)        (7,590)        (1,166)
Realized Loss on Gartner Investment                                 (6,896)            --             --
Gains from Dispositions--Net                                        78,139         25,264         33,341
Gain on Sale of Erisco                                              84,530             --             --
Gain on Issuance of Investees' Stock                                 9,029             --         12,777
Other Expense--Net                                                 (27,374)       (16,480)       (12,140)
--------------------------------------------------------------------------------------------------------
Non-Operating Income--Net                                          124,120          9,419         52,360
--------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                           261,313        348,442        184,844
Provision for Income Taxes                                        (140,412)       (98,076)       (58,780)
TriZetto Equity Loss, Net of Income Tax Benefit of $3,080           (4,777)            --             --
--------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                  116,124        250,366        126,064
Income from Discontinued Operations, Net of Income Taxes of
  $2,526, $12,635 and $49,303 for 2000, 1999 and 1998,
  respectively                                                       4,692         25,695         94,494
--------------------------------------------------------------------------------------------------------
NET INCOME                                                    $    120,816   $    276,061   $    220,558
--------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE OF COMMON STOCK:
  Income from Continuing Operations                           $       0.39   $       0.80   $       0.39
  Income from Discontinued Operations                                 0.02           0.08           0.29
--------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE OF COMMON STOCK                      $       0.41   $       0.88   $       0.68
--------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK:
  Income from Continuing Operations                           $       0.39   $       0.78   $       0.38
  Income from Discontinued Operations                                 0.02           0.08           0.28
--------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK                    $       0.40   $       0.86   $       0.66
--------------------------------------------------------------------------------------------------------
Weighted Average Number of Shares Outstanding--Basic           296,077,000    311,976,000    324,584,000
Dilutive Effect of Shares Issuable as of Period-End Under
  Stock Option Plans                                             2,203,000      6,065,000      5,968,000
Adjustment of Shares Outstanding Applicable to Exercised
  Stock Options During the Period                                1,758,000      1,520,000      5,218,000
--------------------------------------------------------------------------------------------------------
Weighted Average Number of Shares Outstanding--Diluted         300,038,000    319,561,000    335,770,000
--------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Financial Position

                                                                 AS OF DECEMBER 31,
                                                              -------------------------
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA     2000          1999
---------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents                                     $   118,593   $   115,875
Accounts Receivable--Net                                          230,988       262,479
Other Receivable (See Note 21)                                     41,136            --
Other Current Assets                                              117,001       109,908
Net Assets of Discontinued Operations                              60,799        96,988
---------------------------------------------------------------------------------------
Total Current Assets                                              568,517       585,250
---------------------------------------------------------------------------------------
SECURITIES AND OTHER INVESTMENTS                                   87,500       128,931
TRIZETTO EQUITY INVESTMENT                                        137,501            --
PROPERTY, PLANT AND EQUIPMENT--NET                                145,447       169,190
OTHER ASSETS--NET
Computer Software                                                 117,688       174,974
Goodwill                                                          144,100       339,491
Other Assets                                                       42,254        32,236
---------------------------------------------------------------------------------------
    Total Other Assets--Net                                       304,042       546,701
---------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $ 1,243,007   $ 1,430,072
---------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable                                              $    45,198   $    44,577
Accrued and Other Current Liabilities                             219,726       196,375
Short Term Debt                                                   384,281       134,663
Accrued Income Taxes                                               81,856       211,592
Deferred Revenues                                                  96,095       113,996
---------------------------------------------------------------------------------------
Total Current Liabilities                                         827,156       701,203
---------------------------------------------------------------------------------------
POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS                       43,471        27,429
OTHER LIABILITIES                                                 133,498        81,343
---------------------------------------------------------------------------------------
TOTAL LIABILITIES                                               1,004,125       809,975
---------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (SEE NOTE 21)
MINORITY INTERESTS                                                135,342       124,875
SHAREHOLDERS' EQUITY
Preferred Stock, Par Value $.01 Per Share,
  Authorized--10,000,000 Shares; Outstanding--None
Series Common Stock, Par Value $.01 Per Share,
  Authorized--10,000,000 Shares;
  Outstanding--None
Common Stock, Par Value $.01, Authorized 800,000,000 Shares;
  Issued 335,045,390 Shares in 2000 and 1999, respectively          3,350         3,350
Capital in Excess of Par                                          596,273       653,023
Retained Earnings                                                 760,140       804,452
Treasury Stock, at cost, 43,703,384 Shares and 32,901,441
  Shares
  in 2000 and 1999, respectively                               (1,139,298)     (927,760)
Cumulative Translation Adjustment                                (106,417)      (96,235)
Minimum Pension Liability Adjustment                                 (672)           --
Unrealized (Loss)/Gain on Gartner Shares                          (20,946)       17,081
Unrealized Gains on Investments                                    11,110        41,311
---------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                        103,540       495,222
---------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $ 1,243,007   $ 1,430,072
---------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Cash Flows

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA    2000        1999        1998
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                    $ 120,816   $ 276,061   $ 220,558
Less Income from Discontinued Operations                         (4,692)    (25,695)    (94,494)
-----------------------------------------------------------------------------------------------
Income from Continuing Operations                               116,124     250,366     126,064
Adjustments to reconcile Net Income to Net Cash Provided by
  Operating Activities:
  Depreciation and Amortization                                  92,000     100,443      96,358
  Impairment Charge--Synavant                                   115,453          --          --
  Cash Portion of Synavant Spin-Off Dividend                    (19,438)         --          --
  Non-Cash Portion of Impairment and Severance Charges           35,341          --          --
  Non-Cash Portion of Executive Management Transition Charge     18,951          --          --
  Non-Cash Portion of Synavant Spin and Related Costs             1,946          --          --
  Write-off of Purchased In-Process Research and Development         --          --      32,800
  Gains from Sale of Investments, Net                           (78,139)    (25,264)    (33,341)
  Gain from Sale of Erisco                                      (84,530)         --          --
  Non-Cash Realized Loss on Gartner Investment                    6,896          --          --
  Direct Acquisition Integration Expenses                            --          --      48,019
  Deferred Income Taxes                                          45,983      18,085       6,380
  TriZetto Equity Loss, Net                                       4,777          --          --
  Gain on Issuance of Investees' Stock                           (9,029)         --     (12,777)
  Minority Interests in Net Income of Consolidated Companies     17,222      14,260      10,303
  Net Tax Benefit on Stock Option Exercises                      12,631       7,224       8,649
  Payment on D&B Tax Contingency                               (212,291)         --          --
Change in assets and liabilities, excluding effects from
  acquisitions and dispositions:
  Net (Increase)/Decrease in Accounts Receivable                (31,023)      5,268     (40,123)
  Net Decrease/(Increase) in Prepaid Expenses                    10,079      (3,382)     (6,585)
  Net Increase/(Decrease) in Accounts Payable                    14,462      (4,745)     (7,404)
  Net Increase/(Decrease) in Accrued and Other Current
    Liabilities                                                  51,011     (31,181)      5,139
  Net Increase/(Decrease) in Deferred Revenues                    6,843      (7,031)     10,596
  Net Increase in Accrued Income Taxes                           40,413      41,317       2,188
  Net Decrease in Benefit Payments                               (2,131)    (10,270)    (13,653)
  Other Working Capital Items-Net                                (3,277)     (7,770)     (2,771)
-----------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                       150,274     347,320     229,842
-----------------------------------------------------------------------------------------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Capital Expenditures                                          (33,433)    (32,989)    (30,862)
  Additions to Computer Software                                (50,646)    (59,284)    (61,089)
  Cash of Companies Acquired in Stock Purchases                      --          --      11,895
  Acquisition and Integration Payments                          (11,233)    (38,809)    (38,356)
  Cash Payment to Erisco prior to Disposition                   (32,012)         --          --
  Transaction Costs--Erisco/TriZetto                            (10,679)         --          --
  Proceeds from Sale of Investments, Net                         83,437      51,442      47,686
  Net Increase in Other Investments                             (27,343)    (19,408)    (21,438)
  Other Investing Activities--Net                                (7,751)     (3,711)    (10,428)
-----------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                           (89,660)   (102,759)   (102,592)
-----------------------------------------------------------------------------------------------

IMS HEALTH INCORPORATED

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA    2000        1999        1998
-----------------------------------------------------------------------------------------------
CASH FLOWS USED IN FINANCING ACTIVITIES:
  Payments for Purchase of Treasury Stock                      (419,011)   (517,030)   (666,694)
  Proceeds from Exercise of Stock Options                       129,773      31,453     104,990
  Proceeds from the CTS IPO                                          --          --      31,197
  Dividends Paid                                                (23,686)    (25,043)    (19,592)
  Proceeds from Employee Stock Purchase Plan                      2,087       4,229       3,855
  Proceeds from Debt Assumed by Nielsen Media Research               --          --     300,000
  Short-Term Borrowings                                         336,349     499,350      42,546
  Short-Term Debt Repayments                                    (80,677)   (407,108)     (8,538)
  Other Financing Activities--Net                                   684        (128)     (2,319)
-----------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                           (54,481)   (414,277)   (214,555)
-----------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes                                  (3,415)     (4,340)     (1,574)
Impact of change in year end of the IMS Health operating
  units                                                              --      30,664          --
Cash Flow Provided by/(Used by)Discontinued Operations               --      52,877     (17,173)
-----------------------------------------------------------------------------------------------
Increase/(Decrease) in Cash and Cash Equivalents                  2,718     (90,515)   (106,052)
Cash and Cash Equivalents, Beginning of Period                  115,875     206,390     312,442
-----------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Period                      $ 118,593   $ 115,875   $ 206,390
-----------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
  Cash Paid during the Period for Interest                    $  14,981   $   7,491   $   1,645
  Cash Paid during the Period for Income Taxes (Exclusive of payment of $212,291 for D&B Tax Contingency. See Note
    21).                                                      $  47,925   $  67,490   $  88,519
  Cash Received from Income Tax Refunds                       $  14,438   $  42,903   $  11,133
  Non-Cash Investing Activities:
    Stock Issued in Connection with Acquisitions                     --          --   $ 243,853
    Dividend of Gartner Class B Shares                               --   $ 134,259          --
    Synavant Spin-Off Dividend                                $ 122,004          --          --
    Equity Investment in TriZetto                             $ 100,650          --          --

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Shareholders' Equity

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
--------------------------------------------------------------------------------

                                    SHARES
                           ------------------------               CAPITAL IN
                             COMMON       TREASURY     COMMON      EXCESS OF     RETAINED   TREASURY
                              STOCK        STOCK       STOCK       PAR VALUE     EARNINGS     STOCK
-----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  1997                     342,240,138   18,052,896    $3,422      $806,839      $358,456   $(323,026)
-----------------------------------------------------------------------------------------------------
Net Income                                                                       220,558
Cash Dividends ($0.06 per
  share)                                                                         (19,592)
Prepaid Employee Stock
  Option Plan Exercise or
  Cancellation                                                       (1,950)
Transfer to Nielsen Media
  Research ("NMR")
  Employee Prepaid Stock
  Option Plan Payments                                               (1,159)
Value of Stock Options
  granted In connection
  with acquisitions                                                                            14,936
Treasury Shares Acquired                 21,749,600                                          (666,694)
Treasury Stock Reissued
  Under:
  Exercise of Stock
    Options                              (7,145,992)                (53,512)                  167,151
  Restricted Stock Plan                     (38,090)                                            4,317
    Less: Unearned
      Portion                                                                                  (4,317)
    Plus: Earned Portion
      of Grants                             (33,340)                                            3,846
  Employee Stock Purchase
    Plan                                   (184,548)                                            3,855
Stock issued for Walsh
  and Other Acquisitions                 (6,506,162)                                          168,561
Stock issued for PMSI
  Acquisition                            (2,395,926)                                           75,292
Change in Cumulative
  Translation Adjustment
Stock Dividend to NMR
  Including Treasury
  Shares                    (7,194,748)  (7,194,748)      (72)      (80,365)     127,231       80,437
Reclassify 800,000 shares
  of Nielsen Media
  Research to Marketable
  Securities                                                                                    1,832
Unrealized Loss on
  Investments--Net Of
  reclassification
  adjustment $10,448, net
  of taxes $3,943
Total Comprehensive
  Income
-----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  1998                     335,045,390   16,303,690    $3,350      $669,853      $686,653   $(473,810)
-----------------------------------------------------------------------------------------------------

                                 OTHER COMPREHENSIVE INCOME
                           ---------------------------------------
                                         UNREALIZED      MINIMUM
                           CUMULATIVE       GAINS        PENSION
                           TRANSLATION   (LOSSES) ON    LIABILITY    COMPREHENSIVE
                           ADJUSTMENT    INVESTMENTS   ADJUSTMENT        INCOME         TOTAL
-------------------------
BALANCE, DECEMBER 31,
  1997                      $(76,771)      $32,650      $     --                      $ 801,570
-------------------------
Net Income                                                               220,558        220,558
Cash Dividends ($0.06 per
  share)                                                                                (19,592)
Prepaid Employee Stock
  Option Plan Exercise or
  Cancellation                                                                           (1,950)
Transfer to Nielsen Media
  Research ("NMR")
  Employee Prepaid Stock
  Option Plan Payments                                                                   (1,159)
Value of Stock Options
  granted In connection
  with acquisitions                                                                      14,936
Treasury Shares Acquired                                                               (666,694)
Treasury Stock Reissued
  Under:
  Exercise of Stock
    Options                                                                             113,639
  Restricted Stock Plan                                                                   4,317
    Less: Unearned
      Portion                                                                            (4,317)
    Plus: Earned Portion
      of Grants                                                                           3,846
  Employee Stock Purchase
    Plan                                                                                  3,855
Stock issued for Walsh
  and Other Acquisitions                                                                168,561
Stock issued for PMSI
  Acquisition                                                                            75,292
Change in Cumulative
  Translation Adjustment      (7,378)                                     (7,378)        (7,378)
Stock Dividend to NMR
  Including Treasury
  Shares                                                                                127,231
Reclassify 800,000 shares
  of Nielsen Media
  Research to Marketable
  Securities                                                                              1,832
Unrealized Loss on
  Investments--Net Of
  reclassification
  adjustment $10,448, net
  of taxes $3,943                           (9,277)                       (9,277)        (9,277)
                                                                        --------      ---------
Total Comprehensive
  Income                                                                 203,903
-------------------------
BALANCE, DECEMBER 31,
  1998                      $(84,149)      $23,373      $     --                      $ 825,270
-------------------------

IMS HEALTH INCORPORATED

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
--------------------------------------------------------------------------------

                                   SHARES
                          ------------------------               CAPITAL IN
                            COMMON       TREASURY     COMMON      EXCESS OF     RETAINED    TREASURY
                             STOCK        STOCK       STOCK       PAR VALUE     EARNINGS      STOCK
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  1998                    335,045,390   16,303,690    $3,350      $669,853      $686,653   $  (473,810)
------------------------------------------------------------------------------------------------------
Net Income from IMS
  Operations for the
  Month of December 1998                                                          1,040
Change in Cumulative
  Translation Adjustment
Total Comprehensive
  Income
------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999  335,045,390   16,303,690    $3,350      $669,853      $687,693   $  (473,810)
------------------------------------------------------------------------------------------------------
Net Income                                                                      276,061
Cash Dividends ($0.08)                                                          (25,043)
Stock Dividend of
  Gartner Shares                                                                (134,259)
Prepaid Employee Stock
  Option
Plan Exercise or
  Cancellation                                                        (245)
Treasury Shares Acquired                18,564,700                                            (517,030)
Treasury Stock Reissued
  Under:
Exercise of Stock
  Options                               (1,873,479)                (16,585)                     55,262
Restricted Stock Plan                                                                            4,028
Less: Unearned Portion                     117,526                                              (4,028)
Plus: Earned Portion of
  Grants                                   (62,081)                                              3,589
Employee Stock Purchase
  Plan                                    (148,915)                                              4,229
Change in Cumulative
  Translation Adjustment
Unrealized Gain on
  Gartner Securities
  available for Sale,
  net of taxes of $9,198
Unrealized Gain on Other
  Investments -- Net of
  Reclassification
  Adjustment $17,388,
  net of taxes of $6,562
Total Comprehensive
  Income
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  1999                    335,045,390   32,901,441    $3,350      $653,023      $804,452   $  (927,760)
------------------------------------------------------------------------------------------------------

                                OTHER COMPREHENSIVE INCOME
                          ---------------------------------------
                                        UNREALIZED      MINIMUM
                          CUMULATIVE       GAINS        PENSION
                          TRANSLATION   (LOSSES) ON    LIABILITY    COMPREHENSIVE
                          ADJUSTMENT    INVESTMENTS   ADJUSTMENT        INCOME        TOTAL
------------------------
BALANCE, DECEMBER 31,
  1998                     $(84,149)      $23,373      $     --                      $825,270
------------------------
Net Income from IMS
  Operations for the
  Month of December 1998                                                  1,040         1,040
Change in Cumulative
  Translation Adjustment      3,409                                       3,409         3,409
                                                                       --------      --------
Total Comprehensive
  Income                                                                  4,449
------------------------
BALANCE, JANUARY 1, 1999   $(80,740)      $23,373      $     --                      $829,719
------------------------
Net Income                                                              276,061       276,061
Cash Dividends ($0.08)                                                                (25,043)
Stock Dividend of
  Gartner Shares              2,155                                                  (132,104)
Prepaid Employee Stock
  Option
Plan Exercise or
  Cancellation                                                                           (245)
Treasury Shares Acquired                                                             (517,030)
Treasury Stock Reissued
  Under:
Exercise of Stock
  Options                                                                              38,677
Restricted Stock Plan                                                                   4,028
Less: Unearned Portion                                                                 (4,028)
Plus: Earned Portion of
  Grants                                                                                3,589
Employee Stock Purchase
  Plan                                                                                  4,229
Change in Cumulative
  Translation Adjustment    (17,650)                                    (17,650)      (17,650)
Unrealized Gain on
  Gartner Securities
  available for Sale,
  net of taxes of $9,198                   17,081                        17,081        17,081
Unrealized Gain on Other
  Investments -- Net of
  Reclassification
  Adjustment $17,388,
  net of taxes of $6,562                   17,938                        17,938        17,938
                                                                       --------      --------
Total Comprehensive
  Income                                                                293,430
------------------------
BALANCE, DECEMBER 31,
  1999                     $(96,235)      $58,392      $     --                      $495,222
------------------------

IMS HEALTH INCORPORATED

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
--------------------------------------------------------------------------------

                                  SHARES
                         ------------------------               CAPITAL IN
                           COMMON       TREASURY     COMMON      EXCESS OF     RETAINED    TREASURY
                            STOCK        STOCK       STOCK       PAR VALUE     EARNINGS      STOCK
-----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  1999                   335,045,390   32,901,441    $3,350      $653,023      $804,452   $  (927,760)
-----------------------------------------------------------------------------------------------------
Net Income                                                                     120,816
Cash Dividends ($0.02)                                                         (23,685)
Synavant Spin-Off
  Dividend                                                                     (141,443)
Prepaid Employee Stock
  Option                                                           (1,998)
Accelerated
  Stock Options                                                     3,330
Treasury Shares
  Acquired                             18,988,950                                            (419,011)
Treasury Stock Reissued
  Under:
  Exercise of Stock
    Options                            (7,981,008)                (58,082)                    200,487
  Restricted Stock Plan                                                                            --
    Less: Unearned
      Portion                                (348)                                                 --
    Plus: Earned
      Portion of Grants                   (72,901)                                              4,899
  Employee Stock
    Purchase Plan                        (132,750)                                              2,087
Change in Cumulative
  Translation
  Adjustment
Change in Minimum
  Pension Liability
  Adjustment
Unrealized Loss on
  Gartner Securities
  available for Sale,
  net of taxes of
  $11,263
Unrealized Loss on
  Other Investments --
  Net of
  Reclassification
  Adjustment $23,664,
  net of taxes of
  $18,808
Total Comprehensive
  Income
-----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  2000                   335,045,390   43,703,384    $3,350      $596,273      $760,140   $(1,139,298)
-----------------------------------------------------------------------------------------------------

                               OTHER COMPREHENSIVE INCOME
                         ---------------------------------------
                                       UNREALIZED      MINIMUM
                         CUMULATIVE       GAINS        PENSION
                         TRANSLATION   (LOSSES) ON    LIABILITY    COMPREHENSIVE
                         ADJUSTMENT    INVESTMENTS   ADJUSTMENT        INCOME         TOTAL
-----------------------
BALANCE, DECEMBER 31,
  1999                    $ (96,235)     $58,392      $     --                      $ 495,222
-----------------------
Net Income                                                             120,816        120,816
Cash Dividends ($0.02)                                                                (23,685)
Synavant Spin-Off
  Dividend                                                                           (141,443)
Prepaid Employee Stock
  Option                                                                               (1,998)
Accelerated
  Stock Options                                                                         3,330
Treasury Shares
  Acquired                                                                           (419,011)
Treasury Stock Reissued
  Under:
  Exercise of Stock
    Options                                                                           142,405
  Restricted Stock Plan                                                                    --
    Less: Unearned
      Portion                                                                              --
    Plus: Earned
      Portion of Grants                                                                 4,899
  Employee Stock
    Purchase Plan                                                                       2,087
Change in Cumulative
  Translation
  Adjustment                (10,182)                                   (10,182)       (10,182)
Change in Minimum
  Pension Liability
  Adjustment                                              (672)           (672)          (672)
Unrealized Loss on
  Gartner Securities
  available for Sale,
  net of taxes of
  $11,263                                (38,027)                      (38,027)       (38,027)
Unrealized Loss on
  Other Investments --
  Net of
  Reclassification
  Adjustment $23,664,
  net of taxes of
  $18,808                                (30,201)                      (30,201)       (30,201)
                                                                      --------      ---------
Total Comprehensive
  Income                                                                41,734
-----------------------
BALANCE, DECEMBER 31,
  2000                    $(106,417)     $(9,836)     $   (672)                     $ 103,540
-----------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
--------------------------------------------------------------------------------

NOTE 1. BASIS OF PRESENTATION

    IMS Health Incorporated ("IMS Health" or the "Company") is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. IMS Health operates in approximately 100 countries and its key products include:

    - Sales management information to optimize sales force productivity;

    - Market research for prescription and over-the-counter pharmaceutical products; and

    - IT application development, integration and management services.

    On August 31, 2000, IMS Health spun-off the Synavant Business (the "Synavant Spin-Off") by distributing the stock of Synavant, Inc. ("Synavant") to IMS Health's shareholders. Synavant is comprised of the pharmaceutical industry automated sales and marketing support businesses previously operated by IMS Health Strategic Technologies, Inc. ("Strategic Technologies"), and certain other foreign subsidiaries of IMS Health; substantially all of IMS Health's interactive and direct marketing business, including the business of Clark O'Neill, Inc., which was a wholly-owned subsidiary of IMS Health; and a majority stake in a foreign joint venture. On October 3, 2000, the Company sold ERISCO Managed Care Technologies, Inc. ("Erisco") to The TriZetto Group, Inc. ("TriZetto") in exchange for an equity interest in TriZetto and entered into a technology and data alliance. These transactions, together with the divestitures or discontinuation of three small non-strategic software businesses, have resulted in a company concentrated on IMS Health's core data business of providing market information and decision support services to the pharmaceutical industry, together with Cognizant Technology Solutions Corporation ("CTS") and TriZetto. IMS Health owns 33.2% of TriZetto's common stock as at December 31, 2000, and accounts for its share of TriZetto on an equity basis.

    On January 15, 1999, the Company effected a 2-for-1 stock split. All prior period share and per share information has been revised accordingly.

    On July 26, 1999, the Company completed a spin-off (the "Gartner Spin-Off") of the majority of its equity investment in Gartner, Inc. ("Gartner", formerly known as "Gartner Group, Inc.") to IMS Health shareholders. The Consolidated Financial Statements of the Company have been reclassified for all periods to reflect the Gartner equity investment as a discontinued operation.

    On June 30, 1998, the common stock of IMS Health was distributed by Cognizant Corporation ("Cognizant"), which subsequently changed its name to Nielsen Media Research, Inc. ("NMR"), to Cognizant's shareholders (the "Cognizant Spin-Off"). Notwithstanding the form of the Cognizant Spin-Off, IMS Health was deemed the "accounting successor" to Cognizant. The consolidated financial statements of the Company have been reclassified to reflect NMR as a discontinued operation for periods up to and including June 30, 1998.

    The above changes to the business are discussed more fully in Notes 4, 7, 12 and 24.

    During the year ended December 31, 2000, IMS Health consisted of:

    1. The IMS Segment, which consists of IMS Health, a leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Historically, this segment included Synavant and three small non-strategic software companies that are included in the Transaction Businesses Segment. The IMS Segment is managed on a global business model with global leaders for the majority of its critical businesses processes.

    2. The CTS Segment, which delivers high quality, cost-effective, full life cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business. These services are delivered through the use of a seamless on-site and offshore consulting project team. CTS's solutions include application development and integration, application management and re-engineering services.

    3. The Transaction Businesses Segment including: Synavant; Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry; and three small non-strategic software companies. As indicated in Note 7, the Company has spun-off the Synavant business. As indicated in Note 12, the Company sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. Historically, Erisco was managed as part of the Emerging Markets Segment, whereas, Synavant was managed as part of the core IMS segment. The Company also divested the other small non-strategic software businesses. The remaining piece of the historical Emerging Markets Segment is Enterprises, the Company's venture capital unit focused on investments in emerging businesses. Enterprises is now being managed within general corporate activities.

    All prior year segment information has been reclassified to conform with the December 31, 2000 presentation.

    At December 31, 2000, IMS Health also included a significant interest in TriZetto.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION. The consolidated financial statements of the Company include the accounts of the Company, its subsidiaries and investments in which the Company has control after elimination of all material intercompany accounts and transactions.

    Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The Company recognizes in the income statement any gains or losses related to the sale or issuance of stock by a consolidated subsidiary or an investment accounted for under the equity basis.

    CASH EQUIVALENTS. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

    SECURITIES AND OTHER INVESTMENTS. Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. Any gains or losses from the sale of these securities are recognized using the specific identification method. (See Note 13).

    The Company periodically evaluates the business prospects and financial position of each issuer whose securities are held. The Company pays special attention to those securities whose market values have declined materially for reasons other than changes in interest rates or other general market conditions. The Company evaluates the realizable value of the investment, the specific condition of the issuer and the issuer's ability to comply with the material terms of the security. Information reviewed may include the recent operational results and financial position of the issuer, information about its industry, recent press releases and other information. If evidence does not exist to support a realizable value equal to or greater than the carrying value of the investment, and such decline in market value is determined to be other than temporary, the carrying amount is reduced to its net realizable value, which becomes the new cost basis. The amount of the reduction is reported as a realized loss. Any recovery of such reductions in the cost basis of an investment is recognized only upon the sale, repayment or other disposition of the investment.

    PROPERTY, PLANT AND EQUIPMENT. Buildings and machinery and equipment are recorded at cost and depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. (See Note 22).

    COMPUTER SOFTWARE. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Research and Development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, over three to seven years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or
(b) the straight-line method over the remaining estimated economic life of the product. The Company periodically reviews the unamortized capitalized costs of computer software products based on a comparison of the carrying value of computer software with its estimated net realizable value and changes in software technology. The Company recognizes immediately any impairment losses on capitalized software as a result of its review or upon its decision to discontinue a product.

    The Company capitalizes internal-use software costs once certain criteria in Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" have been met.

    GOODWILL. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to forty years. The Company periodically reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flow from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level. (See Note 6).

    OTHER LONG-LIVED ASSETS.  In accordance with the provisions of SFAS
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company reviews long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. Accordingly, the Company recognizes impairment losses on long-lived assets as a result of its review. The measurement for such impairment loss is then based on the fair value of the asset measured by its discounted future cash flows or market value, if more readily determinable.

    REVENUE RECOGNITION. The Company recognizes revenue as earned, which is over the service period as the information is delivered or related services are performed. Advanced payments for services and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. Revenues from software licenses are recognized upon delivery of the software, when persuasive evidence of an arrangement exists, the related fees are fixed or determinable and collection of fees is reasonably assured. Revenue from post-contract customer support (maintenance) is recognized on a straight-line basis over the term of the arrangement. Revenues from time and material service agreements are recognized as the services are provided. Revenue from fixed price service contracts is recognized over the contract term based on the percentage of costs incurred for services provided during the period compared to the total estimated costs of services to be provided over the entire arrangement.

    FOREIGN CURRENCY TRANSLATION. The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's consolidated financial statements when translated into U.S. dollars.

    For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of shareholders' equity whereas transaction gains and losses are recognized in Other Expense, net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, whereas non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense net.

    INCOME TAXES. Prior to the Cognizant Spin-Off, the Company was included in the Federal and certain state and non-U.S. income tax returns of Cognizant. On a stand-alone basis, the Company provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date.

    USE OF ESTIMATES. The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The most significant estimates are made in the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, carrying value of investments, capitalized software costs, employee benefit plans, taxes including tax benefits and liabilities, restructuring reserves, contingencies, in-process research and development ("IPR&D"), the fair value of certain assets and purchase price allocations.

    EARNINGS PER SHARE. Basic earnings per share are calculated by dividing net income by weighted average common shares. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that the net proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the net proceeds are exhausted represent the potentially dilutive effect of the securities. In 1998, the computation includes the weighted average number of shares of Cognizant common stock outstanding through the Distribution Date, reflecting the one-for-one distribution ratio, and the weighted average number of shares of IMS Health common stock outstanding since the Cognizant Spin-Off.

    RECLASSIFICATIONS. Certain prior-year amounts have been reclassified to conform with the 2000 presentation. This includes a reclassification of Treasury Stock and Capital in Excess of Par Value to reflect the reissuance of treasury shares for option exercises based on their average cost as compared to the exercise proceeds.

NOTE 3. SUMMARY OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133- an amendment of FASB Statement No. 133." Citing concerns about companies' ability to modify their information systems in time to apply SFAS No. 133, the FASB delayed its effective date for one year, to fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). These standards are not required to be applied retroactively to prior periods. The adoption of this statement will not have a material impact on the Company's financial statements.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company's revenue recognition policies and practices are in conformance with SAB No. 101.

    In March 2000, the FASB issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion
No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying APB Opinion No. 25. The provisions of FIN No. 44 are effective July 1, 2000. Adoption of FIN No. 44 had no effect on the Company's financial statements.

NOTE 4. INVESTMENT IN GARTNER STOCK

    On November 11, 1998, the Company announced that its Board of Directors had approved a plan to spin-off substantially all of its equity ownership of Gartner (the "Gartner Spin-Off"). As provided for under the Distribution Agreement, entered into between Gartner and the Company, 40,689,648 Gartner Class A Shares were converted into an equal number of Gartner Class B Shares. As a result of the then proposed Gartner Spin-Off, the Company ceased recognition of gains in accordance with Securities and Exchange Commission Staff Accounting Bulletin 51 ("SAB No. 51") in the fourth quarter of 1998.

    On July 16, 1999, subject to Gartner shareholder approval, the IMS Health and Gartner Boards of Directors approved the final plan, terms and conditions governing the Gartner Spin-Off. Upon Gartner shareholder approval, which was obtained on July 16, 1999, in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", the financial statements of the Company were reclassified to reflect the Gartner equity investment as a discontinued operation for the periods presented.

    On July 16, 1999, the Company's Board of Directors declared a dividend of all Gartner Class B Shares, which was distributed on July 26, 1999 to holders of the Company's Common Stock of record as of July 17, 1999. The transaction was structured as a tax-free distribution of Gartner stock to IMS Health shareholders and the Company received a favorable ruling from the Internal Revenue Service ("IRS"). The distribution consisted of 0.1302 Gartner Class B Shares for each outstanding share of the Company's Common Stock (the "Gartner Distribution").

    The Company's remaining investment in Gartner at December 31, 2000 consists of 6,597,292 Gartner Class A Shares (at an original cost basis of $77,745). Under the terms of the IRS ruling, the Company must monetize the remaining position in Gartner to maintain the tax-free nature of the Gartner Distribution. Accordingly, the net assets from discontinued operations in the amount of $60,799 are included in current assets at December 31, 2000. These shares have been accounted for as an available for sale investment.

    The unrealized gain as of the date of the Gartner Distribution (based on the then market price per share of $22.75 of Gartner Stock, the price at the time of the Gartner Distribution) was $51,716 (net of taxes of $27,847), and was recorded as Other Comprehensive Loss and included as a component of Shareholders' Equity. Subsequent changes in the per share price of Gartner Stock from the date of the Gartner Distribution to December 31, 2000 (based on a per share price of $6.906 of Gartner Stock at December 31, 2000) generated an unrealized loss of $70,435, (net of taxes of $37,926), since the date of the Gartner Distribution, which was also recorded as Other Comprehensive Income and included as a component of Shareholders' Equity. Upon the sale or disposal of these securities, the unrealized gain relating to those securities measured based on the value of the Gartner shares as of the date of the Gartner Distribution will be recognized in discontinued operations. The unrealized gains or losses in the market value subsequent to the date of the Gartner Distribution will be recognized in continuing operations as shares are sold or an other than temporary decline in market value is deemed to have occurred.

    There were no sales of Gartner shares during the year ended December 31, 2000. The Company has, however, agreed to contribute 312,195 Gartner Class A Shares to Synavant as part of the Synavant Spin-Off described in Note 7. This contribution had a fair market value of $4,000 at the date of the Synavant Spin-Off, and resulted in a gross realized gain of $3,424 which was recorded as income from discontinued operations net of applicable taxes of $1,198, to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the book value of those shares; and a loss from dispositions of $3,102 which was reflected in Realized Loss on Gartner Investment to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the date of the Synavant Spin-Off (August 31, 2000). Warrants to purchase a further 599,400 Gartner Class A Shares expired on December 1, 2000, and resulted in a realized gain of $3,794 which was recorded in income from discontinued operations net of applicable taxes of $1,328 to reflect the fair market value of the Warrants at the date of the Gartner Spin-Off (July 26, 1999); and a loss of $3,794 which was recorded in Realized Loss on Gartner Investment within results from continuing operations to reflect expiration of the unexercised Warrants on December 1, 2000.

    Following a decline in the market value of Gartner Stock below cost for the first time in late 2000 the Company performed an assessment in accordance with its policy to determine whether an other-than-temporary decline had occurred. The Company evaluated the recoverability of the investment by reviewing recent information related to the industry and the operating results and financial position of Gartner and by considering the Company's ability and intent to hold the investment. The Company concluded that evidence existed to support the recoverability of its carrying value, that there were no events or changes in circumstances specifically relating to Gartner, that the underlying business fundamentals are strong and that the decline in the market value is consistent with the historical volatility of the stock and is attributable to the general market conditions. Accordingly, the Company concluded that the decline in market value of the Gartner stock, reflected as Unrealized Loss on Gartner Shares as of December 31, 2000 was temporary and has not adjusted the cost basis of its investment.

    The Company has classified its investment in Gartner as a current asset as it intends to dispose of it in the short-term if it recovers its cost, but has the ability to hold the investment on a long-term basis.

    The Company incurred costs of $9,500 in 1999 in connection with the Gartner Distribution.

NOTE 5. DISPOSITIONS

    During the year ended December 31, 2000, the Company recorded $78,139 of pre-tax net gains primarily due to the sale of Enterprises' investments in American Cellular, Verisign Inc., Mercator Software Inc., Viant, Aspect Development Inc., I2 Technologies and the partial sale of Enterprises' investment in e-Credit.

    In the third quarter, senior management of GIC Gesellschaft fur Informationstechnologie und Consulting GmbH, formerly a wholly-owned subsidiary of IMS Health, and its newly-formed affiliated company, GIC Global Information Technology and Consulting GmbH (collectively, "GIC") completed a management buy-out of IMS Health's data processing center located in Frankfurt, Germany. Under the terms of the purchase agreement, the aggregate purchase price of $6,100 will be paid to IMS Health in monthly installments from July 1, 2000 to August 1, 2001 through the rendering of data processing and technology solution services by GIC at no charge to IMS Health. These services and associated operating costs have been specified under the terms of an outsourcing agreement entered into by IMS Health and GIC. The Company recognized the fair value of the services received and a pre-tax gain of $3,066 in the second half of the year in respect of services already rendered by GIC in 2000. The impact of this transaction has been reflected in Operating Costs in the Company's consolidated statement of income. The remaining portion of the gain ($1,493) has been deferred and will be recognized as future services are rendered in accordance with the agreement. The operating costs of the Frankfurt data center were not material to the Company's consolidated operating results in any of the periods presented.

NOTE 6. IMPAIRMENT CHARGE--SYNAVANT

    On July 14, 2000, Synavant entered into a 5-year strategic alliance with Siebel Systems, Inc. ("Siebel"), a leading provider of eBusiness applications software. Through the alliance, the companies intend to jointly develop, market and sell pharmaceutical and healthcare related versions of Siebel's eBusiness software applications.

    As part of the strategic alliance, Synavant and Siebel entered into (1) a Value Added Industry Remarketer Agreement (the "Reseller Agreement"), (2) a Siebel Alliance Program Master Agreement (the "Alliance Agreement"), and (3) a license of certain Siebel software for Synavant's internal use. Pursuant to the Reseller Agreement, Siebel appointed Synavant as a non-exclusive distributor of certain Siebel licensed software. Under this arrangement, Synavant has the right to distribute and sublicense Siebel software products to companies in the life sciences industry worldwide in conjunction with Synavant's own proprietary software and services. As part of the arrangement, Siebel and Synavant share in the sublicensing and maintenance fees generated from the licensing of the Siebel software. Under the terms of the agreement, Synavant paid Siebel a license fee of $2.5 million.

    Additionally, the Reseller Agreement limits the extent to which Synavant may independently develop, integrate, market, license or distribute products that are directly competitive with those packaged and promoted by Siebel. Synavant may, however, continue to license and support its existing Cornerstone and Premiere customers. The Reseller Agreement contemplates a five-year term for the alliance, however the parties may, under certain circumstances, extend the agreement for an additional two years on the same terms as the existing agreement. It also contains certain provisions that would allow for early termination in the event certain contractual requirements are not met.

    The Alliance Agreement complements the Reseller Agreement and establishes a framework for the joint marketing efforts by Synavant and Siebel to such life sciences companies. Under this arrangement Synavant will be a Siebel Strategic Software Partner throughout the world to serve the life sciences market. Synavant will be permitted to use the Siebel logos and marks as part of the joint marketing effort in its promotional materials.

    Under the terms of the alliance, Synavant is contractually obligated to discontinue the future enhancement and development of the Cornerstone and Premiere products, but will continue to support users of these products under current and future contracts. Synavant management anticipates that these products will eventually be phased out and replaced by a new generation of joint solution offerings incorporating Siebel technology.

    As a result of this transaction, Synavant management has concluded that significant portions of its software (including acquired technology), and enterprise-wide goodwill are not recoverable. Synavant completed an assessment of the financial impact of this transaction with respect to determining the amount of the impairment to capitalized software and enterprise-wide goodwill. Under its accounting policy for capitalized software, Synavant performed a net realizable value analysis to determine the recoverability of its capitalized software assets. This analysis resulted in a write-down of its capitalized software asset balance of $14,553 in the period ended September 30, 2000. Under its accounting policy for goodwill impairment, Synavant completed a discounted cash flow analysis on an enterprise wide basis, resulting in a write down of $100,900 of goodwill in the period ended September 30, 2000. The total Impairment Charge--Synavant, recorded in the Consolidated Statement of Income, is $115,453.

    The impairment charge has been recorded in the results of the Transaction Businesses Segment. This charge was recorded by IMS Health as a result of the Siebel transaction being effected prior to the Synavant Spin-Off. The impairment charge does not affect the IMS Segment. (See Note 23).

NOTE 7. SPIN-OFF OF SYNAVANT INC.

    On August 31, 2000, IMS Health completed the spin-off (the "Spin-Off") of Synavant Inc. ("Synavant"), its wholly owned subsidiary, as an independent publicly traded company. At the date of the Spin-Off, Synavant was a newly created Delaware corporation. Prior to the Spin-Off, IMS Health transferred to Synavant selected assets and liabilities held by IMS Health and its subsidiaries related to the Synavant business. Synavant's businesses include the pharmaceutical industry automated sales and marketing support businesses previously operated by IMS Health Strategic Technologies Inc. and certain other foreign subsidiaries of IMS Health, substantially all of IMS Health's interactive and direct marketing business, including the business of Clark-O'Neill, Inc., a wholly owned subsidiary of IMS Health, and a majority stake in a foreign joint venture.

    IMS Health distributed (the "Synavant Distribution") to its shareholders of record as of the close of business on July 28, 2000 all of the outstanding shares of common stock, par value $0.01 per share, of Synavant (the "Synavant Common Stock"). The Synavant Distribution was effected by means of a pro rata dividend to the IMS Health shareholders of one share of Synavant Common Stock (together with the associated preferred share purchase right) for every twenty shares of common stock, par value $0.01 per share, of IMS Health (the "IMS Common Stock") held. In lieu of fractional shares of Synavant Common Stock, each IMS Health shareholder received a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the distribution agent for the Synavant Distribution of the aggregate fractional shares of Synavant Common Stock. The Synavant Distribution has been accounted for as a tax-free pro-rata dividend to IMS Health shareholders and charged to retained earnings based on the book value of assets distributed to Synavant as at the date of the Synavant Distribution (August 31, 2000). The dividend charged to retained earnings totaled $141,442 and was comprised of assets of $181,059 (including $19,438 of Cash, $43,195 of Accounts Receivable, $58,450 of Goodwill, $12,939 of Deferred Software and $16,294 of Property, Plant and Equipment) and liabilities of $39,637 (including $6,735 of accounts payable, $9,404 of accrued liabilities and $9,170 of Deferred Revenue).

    Historically, the Synavant business was managed as part of the IMS Segment. Effective with the decision to Spin-Off Synavant, the business was managed as part of the Other Transaction Businesses and, accordingly, its results are included in the Transaction Businesses Segment. Selected historical financial data for Synavant is included in Note 23.

    In connection with the Synavant Distribution, IMS Health and Synavant entered into a Distribution Agreement (the "Distribution Agreement"), providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between IMS Health and Synavant subsequent to the Distribution. In particular, the Distribution Agreement defines the assets, liabilities and contractual relationships which were allocated to and assumed by Synavant and those that remained with IMS Health. This includes IMS Health's agreement to indemnify Synavant with respect to certain contingent liabilities as well as certain indemnification to IMS Health that Synavant has agreed to assume under certain circumstances.

    On August 11, 2000, Synavant obtained a revolving line of credit for $20,000 for working capital purposes. The line of credit was guaranteed by IMS Health, and was extended through February 15, 2001, at which time it was replaced with a similar line of credit that terminates on May 15, 2001. This line of credit is likewise guaranteed by IMS Health. Synavant expects to obtain an independent line of credit. If this is not possible, IMS Health is obligated to provide credit support through August 31, 2001 in assisting Synavant in obtaining a line of credit.

    In addition to the Distribution Agreement, IMS Health and Synavant also entered into other agreements governing the relationship between IMS Health and Synavant. These include various Data Rights Agreements, a Tax Allocation Agreement, an Employee Benefits Agreement, a Data and Telecommunications Service Agreement, certain Sublease Arrangements, a Corporate Services Agreement, Shared Transaction Services Agreements, an Information Service Agreement and certain Credit Support Arrangements. Robert Kamerschen and H. Eugene Lockhart serve on the Board of Directors of both IMS Health and Synavant.

    No consideration was payable by IMS Health shareholders for the shares of Synavant Common Stock, nor were such shareholders required to surrender or exchange shares of IMS Health Common Stock or take any action in order to receive the shares of Synavant Common Stock. IMS Health has received an opinion from outside counsel that the Synavant Distribution should qualify under
Section 355 of the Internal Revenue Code and be tax free to IMS Health and to IMS Health shareholders for U.S. federal income tax purposes. As an opinion of counsel does not bind the Internal Revenue Service ("IRS") or the courts, the IRS may challenge positions taken based on an opinion of counsel and could assert claims, which could be material in amount, in connection with the Synavant Distribution. Outside counsel, however, is of the opinion that if the matter were litigated as a result of an assertion by the IRS that the Synavant Distribution should be taxable, the taxpayers should prevail.

    If contrary to expectations the Synavant Distribution were not to qualify as tax free under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the consolidated group, of which IMS Health is a common parent and Synavant is a member, based on the difference between
(x) the fair market value of the Synavant Common Stock and (y) the adjusted basis of such Synavant Common Stock. In addition, under the consolidated return rules, each member of the consolidated group would be severally liable for such tax liability. IMS Health estimates that the aggregate tax liability in this regard is not expected to exceed $100,000. Pursuant to the Tax Allocation Agreement, IMS Health will be liable for the resulting corporate tax, except as provided in the Distribution Agreement. In the opinion of management and based on the opinion of tax counsel it is not probable that the Company will incur this liability. (See Note 21).

    In connection with the Synavant Spin-Off, the Company incurred $37,626 of costs for the year ended December 31, 2000. These costs include $8,813 for expenses related to reductions in the IMS Health and corporate administrative workforce. Such costs were calculated pursuant to ongoing employee protection programs, individual employee contracts or local minimum statutory requirements. Additionally, a data processing agreement with a third party for $5,200 will not be used by the Company as a result of the Company's determination to streamline IMS Health's operations to focus on its core business. Additionally, a further data enhancement contract for $3,600 will have no future benefit to the Company. The remaining Synavant Spin and Related Charges relate primarily to legal, professional and other direct incremental costs.

    In connection with the Synavant Spin-Off, holders of stock options to purchase the Company's common stock did not receive shares in the Synavant Distribution. Consequently, options granted under the Company's plans were adjusted to recognize the effect of the Synavant Distribution. The options, as adjusted, represented an increase in the number of shares issuable when exercised but maintained the same ratio of the exercise price to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options prior to the adjustment. In accordance with the provisions of Emerging Issues Task Force (EITF) Statement No. 90-9, no compensation charge was recorded.

NOTE 8. IMPAIRMENT AND SEVERANCE CHARGES

    During the fourth quarter of 2000 the Company performed a strategic assessment of its existing cost structure. Based on this assessment, the Company decided to streamline its administrative infrastructure costs, leverage marketing and sales efforts following the creation of a global key account management program, harmonizing global production activities, global development, human resources and communications.

    Accordingly, the Company recorded an Impairment and Severance Charge of $45,689 during the fourth quarter of 2000 as a component of operating income. Severance liabilities were calculated pursuant to the terms of the ongoing employee protection plan, in accordance with local statutory minimum requirements or individual compensation contracts.

    The charge included cash charges of $10,348, primarily for severance and contract termination and non-cash charges of $35,341, primarily for asset write-offs. The asset write-offs include: $8,045 for the impairment of the Allscripts investment as described more fully in Note 13; $3,130 for the surrender of Enterprise warrants, $4,981 for assets which have now become redundant as a result of the global data center move to the United States; and $19,185 as a result of abandoning the existing delivery mechanisms for web based or global delivery solutions.

NOTE 9. EXECUTIVE MANAGEMENT TRANSITION CHARGE

    In the fourth quarter of 2000, the Company incurred a charge of $31,133 relating to changes in executive management. Of this charge, approximately $23,000 relates to Victoria R. Fash (previously President and Chief Executive Officer) and Robert E. Weissman (previously Chairman) arising principally from the acceleration or enhancement of previously existing employee benefit obligations, including stock options and pensions. The Company originally made a loan to Ms. Fash of $3,558 on January 3, 2000. $632 was repaid on January 12, 2000 and the loan accrued interest at an annual rate of 6.21%. As a result of Ms. Fash's negotiated agreement with the Company, the remaining balance on the loan and accrued interest in the amount of $3,084 were forgiven and the accompanying income tax liability to Ms. Fash of $2,580 was paid by the Company.

NOTE 10. MINORITY INTERESTS

    The Company consolidates the assets, liabilities, and results of operations and cash flows of businesses and investments over which it has control. Third parties' ownership interests are reflected as minority interests on the Company's financial statements. Two of the Company's subsidiaries contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In 1997, third-party investors contributed $100,000 to the partnership in exchange for minority ownership interests. The Company and its subsidiaries maintain a controlling (88%) interest in the partnership.

    The Company also has a controlling interest in CTS (60.5% of the outstanding shares representing 93.9% of the voting power at December 31, 2000). The related minority interest included within the Condensed Consolidated Statement of Financial Position at December 31, 2000 and December 31, 1999 was $24,333 and $17,611, respectively. Selected financial data for CTS is included in Note 23. Minority interest expense of $17,222, $14,260 and $10,303 was recorded in Other Expense-net in 2000, 1999 and 1998 respectively.

NOTE 11. ACQUISITIONS

WALSH ACQUISITION
    On June 24, 1998, Cognizant acquired Walsh International, Inc. ("Walsh"). The final purchase price was $192,858, including $167,148 of Cognizant common stock, $9,521 for Cognizant stock options issued and $16,189 of direct acquisition and integration costs. Approximately $155,667 was recorded as the excess of the purchase price over the fair value of identifiable net assets (goodwill), which is being amortized on a straight-line basis over 15 years. Upon acquisition, Walsh was integrated into IMS Health Strategic Technologies and was subsequently spun off as a part of Synavant. (See Note 7).

PMSI ACQUISITION

    On August 5, 1998, IMS Health acquired certain non-U.S. assets of Pharmaceutical Marketing Services Inc. ("PMSI"). The final purchase price was $104,791, consisting of $75,292 IMS Health common stock, $5,415 IMS Health stock options issued and direct acquisition and integration costs of $24,084. Approximately $116,775 was recorded as the excess of the purchase price over the fair value of identifiable net assets (goodwill), which is being amortized on a straight-line basis over 15 years. Upon acquisition PMSI was integrated into the IMS Health segment.

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

    In addition, the Company allocated $29,000 in the Walsh businesses and $7,700 in the PMSI businesses to existing core technology, representing computer software which was, at that time, in use.

    The final purchase price allocations were:

                                 PMSI      WALSH*     TOTAL
-------------------------------------------------------------
IPR&D charge.................  $ 10,900   $ 21,900   $ 32,800
Net liabilities assumed......   (28,274)    (5,009)   (33,283)
Computer Software/ (Core
  Technology) technology.....     7,700     29,000     36,700
Deferred taxes...............    (2,310)    (8,700)   (11,010)
Goodwill.....................   116,775    155,667    272,442
-------------------------------------------------------------
Total Purchase Price.........  $104,791   $192,858   $297,649
-------------------------------------------------------------

*   Included in businesses spun with Synavant

    In connection with the PMSI acquisition, the Company evaluated then existing IMS Health product offerings and operations. Based on this strategic assessment, the Company decided to abandon certain then-existing IMS Health software products. Accordingly, the Company recognized the impairment of certain computer software assets ($36,300), the closure of certain IMS Health facilities ($800), and the severance of certain IMS Health employees ($5,600) and other related charges ($319). This resulted in a one-time charge of $43,019 recorded as direct acquisition integration expenses in the third quarter of 1998 as a component of operating income. An amount of $5,000 was recorded in connection with the Walsh acquisition.

NOTE 12. INVESTMENT IN TRIZETTO AND DISPOSAL OF ERISCO

    On October 3, 2000 (the "Closing Date"), Elbejay Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of The TriZetto Group, Inc. ("TriZetto"), a Delaware corporation, was merged (the "Merger") with and into ERISCO Managed Care Technologies, Inc ("Erisco"), a New York corporation and a wholly owned subsidiary of IMS Health pursuant to the Agreement and Plan of Reorganization dated as of May 16, 2000 (the "Merger Agreement"), by and among TriZetto, Merger Sub, IMS Health, and Erisco. The Merger effectuated IMS's sale of Erisco to TriZetto. In consideration, TriZetto issued 12,142,857 shares of common stock, par value $.001 per share (the "TriZetto Common Stock"), to IMS Health.

    The transaction was accounted for by IMS Health as a disposition of Erisco in exchange for the acquisition of a 36.1% interest in TriZetto. The gross proceeds received by IMS Health, based on the closing share price of TriZetto Common Stock on the Nasdaq National Market on October 2, 2000 ($15.125 per share), were approximately $183,700 and the Company recorded a gain on the sale of Erisco of $84,530. In connection with the transaction IMS Health transferred $32,000 of cash to Erisco prior to disposition to TriZetto. This was funded by short-term debt and primarily represented the repayment of existing inter-company liabilities.

    As contemplated by the Merger Agreement, following the Merger, Victoria R. Fash, then President and Chief Executive Officer of IMS Health, was appointed to the TriZetto Board of Directors as IMS Health's director nominee. In January 2001, David M. Thomas, Chairman and Chief Executive Officer of IMS Health, was appointed to replace Ms. Fash on the TriZetto Board.

    Additionally, as contemplated by the Merger Agreement, IMS Health and TriZetto entered into a Stockholder Agreement. The Stockholder Agreement imposes certain restrictions on IMS Health. These restrictions include, without limitation: (i) a standstill provision restricting IMS Health from, among other things, acquiring additional shares of TriZetto Common Stock until the earlier of the fourth anniversary of the Closing Date, or the date on which a Change of Control (as defined in the Stockholder Agreement) of TriZetto shall have occurred or TriZetto shall have publicly announced its willingness to consider a transaction that would constitute a Change of Control; (ii) a share transfer restriction that prohibits (subject to certain restrictions) transfers by IMS Health of of TriZetto Common Stock until the earlier of two years after the Closing Date, the date on which IMS Health beneficially owns less than 10% of the outstanding TriZetto Common Stock measured as of the Closing Date, or the date on which a Change of Control of TriZetto shall have occurred; (iii) a right of first refusal for TriZetto on transfers by IMS Health of more than 10% of the outstanding TriZetto Common Stock measured as of the time of the transfer commencing upon the termination of the share transfer restriction period described in (ii) above and continuing until the date on which IMS Health beneficially owns less than 10% of the outstanding TriZetto Common Stock measured as of the Closing Date (unless a Change of Control of TriZetto shall have occurred); and (iv) a right of first offer for TriZetto on any transfer of TriZetto Common Stock by IMS Health commencing upon the termination the share transfer restriction period described in (ii) above and continuing until the date on which IMS Health beneficially owns less than 10% of the outstanding TriZetto Common Stock measured as of the Closing Date. The Stockholder Agreement also grants IMS Health, for so long as IMS Health beneficially owns more than 10% of the outstanding TriZetto Common Stock measured as of the Closing Date,
(i) the right to designate one director-nominee to the TriZetto Board of Directors and (ii) consent rights regarding certain transaction by TriZetto, subject in each case, to earlier termination of such rights upon the occurrence of certain events. Pursuant to the Registration Rights Agreement, IMS Health was granted registration rights in respect of the shares of TriZetto Common Stock issued to IMS Health in connection with the sale of Erisco.

    IMS Health is accounting for its ownership interest in TriZetto under the equity method and accordingly, records its share of the TriZetto operating results. At the date of the acquisition, IMS Health's initial equity investment in TriZetto in the amount of $136,328 was comprised of IMS Health's residual interest in the net assets of Erisco and its proportionate share of the tangible and identified intangible assets and the liabilities of TriZetto, goodwill and direct acquisition costs.

    In connection with the acquisition of its interest in TriZetto, the Company made allocations of the purchase price to software, tradename, customer contracts, and goodwill in the aggregate amounts of $5,819, $3,000, $12,504, and $95,773 respectively. The intangible assets are being amortized on a straight-line basis over the following estimates of useful lives:

Software...............  5 years
Tradename..............  20 years
Customer Contracts.....  10 years
Goodwill...............  10 years

    IMS Health's share of the adjusted operating results of TriZetto for the period from October 3, 2000 to December 31, 2000 amounted to a loss of $4,777 (net of a deferred tax benefit of $3,080).

    As the transaction has been accounted for as a non-monetary exchange, IMS Health's share of the adjusted operating results of TriZetto excludes the impact of the amortization of goodwill and other acquired intangibles associated with TriZetto's acquisition of Erisco (as reflected in its reported operating results) and includes the amortization of goodwill and acquired intangibles associated with IMS Health's acquisition of its interest in TriZettto.

    Summary financial information for TriZetto as of and for the year ended December 31, 2000 is presented in the following table. The amounts shown represent consolidated TriZetto operating results and financial position, unaudited, based on publicly available information.

Current Assets.........  $ 53,919
Non-Current Assets.....  $309,832
Current Liabilities....  $ 61,760
Non-Current
  Liabilities..........  $ 32,561
Net Sales..............  $ 34,173
Gross Profit...........  $  6,558
Loss from operations...  $(24,114)
Net loss...............  $(18,029)

    On December 1, 2000, TriZetto acquired all of the issued and outstanding capital stock of Resource Information Management Systems, Inc. ("RIMS") for 2,588,427 shares of TriZetto common stock at an average price of $21.20 per share and $3,000 cash, as well as the assumption of stock options and an agreement to issue a certain amount of restricted stock. IMS Health recognized a gain of $9,029, including tax of $3,539, in the income statement related to the issuance of common stock by TriZetto. The gain reflects the excess of the sales price of the TriZetto stock issued over IMS Health's carrying value of TriZetto stock. This stock issuance reduced IMS Health's ownership of TriZetto to 33.2% as of December 31, 2000.

    The carrying value of IMS Health's investment in TriZetto at December 31, 2000 in the amount of $137,501 reflects IMS Health's initial investment, reduced by its share of the adjusted operating results of TriZetto and increased by the SAB No. 51 gain.

    The market value of the Company's investment in Trizetto was approximately $202,664 as at December 31, 2000.

NOTE 13. SECURITIES AND OTHER INVESTMENTS

ALLSCRIPTS

    On February 17, 2000, IMS Health announced an alliance with and strategic investment in Allscripts Healthcare Solutions, Inc. ("Allscripts", formerly known as "Allscripts, Inc.") (NASDAQ:MDRX) to develop and market new Internet-based information Healthcare Solutions for the pharmaceutical industry. In conjunction with the agreement IMS Health made a private equity investment of $10,000 to acquire 214,794 shares of Allscripts common stock.

    During the fourth quarter of 2000, the Company determined that the decline in value of its investment in Allscripts to be other than temporary. As a result, the Company incurred an impairment charge of $8,045 which has been included as part of the Impairment and Severance Charges described more fully in
Note 8. At December 31, 2000, the investment in Allscripts is carried at its revised cost basis of $1,955 and is included in "Securities and Other Investments".

OTHER INVESTMENTS

    Amounts shown below for Equity Securities are included in the Consolidated Statements of Financial Position as Securities and Other Investments. Securities and Other Investments include the Company's private equity investments in venture capital partnerships. Such investments are carried at cost. During the year ended December 31, 2000 the venture capital partnerships distributed shares to the Company in US Interactive Inc. Verisign, Inc., Internet Capital Group and Internet Pictures Corporation. These were distributed at historical cost and, upon distribution, these shares became available for sale and have accordingly been marked to market. During the year the Company reduced the carrying value of Daou and US Interactive securities, included in the Company's investment portfolio, resulting in a charge of $2,342 which has been netted against the gains recorded.

                                      DECEMBER 31,
                       -------------------------------------------
                               2000                   1999
                       --------------------   --------------------
                         COST     FAIR VALUE     COST     FAIR VALUE
--------------------------------------------------------------------
Equity Securities       $6,265     $23,357      $4,251     $61,153
--------------------------------------------------------------------

    In addition to the amounts disclosed above, Securities and Other Investments include the Company's investments in venture capital partnerships of $59,759 and $64,697 at December 31, 2000 and 1999, respectively. Such investments are carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

NOTE 14. FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE RISK MANAGEMENT

    The Company transacts business in virtually every part of the world and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed and anticipated foreign currency revenues and non-functional currency assets and liabilities. The Company's policy is to maintain hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges are designed to offset changes in the value of the related exposures.

    It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes.

    The Company uses forward contracts to hedge committed and anticipated foreign currency denominated revenues, respectively. The principal currencies hedged are the Japanese yen, the Euro and the Swiss franc. The Company also uses forward contracts to hedge non-functional currency assets and liabilities.

    Gains and losses on contracts hedging committed foreign currency revenues are deferred until such revenues are recognized, and offset changes in the value of such revenues. At December 31, 2000, the notional amount of committed foreign currency revenues hedged was $10,616, with net deferred unrealized gains of $547 related to foreign currency hedge transactions. Deferred unrealized amounts to be recognized can change with market conditions and are expected to be substantially offset by changes in the value of the related hedged transactions. The impact of foreign exchange risk management activities on revenue and operating income in 2000, 1999 and 1998 was a net gain of $20,558, $6,427 and $9,433, respectively. In addition, at December 31, 2000, the Company had approximately $118,161 in foreign exchange forward contracts outstanding with various expiration dates through January 2001 hedging non-functional currency assets and liabilities. Gains and losses on contracts hedging non-functional currency assets and liabilities are not deferred and are included in current income in other income/expense-net.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 2000, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable, short-tem debt and foreign exchange risk management contracts. At December 31, 2000, the fair values of cash, cash equivalents, receivables, accounts payable and short-term debt approximated carrying values due to the short-term nature of these instruments. At December 31, 2000, the notional amounts of the Company's risk management contracts were $128,777 and all contracts mature in 2001. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

CREDIT CONCENTRATIONS

    The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 2000 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

    The Company maintains accounts receivable balances ($230,988 and $262,479, net of allowances for doubtful accounts, at December 31, 2000 and 1999, respectively--See Note 22), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 2000 due to the high quality of its customers and their dispersion across many geographic areas.

SHORT-TERM BORROWINGS / LINES OF CREDIT AND LIQUIDITY

    Borrowings under short-term lines of credit were $384,281 and $134,663 at December 31, 2000 and December 31, 1999 respectively. The borrowings were taken out mainly to support the Company's share repurchase program and to fund the D&B tax payment further described in Note 21. The borrowings are repayable within 364 days from inception and have maturity dates through February 1, 2001 and were refinanced on a short term basis at that time. The weighted average rates of interest for the borrowings were 7.1% and 0.9% at December 31, 2000 and December 31, 1999, respectively. There are no significant debt covenants associated with the Company's short-term borrowings.

    The Company has short-term borrowing arrangements with several international banks to provide lines of credit up to the equivalent of $563,256 at December 31, 2000. The Company had unused available lines of credit of $178,975 and $273,273 at December 31, 2000 and December 31, 1999 respectively. In general, the terms of these lines of credit give the Company the option to borrow at an interest rate equal to LIBOR plus 37.5 basis points and can be withdrawn by the banks under certain conditions. The commitment fee associated with the unused lines of credit is 22.5 basis points per year, increased to
28.75 basis points if the facilities are less than 50% utilized. At
December 31, 2000 and December 31, 1999 the Company's Total Current Liabilities exceeded its Total Current Assets primarily as a result of management's decision to maintain short-term borrowings instead of longer term borrowings. This allows the Company to achieve lower borrowing costs while providing flexibility to repay debt with cash flow from operations and proceeds from the exercise of stock options and the liquidation of equity holdings. Based on estimated future cash flows from operations, the ability to monetize Enterprise investments upon distribution from Venture capital partnerships, cash from future option exercises, the investment in Cognizant Technology Solutions as well as the Company's ability to obtain additional lines of credit and debt and to utilize existing lines of credit, the Company believes it will have sufficient cash and other resources to fund its short and long term business plans, including its current short term obligations, its stock repurchase program and its operations.

NOTE 15. PENSION AND POST-RETIREMENT BENEFITS

    In accordance with FAS No. 132, "Employers' Disclosure About Pensions and Other Post-retirement Benefits", the status of all of the Company's defined benefit pension and post-retirement benefit plans at December 31, 2000 and 1999 is as follows:

                                                                                      POST-RETIREMENT
                                                               PENSION BENEFITS          BENEFITS
-------------------------------------------------------------------------------------------------------
                                                                2000       1999       2000       1999
-------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                       $135,325   $129,536    $7,970     $8,110
Service cost                                                    10,249      9,781       620        720
Interest cost                                                   11,703      8,973       580        530
Foreign currency exchange loss                                  (9,942)    (2,385)       --         --
Amendments                                                        (129)    (1,500)       --        180
Curtailment charge/(credit)                                      6,502         --      (420)        --
Special Termination Benefits                                       158         --        --         --
Plan participant's contributions                                   678        756        50         50
Actuarial gain/(loss)                                            6,984     (4,384)     (150)    (1,190)
Benefits paid                                                   (5,196)    (5,452)     (290)      (430)
-------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                              156,332    135,325     8,360      7,970
-------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                 163,998    143,204        --         --
Actual return on assets                                         (2,449)    22,217        --         --
Foreign currency exchange loss                                  (6,000)      (587)       --         --
Employer contributions                                           2,383      4,030       240        380
Plan participant's contributions                                   687        756        50         50
Divestitures                                                        --         --        --         --
Actual Expense Paid                                               (167)      (170)       --         --
Benefits paid                                                   (5,196)    (5,452)     (290)      (430)
-------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                       153,256    163,998        --         --
-------------------------------------------------------------------------------------------------------
FUNDED STATUS AT END OF YEAR                                    (3,076)    28,674    (8,360)    (7,970)
Unrecognized actuarial (gain)/loss                             (10,225)   (35,301)     (910)      (770)
Unrecognized prior service cost                                 (1,599)    (2,407)     (200)      (250)
Unrecognized net transition asset/(liability)                      721      1,418        --         --
-------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                           (14,180)    (7,616)   (9,470)    (8,990)
-------------------------------------------------------------------------------------------------------
Prepaid benefit cost                                            17,438     14,794        --         --
Accrued benefit liability                                      (33,340)   (22,410)   (9,470)    (8,990)
Intangible asset                                                   437         --        --         --
-------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income                           1,285         --        --         --
-------------------------------------------------------------------------------------------------------
Net amount recognized                                          (14,180)    (7,616)   (9,470)    (8,990)
-------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount Rate                                                     6.81%      6.72%     7.50%      7.50%
Expected return on plan assets                                    8.57%      8.64%      n/a        n/a
Rate of compensation increase                                     3.92%      4.05%      n/a        n/a
-------------------------------------------------------------------------------------------------------

    The assumed rate of future increases in per capita cost of covered healthcare benefits is 6.5% in 2000, decreasing gradually to 5% for the year 2021 and remaining constant thereafter. The discount rate, expected return on plan assets and rate of compensation increase were 6.34%, 8.68% and 4.98% respectively as of December 31, 1998.

    The components of net periodic benefit cost for 2000, 1999 and 1998 are summarized as follows:

                                                                     PENSION BENEFITS             POST-RETIREMENT BENEFITS
-----------------------------------------------------------------------------------------------------------------------------
                                                                2000       1999       1998       2000       1999       1998
-----------------------------------------------------------------------------------------------------------------------------
Components of net periodic benefit cost
  Service cost                                                $10,249    $ 9,781    $10,687      $620      $  720     $  870
  Interest cost                                                11,703      8,973      9,738       580         530        720
Expected return on plan assets                                (12,952)   (11,639)   (13,124)       --          --         --
Prior service cost                                               (236)      (217)      (237)     (130)       (250)      (490)
Transition Asset                                                  (40)        --         --        --          --         --
Recognized actuarial (gain)/loss                                 (684)      (501)       316       (10)         --         --
Special termination benefit charge/(credit)                       158         --         --        --          --         --
Curtailment charge/(credit)                                     6,610         --         --      (340)         --         --
-----------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                     $14,808    $ 6,397    $ 7,380      $720      $1,000     $1,100
-----------------------------------------------------------------------------------------------------------------------------

    The Cognizant Spin-Off at June 30, 1998 resulted in a transfer of the allocable portion of the benefit obligation and plan assets of NMR. (See
Note 1.). Pension expenses related to the discontinued operations included in the table above were $226 in 1998. Other benefit costs for discontinued operations were not significant.

    In connection with the Synavant Spin-Off and the sale of Erisco, employees of Synavant and Erisco ceased participation in Company-sponsored pension and post-retirement benefit plans. This was accounted for as a curtailment. The Company-sponsored defined benefit plan in the United States was amended to provide that affected Synavant and Erisco employees would be 100% vested in their accrued benefit under the plan. In addition, Synavant and Erisco employees who met specified age and service criteria at the time of the respective transactions will be eligible to participate in the Company sponsored post-retirement medical program as in effect at the time of their retirement.

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $48,029, $43,959 and $14,632, respectively, as of December 31, 2000 and $38,697, $33,095, and $17,075, respectively, as of
December 31, 1999. Additional executive related pension benefits were recognized pursuant to certain employment agreements at December 31, 2000. The Company's obligation for these arrangements was $8,713 and an expense of $8,243 was charged during 2000.

    Assumed health care costs trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates for 2000 would have the following effects:

                                1-PERCENTAGE     1-PERCENTAGE
INCREASE/(DECREASE)            POINT INCREASE   POINT DECREASE
--------------------------------------------------------------
Effect on total
  service/interest cost             $ 90            ($ 80)
Effect on post -- retirement
  benefit obligation                $730            ($620)

    Certain employees of the Company in the United States also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $3,248, $3,108, and $3,713 for the years 2000, 1999 and 1998, respectively which includes expenses related to discontinued operations of $768 for the year 1998.

NOTE 16. EMPLOYEE STOCK PLANS

    The Company maintains three Employees' Stock Incentive Plans, which provide for the grant of stock options, restricted stock and restricted stock units to eligible employees. During 2000, the Board of Directors approved the 2000 Employee Stock Incentive Plan authorizing 18 million shares. At December 31, 2000, there were 65,418,308 shares of common stock reserved for issuance under all of IMS Health's stock plans of which, 19,851,248 shares are still available for future grants. Generally, options vest proportionally over three to four years and have an exercise price equal to the fair market value of the common stock on the grant date. Certain grants permit accelerated vesting if specified performance targets are achieved. Options granted to IMS Health employees must be exercised either five or ten years from the date of grant. The vesting period and option term for grants to employees is at the discretion of the Compensation and Benefits Committee of the Board of Directors.

    In connection with the Synavant Spin-Off and the sale of Erisco the Company granted a total of approximately 10.8 million options (as adjusted for the Synavant Spin-Off) to employees worldwide, of which approximately 8.1 million were granted under the 2000 Employee Stock Incentive Plan, approximately 129,000 were granted under the 1998 Non-Employee Directors' Stock Incentive Plan and approximately 2.6 million were granted under the 1998 IMS Health Incorporated Employees' Stock Incentive Plan. Pursuant to their terms, these options vest four years and nine months from the date of grant and are subject to accelerated vesting based on the achievement of certain performance thresholds by the Company's Common Stock, but were in no event exercisable before January 15, 2001. As a result of the achievement of these performance thresholds, 80% of the options vested and are exercisable, as of December 31, 2000.

    The Company amended its Employee Stock Purchase Plan for 2001 to allow employees to purchase a limited amount of common stock at the end of each six month period at a price equal to the lesser of 85% of fair market value on
(a) the first trading day of the period, or (b) the last trading day of the period. Fair market value is defined as the average of the high and low prices of the shares on the relevant day. The Plan was originally adopted in 1998 with a quarterly purchase period and a price equal to the lesser of 90% of the fair market value on the first trading day or the last trading day of the period.

    CTS has stock option plans that provide for the grant of stock options to eligible employees, non-employee Directors and independent contractors. Options granted under these plans may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. All options have a life of ten years, vest proportionally over four years and have an exercise price equal to the fair market value of the common stock on the grant date. At December 31, 2000, 3,681,212 options were outstanding at a weighted average exercise price of $18.90 per share. Of this amount, 956,608 were exercisable at a weighted average exercise price of $5.83. At December 31, 1999, 2,551,808 options were outstanding at a weighted average exercise price of $8.37 per share. Of this amount, 441,902 were exercisable at a price of $3.40 per share.

    SFAS No. 123, "Accounting for Stock-Based Compensation" requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. In accordance with APB Opinion
No. 25, the Company recognized compensation cost of $3,309 for the fixed stock option plans (primarily relating to vesting accelerations of certain employee stock option prior to termination) and $5,636 for restricted stock units in 2000. Compensation cost was recognized in 1999 and 1998 of $3,390 and $500 for restricted stock units. If the compensation cost recognized in 2000 for the Company's stock-based compensation plans was determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                       YEARS ENDED DECEMBER 31,
                                    ------------------------------
                                      2000       1999       1998
------------------------------------------------------------------
Net Income:            As reported  $120,816   $276,061   $220,558
                       Pro forma    $ 17,894   $228,878   $191,409

Earnings Per Share:
  Basic                As reported     $0.41      $0.88      $0.68
                       Pro forma       $0.06      $0.73      $0.59
  Diluted              As reported     $0.40      $0.86      $0.66
                       Pro forma       $0.06      $0.72      $0.57

Note: The pro forma disclosures reflect one time vesting acceleration in 2000 and may not be representative of the effects on net income and earnings per share in future years. The earnings per share impact of these accelerations in 2000 is $0.31 basic and $0.30 diluted.

    The fair value of the Company's stock options used to compute pro forma net income and earnings per share is the estimated present value at grant date using the Black--Scholes option pricing model. The following weighted average assumptions were used for the periods ended December 31:

                               2000         1999         1998
----------------------------------------------------------------
Expected term               2.98 YEARS   3 YEARS      3.5 YEARS
RISK-FREE INTEREST RATE            6.3%       4.8%          5.1%
Dividend yield                     0.3%       0.3%          0.3%
Expected volatility               40.0%      35.0%         25.0%

    The weighted-average fair value of the Company's stock options granted in 2000, 1999 and 1998 were $6.23, $9.61 and $7.73 respectively.

    The fair value of CTS options used to compute the Company's pro forma net income and earnings per share was computed in the same manner with the following weighted average assumptions for the periods ended December 31:

                               2000         1999         1998
----------------------------------------------------------------
Expected term               3.8 YEARS    3.9 years    3.6 years
Risk-free interest rate         6.1%         5.6%         5.4%
Dividend yield                  0.0%         0.0%         0.0%
Expected volatility            75.0%        75.0%        48.0%

    The weighted average fair values of CTS options granted during 2000, 1999 and 1998 were $21.71, $7.45 and $2.34 respectively.

    For the period through the Gartner Spin-Off in 1999, the fair value of Gartner stock options used to compute the Company's pro forma net income and earnings per share was computed in the same manner with the following weighted--average assumptions for 1999: dividend yield of 0%, expected volatility of 45%, risk--free interest rate of 4.7%, and expected term of
3.5 years. The 1998 weighted average assumptions used were: dividend yield of 0%, expected volatility of 38%, risk--free interest rate of 5.4% and expected term of 3.5 years. The weighted average fair values of Gartner stock options granted in 1999 and 1998 were $8.91 and $11.55, respectively.

    Holders of options to purchase the Company's stock did not receive shares as a result of the Synavant, Gartner or Cognizant Spin-Off in 2000, 1999, or 1998 respectively. Consequently, options granted under the Company's plans were adjusted to recognize the effects of the distributions and maintain the intrinsic value of the options. The options, as adjusted, represented a change in the number of shares issuable when exercised but maintained the same ratio of the exercise price to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options prior to the adjustment. No compensation charge was required for these option adjustments.

    At December 31, 2000, outstanding options for IMS Health common stock held by Company employees totaled 45,567,060, of which 16,582,807 had vested and were exercisable. The option prices range from $9.65 to $32.76 per share and are exercisable over periods ending no later than 2010. At December 31, 1999, outstanding options for IMS Health common stock held by Company employees totaled 34,882,091, of which 9,647,008 had vested and were exercisable. The option prices ranged from $9.89 to $33.58 per share.

    The following table summarizes stock option activity for each of the three years ended December 31:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                                SHARES     EXERCISE PRICE
-----------------------------------------------------------------------------------------
Options Outstanding, December 31, 1997                        43,844,780       $17.38
-----------------------------------------------------------------------------------------
Cognizant Spin-Off--Options for NMR employees                 (9,394,856)      $16.89
Conversion Adjustment (3)                                     (1,768,840)          --
Granted (1)(2)                                                 6,508,614       $28.94
Exercised (2)                                                 (6,324,494)      $16.91
Expired/Terminated (2)                                        (4,005,208)      $18.17
-----------------------------------------------------------------------------------------
Options Outstanding, December 31, 1998                        28,859,996       $21.18
-----------------------------------------------------------------------------------------
Conversion Adjustment (3)                                      4,108,190           --
Granted                                                        8,645,944       $34.14
Exercised                                                     (1,884,947)      $16.96
Expired/Terminated                                            (4,847,092)      $22.76
-----------------------------------------------------------------------------------------
Options Outstanding, December 31, 1999                        34,882,091       $21.96
-----------------------------------------------------------------------------------------
Synavant Spin-Off--Options for Synavant employees             (3,573,789)      $22.31
Conversion Adjustment (3)                                      1,258,864           --
Granted                                                       24,923,915       $18.69
Exercised                                                     (8,190,936)      $16.54
Expired/Terminated                                            (3,733,085)      $23.28
-----------------------------------------------------------------------------------------
Options Outstanding, December 31, 2000                        45,567,060       $20.40
-----------------------------------------------------------------------------------------

(1) THIS INCLUDES 1,928,188 OPTIONS GRANTED IN CONNECTION WITH THE WALSH AND PMSI ACQUISITIONS.

(2) EXCLUDES NIELSEN MEDIA RESEARCH

(3) THE CONVERSION ADJUSTMENT RELATES TO THE CONVERSION FACTOR APPLIED TO EXISTING IMS HEALTH OPTIONS AS A RESULT OF THE COGNIZANT, GARTNER AND SYNAVANT SPIN-OFFS IN 1998, 1999 AND 2000, RESPECTIVELY.

    The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2000:

                                                            WEIGHTED-AVERAGE
                                                    --------------------------------
                                                                  OPTION EXERCISE
                             DECEMBER 31, 2000                         PRICES
                          -----------------------               --------------------
                                                       REMAINING
                            NUMBER    RANGNUMBER      CONTRACTUAL
                          OUTSTANDINGRCIEXERCISABLE      LIFE       OUTSTANDING   EXERCISABLE
---------------------------------------------------------------------------------------------
       $ 9.65 -- $14.76      470,231       459,251     3.7 years       $12.73       $12.75
       $15.21 -- $16.83   22,405,752     7,338,832     5.8 years       $16.08       $15.44
       $17.33 -- $20.52    9,831,107     2,851,188     8.3 years       $20.41       $20.31
       $21.00 -- $26.99    4,301,462     1,532,490     7.9 years       $24.54       $25.53
       $27.12 -- $29.90    2,454,315     1,849,106     8.0 years       $29.20       $29.52
       $30.39 -- $32.76    6,104,193     2,551,940     8.0 years       $30.42       $30.42
                          ----------    ----------
                          45,567,060    16,582,807
---------------------------------------------------------------------------------------------

    On January 3, 2000 the Company reduced the vesting period on substantially all options previously granted with a six-year vesting period to four years. As a result 4,997,101 previously unvested options with exercise prices ranging from $15.93 to $28.95 became exercisable. On May 22, 2000 in connection with the sale of Erisco, the Company accelerated the vesting on 2,737,849 options and extended the post termination exercise period for certain unvested options granted prior to 1998.

NOTE 17. INCOME TAXES

    Income from continuing operations before provision for income taxes consisted of:

                                 2000       1999       1998
-------------------------------------------------------------
U.S.                           $ 86,719   $ 98,016   $ 36,344
Non-U.S.                        174,594    250,426    148,500
-------------------------------------------------------------
                               $261,313   $348,442   $184,844
-------------------------------------------------------------

    The provision/(benefit) for income taxes consisted of:

                                  2000       1999       1998
--------------------------------------------------------------
U.S. Federal and State:
  Current                       $ 59,022   $60,444    $132,189
  Deferred                        34,362     3,560      (7,571)
--------------------------------------------------------------
                                $ 93,384   $64,004    $124,618
--------------------------------------------------------------
Non-U.S.:
  Current                       $ 23,165   $61,597    $ 30,235
  Deferred                        23,863   (27,525)    (96,073)
--------------------------------------------------------------
                                  47,028    34,072     (65,838)
--------------------------------------------------------------
    Total                       $140,412   $98,076    $ 58,780
--------------------------------------------------------------

    The following table summarizes the significant differences between the U.S. Federal Statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

                                           2000       1999       1998
-----------------------------------------------------------------------
Tax Expense at Statutory Rate              35.0%      35.0%      35.0%
State and Local Income Taxes, net of
  Federal Tax Benefit                       1.6        0.1        0.3
Non-Deductible U.S. Impairment Charge--
  Synavant                                 13.6         --        6.2
Utilization of Prior Year Non-U.S. NOLs    (3.9)        --         --
Non-Deductible Spin and Related Costs
  and Impairment and Severance Charges      1.9        1.0        6.6
Non-U.S. Tax Liabilities                    0.1        5.3         --
Non-Deductible Goodwill Amortization        2.8        1.9        1.8
Amortization of Non-U.S. Intangibles       (7.4)     (19.5)     (64.0)
Impact of Non-U.S. Tax Rate Changes on
  Deferred Taxes                            6.8        2.6         --
Recognition of Loss on Sale of SSJ           --       (2.6)        --
Pre-Spin Liability                           --        2.6       57.1
Amortization of U.S. Intangibles             --         --      (10.8)
Other--Net                                  3.2        1.7       (0.4)
-----------------------------------------------------------------------
    Total Taxes                            53.7%      28.1%      31.8%
-----------------------------------------------------------------------

    The Company's deferred tax assets/(liabilities) are comprised of the following at December 31:

                                            2000       1999
-------------------------------------------------------------
Deferred Tax Assets:
  Non-U.S. Intangibles                    $ 74,914   $120,550
  Net Operating Losses                      28,176     23,377
  Employee Benefits                         15,106      6,688
  Recognition of Loss on Sale of SSJ            --      9,080
  Accrued Liabilities                        6,561      1,485
  U.S. Intangibles                           6,284     17,037
-------------------------------------------------------------
                                           131,041    178,217
Valuation Allowance                        (11,718)   (23,325)
-------------------------------------------------------------
                                           119,323    154,892
-------------------------------------------------------------
Deferred Tax Liabilities:
  Securities and Other Investments         (37,554)   (15,591)
  Deferred Revenue                         (31,882)   (34,001)
  Computer Software                        (26,213)   (47,043)
  CTS Undistributed Indian Earnings        (16,822)   (10,398)
  Depreciation                              (9,844)   (10,144)
  Other                                     (5,505)    (4,349)
-------------------------------------------------------------
                                          (127,820)  (121,526)
-------------------------------------------------------------
Net Deferred Tax Asset/(Liability)        ($ 8,497)  $ 33,366
-------------------------------------------------------------

    To consolidate certain of its international operations, in 1999 and 1998 the Company engaged in certain non-U.S. reorganizations which gave rise to the recognition of tax deductible non-U.S. intangible assets. In 2000, the effective tax rate was higher than in 1999 as a result of the non-deductible U.S. Impairment Charge--Synavant, and Spin and Related Costs and Impairment and Severance Charges, (portions of which are non-deductible), and a reduction in the net German deferred tax assets due to a reduction in the German corporate tax rate from 40% to 25% ($17,655). These are offset by the recognition of certain German trade tax benefits on deductible intangible assets resulting from a favorable German court decision ($19,355), and the recognition of the benefit of certain net operating losses (NOLs) due to the implementation of global tax planning strategies ($10,072).

    In connection with the tax-free TriZetto acquisition, the Company recorded a deferred tax liability ($35,502) on the difference between the substituted tax basis and the equity investment in TriZetto in accordance with SFAS No. 109. This deferred tax liability is included in Securities and Other Investments above.

    The 2000 net deferred tax liability and the 1999 net deferred tax asset consist of a current deferred tax asset of $47,122 and $38,092, respectively, included in Other Current Assets, offset by a non-current deferred tax liability of $55,619 and $4,726, respectively, included in Other Liabilities. Also included in Other Liabilities are certain income tax and other legacy liabilities arising from the 1996 Dun & Bradstreet ("D&B") Spin-Off deemed to be long term in nature by the Company ($69,746).

    In 2000, the Company paid its share of the tax and interest liability ($212,291) arising from the Distribution Agreement among D&B, Cognizant and ACNielsen (the "1996 Distribution Agreement") to the Internal Revenue Service ("IRS"). The Company estimates that its net liability from this payment is $138,490 net of income tax benefit on interest ($32,656) and NMR's contribution obligation ($41,136). (See Note 21).

    The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses, in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

    The Company intends to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries other than the Indian earnings of CTS. CTS management currently intends to repatriate all Indian earnings to the U.S. and has provided deferred U.S. income taxes on all such Indian undistributed earnings. Undistributed earnings of non-U.S. subsidiaries, other than the Indian earnings of CTS, aggregated approximately $569,110 at December 31, 2000. Deferred tax liabilities for U.S. federal income taxes have not been recognized for these undistributed earnings. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

NOTE 18. COMMITMENTS

    Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 2000, 1999 and 1998 was $18,911, $26,656 and $21,868. The
minimum annual rental expense for real estate operating leases that have initial or remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 2000 was: 2001--$18,877; 2002--$14,736; 2003--$11,632;
2004--$8,064; 2005--$5,271 and an aggregate of $7,884 thereafter. The total of minimum rentals to be received in the future under noncancelable real estate subleases at December 31, 2000 was $1,910.

    The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $14,348, $22,248 and $17,815 for 2000, 1999 and 1998, respectively. At December 31, 2000, the minimum annual rental expense for computer and other equipment under operating leases that have initial or remaining noncancelable lease terms in excess of one year was:
2001--$14,950; 2002--$9,283; 2003--$5,476; 2004--$1,820 and 2005--$1,002 and an
aggregate of $300 thereafter.

    The Company has agreements with various third parties to purchase certain data and telecommunications services, extending beyond one year. At
December 31, 2000, the purchases covered by these agreements aggregated:
2001--$68,859; 2002--$53,748, 2003-$29,725, 2004-$16,061 and 2005--$3,307 and an
aggregate of $799 thereafter.

    The Company is subject to capital call requirements up to $8,000 in 2001, pursuant to its participation in certain venture capital partnerships.

NOTE 19. IMS HEALTH CAPITAL STOCK

    On July 19, 2000 the Board of Directors authorized a stock repurchase program to buy up to 40 million shares, marking the fifth consecutive repurchase program the Company has implemented. Shares acquired through the repurchase program will be open-market purchases in compliance with Securities and Exchange Commission Rule 10b-18.

    On October 19, 1999 the Board of Directors authorized another stock repurchase program to buy up to 16,000,000 of the Company's outstanding common stock. A portion of this program was intended to offset option exercises. This program was completed in October 2000 at a total cost of $348,730.

    On October 20, 1998 the Board of Directors authorized a stock repurchase program to buy up to 16,000,000 shares of the Company's outstanding common stock. A portion of this program was intended to offset option exercises. This program was completed in October 1999 at a cost of $478,302.

    During the year, the Company repurchased 18,988,950 shares of outstanding common stock at a total cost of $419,011. The shares were repurchased under the stock repurchase programs approved by the Board of Directors on July 19, 2000 and October 19, 1999. As of December 31, 2000, 8,452,150 shares had been repurchased since the inception of the July 2000 program at a total cost of $206,647. Also as of December 31, 2000, 77,452,150 shares had been repurchased since the spin-off from The Dun & Bradstreet Corporation on November 1, 1996, representing approximately 23% of the Company's initial capitalization.

    Under the Company's Restated Certificate of Incorporation as amended, the Company has authority to issue 820,000,000 shares with a par value of $.01 per share of which 800,000,000 represent shares of common stock, 10,000,000 represent shares of preferred stock and 10,000,000 represent shares of series common stock. The preferred and series common stock can be issued with varying terms, as determined by the Board of Directors.

    On December 15, 1998, the Company's Board of Directors authorized a 2--for--1 split of its common stock effective January 15, 1999, in the form of a stock dividend to shareholders of record on December 29, 1998. All share and per--share amounts in the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements have been restated to give effect to the stock split.

    On June 30, 1998, 335,045,390 shares of the Company's common stock were distributed to the shareholders of Cognizant. Since the Company has been treated as the successor entity for accounting purposes, the Company's historical financial statements reflect the recapitalization of the Company in connection with the Cognizant Spin-Off, including the elimination of treasury shares (which shares became treasury shares of NMR).

    In connection with the Cognizant Spin-Off, the Company entered into a Rights Agreement designed to protect shareholders of the Company in the event of unsolicited offers to acquire the Company and the other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent shareholder interests. Under the Rights Agreement, each share of the common stock has one--half of one right which trades with the stock until the right becomes exercisable. Each right entitles the registered holder to purchase 1/1000 of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $225 per 1/1000 of a share, subject to adjustment. The rights will generally not be exercisable until a person or group ("Acquiring Person") acquires beneficial ownership of, or commences a tender offer or exchange offer which would result in such person or group having beneficial ownership of 15% or more of the outstanding common stock (20% in the case of certain institutional investors).

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

NOTE 20. ELIMINATION OF ONE-MONTH REPORTING LAG IN IMS HEALTH OPERATING ENTITIES

    Effective in the first quarter of 1999, IMS Health operating units which previously reported on a fiscal year ended November 30 revised their reporting period to conform to the Company's fiscal year end of December 31 (the "Calendarization"). This revision was made to reflect the results of operations and financial position of these operating units on a more timely basis, consistent with business performance, and to increase operating efficiency. The Company has improved its internal financial systems and work processes, so that the Company now has the capability to more rapidly collect, consolidate and report information. As such, the financial statements of the IMS Health operating units at December 31, 1998 reflect a twelve month period ended November 30. The $1,040 of net income related to the operating results of the IMS Health operating units for the period December 1 through December 31, 1998 was recorded directly to shareholders' equity as an addition to Retained Earnings. In addition, December 1998 included a $3,409 currency translation adjustment in the period that was recorded as a reduction of cumulative translation adjustment.

    The following table presents IMS Health operating units condensed consolidated financial information for the one-month period ended December 31, 1998:

                                               ONE MONTH
                                                 ENDED
                                           DECEMBER 31, 1998
------------------------------------------------------------
Revenue..................................       $71,754
Operating Income.........................         1,137
Income Before Provision for Income
  Taxes..................................         1,432
Provision for Income Taxes...............          (392)
------------------------------------------------------------
Net Income...............................       $ 1,040
------------------------------------------------------------
Earnings Per Share.......................       $ 0.003
------------------------------------------------------------

    The following table presents IMS Health operating units cash flow information for the one-month period ended December 31, 1998:

                                              ONE MONTH
                                                ENDED
                                          DECEMBER 31, 1998
------------------------------------------------------------
Net Cash Provided by Operating
  Activities...........................        $30,852
Net Cash Used in Investing
  Activities...........................         (3,645)
Net Cash Provided by Financing
  Activities...........................          2,276
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents.................          1,181
------------------------------------------------------------
Increase in Cash and Cash
  Equivalents..........................        $30,664
------------------------------------------------------------

NOTE 21. CONTINGENCIES

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

    In addition, the Company is subject to certain other contingencies discussed below:

INFORMATION RESOURCES LITIGATION

    On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants The Dun and Bradstreet Corporation ("D&B"), A.C. Nielsen Company and I.M.S. International Inc. (a predecessor of IMS Health) (the "IRI Action").

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

    On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint. On
December 22, 1999, defendants filed a motion for partial summary judgement seeking to dismiss IRI's non-U.S. antitrust claims. On July 12, 2000, the court granted the motion dismissing claims of injury suffered from activities in foreign markets where IRI operated through subsidiaries or companies owned by joint ventures or "relationships" with local companies. Discovery is continuing in this matter.

    In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the distribution by D&B of shares of Cognizant Corporation ("Cognizant") and ACNielsen Corporation (the parent company of A.C. Nielsen Company) in 1996, D&B, ACNielsen and Cognizant entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed
(i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount") and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen will be able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses.

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

    In 1998, IMS Health was spun-off from Cognizant (the "1998 Spin-Off") which then changed its name to Nielsen Media Research, Inc. ("NMR"). IMS Health and NMR are jointly and severally liable to D&B and ACNielsen for Cognizant's obligations under the terms of the Distribution Agreement dated October 28, 1996 among D&B, Cognizant and ACNielsen (the "1996 Distribution Agreement"). In connection with the 1998 Spin-Off, IMS Health and NMR agreed that, as between themselves, IMS Health will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint

Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS Health agreed to be fully responsible for any legal fees and expenses incurred during 1998. NMR's aggregate liability to IMS Health for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125,000.

    Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

MATTERS BEFORE THE EUROPEAN COMMISSION

    The Company is the subject of complaints filed with the European Commission (the "Commission") pursuant to Article 3 of Council Regulation No. 17 of 1972. The complaints with the Commission were filed by Source Informatics Ltd. (December 1, 1997), NDC Health Information Services (Arizona) Inc. (May 13,
1998), and Source Informatics S.A/N.V. (February 18, 2000) (which also filed a complaint with the Belgian Competition Council, where a complaint filed by SmithKline Beecham is also pending). The EC complaints allege that the Company has been and continues to engage in certain commercial practices that violate Articles 81 and 82 of the EC Treaty, which relate to agreements or abuses of a dominant position that adversely affect competition. The Company has responded to the complaints denying the allegations contained therein and has provided information to the Commission pursuant to formal information requests.

    On October 19, 2000, the Commission initiated formal proceedings against the Company through the adoption of a statement of objections alleging that certain of the Company's commercial practices constituted an abuse of a dominant position in contravention of Article 82 of the EC Treaty. A statement of objections is a preliminary document that does not represent the Commission's final view on the practices at issue. Under Commission procedures, the Company has full rights of defense, including access to the Commission's files, the right to answer the statement of objections in writing and produce evidence of its own, and the right to request the opportunity to present its defense at an oral hearing. On February 6, 2001, the Company filed its written answer to the statement of objections. The Commission will ultimately determine whether a decision requiring the Company to end some or all of the contested practices is necessary and may impose fines against the Company. If such a decision is rendered against the Company, the Company could appeal that decision before the European Court of First Instance.

    On December 19, 2000, National Data Corporation ("NDC") lodged an application with the Commission requesting that the Commission initiate a proceeding against the Company for an alleged infringement of Article 82 of the EC Treaty and granting interim measures (the "Application"). The Application concerns certain IMS Health geographic mapping structures used for the reporting of regional pharmaceutical sales data in Germany which the German courts have ruled are copyright protected. The Application requests that the Commission grant interim relief requiring the Company to grant NDC a compulsory license to enable NDC to use these structures in its competing service in Germany. The Company has filed preliminary comments to the Application and has provided information to the Commission pursuant to certain formal information requests.

    The Company intends to vigorously defend both matters before the European Commission. Management of the Company is unable to predict at this time the final outcome of these matters or whether the resolution of these matters could materially affect the Company's results of operations, cash flows, or financial position.

MATTERS BEFORE THE EUROPEAN COMMISSION
    (UNAUDITED SUBSEQUENT EVENT)

    On March 8, 2001, the Commission decided to initiate formal proceedings against the Company through the adoption of a new statement of objections alleging that the Company's refusal to enter into negotiations with NDC following NDC's request for a license to use the aforementioned geographic mapping structures could constitute an abuse of a dominant position in contravention of Article 82 of the EC Treaty. In addition, the Commission has proposed the granting of interim measures requiring the Company to license these structures to third parties, including NDC, until the Commission adopts a final decision on the merits of the case.

D&B TAX MATTERS

    The Company, Cognizant and D&B have entered, and the Company continues to enter, into global tax planning initiatives in the normal course of their business. These activities are subject to review by tax authorities. As a result of the review process, uncertainties exist and it is possible that some of these matters could be resolved adversely to the Company, Cognizant or D&B.

    In 1999, the Company was informed by D&B that the IRS was reviewing D&B's utilization of certain capital losses during 1989 and 1990. In response, D&B advised that it intended to file an amended tax return for these periods and to pay this amount in order to prevent further interest from accruing. In May 2000, D&B paid $349,291 of this amount and the Company paid $212,291 pursuant to its obligation under the 1996

Distribution Agreement, whereby the Company is obligated to pay one-half of the tax and interest owed to the IRS for this matter to the extent the liability exceeds $137,000. In the second quarter of 2000, D&B received a formal assessment from the IRS with respect to this matter in the amount of $561,582, for additional tax and interest due. D&B has advised the Company that, notwithstanding the filing and payment, it intends to contest the assessment and would also contest the assessment of amounts, if any, in excess of the amounts paid. The Company had previously accrued for this liability and, therefore, this payment did not result in an expense in 2000.

    Pursuant to the Distribution Agreement between Cognizant (renamed Nielsen Media Research ("NMR")) and the Company (the "1998 Distribution Agreement"), NMR is responsible for a portion of the amount that the Company paid pursuant to the 1996 Distribution Agreement (approximately $41,000 according the Company's calculations). NMR was not obligated to pay its share to the Company until January 2, 2001. In December 2000, the Company requested reimbursement of this amount from NMR. On January 2, 2001, NMR made a payment of $10,530 in respect of such matter but refused to pay the remaining $30,616 based on its interpretation of the 1998 Distribution Agreement. The Company believes that NMR's position has no merit and plainly contravenes the terms of the 1998 Distribution Agreement. Accordingly, the Company has recorded an account receivable from NMR. If NMR does not concede to the Company's position, the Company intends to arbitrate the matter as provided in the 1998 Distribution Agreement and believes that it will prevail.

OTHER CONTINGENCIES

    In connection with the Gartner Spin-Off, the Company and Gartner entered into a Distribution Agreement and an Agreement and Plan of Merger (the "1999 Distribution Agreements"). Pursuant to the 1999 Distribution Agreements, Gartner agreed to indemnify the Company and its stockholders for additional taxes which may become payable as a result of certain actions that may be taken by Gartner that adversely affect the tax-free treatment of the Gartner Spin-Off. However, the Company may become obligated for certain tax liabilities in the event the Gartner Spin-Off is deemed to be a taxable transaction as a result of certain Gartner share transactions that may be undertaken following the Gartner Spin-Off. In the opinion of management, it is not probable that any such significant liabilities will be incurred by the Company.

    As described in Note 7, IMS Health and Synavant entered into a Distribution Agreement. In connection with the Distribution, Synavant will be jointly and severally liable to the other parties in the 1996 and 1998 Distribution Agreements for the liabilities relating to certain tax matters as well as those relating to the IRI Action. Under the Synavant Distribution Agreement, as between IMS Health and Synavant, each will bear 50% of IMS Health's share of these liabilities (net of the liability borne by NMR) up to a maximum liability of $9,000 for Synavant.

    The Company intends to vigorously defend these matters. The Company is unable to predict at this time the final outcome of these matters or whether the resolution of these matters could materially affect the Company's results of operations, cash flows, or financial position.

NOTE 22. SUPPLEMENTAL FINANCIAL DATA

ACCOUNTS RECEIVABLE--NET:

                                           2000       1999
------------------------------------------------------------
Trade and Notes                          $202,344   $226,631
Less: Allowance for Doubtful Accounts      (8,016)    (7,625)
Unbilled Receivables                       21,006     28,106
Other                                      15,654     15,367
------------------------------------------------------------
At December 31,                          $230,988   $262,479
------------------------------------------------------------

OTHER CURRENT ASSETS:

                                           2000       1999
------------------------------------------------------------
Deferred Income Taxes                    $ 47,122   $ 38,092
Prepaid Expenses                           21,666     37,015
Inventory                                  30,307     34,801
Cash Due From Broker in Respect of
  Stock Options                            10,961         --
Other                                       6,945         --
------------------------------------------------------------
At December 31,                          $117,001   $109,908
------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT--NET, CARRIED AT COST, LESS ACCUMULATED
  DEPRECIATION AND AMORTIZATION:

                                                        ESTIMATED
                                   2000       1999     USEFUL LIVES
-------------------------------------------------------------------
Buildings                        $ 85,020   $ 88,676   40-50 years
Machinery and Equipment           196,719    237,136    3-5 years
Less: Accumulated Depreciation   (150,415)  (178,069)
Leasehold Improvements, less
  Accumulated Amortization of
    $12,570 and $14,754.            7,634     14,780
Land                                6,489      6,667
----------------------------------------------------
At December 31,                  $145,447   $169,190
----------------------------------------------------

COMPUTER SOFTWARE AND GOODWILL:

                                         SOFTWARE   GOODWILL
------------------------------------------------------------
January 1, 1999                          $168,994   $363,841
Additions at Cost                         59,284       2,980
Amortization                             (41,782)    (24,108)
Sale of SSJ (1999 Disposition)            (6,331)         --
Other Deductions and Reclassifications    (4,906)     (1,709)
Calendarization                             (285)     (1,513)
------------------------------------------------------------
December 31, 1999                        174,974     339,491
Additions at Cost                         50,646          --
Amortization                             (40,995)    (19,120)
Synavant and Erisco dispositions         (20,091)    (69,957)
Impairment Charge-Synavant               (14,553)   (100,900)
Asset Impairment                         (24,166)         --
Other Deductions, Reclassifications and
  Foreign Exchange                        (8,127)     (5,414)
------------------------------------------------------------
December 31, 2000                        $117,688   $144,100
------------------------------------------------------------

    Accumulated Amortization of Computer Software was $234,270 and 236,580 at December 31, 2000 and 1999, respectively. Accumulated amortization of Goodwill was $41,937 and $71,729 at December 31, 2000 and 1999, respectively.

    IMS Health has accounted for its ownership interest in TriZetto under the equity method, recording its share of the TriZetto operating results and amortization of the related goodwill and other acquired intangibles, as part of the TriZetto Equity Investment ($137,501) in the Consolidated Statements of Financial Position.

ACCOUNTS PAYABLE:

                                             2000       1999
--------------------------------------------------------------
Trade                                      $15,548    $24,474
Taxes Other than Income Taxes               19,863     11,643
Other                                        9,787      8,460
--------------------------------------------------------------
At December 31,                            $45,198    $44,577
--------------------------------------------------------------

ACCRUED AND OTHER CURRENT LIABILITIES:

                                           2000       1999
------------------------------------------------------------
Salaries, Wages, Bonuses and Other
  Compensation                           $ 58,370   $ 65,797
Data acquisition                           23,033     20,907
Other (1)                                 138,323    109,671
------------------------------------------------------------
At December 31,                          $219,726   $196,375
------------------------------------------------------------

(1) THE PRIMARY REASON FOR THE INCREASE IN OTHER IS ACCRUALS MADE FOR SEVERANCES, SYNAVANT SPIN AND RELATED COSTS AND THE EXECUTIVE MANAGEMENT TRANSITION CHARGES.

NOTE 23. OPERATIONS BY BUSINESS SEGMENT

    Operating segments are defined as components of an enterprise about which financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making groups, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company, operating globally in approximately 100 countries, is managed by way of and delivers information, software and related services principally through the strategic business segments referenced below.

    The chief operating decision-makers evaluate the performance and allocate resources based on revenue and operating income. All intersegment transactions are excluded from management's analysis of operations by business segment.

    Effective beginning the quarter ended June 30, 2000, the Company realigned its business segments to reflect the change in management approach which has arisen as a result of the then planned divestitures of Synavant and Erisco and the then pending divestiture of three small non-strategic software companies. This change allows focus on the core business. Historical segmental information has been reclassified to give effect to the new segment grouping. The revised segments are as follows:

    1. The IMS Segment consists of IMS, a leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Historically, this segment included Synavant and three small non-strategic software companies that are included in the Transaction Businesses Segment. The IMS Segment is managed on a global business model with global leaders for the majority of its critical business processes.

    2. The CTS Segment delivers high quality, cost-effective, full life cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business. These services are delivered through the use of a seamless on-site and offshore consulting project team. CTS's solutions include application development and integration, application management and re-engineering services.

    3. The Transaction Businesses Segment includes Synavant, which serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision making; Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry and three small non-strategic software companies. As indicated in Note 7, the Company has spun-off the

        Synavant business. As indicated in Note 12, the Company sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. Historically, Erisco was managed as part of the Emerging Markets Segment; whereas, Synavant was managed as part of the core IMS Segment. The Company also divested the other small non-strategic software businesses. The remaining portion of the historical Emerging Markets Segment is Enterprises, the Company's venture capital unit focused on investments in emerging businesses. Enterprises is now being managed within general corporate activities.

                                                                         TRANSACTION                    TOTAL
                                                   IMS         CTS      BUSINESSES (3)   CORPORATE   CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------
YEAR END DECEMBER 31, 2000
  Revenue (1)                                   $1,131,211   $122,763     $ 170,385            --     $1,424,359
  Operating Income (Loss)(2)                    $  344,315   $ 26,129     $(133,824)     $(99,427)    $  137,193
  Identifiable Assets at December 31, 2000
    (4)(5)                                      $  740,254   $109,542     $   6,271      $386,940     $1,243,007
-----------------------------------------------------------------------------------------------------------------
YEAR END DECEMBER 31, 1999
  Revenue (1)                                   $1,037,025   $ 74,084     $ 286,880            --     $1,397,989
  Operating Income (Loss) (2)                   $  332,082   $ 16,645     $  31,814      $(41,518)    $  339,023
  Identifiable Assets at December 31, 1999
    (4)(5)                                      $  739,500   $ 69,011     $ 311,724      $309,837     $1,430,072
-----------------------------------------------------------------------------------------------------------------
YEAR END DECEMBER 31, 1998
  Revenue (1)                                   $  933,547   $ 44,979     $ 207,987            --     $1,186,513
  Segment Operating Income (Loss) (2)           $  206,790   $  8,918     $ (15,848)     $(67,376)    $  132,484
  Identifiable Assets at December 31, 1998
    (4)(5)                                      $  930,382   $ 51,634     $ 324,011      $413,348     $1,719,375
-----------------------------------------------------------------------------------------------------------------

    The IMS and CTS Segments combined total combined revenues were $1,253,974 for 2000. Included in operating income is each segment's share of non recurring items.

NOTES TO OPERATIONS BY BUSINESS SEGMENTS:

    1. Revenue excludes intersegment sales of $14,273, $14,820 and $13,627 for 2000, 1999 and 1998 respectively.

    2. General Corporate Expenses in 2000 includes $37,626 incremental Synavant Spin and Related Costs and $31,133 of Executive Management Transition Charge. Comparable expenses include $9,500 incremental Gartner Spin-Off costs in 1999 and $35,025 of Cognizant Spin-Off costs in 1998.

    3. The Transaction Businesses Segment includes Synavant up to the Spin-Off date of August 31, 2000 and Erisco up to the date of the sale of October 3, 2000. Accordingly, the Segment includes for the Synavant Businesses revenues of approximately $119,700 and operating losses of ($132,000) for 2000. Residual revenues and results of operations relate primarily to the Erisco business.

    4. Total assets include Net Assets of Discontinued Operations of $60,799, $96,988 and $240,708 as of December 31, 2000, December 31, 1999 and
       December 31, 1998 respectively.

    5. CTS segment identifiable assets include cash and cash equivalents of $61,976, $42,641 and $28,418 at December 31, 2000, 1999 and 1998,
       respectively.

FINANCIAL INFORMATION BY COUNTRY:
                                                       UNITED STATES   UNITED KINGDOM   ALL OTHER(2)     TOTAL
-----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000
  Revenue(1)                                             $653,965         $ 95,486        $674,908     $1,424,359
  Long-Lived Assets                                      $478,426         $ 58,740        $130,131     $  667,297
-----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999
  Revenue(1)                                             $586,826         $120,724        $690,439     $1,397,989
  Long-Lived Assets                                      $626,044         $ 71,505        $138,899     $  836,448
-----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
  Revenue(1)                                             $512,886         $ 79,897        $593,730     $1,186,513
  Long-Lived Assets                                      $645,090         $ 71,911        $124,189     $  841,190
-----------------------------------------------------------------------------------------------------------------

(1) REVENUE RELATES TO EXTERNAL CUSTOMERS AND IS PRIMARILY BASED ON THE LOCATION OF THE CUSTOMER.

(2) INCLUDED IN ALL OTHER IS NON-U.S. AND NON-U.K. REVENUE PRINCIPALLY FROM JAPAN, GERMANY, ITALY, FRANCE, AUSTRALIA AND OTHER COUNTRIES WITHIN EUROPE AND THE FAR EAST.

NOTE 24. DISCONTINUED OPERATIONS

    In connection with the Cognizant Spin-Off, Cognizant borrowed $300,000 on June 24, 1998, which was used to repay existing intercompany liabilities. This debt remained the obligation of NMR following the Cognizant Spin-Off. In connection with the Cognizant Spin-Off, Cognizant contributed to IMS Health all cash in Cognizant's accounts other than (i) cash required by Cognizant (renamed
NMR) to satisfy certain specified obligations and (ii) such additional cash as was necessary for the net borrowings of Cognizant (renamed NMR) to equal $300,000 as of the Cognizant Spin-Off.

    Prior to the Cognizant Spin-Off, NMR and IMS Health entered into certain agreements that govern the relationship between NMR and IMS Health subsequent to the Cognizant Spin-Off and provide for the allocation of tax, employee benefits and certain other liabilities and obligations that may arise from periods prior to the Cognizant Spin-Off. Among other things, the agreements set forth principles to be applied in allocating certain Cognizant Spin-Off Related Costs and specify portions of contingent liabilities to be shared if certain amounts are exceeded (including certain liabilities that may arise in connection with the 1996 Spin-Off of Cognizant from D&B). In October 1999, NMR was acquired by VNU N.V. and is now a wholly owned subsidiary of VNU N.V. NMR received an opinion of counsel to the effect that the acquisition of NMR by VNU N.V. will not affect the tax-free treatment of the Cognizant Spin-Off. VNU N.V. has guaranteed NMR's obligation to indemnify the Company in the event such acquisition does affect the tax-free treatment of the Cognizant Spin-Off.

    A summary of selected financial data for Gartner and NMR as discontinued operations is as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               2000       1999        1998
--------------------------------------------------------------------------------------------
Operating Revenue--Nielsen Media Research                      $   --    $    --    $193,966
Income Before Provision for Income Taxes--NMR                      --         --      57,980
Gartner Equity Income and Gains on the sale of Gartner
  Common Stock and Warrants ($14,838 for 1998) Before
  Provision for Income Taxes                                    7,218     38,330      85,817
--------------------------------------------------------------------------------------------
Provision for Income Taxes--NMR                                    --         --      15,887
Provision for Income Taxes--Gartner                             2,526     12,635      33,416
--------------------------------------------------------------------------------------------
Income from Discontinued Operations, Net of Income Taxes       $4,692    $25,695     $94,494
--------------------------------------------------------------------------------------------

    At December 31, 2000, Net Assets of Discontinued Operations represents the Company's remaining investment in Gartner. (See Note 4).

    Historical results are restated to reflect Gartner and NMR as discontinued operations. (See Note 1 to the Consolidated Financial Statements).

                                                                                     THREE MONTHS ENDED
                                                              ----------------------------------------------------------------
2000                                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   FULL YEAR
------------------------------------------------------------------------------------------------------------------------------
Operating Revenue                                             $352,523    $369,401     $355,867        $346,568     $1,424,359
Operating Income/ (Loss)                                      $ 75,060    $ 78,547     $(45,999)       $ 29,585     $  137,193
Income/(Loss) from Continuing Operations, Net of Income
  Taxes                                                       $ 82,852    $ 50,229     $(58,417)       $ 41,460     $  116,124
Income from Discontinued Operations,
Net of Income Taxes                                                 --          --     $  2,226        $  2,466     $    4,692
Net Income/(Loss)                                             $ 82,852    $ 50,229     $(56,191)       $ 43,926     $  120,816
------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
  Income/(Loss) from Continuing Operations                        0.28        0.17        (0.20)           0.14           0.39
  Income from Discontinued Operations                             0.00        0.00         0.01            0.01           0.02
Net Income/(Loss)                                                 0.28        0.17        (0.19)           0.15           0.41
------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share
  Income/(Loss) from Continuing Operations                        0.27        0.17        (0.20)           0.14           0.39
  Income from Discontinued Operations                             0.00        0.00         0.01            0.01           0.02
Net Income/(Loss)                                                 0.27        0.17        (0.19)           0.15           0.40
------------------------------------------------------------------------------------------------------------------------------

                                                                                     THREE MONTHS ENDED
                                                              ----------------------------------------------------------------
1999                                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   FULL YEAR
------------------------------------------------------------------------------------------------------------------------------
Operating Revenue                                             $313,242    $332,652     $348,409        $403,686     $1,397,989
Operating Income                                              $ 54,710    $ 62,755     $ 95,958        $125,600     $  339,023
Income from Continuing Operations, Net of Income Taxes        $ 43,793    $ 46,174     $ 70,240        $ 90,159     $  250,366
Income from Discontinued Operations,
Net of Income Taxes                                           $ 13,694    $ 10,617     $  1,384              --     $   25,695
Net Income                                                    $ 57,487    $ 56,791     $ 71,624        $ 90,159     $  276,061
------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
  Income from Continuing Operations                               0.13        0.15         0.23            0.29           0.80
  Income from Discontinued Operations                             0.05        0.03         0.00            0.00           0.08
Net Income                                                        0.18        0.18         0.23            0.29           0.88
------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share
  Income from Continuing Operations                               0.13        0.15         0.22            0.28           0.78
  Income from Discontinued Operations                             0.04        0.03         0.00            0.00           0.08
Net Income                                                        0.17        0.18         0.22            0.28           0.86
------------------------------------------------------------------------------------------------------------------------------

                                                             2000           1999           1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Operating Revenue                                        $  1,424,359   $  1,397,989   $  1,186,513   $  1,059,559   $    986,810
Costs and Expenses(1)(2)                                    1,287,166      1,058,966      1,054,029        831,949        803,217
---------------------------------------------------------------------------------------------------------------------------------
Operating Income(1)(2)                                        137,193        339,023        132,484        227,610        183,593
Non--Operating Income--Net(3)(4)                              124,120          9,419         52,360         13,955         12,712
---------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations, Before Provision For
  Income Taxes for Income Tax                                 261,313        348,442        184,844        241,565        196,305
Provision For Income Taxes                                   (140,412)       (98,076)       (58,780)       (55,614)       (67,669)
TriZetto Equity Loss                                           (4,777)            --             --             --             --
---------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations (7)                         116,124        250,366        126,064        185,951        128,636
Income from Discontinued Operations, Net of Income
  Taxes (5)                                                     4,692         25,695         94,494        126,399         66,815
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                               $    120,816   $    276,061   $    220,558   $    312,350   $    195,451
---------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share of Common Stock
  Income from Continuing Operations                      $       0.39   $       0.80   $       0.39   $       0.57   $       0.38
  Income from Discontinued Operations, Net of Income
    Taxes Taxes                                          $       0.02   $       0.08   $       0.29   $       0.38   $       0.20
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                               $       0.41   $       0.88   $       0.68   $       0.95   $       0.58
---------------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding                      296,077,000    311,976,000    324,584,000    330,326,000    339,888,000
Diluted Earnings Per Share of Common Stock
  Income from Continuing Operations                      $       0.39   $       0.78   $       0.38   $       0.55   $       0.38
  Income from Discontinued Operations, Net of Income     $       0.02   $       0.08   $       0.28   $       0.38   $       0.19
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                               $       0.40   $       0.86   $       0.66   $       0.93   $       0.57
---------------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding--Diluted             300,038,000    319,561,000    335,770,000    334,980,000    341,000,000
---------------------------------------------------------------------------------------------------------------------------------
As a % of Operating Revenue:
Operating Income (1)                                              9.6%          24.3%          11.2%          21.5%          18.6%
---------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations (1)                             8.2%          17.9%          10.6%          17.5%          13.0%
---------------------------------------------------------------------------------------------------------------------------------
Cash Dividend Declared Per Common Stock (6)                      0.08           0.08           0.03             --             --
---------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                     $    103,540   $    495,222   $    825,270   $    801,570   $    872,613
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                             $  1,243,007   $  1,430,072   $  1,719,375   $  1,502,089   $  1,431,777
---------------------------------------------------------------------------------------------------------------------------------
POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS                   43,471         27,429         27,577         38,082         52,008
---------------------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                                             133,498         81,343        199,985        163,939        146,308
---------------------------------------------------------------------------------------------------------------------------------

(1) 2000 includes charges related to the Synavant Spin-Off of $37,626, the Synavant related impairment charge of $115,453, the Executive Management Transition Charge of $31,133 and Impairment and Severance Charges of $45,689.

(2) 1999 includes charges related to the Gartner Spin-Off of $9,500. 1998 includes charges related to the Cognizant Spin-Off of $35,025 and one--time charges and IPR&D write--offs related to the Walsh and PMSI acquisitions of $48,019 and $32,800, respectively.

(3) Non-operating Income--Net in 2000 includes the gain on the sale of Erisco of $84,530, gains from dispositions--net of $78,139, loss on Gartner shares of $6,896 and the SAB51 gain related to the issue of stock by TriZetto of $9,029.

(4) Non--operating Income in 1999 includes gains from dispositions--net of $25,264. Non--operating Income in 1998 includes the gain related to the CTS IPO of $12,777 and gains from dispositions--net of $33,341. Results for prior years include gains from dispositions--net of $9,391 and $200 in non--operating income in 1997 and 1996 respectively.

(5) Income from Discontinued Operations, net of Income Taxes includes a tax provision of $2,526, $12,635, $49,303, $62,271, and $85,901 for 2000, 1999,
    1998, 1997 and 1996, respectively.

(6) IMS Health did not exist as a separate entity until June 23, 1998.

(7) The comparability of the results of operations is impacted by acquisitions such as Walsh and PMSI in 1998, the Synavant Spin and the disposition of Erisco in 2000.

IMS HEALTH INCORPORATED
--------------------------------------------------------------------------------

DIRECTORS
--------------------------------------------------------------------------------------------------------------------

CLIFFORD L. ALEXANDER, JR. (2)           ROBERT J. LANIGAN (1)
PRESIDENT                                CHAIRMAN EMERITUS
ALEXANDER & ASSOCIATES, INC.             FORMER CHAIRMAN & CHIEF EXECUTIVE
                                         OFFICER
                                         OWENS--ILLINOIS, INC.

DAVID M. THOMAS                          H. EUGENE LOCKHART (1)
CHAIRMAN & CHIEF EXECUTIVE OFFICER       PRESIDENT & CHIEF EXECUTIVE OFFICER
IMS HEALTH INCORPORATED                  THE NEW POWER COMPANY

JOHN P. IMLAY, JR. (2)                   M. BERNARD PUCKETT (2)
CHAIRMAN                                 PRIVATE INVESTOR
IMLAY INVESTMENTS, INC.

ROBERT KAMERSCHEN (2)                    WILLIAM C. VAN FAASEN (1)
CHAIRMAN & CHIEF EXECUTIVE OFFICER       PRESIDENT & CHIEF EXECUTIVE OFFICER
DIMAC MARKETING CORPORATION              BLUE CROSS & BLUE SHIELD
                                         OF MASSACHUSETTS
GILLES V. J. PAJOT                                                                BOARD COMMITTEES
EXECUTIVE VICE PRESIDENT                                                          (1) AUDIT COMMITTEE
PRESIDENT EUROPEAN REGION                                                         (2) COMPENSATION AND BENEFITS
IMS HEALTH INCORPORATED                                                           COMMITTEE

OFFICERS
--------------------------------------------------------------------------------------------------------------------

DAVID M. THOMAS
CHAIRMAN & CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------------------------------------------

GILLES V. J. PAJOT
EXECUTIVE VICE PRESIDENT
AND PRESIDENT EUROPEAN REGION
--------------------------------------------------------------------------------------------------------------------

JAMES C. MALONE                          ROBERT H. STEINFELD
CHIEF FINANCIAL OFFICER                  SENIOR VICE PRESIDENT
                                         GENERAL COUNSEL & CORPORATE SECRETARY

MATTHEW L. FRIEDMAN                      WENDY J. TIMMINS
VICE PRESIDENT & TREASURER               VICE PRESIDENT & CONTROLLER

OFFICERS OF OPERATING UNITS
--------------------------------------------------------------------------------------------------------------------

GILLES V. J. PAJOT                       WIJEYARAJ A. MAHADEVA
EXECUTIVE VICE PRESIDENT AND PRESIDENT,  CHAIRMAN & CHIEF EXECUTIVE OFFICER
IMS HEALTH EUROPEAN REGION               COGNIZANT TECHNOLOGY
                                         SOLUTIONS CORPORATION
GARY W. NOON
PRESIDENT, IMS HEALTH NORTH AMERICA
REGION

SHUNSUKE KEIMATSU
CHAIRMAN & CHIEF EXECUTIVE OFFICER, IMS
HEALTH JAPAN

HANS BIEDERMAN
PRESIDENT, EMERGING MARKETS

                                     [LOGO]

TRANSFER AGENT
EquiServe
P. O. Box 2500
Jersey City, New Jersey 07303-2500
Telephone: (201) 324-1225

CORPORATE OFFICE
200 Nyala Farms
Westport, Connecticut 06880
Telephone: (203) 222-4200

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
1301 Avenue of Americas
New York, N.Y. 10019

FORM 10-K

Your Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 31, 2001. Many of the SEC's
Form 10-K information requirements are satisfied by this 2000 Annual Report to Shareholders. However, a copy of the Form 10-K will be available without charge after March 31, 2001, upon request to the Investor Relations Department at the Corporate Office address or via E-mail at jwalsh@imshealth.com.

COMMON STOCK INFORMATION

The Company's common stock under the symbol RX is listed on the New York Stock Exchange.