Form 10-K, Exhibit 13
period 2001-12-31
IMS HEALTH INC
filed 2002-03-21
CIK 1058083

                            IMS HEALTH INCORPORATED
                        --------------------------------

                       2001 ANNUAL REPORT TO SHAREHOLDERS

                                     [LOGO]

                            IMS HEALTH INCORPORATED
                       2001 ANNUAL REPORT TO SHAREHOLDERS

                               TABLE OF CONTENTS

Management's Discussion and Analysis of Results of
  Operations and Financial Position.........................     1-14

Statement of Management's Responsibility for Financial
  Statements................................................       15

Report of Independent Accountants...........................       15

Consolidated Financial Statements...........................    16-22

Notes to Consolidated Financial Statements..................    23-49

Quarterly Financial Data....................................       50

Five-Year Selected Financial Data...........................       51

IMS HEALTH INCORPORATED

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL POSITION

AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
--------------------------------------------------------------------------------

    IMS Health Incorporated ("IMS" or the "Company") is a leading global provider of information solutions to the pharmaceutical and healthcare industries. IMS operates in more than 100 countries and consists of the following business segments:

    - The IMS Segment is a leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Its key products include sales management information to optimize sales force productivity, marketing effectiveness research for prescription and over-the-counter pharmaceutical products, consulting and other services. The IMS Segment is managed on a global business model with global leaders for the majority of its critical business processes. In addition, the IMS Segment includes IMS's venture capital unit, Enterprise Associates, LLC ("Enterprises"), which is focused on investments in emerging businesses and IMS's 26.8% equity interest in The TriZetto Group, Inc. ("TriZetto").

    - The Cognizant Technology Solutions Corporation ("CTS") Segment delivers full life-cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business. These services are delivered through the use of a seamless on-site and offshore consulting project team. CTS's primary service offerings include application development and integration, application management and re-engineering services. CTS is a publicly traded corporation on the NASDAQ national market. IMS owned 58.3% of the common shares outstanding (93.3% of the outstanding voting power) as of December 31, 2001 and 60.5% as of December 31, 2000. IMS accounts for CTS as a consolidated subsidiary.

    During the years ended December 31, 2000 and 1999, IMS also included:

    - The Transaction Businesses Segment, which consisted of:
      (a) Synavant, Inc. ("Synavant"), which serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision-making; (b) Erisco Managed Care Technologies, Inc. ("Erisco"), a leading supplier of software-based administrative and analytical solutions to the managed care industry; and
      (c) three small non-strategic software businesses. IMS spun off the Synavant business on August 31, 2000 (the "Synavant Spin-Off") and sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. IMS also divested or discontinued the other small non-strategic software businesses.

    On July 26, 1999, IMS completed a spin-off of the majority of its equity investment in Gartner, Inc. ("Gartner," formerly known as "Gartner
Group, Inc.") to IMS shareholders (the "Gartner Spin-Off"). The Consolidated Financial Statements of IMS have been reclassified for all periods presented to reflect the Gartner equity investment as a discontinued operation. During the third quarter of 2001, IMS sold its remaining investment in Gartner.

    The above changes to the business are more fully discussed in Notes 1, 4, 5, 7, 12, 16 and 23 to the Consolidated Financial Statements.

YEAR-ENDED DECEMBER 31, 2001 COMPARED WITH YEAR-ENDED DECEMBER 31, 2000

OPERATING RESULTS

    Revenue in 2001 decreased 6.4% to $1,332,923 from $1,424,359 in 2000.
Excluding the $170,385 revenue from the Transaction Businesses Segment, which was divested in 2000, and excluding the $51,362 adverse impact of a generally stronger U.S. dollar in 2001 revenue grew 10.6%. This growth resulted primarily from the success of new products in the IMS Segment, and by robust demand for CTS's services, partially offset by a slowdown in non-contracted spending in the IMS Segment.

    IMS's operating costs include data processing costs, the costs of data collection and production, and costs attributable to personnel involved in production, data management and the processing and delivery of IMS's services. IMS's operating costs in 2001 were $494,411, compared with $549,259 in 2000, a decrease of 10.0%. Excluding the $86,179 of operating costs associated with Transaction Businesses Segment and certain technology acceleration costs in 2000 of $15,240, operating costs grew 10.4%, principally driven by CTS (29.0% growth), as well as higher data collection and production costs in the IMS Segment to support revenue growth.

    Selling and administrative expenses consist primarily of the costs attributable to sales, marketing, client service and administration, including personnel, promotion, communications, management, finance, and occupancy. IMS's selling and administrative expenses declined 17.3% to $344,100 in 2001 from $416,006 in 2000. Excluding the Transaction Businesses Segment and certain legal fees, selling and administrative expenses grew at only 3.0%, reflecting the results of cost reduction actions initiated in the fourth quarter of 2000.

    Depreciation and amortization expense declined 24.8%, to $69,178 in 2001 from $92,000 in 2000. Excluding the Transaction Businesses Segment, depreciation and amortization expense remained relatively constant at $69,178 in 2001 compared with $69,645 in the previous year.

    During 2001, IMS undertook a Competitive Fitness Program to assess the worldwide costs of the IMS Segment and to identify actions to improve cost efficiencies. All functional areas were examined, including sales, marketing, client service, data collection, production, and management and administration. In the fourth quarter, after completing its assessment, IMS recorded Severance, Impairment and Other Charges of $94,616 primarily in connection with the actions identified by this project. These actions include a worldwide reduction in headcount of more than six hundred employees, the closing of certain facilities, the write-off of certain abandoned software and other assets and the termination of certain contractual relationships. See Note 8 to the Consolidated Financial Statements.

    During the fourth quarter of 2001, IMS terminated negotiations to dispose of one of its product lines and decided to retain and continue operating it. In connection with this terminated transaction, IMS recorded Terminated Transaction Costs of $6,457, relating primarily to legal and accounting services.

    In 2000, in connection with the Synavant Spin-Off, IMS incurred $37,626 of costs. These costs include $8,813 for expenses related to reductions in the administrative workforce resulting from consolidation following the Synavant Spin-Off. Additionally, a data processing agreement with a third party for $5,200 was no longer used by IMS as a result of IMS's determination to streamline its operations to focus on its core business and a further data enhancement contract for $3,600 was similarly no longer used. The remaining Synavant Spin-Off charges related primarily to legal, professional and other direct incremental costs.

    In addition, in connection with the Siebel alliance, more fully described in
Note 6 to the Consolidated Financial Statements, Synavant assessed the impairment of its computer software (including acquired technology), goodwill and other intangible assets and change in intangible asset lives. As a result of this transaction, Synavant recorded an impairment charge of $115,453 in the third quarter of 2000, comprised of $14,553 on computer software and $100,900 on goodwill. IMS recorded this impairment loss because the Siebel alliance was signed prior to the Synavant Spin-Off. This impairment was recorded in the Transaction Businesses Segment.

    During 2000 IMS assessed its cost structure, directed towards streamlining its administrative infrastructure costs, leveraging marketing and sales efforts following the creation of a global key account management program, harmonizing global production activities, global development, human resources and communications. In connection with the actions taken to streamline operations, IMS incurred charges for the impairment of certain assets as well as severance costs. IMS recorded a Severance, Impairment and Other Charge of $45,689 during the fourth quarter of 2000, which is more fully described in Note 8 to the Consolidated Financial Statements.

    In the fourth quarter of 2000, IMS incurred a charge of $31,133 relating to changes in executive management. Of this charge, approximately $23,000 related to Victoria R. Fash (previously President and Chief Executive Officer) and Robert E. Weissman (previously Chairman) arising principally from the acceleration or enhancement of previously existing employee benefits obligations, including stock options and pensions. This charge also included the forgiveness of the balance, including accrued interest, due of $3,084 on a loan made to Ms. Fash during the year, plus an accompanying tax liability of $2,580. See Note 9 to the Consolidated Financial Statements. The remaining accrual at December 31, 2001 amounted to approximately $13,400, primarily relating to long-term pension benefits.

    Operating Income in 2001 increased 136.3%, to $324,161 compared with $137,193 in the prior year, primarily due to the prior year's Transaction Businesses Segment loss of $171,450. Excluding the Transaction Businesses Segment, as well as the Severance, Impairment and Other Charges in both years of $94,616 and $45,689 in 2001 and 2000 respectively, the Terminated Transaction Costs in 2001 of $6,457, the Executive Management Transition Charge in 2000 of $31,133, certain technology acceleration costs in 2000 of $15,240, and certain legal fees of $2,336 and $4,069 in 2001 and 2000 respectively, operating income grew 5.6%, to $427,570 in 2001 compared with $404,774 in the prior year. Excluding the unfavorable impact of a generally stronger U.S. dollar in 2001, operating income grew 14.4%. This was due to the revenue growth in the IMS and CTS Segments, and to IMS's continuing ability to leverage its resources.

    Net interest expense was $9,006 in 2001 and $13,308 in 2000. The decrease of $4,302 resulted primarily from interest income of $2,755 recorded on the Nielsen Media Research receivable (see Note 21 to the

Consolidated Financial Statements) and higher average cash balances during 2001.

    The Loss on Gartner Investment amounted to $84,880 in 2001. During the third quarter of 2001, IMS decided to sell, and by August 29, 2001 completed the sale of 1,555 shares of Class A common stock of Gartner, Inc. ("Gartner Shares") to Gartner and its remaining holdings to several institutional investors. IMS received aggregate proceeds of $65,207, or $9.88 per share, from these sales. IMS's cost basis in these shares was $77,743, or $11.78 per share. These sales divested IMS of its remaining equity interest in Gartner. They resulted in a pre-tax realized loss of $12,536 ($8,146, net of applicable taxes), which was recorded in two different lines in the Consolidated Statements of Income:
(1) Income from Discontinued Operations, net of $72,344 ($47,025 net of applicable taxes), to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the book value of those shares; (2) a loss from dispositions in continuing operations of $84,880, which was recorded as Loss on Gartner Investment, to reflect the difference between the fair market value at the date of the Gartner Spin-Off and the disposal proceeds. In 2000, IMS recorded a similar loss of $6,896 to reflect the loss on shares contributed to Synavant as part of the Synavant Spin-Off as well as a loss on warrants which expired on December 1, 2000. A loss was recognized since the shares and warrants had a lower market value at the date of the Synavant Spin-Off or expiration date compared with the value at the date of the Gartner Spin-Off (July 26, 1999). These transactions resulted in gains within income from discontinued operations in 2000 of $4,692 net of applicable taxes.

    Gains (Losses) from Investments, net amounted to a net loss of $27,642 in 2001, compared to a net gain of $78,139 in the prior year. The 2001 loss is due primarily to net write-downs of investments within IMS securities portfolios of $30,213, an impairment loss of $1,955 on CTS's investment in Questra Corporation in recognition of an other-than-temporary decline in value, partially offset by a $1,990 gain on the sale of IDRAC Holdings Inc. ("IDRAC"), a non-strategic property that provides information on pharmaceutical product registrations. The investment write-down related mainly to a refinement in IMS's estimation approach for the assessment of other than temporary declines in value of the venture capital investments. See Notes 5 and 13 to the Consolidated Financial Statements. Gains in the prior year were due primarily to the sale of investments in American Cellular, Verisign Inc., Mercator Software Inc., Viant Corporation, Aspect Development Inc., I2 Technologies, and the partial sale of IMS's investment in e-Credit, net of selling expenses.

    In 2000, IMS recorded a Gain on Sale of Erisco of $84,530 as a result of the sale of its Erisco business in exchange for an equity interest in TriZetto. See
Note 12 to the Consolidated Financial Statements.

    Gain (Loss) on Issuance of Investees' Stock, net resulted in a loss of $1,490 in 2001 compared with a gain of $9,029 in the prior year, in accordance with Staff Accounting Bulletin ("SAB") No. 51, "Accounting for Sales of Stock by a Subsidiary." The net loss in 2001 resulted from a loss on the issuance of stock by TriZetto of $6,679 primarily in connection with acquisitions, a secondary offering and stock option exercises, offset by a gain on the issuance of stock by CTS of $5,189 primarily in connection with stock option exercises and employee stock purchases. The $9,029 gain in the prior year resulted from the issuance of stock by TriZetto for an acquisition. As a result of stock issuances by CTS and TriZetto, IMS's ownership interest in CTS declined from 60.5% to 58.3% and the Company's ownership interest in TriZetto was diluted from 33.2% to 26.8% from December 31, 2000 to December 31, 2001.

    Other Expense, net decreased to $17,342 in 2001 from $27,374 in the prior year. The expense decline was primarily due to net foreign exchange gains of $4,955 in 2001 compared with net foreign exchange losses of $1,023 in 2000, as well as a reduction in certain non-recurring legal and professional expenses of $2,435 in 2001, compared with $8,419 in the prior year.

    IMS's 2001 effective tax rate of 20.9% reflects the financial statement impact of the expiration, without adjustment, on September 30, 2001, of the statute of limitations on certain previously-reserved-for Donnelley Legacy transactions (approximately $21,033), and the recognition of additional tax benefits arising from a 1998 non-U.S. reorganization which gave rise to tax deductible amortization of non-U.S intangible assets (approximately $14,660), resulting from the reassessment of the tax benefits from this reorganization following certain new non-U.S. tax legislation enacted at the end of the first quarter of 2001. IMS's 2000 effective tax rate of 53.7% reflected principally the non-deductible U.S. Impairment Charge-Synavant, Spin and Related Costs and Severance, Impairment and Other Charges (portions of which are non-deductible), and a reduction in net German deferred tax assets (principally non-U.S. intangible assets) due to a reduction in the German corporate tax rate from 40% to 25% ($17,655). These were offset by the recognition of certain German trade tax benefits on tax deductible amortization of non-U.S. intangible assets resulting from a favorable German court decision ($19,355), and the recognition of the tax benefit of certain net operating losses ("NOLs") due to the implementation of global tax planning strategies

($10,072). For all periods presented, IMS's effective tax rate was reduced as a result of global tax planning initiatives. While IMS intends to continue to seek global tax planning initiatives, there can be no assurance that IMS will be able to successfully implement such initiatives to reduce or maintain its overall tax rate.

    The TriZetto Equity Loss, net was $6,985 in 2001 and $4,777 in 2000. The higher loss in 2001 reflects the full-year impact of TriZetto, compared with only three months in the prior year, partially offset by improved TriZetto underlying financial results.

    Income from Discontinued Operations, net was $47,025 in 2001, compared with $4,692 in the prior year. The 2001 income resulted from the sale of Gartner shares in August 2001. The prior-year income reflects a gain on the Gartner shares contributed to Synavant as part of the Synavant Spin-Off and a gain on warrants issued prior to the Gartner Spin-Off that expired on December 1, 2000. These transactions are described above and in Note 4 to the Consolidated Financial Statements.

RESULTS BY BUSINESS SEGMENT

IMS SEGMENT

    IMS Segment revenue increased 3.8% to $1,173,954 in 2001 from $1,131,211 in 2000. Excluding the $51,362 adverse impact of a generally stronger U.S. dollar in 2001 revenue grew 8.5%. Sales management revenue increased 7.0% (11.0% on a constant dollar basis, i.e., a basis that eliminates currency rate fluctuations) to $730,169 due to strong growth in sales management products in North America, particularly Earlyview, the expansion of Xponent in Europe and the success of the Weekly Data product in Japan. Market research revenue increased 2.0% (3.0% constant dollar) to $412,353 (6.5% on a constant dollar basis). Other revenue includes certain consultancy and other services and decreased 30.1% (22.0% constant dollar) to $31,432. This decline is primarily due to IMS's exit from certain small businesses.

    IMS Segment operating income was $288,540 in 2001, up 2.1% from $282,514 in the prior year, as a result of revenue growth as well as cost-containment actions initiated in the fourth quarter of 2000, in addition to the impact of the non-recurring expenses discussed above ($103,409 and $96,131 in 2001 and 2000, respectively), partially offset by the unfavorable impact of a generally stronger U.S. dollar. Excluding these expenses in both years, as well as the impact of foreign currency movements, IMS Segment operating income grew 12.8%.

CTS SEGMENT

    IMS's ownership interest in CTS decreased to 58.3% (representing 93.3% of the outstanding voting power) at December 31, 2001 from 60.5% at December 31, 2000. This decrease was due to stock option exercises and employee stock purchases at CTS.

    CTS revenue, prior to the elimination of intersegment sales, increased 29.7% to $177,778 in 2001 from $137,031 in 2000. This increase resulted from higher application development and integration, application management, reengineering and other services. CTS operating income increased 36.3% to $35,621 in 2001 from $26,129 in the prior year. The increase resulted from the revenue growth noted above, partially offset by the costs of additional technical professionals and selling and administrative expenses to support the revenue increase.

TRANSACTION BUSINESSES SEGMENT

    All of the businesses included in the Transaction Businesses segment were spun off, divested or discontinued in 2000. Therefore, there are no comparable operating results in 2001.

RESULTS BY GEOGRAPHIC AREA

    Total IMS revenue in the United States declined by 6.1% to $614,108 in 2001 from $653,965 in 2000. The decrease was primarily due to the Transaction Businesses Segment. Excluding revenue from the Transaction Businesses Segment, U.S. revenue was $548,329 in 2000 and increased 12.0% in 2001. This increase was primarily due to new product growth at IMS and robust demand for CTS's services, partially offset by a slowdown in non-contracted revenue at IMS.

    Non-U.S. revenue decreased 6.7% to $718,815 in 2001 from $770,394 in 2000.
Non-U.S. operations include principally Japan, the United Kingdom, Germany, Italy, France, Australia and other countries within Europe, Latin America and the Far East. Excluding revenue from the Transaction Businesses Segment, non-U.S. revenue grew 1.9% in 2001, due to new product growth at IMS in Japan, Canada, and other countries, partially offset by a slowdown in non-contracted revenue.

YEAR-ENDED DECEMBER 31, 2000 COMPARED WITH YEAR-ENDED DECEMBER 31, 1999

OPERATING RESULTS

    Revenue in 2000 increased 1.9% to $1,424,359 from $1,397,989 in 1999, primarily due to strong growth in the core business offset by the performance of the Transaction Businesses Segment. The results of Synavant and Erisco are included for only eight and nine months respectively in 2000 and twelve months in 1999. Included within Synavant, Strategic Technologies revenue declined in 2000 compared with 1999 for the periods consolidated. Excluding the Transaction Businesses Segment, revenue increased 12.9%. This increase reflected constant dollar double-digit revenue growth at IMS and CTS and is further described in "Results by Business Segment" below. On a constant dollar basis and excluding the Transaction Businesses Segment, 2000 revenues increased by 16.4% over 1999.

    IMS's operating costs in 2000 were $549,259, compared with $551,099 in 1999, a decrease of 0.3%. This decrease was due to the fact that the operating costs for Synavant and Erisco are included for eight and nine months, respectively, in 2000 and twelve months in 1999. During 2000, IMS announced the formation of a global data processing hub in Plymouth Meeting, Pennsylvania. It is one of the world's largest computer centers, handling 26 terabytes of data. The hub provides the technology foundation for IMS's global data processing and new Internet-based products. During the year, IMS incurred $15,240 of technology acceleration costs in connection with the development of such products. Excluding the Transaction Businesses Segment in both years, technology acceleration costs incurred in 2000, and the impact of Year 2000 remediation costs in 1999 of $24,558, operating costs increased by 13.1% in 2000. The operating cost increase was due to an increased number of technical professionals at CTS to meet the increased demand for services and an increase in the operating costs of the IMS Segment to support higher revenues and product launches. Excluding the Transaction Businesses Segment, technology acceleration costs and the impact of Year 2000 remediation costs discussed above, as a percentage of revenue, operating costs were relatively flat year-over-year, demonstrating IMS's operating leverage and ability to grow revenue at a rate which outpaces cost growth.

    IMS's selling and administrative expenses increased by 4.5% to $416,006 in 2000 from $397,924 in 1999. This low rate of increase was due to the inclusion of selling, general and administrative costs for Synavant and Erisco for eight and nine months respectively in 2000 versus twelve months in 1999. Excluding the Transaction Businesses Segment in both years, and certain legal costs of $4,069 incurred in 2000, selling and administrative expenses increased by 8.5%. This increase in expenses was primarily due to continued investment in CTS sales and administrative functions and infrastructure. The selling and administrative cost of the IMS Segment increased by 4.1%, demonstrating IMS's ability to increase revenue without significantly expanding its existing administrative infrastructure.

    Depreciation and amortization decreased 8.4% to $92,000 in 2000 from $100,443 in 1999. This reduction was primarily due to the amortization of goodwill and intangibles of Synavant which was included in 2000 for eight months and for twelve months in 1999. Excluding the Transaction Businesses Segment, depreciation and amortization increased by 2.4%.

    In 2000, in connection with the Synavant Spin-Off, IMS incurred $37,626 of costs. These costs included $8,813 for expenses related to reductions in the administrative workforce resulting from consolidation following the Synavant Spin-Off. Additionally, a data processing agreement with a third party for $5,200 was no longer used by IMS as a result of IMS's determination to streamline its operations to focus on its core business and a further data enhancement contract for $3,600 was similarly no longer used. The remaining Synavant Spin-Off charges related primarily to legal, professional and other direct incremental costs. In 1999 the $9,500 of Spin and Related Costs reflected direct incremental costs associated with the Gartner Spin-Off.

    In addition, in connection with the Siebel Alliance, more fully described in
Note 6 to the Consolidated Financial Statements, Synavant assessed the impairment of its computer software (including acquired technology), goodwill and other intangible assets and change in intangible asset lives. As a result of this transaction, Synavant recorded an Impairment Charge of $115,453 in the third quarter of 2000, comprised of $14,553 on computer software and $100,900 on goodwill. IMS recorded this impairment loss because the Siebel alliance was signed prior to IMS's Synavant Spin-Off. This impairment was recorded in the Transaction Businesses Segment.

    During 2000, IMS assessed its cost structure, directed towards streamlining its administrative infrastructure costs, leveraging marketing and sales efforts following the creation of a global key account management program, harmonizing global production activities, global development, human resources and communications. In connection with the actions taken to streamline operations, IMS incurred charges for the impairment of certain assets as well as severance costs. IMS recorded a Severance, Impairment and Other Charge of $45,689 during the fourth quarter of 2000. See Note 8 to the Consolidated Financial Statements.

    In the fourth quarter of 2000, IMS incurred a charge of $31,133 relating to changes in executive management. Of this charge, approximately $23,000 related to Victoria R. Fash (previously President and Chief Executive Officer) and Robert E. Weissman (previously Chairman) arising principally from the acceleration or enhancement of previously existing employee benefits obligations including stock options and pensions. This charge also included the forgiveness of the balance, including accrued interest due of $3,084 on a loan made to Ms. Fash during the year plus an accompanying tax liability of $2,580. See Note 9 to the Consolidated Financial Statements. The remaining accrual at December 31, 2001 amounted to approximately $13,400, primarily relating to long-term pension benefits.

    Operating income in 2000 decreased to $137,193 from $339,023 in 1999. This decline was primarily due to the Synavant impairment charge of $115,453 and Spin and Related Costs of $37,626 (both of which were included in the Transaction Businesses Segment), Severance, Impairment and Other Charges of $45,689 and the Executive Management Transition Charge of $31,133. Adjusting operating income in both years to exclude the Transaction Businesses Segment, charges in 2000 for technology acceleration, Severance, Impairment and Other Charges, Executive Management Transition Costs and certain legal charges and excluding in 1999, Spin and Related Costs and Year 2000 remediation costs, operating income increased by 18.6%. Operating income growth outpaced revenue growth primarily due to IMS's ability to continue to leverage its worldwide resources and improve operating margins. If the 2000 and 1999 operating margins were adjusted to exclude the items discussed above, operating margin improved to 32.3% in 2000 from 30.7% in 1999. Operating margin improvements were a result of both operations and the impact of foreign exchange.

    Net interest expense was $13,308 in 2000 versus net interest income of $635 in 1999. This increase in interest expense was due to a higher level of short-term borrowings to fund IMS's stock repurchase program and the payment of the Donnelley Legacy Tax Contingency (see Note 21 to the Consolidated Financial Statements), as well as cash payments to Synavant and Erisco.

    The Loss on Gartner Investment reflects a loss on shares contributed to Synavant and a loss on warrants which expired on December 1, 2000. A loss was recognized since the shares and warrants had a lower market value at the date of the Synavant Spin-Off or expiration date compared with the value at the date of the Gartner Spin-Off (July 26, 1999). These transactions resulted in gains within income from discontinued operations. The treatment within continuing and discontinued operations reflects the accounting adopted as of the date of the Gartner Spin-Off. See Note 4 to the Consolidated Financial Statements.

    Gains (Losses) from Investments, net reflected net pre-tax gains of $78,139 in 2000 compared to $25,264 in 1999. The gains were due primarily to the sale of Enterprise investments, net of selling expenses.

    In 2000 the sale of Erisco to TriZetto resulted in a net pre-tax gain of $84,530. Additionally, due to issuance of stock by TriZetto in connection with an acquisition in the fourth quarter of 2000, IMS recorded a pre-tax gain of $9,029.

    Other Expense, net increased to $27,374 in 2000 compared to $16,480 in 1999. This increase was primarily due to non-recurring legal and professional expenses in 2000, as well as higher minority interest expense relating to the improved operating results of CTS.

    IMS's 2000 effective tax rate of 53.7% reflected principally the non-deductible U.S. Impairment Charge--Synavant, Spin and Related Costs and Severance, Impairment and Other Charges (portions of which are non-deductible), and a reduction in the net German deferred tax assets (principally non-U.S. intangible assets) due to a reduction in German corporate tax rate from 40% to 25% ($17,655). These are offset by the recognition of certain German trade tax benefits on tax deductible amortization of non-U.S. intangible assets resulting from a favorable German court decision ($19,355), and the recognition of the tax benefit of certain NOL's due to the implementation of global tax planning strategies ($10,072). The 1999 effective tax rate of 28.1% reflected a non-deductible one-time Gartner Spin and Related Costs. For all periods presented, IMS's effective tax rate was reduced as a result of global tax planning initiatives. For example, to consolidate certain of its international operations, in 1999 IMS engaged in a non-U.S. reorganization which gave rise to the recognition of tax deductible amortization of non-U.S. intangible assets. See Note 17 to the Consolidated Financial Statements. While IMS intends to continue to seek global tax planning initiatives, there can be no assurance that IMS will be able to successfully implement such initiatives to reduce or maintain its overall tax rate.

    TriZetto Equity Loss, net was $4,777 in 2000, following the acquisition of a 36.1% share of TriZetto on October 3, 2000.

    Income from Discontinued Operations, net was $4,692, compared with $25,695 in 1999. Income from Discontinued Operations, net in 2000 reflects a gain on the Gartner shares contributed to Synavant as part of the Synavant Spin-Off and a gain on warrants issued prior to the Gartner Spin-Off that expired on December 1, 2000. The treatment of the Gartner shares and warrants within continuing and discontinued operations reflects the accounting adopted as of the date of the Gartner Spin-Off. See Note 4 to the Consolidated Financial Statements. Income from Discontinued Operations in 1999 was comprised of Gartner equity income through July 1999.

RESULTS BY BUSINESS SEGMENT

IMS SEGMENT

    IMS Segment revenue increased 9.1% to $1,131,211 in 2000 from $1,037,025 in 1999. Excluding the impact of foreign currency movements, revenue grew 12.9%. Sales management revenue increased 13.8% (18.1% on a constant dollar basis) to $682,149 due to strong growth in sales management products in North America, particularly Xponent, Xtrend, Earlyview and Sales Territory Products, the expansion of Xponent in Europe and the success of the Weekly Data product in Japan. Market research revenue increased 3.0% to $404,091 or 6.5% on a constant dollar basis. Other revenue decreased 0.8% to $44,971. Other revenue includes certain consulting and other services. On a constant dollar basis these revenues grew 0.5%. IMS Segment operating income declined 2.8% in 2000 to $282,514 from $290,564 in 1999. This decrease in operating income was due to growth in the core IMS business which was more than offset by a number of one-time charges in 2000, including Severance, Impairment and Other Charges, the Executive Management Transition Charge and the technology acceleration charge.

    Excluding the non-recurring charges in 2000 of $96,131 as well as Year 2000 remediation costs of $24,558 and Gartner Spin-Off costs of $9,500 in 1999 operating income increased by 16.6% to $378,645 in 2000 from $324,622 in 1999. This strong growth and increasing margins (33.5% in 2000 versus 31.3% in 1999) reflect operating income growth which outpaced strong revenue growth due primarily to the segment's ability to leverage its established worldwide resources, as well as the favorable impact of foreign exchange.

CTS SEGMENT

    IMS's ownership interest in CTS decreased to 60.5% (representing 93.9% of the outstanding voting power) at December 31, 2000 from 61.1% at December 31, 1999. This decrease was due to stock option exercises and employee stock purchases at CTS.

    CTS revenue, prior to the elimination of intersegment sales, increased 54.1% to $137,031 in 2000 from $88,904 in 1999. CTS operating income increased 57.0% to $26,129 in 2000 from $16,645 in 1999. The increase resulted primarily from an increase in application development and integration, application management, re-engineering and other services partially offset by a decrease in Year 2000 compliance services.

TRANSACTION BUSINESSES SEGMENT

    Transaction Businesses Segment revenue decreased 40.6% to $170,385 in 2000 from $286,880 in 1999. This was primarily due to the inclusion of only eight months of Synavant revenue in 2000 versus twelve months in 1999, and nine months of Erisco revenues in 2000 versus twelve months in 1999. An increase in Erisco revenues (software licenses and services) was offset by lower interactive marketing volumes and lower Synavant software fees.

    The Transaction Businesses Segment reported an operating loss in 2000 of $171,450 compared to operating income of $31,814 in 1999. This was primarily due to the Synavant impairment charge of $115,453, Spin and Related Costs of $37,626 and the impact of the reduced revenues, explained above, on operating income.

RESULTS BY GEOGRAPHIC AREA

    Total IMS revenue in the United States increased by 11.4% to $653,965 in 2000 from $586,826 in 1999. The increase reflected the strong performance of core business services, new product introductions and strong revenue growth at CTS through the addition of new customers and transitioning existing customers from Y2K compliance services. This was partially offset by the spin-off of the Synavant Business and disposal of Erisco in 2000.

    Non-U.S. revenue decreased 5.0% to $770,394 in 2000 from $811,163 in 1999.
Non-U.S. operations include principally Japan, the United Kingdom, Germany, Italy, France, Australia and other countries within Europe, Latin America and the Far East. The decrease reflects the inclusion of Synavant revenues for eight months in 2000 versus twelve months in 1999.

NON-U.S. OPERATING AND MONETARY ASSETS

    IMS operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. IMS enters into forward foreign currency contracts to partially offset the effect of currency fluctuations. In 2001, foreign currency translation decreased U.S. dollar revenue growth by approximately 4.3%, while the impact on operating income growth was approximately 8.8%. In 2000, foreign currency translation decreased U.S. dollar revenue growth by approximately 3.8%, while the impact on operating income growth was negligible.

    Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally those of the Japanese yen, the Euro and the Swiss franc. Where monetary assets are held in the functional currency of the local entity, changes in the value of these currencies relative to the U.S. dollar are charged or credited to Cumulative Translation Adjustment in the Statements of Shareholders' Equity. The effect of exchange rate changes during 2001 decreased the U.S. dollar amount of Cash and Cash Equivalents by $3,555.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and Cash Equivalents increased $149,793 during 2001 to $268,386 versus $118,593 in the prior year. The increase was driven by cash generated from operating activities of $325,305 offset by cash used in investing and financing activities of $53,281 and $118,676, respectively and a negative foreign exchange impact on Cash and Cash Equivalents of $3,555. Cash and Cash Equivalents include amounts at CTS of $84,977 and $61,976 as of December 31, 2001 and 2000, respectively. The Company owned 58.3% of the common shares outstanding which represented 93.3% of the voting power at December 31, 2001. To access these Cash and Cash Equivalents, the Company would have to require CTS to declare and pay a dividend. Furthermore, a portion of the dividend would be paid to the Minority Shareholders of CTS.

    Net Cash Provided by Operating Activities increased $155,593 during 2001 to $325,305 versus $169,712 in the prior year. This increase relates primarily to a $212,291 payment made to the Internal Revenue Service during 2000 for which there was no comparable payment in 2001 and the receipt during 2001 of $10,530 from Nielsen Media Research, Inc. These amounts relate to the Donnelley Legacy tax contingency as more fully described in Note 21 to the Consolidated Financial Statements. Adjusting for the impact of the payment and receipt as described, cash from operations would have amounted to $314,775 and $382,003 in 2001 and 2000, respectively, or a net decrease in cash provided of $67,228. The most significant item causing this decrease relates to approximately $32,300 in cash payments, in settlement of obligations accrued for during 2000 as part of the Synavant Spin and Related Cost accrual, the Executive Management Charge and the 2000 Severance, Impairment and Other charge that were previously accrued.

    Net cash used in investing activities decreased $36,379 to $53,281 from $89,660 in the prior year. The decrease is attributable to $65,207 in Gartner proceeds combined with the fact that 2001 was not impacted by three significant outlays which occurred during 2000 consisting of $32,012 relating to a cash payment made to Erisco prior to its disposition, $10,679 in payments made on the Erisco and TriZetto transaction and $27,343 to fund other investments primarily in Allscripts and Enterprises, as well as other items amounting to $15,608. Offsetting these amounts were lower proceeds on sales of investments of $82,385 and higher spending on business acquisitions of $32,085.

    Net cash used in financing activities increased $44,757 during 2001 to $118,676 versus $73,919 in the prior year. The increase in cash used is primarily related to net repayments on debt during 2001 as compared to net borrowings during 2000 amounting to an increase in net cash outflows of $293,495. Offsetting this increase in cash outflows, in 2001 IMS paid $108,529 less cash to repurchase shares under its share repurchase program, received $119,834 more in proceeds from the exercise of employee stock options and was not impacted by a $19,438 payment made as a result of the Synavant spin-off in 2000.

    Financing activities include cash dividends paid of $0.08 per share annually ($0.02 per quarter), which amounted to $23,641 and $23,686 during 2001 and 2000, respectively. The payment and level of cash dividends by IMS are subject to the discretion of the Board of Directors of IMS. Any future dividends will be based on and affected by a number of factors, including the operating results and the financial requirements of IMS.

STOCK REPURCHASE PROGRAMS

    On July 19, 2000 the Board of Directors authorized a stock repurchase program to buy up to 40,000 shares of IMS's outstanding common stock. As of December 31, 2001, 20,577 shares have been acquired under this program at a total cost of $517,129. During 2001, IMS repurchased 12,124 shares at a total cost of $310,482.

    On October 19, 1999 the Board of Directors authorized a stock repurchase program to buy up to 16,000 shares of IMS's outstanding common stock. This program was completed in October 2000 at a total cost of $348,730.

    On October 20, 1998 the Board of Directors authorized a share repurchase program to buy up to 16,000 shares of the Company's outstanding common stock. This program was completed in October 1999 at a total cost of $478,302.

OTHER INFORMATION

    During the fourth quarter of 2001, IMS completed the assessment of its Competitive Fitness Program. This program was designed to further streamline operations, increase productivity, and improve client service. IMS recorded $94,616 of Severance, Impairment and Other Charges relating to the IMS Segment during the fourth quarter of 2001 as a component of operating income.

    The cash portion of the 2001 charge amounted to $64,205, primarily for severance payments and contract terminations, with the non-cash portion accounting for $30,411, composed primarily of asset write-offs. Of the cash portion, $46,348 is expected to be paid during 2002.

    The impact on the 1999 cash flow from the "Calendarization" (see Note 20 to the Consolidated Financial Statements) was $30,664, which represents cash flow from the IMS operating units for the month of December 1998.

    On July 23, 1999 Gartner paid a cash dividend to its holders of record as of July 16, 1999. IMS's portion of this dividend was $52,877, net of taxes. On
July 23, 1999, Gartner effected a recapitalization and on July 26, 1999 IMS distributed approximately 40.7 million Gartner Class B Common Stock to its shareholders. During the third quarter of 2001, IMS completed the sale of its remaining interest in Gartner resulting in a net loss of $8,146. See Note 4 to the Consolidated Financial Statements for a further discussion of the sale of Gartner shares.

    IMS has borrowing arrangements with several international banks to provide lines of credit up to $525,000 at December 31, 2001. Total borrowings under these lines were $346,463 and $384,281 at December 31, 2001 and 2000, respectively. In general, the terms of these lines of credit give IMS the option to borrow at an interest rate equal to LIBOR plus 37.5 basis points for short-term lines and LIBOR plus 65 basis points for long-term lines. The weighted average interest rates for the short-term lines were 2.34% and 7.10% at December 31, 2001 and 2000, respectively. The weighted average interest rates for the long-term lines were 2.48% at December 31, 2001. The commitment fee associated with the unused short-term lines of credit is 22.5 basis points per year, increasing to 28.75 basis points per year if the facilities are less than 50% utilized. Under the long-term lines the commitment fee is 52.5 basis points per year. The borrowing arrangements require IMS to comply with certain financial covenants and at December 31, 2001 and 2000, IMS was in compliance with all such covenants.

    During the fourth quarter of 2001, IMS renegotiated with several banks and entered into three-year lines of credit for borrowings of up to $175,000. Borrowings under these three-year facilities are short-term in nature; however, IMS has the ability and the intent to refinance the short-term borrowings through December 2004 as they come due. As such, at December 31, 2001, the Company reclassified $150,000 of its then outstanding debt as long-term debt pursuant to the provisions of Statement of Financial Accounting Standards ("SFAS') No. 6, "Classification of Short-Term Obligations Expected to be Refinanced." Borrowings under short-term lines were $196,463 and $384,281 at December 31, 2001 and 2000, respectively. Borrowings have maturity dates of up to ninety days from their inception. The borrowings were taken out primarily to support IMS's share repurchase program and to fund the Donnelley Legacy tax payment further described in Note 21 to the Consolidated Financial Statements.

    Financial Reporting Release No. 61 was recently released by the Securities and Exchange Commission ("SEC") to require all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. These matters are addressed throughout this section and in Notes 5, 11, 12, 13 and 18 to the Consolidated Financial Statements.

CONTRACTUAL OBLIGATIONS

    IMS's contractual obligations include facility leases, agreements to purchase data and telecommunications services and leases of certain computer and other equipment. At December 31, 2001, the minimum annual payments under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

                            DATA AND        COMPUTER
            OPERATING   TELECOMMUNICATION   EQUIPMENT
YEAR        LEASES(1)      SERVICES(2)      LEASES(3)    TOTAL
----------------------------------------------------------------
2002         $19,222         $102,676        $17,599    $139,497

2003          17,107           79,557         13,373     110,037

2004          12,607           47,822          7,316      67,745

2005           9,894           37,133          4,252      51,279

2006           8,710            3,160            579      12,449

Thereafter     9,645            2,490            116      12,251
----------------------------------------------------------------

Total        $77,185         $272,838        $43,235    $393,258
----------------------------------------------------------------

(1) Rental expense under real estate operating leases for the years 2001, 2000 and 1999 was $17,176, $18,911 and $26,656 respectively.

(2) Expense for data and telecommunications services for the years 2001, 2000 and 1999 was $96,727, $85,858 and $73,061 respectively.

(3) Rental expense under computer and other equipment leases was $16,790, $14,348 and $22,248 for 2001, 2000 and 1999, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

    IMS may also be required to pay up to $36,720 during 2002 to 2004 as contingent consideration under the terms of one of its 2001 acquisitions. See
Note 5 to the Consolidated Financial Statements.

    Commitments also include "Capital Calls" which are required payments pursuant to the Enterprises agreements. At December 31, 2001 the Company is obligated to contribute a maximum of $7,000 to meet capital call requirements over the remaining life of the Enterprises venture capital investments.

    IMS believes that its available funds and the cash flows expected to be generated from operations will be adequate to satisfy its current and planned operations and needs for at least the next 12 months. IMS's ability to expand and grow its business in accordance with current plans, to make acquisitions, repurchase stock and to meet its long-term capital requirements beyond this 12-month period will depend on many factors, including the rate, if any, at which its cash flow increases, its ability and willingness to accomplish acquisitions, repurchase treasury stock and the availability to IMS of public and private debt and equity financing, including its current ability to secure bank lines of credit. IMS cannot be certain that additional financing, if required, will be available on terms favorable to it, if at all.

YEAR 2000

    External and internal costs totaling $79,299 to address the Year 2000 issue were expensed as incurred through December 31, 1999, of which $24,558 was incurred in 1999. These costs were primarily related to repairing software. This does not include the costs of software and systems that were replaced or enhanced in the normal course of business.

MARKET RISK

    IMS's primary market risks are the impact of foreign exchange fluctuations on non-dollar-denominated revenue, the impact of price fluctuations on equity securities and the impact of interest rate fluctuations on interest expense.

    IMS transacts business in more than 100 countries and is subject to risks associated with changing foreign exchange rates. IMS's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes. Accordingly, IMS enters into foreign currency forward contracts to minimize the impact of foreign exchange movements on net income and on the value of non-functional currency assets and liabilities.

    It is IMS's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. IMS does not enter into foreign currency transactions for investment or speculative purposes. At December 31, 2001, all foreign currency forward contracts had a term of less than one year. The principal currencies hedged are the Japanese yen, the Euro and the Swiss franc.

    The fair value of IMS's hedging instruments, estimated at $131,591 at December 31, 2001, is subject to change as a result of potential changes in foreign exchange rates. IMS assesses its market risk based on changes in foreign exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% change in currency rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, all of which were forward foreign currency contracts, based on a hypothetical 10% decrease in the value of the U.S. dollar or, in the case of non-dollar-related instruments, the currency being purchased, was $9,112 at December 31, 2001. However, the change in the fair value of foreign exchange rate-sensitive instruments would likely be offset by a change in the fair value of the asset or liability being hedged. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

    IMS also invests in equity securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. IMS does not hedge this market risk exposure. IMS assesses its market risk based on changes in market prices utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% decrease in the market price of these securities. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $2,716 at December 31, 2001.

    IMS also borrows funds and since the interest rate associated with those borrowings changes over time, IMS is subject to interest rate risk. IMS has not hedged this exposure. IMS assesses its market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the increase in annual interest expense based on a hypothetical 1% increase in interest rates, which would have amounted to $3,464 at December 31, 2001.

EURO CONVERSION

    On January 1, 1999, 11 member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency ("Euro"). The transition period for the introduction of the Euro was between January 1, 1999 and January 1, 2002.

    IMS instituted plans for the introduction of the Euro and addressed the related issues, including the conversion of information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments, continuity of contracts, taxation and accounting records and the increased price transparency resulting from the use of a single currency in the eleven participating countries which may affect the ability of some companies to price products differently in various European markets. IMS believes that differences in national market size, data collection requirements and specific product specifications required due to the diverse market information needs in the healthcare markets of Europe will reduce the potential for price harmonization in most of IMS's product ranges. The introduction of the Euro did not have a material adverse effect on IMS's results of operations during 2001 or 2000.

FORWARD-LOOKING STATEMENTS

    This 2001 Annual Report to Shareholders, as well as information included in oral statements or other written statements made or to be made by IMS, contain statements which, in the opinion of IMS, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Annual Report and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, Euro conversion and all other statements regarding the intent, plans, beliefs or expectations of IMS or its directors or officers. Stockholders are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; to the extent IMS seeks growth through acquisitions, alliances or joint ventures, the ability to identify, consummate and integrate acquisitions, alliances and ventures on satisfactory terms; the ability to develop new or advanced technologies, systems and products for their businesses on time and on a cost-effective basis including but not limited to those that use or are related to the Internet; the ability to identify and implement cost-containment measures; the ability to successfully maintain historic effective tax rates and to achieve estimated corporate overhead levels; competition, particularly in the markets for pharmaceutical information; regulatory, legislative and enforcement initiatives, particularly in the area of medical privacy and tax; the ability to timely and cost-effectively resolve any problems associated with the Euro currency issue, including the possibility of problems with internal data processing systems; the ability to obtain future financing on satisfactory terms; deterioration in economic conditions, particularly in the pharmaceutical, healthcare, or other industries in which IMS's customers may operate; consolidation in the pharmaceutical industry and the other industries in which IMS's customers operate; conditions in the securities markets which may affect the value or liquidity of portfolio investments and management's estimates of lives of assets, recoverability of assets, fair market value, estimates and liabilities and accrued income tax benefits and liabilities and related contingencies; failure of third parties to convert their information technology systems to the Euro currency in a timely manner and actions of government agencies and other third parties with respect to Euro currency issues; and terrorist activity, the threat of such activity, and responses to and results of such activity and threats, including but not limited to effects, domestically and/or internationally, on IMS, its personnel and facilities, its customers and suppliers, financial markets and general economic conditions. Consequently, all the forward-looking statements contained in this Annual Report to Shareholders are qualified by the information contained herein, including, but not limited to, the information contained under this heading and the Consolidated Financial Statements and Notes thereto and by the material set forth under the headings "Business" and "Factors that May Affect Future Results" in IMS's Annual Report on Form 10-K for the year ended December 31, 2001. IMS is under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

CRITICAL ACCOUNTING POLICIES

    Financial Reporting Release No. 60, which was recently released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements.

Note 2 to the Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of IMS's Consolidated Financial Statements. Following is a brief discussion of the more significant accounting policies and methods used by IMS.

    Management's discussion and analysis of its results of operations and financial position are based upon its Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with these principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities.

    On an ongoing basis, IMS evaluates its estimates. The most significant estimates relate to the allowance for doubtful accounts, inventories, investments, depreciation of fixed assets including salvage values, carrying value of intangible assets and computer software, provision for income taxes and tax assets and liabilities, reserves for severance, pensions and reserves for employee benefits, contingencies and litigation. IMS bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could vary from the estimates and assumptions used in the preparation of the accompanying financial statements.

    IMS believes the following critical policies affect its more significant judgments and estimates used in the preparation of its Consolidated Financial Statements.

    REVENUE RECOGNITION. IMS recognizes revenue as earned, which is over the service period as the information is delivered or related services are performed. A substantial portion of IMS's revenue is derived from subscription based services. Advance payments for services and subscriptions are credited to deferred revenue and reflected in operating revenue over the subscription term, which is generally one year.

    IMS also derives a portion of its revenues from software licenses which is recognized upon delivery of the software, when persuasive evidence of an arrangement exists, the related fees are fixed or determinable and collection of fees is reasonably assured. Revenues from post-contract customer support (maintenance) are recognized on a straight-line basis over the term of the arrangement.

    Revenues from time and material service agreements are recognized as the services are provided. Revenues from fixed price service contracts which relate primarily to CTS are recognized over the contract term based on the percentage of costs incurred for services provided during the period compared to the total estimated costs of services to be provided over the entire arrangement. Anticipated losses on contracts are recognized immediately. Under the terms of these contracts, all services provided by IMS through the date of cancellation are due and payable.

    GOODWILL. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired. The Company amortizes goodwill on a straight-line basis over five to forty years. In accordance with the provisions of SFAS No. 142 goodwill arising on acquisitions completed since July 1, 2001 is no longer amortized. IMS periodically reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flow from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level. Goodwill may become impaired as a result of several factors such as increased competition and lower demand for the Company's products and services.

    OTHER LONG-LIVED ASSETS.  In accordance with the provisions of SFAS
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," IMS reviews for the impairment of long-lived assets and certain identifiable intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. Accordingly, IMS recognizes impairment losses on long-lived assets as a result of its review. The measurement for such impairment loss is then based on the fair value of the asset measured by its discounted future cash flows or market value, if more readily determinable.

    INCOME TAXES. IMS operates in more than 100 countries around the world and its earnings are taxed at the applicable income tax rate in each of those countries. IMS provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. In the event IMS were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should IMS determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. While IMS intends to continue to seek global tax planning initiatives, there can be no assurance that IMS will be able to successfully implement such initiatives to reduce or maintain its overall tax rate. IMS intends to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries other than the Indian earnings of CTS. CTS management currently intends to repatriate all Indian earnings to the U.S. and has provided deferred U.S. income taxes on all such Indian undistributed earnings. Deferred tax liabilities for U.S. federal income taxes have not been recognized for all other undistributed earnings. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes. See
Note 17 to the Consolidated Financial Statements.

    FOREIGN CURRENCY TRANSLATION. IMS has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect IMS's Consolidated Financial Statements when translated into U.S. dollars. Impacts associated with foreign currency have been more fully discussed in the section entitled "Market Risk." For all operations outside the United States of America where IMS has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of Shareholders' Equity whereas transaction gains and losses are recognized in Other Expense, net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, whereas non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in Other Expense, net.

    INVESTMENTS. IMS carries direct equity investments in private companies and interests in venture capital entities in the financial statements at cost. On a quarterly basis IMS makes periodic estimates of the market value of these investments and reduces the carrying value of the investments if there is an other-than-temporary decline in their fair value below cost. IMS evaluates the recoverability of the underlying securities in each venture capital entity on an individual basis. If the market price of these equity securities declines by a significant amount there could be a material impact on IMS's financial statements.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Effective January 1, 2001 IMS adopted SFAS No. 133. "Accounting for Derivative Instruments and Hedging Activities," as amended. Additional discussion of IMS's derivative and hedging activities is included in Note 14 to the Consolidated Financial Statements.

    In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. IMS adopted SFAS No. 141 on July 1, 2001 and is not amortizing goodwill acquired subsequent to June 30, 2001. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives be amortized. Under the provisions of SFAS No. 142, any impairment loss identified upon adoption of this standard is recognized as a cumulative effect of a change in accounting principle. Any impairment loss incurred subsequent to initial adoption of SFAS No. 142 is recorded as a charge to current period earnings. IMS will adopt SFAS No. 142 beginning January 1, 2002 and at that time will stop amortizing goodwill that resulted from business combinations completed prior to the adoption of SFAS No. 141. IMS recorded goodwill amortization of $10,316 and $19,120 during 2001 and 2000, respectively. IMS also recorded amortization expense related to equity method investees of approximately $9,600 and $2,400 in 2001 and 2000, respectively. IMS has six months from January 1, 2002 to complete the first step of the transitional goodwill impairment test. IMS is currently evaluating the financial impact of adoption of SFAS No. 142; however, it does not believe that there will be a material adverse impact on IMS's financial position, results of operations or cash flows.

    In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 eliminates the requirement for discontinued operations to be measured on a net realizable value basis and future operating losses to be recognized before they occur. Instead, it requires that assets held for sale be valued at the lower of carrying amount or fair value less cost to sell. SFAS 144 extends the reporting requirements for discontinued operations to certain components of an entity. Under the provisions of SFAS No. 144, spin-offs and exchanges of similar productive assets are required to be recorded at the lower of carrying value or fair value and such assets classified as held and used until they are disposed of. Any resultant impairment loss is required to be recognized when the asset is disposed of. For assets that are grouped when an entity is developing estimates of future cash flows, SFAS No. 144 requires that the remaining useful life of the "primary asset" be used for the entire group. In addition, SFAS No. 144 permits the use of a probability-weighted approach in developing estimates of future cash flows used to test for recoverability and in estimating fair value. IMS will adopt SFAS No. 144 beginning January 1, 2002 and is currently evaluating the impact of the adoption; however, IMS does not believe that there will be a material adverse impact on IMS's financial position, results of operations or cash flows.

DIVIDENDS

    The payments and level of cash dividends by IMS are subject to the discretion of the Board of Directors of IMS. For the years ended December 31, 2001 and 2000, IMS declared quarterly dividends of $0.02 per share, or $0.08 per share on an annual basis. Any future dividends will be based on, and affected by, a number of factors, including the operating results and financial requirements of IMS.

IMS HEALTH COMMON STOCK INFORMATION

    IMS's common stock is listed on the New York Stock Exchange (symbol "RX"). The number of shareholders of record and shares outstanding on December 31, 2001 and 2000, were 6,056 and 6,607, respectively (not in thousands; refers to actual number of shareholders) and 294,088 and 291,342, respectively. Approximately 77% of IMS's shares are held by institutions. The high and low closing stock price per share during 2001 were $30.20 and $18.99, respectively. The following table shows the high and low closing stock price per share during the four quarters of 2001 and 2000:

                                              PRICE PER
                                              SHARE($)
                                       -----------------------
                                                2001
                                       -----------------------
                                         HIGH           LOW
--------------------------------------------------------------
First Quarter                           27.33          22.50
Second Quarter                          30.20          24.30
Third Quarter                           28.50          23.60
Fourth Quarter                          27.60          18.99
--------------------------------------------------------------
Year                                    30.20          18.99
--------------------------------------------------------------

                                              PRICE PER
                                              SHARE($)
                                       -----------------------
                                               2000(1)
                                       -----------------------
                                         HIGH           LOW
--------------------------------------------------------------
First Quarter                           25.86          15.98
Second Quarter                          17.56          14.33
Third Quarter                           20.75          15.86
Fourth Quarter                          28.56          19.94
--------------------------------------------------------------
Year                                    28.56          14.33
--------------------------------------------------------------

(1) Share prices for periods prior to the Synavant Spin-Off on August 31, 2000 are adjusted to give effect to the estimated impact of that Spin-Off on IMS share prices based on the share price of IMS and Synavant immediately prior and immediately after the Synavant Spin-Off. The 2000 high and low per share price unadjusted for the Synavant Spin-Off were as follows: $26.50 and $16.38 in the first quarter and $18.00 and $14.69 in the second quarter, respectively.

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

    The Company engaged PricewaterhouseCoopers LLP, independent accountants, to audit and render an opinion on the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. These standards include an assessment of the systems of internal controls and tests of transactions to the extent considered necessary by them to support their opinion.

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

[LOGO]

David M. Thomas
Chairman, Chief Executive Officer and President

[LOGO]

Nancy E. Cooper
Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT
ACCOUNTANTS
-------------------------------------------

To the Board of Directors and Shareholders of IMS Health Incorporated:

    In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of IMS Health Incorporated and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
February 11, 2002

IMS HEALTH INCORPORATED

Consolidated Statements of Financial Position

                                                                 AS OF DECEMBER 31,
                                                              -------------------------
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA                      2001          2000
---------------------------------------------------------------------------------------
ASSETS:
CURRENT ASSETS:
Cash and Cash Equivalents                                     $   268,386   $   118,593
Accounts Receivable, net                                          228,626       230,988
Other Receivable (Note 21)                                         33,361        41,136
Other Current Assets                                              126,472       132,813
Net Assets of Discontinued Operations                                  --        60,799
---------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                              656,845       584,329
---------------------------------------------------------------------------------------
Securities and Other Investments                                   51,992        87,500
TriZetto Equity Investment                                        119,896       137,501
Property, Plant and Equipment, net                                149,084       145,447
Computer Software                                                 116,540       117,688
Goodwill                                                          148,597       144,100
Other Assets                                                      124,600        91,596
---------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $ 1,367,554   $ 1,308,161
---------------------------------------------------------------------------------------
LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts Payable                                              $    33,327   $    45,198
Accrued and Other Current Liabilities                             196,215       219,726
Short-Term Debt                                                   196,463       384,281
Accrued Income Taxes                                              108,941        81,856
Short-Term Deferred Tax Liability                                  10,684        15,812
Deferred Revenues                                                  89,861        96,095
---------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                         635,491       842,968
---------------------------------------------------------------------------------------
Post-retirement and Post-employment Benefits                       44,305        43,471
Long-Term Debt (Note 14)                                          150,000            --
Other Liabilities                                                 174,373       182,840
---------------------------------------------------------------------------------------
TOTAL LIABILITIES                                             $ 1,004,169   $ 1,069,279
---------------------------------------------------------------------------------------
Commitments and Contingencies (Notes 18 and 21)
MINORITY INTERESTS                                            $   145,019   $   135,342
SHAREHOLDERS' EQUITY:
Preferred Stock, Par Value $.01 Per Share,
  Authorized--10,000 Shares; Outstanding--None                         --            --
Series Common Stock, Par Value $.01 Per Share,
  Authorized--10,000 Shares; Outstanding--None                         --            --
Common Stock, Par Value $.01, Authorized 800,000 Shares;
  Issued 335,045 Shares in 2001 and 2000, respectively              3,350         3,350
Capital in Excess of Par                                          504,776       596,273
Retained Earnings                                                 921,925       760,140
Treasury Stock, at cost, 40,957 Shares and 43,703 Shares in
  2001 and 2000, respectively                                  (1,078,914)   (1,139,298)
Cumulative Translation Adjustment                                (138,123)     (106,417)
Minimum Pension Liability Adjustment                               (3,746)         (672)
Unrealized Loss on Gartner, Inc., net of tax benefit                   --       (20,946)
Unrealized Gain on Investments, net of tax expense                  9,098        11,110
---------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                    $   218,366   $   103,540
---------------------------------------------------------------------------------------
TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS'
  EQUITY                                                      $ 1,367,554   $ 1,308,161
---------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Income

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA                      2001         2000         1999
--------------------------------------------------------------------------------------------------
OPERATING REVENUE                                             $1,332,923   $1,424,359   $1,397,989
--------------------------------------------------------------------------------------------------
Operating Costs                                                  494,411      549,259      551,099
Selling and Administrative Expenses                              344,100      416,006      397,924
Depreciation and Amortization                                     69,178       92,000      100,443
Severance, Impairment and Other Charges                           94,616       45,689           --
Terminated Transaction Costs                                       6,457           --           --
Spin and Related Costs                                                --       37,626        9,500
Impairment Charge--Synavant                                           --      115,453           --
Executive Management Transition Charge                                --       31,133           --
--------------------------------------------------------------------------------------------------
OPERATING INCOME                                                 324,161      137,193      339,023
--------------------------------------------------------------------------------------------------
Interest Income                                                    9,053        4,332        8,225
Interest Expense                                                 (18,059)     (17,640)      (7,590)
Loss on Gartner Investment (Note 4)                              (84,880)      (6,896)          --
Gains (Losses) from Investments, net                             (27,642)      78,139       25,264
Gain on Sale of Erisco                                                --       84,530           --
Gain (Loss) on Issuance of Investees' Stock, net (Notes 11
  and 12)                                                         (1,490)       9,029           --
Other Expense, net (Note 11)                                     (17,342)     (27,374)     (16,480)
--------------------------------------------------------------------------------------------------
NON-OPERATING INCOME (LOSS), NET                                (140,360)     124,120        9,419
--------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                         183,801      261,313      348,442
Provision for Income Taxes                                       (38,415)    (140,412)     (98,076)
TriZetto Equity Loss, net of Income Tax Benefit of $4,504
  for 2001 and $3,080 for 2000                                    (6,985)      (4,777)          --
--------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                138,401      116,124      250,366
Income from Discontinued Operations, net of Income Taxes of
  $25,320, $2,526 and $12,635 for 2001, 2000 and 1999,
  respectively (Note 4)                                           47,025        4,692       25,695
--------------------------------------------------------------------------------------------------
NET INCOME                                                    $  185,426   $  120,816   $  276,061
--------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE OF COMMON STOCK:
  Income from Continuing Operations                           $     0.47   $     0.39   $     0.80
  Income from Discontinued Operations                               0.16         0.02         0.08
--------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE OF COMMON STOCK                      $     0.63   $     0.41   $     0.88
--------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK:
  Income from Continuing Operations                           $     0.46   $     0.39   $     0.78
  Income from Discontinued Operations                               0.16         0.02         0.08
--------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK                    $     0.62   $     0.40   $     0.86
--------------------------------------------------------------------------------------------------
Weighted Average Number of Shares Outstanding--Basic             295,162      296,077      311,976
Dilutive Effect of Shares Issuable as of Period End Under
  Stock Option Plans                                               3,654        2,203        6,065
Adjustment of Shares Outstanding Applicable to Exercised and
  Cancelled Stock Options During the Period                        1,331        1,758        1,520
--------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING--DILUTED           300,147      300,038      319,561
--------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Cash Flows

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA                     2001        2000        1999
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                    $ 185,426   $ 120,816   $ 276,061
Less Income from Discontinued Operations                        (47,025)     (4,692)    (25,695)
-----------------------------------------------------------------------------------------------
Income from Continuing Operations                               138,401     116,124     250,366
Adjustments to reconcile Net Income to Net Cash Provided by
  Operating Activities:
  Depreciation and Amortization                                  69,178      92,000     100,443
  Bad Debt Expense                                                3,930       3,378       2,143
  Deferred Income Taxes                                          (2,342)     45,983      18,085
  (Gain) Loss from Investments, net                              27,642     (78,139)    (25,264)
  (Gain) Loss on Issuance of Investees' Stock, net                1,490      (9,029)         --
  TriZetto Equity Loss, net                                       6,985       4,777          --
  Minority Interests in Net Income of Consolidated Companies     19,466      17,222      14,260
  Non-Cash Portion of Severance, Impairment and Other
    Charges                                                      30,411      35,341          --
  Non-Cash Portion of Executive Management Transition Charge         --      18,951          --
  Non-Cash Portion of Synavant Spin and Related Costs                --       1,946          --
  Impairment Charge--Synavant                                        --     115,453          --
  Loss on Gartner Investment                                     84,880       6,896          --
  Gain on Sale of Erisco                                             --     (84,530)         --
Change in assets and liabilities, excluding effects from
  acquisitions and dispositions:
  Net (Increase) Decrease in Accounts Receivable                (11,243)    (34,401)      3,125
  Net (Increase) Decrease in Inventory                           (5,028)        971      (5,128)
  Net (Increase) Decrease in Prepaid Expenses                    (2,393)     10,079      (3,382)
  Net (Decrease) Increase in Accounts Payable                   (10,817)     14,462      (4,745)
  Net (Decrease) Increase in Accrued and Other Current
    Liabilities                                                 (47,941)     11,882     (31,181)
  Net (Decrease) Increase in Accrued Severance, Impairment
    and Other Charges                                            28,117      39,129          --
  Net (Decrease) Increase in Deferred Revenues                   (4,400)      6,843      (7,031)
  Net (Decrease) Increase in Accrued Income Taxes               (31,787)     40,413      41,317
  Increase in Pension Assets, net                               (19,135)     (8,894)     (1,352)
  Net Income Tax Benefit on Stock Option Exercises               28,256      12,631       7,224
  Receipts (Payments) on Donnelley Legacy Tax Contingency        10,530    (212,291)         --
  Other Operating Items, net                                     11,105       2,515     (11,560)
-----------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       325,305     169,712     347,320
-----------------------------------------------------------------------------------------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Capital Expenditures                                          (34,293)    (33,433)    (32,989)
  Additions to Computer Software                                (49,858)    (50,646)    (59,284)
  Payments for Acquisitions of Businesses, Net of Cash
    Acquired                                                    (43,318)    (11,233)    (38,809)
  Proceeds from Sale of Investments, net                          1,052      83,437      51,442
  Proceeds from Sale of IDRAC Holdings Inc., net                  2,862          --          --
  Proceeds from Sale of Gartner Investment                       65,207          --          --
  Cash Payment to Erisco prior to Disposition                        --     (32,012)         --
  Erisco and TriZetto Transaction Costs                              --     (10,679)         --
  Net (Increase) Decrease in Other Investments                      122     (27,343)    (19,408)
  Other Investing Activities, net                                 4,945      (7,751)     (3,711)
-----------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                           (53,281)    (89,660)   (102,759)
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA                     2001        2000        1999
-----------------------------------------------------------------------------------------------
CASH FLOWS USED IN FINANCING ACTIVITIES:
  Payments for Purchase of Treasury Stock                      (310,482)   (419,011)   (517,030)
  Proceeds from Exercise of Stock Options                       249,607     129,773      31,453
  Dividends Paid                                                (23,641)    (23,686)    (25,043)
  Proceeds from Employee Stock Purchase Plan                      2,459       2,087       4,229
  Short-Term (Repayments) Borrowings, net                       (37,823)    255,672      92,242
  Synavant Dividend                                                  --     (19,438)         --
  Other Financing Activities, net                                 1,204         684        (128)
-----------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                          (118,676)    (73,919)   (414,277)
-----------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes                                  (3,555)     (3,415)     (4,340)
Impact of change in year end of the IMS Health operating
  units                                                              --          --      30,664
Cash Flow Provided by Discontinued Operations                        --          --      52,877
-----------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                149,793       2,718     (90,515)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                  118,593     115,875     206,390
-----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $ 268,386   $ 118,593   $ 115,875
-----------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Paid during the Period for Interest                    $  20,376   $  14,981   $   7,491
  Cash Paid during the Period for Income Taxes (Exclusive of payment of $212,291 Donnelley Legacy Tax Contingency in
    2000, see Note 21.)                                       $  36,812   $  47,925   $  67,490
  Cash Received from Income Tax Refunds                       $   4,000   $  14,438   $  42,903
  Non-Cash Investing Activities:
    Dividend of Gartner Class B Shares                               --          --   $ 134,259
    Synavant Spin-Off Dividend                                       --   $ 122,005          --
    Equity Investment in TriZetto                                    --   $ 100,650          --

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

Consolidated Statements of Shareholders' Equity

AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
--------------------------------------------------------------------------------

                                          SHARES
                                     -----------------           CAPITAL IN
                                     COMMON   TREASURY  COMMON  EXCESS OF PAR  RETAINED   TREASURY
                                      STOCK    STOCK    STOCK       VALUE      EARNINGS     STOCK
----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998           335,045   16,304   $3,350    $669,853     $686,653  $  (473,810)
----------------------------------------------------------------------------------------------------
Net Income from IMS Operations for
  the Month of December 1998                                                      1,040
Change in Cumulative Translation
  Adjustment (Note 20)
Total Comprehensive Income
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999             335,045   16,304   $3,350    $669,853     $687,693  $  (473,810)
----------------------------------------------------------------------------------------------------
Net Income                                                                      276,061
Cash Dividends ($0.08 per share)                                                (25,043)
Stock Dividend of Gartner Shares                                               (134,259)
Prepaid Employee Stock Option Plan
  Exercise or Cancellation                                            (245)
Treasury Shares Acquired                       18,565                                       (517,030)
Treasury Stock Reissued Under:
  Exercise of Stock Options                    (1,874)             (16,585)                   55,262
  Restricted Stock Plan                                                                        4,028
    Less: Unearned Portion                        118                                         (4,028)
    Plus: Earned Portion of Grants                (63)                                         3,589
  Employee Stock Purchase Plan                   (149)                                         4,229
Cumulative Translation Adjustment
Unrealized Gain on Gartner
  Securities, net of taxes of
  $9,198
Unrealized Gain on Other
  Investments, net of amount
  realized of $17,388, net of taxes
  of $6,562
Total Comprehensive Income
----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999           335,045   32,901   $3,350    $653,023     $804,452  $  (927,760)
----------------------------------------------------------------------------------------------------

                                          OTHER COMPREHENSIVE INCOME
                                     ------------------------------------
                                                  UNREALIZED    MINIMUM
                                     CUMULATIVE      GAINS      PENSION
                                     TRANSLATION  (LOSSES) ON  LIABILITY   COMPREHENSIVE
                                     ADJUSTMENT   INVESTMENTS  ADJUSTMENT     INCOME       TOTAL
-----------------------------------
BALANCE, DECEMBER 31, 1998            $ (84,149)   $ 23,373     $    --                   $825,270
-----------------------------------
Net Income from IMS Operations for
  the Month of December 1998                                                    1,040        1,040
Change in Cumulative Translation
  Adjustment (Note 20)                    3,409                                 3,409        3,409
                                                                             --------     --------
Total Comprehensive Income                                                      4,449
-----------------------------------
BALANCE, JANUARY 1, 1999              $ (80,740)   $ 23,373     $    --                   $829,719
-----------------------------------
Net Income                                                                    276,061      276,061
Cash Dividends ($0.08 per share)                                                           (25,043)
Stock Dividend of Gartner Shares          2,155                                           (132,104)
Prepaid Employee Stock Option Plan
  Exercise or Cancellation                                                                    (245)
Treasury Shares Acquired                                                                  (517,030)
Treasury Stock Reissued Under:
  Exercise of Stock Options                                                                 38,677
  Restricted Stock Plan                                                                      4,028
    Less: Unearned Portion                                                                  (4,028)
    Plus: Earned Portion of Grants                                                           3,589
  Employee Stock Purchase Plan                                                               4,229
Cumulative Translation Adjustment       (17,650)                              (17,650)     (17,650)
Unrealized Gain on Gartner
  Securities, net of taxes of
  $9,198                                             17,081                    17,081       17,081
Unrealized Gain on Other
  Investments, net of amount
  realized of $17,388, net of taxes
  of $6,562                                          17,938                    17,938       17,938
                                                                             --------     --------
Total Comprehensive Income                                                    293,430
-----------------------------------
BALANCE, DECEMBER 31, 1999            $ (96,235)   $ 58,392     $    --                   $495,222
-----------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
--------------------------------------------------------------------------------

                                SHARES
                          -------------------               CAPITAL IN
                           COMMON    TREASURY    COMMON    EXCESS OF PAR   RETAINED    TREASURY
                           STOCK      STOCK      STOCK         VALUE       EARNINGS      STOCK
-------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  1999                    335,045     32,901     $3,350      $653,023      $804,452   $  (927,760)
-------------------------------------------------------------------------------------------------
Net Income                                                                  120,816
Cash Dividends ($0.08
  per share)                                                                (23,685)
Synavant Spin-Off
  Dividend                                                                 (141,443)
Prepaid Employee Stock
  Option                                                       (1,998)
Accelerated Stock
  Options                                                       3,330
Treasury Shares Acquired              18,989                                             (419,011)
Treasury Stock Reissued
  Under:
  Exercise of Stock
    Options                           (7,981)                 (58,082)                    200,487
  Restricted Stock Plan                  (73)                                               4,899
  Employee Stock
    Purchase Plan                       (133)                                               2,087
Cumulative Translation
  Adjustment
Minimum Pension
  Liability Adjustment
Unrealized Loss on
  Gartner Securities,
  net of taxes of
  $11,263
Unrealized Loss on Other
  Investments--Net of
  amount realized of
  $23,664, net of taxes
  of $18,808
Total Comprehensive
  Income
-------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  2000                    335,045     43,703     $3,350      $596,273      $760,140   $(1,139,298)
-------------------------------------------------------------------------------------------------

                                OTHER COMPREHENSIVE INCOME
                          --------------------------------------
                                        UNREALIZED     MINIMUM
                          CUMULATIVE       GAINS       PENSION
                          TRANSLATION   (LOSSES) ON   LIABILITY    COMPREHENSIVE
                          ADJUSTMENT    INVESTMENTS   ADJUSTMENT      INCOME        TOTAL
------------------------
BALANCE, DECEMBER 31,
  1999                     $ (96,235)    $ 58,392      $    --                     $495,222
------------------------
Net Income                                                            120,816       120,816
Cash Dividends ($0.08
  per share)                                                                        (23,685)
Synavant Spin-Off
  Dividend                                                                         (141,443)
Prepaid Employee Stock
  Option                                                                             (1,998)
Accelerated Stock
  Options                                                                             3,330
Treasury Shares Acquired                                                           (419,011)
Treasury Stock Reissued
  Under:
  Exercise of Stock
    Options                                                                         142,405
  Restricted Stock Plan                                                               4,899
  Employee Stock
    Purchase Plan                                                                     2,087
Cumulative Translation
  Adjustment                 (10,182)                                 (10,182)      (10,182)
Minimum Pension
  Liability Adjustment                                    (672)          (672)         (672)
Unrealized Loss on
  Gartner Securities,
  net of taxes of
  $11,263                                 (38,027)                    (38,027)      (38,027)
Unrealized Loss on Other
  Investments--Net of
  amount realized of
  $23,664, net of taxes
  of $18,808                              (30,201)                    (30,201)      (30,201)
                                                                     --------      --------
Total Comprehensive
  Income                                                               41,734
------------------------
BALANCE, DECEMBER 31,
  2000                     $(106,417)    $ (9,836)     $  (672)                    $103,540
------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
--------------------------------------------------------------------------------

                                SHARES
                          -------------------               CAPITAL IN
                           COMMON    TREASURY    COMMON    EXCESS OF PAR   RETAINED    TREASURY
                           STOCK      STOCK      STOCK         VALUE       EARNINGS      STOCK
-------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  2000                    335,045     43,703     $3,350      $596,273      $760,140   $(1,139,298)
-------------------------------------------------------------------------------------------------
Net Income                                                                  185,426
Cash Dividends ($0.08
  per share)                                                                (23,641)
Prepaid Employee Stock
  Option                                                       (1,691)
Accelerated Stock
  Options                                                       2,099
Shares issued in connection
  with a prior year acquisition          (53)                                                 818
Treasury Shares Acquired              12,124                                             (310,482)
Treasury Stock Reissued
  Under:
  Exercise of Stock
    Options                          (14,518)                 (92,212)                    365,018
  Restricted Stock Plan                 (170)                                               2,571
  Employee Stock
    Purchase Plan                       (129)                                               2,459
Board Deferred Stock
  Compensation                                                    307
Cumulative Translation
  Adjustment
Minimum Pension
  Liability Adjustment
Unrealized Gain on
  Gartner Securities,
  net of Amount Realized
  of $8,148, net of
  taxes of $4,388
Unrealized Loss on Other
  Investments, Net of
  amount realized of
  $1,450, net of taxes
  of $781
Total Comprehensive
  Income
-------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  2001                    335,045     40,957     $3,350      $504,776      $921,925   $(1,078,914)
-------------------------------------------------------------------------------------------------

                                OTHER COMPREHENSIVE INCOME
                          --------------------------------------
                                        UNREALIZED     MINIMUM
                          CUMULATIVE       GAINS       PENSION
                          TRANSLATION   (LOSSES) ON   LIABILITY    COMPREHENSIVE
                          ADJUSTMENT    INVESTMENTS   ADJUSTMENT      INCOME        TOTAL
------------------------
BALANCE, DECEMBER 31,
  2000                     $(106,417)    $ (9,836)     $  (672)                    $103,540
------------------------
Net Income                                                            185,426       185,426
Cash Dividends ($0.08
  per share)                                                                        (23,641)
Prepaid Employee Stock
  Option                                                                             (1,691)
Accelerated Stock
  Options                                                                             2,099
Shares issued in connect
  with a prior year acqu                                                                818
Treasury Shares Acquired                                                           (310,482)
Treasury Stock Reissued
  Under:
  Exercise of Stock
    Options                                                                         272,806
  Restricted Stock Plan                                                               2,571
  Employee Stock
    Purchase Plan                                                                     2,459
Board Deferred Stock
  Compensation                                                                          307
Cumulative Translation
  Adjustment                 (31,706)                                 (31,706)      (31,706)
Minimum Pension
  Liability Adjustment                                  (3,074)        (3,074)       (3,074)
Unrealized Gain on
  Gartner Securities,
  net of Amount Realized
  of $8,148, net of
  taxes of $4,388                          20,946                      20,946        20,946
Unrealized Loss on Other
  Investments, Net of
  amount realized of
  $1,450, net of taxes
  of $781                                  (2,012)                     (2,012)       (2,012)
                                                                     --------      --------
Total Comprehensive
  Income                                                              169,580
------------------------
BALANCE, DECEMBER 31,
  2001                     $(138,123)    $  9,098      $(3,746)                    $218,366
------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
--------------------------------------------------------------------------------

NOTE 1. BASIS OF PRESENTATION

    IMS Health Incorporated ("IMS" or the "Company") is a leading global provider of information solutions to the pharmaceutical and healthcare industries. The Company operates in more than 100 countries.

    On August 31, 2000, the Company spun-off the businesses of Synavant, Inc. ("Synavant") by distributing the stock of Synavant to the Company's shareholders (the "Synavant Spin-Off"). The Synavant businesses include: the pharmaceutical industry automated sales and marketing support businesses previously operated by IMS Health Strategic Technologies Inc., and certain other foreign subsidiaries of the Company; substantially all of the Company's interactive and direct marketing business, including the business of Clark O'Neill, Inc., which was a wholly-owned subsidiary of the Company; and a majority stake in a foreign joint venture. On October 3, 2000, the Company sold Erisco Managed Care
Technologies, Inc. ("Erisco") to The TriZetto Group, Inc. ("TriZetto") in exchange for an equity interest in TriZetto and entered into a technology and data alliance with TriZetto. These transactions, together with the divestitures or discontinuation of three small non-strategic software businesses, have resulted in a company concentrated on the Company's core data business of providing market information and decision support services to the pharmaceutical industry. At December 31, 2001 the Company also owned the venture capital unit--Enterprise Associates, LLC ("Enterprises") and a 58.3% interest in Cognizant Technology Solutions Corporation ("CTS"). The Company also owned approximately 26.8% of TriZetto's common stock as at December 31, 2001 and accounts for TriZetto under the equity method of accounting.

    On January 15, 1999, the Company effected a 2-for-1 stock split. All prior period share and per share information has been revised accordingly.

    On July 26, 1999, the Company completed a spin-off of the majority of its equity investment in Gartner, Inc. ("Gartner", formerly known as "Gartner
Group Inc.") to the Company's shareholders (the "Gartner Spin-Off"). The Consolidated Financial Statements of the Company have been reclassified for all periods presented to reflect the Gartner equity investment as a discontinued operation. During the third quarter of 2001, the Company sold its remaining interest in Gartner.

    On June 30, 1998, the Company's common stock was distributed by Cognizant Corporation ("Cognizant"), which subsequently changed its name to Nielsen Media Research, Inc. ("NMR"), to Cognizant's shareholders (the "Cognizant Spin-Off"). Notwithstanding the form of the Cognizant Spin-Off, the Company was deemed the "accounting successor" to Cognizant. The consolidated financial statements of the Company have been reclassified to reflect NMR as a discontinued operation for periods up to and including June 30, 1998.

    The above changes to the business are more fully discussed in Notes 4, 5, 7, 12, 16 and 23.

    During the year ended December 31, 2001, the Company consisted of the following segments:

    1. The IMS Segment is a leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Its key products include sales management information to optimize sales force productivity, marketing effectiveness research for prescription and over-the-counter pharmaceutical products, consulting and other services. The IMS Segment is managed on a global business model with global leaders for the majority of its critical business processes. In addition the IMS Segment includes the Company's venture capital unit, Enterprises, which is focused on investments in emerging businesses and IMS's 26.8% equity interest in TriZetto.

    2. The CTS Segment delivers full life-cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business. These services are delivered through the use of a seamless on-site and offshore consulting project team. CTS's primary service offerings include application development and integration, application management and re-engineering services. IMS accounts for CTS as a consolidated subsidiary.

    During the years ended December 31, 2000 and 1999, the Company also included:

    3. The Transaction Businesses Segment, which consisted of: (a) Synavant, which serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision-making; (b) Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry; and (c) three small non-strategic software businesses. The Company spun off the Synavant business on August 31, 2000 and sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. The Company also divested or discontinued the other small non-strategic software businesses. See Notes 7, 12, 16 and 23.

    All prior year segment information has been reclassified to conform with the December 31, 2001 presentation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION. The Consolidated Financial Statements of the Company include the accounts of the Company, its subsidiaries and investments in which the Company has control. Material intercompany accounts and transactions are eliminated. Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The Company recognizes in the income statement any gains or losses related to the issuance of stock by a consolidated subsidiary or an investment accounted for under the equity method.

    CASH AND CASH EQUIVALENTS. Cash and Cash Equivalents include primarily time and demand deposits in the Company's operating bank accounts. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

    SECURITIES AND OTHER INVESTMENTS. Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. Any gains or losses from the sale of these securities are recognized in income using the specific identification method. Direct equity investments in private companies and interests in venture capital entities are carried at cost. See Note 13.

    The Company periodically evaluates the business prospects and financial position of each issuer whose securities are held. The Company pays special attention to those securities whose market values have declined materially for reasons other than changes in interest rates or other general market conditions. The Company evaluates the realizable value of the investment, the specific condition of the issuer and the issuer's ability to comply with the material terms of the security. Information reviewed may include the recent operational results and financial position of the issuer, information about its industry, recent press releases and other information. If evidence does not exist to support a realizable value equal to or greater than the carrying value of the investment, and such decline in market value is determined to be other than temporary, the carrying amount is reduced to its estimated net realizable value, which becomes the new cost basis. The amount of the reduction is reported as a realized loss in the period which it is determined. Any recovery of such reductions in the cost basis of an investment is recognized in income only upon the sale, repayment or other disposition of the investment.

    PROPERTY, PLANT AND EQUIPMENT. Buildings, machinery and equipment are recorded at cost and depreciated over their estimated useful lives to their salvage values using principally the straight-line method. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. During 2001, the Company changed the estimated salvage value of two buildings with a net book value of approximately $43,000 from $0 to approximately $43,000. The effect of this change in accounting estimate was to reduce depreciation expense by approximately $700 for the year ended
December 31, 2001 and approximately $1,100 per year in future years. Based on additional available appraisal information, the Company believes the revised salvage value represents a more accurate estimate. The change has been accounted for prospectively. See Note 22.

    COMPUTER SOFTWARE. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Research and Development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, over three to seven years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or
(b) the straight-line method over the remaining estimated economic life of the product. The Company periodically reviews the unamortized capitalized costs of computer software products based on a comparison of the carrying value of computer software with its estimated net realizable value and changes in software technology. The Company recognizes immediately any impairment losses on capitalized software as a result of its review or upon its decision to discontinue a product. See Notes 6 and 8.

    The Company capitalizes internal-use software costs once certain criteria in Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" have been met.

    GOODWILL. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to forty years. In accordance with the provisions of SFAS 142, goodwill arising on acquisitions completed since July 1, 2001 is no longer amortized. The Company periodically reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flow from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level. See Notes 6 and 8.

    OTHER LONG-LIVED ASSETS.  In accordance with the provisions of SFAS
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews for impairment long-lived assets and certain identifiable intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. Accordingly, the Company recognizes impairment losses on long-lived assets as a result of its review. The measurement for such impairment loss is then based on the fair value of the asset measured by its discounted future cash flows or market value, if more readily determinable.

    REVENUE RECOGNITION. The Company recognizes revenue as earned, which is over the service period as the information is delivered or related services are performed. Advance payments for services and subscriptions are credited to deferred revenue and reflected in operating revenue over the subscription term, which is generally one year. Revenues from software licenses are recognized upon delivery of the software, when persuasive evidence of an arrangement exists, the related fees are fixed or determinable and collection of fees is reasonably assured. Revenues from post-contract customer support (maintenance) are recognized on a straight-line basis over the term of the arrangement. Revenues from time and material service agreements are recognized as the services are provided. Revenues from fixed price service and consulting contracts are recognized over the contract term based on the percentage of costs incurred for services provided during the period compared to the total estimated costs of services to be provided over the entire arrangement. Anticipated losses on contracts are recognized immediately. Under the terms of these contracts, all services provided by the Company through the date of cancellation are due and payable.

    FOREIGN CURRENCY TRANSLATION. The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's Consolidated Financial Statements when translated into U.S. dollars. For all operations outside the United States of America where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of Shareholders' Equity whereas transaction gains and losses are recognized in Other Expense, net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, whereas non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in Other Expense, net.

    INCOME TAXES. The Company provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income as an adjustment to income tax expense in the period that includes the enactment date.

    USE OF ESTIMATES. The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The most significant estimates are made in the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, carrying value of investments, capitalized software costs, employee benefit plans, taxes including tax benefits and liabilities, reserves for severance, contingencies, the fair value of certain assets, salvage values of property and purchase price allocations.

    EARNINGS PER SHARE. Basic earnings per share are calculated by dividing net income by weighted average common shares outstanding. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that the net proceeds from the exercise of all stock options are used to repurchase common stock at market value. The amount of shares remaining after the net proceeds are exhausted represent the potentially dilutive effect of the securities.

    RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform with the 2001 presentation. This includes a reclassification of current and non-current deferred tax assets and liabilities to reflect them by tax jurisdiction.

NOTE 3. SUMMARY OF RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 2001 the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Additional discussion of the Company's derivative and hedging activities is included in
Note 14.

    In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. The Company adopted SFAS No. 141 on July 1, 2001 and is not amortizing goodwill acquired subsequent to June 30, 2001. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives be amortized. Under the provisions of SFAS No. 142, any impairment loss identified upon adoption of this standard is recognized as a cumulative effect of a change in accounting principle. Any impairment loss incurred subsequent to initial adoption of SFAS No. 142 is recorded as a charge to current period earnings. The Company will adopt SFAS No. 142 beginning January 1, 2002 and at that time will stop amortizing goodwill that resulted from business combinations completed prior to the adoption of SFAS No. 141. The Company recorded goodwill amortization of $10,316 and $19,120 during 2001 and 2000, respectively. The Company also recorded goodwill amortization expense related to equity method investees of approximately $9,600 and $2,400 in 2001 and 2000, respectively. The Company has six months from January 1, 2002 to complete the first step of the transitional goodwill impairment test. The Company is currently evaluating the financial impact of adoption of SFAS No. 142; however, it does not believe that there will be a material adverse impact on the Company's financial position, results of operations or cash flows.

    In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 eliminates the requirement for discontinued operations to be measured on a net realizable value basis and future operating losses to be recognized before they occur. Instead, it requires that assets held for sale be valued at the lower of carrying amount or fair value less cost to sell. SFAS No. 144 extends the reporting requirements for discontinued operations to certain components of an entity. Under the provisions of SFAS No. 144, spin-offs and exchanges of similar productive assets are required to be recorded at the lower of carrying value or fair value and such assets classified as held and used until they are disposed of. Any resultant impairment loss is required to be recognized when the asset is disposed of. For assets that are grouped when an entity is developing estimates of future cash flows, SFAS No. 144 requires that the remaining useful life of the "primary asset" be used for the entire group. In addition, SFAS No. 144 permits the use of a probability-weighted approach in developing estimates of future cash flows used to test for recoverability and in estimating fair value. The Company will adopt SFAS No. 144 beginning January 1, 2002 and is currently evaluating the impact of the adoption; however, the Company does not believe that there will be a material adverse impact on the Company's financial position, results of operations or cash flows.

NOTE 4. DISCONTINUED OPERATIONS--INVESTMENT IN GARTNER STOCK

    On November 11, 1998, the Company announced that its Board of Directors had approved to spin-off substantially all of its equity ownership of Gartner. As provided for under a Distribution Agreement, entered into between Gartner and the Company, 40,690 Gartner Class A Shares were converted into an equal number of Gartner Class B Shares. As a result of the then proposed Gartner Spin-Off, the Company ceased recognition of gains in accordance with Staff Accounting Bulletin ("SAB") No. 51, "Accounting for Sales of Stock by a Subsidiary," in the fourth quarter of 1998.

    On July 16, 1999, subject to Gartner shareholder approval, the Boards of Directors of Gartner and the Company approved the final plan, terms and conditions governing the Gartner Spin-Off. Upon Gartner shareholder approval, which was obtained on July 16, 1999, in accordance with Accounting Principles Board ("APB") No. 30, "Reporting the Results of Operations--Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the financial statements of the Company were reclassified to reflect the Gartner equity investment as a discontinued operation for the periods presented.

    On July 16, 1999, the Company's Board of Directors declared a dividend of all Gartner Class B Shares, which was distributed on July 26, 1999 to holders of the Company's common stock of record as of July 17, 1999. The transaction was structured as a tax-free distribution of Gartner stock to the Company's shareholders and the Company received a favorable ruling from the Internal Revenue Service ("IRS"). The distribution consisted of 0.1302 Gartner Class B Shares for each outstanding share of the Company's common stock (the "Gartner Distribution"). See Note 21.

    On July 23, 1999, Gartner paid a cash dividend to its holders of record as of July 16, 1999. The Company's portion of this dividend was $52,877, net of taxes and was accounted for as a reduction in the carrying value of the equity investment. The remaining investment in Gartner Stock subsequent to the Gartner Distribution was classified as available-for-sale.

    The unrealized gain as of the date of the Gartner Distribution (based on the then market price per share of $22.75 of Gartner Stock, the price at the time of the Gartner Distribution) was recorded as a component of Other Comprehensive Income and included as a component of Shareholders' Equity. Subsequent changes in the per share price of Gartner Stock since the date of the Gartner Distribution were also recorded as Other Comprehensive Income. Upon the sale of these securities, the unrealized gain measured based on the value of the Gartner shares as of the date of the Gartner Distribution was recognized in discontinued operations. The unrealized gains or losses in the market value subsequent to the date of the Gartner Distribution were recognized in continuing operations as shares were sold.

    During the third quarter of 2001, the Company decided to sell, and by August 29, 2001, completed the sale of 1,555 shares of Class A common stock of Gartner, Inc. ("Gartner Shares") to Gartner and its remaining holding in Gartner Shares to several institutional investors. The Company received aggregate proceeds of $65,207 or $9.88 per share, from these sales. The Company's cost basis in these shares was $77,743 or $11.78 per share. These sales divest the Company of its remaining equity interest in Gartner. The sale of shares to Gartner was part of Gartner's $75,000 stock buyback program announced on July 19, 2001. These sales resulted in a pre-tax realized loss of $12,536 ($8,146, net of applicable taxes), which was recorded in two different lines in the income statement: (1) Income from Discontinued Operations of $72,344 ($47,025 net of applicable taxes), to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the book value of those shares; (2) a loss from dispositions in continuing operations of $84,880 which was recorded as a Loss on Gartner Investment, to reflect the difference between the fair market value at the date of the Gartner Spin-Off and the disposal proceeds.

    There were no sales of Gartner shares during the year ended December 31, 2000. The Company had, however, agreed to contribute 312 Gartner Class A Shares to Synavant as part of the Synavant Spin-Off described in Note 7. This contribution had a fair market value of $4,000 at the date of the Synavant Spin-Off, and resulted in a gross realized gain of $3,424 which was recorded as income from discontinued operations net of applicable taxes of $1,198, to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the book value of those shares; and a loss from dispositions of $3,102 which was reflected in Loss on Gartner Investment to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the date of the Synavant Spin-Off (August 31,
2000). Warrants to purchase a further 599 Gartner Class A Shares expired on December 1, 2000, and resulted in a realized gain of $3,794 which was recorded in income from discontinued operations net of applicable taxes of $1,328 to reflect the fair market value of the warrants at the date of the Gartner Spin-Off (July 26, 1999), and a loss of $3,794 which was recorded in Loss on Gartner Investment within results from continuing operations to reflect expiration of the unexercised warrants on December 1, 2000.

    The Company incurred costs of $9,500 in 1999 in connection with the Gartner distribution.

NOTE 5. ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

    During 2001, the Company completed five acquisitions with an aggregate cash purchase price of $43,318. The 2001 acquisitions were; (a) Meridian Research Vietnam Ltd. (Vietnam), (b) the exercise of the Company's option to purchase the remaining non-controlling interests in Medicare Audits Limited (U.K.), (c) the remaining interest in GPI Krankenhaus-forschung Gesellschaft fur Pharma-informationssysteme mbH (Germany), (d) Cambridge Pharma
Consultancy, Ltd. (U.K. and U.S.) and (e) Medical Data Systems Limited (Ireland). Under the terms of the earn out within the purchase agreement for one of the acquisitions, the Company may be required to pay additional amounts as contingent consideration totaling up to $36,720 based on the achievement of certain targets during 2002 through 2004. Of the contingent consideration, up to $13,760 will be recorded as additional goodwill, while up to $22,960 will be recorded as compensation as earned in accordance with the provisions of Emerging Issues Task Force ("EITF") Statement No. 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination." The maximum contingent consideration payable with respect to any given year in the earn out period is $12,420. These acquisitions were recorded under the purchase method of accounting and the Company has preliminarily recorded a total of $40,271 in goodwill and intangible assets, including approximately $16,000 in customer relationships, as a result of these acquisitions. The intangible assets will be amortized over periods ranging from five to ten years. Had these acquisitions occurred as of January 1, 2001 or 2000, the impact on the Company's results of operations would not have been significant. In accordance with SFAS No. 142, goodwill of approximately $12,100 has not been amortized, as the acquisitions were completed subsequent to June 30, 2001.

DISPOSITIONS

    In the first quarter of 2001, the Company recorded a pre-tax gain of $1,990 on the sale of IDRAC Holdings Inc. ("IDRAC"), a non-strategic property that provides information on pharmaceutical product registrations, to a wholly owned subsidiary of Information Holdings Inc. ("IHI"). This gain is included in Gain
(Loss) from Investments, net in the Consolidated Statements of Income. The operating results of IDRAC were not significant to the results of operations of the Company. In a separate transaction, the Company sold a non-exclusive perpetual license to IHI to use certain data for aggregate cash consideration of approximately $17 million, which was recognized as revenue upon delivery in 2001.

    In the third quarter of 2000, senior management of GIC Gesellschaft fur Informationstechnologie und Consulting GmbH, formerly a wholly-owned subsidiary of the Company, and its newly-formed affiliated company, GIC Global Information Technology and Consulting GmbH (collectively, "GIC") completed a management buy-out of the Company's data processing center located in Frankfurt, Germany. Under the terms of the purchase agreement, the aggregate purchase price of $6,100 was paid to the Company in monthly installments from July 1, 2000 to August 1, 2001 in the form of data processing and technology solution services provided by GIC. The Company recognized the fair market value of the services received and a pre-tax gain of $3,066 in the second half of 2000 in respect to services rendered by GIC in 2000. The remaining portion of the gain amounting to $1,493 was recognized in 2001, as services were rendered in accordance with the agreement. The impact of this transaction was reflected in operating costs in the Company's Consolidated Statements of Income. Since the completion of the management buy-out, GIC continued to occupy a sizable portion of space from the Company under a sublease agreement. During 2001, the sublease arrangement, which was due to expire in March 2002, was extended for a five-year period ending in 2007. Further, during the third quarter of 2001, the Company agreed to make a $2,000 loan to GIC's management in order to provide GIC with additional liquidity to grow the business. The operating costs of the Frankfurt data center were not material to the Company's consolidated operating results in any of the periods presented.

    As described in Notes 1, 7 and 12, Synavant was spun-off to the Company's shareholders on August 31, 2000 and Erisco was sold to TriZetto on October 3, 2000. The results of Erisco and Synavant are included in the Consolidated Statements of Income and Cash Flows through their respective disposition dates.

NOTE 6. IMPAIRMENT CHARGE--SYNAVANT

    On July 14, 2000, Synavant entered into a 5-year strategic alliance with Siebel Systems, Inc. ("Siebel"), a leading provider of e-business applications software (the "Alliance"). Through the Alliance, the companies intend to jointly develop, market and sell pharmaceutical and healthcare related versions of Siebel's e-business software applications.

    Under the terms of the Alliance the extent to which Synavant may independently develop, integrate, market, license or distribute products that are directly competitive with those packaged and promoted by Siebel is limited. Although Synavant may continue to license and support its existing Cornerstone and Premiere customers, under the terms of the Alliance, it is contractually obligated to discontinue the future enhancement and development of the Cornerstone and Premiere products. Synavant management anticipates that these products would eventually be phased out and replaced by a new generation of joint solution offerings incorporating Siebel technology.

    As a result of this transaction, Synavant management concluded at that time that significant portions of its software (including acquired technology) and enterprise-wide goodwill were not recoverable. Under its accounting policy for capitalized software, Synavant performed a net realizable value analysis to determine the recoverability of its capitalized software assets. This analysis resulted in a write-down of $14,553 in the period ended September 30, 2000. Under its accounting policy for goodwill impairment, Synavant completed a discounted cash flow analysis on an enterprise wide basis, resulting in a write down of $100,900 of goodwill in the period ended September 30, 2000. The total Impairment Charge--Synavant, recorded in the Consolidated Statements of Income, was $115,453. The impairment charge was recorded in the results of the Transaction Businesses Segment. This charge was recorded by the Company as a result of the Siebel transaction being effected prior to the Synavant Spin-Off. See Note 23.

NOTE 7. SPIN-OFF OF SYNAVANT

    On August 31, 2000, the Company completed the Synavant Spin-Off as an independent publicly traded company. Prior to the Synavant Spin-Off, the Company transferred to Synavant selected assets and liabilities held by the Company and its subsidiaries related to the

Synavant business. Synavant's businesses included the pharmaceutical industry automated sales and marketing support businesses previously operated by IMS Health Strategic Technologies Inc. and certain other foreign subsidiaries of the Company, substantially all of the Company's interactive and direct marketing business, including the business of Clark O'Neill, Inc., a wholly-owned subsidiary of the Company, and a majority stake in a foreign joint venture.

    The Company distributed (the "Synavant Distribution") to its shareholders of record as of the close of business on July 28, 2000 all of the outstanding shares of common stock, par value $0.01 per share, of Synavant (the "Synavant Common Stock"). The Synavant Distribution was effected by means of a pro rata dividend to the Company shareholders of one share of Synavant Common Stock (together with the associated preferred share purchase right) for every twenty shares of common stock, par value $0.01 per share, of the Company (the "IMS Common Stock") held. In lieu of fractional shares of Synavant Common Stock, each IMS shareholder received a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the distribution agent for the Synavant Distribution of the aggregate fractional shares of Synavant Common Stock. The Synavant Distribution was accounted for as a tax-free pro-rata dividend to the Company shareholders and charged to retained earnings based on the book value of assets distributed to Synavant as at the date of the Synavant Distribution (August 31, 2000). The final dividend charged to retained earnings totaled $141,443 and was comprised of assets of $181,080 (including $19,438 of Cash, $43,195 of Accounts Receivable, $58,450 of Goodwill, $12,939 of Deferred Software and $16,294 of Property, Plant and Equipment) and liabilities of $39,637 (including $6,735 of Accounts Payable, $9,404 of Accrued Liabilities and $9,170 of Deferred Revenue). See Note 16.

    In connection with the Synavant Distribution, the Company and Synavant entered into a Distribution Agreement (the "Distribution Agreement"), providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between the Company and Synavant subsequent to the Distribution. In particular, the Distribution Agreement defines the assets, liabilities and contractual relationships which were allocated to and assumed by Synavant and those that remained with the Company. This includes the Company's agreement to indemnify Synavant with respect to certain contingent liabilities as well as certain indemnification to the Company that Synavant has agreed to assume under certain circumstances.

    In addition to the Distribution Agreement, the Company and Synavant also entered into other agreements governing the relationship between the Company and Synavant. These include various Data Rights Agreements, a Tax Allocation Agreement, an Employee Benefits Agreement, a Data and Telecommunications Service Agreement, certain Sublease Arrangements, a Corporate Services Agreement, Shared Transaction Services Agreements, an Information Service Agreement and certain Credit Support Arrangements. Robert Kamerschen and H. Eugene Lockhart serve on the Board of Directors of both the Company and Synavant.

    Historically, the Synavant business was managed as part of the IMS Segment. Effective with the decision to spin-off Synavant, the business was managed as part of the Transaction Businesses Segment and, accordingly, its results are included in the Transaction Businesses Segment. Selected historical financial data for Synavant is included in Note 23.

    On August 11, 2000, Synavant obtained a revolving line of credit for $20,000 for working capital purposes. The line of credit was guaranteed by the Company and was extended through February 15, 2001, at which time it was replaced with a similar line of credit with a maturity date of May 15, 2001. This line of credit was likewise guaranteed by the Company. On April 27, 2001, Synavant had this later line of credit replaced by a new revolving line of credit that is not guaranteed by the Company. As of December 31, 2001, the Company does not have any continuing obligations or commitments with respect to Synavant's credit lines.

    In 2000, in connection with the Synavant Spin-Off, the Company incurred $37,626 of costs. These costs included $8,813 for expenses related to reductions in the administrative workforce resulting from consolidation following the Synavant Spin-Off. Additionally, a data processing agreement with a third party for $5,200 was no longer used by the Company as a result of the Company's determination to streamline the Company's operations to focus on its core business and a further data enhancement contract for $3,600 was similarly no longer used. The remaining Synavant Spin-Off charges related primarily to legal, professional and other direct incremental costs.

NOTE 8. SEVERANCE, IMPAIRMENT AND OTHER CHARGES

    During the fourth quarter of 2001, the Company completed the assessment of its Competitive Fitness Program. This program was designed to further streamline operations, increase productivity, and improve client service. In connection with this program, the Company recorded $94,616 of Severance, Impairment and Other Charges relating to the IMS Segment during the fourth quarter of 2001 as a component of operating income.

    Approximately $39,653 was charged to expense in the fourth quarter of 2001 related to a worldwide reduction in headcount of more than six-hundred employees. This included $33,376 of severance benefits that were calculated pursuant to the terms of established employee protection plans in accordance with local statutory minimum requirements or individual employee contracts, as applicable. This also included $6,277 of severance benefits for approximately one-hundred and seventy five employees that were recorded as part of the Competitive Fitness Program in accordance with EITF Statement No. 94-3 "Liability Recognition of Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs incurred in Restructuring)." No material cash payments were made against the accrual prior to December 31, 2001.

    The Company recorded $15,827 in contract-related charges, including $7,493 in payments to exit data supply and processing contracts and $8,334 related to onerous lease and other obligations. These costs are incremental and either relate to existing contractual obligations that do not have any future economic benefit or represent a contract cancellation penalty. They relate, in part, to the decision in the fourth quarter to close down or vacate leased facilities in order to consolidate functions geographically as part of the Competitive Fitness Program.

    Approximately $17,723 was charged to expense in the fourth quarter of 2001 to write down deferred software costs to their net realizable value. These write-downs resulted from the Company's decision to abandon certain products or introduce new regional or global platforms. The Company also charged $4,243 of goodwill to expense in the fourth quarter of 2001 as a result of the decision to cease product offerings as well as increased competition in certain markets.

    Approximately $17,170 of the 2001 charge relates to GIC and resulted from the Company's decision to exit the GIC relationship and accelerate the transition of certain data processing functions that are currently rendered by GIC to the IMS global data center. See Note 5. Of the total GIC charge, approximately $14,600 is for lease and other asset impairments with the remaining balance of $2,570 representing contract termination payments to be made to GIC.

    The cash portion of the 2001 charge will amount to $64,205, primarily for severance payments and contract terminations. The non-cash portion amounts to $30,411 and is composed primarily of asset write-offs. Approximately $8,800 has been paid as of December 31, 2001.

    During the fourth quarter of 2000, the Company performed a strategic assessment of its existing cost structure. Based on this assessment, the Company initiated a plan to streamline its administrative infrastructure, leverage marketing and sales efforts following the creation of a global key account management program, harmonize human resources, communications and global production and development activities. Accordingly, the Company recorded Severance, Impairment and Other Charges of $45,689 during the fourth quarter of 2000 as a component of operating income. Severance liabilities were calculated pursuant to the terms of the ongoing employee protection plan, in accordance with local statutory minimum requirements or individual compensation contracts, as applicable.

    The 2000 charge included cash charges of $10,348, primarily for severance and contract termination and non-cash charges of $35,341, primarily for asset write-offs. The asset write-offs included: $8,045 for the other-than-temporary decline in the value of the Allscripts Healthcare Solutions, Inc. ("Allscripts," formerly known as "Allscripts, Inc.") investment as described more fully in Note 13; $3,130 for the surrender of Enterprise warrants; $4,981 for assets which became redundant as a result of the global data center move to the United States; and $19,185 as a result of abandoning the existing delivery mechanisms for web-based or global delivery solutions. This program is substantially complete as of December 31, 2001.

NOTE 9. EXECUTIVE MANAGEMENT TRANSITION CHARGE

    In the fourth quarter of 2000, the Company incurred a charge of $31,133 relating to changes in executive management. Of this charge, approximately $23,000 relates to Victoria R. Fash (previously President and Chief Executive Officer) and Robert E. Weissman (previously Chairman) arising principally from the acceleration or enhancement of previously existing employee benefit obligations, including stock options and pensions. The Company originally made a loan to Ms. Fash of $3,558 on January 3, 2000. On January 12, 2000 $632 was repaid and the loan accrued interest at an annual rate of 6.21%. As a result of Ms. Fash's negotiated agreement with the Company, the remaining balance on the loan and accrued interest in the amount of $3,084 were forgiven and the accompanying income tax liability to Ms. Fash of $2,580 was paid by the Company. The remaining accrual at December 31, 2001 amounted to approximately $13,400, primarily relating to long-term pension benefits.

NOTE 10. TERMINATED TRANSACTION COSTS

    During fourth quarter of 2001, the Company terminated negotiations to dispose of one of its product lines and decided to retain and continue operating it. In connection with this terminated transaction, the Company recorded Terminated Transaction Costs of $6,457, relating primarily to legal and accounting services.

NOTE 11. MINORITY INTERESTS

    The Company consolidates the assets, liabilities, results of operations and cash flows of businesses and investments over which it has control. Third parties' ownership interests are reflected as minority interests on the Company's financial statements. Two of the Company's subsidiaries contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In 1997, third-party investors contributed $100,000 to the partnership in exchange for minority ownership interests. The Company and its subsidiaries maintain a controlling (88%) interest in the partnership. Under the terms of the partnership agreements, the third-party investors have the right to take steps that would result in the liquidation of their partnership interest on June 30, 2003.

    The Company also has a controlling interest in CTS (58.3% of the outstanding shares representing 93.3% of the voting power at December 31, 2001). The related minority interest included within the Consolidated Statements of Financial Position at December 31, 2001 and December 31, 2000 was $28,378 and $24,333, respectively. Selected financial data for CTS is included in Note 23. Minority interest expense of $19,466, $17,222 and $14,260 was recorded in Other Expense, net in 2001, 2000 and 1999, respectively. In the year ended December 31, 2001, the Company recorded a $5,189 gain resulting from the issuance of CTS stock in connection with stock option exercises and employee stock purchases. This gain has been recognized in the Consolidated Statements of Income within Gain (Loss) on Issuance of Investees' Stock, net, in accordance with SAB No. 51.

NOTE 12. INVESTMENTS IN EQUITY INVESTEES AND SUBSIDIARIES

THE TRIZETTO GROUP, INC.

    On October 3, 2000 (the "Closing Date"), Elbejay Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of TriZetto, a Delaware corporation, was merged (the "Merger") with and into Erisco, a New York corporation and a wholly owned subsidiary of the Company pursuant to the Agreement and Plan of Reorganization dated as of May 16, 2000 (the "Merger Agreement"), by and among TriZetto, Merger Sub, the Company and Erisco. The Merger effectuated the Company's sale of Erisco to TriZetto. In consideration, TriZetto issued 12,143 shares of common stock, par value $0.001 per share (the "TriZetto Common Stock"), to the Company.

    The transaction was accounted for by the Company as a disposition of Erisco in exchange for the acquisition of a 36.1% interest in TriZetto. The gross proceeds received by the Company, based on the closing share price of TriZetto Common Stock on the Nasdaq National Market on October 2, 2000 ($15.125 per share), were approximately $183,700 and the Company recorded a gain on the sale of Erisco of $84,530. In connection with the transaction the Company transferred $32,000 of cash to Erisco prior to disposition to TriZetto. This was funded by short-term debt and primarily represented the repayment of existing inter-company liabilities.

    As contemplated by the Merger Agreement, following the Merger, Victoria R. Fash, then President and Chief Executive Officer of the Company, was appointed to the TriZetto Board of Directors as the Company's director nominee. In January 2001, David M. Thomas, Chairman and Chief Executive Officer of the Company, was appointed to replace Ms. Fash on the TriZetto Board.

    Additionally, as contemplated by the Merger Agreement, the Company and TriZetto entered into a Stockholder Agreement and a Registration Rights Agreement. The Stockholder Agreement imposes certain restrictions on the Company. These restrictions include, without limitation: (i) a standstill provision restricting the Company from, among other things, acquiring additional shares of TriZetto Common Stock until the earlier of the fourth anniversary of the Closing Date, or the date on which a Change of Control (as defined in the Stockholder Agreement) of TriZetto shall have occurred or TriZetto shall have publicly announced its willingness to consider a transaction that would constitute a Change of Control; (ii) a share transfer restriction that prohibits (subject to certain restrictions) transfers by the company of TriZetto Common Stock until the earlier of two years after the Closing Date, the date on which the Company beneficially owns less than 10% of the outstanding TriZetto Common Stock measured as of the Closing Date, or the date on which a Change of Control of TriZetto shall have occurred; (iii) a right of first refusal for TriZetto on transfers by the Company of more than 10% of the outstanding TriZetto Common Stock measured as of the time of the transfer commencing upon the termination of the share transfer restriction period described in (ii) above and continuing until the date on which the Company beneficially owns less than 10% of the outstanding TriZetto Common Stock measured as of the Closing Date (unless a Change of Control of TriZetto shall have occurred); and (iv) a right of first offer for TriZetto on any transfer of TriZetto Common Stock by the Company commencing upon the termination the share transfer restriction period described in (ii) above and continuing until the date on which the Company beneficially owns less than 10% of the outstanding TriZetto Common Stock measured as of the Closing Date. The Stockholder Agreement also grants the Company, for so long as the Company beneficially owns more than 10% of the outstanding TriZetto Common Stock measured as of the Closing Date, (i) the right to designate one director-nominee to the TriZetto Board of Directors and (ii) consent rights regarding certain transactions by TriZetto, subject in each case, to earlier termination of such rights upon the occurrence of certain events. Pursuant to the Registration Rights Agreement, the Company was granted registration rights in respect of the shares of TriZetto Common Stock issued to the Company in connection with the sale of Erisco.

    The Company is accounting for its ownership interest in TriZetto under the equity method and accordingly, records its share of the TriZetto operating results. At the date of the acquisition, the Company's initial equity investment in TriZetto in the amount of $136,196 was comprised of the Company's residual interest in the net assets of Erisco and its proportionate share of the tangible and identified intangible assets and the liabilities of TriZetto, goodwill and direct acquisition costs.

    In connection with the acquisition of its interest in TriZetto, the Company made allocations of the purchase price to software, tradename, customer contracts, and goodwill in the aggregate amounts of $5,819, $3,000, $12,504, and $95,773 respectively. The intangible assets are being amortized on a straight-line basis over the following estimates of useful lives:

Software.......................  5 years
Tradename......................  20 years
Customer Contracts.............  10 years
Goodwill.......................  10 years

    The Company's share of the adjusted operating results of TriZetto for the year ended December 31, 2001 and for the period from October 3, 2000 to December 31, 2000 amounted to a loss of $6,985 (net of a deferred tax benefit of $4,504) and $4,777 (net of a deferred tax benefit of $3,080), respectively.

    As the transaction has been accounted for as a non-monetary exchange, the Company's share of the adjusted operating results of TriZetto excludes the impact of the amortization of goodwill and other acquired intangibles associated with TriZetto's acquisition of Erisco (as reflected in its reported operating results) and includes the amortization of goodwill and acquired intangibles associated with the Company's acquisition of its interest in TriZetto.

    Summary financial information for TriZetto, as of and for the years ended December 31, 2001 and 2000, is presented in the following table. The amounts shown represent consolidated TriZetto operating results and financial position, based on publicly available information.

                                 2001       2000
--------------------------------------------------
Current Assets...............  $129,532   $ 53,919
Non-Current Assets...........  $261,189   $309,832
Current Liabilities..........  $ 83,387   $ 61,760
Non-Current Liabilities......  $ 26,379   $ 32,561
Revenues.....................  $218,172   $ 89,056
Gross Profit.................  $ 71,512   $ 14,038
Loss from Operations.........  $(78,044)  $(48,617)
Net Loss.....................  $(61,154)  $(42,258)
--------------------------------------------------

    The market value of the Company's investment in TriZetto was approximately $159,314 as at December 31, 2001.

    The issuance by TriZetto of shares of common stock resulted in a $6,679 loss, including taxes of $2,618, recorded in the year ended December 31, 2001. The majority of these shares were issued in a secondary offering which generated proceeds to TriZetto of approximately $56,000. The remaining shares were issued primarily for acquisitions and stock option exercises. The issuance of equity by TriZetto resulted in the reduction of IMS Health's ownership stake from approximately 33.2% on December 31, 2000 to approximately 26.8% on December 31, 2001. The resulting loss has been recognized in the Consolidated Statements of Income within Gain (Loss) on Issuance of Investees' Stock, net, in accordance with SAB No. 51.

    On December 1, 2000, TriZetto acquired all of the issued and outstanding capital stock of Resource Information Management Systems, Inc. ("RIMS") for 2,588 shares of TriZetto common stock at an average price of $21.20 per share and $3,000 cash, as well as the assumption of stock options and an agreement to issue a certain amount of restricted stock. For the year ended December 31, 2000, the Company recognized a gain of $9,029, including tax of $3,539, in the income statement related to the issuance of common stock by TriZetto. The gain reflects the excess of the sales price of the TriZetto stock issued over the Company's carrying value of TriZetto stock. This stock issuance reduced the Company's ownership of TriZetto to 33.2% as of December 31, 2000.

    Effective October 1, 2000, TriZetto entered into a three-year license agreement for TriZetto's HealthWeb software which may be renewed for an additional one-year period. The license fee for the software is $3,000 payable in three annual installments of $1,000. As of December 31, 2001 $1,000 remained outstanding and was accrued for by the Company.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

    During 2001 CTS recorded revenues from TriZetto of approximately $401 and payments to TriZetto for commissions and marketing fees of approximately $1,012.

NOTE 13. SECURITIES AND OTHER INVESTMENTS

SECURITIES

    Securities and Other Investments include the Company's investments in:
a) publicly traded marketable securities; b) direct equity investments in private companies, and c) interests in venture capital entities.

    Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at estimated fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. Typically these securities are distributed to the Company from venture capital entities it invests in. The cost and estimated fair value of these securities were $13,159 and $27,155 respectively at December 31, 2001, and $6,265 and $23,357 respectively at December 31, 2000.

    Direct equity investments in private companies and interests in venture capital entities are carried in the financial statements at cost which was $24,140 at December 31, 2001 and $60,233 at December 31, 2000. On a quarterly basis, the Company monitors the realizable value of these investments and makes appropriate reductions in their carrying values when a decline in value is deemed to be other-than-temporary. During the fourth quarter of 2001, the Company reviewed the Enterprises portfolio and re-assessed it as a non-strategic asset. The Company refined its estimation approach related to its assessment of the other-than-temporary decline in the fair value of the investments in the venture capital entities from evaluating the recoverability of the portfolio of each venture capital entity in the aggregate to evaluating the underlying securities. After a comprehensive review of the operating results, financial position and future prospects of the investments made by the entities, management concluded that the declines in the value of the investments made by the venture capital entities were other-than-temporary in nature and recorded a charge of $28,729 for the year ended December 31, 2001, included in Gains (Losses) from Investments, net in the Consolidated Statements of Income.

    During 2001 the Company sold securities from its available-for-sale portfolio and recorded a pre-tax gain of $1,082, which is included in Gains (Losses) from Investments, net in the Consolidated Statements of Income. The Company recorded $78,139 and $25,264 of net pre-tax gains from the disposition of its available-for-sale securities during 2000 and 1999, respectively. These amounts were recorded in Gains (Losses) from Investments, net.

OTHER INVESTMENTS

    On February 17, 2000, the Company announced an alliance with and strategic investment in Allscripts to develop and market new Internet-based information healthcare solutions for the pharmaceutical industry. In conjunction with the agreement the Company made a private equity investment of $10,000 to acquire 215 shares of Allscripts common stock.

    During the fourth quarter of 2000, the Company determined the decline in value of its investment in Allscripts to be other-than-temporary. As a result, the Company incurred an impairment charge of $8,045 which was included as part of the Severance, Impairment and Other Charges described more fully in Note 8. In addition, during the third and fourth quarters of 2001 the Company determined that Allscripts had sustained a further other-than-temporary decline and reduced its carrying basis of Allscripts by an additional $1,258. This amount was charged to Gains (Losses) from Investments, net in the Consolidated Statements of Income.

    In June 2000, the Company's CTS subsidiary announced a strategic relationship with Trident Capital to jointly invest in emerging e-business service and technology companies. In accordance with this strategy, the Company invested $1,955 in Questra Corporation ("Questra"), an e-business software and consulting firm headquartered in Rochester, New York, in return for a 5.8% equity interest. Trident Capital also independently made a direct investment in Questra. CTS's investment is being accounted for under the cost method of accounting.

    CTS reviews for impairment certain assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the fourth quarter of 2001, Questra issued Preferred B shares in exchange for $19 million of new venture capital financing. Since CTS did not participate, that reduced its ownership interest in Questra from 5.8% to 2.1%. Based on the implied fair value of Questra, as measured by the latest round of financing, and considering the preferential liquidation rights that the Preferred B shareholders received, CTS has concluded that it will not recover any of its investment in Questra and has recorded an impairment loss of $1,955 to recognize the other than temporary decline in the value of its investment. This amount was charged to Gains (Losses) from Investments, net in the Consolidated Statements of Income.

NOTE 14. FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE RISK MANAGEMENT

    On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133." These statements standardize the accounting for derivative instruments. The Company is required to record all derivative instruments on the balance sheet at fair value. Derivatives that are not classified as hedges are adjusted to fair value through earnings. Changes in fair value of the derivatives that the Company has designated and that qualify as effective hedges are recorded in either other comprehensive income or earnings. Any ineffective portion of the Company's derivatives that are classified as hedges is immediately recognized in earnings. This change in accounting principle did not have a material impact on the Company's financial position, results of operations or cash flow.

    The Company transacts business in more than 100 countries and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes. Accordingly, the Company enters into foreign currency forward contracts to minimize the impact of foreign exchange movements on net income and on the value of non-functional currency assets and liabilities.

    It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes. At December 31, 2001 all foreign currency forward contracts had a term of less than one year. The principal currencies hedged are the Japanese yen, the Euro and the Swiss franc.

    The impact of foreign exchange risk management activities on pre-tax income in 2001, 2000 and 1999 was a net gain of $6,955, $19,535 and $3,239, respectively. In addition, at December 31, 2001, the Company had approximately $131,591 in foreign exchange forward contracts outstanding with various expiration dates through February 2002 hedging non-functional currency assets and liabilities. Gains and losses on these contracts are not deferred and are included in the Consolidated Statements of Income in Other Expense, net.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 2001, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable, short-tem debt, including short-term borrowings reclassified as long-term debt, and foreign currency forward contracts. At December 31, 2001, the fair values of cash, cash equivalents, receivables, accounts payable and short-term debt approximated carrying values due to the short-term nature of these instruments. At
December 31, 2001, the fair value of the Company's foreign currency forward contracts was $131,591 and all contracts mature in 2002. The estimated fair values of the forward contracts were determined based on quoted market prices.

CREDIT CONCENTRATIONS

    The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 2001 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

    The Company maintains accounts receivable balances ($228,626 and $230,988, net of allowances for doubtful accounts, at December 31, 2001 and 2000, respectively--see Note 22), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 2001 due to the high quality of its customers and their dispersion across many geographic areas.

LINES OF CREDIT

    The Company has borrowing arrangements with several international banks to provide lines of credit up to $525,000 at December 31, 2001. Total borrowings under these lines were $346,463 and $384,281 at December 31, 2001 and 2000, respectively. In general, the terms of these lines of credit give the Company the option to borrow at an interest rate equal to LIBOR plus 37.5 basis points for short-term lines and LIBOR plus 65 basis points for long-term lines. The weighted average interest rates for the short-term lines were 2.34% and 7.10% at December 31, 2001 and 2000, respectively. The weighted average interest rates for the long-term lines were 2.48% at December 31, 2001. The commitment fee associated with the unused short-term lines of credit is 22.5 basis points per year, increasing to 28.75 basis points per year if the facilities are less than 50% utilized. Under the long-term lines the commitment fee is 52.5 basis points per year. The borrowing arrangements require the Company to comply with certain financial covenants and at December 31, 2001 and 2000, the Company was in compliance with all such covenants.

    During the fourth quarter of 2001, the Company renegotiated with several banks and entered into three-year lines of credit for borrowings of up to $175,000. Borrowings under these three-year facilities are short-term in nature; however, the Company has the ability and the intent to refinance the short-term borrowings through December 2004 as they come due. As such, at December 31, 2001, the Company reclassified $150,000 of its then outstanding debt as long-term debt pursuant to the provisions of SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced." Borrowings under short-term lines were $196,463 and $384,281 at December 31, 2001 and 2000, respectively. Borrowings have maturity dates of up to ninety days from their inception.

NOTE 15. PENSION AND POST-RETIREMENT BENEFITS

    The status of the Company's defined benefit pension and post-retirement benefit plans at December 31, 2001 and 2000 is as follows:

                                                                                      POST-RETIREMENT
                                                               PENSION BENEFITS          BENEFITS
-------------------------------------------------------------------------------------------------------
                                                                2001       2000       2001       2000
-------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                       $156,332   $135,325   $  8,360   $ 7,970
Service cost                                                     7,888     10,249        550       620
Interest cost                                                    9,793     11,703        870       580
Foreign currency exchange loss                                  (2,163)    (9,942)        --        --
Amendments                                                       1,096       (129)        --        --
Curtailment charge (credit)                                         --      6,502         --      (420)
Special termination benefits                                        --        158         --        --
Plan participants' contributions                                   723        687         70        50
Actuarial (gain) loss                                            4,127      6,975      3,560      (150)
Benefits paid                                                  (10,796)    (5,196)      (320)     (290)
-------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                              167,000    156,332     13,090     8,360
-------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                 153,256    163,998         --        --
Actual return on assets                                        (14,207)    (2,449)        --        --
Foreign currency exchange loss                                  (1,815)    (6,000)        --        --
Employer contributions                                          25,164      2,383        250       240
Plan participants' contributions                                   723        687         70        50
Actual expense paid                                                 --       (167)        --        --
Benefits paid                                                  (10,796)    (5,196)      (320)     (290)
-------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                       152,325    153,256         --        --
-------------------------------------------------------------------------------------------------------
FUNDED STATUS AT END OF YEAR                                   (14,675)    (3,076)   (13,090)   (8,360)
Unrecognized actuarial (gain) loss                              21,951    (10,225)     2,520      (910)
Unrecognized prior service cost                                   (885)    (1,599)       (70)     (200)
Unrecognized net transition asset                                  256        720         --        --
-------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                             6,647    (14,180)   (10,640)   (9,470)
-------------------------------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED
  STATEMENTS OF FINANCIAL POSITION CONSIST OF:
Prepaid benefit cost                                            38,235     17,438         --        --
Accrued benefit liability                                      (35,648)   (33,340)   (10,640)   (9,470)
Intangible asset                                                   314        437         --        --
Accumulated other comprehensive income                           3,746      1,285         --        --
-------------------------------------------------------------------------------------------------------
Net amount recognized                                         $  6,647   $(14,180)  $(10,640)  $(9,470)
-------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER 31,
Discount Rate                                                     6.62%      6.81%      7.25%     7.50%
Expected return on plan assets                                    8.76%      8.57%       n/a       n/a
Rate of compensation increase                                     3.89%      3.92%       n/a       n/a
-------------------------------------------------------------------------------------------------------

    The assumed rate of future increases in per capita cost of covered healthcare benefits is 9.0% in 2001, decreasing gradually to 5.0% for the year 2010 and remaining constant thereafter. The weighted average discount rates, expected return on plan assets and rate of compensation increase were 6.72%, 8.64% and 4.05% respectively as of December 31, 1999.

    The components of net periodic benefit cost for 2001, 2000 and 1999 are summarized as follows:

                                                                  PENSION BENEFITS             POST-RETIREMENT BENEFITS
                                                           ------------------------------   ------------------------------
                                                             2001       2000       1999       2001       2000       1999
                                                           ------------------------------   ------------------------------
  Service cost                                             $  7,888   $10,249    $  9,781    $  550     $ 620      $  720
  Interest cost                                               9,793    11,703       8,973       870       580         530
Expected return on plan assets                              (12,708)  (12,952)    (11,639)       --        --          --
Prior service cost (credit)                                    (196)     (236)       (217)     (130)     (130)       (250)
Transition Asset                                                485       (40)         --        --        --          --
Recognized actuarial (gain) loss                               (208)     (684)       (501)      130       (10)         --
Special termination benefit charge (credit)                      --       158          --        --        --          --
Curtailment charge (credit)                                      --     6,610          --        --      (340)         --
-----------------------------------------------------------------------------------------   ------------------------------
Net periodic benefit cost                                  $  5,054   $14,808    $  6,397    $1,420     $ 720      $1,000
-----------------------------------------------------------------------------------------   ------------------------------

    During 2001, the Company made a tax deductible contribution to its U.S. pension plan in the amount of $17,600.

    In connection with the Synavant Spin-Off and the sale of Erisco in 2000, employees of Synavant and Erisco ceased participation in Company-sponsored pension and post-retirement benefit plans. This was accounted for as a curtailment. The Company-sponsored defined benefit plan in the United States of America was amended to provide that affected Synavant and Erisco employees would be 100% vested in their accrued benefit under the plan. In addition, Synavant and Erisco employees who met specified age and service criteria at the time of the respective transactions will be eligible to participate in the Company sponsored post-retirement medical program as in effect at the time of their retirement.

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $45,235, $43,270 and $10,364 respectively, as of December 31, 2001 and $48,029, $43,959 and $14,632, respectively, as of
December 31, 2000. Additional executive related pension benefits that were recognized pursuant to certain employment arrangements at December 31, 2001. The Company's benefit obligation for these arrangements was $9,540 and an expense of $1,730 was charged during 2001.

    Assumed health care costs trend rates have a significant effect on the amounts reported for the post-retirement health care plan. A one-percentage-point change in assumed health care cost trend rates for 2001 would have the following effects:

                                1-PERCENTAGE     1-PERCENTAGE
INCREASE (DECREASE)            POINT INCREASE   POINT DECREASE
--------------------------------------------------------------
Effect on total
  service/interest cost for
  post-retirement benefits         $  110           ($ 90)
Effect on post-retirement
  benefit obligation               $1,140           ($970)

    Certain employees of the Company in the United States of America also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $2,452, $3,248 and $3,108 for the years 2001, 2000 and 1999, respectively.

NOTE 16. EMPLOYEE STOCK PLANS

    The Company maintains three Employees' Stock Incentive Plans, which provide for the grant of stock options, restricted stock and restricted stock units to eligible employees. At December 31, 2001, there were 50,957 shares of common stock reserved for issuance under all of Company stock plans of which, 18,823 shares are still available for future grants. These amounts include 18,000 shares from the 2000 Employee Stock Incentive Plan, which the Board of Directors approved during 2000. Generally, options vest proportionally over three years and have an exercise price equal to the fair market value of the common stock on the grant date. Certain grants permit accelerated vesting if specified performance targets are achieved. Options granted to Company employees must be exercised five, seven or ten years from the date of grant. The vesting period and option term for grants to employees is at the discretion of the Compensation and Benefits Committee of the Board of Directors.

    The Company granted 184 restricted stock units in 2001. The grants had a nominal value of $4,304, a weighted average grant price of $23.41 per share and vest over a two to four year period.

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

    CTS has stock option plans that provide for the grant of stock options to eligible employees, non-employee Directors and independent contractors. Under these plans, CTS has 7,638 shares authorized and has 2,271 shares available for future grants.

    SFAS No. 123, "Accounting for Stock-Based Compensation" requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying APB Opinion No. 25 and related interpretations in accounting for its plans. In accordance with APB Opinion No. 25, the Company recognized compensation expense in 2001 of $2,099 for the fixed stock option plans (primarily relating to vesting acceleration of certain employee stock options prior to termination) and $4,662 for restricted stock units. Compensation cost was recognized in 2000 and 1999 of $5,636 and $3,390, respectively, for restricted stock units and compensation cost related to terminated employees in 2000 was $3,309. If the compensation cost for the Company's stock-based compensation plans was determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                      2001       2000       1999
------------------------------------------------------------------
Net Income:            As reported  $185,426   $120,816   $276,061
                       Pro forma    $136,569    $17,894   $228,878
Earnings Per Share:
  Basic                As reported     $0.63      $0.41      $0.88
                       Pro forma       $0.46      $0.06      $0.73
  Diluted              As reported     $0.62      $0.40      $0.86
                       Pro forma       $0.46      $0.06      $0.72

Note: The pro forma earnings may not be representative of the effects on net income and earnings per share in future years. The 2000 pro forma earnings reflect one-time vesting acceleration in 2000 which had a per share impact of $0.31 (basic) and $0.30 (diluted).

    The fair value of the Company's stock options used to compute pro forma net income and earnings per share is the estimated fair value at grant date using the Black-Scholes option pricing model. The following weighted average assumptions were used for the periods ended December 31:

                                           2001       2000       1999
-----------------------------------------------------------------------
Expected term (years)                      2.98       2.98       3.00
Risk-free interest rate                     4.1%       6.3%       4.8%
Dividend yield                              0.3%       0.3%       0.3%
Expected volatility                        38.0%      40.0%      35.0%

    The weighted average fair values of the Company's stock options granted in 2001, 2000 and 1999 were $7.20, $6.23 and $9.61 per share, respectively.

    The fair value of CTS stock options used to compute the Company's pro forma net income and earnings per share was computed in the same manner with the following weighted average assumptions for the periods ended December 31:

                                           2001       2000       1999
-----------------------------------------------------------------------
Expected term (years)                      3.00       3.90       3.90
Risk-free interest rate                     4.3%       6.1%       5.6%
Dividend yield                              0.0%       0.0%       0.0%
Expected volatility                        78.0%      75.0%      75.0%

    The weighted average fair values of CTS stock options granted during 2001, 2000 and 1999 were $16.68, $21.71 and $7.45 per share, respectively.

    For the period through the Gartner Spin-Off in 1999, the fair value of Gartner stock options used to compute the Company's pro forma net income and earnings per share was computed in the same manner with the following weighted average assumptions for 1999: dividend yield of 0%, expected volatility of 45%, risk--free interest rate of 4.7%, and expected term of 3.5 years. The weighted average fair value of Gartner stock options granted in 1999 was $8.91 per share.

    Holders of options to purchase the Company's stock did not receive shares as a result of the Synavant and Gartner Spin-Off in 2000 and 1999, respectively. Consequently, options granted under the Company's plans were adjusted to recognize the effects of the distributions and maintain the intrinsic value of the options. The options, as adjusted, represented a change in the number of shares issuable when exercised but maintained the same ratio of the exercise price to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options prior to the adjustment. In accordance with EITF Statement No. 90-9, "Changes to Fixed Employee Stock Option Plans as a Result of Equity Restructuring," no compensation charge was required for these option adjustments.

    The following table summarizes stock option activity for each of the three years ended December 31:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                                                PER SHARE
                                                              STOCK OPTIONS   EXERCISE PRICE
--------------------------------------------------------------------------------------------
Options Outstanding, December 31, 1998                            28,860          $21.18
--------------------------------------------------------------------------------------------
Gartner Spin-Off
  Conversion adjustment(1)                                         4,108              --
Granted                                                            8,646          $34.14
Exercised                                                         (1,885)         $16.96
Expired/Terminated                                                (4,847)         $22.76
--------------------------------------------------------------------------------------------
Options Outstanding, December 31, 1999                            34,882          $21.96
--------------------------------------------------------------------------------------------
Synavant Spin-Off                                                 (3,574)         $22.31
Conversion adjustment(1)                                           1,259              --
Granted                                                           24,924          $18.69
Exercised                                                         (8,191)         $16.54
Expired/Terminated                                                (3,733)         $23.28
--------------------------------------------------------------------------------------------
Options Outstanding, December 31, 2000                            45,567          $20.40
--------------------------------------------------------------------------------------------
Granted                                                            4,270          $24.25
Exercised                                                        (14,566)         $16.88
Expired/Terminated                                                (3,137)         $24.22
--------------------------------------------------------------------------------------------
Options Outstanding, December 31, 2001                            32,134          $22.14
--------------------------------------------------------------------------------------------

(1) THE CONVERSION ADJUSTMENT RELATES TO THE CONVERSION FACTOR APPLIED TO EXISTING OPTIONS AS A RESULT OF THE GARTNER AND SYNAVANT SPIN-OFFS IN 1999 AND 2000, RESPECTIVELY.

    The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2001:

                                                                  WEIGHTED AVERAGE PER SHARE
                         AS OF DECEMBER 31, 2001                    OPTION EXERCISE PRICES
                        -------------------------    REMAINING    --------------------------
      RANGE OF            NUMBER        NUMBER      CONTRACTUAL
   EXERCISE PRICES      OUTSTANDING   EXERCISABLE      LIFE       OUTSTANDING    EXERCISABLE
--------------------------------------------------------------------------------------------
    $ 9.65-$14.76             174          169       4.1 years       $12.66        $12.69
    $15.21-$16.83           9,992        7,746       5.4 years       $16.20        $16.46
    $17.33-$20.52           6,847        3,582       7.3 years       $20.39        $20.32
    $21.00-$26.99           7,513        3,484       7.1 years       $24.25        $24.67
    $27.12-$29.90           2,654        2,081       6.8 years       $29.10        $29.36
    $30.39-$32.76           4,954        3,499       7.0 years       $30.42        $30.42
                        -------------------------
                           32,134       20,561
--------------------------------------------------------------------------------------------

    On January 3, 2000, the Company reduced the vesting period on substantially all options previously granted with a six-year vesting period to four years. As a result 4,997 previously unvested options with exercise prices ranging from $15.93 to $28.95 became exercisable of January 3, 2000. On May 22, 2000 in connection with the sale of Erisco, the Company accelerated the vesting on 2,738 options and extended the post termination exercise period for certain unvested options granted prior to 1998.

    CTS stock option activity and related information as of and for the years ended December 31, 2001, 2000 and 1999 is summarized below:

                                                              2001                   2000                   1999
                                                      ------------------------------------------------------------------
                                                                 WEIGHTED               WEIGHTED               WEIGHTED
                                                                  AVERAGE                AVERAGE                AVERAGE
                                                                 PER SHARE              PER SHARE              PER SHARE
                                                                 EXERCISE               EXERCISE               EXERCISE
                                                       SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                       3,681      $18.90      2,552      $ 8.37      1,370      $ 2.93
Granted, Employee Option Plan                             --          --         --          --        122      $13.73
Granted, Directors Option Plan                            --          --         --          --         40      $11.16
Granted, 1999 Incentive Comp. Plan                     1,542      $31.71      1,408      $37.59      1,277      $12.58
Exercised                                               (666)     $ 7.71       (130)     $ 6.01       (191)     $ 2.88
Cancelled                                               (238)     $37.57       (148)     $26.43        (66)     $ 4.51
Expired                                                  (13)     $53.70         (1)     $12.22         --          --
------------------------------------------------------------------------------------------------------------------------
Outstanding--end of year                               4,306      $24.08      3,681      $18.90      2,552      $ 8.37
------------------------------------------------------------------------------------------------------------------------
Exercisable--end of year                               1,191      $13.99        957      $ 5.83        442      $ 3.40
------------------------------------------------------------------------------------------------------------------------

    Options granted under these plans may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant with the exception of 98 shares granted in 1998 to the Chairman & CEO at an amount less than the then current fair market value of the shares on the date of grant. CTS has recorded the related compensation expense over the vesting period of these options. All options have a life of ten years, generally vest proportionally over four years and have an exercise price equal to the fair market value of the common stock on the grant date.

NOTE 17. INCOME TAXES

    Income (Loss) from continuing operations before provision for income taxes consisted of:

                                 2001       2000       1999
-------------------------------------------------------------
U.S.                           $   (280)  $ 86,719   $ 98,016
Non-U.S.                        184,081    174,594    250,426
-------------------------------------------------------------
                               $183,801   $261,313   $348,442
-------------------------------------------------------------

    The provision (benefit) for income taxes consisted of:

                                   2001       2000       1999
---------------------------------------------------------------
U.S. Federal and State:
  Current                        $(2,042)   $ 59,022   $60,444
  Deferred                           501      34,362     3,560
---------------------------------------------------------------
                                 $(1,541)   $ 93,384   $64,004
---------------------------------------------------------------
Non-U.S.:
  Current                        $33,182    $ 23,165   $61,597
  Deferred                         6,774      23,863   (27,525)
---------------------------------------------------------------
                                 $39,956    $ 47,028   $34,072
---------------------------------------------------------------
Total                            $38,415    $140,412   $98,076
---------------------------------------------------------------

    The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

                                           2001       2000       1999
-----------------------------------------------------------------------
Tax Expense at Statutory Rate              35.0%      35.0%      35.0%
State and Local Income Taxes, net of
  Federal Tax Benefit                       0.7        1.6        0.1
Pre-Spin Liability                        (11.4)        --        2.6
Amortizable Non-U.S. Intangibles           (8.0)      (7.4)     (19.5)
Impact of Non-U.S. Tax Rates and Credit    (1.8)       2.7        2.1
Non-Deductible Goodwill Amortization        1.6        2.8        1.9
Non-U.S. Tax Liabilities                    1.4        0.1        5.3
Non-Deductible U.S. Impairment
  Charge--Synavant                           --       13.6         --
Utilization of Prior Year Non-U.S.
  NOL's                                      --       (3.9)        --
Non-Deductible Spin and Related Costs
  and Severance, Impairment and Other
  Charges                                    --        1.9        1.0
Impact of Non-U.S. Tax Rate Changes on
  Deferred Taxes                             --        6.8        2.6
Recognition of Loss on Sale of SSJ           --         --       (2.6)
Other, net                                  3.4        0.5       (0.4)
-----------------------------------------------------------------------
Total Taxes                                20.9%      53.7%      28.1%
-----------------------------------------------------------------------

    The Company's 2001 effective tax rate of 20.9% reflects the financial statement impact of the expiration, without adjustment, on September 30, 2001 of the statute of limitations on certain previously-reserved-for Donnelley Legacy transactions (approximately $21,033), and the recognition of additional tax benefits arising from a 1998 non-U.S. reorganization which gave rise to tax deductible amortization of non-U.S intangible assets (approximately $14,660), resulting from the reassessment of the tax benefits from this reorganization following certain new non-U.S. tax legislation enacted at the end of the first quarter of 2001. The Company's 2000 effective tax rate of 53.7% reflected principally the non-deductible U.S. Impairment Charge--Synavant, Spin and Related Costs and Severance, Impairment and Other Charges (portions of which are non-deductible), and a reduction in the net German deferred tax assets (principally non-U.S. intangible assets) due to a reduction in the German corporate tax rate from 40% to 25% ($17,655). These were offset by the recognition of certain German trade tax benefits on tax deductible amortization of non-U.S. intangible assets resulting from a favorable German court decision ($19,355), and the recognition of the tax benefit of certain net operating losses ("NOLs") due to the implementation of global tax planning strategies ($10,072). The Company's 1999 effective tax rate of 28.1% reflected a non-deductible one-time Gartner Spin and Related Costs. To consolidate certain of its international operations, in 1999 the Company engaged in a non-U.S. reorganization which gave rise to tax deductible amortization of non-U.S. intangible assets.

    The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                          2001        2000
-------------------------------------------------------------
Deferred Tax Assets:
  Non-U.S. Intangibles                  $  63,322   $  74,914
  Net Operating Losses                     28,518      28,176
  Employee Benefits                        24,194      15,106
  Accrued Liabilities                       7,983       6,561
  U.S. Intangibles                             --       6,284
-------------------------------------------------------------
                                          124,017     131,041
Valuation Allowance                       (13,202)    (11,718)
-------------------------------------------------------------
                                          110,815     119,323
-------------------------------------------------------------
Deferred Tax Liabilities:
  Computer Software                       (36,309)    (26,213)
  CTS Undistributed Indian Earnings       (25,535)    (16,822)
  Securities and Other Investments        (21,056)    (37,554)
  Deferred Revenue                        (15,982)    (31,882)
  Depreciation                            (10,242)     (9,844)
  Other                                    (9,843)     (5,505)
-------------------------------------------------------------
                                         (118,967)   (127,820)
-------------------------------------------------------------
Net Deferred Tax Asset (Liability)      $  (8,152)  $  (8,497)
-------------------------------------------------------------

    In connection with the tax-free TriZetto acquisition, the Company has a deferred tax liability of $30,178 and $35,502 for 2001 and 2000 respectively, on the difference between the substituted tax basis and the equity investment in TriZetto in accordance with SFAS No. 109. This deferred tax liability is included in Securities and Other Investments above.

    The 2001 and 2000 net deferred tax liability consists of a current deferred tax asset of $63,103 and $62,934, a non-current deferred tax asset of $47,063 and $49,342, a current deferred tax liability of $10,684 and $15,812, and a non-current deferred tax liability included in Other Liabilities of $107,634 and $104,961, respectively. Also included in Other Liabilities are certain income tax and other Donnelley Legacy liabilities deemed to be long-term in nature by the Company ($49,746). See Notes 2, 21 and 22.

    The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses, in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

    The Company intends to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries other than the Indian earnings of CTS. CTS management currently intends to repatriate all Indian earnings to the U.S. and has provided deferred U.S. income taxes on all such Indian undistributed earnings. Undistributed earnings of non-U.S. subsidiaries, other than the Indian earnings of CTS, aggregated approximately $675,700 at December 31, 2001. Deferred tax liabilities for U.S. federal income taxes have not been recognized for these undistributed earnings. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

NOTE 18. COMMITMENTS

    The Company's contractual obligations include facility leases, agreements to purchase data and telecommunications services and leases of certain computer and other equipment. At December 31, 2001, the minimum annual payment under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

                                         DATA AND          COMPUTER
                       OPERATING     TELECOMMUNICATION     EQUIPMENT
YEAR                   LEASES(1)        SERVICES(2)        LEASES(3)     TOTAL
--------------------------------------------------------------------------------
2002                    $19,222          $102,676          $ 17,599     $139,497
2003                     17,107            79,557            13,373      110,037
2004                     12,607            47,822             7,316       67,745
2005                      9,894            37,133             4,252       51,279
2006                      8,710             3,160               579       12,449
Thereafter                9,645             2,490               116       12,251
--------------------------------------------------------------------------------
Total                   $77,185          $272,838          $ 43,235     $393,258
--------------------------------------------------------------------------------

(1) Rental expense under real estate operating leases for the years 2001, 2000 and 1999 was $17,176, $18,911 and $26,656 respectively.

(2) Expense for data and telecommunications services for the years 2001, 2000 and 1999 was $96,727, $85,858 and $73,061 respectively.

(3) Rental expense under computer and other equipment leases was $16,790, $14,348 and $22,248 for 2001, 2000 and 1999, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

    Commitments also include "Capital Calls" which are required payments pursuant to the Enterprises agreements. At December 31, 2001 the Company is obligated to contribute a maximum of $7,000 to meet capital call requirements over the remaining life of the Enterprises venture capital entities.

NOTE 19. IMS HEALTH CAPITAL STOCK

    On July 19, 2000 the Board of Directors authorized a stock repurchase program to buy up to 40,000 shares, marking the fifth consecutive repurchase program the Company has implemented. Shares acquired through the repurchase program will be open-market purchases in compliance with Securities and Exchange Commission Rule 10b-18.

    During 2001, the Company repurchased 12,124 shares of outstanding common stock at a total cost of $310,482. The shares were repurchased under the stock repurchase programs approved by the Board of Directors on July 19, 2000. As of December 31, 2001, 20,577 shares had been repurchased since the inception of the July 2000 program at a total cost of $517,129.

    On October 19, 1999 the Board of Directors authorized a stock repurchase program to buy up to 16,000 of the Company's outstanding common stock. A portion of this program was intended to offset option exercises. This program was completed in October 2000 at a total cost of $348,730.

    On October 20, 1998 the Board of Directors authorized a stock repurchase program to buy up to 16,000 shares of the Company's outstanding common stock. A portion of this program was intended to offset option exercises. This program was completed in October 1999 at a cost of $478,302.

    Under the Company's Restated Certificate of Incorporation as amended, the Company has authority to issue 820,000 shares with a par value of $.01 per share of which 800,000 represent shares of common stock, 10,000 represent shares of preferred stock and 10,000 represent shares of series common stock. The preferred and series common stock can be issued with varying terms, as determined by the Board of Directors.

    On December 15, 1998, the Company's Board of Directors authorized a 2-for-1 split of its common stock effective January 15, 1999, in the form of a stock dividend to shareholders of record on December 29, 1998. All share and per share amounts in the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements have been restated to give effect to the stock split.

    In connection with the Cognizant Spin-Off, the Company entered into a Rights Agreement designed to protect shareholders of the Company in the event of unsolicited offers to acquire the Company and the other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent shareholder interests. Under the Rights Agreement, each share of the common stock has one-half of one right which trades with the stock until the right becomes exercisable. Each right entitles the registered holder to purchase 1/1000 of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $225 per 1/1000 of a share, subject to adjustment. The rights will generally not be exercisable until a person or group ("Acquiring Person") acquires beneficial ownership of, or commences a tender offer or exchange offer which would result in such person or group having beneficial ownership of 15% or more of the outstanding common stock (20% in the case of certain institutional investors).
    In the event that any person or group becomes an Acquiring Person, each right will thereafter entitle its holder (other than the Acquiring Person) to receive, upon exercise, shares of stock having a market value of two times the exercise price in the form of the Company's common stock or, where appropriate, the Acquiring Person's common stock. The Company may redeem the rights, which expire in June 2008, for $0.01 per right, under certain circumstances.
NOTE 20. ELIMINATION OF ONE-MONTH REPORTING LAG IN IMS HEALTH OPERATING ENTITIES Effective in the first quarter of 1999, the Company's operating units which previously reported on a fiscal year ended November 30 revised their reporting period to conform to the Company's fiscal year end of December 31 (the "Calendarization"). This revision was made to reflect the results of operations and financial position of these operating units on a more timely basis, consistent with business performance, and to increase operating efficiency. The Company has improved its internal financial systems and work processes, so that the Company now has the capability to more rapidly collect, consolidate and report information. As such, the financial statements of the Company's operating units at December 31, 1998 reflect a twelve-month period ended November 30. The $1,040 of net income related to the operating results of the Company's operating units for the period December 1 through December 31, 1998 was recorded directly to shareholders' equity as an addition to Retained Earnings. In addition, December 1998 included a $3,409 currency translation adjustment in the period that was recorded as a reduction of cumulative translation adjustment.

    The following table presents the company's operating units condensed consolidated financial information for the one-month period ended December 31, 1998:

                                    ONE MONTH ENDED
                                   DECEMBER 31, 1998
----------------------------------------------------
Revenue..........................       $71,754
Operating Income.................         1,137
Income Before Provision for
  Income Taxes...................         1,432
Provision for Income Taxes.......          (392)
Net Income.......................       $ 1,040
----------------------------------------------------
Earnings Per Share...............       $ 0.003
----------------------------------------------------

    The following table presents the Company's operating units cash flow information for the one-month period ended December 31, 1998:

                               ONE MONTH ENDED
                              DECEMBER 31, 1998
-------------------------------------------------
Net Cash Provided by
  Operating Activities....         $30,852
Net Cash Used in Investing
  Activities..............          (3,645)
Net Cash Provided by
  Financing Activities....           2,276
Effect of Exchange Rate
  Changes on Cash and Cash
  Equivalents.............           1,181
-------------------------------------------------
Increase in Cash and Cash
  Equivalents.............         $30,664
-------------------------------------------------

NOTE 21. CONTINGENCIES

    The Company and its subsidiaries are involved in various legal proceedings, claims litigation and tax matters arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings, claims litigation and tax matters, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

    In addition, the Company is subject to certain other contingencies discussed below:

INFORMATION RESOURCES LITIGATION

    On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun and Bradstreet Corporation" and now known as "R. H. Donnelley Corporation" ("Donnelley"), A.C. Nielsen Company and I.M.S. International Inc. (a predecessor of IMS Health) (the "IRI Action"). At the time of the filing of the complaint, each of the other defendants was a subsidiary of Donnelley.

    The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by the defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

    On October 15, 1996, the defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied the defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, the defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, the defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, the defendants filed a supplemental answer denying the remaining material allegations of the amended complaint. On December 22, 1999, the defendants filed a motion for partial summary judgement seeking to dismiss IRI's non-U.S. antitrust claims. On July 12, 2000, the court granted the motion dismissing claims of injury suffered from activities in foreign markets where IRI operated through subsidiaries or companies owned by joint ventures or "relationships" with local companies. This ruling is currently on appeal. Discovery is continuing in this matter.

    In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the distribution by Donnelley of shares of Cognizant Corporation ("Cognizant") and ACNielsen Corporation (the parent company of A.C. Nielsen Company) in 1996, Donnelley, ACNielsen and Cognizant entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that, in the event of an adverse decision, ACNielsen will assume exclusive liability for liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount") and that Cognizant and Donnelley will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount ACNielsen will be able to pay after giving effect to (i) any plan submitted by such investment bank that is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented. On February 19, 2001, ACNielsen announced that it merged with VNU N.V. Pursuant to the Indemnity and Joint Defense Agreement, VNU is to be included with ACNielsen for purposes of determining the ACN Maximum Amount.

    In 1998, IMS Health was spun-off from Cognizant (the "1998 Spin-Off") which then changed its name to Nielsen Media Research, Inc. ("NMR"). IMS Health and NMR are jointly and severally liable to Donnelley and ACNielsen for Cognizant's obligations under the terms of the Distribution Agreement dated October 28, 1996 among Donnelley, Cognizant and ACNielsen (the "1996 Distribution Agreement"). In connection with the 1998 Spin-Off, IMS Health and NMR agreed that, as between themselves, IMS Health will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS Health agreed to be fully responsible for any legal fees and expenses incurred during 1998. NMR's aggregate liability to IMS Health for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125,000.

    During 1998, Donnelley separated into two companies (the "1998 Donnelley Spin"), Donnelley and The Dun & Bradstreet Corporation ("D&B I"). As a result, Donnelley and D&B I are each jointly and severally liable for all Donnelley liabilities under the Indemnity and Joint Defense Agreement and the 1996 Distribution Agreement. During 2000, D&B I separated into two companies, Moody's Corporation ("Moody's") and The Dun & Bradstreet Corporation ("D&B II"). Moody's and D&B II are each jointly and severally liable for all liabilities under the Indemnity and Joint Defense Agreement and the 1996 Distribution Agreement that were assumed by D&B I in the 1998 Donnelley Spin.

    Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

MATTERS BEFORE THE EUROPEAN COMMISSION

    The Company is the subject of complaints filed with the European Commission ("EC" or the "Commission") pursuant to Article 3 of Council Regulation No. 17 of 1972. The EC complaints allege that the Company has been and continues to engage in certain commercial practices that violate Articles 81 and 82 of the EC Treaty, which relate to agreements or abuses of a dominant position that adversely affect competition.

    As a result of certain of these complaints, on October 19, 2000, the Commission initiated formal proceedings against the Company through the adoption of a statement of objections alleging that certain of the Company's commercial practices constituted an abuse of a dominant position in contravention of
Article 82 of the EC Treaty. A statement of objections is a preliminary document that does not represent the Commission's final view on the practices at issue. Under Commission procedures, the Company has full rights of defense, including access to the Commission's files, the right to answer the statement of objections in writing and produce evidence of its own, and the right to request the opportunity to present its defense at an oral hearing. On February 6, 2001, the Company filed its written answer to the statement of objections. The Commission will ultimately determine whether a decision requiring the Company to end some or all of the contested practices is necessary and may impose fines against the Company. If such a decision is rendered against the Company, the Company could appeal that decision before the European Court of First Instance. The Company intends to vigorously defend this matter.

    One of the EC complaints is an application lodged with the Commission by National Data Corporation ("NDC") on December 19, 2000. This complaint requests that the Commission initiate a proceeding against the Company for an alleged infringement of Article 82 of the EC Treaty and grant interim measures (the "Application"). The Application concerns an IMS Health geographic mapping structure used for the reporting of regional sales data in Germany, which the German courts have ruled is copyright protected. The Application requests that the Commission grant interim relief requiring the Company to grant NDC a compulsory license to enable NDC to use this structure in its competing regional sales data service in Germany.

    On March 8, 2001, the Commission decided to initiate formal proceedings against the Company through the adoption of another statement of objections alleging that the Company's refusal to enter into negotiations with NDC following NDC's request for a license to use the aforementioned geographic mapping structure could constitute an abuse of a dominant position in contravention of Article 82 of the EC Treaty. In addition, the Commission proposed the granting of interim measures requiring the Company to license this structure to third parties, including NDC, until the Commission adopts a final decision on the merits of the case.

    On July 3, 2001, the Commission announced its interim decision in these proceedings (the "Interim Decision") ordering interim measures pending a final decision on the Application. The Interim Decision required the Company to grant a license of the geographic mapping structure on commercially reasonable terms without delay to NDC and to any other competitor currently present on the German regional sales data market should it request a license. The terms and royalties to be paid for the license were to be agreed between the Company and the requesting party, and if agreement could not be reached in a two week period, then the terms and royalties for the license would be determined by one or more independent experts agreed to by the parties, or if the parties could not agree, then the Commission would appoint one or more experts. The Interim Decision states that the expert(s) shall communicate its determination to the Commission for approval within two weeks of being chosen. Finally, the Interim Decision provides for a penalty of 1,000 EUROS per day should the Company fail to comply with the Interim Decision.

    Following issuance of the Interim Decision, NDC and AyzX Deutschland GmbH ("AzyX") requested from the Company a license to the geographic mapping structure. The Company was not able to agree with NDC or AzyX on the terms and royalties to be paid for the license or the determination of one or more independent experts. Before the Commission appointed any independent experts, the Interim Decision was suspended by the President of the European Court of First Instance (the "CFI") as noted below.

    On August 6, 2001, the Company filed an appeal with the CFI seeking the annulment of the Interim Decision in its entirety (the "Annulment Appeal") and requesting that operation of the Interim Decision be suspended until the CFI renders judgement on the Annulment Appeal. On October 26, 2001, the President of the CFI ruled in the Company's favor and suspended the operation of the Decision until the Annulment Appeal is heard and decided. On December 12, 2001, NDC filed an appeal to the European Court of Justice ("ECJ") seeking annulment of the October 26 decision against it. The Company has filed its reply to NDC's appeal and expects the ECJ to rule on the appeal in the coming months. The Company intends to continue to vigorously assert that its refusal to grant licenses to its copyright protected geographic mapping structure to its direct competitors in Germany, competing in the same market for which the copyright exists, is not in contravention of Article 82 of the EC Treaty.

    Management of the Company is unable to predict at this time the final outcome of the matters described above or whether the resolution of these matters could materially affect the Company's future results of operations, cash flows or financial position.

OTHER CONTINGENCIES

    Under the terms of the earn out within the purchase agreements for one of the acquisitions made in 2001, the Company may be required to pay up to

$36,720 during 2002 to 2004 as contingent consideration. See Note 5.

    The Company and its predecessors have entered, and the Company continues to enter, into global tax planning initiatives in the normal course of their businesses. These activities are subject to review by tax authorities. As a result of the review process, uncertainties exist and it is possible that some of these matters could be resolved adversely to the Company.

    In 1999, the Company was informed by D&B I, acting as agent for Donnelley, that the IRS was reviewing Donnelley's utilization of certain capital losses during 1989 and 1990. In response, D&B I advised that it intended to file an amended tax return for these periods and to pay this amount in order to prevent further interest from accruing. In May 2000, D&B I paid $349,291 of this amount and the Company paid $212,291 pursuant to its obligation under the 1996 Distribution Agreement and the Distribution Agreement between Cognizant (renamed
NMR) and the Company (the "1998 Distribution Agreement"), whereby the Company is in effect obligated to pay an amount equal to one-half of the tax and interest owed to the IRS for this matter to the extent the liability exceeds $137,000 (subject to reimbursement to the Company of a portion of this amount by NMR). In the second quarter of 2000, Donnelley received a formal assessment from the IRS with respect to this matter in the amount of $561,582, for additional tax and interest due, which was satisfied by the payments made by D&B I and the Company in May 2000. D&B I has advised the Company that, notwithstanding the filing and payment, it intends to contest the assessment and would also contest the assessment of amounts, if any, in excess of the amounts paid. The Company had previously accrued for this liability and, therefore, this payment did not result in an expense in 2000.

    Pursuant to the 1998 Distribution Agreement, NMR is responsible for a portion of the amount that the Company paid pursuant to the 1996 Distribution Agreement ($41,136 according to the Company's calculations). NMR was not obligated to pay its share to the Company until January 2, 2001. In
December 2000, the Company requested reimbursement of this amount from NMR. On January 2, 2001, NMR made a payment of $10,530 in respect of such matter but refused to pay the remaining $30,606 based on its interpretation of the applicable agreements. The Company believes that NMR's position has no merit and plainly contravenes the terms of the applicable agreements. Accordingly, the Company has a receivable of $33,361 for the outstanding principal amount due and has now also recorded interest income thereon of $2,755 from January 2, 2001 in accordance with the terms of the applicable agreements, reflected as Other Receivable in the Consolidated Statements of Financial Position. The Company has commenced arbitration regarding this matter by filing a Demand for Arbitration with the American Arbitration Association International Center for Dispute Resolution. The Company believes it will prevail in this matter.

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

    As part of the Synavant Spin-Off, IMS Health and Synavant entered into a Distribution Agreement. In connection with the Distribution, Synavant will be jointly and severally liable to the other parties in the 1996 and 1998 Distribution Agreements for the liabilities relating to certain tax matters as well as those relating to the IRI Action. Under the Synavant Distribution Agreement, as between IMS Health and Synavant, each will bear 50% of IMS Health's share of these liabilities (net of the liability borne by NMR) up to a maximum liability of $9,000 for Synavant. See Note 7. If, contrary to expectations, the Synavant Spin-Off were not to qualify as tax free under
Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the consolidated group, of which IMS Health is a common parent and Synavant is a member, based on the difference between (x) the fair market value of the Synavant Common Stock on the date of the Synavant Spin-Off and (y) the adjusted basis of such Synavant Common Stock. In addition, under the consolidated return rules, each member of the consolidated group would be severally liable for such tax liability. IMS Health estimates that the aggregate tax liability in this regard is not expected to exceed $100,000. Pursuant to the Tax Allocation Agreement, IMS Health would be liable for the resulting corporate tax, except as provided in the Distribution Agreement. In the opinion of management and based on the opinion of tax counsel it is not probable that the Company will incur any liability.

    The Company intends to vigorously defend the matters noted above. The Company is unable to predict at this time the final outcome of these matters or whether the resolution of these matters could materially affect the Company's results of operations, cash flows, or financial position.

NOTE 22. SUPPLEMENTAL FINANCIAL DATA

ACCOUNTS RECEIVABLE, NET:

                                           2001       2000
------------------------------------------------------------
Trade and Notes                          $193,182   $202,344
Less: Allowance for Doubtful Accounts      (9,260)    (8,016)
Unbilled Receivables                       31,268     21,006
Other                                      13,436     15,654
------------------------------------------------------------
At December 31,                          $228,626   $230,988
------------------------------------------------------------

OTHER CURRENT ASSETS:

                                           2001       2000
------------------------------------------------------------
Deferred Income Taxes                    $ 63,103   $ 62,934
Prepaid Expenses                           23,335     21,666
Inventory                                  34,032     30,307
Cash Due in Respect of Stock Options        4,449     10,961
Other                                       1,553      6,945
------------------------------------------------------------
At December 31,                          $126,472   $132,813
------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT, NET:

                                                        ESTIMATED
                                   2001       2000     USEFUL LIVES
-------------------------------------------------------------------
Buildings                        $ 84,466   $ 85,020   40-50 years
Machinery and Equipment           209,041    196,719    3-5 years
Less: Accumulated Depreciation   (158,280)  (150,415)
Leasehold Improvements, less
  Accumulated Amortization of
  $12,108 and $12,570,
  respectively                      7,486      7,634
Land                                6,371      6,489
----------------------------------------------------
At December 31,                  $149,084   $145,447
----------------------------------------------------

OTHER ASSETS:

                                            2001       2000
-------------------------------------------------------------
Long-Term Pension Assets                  $ 45,982   $25,940
Long-Term Deferred Tax Asset                47,063    49,342
Deferred Charges and Other Intangible
  Assets                                    24,997     9,571
Other                                        6,558     6,743
-------------------------------------------------------------
At December 31,                           $124,600   $91,596
-------------------------------------------------------------

COMPUTER SOFTWARE AND GOODWILL:

                                         SOFTWARE   GOODWILL
------------------------------------------------------------
January 1, 2000                          $174,974   $339,491
Additions at Cost                         50,646          --
Amortization                             (40,995)    (19,120)
Synavant and Erisco dispositions (Notes
  7 and 12)                              (20,091)    (69,957)
Impairment Charge--Synavant (Note 6)     (14,553)   (100,900)
Asset Impairment Charge (Note 8)         (24,166)         --
Other Deductions, Reclassifications and
  Foreign Exchange                        (8,127)     (5,414)
------------------------------------------------------------
December 31, 2000                        $117,688   $144,100
Additions at Cost                         49,858      19,553
Amortization                             (29,537)    (10,316)
Asset Impairment Charge (Note 8)         (17,723)     (4,243)
Other Deductions, Reclassifications and
  Foreign Exchange                        (3,746)       (497)
------------------------------------------------------------
December 31, 2001                        $116,540   $148,597
------------------------------------------------------------

    Accumulated amortization of computer software was $244,116 and $234,270 at December 31, 2001 and 2000, respectively. Accumulated amortization of goodwill was $50,984 and $41,937 at December 31, 2001 and 2000, respectively.

ACCOUNTS PAYABLE:

                                             2001       2000
--------------------------------------------------------------
Trade                                      $16,481    $15,548
Taxes Other than Income Taxes               11,967     19,863
Other                                        4,879      9,787
--------------------------------------------------------------
At December 31,                            $33,327    $45,198
--------------------------------------------------------------

ACCRUED AND OTHER CURRENT LIABILITIES:

                                           2001       2000
------------------------------------------------------------
Salaries, Wages, Bonuses and Other
  Compensation                           $ 37,039   $ 58,370
Data acquisition                           28,267     23,033
Accrued Severance and Other                63,700     39,129
Other                                      67,209     99,194
------------------------------------------------------------
At December 31,                          $196,215   $219,726
------------------------------------------------------------

NOTE 23. OPERATIONS BY BUSINESS SEGMENT

    Operating segments are defined as components of an enterprise about which financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision-making groups, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company, operating globally in approximately 100 countries, is managed by way of and delivers information, software and related services principally through the strategic business segments referenced below. See
Note 1.

    The chief operating decision-makers evaluate the performance and allocate resources based on revenue and operating income. All inter-segment transactions are excluded from management's analysis of operations by business segment.

    As at December 31, 2001, the Company's reportable segments are as follows:

    1. The IMS Segment is a leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Its key products include sales management information to optimize sales force productivity, marketing effectiveness research for prescription and over-the-counter pharmaceutical products, consulting and other services. The IMS Segment is managed on a global business model with global leaders for the majority of its critical business processes. Corporate expenses, which were previously not allocated to segments, are now included within the IMS Segment as the costs principally relate to the management of its business. Corporate expenses of $30,668 and $32,018 have been reclassified for the years ended December 31, 2000 and 1999, respectively. In addition the IMS Segment includes the Company's venture capital unit, Enterprises, which is focused on investments in emerging businesses and IMS's 26.8% equity interest in TriZetto.

    2. The CTS Segment delivers full life-cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business. These services are delivered through the use of a seamless on-site and offshore consulting project team. CTS's primary service offerings include application development and integration, application management and re-engineering services.

    During 2000 and 1999, the Company also included:

    3. The Transaction Businesses Segment, which consisted of (a) Synavant, which serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision-making; (b) Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry; and (c) three small non-strategic software businesses. The Company spun off the Synavant business on August 31, 2000 and sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. The Company also divested or discontinued the other small non-strategic software businesses.

                                                                           TRANSACTION                     TOTAL
                                                     IMS         CTS      BUSINESSES(2)   ELIMINATION   CONSOLIDATED
--------------------------------------------------------------------------------------------------------------------
YEAR END DECEMBER 31, 2001:
  Revenue(5)                                      $1,173,954   $177,778            --      $(18,809)     $1,332,923
  Operating Income (Loss)(1)                      $  288,540   $ 35,621            --            --      $  324,161
  Total Assets(3)(4)                              $1,222,571   $144,983            --            --      $1,367,554
--------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000:
  Revenue(5)                                      $1,131,211   $137,031     $ 170,385      $(14,268)     $1,424,359
  Operating Income (Loss)(1)                      $  282,514   $ 26,129     $(171,450)           --      $  137,193
  Total Assets(3)(4)                              $1,192,348   $109,542     $   6,271            --      $1,308,161
--------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999:
  Revenue(5)                                      $1,037,025   $ 88,904     $ 286,880      $(14,820)     $1,397,989
  Operating Income (Loss)(1)                      $  290,564   $ 16,645     $  31,814            --      $  339,023
  Total Assets(3)(4)                              $1,153,236   $ 69,011     $ 311,724            --      $1,533,971
--------------------------------------------------------------------------------------------------------------------

NOTES TO OPERATIONS BY BUSINESS SEGMENTS:

    1. In 2000, $37,626 of Spin and Related Costs (Synavant), which were previously recorded in Corporate Expenses, have been reallocated to the Transaction Businesses Segment and an Executive Management Transition Charge of $31,133, previously recorded in Corporate Expenses, has been reallocated to the IMS Segment. In 1999, Spin and Related Costs (Gartner) of $9,500 were previously recorded in Corporate Expenses and have now been reallocated to the IMS Segment.

    2. The Transaction Businesses Segment includes Synavant up to the spin-off date of August 31, 2000, and Erisco up to the date of the sale of October 3, 2000. Revenues and operating losses for Synavant during this period amounted to $119,700 and $132,000 respectively. The remaining revenues and results of operations relate primarily to the Erisco business.

    3. Total assets of the IMS Segment include Net Assets of Discontinued Operations (Gartner) of $0, $60,799 and $96,988, as of December 31, 2001, 2000 and 1999, respectively. IMS Segment assets also include the Company's investment in TriZetto of $119,896 and $137,501 as of December 31, 2001 and 2000 respectively, and certain Corporate assets.

    4. CTS segment assets include Cash and Cash Equivalents of $84,977, $61,976 and $42,641 at December 31, 2001, 2000 and 1999, respectively.

    5.  Eliminations relate to sales from the CTS segment to the IMS segment.

GEOGRAPHIC FINANCIAL INFORMATION:

                                                                U.S.     NON-U.S.(2)     TOTAL
-------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2001
Revenue(1)                                                    $614,108    $718,815     $1,332,923
Long-Lived Assets(3)                                          $433,676    $223,412     $  657,088
-------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000
Revenue(1)                                                    $653,965    $770,394     $1,424,359
Long-Lived Assets(3)                                          $478,426    $188,871     $  667,297
-------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999
Revenue(1)                                                    $586,826    $811,163     $1,397,989
Long-Lived Assets(3)                                          $626,044    $210,404     $  836,448
-------------------------------------------------------------------------------------------------

(1) REVENUE RELATES TO EXTERNAL CUSTOMERS AND IS PRIMARILY BASED ON THE LOCATION OF THE CUSTOMER.

(2) NON-U.S. REVENUE IS PRINCIPALLY FROM JAPAN, THE UNITED KINGDOM, GERMANY, ITALY, FRANCE, AUSTRALIA AND OTHER COUNTRIES WITHIN EUROPE, LATIN AMERICA AND THE FAR EAST.

(3) LONG-LIVED ASSETS CONSISTS OF: SECURITIES AND OTHER INVESTMENTS; TRIZETTO EQUITY INVESTMENT; PROPERTY, PLANT AND EQUIPMENT, NET; COMPUTER SOFTWARE; GOODWILL; DEFERRED CHARGES, NET; OTHER INTANGIBLES, NET AND LONG-TERM PENSION ASSETS.

FINANCIAL INFORMATION BY KEY PRODUCT LINE:

                                                                 2001         2000         1999
--------------------------------------------------------------------------------------------------
IMS Segment
  Sales management                                            $  730,169   $  682,149   $  599,273
  Market research                                                412,353      404,091      392,423
  Other                                                           31,432       44,971       45,329
--------------------------------------------------------------------------------------------------
Total IMS Segment                                              1,173,954    1,131,211    1,037,025
CTS Segment(1)                                                   158,969      122,763       74,084
Transaction Businesses Segment                                        --      170,385      286,880
--------------------------------------------------------------------------------------------------
Total Revenues                                                $1,332,923   $1,424,359   $1,397,989
--------------------------------------------------------------------------------------------------

(1) AFTER ELIMINATION OF INTERSEGMENT SALES OF $18,809, $14,268 AND $14,820 IN 2001, 2000 AND 1999, RESPECTIVELY.

QUARTERLY FINANCIAL DATA (UNAUDITED)

AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                                THREE MONTHS ENDED
2001                                                                            ------------------
                                                               MAR-31     JUN-30     SEP-30    DEC-31(1)   FULL YEAR
---------------------------------------------------------------------------------------------------------------------
Revenue                                                       $329,562   $334,349   $328,137   $340,875    $1,332,923
Operating Income (Loss)                                       $ 96,458   $107,207   $123,442   $ (2,946)   $  324,161
Income (Loss) from Continuing Operations,
  Net of Income Taxes                                         $ 65,807   $ 64,544   $ 41,285   $(33,235)   $  138,401
Income from Discontinued Operations,
  Net of Income Taxes                                               --         --   $ 47,025         --    $   47,025
Net Income (Loss)                                             $ 65,807   $ 64,544   $ 88,310   $(33,235)   $  185,426
---------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
  Income (Loss) from Continuing Operations                    $   0.22   $   0.22   $   0.14   $  (0.11)   $     0.47
  Income from Discontinued Operations                         $   0.00   $   0.00   $   0.16   $   0.00    $     0.16
Net Income (Loss)                                             $   0.22   $   0.22   $   0.30   $  (0.11)   $     0.63
---------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share
  Income (Loss) from Continuing Operations                    $   0.22   $   0.21   $   0.14   $  (0.11)   $     0.46
  Income from Discontinued Operations                         $   0.00   $   0.00   $   0.16   $   0.00    $     0.16
Net Income (Loss)                                             $   0.22   $   0.21   $   0.29   $  (0.11)   $     0.62
---------------------------------------------------------------------------------------------------------------------

(1) Refer to Notes 8, 10 and 13 for additional information regarding significant items impacting the Consolidated Statements of Income during the Fourth Quarter of 2001.

                                                                                THREE MONTHS ENDED
2000                                                                            ------------------
                                                               MAR-31     JUN-30     SEP-30    DEC-31(1)   FULL YEAR
---------------------------------------------------------------------------------------------------------------------
Revenue                                                       $352,523   $369,401   $355,867   $346,568    $1,424,359
Operating Income (Loss)                                       $ 75,060   $ 78,547   $(45,999)  $ 29,585    $  137,193
Income (Loss) from Continuing Operations,
  Net of Income Taxes                                         $ 82,852   $ 50,229   $(58,417)  $ 41,460    $  116,124
Income from Discontinued Operations,
  Net of Income Taxes                                               --         --   $  2,226   $  2,466    $    4,692
Net Income (Loss)                                             $ 82,852   $ 50,229   $(56,191)  $ 43,926    $  120,816
---------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
  Income (Loss) from Continuing Operations                    $   0.28   $   0.17   $  (0.20)  $   0.14    $     0.39
  Income from Discontinued Operations                         $   0.00   $   0.00   $   0.01   $   0.01    $     0.02
Net Income (Loss)                                             $   0.28   $   0.17   $  (0.19)  $   0.15    $     0.41
---------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share
  Income (Loss) from Continuing Operations                    $   0.27   $   0.17   $  (0.20)  $   0.14    $     0.39
  Income from Discontinued Operations                         $   0.00   $   0.00   $   0.01   $   0.01    $     0.02
Net Income (Loss)                                             $   0.27   $   0.17   $  (0.19)  $   0.15    $     0.40
---------------------------------------------------------------------------------------------------------------------

FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)

AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                 2001         2000         1999         1998         1997
----------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Revenue                                                       $1,332,923   $1,424,359   $1,397,989   $1,186,513   $1,059,559
Costs and Expenses(1)                                          1,008,762    1,287,166    1,058,966    1,054,029      831,949
----------------------------------------------------------------------------------------------------------------------------
Operating Income(1)                                              324,161      137,193      339,023      132,484      227,610
Non-Operating Income (Loss), net(2)                             (140,360)     124,120        9,419       52,360       13,955
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations, Before Provision For
  Income Taxes                                                   183,801      261,313      348,442      184,844      241,565
Provision For Income Taxes                                       (38,415)    (140,412)     (98,076)     (58,780)     (55,614)
TriZetto Equity Loss, net of Income Taxes                         (6,985)      (4,777)          --           --           --
----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                138,401      116,124      250,366      126,064      185,951
Income from Discontinued Operations, net of Income Taxes(3)       47,025        4,692       25,695       94,494      126,399
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                    $  185,426   $  120,816   $  276,061   $  220,558   $  312,350
----------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share of Common Stock
  Income from Continuing Operations                           $     0.47   $     0.39   $     0.80   $     0.39   $     0.57
  Income from Discontinued Operations, Net of Income Taxes
    Taxes                                                     $     0.16   $     0.02   $     0.08   $     0.29   $     0.38
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                    $     0.63   $     0.41   $     0.88   $     0.68   $     0.95
----------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding                             295,162      296,077      311,976      324,584      330,326
Diluted Earnings Per Share of Common Stock
  Income from Continuing Operations                           $     0.46   $     0.39   $     0.78   $     0.38   $     0.55
  Income from Discontinued Operations, Net of Income Taxes    $     0.16   $     0.02   $     0.08   $     0.28   $     0.38
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                    $     0.62   $     0.40   $     0.86   $     0.66   $     0.93
----------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding--Diluted                    300,147      300,038      319,561      335,770      334,980
As a % of Operating Revenue:
Operating Income(1)                                                 24.3%         9.6%        24.3%        11.2%        21.5%
Income from Continuing Operations, net of Income Taxes(1)           10.4%         8.2%        17.9%        10.6%        17.5%
----------------------------------------------------------------------------------------------------------------------------
Cash Dividend Declared Per Common Stock                       $     0.08   $     0.08   $     0.08   $     0.03   $       --
----------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
Shareholders' Equity                                          $  218,366   $  103,540   $  495,222   $  825,270   $  801,570
Total Assets                                                  $1,367,554   $1,308,161   $1,533,971   $1,789,205   $1,516,537
Post-Retirement and Post-Employment Benefits                  $   44,305   $   43,471   $   27,429   $   27,577   $   38,032
Long-Term Debt and Other Liabilities                          $  324,373   $  182,840   $  163,356   $  253,261   $  158,742
----------------------------------------------------------------------------------------------------------------------------

(1) 2001 includes charges related to Severance, Impairment and Other Charges of $94,616, and Terminated Transaction Costs of $6,457. 2000 includes charges related to the Synavant Spin-Off of $37,626, the Synavant related impairment charge of $115,453, the Executive Management Transition Charge of $31,133 and Severance, Impairment and Other Charges of $45,689. 1999 includes charges related to the Gartner Spin-Off of $9,500. 1998 includes charges related to the Cognizant Spin-Off of $35,025 and one-time charges and IPR&D write-offs related to the Walsh and PMSI acquisitions of $48,019 and $32,800, respectively.

(2) Non-Operating Income, net in 2001 includes loss on Gartner shares of $84,880, gains/(losses) from dispositions-net of $27,642 and the SAB No. 51 loss related to issuance of investees' stock of $1,490. Non-Operating Income, net in 2000 includes the gain on the sale of Erisco of $84,530, gains from dispositions--net of $78,139, loss on Gartner shares of $6,896 and the SAB No. 51 gain related to the issue of stock by TriZetto of $9,029. Non-operating Income, net in 1999 includes gains from dispositions-net of $25,264. Non-operating Income, net in 1998 includes the gain related to the CTS IPO of $12,777 and gains from dispositions-net of $33,341. Results for 1997 include gains from dispositions-net of $9,391 in non-operating income.

(3) Income from Discontinued Operations, net of Income Taxes includes a tax provision of $25,320, $2,526, $12,635, $49,303 and $62,271 for 2001, 2000,
    1999, 1998 and 1997, respectively.

IMS HEALTH INCORPORATED
--------------------------------------------------------------------------------

DIRECTORS
--------------------------------------------------------------------------------------------------------------------

CLIFFORD L. ALEXANDER, JR. (2)(3)        H. EUGENE LOCKHART (1)
PRESIDENT                                PRESIDENT & CHIEF EXECUTIVE OFFICER
ALEXANDER & ASSOCIATES, INC.             THE NEW POWER COMPANY

CONSTANTINE L. CLEMENTE (3)              GILLES V. J. PAJOT
EXECUTIVE VICE PRESIDENT--CORPORATE      EXECUTIVE VICE PRESIDENT AND PRESIDENT,
AFFAIRS,                                 IMS EUROPEAN REGION
SECRETARY AND GENERAL COUNSEL            IMS HEALTH INCORPORATED
PFIZER INC.

KATHRYN E. GIUSTI (1)                    M. BERNARD PUCKETT (2)
PRESIDENT                                PRIVATE INVESTOR
THE MULTIPLE MYELOMA RESEARCH
FOUNDATION

JOHN P. IMLAY, JR. (2)                   DAVID M. THOMAS (3)
CHAIRMAN                                 CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
IMLAY INVESTMENTS, INC.                  PRESIDENT
                                         IMS HEALTH INCORPORATED

ROBERT J. KAMERSCHEN (2)(3)              WILLIAM C. VAN FAASEN (1)
FORMER CHAIRMAN & CHIEF EXECUTIVE        PRESIDENT & CHIEF EXECUTIVE OFFICER
OFFICER                                  BLUE CROSS & BLUE SHIELD
DIMAC MARKETING CORPORATION              OF MASSACHUSETTS

ROBERT J. LANIGAN (1)                                                             BOARD COMMITTEES
CHAIRMAN EMERITUS                                                                 (1) AUDIT COMMITTEE
FORMER CHAIRMAN & CHIEF EXECUTIVE                                                 (2) COMPENSATION AND BENEFITS
OFFICER                                                                           COMMITTEE
OWENS--ILLINOIS, INC.                                                             (3) NOMINATING AND
                                                                                     GOVERNANCE COMMITTEE

OFFICERS
--------------------------------------------------------------------------------------------------------------------

DAVID M. THOMAS                          ROBERT H. STEINFELD
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND    SENIOR VICE PRESIDENT,
PRESIDENT                                GENERAL COUNSEL AND CORPORATE SECRETARY

GILLES V. J. PAJOT                       JOHN R. WALSH
EXECUTIVE VICE PRESIDENT                 VICE PRESIDENT, INVESTOR RELATIONS AND
AND PRESIDENT, IMS EUROPEAN REGION       ACTING TREASURER

NANCY E. COOPER                          LESLYE G. KATZ
SENIOR VICE PRESIDENT AND CHIEF          VICE PRESIDENT AND CONTROLLER
FINANCIAL OFFICER

OFFICERS OF OPERATING UNITS
--------------------------------------------------------------------------------------------------------------------

GARY W. NOON (4)                         ROGER A. KORMAN                          WIJEYARAJ A. MAHADEVA
PRESIDENT, IMS U.S.                      PRESIDENT, IMS CANADA AND                CHAIRMAN AND CHIEF EXECUTIVE
                                         LATIN AMERICA                            OFFICER,
                                                                                  COGNIZANT TECHNOLOGY SOLUTIONS
                                                                                  CORPORATION

SHUNSUKE KEIMATSU                        MURRAY L. AITKEN (4)
CHAIRMAN, IMS ASIA PACIFIC               SENIOR VICE PRESIDENT, IMS GLOBAL
                                         CONSULTING AND SERVICES
                                                                                  (4) DENOTES EXECUTIVE OFFICER
                                                                                  OF THE COMPANY

                                     [LOGO]

TRANSFER AGENT
American Stock Transfer and Trust Company
59 Maiden Lane
New York, NY 10038
Telephone: (212) 936-5100

CORPORATE OFFICE
1499 Post Road
Fairfield, CT 06430
Telephone: (203) 319-4700

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
1301 Avenue of Americas
New York, NY 10019

FORM 10-K

Your Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 31, 2002. Many of the 10-K information requirements are satisfied by this 2001 Annual Report to Shareholders. However, a copy of the Form 10-K will be available without charge after March 31, 2002, upon request to the Investor Relations Department at the Corporate Office address or via E-mail at jwalsh@imshealth.com.

COMMON STOCK INFORMATION

The Company's common stock is listed under the symbol RX on the New York Stock Exchange.