Form 10-K, Exhibit 13
period 2002-12-31
IMS HEALTH INC
filed 2003-03-14
CIK 1058083

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

         IMS HEALTH INCORPORATED

2002 Annual Report to Shareholders

IMS HEALTH INCORPORATED

2002 ANNUAL REPORT TO SHAREHOLDERS

TABLE OF CONTENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations	1-15
Statement of Management's Responsibility for Financial Statements	16
Report of Independent Accountants	16
Consolidated Financial Statements	17-23
Notes to Consolidated Financial Statements	24-53
Quarterly Financial Data	54
Five-Year Selected Financial Data	55

IMS Health Incorporated

Management's Discussion and Analysis of Financial Condition and Results of Operations

(Dollars and shares in thousands, except per share data)

        This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes.

        IMS Health Incorporated ("IMS" or the "Company") is a leading global provider of information solutions to the pharmaceutical and healthcare industries. IMS operates in more than 100 countries and consists of the following segments:

  •
  The IMS Segment provides market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Its key products include sales management information to optimize sales force productivity, marketing effectiveness research for prescription and over-the-counter pharmaceutical products, consulting and other services. The IMS Segment is managed on a global business model with global leaders for the majority of its critical business processes. In addition, the IMS Segment includes IMS's venture capital unit Enterprise Associates, LLC ("Enterprises"), which is focused on investments in emerging businesses, and IMS's 26.4% equity interest in The TriZetto Group, Inc. ("TriZetto"), at December 31, 2002.

  •
  The Cognizant Technology Solutions Corporation Segment ("CTS") provides custom Information Technology ("IT") design, development, integration and maintenance services. CTS's core competencies include web-centric applications, data warehousing, component-based development and legacy and client-server systems. CTS provides the IT services it offers using an integrated on-site/offshore business model. This seamless on-site/offshore business model combines technical and account management teams located on-site at the customer location and offshore at dedicated development centers located in India and Ireland. CTS is a publicly traded corporation on the Nasdaq National Market System. IMS owned 55.3% of the common shares outstanding of CTS (92.5% of the outstanding voting power) as of December 31, 2002 and 58.3% (93.3% of the outstanding voting power) as of December 31, 2001. IMS accounted for CTS as a consolidated subsidiary during each of the years ended December 31, 2002, 2001 and 2000. IMS divested CTS during the first quarter of 2003. See Note 24 to the Consolidated Financial Statements.

        During the year ended December 31, 2000, IMS also included:

  •
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

        On July 26, 1999, IMS completed a spin-off of the majority of its equity investment in Gartner, Inc. ("Gartner", formerly known as "Gartner Group Inc.") to IMS's shareholders (the "Gartner Spin-Off"). The Consolidated Financial Statements of IMS have been reclassified for all periods presented to reflect the Gartner equity investment as a discontinued operation. During the third quarter of 2001, IMS sold its remaining interest in Gartner.

        The above changes to the business are more fully discussed in Notes 1, 4, 8, 13, 17, 23 and 24 to the Consolidated Financial Statements.

Year-ended December 31, 2002 Compared with Year-ended December 31, 2001

Operating Results

        Operating revenue for 2002 grew 7.1% to $1,428,097 from $1,332,923 in 2001. On a constant dollar basis (i.e. a basis that eliminates the impact of year-over-year foreign currency fluctuations and more accurately represents IMS's true business performance as IMS operates in more than 100 countries), revenue growth was 7.0% in 2002. The increase was primarily due to the introduction of new products at IMS, the expansion of the consulting business through acquisitions and growth at CTS (see Note 5 to the Consolidated Financial Statements), partially offset by the adverse impact of transitioning certain products to a more competitive pricing structure and data supply issues related to two products in Japan.

        IMS's operating costs include data processing costs, the costs of data collection and production, and costs attributable to personnel involved in production, data management and the processing and delivery of IMS's services. IMS's operating costs grew 14.5% to $565,946 in 2002 from $494,411 in 2001. The increase resulted primarily from higher data collection costs in the IMS Segment to support revenue growth and the investment in our global consulting business, and additional direct costs to support revenue growth at CTS.

        Selling and administrative expenses consist primarily of the costs attributable to sales, marketing, client service and administration, including personnel, promotion, communications, management, finance, and occupancy. IMS's selling and administrative expenses grew 2.3% in 2002 to $352,148 from $344,100 in 2001, primarily due to additional costs, including bonus and compensation to support revenue growth at CTS.

        Depreciation and amortization charges declined 10.7% to $61,782 in 2002 from $69,178 in 2001, primarily due to the fact that IMS ceased amortization of goodwill effective January 1, 2002 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," as described in Note 6 to the Consolidated Financial Statements, partially offset by increased software amortization associated with new product development.

        During 2001, IMS undertook a Competitive Fitness Program ("the Program") to assess the worldwide costs of the IMS Segment and to identify actions to improve cost efficiencies. All functional areas were examined, including sales, marketing, client service, data collection, production, and management and administration. In the fourth quarter of 2001, after completing its assessment, IMS recorded Severance, impairment and other charges of $94,616 primarily in connection with the actions identified by this project. These actions include a worldwide reduction in headcount, the closing of certain facilities, the write-off of certain software and other assets and the termination of certain contractual relationships. See Note 9 to the Consolidated Financial Statements.

        During the fourth quarter of 2001, IMS terminated negotiations to dispose of one of its product lines and decided to retain and continue operating it. In connection with this terminated transaction, IMS recorded Terminated transaction costs in 2001 of $6,457, relating primarily to legal and accounting services.

        Operating income for 2002 increased 38.3% to $448,221 from $324,161 in 2001, primarily due to the Severance, impairment and other charges of $94,616 and the Terminated transaction costs of $6,457 recorded in 2001 with no comparable charges in 2002 (see Notes 9 and 11 to the Consolidated Financial Statements). Excluding these two charges, as well as certain legal fees of $2,336 in 2001, operating income grew 4.8% to $448,221 in 2002 from $427,570 in 2001. On a constant dollar basis operating income grew 6.1%.

        Net interest expense was $6,881 in 2002 compared with $9,006 in 2001, primarily due to more favorable interest rates in 2002 compared with the prior year, and higher interest income from cash balances held in foreign bank accounts.

        During each of the years ended December 31, 2002 and 2001, IMS recorded $2,755 of interest income related to its receivable from Nielsen Media Research, Inc. ("NMR"). See Note 21 to the Consolidated Financial Statements.

        During the third quarter of 2001, IMS decided to sell, and by August 29, 2001, completed the sale of 1,555 shares of Class A common stock of Gartner, Inc. ("Gartner Shares") to Gartner and its remaining holdings to several institutional investors. IMS received aggregate proceeds of $65,207, or $9.88 per share, from these sales. IMS's cost basis in these shares was $77,743, or $11.78 per share. These sales divested IMS of its remaining equity interest in Gartner. They resulted in a pre-tax realized loss of $12,536 ($8,146, net of applicable taxes), which was recorded in two different lines in the Consolidated Statements of Income: (i) Income from discontinued operations, net of $72,345 ($47,025 net of applicable taxes), to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the book value of those shares; (ii) a loss from dispositions in continuing operations of $84,880, which was recorded as Loss on Gartner investment, to reflect the difference between the fair market value at the date of the Gartner Spin-Off and the disposal proceeds. See Note 4 to the Consolidated Financial Statements.

        Gains (losses) from investments, net, amounted to a net gain of $7,268 in 2002 as compared to a net loss of $27,642 in 2001. The net gain in 2002 is due primarily to $17,909 of net gains realized on the sale of investments within IMS's Enterprises portfolio, partially offset by write downs related to other-than-temporary declines in value of the venture capital investments amounting to $9,562. The $27,642 loss recognized in 2001 was related to the $28,729 other-than-temporary write down of investments held within the Enterprises portfolio, a $1,955 other-than-temporary write down of investments recorded by CTS, partially offset by a $1,990 gain recorded on the sale of IDRAC Holdings, Inc. ("IDRAC"), a non-strategic property that provides information on Pharmaceutical product registrations.

        A $13,063 net gain on the issuance of CTS and TriZetto stock, relating to the exercise of stock options by CTS and TriZetto employees, was recorded in 2002. The CTS portion of this gain was $14,014 (see Notes 12 and 24 to the Consolidated Financial Statements). This gain has been recognized in accordance with Staff Accounting Bulletin ("SAB") No. 51, "Accounting for Sales of Stock by a Subsidiary." A $1,490 net loss in the prior year resulted from a loss on the issuance of stock by TriZetto of $6,679 primarily in connection with acquisitions, a secondary offering and stock option exercises, offset by a gain on the issuance of stock by CTS of $5,189 primarily in connection with stock option exercises and employee stock purchases. As a result of stock issuances by CTS and TriZetto, IMS's ownership interest in CTS declined from 58.3% to 55.3% and IMS's ownership interest in TriZetto declined from 26.8% to 26.4% from December 31, 2001 to December 31, 2002.

        Other expense, net, increased in 2002 to $38,161 from $17,342 in 2001, primarily due to net foreign exchange losses of $10,101 in 2002 compared with net foreign exchange gains of $4,955 in 2001, as well as an increase of $6,794 in CTS minority interest. This was partially offset by a reduction in certain non-recurring legal and professional expenses of $1,199 in 2002 compared with $2,435 in the prior year.

        In 2002, IMS's effective tax rate of 30.8% was impacted by CTS's decision that starting on January 1, 2002, pursuant to Accounting Principles Board ("APB") Opinion No. 23, "Accounting for Income Taxes-Special Areas," CTS will no longer accrue taxes on the repatriation of Indian earnings realized in 2002 and subsequent periods as these earnings are now considered by CTS to be indefinitely reinvested outside the United States. During the first quarter of 2002, CTS made a strategic decision to pursue an international strategy that includes infrastructure investments in India and expansion in Europe and Asia. As a component of this strategy, CTS intends to use 2002 and future Indian earnings to expand operations outside the United States, instead of repatriating these earnings to the United States. During the second quarter of 2002, there was a change in the manner in which repatriated earnings are taxed in India. These changes resulted in an effective tax rate for CTS of 23.4% in 2002, compared to an effective rate for CTS of 37.4% in 2001. Additionally, IMS's effective tax rate reflects true-ups of current and deferred income tax liabilities.

        IMS's 2001 effective tax rate of 20.9% reflected the financial statement impact of the expiration, without adjustment, on September 30, 2001, of the statute of limitations on a certain previously-reserved-for D&B Legacy Tax Matter, as defined in Note 21 to the Consolidated Financial Statements, (approximately $21,033), and the recognition of additional tax benefits arising from a 1998 non-U.S. reorganization which gave rise to tax deductible amortization of non-U.S intangible assets (approximately $14,660), resulting from the reassessment of the tax benefits from this reorganization following certain new non-U.S. tax legislation enacted at the end of the first quarter of 2001.

        For all periods presented, IMS's effective tax rate was reduced as a result of global tax planning initiatives. While IMS intends to continue to seek global tax planning initiatives, there can be no assurance that IMS will be able to successfully implement such initiatives to reduce or maintain its overall tax rate.

        A TriZetto equity loss, net, of $873 was recorded in 2002, compared with a net loss of $6,985 in 2001. The improvement resulted primarily from the absence of goodwill amortization expense in 2002 in accordance with SFAS No. 142 (see Note 6 to the Consolidated Financial Statements) and lower TriZetto reported losses.

        An impairment charge of $26,118, net of taxes of $16,832, was recorded in the fourth quarter of 2002 to write down IMS's investment in TriZetto following the continued significant decline in the market value of TriZetto shares below IMS's carrying value, including a further substantial decline subsequent to December 31, 2002, which was not considered by the Company in determining the amount of the impairment as of December 31, 2002. As of December 31, 2002, TriZetto shares closed at $6.14 compared to IMS's book value per share of $9.68. Additionally, TriZetto management has announced that it may take a goodwill impairment charge in TriZetto's stand-alone financial statements for the year ended December 31, 2002. IMS concluded that this decline is other-than-temporary in accordance with SAB No. 59, "Views on Accounting for Noncurrent Marketable Equity Securities," and the impairment charge recorded brings IMS's book value in TriZetto down to TriZetto's December 31, 2002 market value.

Results by Business Segment

IMS SEGMENT

        IMS Segment revenue was $1,219,440 in 2002, an increase of 3.9% from $1,173,954 in 2001. Excluding the impact of a generally weaker U.S. dollar in 2002, revenue grew 3.7%. Sales Management revenue of $744,786 in 2002 reflects an increase of 2.0% from 2001, and a growth of 1.6% on a constant dollar basis, driven by new product sales, primarily EarlyView™ and Prescriber Validation™ in the United States, Xponent®,

Pharmascope™, Sales Analyzer™ and IMS Sales Strategy Evaluator™ in Europe, Xplorer.web™ in Canada and Weekly GP / Pharma™ in Japan. Market Research revenue improved 3.7% to $427,690 in 2002, and grew 3.6% constant dollar, reflecting growth from new clients and expansion of product capabilities. Other revenue improved 49.4% to $46,964 in 2002, and grew 48.4% on a constant dollar basis, primarily reflecting the impact of acquisitions in IMS's consulting business.

        IMS Segment operating income for 2002 increased to $403,023 from $288,540 in 2001, up 39.7% from the prior year. The increase resulted from revenue growth as well as cost-containment actions, in addition to the impact of the non-recurring expenses discussed above ($103,409 in 2001), partially offset by the unfavorable impact of a generally weaker U.S. dollar. Excluding the non-recurring items in 2001, IMS Segment operating income improved 2.8%, a 4.2% growth on a constant dollar basis.

CTS SEGMENT

        CTS revenue for 2002, net of inter-segment sales of $20,429 and $18,809 in 2002 and 2001, respectively, grew 31.3% to $208,657 from $158,969 in 2001, due to higher revenues from application management services. CTS operating income for 2002 increased 26.9% to $45,198 from $35,621 in 2001. The increase resulted from the revenue growth noted above, partially offset by the costs of additional technical professionals and selling and administrative expenses to support the revenue increase. The decrease in operating margin was due primarily to higher incentive compensation expense associated with better than expected performance.

Revenues by Geographic Area

        Total IMS revenue in the United States increased by 11.8% to $689,446 in 2002 from $616,873 in 2001. The increase was primarily due to the introduction of new products at IMS, growth at CTS and the expansion of the consulting business through acquisitions.

        IMS revenue in Europe grew 4.9% to $433,725 in 2002 from $413,566 in 2001, and revenue in Asia Pacific increased 3.5% to $202,483 in 2002 from $195,618 in 2001. The growth was primarily due to the introduction of new products in both regions and the expansion of the consulting business through acquisitions in Europe.

        Total IMS revenue from all other regions decreased 4.1% to $102,443 in 2002 from $106,866 in 2001. All other regions includes Canada and countries within Latin America. The decrease was due to the substantial devaluation of the Argentinean Peso, the Venezuelan Bolivar and the Brazilian Real offset by the introduction of new products.

Year-ended December 31, 2001 Compared with Year-ended December 31, 2000

Operating Results

        Operating revenue in 2001 decreased 6.4% to $1,332,923 from $1,424,359 in 2000. Excluding the $170,385 revenue from the Transaction Businesses Segment, which was divested in 2000, and excluding the $51,362 adverse impact of a generally stronger U.S. dollar in 2001, revenue grew 10.6%. This growth resulted primarily from the success of new products in the IMS Segment, and by robust demand for CTS's services, partially offset by a slowdown in non-contracted spending in the IMS Segment.

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

        Depreciation and amortization charges declined 24.8%, to $69,178 in 2001 from $92,000 in 2000. Excluding the Transaction Businesses Segment, depreciation and amortization charges remained relatively constant at $69,178 in 2001 compared with $69,645 in the previous year.

        During 2001, IMS undertook a Competitive Fitness Program to assess the worldwide costs of the IMS Segment and to identify actions to improve cost efficiencies. All functional areas were examined, including sales, marketing, client service, data collection, production, and management and administration. In the fourth quarter of 2001, after completing its assessment, IMS recorded Severance, impairment and other charges of

$94,616 primarily in connection with the actions identified by this project. These actions include a worldwide reduction in headcount, the closing of certain facilities, the write-off of certain software and other assets and the termination of certain contractual relationships. See Note 9 to the Consolidated Financial Statements.

        During the fourth quarter of 2001, IMS terminated negotiations to dispose of one of its product lines and decided to retain and continue operating it. In connection with this terminated transaction, IMS recorded Terminated transaction costs in 2001 of $6,457, relating primarily to legal and accounting services.

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

        In addition, in connection with the Siebel alliance, more fully described in Note 7 to the Consolidated Financial Statements, Synavant assessed the impairment of its computer software (including acquired technology), goodwill and other intangible assets and change in intangible asset lives. As a result of this transaction, Synavant recorded an impairment charge of $115,453 in the third quarter of 2000, comprised of $14,553 on computer software and $100,900 on goodwill. IMS recorded this impairment loss because the Siebel alliance was signed prior to the Synavant Spin-Off. This impairment was recorded in the Transaction Businesses Segment.

        During 2000, IMS assessed its cost structure, directed towards streamlining its administrative infrastructure costs, leveraging marketing and sales efforts following the creation of a global key account management program, harmonizing global production activities, global development, human resources and communications. In connection with the actions taken to streamline operations, IMS incurred charges for the impairment of certain assets as well as severance costs. IMS recorded a Severance, impairment and other charge of $45,689 during the fourth quarter of 2000, which is more fully described in Note 9 to the Consolidated Financial Statements.

        In the fourth quarter of 2000, IMS incurred a charge of $31,133 relating to changes in executive management. Of this charge, approximately $23,000 related to Victoria R. Fash (previously President and Chief Executive Officer) and Robert E. Weissman (previously Chairman) arising principally from the acceleration or enhancement of previously existing employee benefits obligations, including stock options and pensions. This charge also included the forgiveness of the balance, including accrued interest, due of $3,084 on a loan made to Ms. Fash during the year, plus an accompanying tax liability of $2,580. See Note 10 to the Consolidated Financial Statements.

        Operating Income in 2001 increased 136.3%, to $324,161 compared with $137,193 in the prior year, primarily due to the prior year's Transaction Businesses Segment loss of $171,450. Excluding the Transaction Businesses Segment, as well as the Severance, impairment and other charges of $94,616 and $45,689 in 2001 and 2000 respectively, the Terminated transaction costs in 2001 of $6,457, the Executive management transition charge in 2000 of $31,133, certain technology acceleration costs in 2000 of $15,240, and certain legal fees of $2,336 and $4,069 in 2001 and 2000 respectively, operating income grew 5.6%, to $427,570 in 2001 compared with $404,774 in the prior year. Excluding the unfavorable impact of a generally stronger U.S. dollar in 2001, operating income grew 14.4%. This was due to the revenue growth in the IMS and CTS Segments, and to IMS's continuing ability to leverage its resources.

        Net interest expense was $9,006 in 2001 and $13,308 in 2000. The decrease of $4,302 resulted primarily from interest income of $2,755 recorded on the NMR receivable (see Note 21 to the Consolidated Financial Statements) and higher average cash balances during 2001.

        The Loss on Gartner investment amounted to $84,880 in 2001. During the third quarter of 2001, IMS decided to sell, and by August 29, 2001, completed the sale of 1,555 Gartner Shares to Gartner and its remaining holdings to several institutional investors. IMS received aggregate proceeds of $65,207, or $9.88 per share, from these sales. IMS's cost basis in these shares was $77,743, or $11.78 per share. These sales divested IMS of its remaining equity interest in Gartner. They resulted in a pre-tax realized loss of $12,536 ($8,146, net of applicable taxes), which was recorded in two different lines in the Consolidated Statements of Income: (i) Income from discontinued operations, net of $72,345 ($47,025 net of applicable taxes), to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the book value of those shares; (ii) a loss from dispositions in continuing operations of $84,880, which was recorded as Loss on Gartner investment, to reflect the difference between the fair market value at the date of the Gartner Spin-Off and the disposal proceeds. In 2000, IMS recorded a similar loss of $6,896 to reflect the loss on shares contributed to Synavant as part of the Synavant Spin-Off as well as a loss on warrants which expired on December 1, 2000. A loss was recognized since the shares and warrants had a lower market value at the date of the Synavant Spin-Off or expiration date compared with the value at the date of the Gartner Spin-Off (July 26, 1999). These transactions resulted in gains within income from discontinued operations in 2000 of $4,692 net of applicable taxes.

        Gains (losses) from investments, net amounted to a net loss of $27,642 in 2001, compared to a net gain of $78,139 in the prior year. The 2001 loss is due primarily to net write-downs of investments within IMS securities portfolios of $30,213, an impairment loss of $1,955 on CTS's investment in Questra Corporation in recognition of an other-than-temporary decline in value, partially offset by a $1,990 gain on the sale of IDRAC. The investment write-down related mainly to a refinement in IMS's estimation approach for the assessment of other-than-temporary declines in value of the venture capital partnership investments. See Notes 5 and 14 to the Consolidated Financial Statements. Gains in the prior year were due primarily to the sale of investments in American Cellular, Verisign Inc., Mercator Software Inc., Viant Corporation, Aspect Development Inc., I2 Technologies, and the partial sale of IMS's investment in e-Credit, net of selling expenses.

        In 2000, IMS recorded a Gain on sale of Erisco of $84,530 as a result of the sale of its Erisco business in exchange for an equity interest in TriZetto. See Note 13 to the Consolidated Financial Statements.

        Gains (losses) on issuance of investees' stock, net resulted in a loss of $1,490 in 2001 compared with a gain of $9,029 in the prior year, in accordance with SAB No. 51. The net loss in 2001 resulted from a loss on the issuance of stock by TriZetto of $6,679 primarily in connection with acquisitions, a secondary offering and stock option exercises, offset by a gain on the issuance of stock by CTS of $5,189 primarily in connection with stock option exercises and employee stock purchases. The $9,029 gain in the prior year resulted from the issuance of stock by TriZetto for an acquisition. No gain (loss) was recorded in the prior year in relation to CTS. As a result of stock issuances by CTS and TriZetto, IMS's ownership interest in CTS declined from 60.5% to 58.3% and IMS's ownership interest in TriZetto declined from 33.2% to 26.8% from December 31, 2000 to December 31, 2001.

        Other expense, net decreased to $17,342 in 2001 from $27,374 in the prior year. The expense decline was primarily due to net foreign exchange gains of $4,955 in 2001 compared with net foreign exchange losses of $1,023 in 2000, as well as a reduction in certain non-recurring legal and professional expenses of $2,435 in 2001, compared with $8,419 in the prior year.

        IMS's 2001 effective tax rate of 20.9% reflected the financial statement impact of the expiration, without adjustment, on September 30, 2001, of the statute of limitations on a certain previously-reserved-for D&B Legacy Tax Matter (approximately $21,033), and the recognition of additional tax benefits arising from a 1998 non-U.S. reorganization which gave rise to tax deductible amortization of non-U.S intangible assets (approximately $14,660), resulting from the reassessment of the tax benefits from this reorganization following certain new non-U.S. tax legislation enacted at the end of the first quarter of 2001. IMS's 2000 effective tax rate of 53.7% reflected principally the non-deductible U.S. Impairment charge-Synavant, Spin and related costs and Severance, impairment and other charges (portions of which are non-deductible), and a reduction in net German deferred tax assets (principally non-U.S. intangible assets) due to a reduction in the German corporate tax rate from 40% to 25% ($17,655). These were offset by the recognition of certain German trade tax benefits on tax deductible amortization of non-U.S. intangible assets resulting from a favorable German court decision ($19,355), and the recognition of the tax benefit of certain net operating losses ("NOLs") due to the implementation of global tax planning strategies ($10,072). For all periods presented, IMS's effective tax rate was reduced as a result of global tax planning initiatives. While IMS intends to continue to seek global tax planning initiatives, there can be no assurance that IMS will be able to successfully implement such initiatives to reduce or maintain its overall tax rate.

        The TriZetto equity loss, net was $6,985 in 2001 and $4,777 in 2000. The higher loss in 2001 reflects the full-year impact of TriZetto, compared with only three months in the prior year, partially offset by improved TriZetto underlying financial results.

        Income from discontinued operations, net was $47,025 in 2001, compared with $4,692 in the prior year. The 2001 income resulted from the sale of Gartner Shares in August 2001. The prior year income reflects a gain on the Gartner Shares contributed to Synavant as part of the Synavant Spin-Off and a gain on warrants issued prior to the Gartner Spin-Off that expired on December 1, 2000. These transactions are described above and in Note 4 to the Consolidated Financial Statements.

Results by Business Segment

IMS SEGMENT

        IMS Segment revenue increased 3.8% to $1,173,954 in 2001 from $1,131,211 in 2000. Excluding the $51,362 adverse impact of a generally stronger U.S. dollar in 2001, revenue grew 8.5%. Sales management revenue increased 7.0% (11.0% on a constant dollar basis, i.e., a basis that eliminates currency rate fluctuations) to $730,169 due to strong growth in sales management products in North America, particularly EarlyView™, the expansion of Xponent® in Europe and the success of the Weekly Data™ product in Japan. Market research revenue increased 2.0% (3.0% on a constant dollar basis) to $412,353. Other revenue includes certain consultancy and other services and decreased 30.1% (22.0% constant dollar) to $31,432. This decline is primarily due to IMS's exit from certain small businesses.

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

        CTS revenue for 2001, net of inter-segment sales of $18,809 and $14,268 in 2001 and 2000, respectively, grew 29.5% to $158,969 in 2001 from $122,763 in 2000, due to higher application development and integration, application management, reengineering and other services. CTS operating income for 2001 increased 36.3% to $35,621 in 2001 from $26,129 in 2000. The increase resulted from the revenue growth noted above, partially offset by the costs of additional technical professionals and selling and administrative expenses to support the revenue increase.

TRANSACTION BUSINESSES SEGMENT

        All of the businesses included in the Transaction Businesses segment were spun off, divested or discontinued in 2000. Therefore, there are no comparable operating results in 2001.

Revenues by Geographic Area

        Total IMS revenue in the United States declined by 5.7% to $616,873 in 2001 from $653,965 in 2000. The decrease was primarily due to the inclusion of the Transaction Businesses Segment in 2000. Excluding revenue from the Transaction Businesses Segment, U.S. revenue was $548,329 in 2000 and increased 12.5% in 2001. This increase was primarily due to new product growth at IMS and robust demand for CTS's services, partially offset by a slowdown in non-contracted revenue at IMS.

        IMS revenue in Europe and Asia Pacific decreased 11.4% and 2.1% to $413,566 and $195,618, respectively, in 2001. The decrease was primarily due to the inclusion of the Transaction Businesses Segment in 2000 and a slowdown in non-contracted spending, partially offset by new product growth at IMS.

        Total IMS revenue from all other regions increased 3.1% to $106,866 in 2001 from $103,702 in 2000 due to new product growth. All other regions include Canada and countries within Latin America.

Non-U.S. Operating and Monetary Assets

        IMS operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. IMS enters into forward foreign currency contracts to partially offset the effect of currency fluctuations. In 2002, foreign currency translation increased U.S. dollar revenue growth by approximately 0.1%, while the impact on operating income growth was an approximate decrease of 1.3%. In 2001, foreign currency translation decreased U.S. dollar revenue growth by approximately 4.3%, while the impact on operating income growth was approximately 8.8%.

        Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally those of the Japanese Yen, the Euro and the Swiss Franc. Where monetary assets are held in the functional currency of the local entity, changes in the value of these currencies relative to the U.S. dollar are charged or credited to Cumulative translation adjustment in the Consolidated Statements of Shareholders' Equity. The effect of exchange rate changes during 2002 increased the U.S. dollar amount of Cash and cash equivalents by $3,999.

Liquidity and Capital Resources

        Cash and cash equivalents increased $147,086 during 2002 to $415,472 at December 31, 2002 compared to $268,386 at December 31, 2001. The increase was driven by cash generated from operating activities of $373,443 offset by cash used in investing and financing activities of $140,635 and $89,721, respectively. Cash and cash equivalents include amounts at CTS of $126,211 and $84,977 as of December 31, 2002 and 2001, respectively. IMS owned 55.3% of the outstanding common shares of CTS that represented 92.5% of the voting power at December 31, 2002. On February 6, 2003 IMS completed the exchange offer to distribute IMS's majority interest in CTS. See Note 24 to the Consolidated Financial Statements.

        Net cash provided by operating activities increased $42,738 during 2002 to $373,443 compared to $330,705 during 2001. This increase relates primarily to higher operating income in 2002, lower cash requirements in funding IMS's accrued liabilities (primarily reduced bonus payments) and accrued income taxes. This was offset by higher payments for severance in 2002, lower tax benefits from stock option exercises, a $10,530 cash receipt received in the prior year from NMR in respect of the D&B Legacy tax matters, for which there was no comparable receipt in 2002 and greater cash requirements in funding IMS's prepaid expenses.

        Net cash used in investing activities increased $90,000 during 2002 to $140,635 compared to $50,635 during the prior year. The greater cash requirements during 2002 compared to 2001 relate primarily to increased spending on capital expenditures of $10,124, higher spending on deferred software relating to new product development of $20,898, higher spending of $5,221 on acquisitions during 2002, a required payment of $3,000 to fund a venture capital investment, cash of $68,069 received in the prior year for proceeds from the sale of the Gartner investment and IDRAC, for which there were no comparable amounts received in 2002 and an increase in cash used in other investing activities of $14,978. These items were offset by an increase in proceeds from the sale of Enterprises investments of $32,290.

        Net cash used in financing activities decreased $37,001 during 2002 to $89,721 compared to $126,722 during the prior year. This was attributable primarily to $43,068 less spending on the share repurchase program and $215,342 in higher net borrowings, offset by the $226,995 in lower proceeds from the exercise of stock options during 2002 compared to 2001.

        Commitments also include "Capital Calls" which are required payments pursuant to partnership agreements to which Enterprises is a partner. At December 31, 2002 IMS is obligated to contribute a maximum of $4,000 to meet capital call requirements over the remaining life of Enterprises partnerships.

        Financing activities include cash dividends paid of $0.08 per share annually ($0.02 per share quarterly), which amounted to $22,950 and $23,641 during 2002 and 2001, respectively. The payments and level of cash dividends by IMS are subject to the discretion of the Board of Directors of IMS. Any future dividends, other than the $0.02 per share dividend for the first quarter of 2003, which was declared by the Board of Directors of IMS in February 2003, will be based on, and affected by, a number of factors, including the operating results and financial requirements of IMS.

        IMS currently expects direct costs related to the Cognizant Split-Off to be approximately $15,000, consisting primarily of investment advisor, legal and accounting fees. Of this amount, approximately $600 was paid during 2002 with the remaining balance of $14,400 to be paid during 2003. See Note 24 to the Consolidated Financial Statements.

Stock Repurchase Programs

        On July 19, 2000 the Board of Directors authorized a stock repurchase program to buy up to 40,000 shares of IMS's outstanding common stock. As of December 31, 2002, 34,811 shares have been acquired under this program at a total cost of $784,569. During 2002, IMS repurchased 14,235 shares at a total cost of $267,414.

        On October 19, 1999 the Board of Directors authorized a stock repurchase program to buy up to 16,000 shares of IMS's outstanding common stock. This program was completed in October 2000 at a total cost of $348,730.

Other Information

        IMS has borrowing arrangements with several domestic and international banks to provide lines of credit up to $620,000 at December 31, 2002. Total borrowings under these existing lines totaled $523,900 and $346,463 at December 31, 2002 and 2001, respectively. In general, the terms of these lines of credit give IMS the option to borrow at an interest rate equal to LIBOR plus 37.5 basis points for short-term lines and LIBOR plus 65.0 basis points for long-term lines. The weighted average interest rates for the short-term lines were 1.99% and 2.34% at December 31, 2002 and 2001, respectively. The weighted average interest rates for the long-term lines were 2.21% and 2.48% at December 31,

2002 and 2001, respectively. The commitment fee associated with the unused short-term lines of credit is 22.5 basis points on the unused portion per year, increasing to 28.75 basis points per year if the facilities are less than 50% utilized. Under the long-term lines the commitment fee is 52.5 basis points per year. The borrowing arrangements require IMS to comply with certain financial covenants and at December 31, 2002, IMS was in compliance with all such covenants. Total debt of $529,812 and $347,675 at December 31, 2002 and 2001, respectively, included $5,912 and $1,212 at December 31, 2002 and 2001, respectively, related primarily to certain capital leases and mortgages.

        In March and April 2002, IMS entered into interest rate swaps on a portion of its variable rate debt portfolio. These arrangements convert the variable interest rates to a fixed interest rate on a notional amount of $75,000 and mature at various times from March 2005 through April 2006. The fixed rates range from 4.05% to 5.08%. The interest rate swaps are accounted for as cash flow hedges and any changes in fair value are recorded in Other comprehensive income, in the Consolidated Statements of Shareholders' Equity. The mark-to-market adjustment for the year ended December 31, 2002 was an unrealized net loss of $3,141.

        In January 2003, IMS closed a private placement transaction pursuant to which IMS issued $150,000 of five-year debt to several highly rated insurance companies at a fixed rate of 4.60%. The proceeds were used to pay down short-term debt. At December 31, 2002, IMS reclassified $150,000 of its short-term debt outstanding as long-term debt in accordance with the provisions of SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced," as IMS had the intent and ability to refinance its short-term debt on a long-term basis. IMS also swapped $100,000 of the fixed rate debt to floating rate based on six-month LIBOR plus a margin of approximately 107 basis points.

        During the fourth quarter of 2001, IMS completed the assessment of its Competitive Fitness Program. This program was designed to further streamline operations, increase productivity, and improve client service. IMS recorded $94,616 of Severance, impairment and other charges relating to the IMS Segment during the fourth quarter of 2001 as a component of operating income. IMS continues to assess it's cost structure and the appropriateness of employee skills to meet IMS's plans for growth.

        The cash portion of the 2001 charge amounted to $64,205, primarily for severance payments and contract terminations, with the non-cash portion accounting for $30,411, composed primarily of asset write-offs. Of the cash portion, approximately $36,100 was paid during 2002 and $8,800 in 2001. IMS terminated approximately 345 employees during 2002. Total terminations under the Program were 535. Although the total number of terminations from the Program were lower than the original plan by approximately 18%, due to a change in the mix of actual employee terminations, IMS has experienced a higher level of severance costs per employee, thereby offsetting any cost savings from fewer actual terminations. As a direct result of the change in the mix of employee terminations, the cost savings are still expected to be in line with original estimates under the Program. As expected, all actions under the Program were completed by December 31, 2002. As of December 31, 2002, approximately $18,804 remains to be paid out from 2003 to 2007. See Note 9 to the Consolidated Financial Statements.

        As of December 31, 2002, approximately $10,655 remains to be paid out under the Executive management transition charge.

        During the fourth quarter of 2001, IMS renegotiated with several banks and entered into three-year lines of credit for borrowings of up to $175,000. Borrowings under these three-year facilities are short-term in nature; however, IMS has the ability and the intent to refinance the short-term borrowings through December 2004 as they come due. As such, at December 31, 2001, IMS reclassified $150,000 of its then outstanding debt as long-term debt pursuant to the provisions of SFAS No. 6. Borrowings under short-term lines were $196,463 and $384,281 at December 31, 2001 and 2000, respectively. Borrowings have maturity dates of up to 90 days from their inception. The borrowings were taken out primarily to support IMS's share repurchase program and to fund the D&B Legacy tax payment further described in Note 21 to the Consolidated Financial Statements.

        On July 23, 1999 Gartner paid a cash dividend to its holders of record as of July 16, 1999. IMS's portion of this dividend was $52,877, net of taxes. On July 23, 1999, Gartner effected a recapitalization and on July 26, 1999 IMS distributed approximately 40,700 Gartner Class B common stock to its shareholders. During the third quarter of 2001, IMS completed the sale of its remaining interest in Gartner for cash proceeds of $65,207, resulting in a net loss of $8,146. See Note 4 to the Consolidated Financial Statements for a further discussion of the sale of Gartner shares.

        Financial Reporting Release No. 61, "Commission Statement about Management's Discussion and Analysis of Financial Condition and Results of Operations" was released by the Securities and Exchange Commission ("SEC") to require all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. These matters are addressed throughout this section and in Notes 5, 12, 13, 14 and 19 to the Consolidated Financial Statements.

Contractual Obligations

        IMS's contractual obligations include facility leases, agreements to purchase data and telecommunications services and leases of certain computer and other equipment. At December 31, 2002, the minimum annual payment under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

Year	Operating Leases(1)	Data Acquisition and Telecommunication Services(2)	Computer and Other Equipment Leases(3)	Total

2003	$21,309	$115,170	$17,678	$154,157
2004	17,509	85,379	13,604	116,492
2005	14,803	40,851	8,162	63,816
2006	12,780	9,233	4,975	26,988
2007	8,676	2,417	742	11,835
Thereafter	8,144	—	15	8,159

Total	$83,221	$253,050	$45,176	$381,447

(1)
Rental expense under real estate operating leases for the years 2002, 2001 and 2000 was $20,393, $17,176 and $18,911, respectively.
(2)
Expense under data and telecommunications contracts for the years 2002, 2001 and 2000 was $108,846, $96,727 and $85,858, respectively.
(3)
Rental expense under computer and other equipment leases for the years 2002, 2001 and 2000 was $17,084, $16,790 and $14,348, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

        Under the terms of the purchase agreements related to acquisitions made in 2002 and 2001, IMS may be required to pay additional amounts in relation to performance results for the period from 2003 to 2007 as contingent consideration. Based on current estimates, management expects the additional payments under these agreements to total approximately $14,000. As of December 31, 2002, no amounts were earned under these contingencies. The annual contingent payments will be resolved within a specified time period after the end of each respective calendar year from 2003 through 2007. See Notes 5 and 19 to the Consolidated Financial Statements.

        Commitments also include "Capital Calls" which are required payments pursuant to partnership agreements to which IMS's Enterprises is a partner. At December 31, 2002 IMS is obligated to contribute up to $4,000 to meet capital call requirements.

        As of December 31, 2002, CTS has entered into fixed capital commitments related to its India development center expansion program of approximately $28,800, of which $19,200 has been spent as of December 31, 2002.

        IMS consolidates the assets, liabilities, results of operations and cash flows of businesses and investments over which it has control. Third parties' ownership interests are reflected as minority interests on IMS's financial statements. Two of IMS's subsidiaries contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In 1997, third-party investors contributed $100,000 to the partnership in exchange for minority ownership interests. IMS and its subsidiaries maintain a controlling (88%) interest in the partnership. Under the terms of the partnership agreements, the third-party investors have the right to take steps that would result in the liquidation of their limited partnership interests on June 30, 2003. In the event that the third party investors liquidate their limited partnership interests, IMS would take steps to replace the minority interest with new investors prior to such liquidation.

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

        It is IMS's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. At December 31, 2002, all foreign currency forward contracts had a term of less than one year. IMS does not enter into foreign currency transactions for investment or speculative purposes. The principal currencies hedged are the Japanese Yen, the Euro and the Swiss Franc.

        The contractual value of IMS's hedging instruments was approximately $430,471 at December 31, 2002. The fair value of these hedging instruments is subject to change as a result of potential changes in foreign exchange rates. IMS assesses its market risk based on changes in foreign exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10%

change in currency rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, all of which were forward foreign currency contracts, based on a hypothetical 10% decrease in the value of the U.S. dollar or, in the case of non-dollar-related instruments, the currency being purchased, was $30,247 at December 31, 2002. However, the change in the fair value of foreign exchange rate-sensitive instruments would likely be offset by a change in the fair value of the asset or liability being hedged. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

        IMS also invests in equity securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of Shareholders' Equity. IMS does not hedge this market risk exposure. IMS assesses its market risk based on changes in market prices utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% decrease in the market price of these securities. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $280 at December 31, 2002.

        IMS also borrows funds and since the interest rate associated with those borrowings changes over time, IMS is subject to interest rate risk. IMS has not hedged all of this exposure. IMS assesses its market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the increase in annual interest expense based on a hypothetical 1% increase in interest rates, which would have amounted to $4,453 at December 31, 2002.

Euro Conversion

        On January 1, 1999, 11 member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency ("Euro"). The transition period for the introduction of the Euro was between January 1, 1999 and January 1, 2002.

        IMS instituted plans for the introduction of the Euro and addressed the related issues, including the conversion of information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments, continuity of contracts, taxation and accounting records and the increased price transparency resulting from the use of a single currency in the 11 participating countries which may affect the ability of some companies to price products differently in various European markets. IMS believes that differences in national market size, data collection requirements and specific product specifications required due to the diverse market information needs in the healthcare markets of Europe will reduce the potential for price harmonization in most of IMS's product ranges. The introduction of the Euro did not have a material adverse effect on IMS's financial position, results of operations or cash flows.

Forward-Looking Statements

        This 2002 Annual Report to Shareholders, as well as information included in oral statements or other written statements made or to be made by IMS, contain statements that, in the opinion of IMS, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "project," "estimate," "will," "may," "should," "future," "predicts," "potential," "continue" and similar expressions identify these forward-looking statements, which appear in a number of places in this Annual Report and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, foreign currency conversion and all other statements regarding the intent, plans, beliefs or expectations of IMS or its directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to:

  •
  risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks—IMS derived approximately 52% of its revenue in 2002 from non-US operations;
  •
  to the extent IMS seeks growth through acquisitions, alliances or joint ventures, the ability to identify, consummate and integrate acquisitions, alliances and ventures on satisfactory terms;
  •
  the ability to develop new or advanced technologies, including sophisticated information systems, software and other technology used to deliver its products and services and to do so on a timely and cost-effective basis, and the exposure to the risk of obsolescence or incompatibility of these technologies with those of its customers or suppliers;
  •
  the ability of IMS to maintain and defend its intellectual property rights in jurisdictions around the world;

  •
  the ability to identify and implement cost-containment measures;
  •
  the ability to successfully maintain historic effective tax rates and to achieve estimated corporate overhead levels;
  •
  competition, particularly in the markets for pharmaceutical information;
  •
  regulatory, legislative and enforcement initiatives to which IMS is or may become subject, relating particularly to patient privacy and the collection and dissemination of data and specifically, the use of anonymized patient-specific information, which IMS anticipates to be an increasingly important tool in the design, development and marketing of pharmaceuticals, and tax;
  •
  regulatory, legislative and enforcement initiatives to which customers of IMS in the pharmaceutical industry are or may become subject restricting the prices that may be charged for subscription or other pharmaceutical products or the manner in which such products may be marketed or sold;
  •
  the ability to obtain future financing on satisfactory terms;
  •
  deterioration in economic conditions, particularly in the pharmaceutical, healthcare, or other industries in which IMS's customers may operate;
  •
  consolidation in the pharmaceutical industry and the other industries in which IMS's customers operate;
  •
  the imposition of additional restrictions on IMS's use of or access to data, or the refusal to provide data to IMS, by data suppliers;
  •
  conditions in the securities markets which may affect the value or liquidity of portfolio investments, including the investment in TriZetto and management's estimates of lives of assets, recoverability of assets, fair market value, estimates and liabilities and accrued income tax benefits and liabilities;
  •
  to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms;
  •
  terrorist activity, the threat of such activity, and responses to and results of such activity and threats, including but not limited to effects, domestically and/or internationally, on IMS, its personnel and facilities, its customers and suppliers, financial markets and general economic conditions; and
  •
  general economic conditions.

        Consequently, all the forward-looking statements contained in this 2002 Annual Report to Shareholders are qualified by the information contained herein, including, but not limited to, the information contained under this heading and the Consolidated Financial Statements and notes thereto and by the material set forth under the headings "Business" and "Factors That May Affect Future Results" in IMS's Annual Report on Form 10-K for the year ended December 31, 2002. IMS is under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

Critical Accounting Policies

        Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" which was released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 to the Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of IMS's Consolidated Financial Statements. Following is a brief discussion of the more significant accounting policies and methods used by IMS.

        Management's discussion and analysis of its financial condition and results of operations are based upon its Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with these principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities.

        On an ongoing basis, IMS evaluates its estimates. The most significant estimates relate to allowances, inventories, investments, depreciation of fixed assets including salvage values, carrying value of intangible assets, provision for income taxes and tax assets and liabilities, reserves for severance, pensions and reserves for employee benefits, contingencies and litigation. IMS bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could vary from the estimates and assumptions used in the preparation of the accompanying Consolidated Financial Statements.

        IMS believes the following critical policies affect its more significant judgments and estimates used in the preparation of its Consolidated Financial Statements.

        Revenue recognition.    IMS recognizes revenue as earned, which is over the service period as the information is delivered or related services are performed. A substantial portion of IMS's revenue is derived from subscription-based services. Advance payments for services and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. IMS also derives a portion of its revenues from software licenses which are recognized upon delivery of the software, when persuasive evidence of an arrangement exists, the related fees are fixed or determinable and collection of fees is reasonably assured. Revenues from post-contract customer support (maintenance) are recognized on a straight-line basis over the term of the arrangement. Revenues from time and material service agreements are recognized as the services are provided. Revenues from fixed price service contracts are recognized over the contract term based on the ratio of the number of hours incurred for services provided during the period compared to the total estimated hours to be incurred over the entire arrangement. Anticipated losses on contracts are recognized immediately. Under the terms of these contracts, all services provided by IMS and its subsidiaries through the date of cancellation are due and payable.

        Pension benefits.    IMS accounts for pensions under SFAS No. 87, "Employers' Accounting for Pensions," and accordingly, the determination of the benefit expense is a critical estimate due to the following factors: 1) management must make significant assumptions regarding the discount rate, return on assets and rate of compensation increases; 2) costs are based on actual employee demographics, including the turnover rate, retirement rate, mortality rate, employment periods, compensation levels and age, each of which is subject to change in any given period; 3) the plan provisions may be changed by management action in future periods; and 4) the impact of changes in any of these assumptions is likely to result in a material impact on the recorded pension obligation and expense. Management reviews these assumptions periodically to reflect IMS's actual experience.

        The discount rate for pension expense purposes is the rate at which the pension obligations could be effectively settled. The weighted average discount rate for actuarial purposes was 6.14% and 6.62% as of December 31, 2002 and 2001, respectively. The reduction in the weighted average discount rate will result in an increase in the 2003 pension expense.

        In selecting an expected return on plan assets, IMS considers past performance and economic forecasts for the type of investments held by the plan. The weighted average expected return on plan assets was 8.14% and 8.76% as of January 1, 2003 and 2002, respectively. The reduction in the weighted average expected return on plan assets will result in an increase in the 2003 pension expense.

        Goodwill.    Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired. Effective January 1, 2002, IMS adopted SFAS No. 142. In accordance with the provisions of SFAS No. 142 goodwill is no longer amortized. IMS completed its transitional goodwill impairment test during the first quarter of 2002, which did not result in an impairment loss. IMS reviews the recoverability of goodwill annually by comparing the estimated fair values of reporting units with their respective net book values. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying value of goodwill over its implied fair value. IMS completed its annual impairment test as of September 30, 2002 and was not required to recognize a goodwill impairment charge. See Note 6 to the Consolidated Financial Statements.

        Other long-lived assets.    In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," IMS reviews the recoverability of its long-lived assets and finite-lived identifiable intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, the assessment of possible impairment is based on IMS's ability to recover the carrying value of the asset from the undiscounted expected future cash flows of the asset. If the future cash flows are less than the carrying value of such asset, an impairment charge is recognized for the difference between the estimated fair value and the carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

        Income taxes.    IMS operates in more than 100 countries around the world and its earnings are taxed at the applicable income tax rate in each of those countries. IMS provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. In the event IMS were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should IMS determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. While IMS intends to continue to seek global tax planning initiatives, there can be no assurance that IMS will be able to successfully implement such initiatives to reduce or maintain its overall tax rate. IMS intends to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries other than the CTS Indian earnings generated prior to 2002. CTS decided starting on January 1, 2002, pursuant to APB Opinion No. 23, that they will no longer accrue taxes on the repatriation of Indian earnings realized in 2002 and subsequent periods as these earnings are now considered to be indefinitely reinvested outside the United States. During the first quarter of 2002, CTS made a strategic decision to pursue an international strategy that includes expanded infrastructure investments in India and expansion in Europe and Asia. As a component of this strategy, CTS intends to use 2002 and future Indian earnings to expand operations outside the United States, instead of repatriating these earnings to the United States. CTS has provided deferred U.S. income taxes on all undistributed Indian earnings generated prior to 2002. Deferred tax liabilities for U.S. federal income taxes have not been recognized for all other undistributed earnings. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes. See Note 18 to the Consolidated Financial Statements.

        Foreign currency translation.    IMS has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect IMS's Consolidated Financial Statements when translated into U.S. dollars. Impacts associated with foreign currency have been more fully disclosed in the section entitled "Market Risk." For all operations outside the United States of America where IMS has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of Shareholders' Equity whereas transaction gains and losses are recognized in Other expense, net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are remeasured using end-of-period exchange rates, whereas non-monetary accounts are remeasured using historical exchange rates, and all remeasurement and transaction adjustments are recognized in Other expense, net.

        Investments.    IMS carries direct equity investments in private companies and limited partner interests in venture capital partnerships in its financial statements at cost. On a quarterly basis, IMS makes periodic estimates of the market value of these investments and reduces the carrying value of the investments if there is an other-than-temporary decline in their fair value below cost. IMS evaluates the recoverability of the underlying securities in each partnership on an individual basis. If the market price of these equity securities declines by a significant amount there could be a material impact on IMS's Consolidated Financial Statements.

Recently Issued Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. IMS is currently evaluating the impact of the adoption of SFAS No. 143 and has not yet determined the effect of adoption on IMS's financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses the accounting for costs to terminate a contract that is not a capital lease, costs to consolidate facilities and relocate employees, and involuntary termination benefits under one-time benefit arrangements that are not an ongoing benefit program or an individual deferred compensation contract. A liability for contract termination costs should be recognized and measured at fair value either when the contract is terminated or when the entity ceases to use the right conveyed by the contract. A liability for one-time termination benefits should be recognized and measured at fair value at the communication date if the employee would not be retained beyond a minimum retention period (i.e., either a legal notification period or 60 days, if no legal requirement exists). For employees retained beyond the minimum retention period, a liability should be accrued ratably over the future service period. The provisions of the statement will be effective for disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a material adverse impact on IMS's financial position, results of operations or cash flows.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN 45"). FIN 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The disclosure requirements of FIN 45 are effective for all financial statements issued after December 15, 2002. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material adverse impact on IMS's financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123." SFAS No. 148 provides transition guidance for those companies electing to voluntarily adopt the accounting provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In addition, SFAS No. 148 mandates certain interim disclosures that are incremental to those required by SFAS No. 123. IMS is currently evaluating the financial impact of the adoption of SFAS No. 148 and is unable to determine the impact on IMS's financial position, results of operations or cash flows at this time. IMS will continue to account for stock-based compensation in accordance with APB No. 25. IMS has adopted the disclosure-only provisions of SFAS No. 148 at December 31, 2002.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," ("FIN 46"). FIN 46 requires all Variable Interest Entities ("VIEs") to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. In addition, FIN 46 expands disclosure requirements for both VIEs that are consolidated as well as VIEs from which the entity is the holder of a significant amount of the beneficial interest, but not the majority. The disclosure requirements of FIN 46 are effective for all financial statements issued after January 31, 2003. The consolidation requirements of this interpretation are effective for all periods beginning after June 15, 2003. The adoption of FIN 46 is not expected to have a material adverse impact on IMS's financial position, results of operations or cash flows at this time.

IMS Health Common Stock Information

        IMS's common stock is listed on the New York Stock Exchange (symbol "RX"). The number of shareholders of record and shares outstanding on December 31, 2002 and 2001, were approximately 6,400 and 6,100 and 281,065 and 294,088 respectively. As a result of the CTS Split-Off (see Note 24 to the Consolidated Financial Statements) IMS acquired 36,540 shares of its common stock in February 2003. Approximately 90.6% of IMS's shares are held by institutions. The high and low closing stock price per share during 2002 was $22.45 and $13.25, respectively. The following table shows the high and low closing stock price per share during the four quarters of 2002 and 2001:

	Price Per Share($)
	2002
	High	Low
First Quarter	22.45	18.67
Second Quarter	22.20	17.47
Third Quarter	18.14	13.58
Fourth Quarter	16.99	13.25

Year	22.45	13.25

	Price Per Share($)
	2001
	High	Low
First Quarter	27.33	22.50
Second Quarter	30.20	24.30
Third Quarter	28.50	23.60
Fourth Quarter	27.60	18.99

Year	30.20	18.99

Dividends

        The payments and level of cash dividends by IMS are subject to the discretion of the Board of Directors of IMS. For the years ended December 31, 2002 and 2001, IMS declared quarterly dividends of $0.02 per share, or $0.08 per share on an annual basis. Any future dividends, other than the $0.02 per share dividend for the first quarter of 2003, which was declared by the Board of Directors of IMS in February 2003, will be based on, and affected by, a number of factors, including the operating results and financial requirements of IMS.

STATEMENT OF MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

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

David M. Thomas
Chairman and Chief Executive Officer

Nancy E. Cooper
Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT
ACCOUNTANTS

To the Board of Directors and Shareholders of IMS Health Incorporated:

        In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of IMS Health Incorporated and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 6 to the consolidated financial statements, effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Accordingly, the Company ceased amortizing goodwill and indefinite-lived intangible assets.

PricewaterhouseCoopers LLP
New York, New York
February 10, 2003

IMS Health Incorporated

Consolidated Statements of Financial Position

	As of December 31,
(Dollars and shares in thousands, except per share data)
	2002	2001

Assets:
Current Assets:
Cash and cash equivalents	$415,472	$268,386
Accounts receivable, net of allowances of $10,859 and $9,260 in 2002 and 2001, respectively	258,563	228,626
Other receivable (Note 21)	36,116	33,361
Other current assets	117,113	126,472

Total Current Assets	827,264	656,845

Securities and other investments	18,351	51,992
TriZetto equity investment (Note 13)	74,557	119,896
Property, plant and equipment, net of accumulated depreciation of $175,165 and $170,388 in 2002 and 2001, respectively	170,677	149,084
Computer software	168,985	116,540
Goodwill	185,041	148,597
Other assets	173,653	124,600

Total Assets	$1,618,528	$1,367,554

Liabilities, Minority Interests and Shareholders' Equity:
Current Liabilities:
Accounts payable	$37,285	$32,115
Accrued and other current liabilities	181,513	196,215
Short-term debt	204,812	197,675
Accrued income taxes	143,872	108,941
Short-term deferred tax liability	11,964	10,684
Deferred revenues	99,137	89,861

Total Current Liabilities	678,583	635,491

Postretirement and postemployment benefits	73,813	44,305
Long-term debt (Note 15)	325,000	150,000
Other liabilities	139,516	174,373

Total Liabilities	$1,216,912	$1,004,169

Commitments and contingencies (Notes 19 and 21)
Minority Interests (Note 12)	$179,360	$145,019
Shareholders' Equity:
Common Stock, par value $.01, authorized 800,000 shares; issued 335,045 shares in 2002 and 2001, respectively	3,350	3,350
Capital in excess of par	497,562	504,776
Retained earnings	1,165,090	921,925
Treasury stock, at cost, 53,980 shares and 40,957 shares in 2002 and 2001, respectively	(1,316,354)	(1,078,914)
Cumulative translation adjustment	(106,907)	(138,123)
Minimum pension liability adjustment, net of taxes of $8,371 in 2002	(17,487)	(3,746)
Unrealized loss on changes in fair value of cash flow hedges, net of tax	(3,141)	—
Unrealized gains on investments, net of taxes of $76 and $4,898 in 2002 and 2001, respectively	143	9,098

Total Shareholders' Equity	$222,256	$218,366

Total Liabilities, Minority Interests and Shareholders' Equity	$1,618,528	$1,367,554

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Income

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2002	2001	2000

Operating Revenue	$1,428,097	$1,332,923	$1,424,359

Operating costs	565,946	494,411	549,259
Selling and administrative expenses	352,148	344,100	416,006
Depreciation and amortization	61,782	69,178	92,000
Severance, impairment and other charges	—	94,616	45,689
Terminated transaction costs	—	6,457	—
Spin and related costs	—	—	37,626
Impairment charge—Synavant	—	—	115,453
Executive management transition charge	—	—	31,133

Operating Income	448,221	324,161	137,193

Interest income	7,562	9,053	4,332
Interest expense	(14,443)	(18,059)	(17,640)
Loss on Gartner investment (Note 4)	—	(84,880)	(6,896)
Gains (losses) from investments, net	7,268	(27,642)	78,139
Gain on sale of Erisco	—	—	84,530
Gain (loss) on issuance of investees' stock, net	13,063	(1,490)	9,029
Other expense, net	(38,161)	(17,342)	(27,374)

Non-Operating Income (Loss), net	(24,711)	(140,360)	124,120

Income before provision for income taxes	423,510	183,801	261,313
Provision for income taxes	(130,404)	(38,415)	(140,412)
TriZetto equity loss, net of income taxes of $563, $4,504 and $3,080 for 2002, 2001 and 2000, respectively	(873)	(6,985)	(4,777)
TriZetto impairment charge, net of income taxes of $16,832 for 2002	(26,118)	—	—

Income from continuing operations	266,115	138,401	116,124
Income from discontinued operations, net of income taxes of $25,320 and $2,526 for 2001 and 2000 respectively (Note 4)	—	47,025	4,692

Net Income	$266,115	$185,426	$120,816

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$0.93	$0.47	$0.39
Income from discontinued operations	—	0.16	0.02

Basic Earnings Per Share of Common Stock	$0.93	$0.63	$0.41

Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$0.93	$0.46	$0.39
Income from discontinued operations	—	0.16	0.02

Diluted Earnings Per Share of Common Stock	$0.93	$0.62	$0.40

Weighted average number of shares outstanding—basic	285,851	295,162	296,077
Dilutive effect of shares issuable as of period end under stock option plans	764	3,654	2,203
Adjustment of shares outstanding applicable to exercised and cancelled stock options during the period	48	1,331	1,758

Weighted Average Number of Shares Outstanding—Diluted	286,663	300,147	300,038

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2002	2001	2000

Cash Flows from Operating Activities:
Net income	$266,115	$185,426	$120,816
Less income from discontinued operations	—	(47,025)	(4,692)

Income from continuing operations	266,115	138,401	116,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,782	69,178	92,000
Bad debt expense	2,167	3,930	3,378
Nielsen Media Research interest receivable	(2,755)	(2,755)	—
Deferred income taxes	51,730	(2,342)	45,983
(Gains) losses from investments, net	(7,268)	27,642	(78,139)
(Gain) loss on issuance of investees' stock, net	(13,063)	1,490	(9,029)
TriZetto equity loss, net	873	6,985	4,777
TriZetto impairment charge, net	26,118	—	—
Minority interests in net income of consolidated companies	26,567	19,466	17,222
Non-cash stock compensation charges	2,984	5,559	6,638
Non-cash portion of severance, impairment and other charges	—	30,411	35,341
Non-cash portion of executive management transition charge	—	—	18,951
Non-cash portion of Synavant spin and related costs	—	—	1,946
Impairment charge—Synavant	—	—	115,453
Loss on Gartner investment	—	84,880	6,896
Gain on sale of Erisco	—	—	(84,530)
Change in assets and liabilities, excluding effects from acquisitions and dispositions:
Net increase in accounts receivable	(11,375)	(9,255)	(49,713)
Net (increase) decrease in inventory	(3,786)	(5,028)	971
Net (increase) decrease in prepaid expenses and other current assets	(8,658)	(2,393)	10,079
Net increase (decrease) in accounts payable	2,042	(10,817)	14,462
Net increase (decrease) in accrued and other current liabilities	7,024	(47,941)	11,882
Net (decrease) increase in accrued severance, impairment and other charges	(39,439)	37,141	39,129
Net (decrease) increase in deferred revenues	(1,434)	(4,400)	6,843
Net increase (decrease) in accrued income taxes	16,325	(31,787)	40,413
Net decrease (increase) in pension assets and liabilities	(9,545)	(19,135)	(8,894)
Net increase in other long-term assets	(5,876)	(1,944)	—
Net tax benefit on stock option exercises	12,915	32,889	13,889
Payment received (made) in respect of a D&B Legacy tax matter (Note 21)	—	10,530	(212,291)

Net Cash Provided by Operating Activities	373,443	330,705	159,781

Cash Flows Used in Investing Activities:
Capital expenditures	(44,417)	(34,293)	(33,433)
Additions to computer software	(70,756)	(49,858)	(50,646)
Payments for acquisitions, net of cash acquired	(48,539)	(43,318)	(11,233)
Proceeds from sale of investments, net	33,342	1,052	83,437
Proceeds from sale of IDRAC Holdings Inc.	—	2,862	—
Proceeds from sale of Gartner investment	—	65,207	—
Cash payment to Erisco prior to disposition	—	—	(32,012)
Erisco and TriZetto transaction costs	—	—	(10,679)
Funding of venture capital investments	(3,000)	—	—
Other investing activities, net	(7,265)	7,713	(23,615)

Net Cash Used in Investing Activities	(140,635)	(50,635)	(78,181)

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2002	2001	2000

Cash Flows Used in Financing Activities:
Net increase (decrease) in short-term borrowings	177,189	(38,153)	254,808
Payments for purchase of treasury stock	(267,414)	(310,482)	(419,011)
Proceeds from exercise of stock options	16,100	243,095	129,773
Dividends paid	(22,950)	(23,641)	(23,686)
Proceeds from employee stock purchase plan	2,423	2,459	2,087
Increase in cash overdrafts	4,931	—	—
Synavant dividend	—	—	(19,438)

Net Cash Used in Financing Activities	(89,721)	(126,722)	(75,467)

Effect of Exchange Rate Changes	3,999	(3,555)	(3,415)

Increase in Cash and Cash Equivalents	147,086	149,793	2,718
Cash and Cash Equivalents, Beginning of Period	268,386	118,593	115,875

Cash and Cash Equivalents, End of Period	$415,472	$268,386	$118,593

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$13,628	$20,376	$14,981
Cash paid during the period for income taxes (exclusive of payment of a $212,291 D&B Legacy tax matter in 2000)	$43,885	$36,812	$47,925
Cash received from income tax refunds	$1,551	$4,000	$14,438
Non-cash investing activities:
Synavant Spin-Off dividend	—	—	$122,005
Equity investment in TriZetto	—	—	$100,650

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
	Shares
							Cumulative Translation Adjustment	Minimum Pension Liability Adjustment	Unrealized Gains (Losses) on Investments
	Common Stock	Treasury Stock	Common Stock	Capital in Excess of Par	Retained Earnings	Treasury Stock				Comprehensive Income	Total

Balance, December 31, 1999	335,045	32,901	$3,350	$653,023	$804,452	$(927,760)	$(96,235)	$—	$58,392		$495,222

Net Income					120,816					120,816	120,816
Cash Dividends ($0.08 per share)					(23,685)						(23,685)
Synavant Spin-Off Dividend					(141,443)						(141,443)
Prepaid Employee Stock Option				(1,998)							(1,998)
Accelerated Stock Options				3,330							3,330
Treasury Shares Acquired		18,989				(419,011)					(419,011)
Treasury Stock Reissued Under:
Exercise of Stock Options		(7,981)		(58,082)		200,487					142,405
Restricted Stock Plan		(73)				4,899					4,899
Employee Stock Purchase Plan		(133)				2,087					2,087
Cumulative Translation Adjustment							(10,182)			(10,182)	(10,182)
Minimum Pension Liability Adjustment								(672)		(672)	(672)
Unrealized Loss on Gartner Securities available for Sale, net of taxes of $11,263									(38,027)	(38,027)	(38,027)
Unrealized Loss on Other Investments, net of amount realized of $23,664, net of taxes of $18,808									(30,201)	(30,201)	(30,201)

Total Comprehensive Income										41,734

Balance, December 31, 2000	335,045	43,703	$3,350	$596,273	$760,140	$(1,139,298)	$(106,417)	$(672)	$(9,836)		$103,540

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity (continued)

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
	Shares
							Cumulative Translation Adjustment	Minimum Pension Liability Adjustment	Unrealized Gains (Losses) on Investments
	Common Stock	Treasury Stock	Common Stock	Capital in Excess of Par	Retained Earnings	Treasury Stock				Comprehensive Income	Total

Balance, December 31, 2000	335,045	43,703	$3,350	$596,273	$760,140	$(1,139,298)	$(106,417)	$(672)	$(9,836)		$103,540

Net Income					185,426					185,426	185,426
Cash Dividends ($0.08 per share)					(23,641)						(23,641)
Prepaid Employee Stock Option				(1,691)							(1,691)
Accelerated Stock Options				2,099							2,099
Shares issued to Quintiles Transnational Corp.		(53)				818					818
Treasury Shares Acquired		12,124				(310,482)					(310,482)
Treasury Stock Reissued Under:
Exercise of Stock Options		(14,518)		(92,212)		365,018					272,806
Restricted Stock Plan		(170)				2,571					2,571
Employee Stock Purchase Plan		(129)				2,459					2,459
Board Deferred Stock Compensation				307							307
Cumulative Translation Adjustment							(31,706)			(31,706)	(31,706)
Minimum Pension Liability Adjustment								(3,074)		(3,074)	(3,074)
Unrealized Gain on Gartner Securities, net of amount realized of $8,148, net of taxes of $4,388									20,946	20,946	20,946
Unrealized Loss on Other Investments, net of amount realized of $1,450, net of taxes of $781									(2,012)	(2,012)	(2,012)

Total Comprehensive Income										169,580

Balance, December 31, 2001	335,045	40,957	$3,350	$504,776	$921,925	$(1,078,914)	$(138,123)	$(3,746)	$9,098		$218,366

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity (continued)

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
	Shares								Unrealized Loss on Changes in Fair Value of Cash Flow Hedges
							Cumulative Translation Adjustment	Minimum Pension Liability Adjustment		Unrealized Gains (Losses) on Investments
	Common Stock	Treasury Stock	Common Stock	Capital in Excess of Par	Retained Earnings	Treasury Stock					Comprehensive Income	Total

Balance, December 31, 2001	335,045	40,957	$3,350	$504,776	$921,925	$(1,078,914)	$(138,123)	$(3,746)	$—	$9,098		$218,366

Net Income					266,115						266,115	266,115
Cash Dividends ($0.08 per share)					(22,950)							(22,950)
Prepaid Employee Stock Option				(158)								(158)
Accelerated Stock Options				403								403
ChinaMetrik Earnout				1,000								1,000
Treasury Shares Acquired		14,235				(267,414)						(267,414)
Treasury Stock Reissued Under:
Exercise of Stock Options		(991)		(8,259)		24,359						16,100
Restricted Stock Plan		(55)		487		1,562						2,049
Employee Stock Purchase Plan		(166)		(1,630)		4,053						2,423
Net tax benefit on Stock Option Exercises				803								803
Board Deferred Stock Compensation				71								71
Options issued under the Non-employee Director's Deferred Compensation Program				69								69
Cumulative Translation Adjustment							31,216				31,216	31,216
Minimum Pension Liability Adjustment								(13,741)			(13,741)	(13,741)
Unrealized Gain on Swaps, net of taxes of $1,691									(3,141)		(3,141)	(3,141)
Unrealized Loss on Other Investments, net of amount realized of $13,024, net of taxes of $4,822										(8,955)	(8,955)	(8,955)

Total Comprehensive Income											271,494

Balance, December 31, 2002	335,045	53,980	$3,350	$497,562	$1,165,090	$(1,316,354)	$(106,907)	$(17,487)	$(3,141)	$143		$222,256

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Notes to Consolidated Financial Statements

(Dollars and shares in thousands, except per share data)

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

        On August 31, 2000, the Company spun-off the businesses of Synavant, Inc. ("Synavant") by distributing the stock of Synavant to the Company's shareholders (the "Synavant Spin-Off"). The Synavant businesses include: the pharmaceutical industry automated sales and marketing support businesses previously operated by IMS Health Strategic Technologies Inc., and certain other foreign subsidiaries of the Company; substantially all of the Company's interactive and direct marketing business, including the business of Clark O'Neill, Inc., which was a wholly-owned subsidiary of the Company; and a majority stake in a foreign joint venture. On October 3, 2000, the Company sold Erisco Managed Care Technologies, Inc. ("Erisco") to The TriZetto Group, Inc. ("TriZetto") in exchange for an equity interest in TriZetto and entered into a technology and data alliance with TriZetto. These transactions, together with the divestitures or discontinuation of three small non-strategic software businesses, have resulted in a company concentrated on the Company's core data business of providing market information and decision support services to the pharmaceutical industry. At December 31, 2002 the Company also owned the venture capital unit—Enterprise Associates LLC ("Enterprises") and a 55.3% interest in Cognizant Technology Solutions Corporation ("CTS"). The Company also owned approximately 26.4% of TriZetto's common stock as at December 31, 2002 and accounts for TriZetto under the equity method of accounting.

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

        During the year ended December 31, 2002, the Company consisted of the following segments:

  1.
  The IMS Segment provides market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Its key products include sales management information to optimize sales force productivity, marketing effectiveness research for prescription and over-the-counter pharmaceutical products, consulting and other services. The IMS Segment is managed on a global business model with global leaders for the majority of its critical business processes. In addition, the IMS Segment includes the Company's venture capital unit Enterprises, which is focused on investments in emerging businesses, and the Company's 26.4% equity interest TriZetto, at December 31, 2002.

  2.
  The CTS Segment provides custom Information Technology ("IT") design, development, integration and maintenance services. CTS's core competencies include web-centric applications, data warehousing, component-based development and legacy and client-server systems. CTS provides the IT services it offers using an integrated on-site/offshore business model. This seamless on-site/offshore business model combines technical and account management teams located on-site at the customer location and offshore at dedicated development centers located in India and Ireland. CTS is a publicly traded corporation on the Nasdaq National Market System. The Company owned 55.3% of the common shares outstanding of CTS (92.5% of the outstanding voting power) as of December 31, 2002 and 58.3% (93.3% of the outstanding voting power) as of December 31, 2001. The Company accounted for CTS as a consolidated subsidiary during each of the years ended December 31, 2002, 2001 and 2000. The Company divested CTS during the first quarter of 2003. See Note 24.

        During the year ended December 31, 2000 the Company also included:

  3.
  The Transaction Businesses Segment, which consisted of: (a) Synavant, which serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision-making; (b) Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry; and (c) three small non-strategic software businesses. The Company spun off the Synavant business on August 31, 2000 (the "Synavant Spin-Off") and sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. The Company also divested or discontinued the other small non-strategic software businesses.

        The above changes to the business are more fully discussed in Notes 4, 8, 13, 17, 23 and 24.

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

        Securities and other investments.    Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of Shareholders' Equity. Any gains or losses from the sale of these securities are recognized in income using the specific identification method. Direct equity investments in private companies and limited partner interests in venture capital partnerships are carried at cost. See Note 14.

        The Company periodically evaluates the business prospects and financial position of each issuer whose securities are held. The Company pays special attention to those securities whose market values have declined significantly and for a prolonged period of time for reasons other than changes in interest rates or other general market conditions. The Company evaluates the realizable value of the investment, the specific condition of the issuer and the issuer's ability to comply with the material terms of the security. Information reviewed may include the recent operational results and financial position of the issuer, information about its industry, recent press releases and other information. If evidence does not exist to support a realizable value equal to or greater than the carrying value of the investment, and such decline in market value is determined to be other-than-temporary, the carrying amount is reduced to its estimated net realizable value at that date, which becomes the new cost basis. The amount of the reduction is reported as a realized loss in the period in which it is determined. Any recovery of such reductions in the cost basis of an investment is recognized in income only upon the sale, repayment or other disposition of the investment.

        Property, plant and equipment.    Buildings, machinery and equipment are recorded at cost and depreciated over their estimated useful lives to their salvage values using principally the straight-line method. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. During 2001, the Company changed the estimated salvage value of two buildings with a net book value of approximately $43,000 from $0 to approximately $43,000. The effect of this change in accounting estimate was to reduce depreciation expense by approximately $1,100 and $700 for the years ended December 31, 2002 and 2001 and approximately $1,100 per year in future years. Based on additional available appraisal information, the Company believes the revised salvage value represents a more accurate estimate. The change was accounted for prospectively from 2001. See Note 22.

        Computer software.    Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Research and development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, over three to seven years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or

(b) the straight-line method over the remaining estimated economic life of the product. The Company periodically reviews the unamortized capitalized costs of computer software products based on a comparison of the carrying value of computer software with its estimated net realizable value and changes in software technology. The Company recognizes immediately any impairment losses on capitalized software as a result of its review or upon its decision to discontinue a product. See Notes 7 and 9.

        The Company capitalizes internal-use software costs once certain criteria in Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" have been met.

        Goodwill.    Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired. Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with the provisions of SFAS No. 142 goodwill is no longer amortized. The Company completed its transitional goodwill impairment test during the first quarter of 2002, which did not result in an impairment loss. The Company reviews the recoverability of goodwill annually by comparing the estimated fair values of reporting units with their respective net book values. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying value of goodwill over its implied fair value. The Company completed its annual impairment test as of September 30, 2002 and was not required to recognize a goodwill impairment charge. See Note 6.

        Other long-lived assets.    In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company reviews the recoverability of its long-lived assets and finite-lived identifiable intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, the assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset from the undiscounted expected future cash flows of the asset. If the future cash flows are less than the carrying value of such asset, an impairment charge is recognized for the difference between the estimated fair value and the carrying value.

        Revenue Recognition.    The Company recognizes revenue as earned, which is over the service period as the information is delivered or related services are performed. Advance payments for services and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. IMS also derives a portion of its revenues from software licenses which are recognized upon delivery of the software, when persuasive evidence of an arrangement exists, the related fees are fixed or determinable and collection of fees is reasonably assured. Revenues from post-contract customer support (maintenance) are recognized on a straight-line basis over the term of the arrangement. Revenues from time and material service agreements are recognized as the services are provided. Revenues from fixed price service contracts are recognized over the contract term based on the ratio of the number of hours incurred for services provided during the period compared to the total estimated hours to be incurred over the entire arrangement. Anticipated losses on contracts are recognized immediately. Under the terms of these contracts, all services provided by the Company and its subsidiaries through the date of cancellation are due and payable.

        Pension benefits.    The Company accounts for pensions under SFAS No. 87, "Employers' Accounting for Pensions," and accordingly, the determination of the benefit expense is a critical estimate due to the following factors: 1) management must make significant assumptions regarding the discount rate, return on assets and rate of compensation increases; 2) costs are based on actual employee demographics, including the turnover rate, retirement rate, mortality rate, employment periods, compensation levels and age, each of which is subject to change in any given period; 3) the plan provisions may be changed by management action in future periods; and 4) the impact of changes in any of these assumptions is likely to result in a material impact on the recorded pension obligation and expense. Management reviews these assumptions periodically to reflect the Company's actual experience.

        The discount rate for pension expense purposes is the rate at which the pension obligations could be effectively settled. The weighted average discount rate for actuarial purposes was 6.14% and 6.62% as of December 31, 2002 and 2001, respectively. The reduction in the weighted average discount rate will result in an increase in the 2003 pension expense.

        In selecting an expected return on plan assets, IMS considers past performance and economic forecasts for the type of investments held by the plan. The weighted average expected return on plan assets was 8.14% and 8.76% as of January 1, 2003 and 2002, respectively. The reduction in the weighted average expected return on plan assets will result in an increase in the 2003 pension expense.

        Foreign currency translation.    The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's Consolidated Financial Statements when translated into U.S. dollars. For all operations outside the United States of America where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of Shareholders' Equity, whereas transaction gains and losses are recognized in Other expense, net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are remeasured using end-of-period exchange rates, whereas non-monetary accounts are remeasured using historical exchange rates, and all remeasurement and transaction adjustments are recognized in Other expense, net.

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

        Stock-based compensation.    SFAS No. 123 requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employers" and related interpretations in accounting for its plans. If the compensation cost for the Company's stock-based compensation plans was determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

		2002	2001	2000

Net Income:	As reported	$266,115	$185,426	$120,816
	Add: Stock-based employee compensation expense included in reported net income, net of tax	297	1,547	2,455
	Deduct: Total stock-based employee compensation expense under fair value method for all awards, net of tax	(24,340)	(55,388)	(117,473)
	Pro forma	$242,072	$131,585	$5,798
Earnings Per Share:
Basic	As reported	$0.93	$0.63	$0.41
	Pro forma	$0.85	$0.45	$0.02
Diluted	As reported	$0.93	$0.62	$0.40
	Pro forma	$0.84	$0.44	$0.02

Note: The pro forma disclosures reflect one time vesting acceleration in 2000 and may not be representative of the effects on net income and earnings per share in future years. The earnings per share impact of these accelerations in 2000 is $0.31 basic and $0.30 diluted. See Note 17 for the assumptions used in estimating the fair value of the Company's stock options.

        Use of estimates.    The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The most significant estimates are made in the accounting for: allowances, depreciation and amortization, carrying value of investments, capitalized software costs, employee benefit plans, taxes including tax benefits and liabilities, reserves for severance, contingencies, the fair value of certain assets, salvage values of property and purchase price allocations.

        Earnings per share.    Basic earnings per share are calculated by dividing net income by weighted average common shares outstanding. Diluted earnings per share are calculated by dividing net income by all dilutive potential common shares outstanding. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that the net proceeds from the exercise of all stock options are used to repurchase common stock at market value. The number of shares remaining after the net proceeds are exhausted represents the incremental potentially dilutive effect of the securities, which is added to the basic weighted average common shares outstanding.

        Reclassifications.    Certain prior-year amounts have been reclassified to conform with the 2002 presentation.

Note 3. Summary of Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently evaluating the impact of the adoption of SFAS No. 143 and has not yet determined the effect of adoption on the Company's financial position, results of operations or cash flows.

        In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses the accounting for costs to terminate a contract that is not a capital lease, costs to consolidate facilities and relocate employees, and involuntary termination benefits under one-time benefit arrangements that are not an ongoing benefit program or an individual deferred compensation contract. A liability for contract termination costs should be recognized and measured at fair value either when the contract is terminated or when the entity ceases to use the right conveyed by the contract. A liability for one-time termination benefits should be recognized and measured at fair value at the communication date if the employee would not be retained beyond a minimum retention period (i.e., either a legal notification period or 60 days, if no legal requirement exists). For employees retained beyond the minimum retention period, a liability should be accrued ratably over the future service period. The provisions of the statement will be effective for disposal activities initiated after December 31, 2002. The Company is currently evaluating the financial impact of adoption of SFAS No. 146, however, it does not believe that there will be a material adverse impact on the Company's financial position, results of operations or cash flows.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN 45"). FIN 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The disclosure requirements of FIN 45 are effective for all financial statements issued after December 15, 2002. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123." SFAS No. 148 provides transition guidance for those companies electing to voluntarily adopt the accounting provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In addition, SFAS No. 148 mandates certain interim disclosures that are incremental to those required by SFAS No. 123. The Company is currently evaluating the financial impact of the adoption of SFAS No. 148 and is unable to determine the impact on the Company's financial position, results of operations or cash flows at this time. The Company will continue to account for stock-based compensation in accordance with APB No. 25. The Company has adopted the disclosure-only provisions of SFAS No. 148 at December 31, 2002.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," ("FIN 46"). FIN 46 requires all Variable Interest Entities ("VIEs") to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. In addition, FIN 46 expands disclosure requirements for both VIEs that are consolidated as well as VIEs from which the entity is the holder of a significant amount of the beneficial interest, but not the majority. The disclosure requirements of FIN 46 are effective for all financial statements issued after January 31, 2003. The consolidation requirements of this interpretation are effective for all periods beginning after June 15, 2003. The adoption of FIN 46 is not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows at this time.

Note 4. Investment in Gartner, Inc. ("Gartner") Stock

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

        The unrealized gain as of the date of the Gartner Distribution (based on the then market price per share of $22.75 of Gartner Stock, the price at the time of the Gartner Distribution) was recorded as Other Comprehensive Income and included as a component of Shareholders' Equity. Subsequent changes in the per share price of Gartner Stock since the date of the Gartner Distribution were also recorded as Other Comprehensive Income. Upon the sale of these securities, the unrealized gain measured based on the value of the Gartner shares as of the date of the Gartner Distribution was recognized in discontinued operations. The unrealized losses in the market value subsequent to the date of the Gartner Distribution were recognized in continuing operations as shares were sold.

        During the third quarter of 2001, the Company decided to sell, and by August 29, 2001, completed the sale of 1,555 shares of Class A common stock of Gartner ("Gartner Shares") to Gartner and its remaining holding in Gartner Shares to several institutional investors. The Company received aggregate proceeds of $65,207, or $9.88 per share, from these sales. The Company's original cost basis in these shares was $77,743, or $11.78 per share. These sales divested the Company of its then remaining equity interest in Gartner. The sale of shares to Gartner was part of Gartner's $75,000 stock buyback program announced on July 19, 2001. These sales resulted in a pre-tax realized loss of $12,536 ($8,146, net of applicable taxes), which was recorded in two different lines in the income statement: (i) Income from Discontinued Operations of $72,345 ($47,025 net of applicable taxes), to reflect the difference between the fair market value at the date of the Gartner Spin-Off (July 26, 1999) and the book value of those shares; (ii) a loss from dispositions in continuing operations of $84,880 which was recorded as Loss on Gartner investment, to reflect the difference between the fair market value at the date of the Gartner Spin-Off and the disposal proceeds.

Note 5. Acquisitions and Dispositions

Acquisitions

        During 2002, the Company's IMS Segment completed six acquisitions with an aggregate cash purchase price of $38,227. The 2002 acquisitions were; (a) Infoplex Durdaut & Jassmann GmbH (Germany), (b) Medcom Canada (Canada), (c) Marketing Initiatives, Inc. (U.S.), (d) Rosenblatt-Klauber Group (U.S. and Canada), (e) Battaerd Mansley PTY Limited (Australia) and (f) Medical Radar Limited (Sweden). Under the terms of these purchase agreements, the Company may be required to pay additional amounts as contingent consideration based on the achievement of certain targets during 2002 through 2007. Any additional payments will be recorded as goodwill in accordance with Emerging Issues Task Force ("EITF") Issue No. 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination." No amounts were earned under these agreements for the year ended December 31, 2002. These acquisitions were recorded under the purchase method of accounting and the Company has preliminarily recorded a total of $44,230 in goodwill and intangible assets, including approximately $10,716 in customer relationships, as a result of these acquisitions. The intangible assets will be amortized over periods ranging from three to ten years. Had these acquisitions occurred as of January 1, 2002 or 2001, the impact on the Company's results of operations would not have been significant. Goodwill of approximately $21,437 was recorded in connection with these acquisitions.

        During 2002, the Company also finalized its purchase price allocation related to its acquisition of Cambridge Pharma Consultancy, Ltd. ("Cambridge"). Accordingly, additional goodwill of $9,844 was recorded upon the finalization of the purchase price allocation, including $5,982 relating to the recognition of deferred tax liabilities resulting from intangibles, which are non-amortizable for tax purposes.

        On June 30, 2002, Cognizant Technology Solutions Ireland Limited ("CTS Ireland"), a newly formed wholly owned subsidiary of CTS, purchased certain assets and assumed certain liabilities from UnitedHealthcare Ireland Limited ("UHCI"), a subsidiary of UnitedHealth Group, for $3,043 (including approximately $143 of direct deal costs). UHCI previously provided, and will continue to provide through CTS Ireland, application development and maintenance services, using the existing staff of approximately 70 software professionals. The acquisition of the assets of UHCI, will enable CTS to provide a wide range of services to CTS's clients in Europe and worldwide and represents the implementation of CTS's previously announced international expansion strategy.

        In accordance with FAS 142, CTS has allocated, based upon an independent appraisal, the purchase price to the UHCI tangible and intangible assets and liabilities acquired, resulting in the recognition of $2,577 of customer relationships and $195 of assembled workforce intangible assets to be amortized over ten and five years, respectively. The results of operations of CTS Ireland have been included in the consolidated financial statements of CTS effective July 1, 2002.

        On October 29, 2002, CTS completed the transfer of Silverline Technologies, Inc.'s ("Silverline") practice which serviced a major financial services company to CTS for $10,424 (including approximately $620 of direct deal costs). Under the terms of the transfer, CTS will provide application design, development and maintenance services to such major financial services company through an acquired workforce of approximately 300 IT and support professionals located primarily in the United States and India. CTS has completed the purchase price allocation resulting in the recognition of $9,515 of customer relationships and $909 of assembled workforce intangible assets to be amortized over ten and eight years, respectively.

        Since the transfer was effected on October 29, 2002, the results of operations of this transfer have been included in the consolidated financial statements of CTS commencing from that date.

        During 2001, the Company's IMS Segment completed five acquisitions with an aggregate cash purchase price of $43,318. The 2001 acquisitions were; (a) Meridian Research Ltd. (Vietnam), (b) the exercise of the Company's option to purchase the remaining non-controlling interests in Medicare Audits Limited (U.K.), (c) the remaining interest in GPI Krankenhaus-forschung Gesellschaft Fur Pharma-informationssysteme mbH (Germany), (d) Cambridge Pharma Consultancy, Ltd. (U.K. and U.S.) and (e) Medical Data Systems Limited (Ireland). Under the terms of the earn out within the purchase agreements for the acquisitions, the Company may be required to pay additional amounts as contingent consideration totaling up to $36,720 based on the achievement of certain targets during 2002 through 2004. Of the contingent consideration, up to $13,760 will be recorded as additional goodwill, while up to $22,960 will be recorded as compensation as earned in accordance with the provisions of EITF Issue No. 95-8. The maximum contingent consideration payable with respect to any given year in the earn out period is $12,420. No amounts were earned under these contingencies for the year ended December 31, 2002. These acquisitions were recorded under the purchase method of accounting and the Company recorded a total of $40,271 in goodwill and intangible assets, including approximately $16,000 in customer relationships, as a result of these acquisitions. The intangible assets will be amortized over periods ranging from five to ten years. Had these acquisitions occurred as of January 1, 2001 or 2000, the impact on the Company's results of operations would not have been significant. In accordance with SFAS 142, goodwill of approximately $12,100 has not been amortized, as the acquisitions were completed subsequent to June 30, 2001.

Dispositions

        During the year ended December 31, 2002, the Company and its venture capital funds sold investments with a cost basis of $15,734 and realized a net pre-tax gain of $17,909. These sales resulted in cash proceeds of $35,411. Of the cash proceeds $2,069 was retained by the venture capital funds. In addition, the Company recorded $9,562 of write-downs associated with other-than-temporary declines in the fair value of its venture capital investments. Furthermore, the Company's unrealized gains on available-for-sale securities declined by $8,955 since December 31, 2001.

        In the first quarter of 2001, the Company recorded a pre-tax gain of $1,990 on the sale of IDRAC Holdings Inc. ("IDRAC"), a non-strategic property that provides information on pharmaceutical product registrations, to a wholly owned subsidiary of Information Holdings Inc. ("IHI"). This gain is included in Gain (loss) from investments, net in the Consolidated Statements of Income. The operating results of IDRAC were not significant to the results of operations of the Company. In a separate transaction, the Company also granted a non-exclusive perpetual license to IHI to use certain data for aggregate cash consideration of approximately $17,000, all of which was recognized on delivery as revenue in the first half of 2001.

        In the third quarter of 2000, senior management of GIC Gesellschaft für Informationstechnologie und Consulting GmbH, formerly a wholly-owned subsidiary of the Company, and its newly-formed affiliated company, GIC Global Information Technology and Consulting GmbH (collectively, "GIC") completed a management buy-out of the Company's data processing center located in Frankfurt, Germany. Under the terms of the purchase agreement, the aggregate purchase price of $6,100 was paid to the Company in monthly installments from July 1, 2000 to August 1, 2001 in the form of data processing and technology solution services provided by GIC. The Company recognized the fair value of the services received and a pre-tax gain of $3,066 in the second half of 2000 in respect of services rendered by GIC in 2000. The impact of this transaction was reflected in operating costs in the Company's Consolidated Statements of Income. The remaining portion of the gain, amounting to $1,493 was recognized in 2001 as services were rendered in accordance with the agreement. Since the completion of the management buy-out, GIC continued to occupy a sizable portion of space from the Company under a sublease agreement. During 2001, the sublease arrangement, which was due to expire in March 2002, was extended for a five-year period ending in 2007. Further, during the third quarter of 2001, the Company agreed to make a $2,000 loan to GIC's management in order to provide GIC with additional liquidity to grow the business. The operating costs of the Frankfurt data center were not material to the Company's consolidated operating results in any of the periods presented.

        As described in Notes 1, 8 and 13, Synavant was spun-off to the Company's shareholders on August 31, 2000 and Erisco was sold to TriZetto on October 3, 2000. The results of Erisco and Synavant are included in the Consolidated Statements of Income and Cash Flows through their respective disposition dates.

Note 6. Goodwill and Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives continue to be amortized.

        Net income and earnings per share for the years ended December 31, 2001 and 2000, adjusted to exclude goodwill amortization expense are as follows:

	Year Ended December 31, 2001	Year Ended December 31, 2000

Net Income:
Reported net income	$185,426	$120,816
Goodwill amortization	10,316	19,120
Equity method goodwill amortization (TriZetto)	7,198	1,456

Adjusted Net Income	$202,940	$141,392

Basic Earnings Per Share of Common Stock:
Reported basic earnings per share of common stock	$0.63	$0.41
Goodwill amortization	0.04	0.06
Equity method goodwill amortization (TriZetto)	0.02	0.01

Adjusted Basic Earnings Per Share of Common Stock	$0.69	$0.48

Diluted Earnings Per Share of Common Stock:
Reported diluted earnings per share of common stock	$0.62	$0.40
Goodwill amortization	0.04	0.06
Equity method goodwill amortization (TriZetto)	0.02	0.01

Adjusted Diluted Earnings Per Share of Common Stock	$0.68	$0.47

        During the year ended December 31, 2002, the Company recorded additional goodwill of $31,281 (see Note 5). As of December 31, 2002, goodwill amounted to $184,163 at the IMS Segment and $878 at the CTS Segment.

        All of the Company's acquired intangibles are subject to amortization. Intangible asset amortization expense was $3,534 during the year ended December 31, 2002, including $3,208 and $326 reflected in the IMS and CTS Segments, respectively. At December 31, 2002, intangible assets (principally included in Other assets) were primarily composed of Customer Relationships, Databases and Trade Names. The gross carrying amounts and related accumulated amortization of these intangibles were $54,790 and $3,534, respectively, at December 31, 2002. These included $41,323 and $3,208 of gross carrying value and accumulated amortization related to the IMS Segment; and $13,467 and $326 of gross carrying value and accumulated amortization related to the CTS Segment.

        Amortization expense associated with intangible assets at December 31, 2002 is estimated to be approximately $7,761 for each year beginning in 2003 through 2007, approximately $1,416 of which relates to the CTS Segment. The Company disposed of its interest in CTS in February 2003 (see Note 24).

Note 7. Impairment Charge—Synavant

        On July 14, 2000, Synavant entered into a five-year strategic alliance with Siebel Systems, Inc. ("Siebel"), a leading provider of e-business applications software (the "Alliance"). Through the Alliance, the companies intend to jointly develop, market and sell pharmaceutical and healthcare related versions of Siebel's e-business software applications.

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

        As a result of this transaction, Synavant management concluded at that time that significant portions of its software (including acquired technology) and enterprise-wide goodwill were not recoverable. Under its accounting policy for capitalized software, Synavant performed a net realizable value analysis to determine the recoverability of its capitalized software assets. This analysis resulted in a write-down of $14,553 in the period ended September 30, 2000. Under its accounting policy for goodwill impairment, Synavant completed a discounted cash flow analysis on an enterprise wide basis, resulting in a write down of $100,900 of goodwill in the period ended September 30, 2000. The total Impairment charge—Synavant, recorded in the Consolidated Statements of Income, was $115,453. The impairment charge was recorded in the results of the Transaction Businesses Segment. This charge was recorded by the Company as a result of the Siebel transaction being effected prior to the Synavant Spin-Off. See Note 23.

Note 8. Spin-Off of Synavant

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

        On August 11, 2000, Synavant obtained a revolving line of credit for $20,000 for working capital purposes. The line of credit was guaranteed by the Company and was extended through February 15, 2001, at which time it was replaced with a similar line of credit with a maturity date of May 15, 2001. This line of credit was likewise guaranteed by the Company. On April 27, 2001, Synavant had this later line of credit replaced by a new revolving line of credit that is not guaranteed by the Company. As of December 31, 2002, the Company does not have any continuing obligations or commitments with respect to Synavant's credit lines.

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

Note 9. Severance, Impairment and Other Charges

        During the fourth quarter of 2001, the Company completed the assessment of its Competitive Fitness Program (the "Program"). This program was designed to further streamline operations, increase productivity, and improve client service. In connection with this program, the Company recorded $94,616 of Severance, impairment and other charges relating to the IMS Segment during the fourth quarter of 2001 as a component of operating income.

        Approximately $39,653 was charged to expense in the fourth quarter of 2001 related to a worldwide reduction in headcount. This included $33,376 of severance benefits that were calculated pursuant to the terms of established employee protection plans in accordance with local statutory minimum requirements or individual employee contracts, as applicable. This also included $6,277 of severance benefits for approximately 175 employees that were recorded as part of the Program in accordance with EITF Statement No. 94-3, "Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)." No material cash payments were made against the accrual prior to December 31, 2001.

        The Company recorded $15,827 in contract-related charges, including $7,493 in payments to exit data supply and processing contracts and $8,334 related to onerous lease obligations. These costs are incremental and either relate to existing contractual obligations that do not have any future economic benefit or represent a contract cancellation penalty. They relate, in part, to the decision in the fourth quarter to close down or vacate leased facilities in order to consolidate functions geographically as part of the Program.

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

        During 2002, the Company paid approximately $36,100 under the Program, and $44,900 since the Program's inception. The Company terminated approximately 345 employees during 2002. Total terminations under the Program were 535. Although the total number of terminations from the Program were lower than the original plan by approximately 18%, due to a change in the mix of actual employee terminations, the Company has experienced a higher level of severance costs per employee, thereby offsetting any cost savings from fewer actual terminations. As expected, all actions under the Program were completed by December 31,

2002. The remaining accrual of $18,804 at December 31, 2002 related primarily to a facility shutdown and employee termination payments.

        The cash portion of the 2001 charge amounts to $64,205, primarily for severance payments and contract terminations. The non-cash portion amounts to $30,411 and is composed primarily of asset write-offs.

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

        The 2000 charge included cash charges of $10,348, primarily for severance and contract termination and non-cash charges of $35,341, primarily for asset write-offs. The asset write-offs included: $8,045 for the other-than-temporary decline in the value of the Allscripts Healthcare Solutions, Inc. ("Allscripts," formerly known as "Allscripts, Inc.") investment as described more fully in Note 14; $3,130 for the surrender of Enterprise warrants; $4,981 for assets which became redundant as a result of the global data center move to the United States; and $19,185 as a result of abandoning the existing delivery mechanisms for web-based or global delivery solutions. This program was substantially complete as of December 31, 2001.

Note 10. Executive Management Transition Charge

        In the fourth quarter of 2000, the Company incurred a charge of $31,133 relating to changes in executive management. Of this charge, approximately $23,000 relates to Victoria R. Fash (previously President and Chief Executive Officer) and Robert E. Weissman (previously Chairman) arising principally from the acceleration or enhancement of previously existing employee benefit obligations, including stock options and pensions. The Company originally made a loan to Ms. Fash of $3,558 on January 3, 2000. On January 12, 2000 $632 was repaid and the loan accrued interest at an annual rate of 6.21%. As a result of Ms. Fash's negotiated agreement with the Company, the remaining balance on the loan and accrued interest in the amount of $3,084 were forgiven and the accompanying income tax liability to Ms. Fash of $2,580 was paid by the Company. The remaining accrual at December 31, 2002 amounted to approximately $10,655, primarily relating to pension benefits.

Note 11. Terminated Transaction Costs

        During fourth quarter of 2001, the Company terminated negotiations to dispose of one of its product lines and decided to retain and continue operating it. In connection with this terminated transaction, the Company recorded Terminated transaction costs of $6,457, relating primarily to legal and accounting services.

Note 12. Minority Interests

        The Company consolidates the assets, liabilities, results of operations and cash flows of businesses and investments over which it has control. Third parties' ownership interests are reflected as minority interests on the Company's financial statements. Two of the Company's subsidiaries contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In 1997, third-party investors contributed $100,000 to the partnership in exchange for minority ownership interests. The Company and its subsidiaries maintain a controlling (88%) interest in the partnership. Under the terms of the partnership agreements, the third-party investors have the right to take steps that would result in the liquidation of their partnership interest on June 30, 2003. The Company intends to negotiate an extension of such date and in the unlikely event it is not successful in obtaining the extension, the Company intends to replace the partner with a new partner prior to any such liquidation.

        The Company also has a controlling interest in CTS (55.3% of the outstanding shares representing 92.5% of the voting power at December 31, 2002). The related minority interest included within the Consolidated Statements of Financial Position at December 31, 2002 and December 31, 2001 was $77,327 and $43,160, respectively. Selected financial data for CTS is included in Note 23. Minority interest expense of $26,567, $19,466 and $17,222 was recorded in Other expense, net in 2002, 2001 and 2000, respectively. In the years ended December 31, 2002, 2001 and 2000, the Company recorded $14,014, $5,189 and $0, respectively, as gains resulting from the issuance of CTS stock in connection with stock option exercises and employee stock purchases. These gains have been recognized in the Consolidated Statements of Incomes within Gain (loss) on issuance of investees' stock, net, in accordance with SAB No. 51, "Accounting for Sales of Stock by a Subsidiary." See Note 24.

Note 13. Investments in Equity Investees

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

        The transaction was accounted for by the Company as a disposition of Erisco in exchange for the acquisition of a 36.1% interest in TriZetto. The gross proceeds received by the Company, based on the closing share price of TriZetto Common Stock on the Nasdaq National Market System on October 2, 2000 ($15.125 per share), were approximately $183,700 and the Company recorded a gain on the sale of Erisco of $84,530. In connection with the transaction the Company transferred $32,000 of cash to Erisco prior to disposition to TriZetto. This was funded by short-term debt and primarily represented the repayment of existing inter-company liabilities.

        As contemplated by the Merger Agreement, the Chief Executive Officer of the Company was appointed to the TriZetto Board of Directors as the Company's director nominee.

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

        In connection with the acquisition of its interest in TriZetto, the Company made allocations of the purchase price to software, tradename, customer contracts, and goodwill in the aggregate amounts of $5,819, $3,000, $12,504, and $95,773 respectively. In accordance with the provisions of SFAS No. 142 the Company ceased amortization of goodwill effective January 1, 2002 (see Note 6). At December 31, 2001, remaining goodwill, net relating to the acquisition of TriZetto was $83,802. The other intangible assets are being amortized on a straight-line basis over the following estimates of useful lives:

Software	5 years
Tradename	20 years
Customer Contracts	10 years

        The Company's share of the adjusted operating results of TriZetto for the years ended December 31, 2002 and 2001, and for the period from October 3, 2000 to December 31, 2000 amounted to a loss of $873 (net of a deferred tax benefit of $563), $6,985 (net of a deferred tax benefit of $4,504) and $4,777 (net of a deferred tax benefit of $3,080), respectively.

        As the transaction has been accounted for as a non-monetary exchange, the Company's share of the adjusted operating results of TriZetto excludes the impact of the amortization of goodwill, prior to January 1, 2002, and other acquired intangibles associated with TriZetto's acquisition of Erisco (as reflected in its reported operating results) and includes the amortization of goodwill, prior to January 1, 2002, and acquired intangibles associated with the Company's acquisition of its interest in TriZetto.

        Summary financial information for TriZetto for the years ended December 31, 2002 and 2001 is presented below. The amounts shown represent TriZetto's unaudited consolidated operating results, based on publicly available information.

	2002	2001

Current Assets	$129,953	$129,532
Non-Current Assets	$251,102	$261,189
Current Liabilities	$80,734	$83,387
Non-Current Liabilities	$27,283	$26,379
Revenues	$265,150	$218,172
Gross Profit	$87,330	$71,512
Loss from Operations	$(17,225)	$(78,044)
Net Loss	$(13,818)	$(61,154)

        The investment in TriZetto is accounted for under the equity method of accounting. Following an initial decline in the market value of TriZetto stock below cost in the latter part of the second quarter of 2002, the Company performed, and continues to perform, a periodic assessment in accordance with its policy to determine whether an other-than-temporary decline in fair value has occurred. An impairment charge of $26,118, net of taxes of $16,832, was recorded in the fourth quarter of 2002 to write down the Company's investment in TriZetto following the continued significant decline in the market value of TriZetto shares below the Company's carrying value, including a further substantial decline subsequent to December 31, 2002, which was not considered by the Company in determining the amount of the impairment as of December 31, 2002. As of December 31, 2002, TriZetto shares closed at $6.14 compared to the Company's book value per share of $9.68. Additionally, TriZetto management has announced that it may take a goodwill impairment charge in TriZetto's stand-alone financial statements for the year ended December 31, 2002. The Company concluded that this decline is other-than-temporary in accordance with SAB No. 59, "Views on Accounting for Noncurrent Marketable Equity Securities," and the impairment charge recorded brings the Company's book value in TriZetto down to TriZetto's December 31, 2002 market value.

        The issuance by TriZetto of shares of common stock resulted in a $951 loss, including taxes of $377, recorded in the year ended December 31, 2002. The majority of these shares were issued primarily for stock option exercises. The issuance of equity by TriZetto resulted in the reduction of the Company's ownership stake from approximately 26.8% on December 31, 2001 to approximately 26.4% on December 31, 2002. The resulting loss has been recognized in the Consolidated Statements of Income within Gain (loss) on issuance of investees' stock, net, in accordance with SAB No. 51.

        The issuance by TriZetto of shares of common stock resulted in a $6,679 loss, including taxes of $2,618, recorded in the year ended December 31, 2001. The majority of these shares were issued in a secondary offering which generated proceeds to TriZetto of approximately $56,000. The remaining shares were issued primarily for acquisitions and stock option exercises. The issuance of equity by TriZetto resulted in the reduction of the Company's ownership stake from approximately 33.2% on December 31, 2000 to approximately 26.8% on December 31, 2001. The resulting loss has been recognized in the Consolidated Statements of Income within Gain (loss) on issuance of investees' stock, net, in accordance with SAB No. 51.

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

        During the years ended December 31, 2002 and 2001, CTS recorded revenues from TriZetto of approximately $2,577 and $401, respectively and payments to TriZetto for commissions and marketing fees of approximately $697 and $1,012, respectively.

Note 14. Securities and Other Investments

Securities

        Securities and other investments include the Company's investments in: a) publicly traded marketable securities; b) direct equity investments in private companies, and c) limited partner interests in venture capital partnerships.

        Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at estimated fair value, with the unrealized gains and losses, net of income taxes, reported as a component of Shareholders' Equity. Typically these securities are distributed to the Company from venture capital partnerships in which it invests. The cost and estimated fair value of these securities were, $2,581 and $2,800, respectively, at December 31, 2002, and $13,159 and $27,155, respectively, at December 31, 2001.

        Direct equity investments in private companies and limited partner interests in venture capital partnerships are carried in the financial statements at cost, which was $14,854 at December 31, 2002 and $24,140 at December 31, 2001. On a quarterly basis, the Company monitors the realizable value of these investments and makes appropriate reductions in their carrying values when a decline in value is deemed to be other-than-temporary. During the fourth quarter of 2001 the Company re-assessed the Enterprises portfolio as a non-strategic asset. The Company refined its estimation approach related to assessment of the other-than-temporary decline in the fair value of the investments in the venture capital partnerships. It changed its estimation from evaluating the recoverability of the portfolio of each venture capital partnership in the aggregate to evaluating the underlying securities in each partnership on an individual basis. After a comprehensive review of the operating results, financial position and future prospects of the investments made by the partnerships, management concluded that the declines in the value of the investments made by the partnerships were other-than-temporary in nature and charges of $9,562 and $28,729 for the years ended December 31, 2002 and 2001, respectively, have been included in Gains (losses) from investments, net in the Consolidated Statements of Income.

        During 2002 the Company sold securities from its available-for-sale portfolio and recorded a net pre-tax gain of $17,909. The Company recorded $1,082 and $78,139 of net pre-tax gains from its available-for-sale securities during 2001 and 2000, respectively. These amounts were also recorded in Gains (losses) from investments, net.

Other Investments

        On February 17, 2000, the Company announced an alliance with and strategic investment in Allscripts to develop and market new internet-based information healthcare solutions for the pharmaceutical industry. In conjunction with the agreement the Company made a private equity investment of $10,000 to acquire 215 shares of Allscripts common stock.

        During the fourth quarter of 2000, the Company determined the decline in value of its investment in Allscripts to be other-than-temporary. As a result, the Company incurred an impairment charge of $8,045, which was included as part of the Severance, impairment and other charges described more fully in Note 9. In addition, during the third and fourth quarters of 2001 the Company determined that Allscripts had sustained a further other-than-temporary decline and reduced its carrying basis of Allscripts by an additional $1,258. This amount was charged to Gains (losses) from investments, net in the Consolidated Statements of Income.

        In June 2000, the Company's CTS subsidiary announced a strategic relationship with Trident Capital, a leading venture capital firm, to jointly invest in emerging e-business service and technology companies. In accordance with this strategy, the Company invested $1,955 in Questra Corporation ("Questra"), an e-business software and consulting firm headquartered in Rochester, New York, in return for a 5.8% equity interest. Trident Capital also independently made a direct investment in Questra. CTS's investment is being accounted for under the cost method of accounting.

        CTS reviews for impairment certain assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the fourth quarter of 2001, Questra issued Preferred B shares in exchange for $19,000 of new venture capital financing. Since CTS did not participate, that reduced its ownership interest in Questra from 5.8% to 2.1%. Based on the implied fair value of Questra, as measured by the latest round of financing, and considering the preferential liquidation rights that the Preferred B shareholders received, CTS has concluded that it will not recover any of its investment in Questra and recorded an impairment loss of $1,955 in the fourth quarter of 2001 to recognize the other-than-temporary decline in the value of its investment. As a result, the carrying value of this investment has been reduced to $0. This amount was charged to Gains (losses) from investments, net in the Consolidated Statements of Income.

Note 15. Financial Instruments

Foreign Exchange Risk Management

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

        The impact of foreign exchange risk management activities on pre-tax income in 2002 was a net loss of $10,101, and a net gain in 2001 and 2000 of $4,955 and $19,535, respectively. In addition, at December 31, 2002, the Company had approximately $430,471 in foreign exchange forward contracts outstanding with various expiration dates through March 2003 relating to non-functional currency assets and liabilities and estimated 2003 operating income. Gains and losses on these contracts are not deferred and are included in the Consolidated Statements of Income in Other expense, net.

Fair Value of Financial Instruments

        At December 31, 2002, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable, short-tem debt, including short-term borrowings reclassified as long-term debt, long-term debt and foreign currency forward contracts. At December 31, 2002, the fair values of cash, cash equivalents, receivables, accounts payable and short-term debt approximated carrying values due to the short-term nature of these instruments. The contractual value of the Company's foreign currency forward contracts was approximately $430,471 at December 31, 2002, and all contracts mature in 2003. The estimated fair values of the forward contracts were determined based on quoted market prices.

Credit Concentrations

        The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 2002 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

        The Company maintains accounts receivable balances ($258,563 and $228,626, net of allowances, at December 31, 2002 and 2001, respectively—see Note 22), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 2002 due to the high quality of its customers and their dispersion across many geographic areas.

Lines of Credit

        The Company has borrowing arrangements with several domestic and international banks to provide lines of credit up to $620,000 at December 31, 2002. Total borrowings under these existing lines totaled $523,900 and $346,463 at December 31, 2002 and 2001, respectively. In general, the terms of these lines of credit give the Company the option to borrow at an interest rate equal to LIBOR plus 37.5 basis points for short-term lines and LIBOR plus 65.0 basis points for long-term lines. The weighted average interest rates for the short-term lines were 1.99% and 2.34% at December 31, 2002 and 2001, respectively. The weighted average interest rates for the long-term lines were 2.21% and 2.48% at December 31, 2002 and 2001, respectively. The commitment fee associated with the unused short-term lines of credit is 22.5 basis points per year, increasing to 28.75 basis points per year if the facilities are less than 50% utilized. Under the long-term lines the commitment fee is 52.5 basis points on the unused portion per year. The borrowing arrangements require the Company to comply with certain financial covenants and at December 31, 2002, the Company was in compliance with all such covenants. Total debt of $529,812 and $347,675 at December 31, 2002 and 2001, respectively, included $5,912 and $1,212 at December 31, 2002 and 2001, respectively, related primarily to certain capital leases and mortgages.

        In March and April 2002, the Company entered into interest rate swaps on a portion of its variable rate debt portfolio. These arrangements convert the variable interest rates to a fixed interest rate on a notional amount of $75,000 and mature at various times from March 2005 through April 2006. The fixed rates range from 4.05% to 5.08%. The interest rate swaps are accounted for as cash flow hedges and any changes in fair value are recorded in Other comprehensive income, in the Consolidated Statements of Shareholders' Equity. The mark-to-market adjustment for the year ended December 31, 2002 was an unrealized net loss of $3,141.

        In January 2003, the Company closed a private placement transaction pursuant to which the Company issued $150,000 of five-year debt to several highly rated insurance companies at a fixed rate of 4.60%. The proceeds were used to pay down short-term debt. At December 31, 2002, the Company reclassified $150,000 of its short-term debt outstanding as long-term debt in accordance with the provisions of SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced." The Company also swapped $100,000 of the fixed rate debt to floating rate based on 6-month LIBOR plus a margin of approximately 107 basis points.

        During the fourth quarter of 2001, the Company renegotiated with several banks and entered into three-year lines of credit for borrowings of up to $175,000. Borrowings under these three-year facilities are short-term in nature; however, the Company has the ability and the intent to refinance the short-term borrowings as they come due through December 2004. As such, at December 31, 2002 and 2001, the Company reclassified $175,000 and $150,000, respectively, of its then outstanding debt as long-term debt pursuant to the provisions of SFAS No. 6. Borrowings have maturity dates of up to 90 days from their inception.

Note 16. Pension and Postretirement Benefits

        The status of the Company's defined benefit pension and postretirement benefit plans at December 31, 2002 and 2001 is as follows:

	Pension Benefits		Postretirement Benefits

	2002	2001	2002	2001

Change in Benefit Obligation
Benefit obligation at beginning of year	$167,000	$156,332	$13,090	$8,360
Service cost	7,332	7,888	390	550
Interest cost	10,139	9,793	880	870
Foreign currency exchange adjustment	7,754	(2,163)	—	—
Amendments	—	1,096	(4,550)	—
Plan participants' contributions	664	723	90	70
Actuarial loss	10,159	4,127	2,470	3,560
Benefits paid	(7,219)	(10,796)	(800)	(320)
Other	279	—	—	—

Benefit obligation at end of year	196,108	167,000	11,570	13,090

Change in plan assets
Fair value of plan assets at beginning of year	152,325	153,256	—	—
Actual return on assets	(20,056)	(14,207)	—	—
Foreign currency exchange adjustment	5,771	(1,815)	—	—
Employer contributions	19,108	25,164	710	250
Plan participants' contributions	664	723	90	70
Benefits paid	(7,219)	(10,796)	(800)	(320)
Other	506	—	—	—

Fair value of plan assets at end of year	151,099	152,325	—	—

Funded status at end of year	(45,009)	(14,675)	(11,570)	(13,090)
Unrecognized actuarial loss	67,402	21,951	4,680	2,520
Unrecognized prior service cost	(695)	(885)	(3,170)	(70)
Unrecognized net transition asset	(28)	256	—	—

Net amount recognized at end of year	21,670	6,647	(10,060)	(10,640)

Amounts recognized in the Consolidated Statements of Financial Position consist of:
Prepaid benefit cost	54,915	38,235	—	—
Accrued benefit liability	(59,709)	(35,648)	(10,060)	(10,640)
Intangible asset	644	314	—	—
Accumulated other comprehensive income	25,820	3,746	—	—

Net amount recognized	$21,670	$6,647	$(10,060)	$(10,640)

Weighted average assumptions as of December 31,
Discount Rate	6.14%	6.62%	6.75%	7.25%
Expected return on plan assets	8.14%	8.76%	n/a	n/a
Rate of compensation increase	3.71%	3.89%	n/a	n/a

        The assumed rate of future increases in per capita cost of covered healthcare benefits is 10.0% in 2002, decreasing gradually to 5.0% for the year 2011 and remaining constant thereafter. The weighted average discount rates, expected return on plan assets and rate of compensation increase were 6.81%, 8.57% and 3.92% respectively as of December 31, 2000.

        The components of net periodic benefit cost for 2002, 2001 and 2000 are summarized as follows:

	Pension Benefits			Postretirement
	2002	2001	2000	2002	2001	2000

Service cost	$7,332	$7,888	$10,249	$390	$550	$620
Interest cost	10,139	9,793	11,703	880	870	580
Expected return on plan assets	(13,787)	(12,708)	(12,952)	—	—	—
Prior service cost (credit)	(153)	(196)	(236)	(590)	(130)	(130)
Transition asset (liability)	281	485	(40)	—	—	—
Recognized actuarial (gain) loss	404	(208)	(684)	310	130	(10)
Special termination benefit charge	—	—	158	—	—	—
Curtailment charge (credit)	—	—	6,610	(860)	—	(340)

Net periodic benefit cost	$4,216	$5,054	$14,808	$130	$1,420	$720

        Due to the market performance of the pension assets in 2002 and 2001, the Company made contributions to various pension plans in accordance with funding requirements. The most significant contributions were in the U.S. for $12,500 and $17,600 in 2002 and 2001, respectively, which are tax deductible.

        In connection with the Synavant Spin-Off and the sale of Erisco in 2000, employees of Synavant and Erisco ceased participation in Company-sponsored pension and postretirement benefit plans. This was accounted for as a curtailment. The Company-sponsored defined benefit plan in the United States of America was amended to provide that affected Synavant and Erisco employees would be 100% vested in their accrued benefit under the plan. In addition, Synavant and Erisco employees who met specified age and service criteria at the time of the respective transactions will be eligible to participate in the Company sponsored postretirement medical program as in effect at the time of their retirement.

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $48,375, $47,238 and $8,542, respectively, as of December 31, 2002 and $45,235, $43,270 and $10,364, respectively, as of December 31, 2001. There are additional executive related pension benefits that were recognized pursuant to certain employment arrangements at December 31, 2002. The Company's obligation for these unfunded arrangements was $8,014 and $9,540, and an expense of $2,083 and $1,730 was charged during 2002 and 2001, respectively.

        Assumed health care costs trend rates have a significant effect on the amounts reported for the postretirement health care plan. A one-percentage-point change in assumed health care cost trend rates for 2002 would have the following effects:

Increase (Decrease)	1-Percentage- Point Increase	1-Percentage- Point Decrease

Effect on total service/interest cost for postretirement benefits	$80	($70)
Effect on postretirement benefit obligation	$750	($690)

        Certain employees of the Company in the United States of America also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $2,140, $2,452 and $3,248 for the years 2002, 2001 and 2000, respectively.

        There are additional Company sponsored defined contribution arrangements for employees of the Company residing in countries other than the United States. The Company is required to make contributions based on the specific requirements of the plans. The Company's expense related to these plans was $816, $1,307 and $4,840 for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 17. Employee Stock Plans

        The Company maintains three Employees' Stock Incentive Plans, which provide for the grant of stock options, restricted stock and restricted stock units to eligible employees. At December 31, 2002, there were 51,669 shares of common stock reserved for issuance under all of the Company's stock plans of which, 19,052 shares are still available for future grants. Common stock reserved for issuance includes 18,448 shares from the 2000 Stock Incentive Plan, which the Board of Directors approved during 2000, 29,784 shares from the 1998 Employee Stock Incentive Plan, which was approved by the shareholders during 1998, and 3,437 shares from the 1998 Employee Stock Purchase Plan, which was approved by the shareholders during 1998. Generally, options vest proportionally over three years and have an exercise price equal to the fair market value of the common stock on the grant date. Certain grants permit accelerated vesting if specified performance targets are achieved. Options granted to the Company's employees must be exercised five, seven or ten years from the date of grant. The vesting period and option term for grants to employees is at the discretion of the Compensation and Benefits Committee of the Board of Directors.

        The Company granted 191 restricted stock units in 2002. The grants had a nominal value of $3,174, a weighted average grant price of $16.59 and vest over a one to two year period.

        The Company amended its Employee Stock Purchase Plan for 2001 to allow employees to purchase a limited amount of common stock at the end of each six-month period at a price equal to the lesser of 85% of fair market value on (a) the first trading day of the period, or (b) the last trading day of the period. Fair market value is defined as the average of the high and low prices of the shares on the relevant day. The Plan was originally adopted in 1998 with a quarterly purchase period and a price equal to the lesser of 90% of the fair market value on the first trading day or the last trading day of the period.

        CTS has stock option plans that provide for the grant of stock options to eligible employees, non-employee Directors and independent contractors. Under these plans, CTS has 7,638 shares authorized and has 1,727 shares available for future grants.

        SFAS No. 123 requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employers" and related interpretations in accounting for its plans. In accordance with APB Opinion No. 25, the Company recognized compensation cost in 2002 of $403 for the fixed stock option plans (primarily relating to vesting accelerations of certain employee stock options prior to termination) and $2,708 for restricted stock units. Compensation cost was recognized in 2001 and 2000 of $2,100 and $3,309 for the fixed stock option plans (primarily relating to vesting accelerations of certain employee stock options prior to termination) and $4,662 and $5,636, respectively, for restricted stock units.

        The fair value of the Company's stock options used to compute pro forma net income and earnings per share is the estimated fair value at grant date using the Black-Scholes option pricing model. The following weighted average assumptions were used for the periods ended December 31:

	2002	2001	2000

Expected term	3.00 years	2.98 years	2.98 years
Risk-free interest rate	3.4%	4.1%	6.3%
Dividend yield	0.3%	0.3%	0.3%
Expected volatility	36.0%	38.0%	40.0%

        The weighted average fair values of the Company's stock options granted in 2002, 2001 and 2000 were $4.84, $7.20, and $6.23 per share, respectively.

        The fair value of CTS stock options used to compute the Company's pro forma net income and earnings per share was computed in the same manner with the following weighted average assumptions for the periods ended December 31:

	2002	2001	2000

Expected term	2.93 years	3.00 years	3.90 years
Risk-free interest rate	2.7%	4.3%	6.1%
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	65.0%	78.0%	75.0%

        The weighted average fair values of CTS options granted during 2002, 2001 and 2000 were $20.04, $16.68, and $21.71 per share, respectively.

        The following table summarizes the Company's stock option activity for each of the three years ended December 31:

	Stock Options	Weighted Average Per Share Exercise Price

Options Outstanding, December 31, 1999	34,882	$21.96

Synavant Spin-Off	(3,574)	$22.31
Conversion Adjustment(1)	1,259	—
Granted	24,924	$18.69
Exercised	(8,191)	$16.54
Expired/Forfeited	(3,733)	$23.28

Options Outstanding, December 31, 2000	45,567	$20.40

Granted	4,270	$24.25
Exercised	(14,566)	$16.88
Expired/Forfeited	(3,137)	$24.22

Options Outstanding, December 31, 2001	32,134	$22.14

Granted	6,425	$17.69
Exercised	(991)	$16.20
Expired/Forfeited	(2,996)	$22.72

Options Outstanding, December 31, 2002	34,572	$21.43

(1)
The conversion adjustment relates to the conversion factor applied to existing options as a result of the Synavant Spin-Off in 2000.

        The following table summarizes significant ranges of outstanding and exercisable options of the Company at December 31, 2002:

				Weighted Average Per Share Option Exercise Prices
	As of December 31, 2002
			Remaining Contractual Life
Range of Exercise Prices	Number Outstanding	Number Exercisable		Outstanding	Exercisable

$9.89-$13.80	322	72	5.9 years	$13.59	$13.28
$15.21-$16.83	8,815	7,814	4.3 years	$15.99	$16.06
$17.33-$20.52	11,638	4,491	6.4 years	$19.17	$20.44
$20.65-$26.99	7,031	4,617	5.9 years	$24.18	$24.43
$27.09-$29.90	2,338	2,167	5.9 years	$29.06	$29.16
$30.39-$31.15	4,428	4,428	6.0 years	$30.42	$30.42

	34,572	23,589

        On January 3, 2000, the Company reduced the vesting period on substantially all options previously granted with a six-year vesting period to four years. As a result 4,997 previously unvested options with exercise prices ranging from $15.93 to $28.95 became exercisable of January 3, 2000. On May 22, 2000, in connection with the sale of Erisco, the Company accelerated the vesting on 2,738 options and extended the post termination exercise period for certain unvested options granted prior to 1998.

        CTS stock option activity and related information as of December 31, 2002, 2001 and 2000 is summarized below:

	2002		2001		2000
	Shares	Weighted Average Per Share Exercise Price	Shares	Weighted Average Per Share Exercise Price	Shares	Weighted Average Per Share Exercise Price

Outstanding at beginning of year	4,306	$24.08	3,681	$18.90	2,552	$8.37
Granted, Employee Option Plan	—	—	—	—	—	—
Granted, Directors Option Plan	—	—	—	—	—	—
Granted, 1999 Incentive Comp.	693	$45.20	1,542	$31.71	1,408	$37.59
Exercised	(1,038)	$18.23	(666)	$7.71	(130)	$6.01
Cancelled	(148)	$36.42	(238)	$37.57	(148)	$26.43
Expired	(3)	$43.33	(13)	$53.70	(1)	$12.22

Outstanding—end of year	3,810	$29.01	4,306	$24.08	3,681	$18.90

Exercisable—end of year	1,215	$20.51	1,191	$13.99	957	$5.83

        Options granted under these plans may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant with the exception of 98 shares granted in 1998 to the Chairman & Chief Executive Officer at an amount less than the then current fair market value of the shares on the date of grant. CTS has recorded the related compensation expense over the vesting period of these options. All options have a life of ten years, generally vest proportionally over four years and have an exercise price equal to the fair market value of the common stock on the grant date.

Note 18. Income Taxes

        Income (loss) from continuing operations before provision for income taxes consisted of:

	2002	2001	2000

U.S.	$152,509	$(280)	$86,719
Non-U.S.	271,001	184,081	174,594

	$423,510	$183,801	$261,313

        The provision (benefit) for income taxes consisted of:

	2002	2001	2000

U.S. Federal and State:
Current	$31,038	$(2,042)	$59,022
Deferred	23,221	501	34,362

	$54,259	$(1,541)	$93,384

Non-U.S.:
Current	$43,953	$33,182	$23,165
Deferred	32,192	6,774	23,863

	76,145	39,956	47,028

Total	$130,404	$38,415	$140,412

        The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

	2002	2001	2000

Tax Expense at Statutory Rate	35.0%	35.0%	35.0%
State and Local Income Taxes, net of Federal Tax Benefit	0.6	0.7	1.6
Impact of Non-U.S. Tax Rates and Credit	(2.9)	(1.8)	2.7
Non-U.S. Tax Liabilities	0.2	1.4	0.1
Pre-Spin Liability	0.0	(11.4)	0.0
Amortizable Non-U.S. Intangibles	0.0	(8.0)	(7.4)
Non-Deductible Goodwill Amortization	0.0	1.6	2.8
Non-Deductible U.S. Impairment Charge—Synavant	0.0	0.0	13.6
Utilization of Prior Year Non-U.S. NOL's	0.0	0.0	(3.9)
Non-Deductible Spin and Related Costs and Severance, Impairment and Other Charges	0.0	0.0	1.9
Impact of Non-U.S. Tax Rate Changes on Deferred Taxes	0.0	0.0	6.8
Other, net	(2.1)	3.4	0.5

Total Taxes	30.8%	20.9%	53.7%

        In 2002, the Company's effective tax rate of 30.8% was impacted by CTS's decision that starting on January 1, 2002, pursuant to APB Opinion No. 23, "Accounting for Income Taxes-Special Areas," CTS will no longer accrue taxes on the repatriation of Indian earnings realized in 2002 and subsequent periods as these earnings are now considered by CTS to be indefinitely reinvested outside the United States. During the first quarter of 2002, CTS made a strategic decision to pursue an international strategy that includes infrastructure investments in India and expansion in Europe and Asia. As a component of this strategy, CTS intends to use 2002 and future Indian earnings to expand operations outside the United States, instead of repatriating these earnings to the United States. During the second quarter of 2002, there was a change in the manner in which repatriated earnings are taxed in India. These changes resulted in an effective tax rate for CTS of 23.4% in 2002, compared to an effective rate for CTS of 37.4% in 2001. Additionally, the Company's effective tax rate reflects true-ups of current and deferred income tax liabilities.

        The Company's 2001 effective tax rate of 20.9% reflected the financial statement impact of the expiration, without adjustment, on September 30, 2001, of the statute of limitations on a certain previously-reserved-for D&B Legacy Tax Matter, as defined in Note 21 below, (approximately $21,033), and the recognition of additional tax benefits arising from a 1998 non-U.S. reorganization which gave rise to tax deductible amortization of non-U.S intangible assets (approximately $14,660), resulting from the reassessment of the tax benefits from this reorganization following certain new non-U.S. tax legislation enacted at the end of the first quarter of 2001.

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

        The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

	2002	2001

Deferred Tax Assets:
Non-U.S. Intangibles	$53,507	$63,322
Securities and Other Investments	14,566	9,122
Net Operating Losses	16,068	28,518
Employee Benefits	9,867	24,194
Accrued Liabilities	3,657	7,983

	97,665	133,139
Valuation Allowance	(9,155)	(13,202)

	88,510	119,937

Deferred Tax Liabilities:
Computer Software	(56,128)	(36,309)
CTS Undistributed Indian Earnings	(24,935)	(25,535)
Deferred Revenues	(16,772)	(15,982)
TriZetto Equity Investment	(12,555)	(30,178)
Depreciation	(8,062)	(10,242)
Other	(1,761)	(9,843)

	(120,213)	(128,089)

Net Deferred Tax Liability	$(31,703)	$(8,152)

        In connection with the tax-free TriZetto acquisition, the Company has a deferred tax liability of $12,555, $30,178 and $35,502 for 2002, 2001 and 2000, respectively, on the difference between the substituted tax basis and the equity investment in TriZetto in accordance with SFAS No. 109. This deferred tax liability is included in TriZetto equity investment above.

        The 2002 and 2001 net deferred tax liability consists of a current deferred tax asset of $36,753 and $63,103, a non-current deferred tax asset of $47,418 and $47,063, a current deferred tax liability of $11,964 and $10,684, and a non-current deferred tax liability included in Other liabilities of $103,910 and $107,634, respectively. Also included in Other liabilities are certain income tax liabilities of $20,300 deemed to be long-term in nature. See Notes 2 and 22.

        The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses, in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized. The net change in the valuation allowance for 2002 results primarily from the release of valuation allowance related to the utilization of loss carryforwards in certain non-U.S. tax jurisdictions.

        The Company intends to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries other than the CTS Indian earnings generated prior to 2002. Undistributed earnings of non-U.S. subsidiaries aggregated approximately $682,600 at December 31, 2002. Deferred tax liabilities for U.S. federal income taxes have not been recognized for these undistributed earnings. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

Note 19. Commitments

        The Company's contractual obligations include facility leases, agreements to purchase data and telecommunications services and leases of certain computer and other equipment. At December 31, 2002, the minimum annual payment under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

Year	Operating Leases(1)	Data Acquisition and Telecommunication Services(2)	Computer and Other Equipment Leases(3)	Total

2003	$21,309	$115,170	$17,678	$154,157
2004	17,509	85,379	13,604	116,492
2005	14,803	40,851	8,162	63,816
2006	12,780	9,233	4,975	26,988
2007	8,676	2,417	742	11,835
Thereafter	8,144	—	15	8,159

Total	$83,221	$253,050	$45,176	$381,447

(1)
Rental expense under real estate operating leases for the years 2002, 2001 and 2000 was $20,393, $17,176 and $18,911, respectively.
(2)
Expense under data and telecommunications contracts for the years 2002, 2001 and 2000 was $108,846, $96,727 and $85,858, respectively.
(3)
Rental expense under computer and other equipment leases for the years 2002, 2001 and 2000 was $17,084, $16,790 and $14,348, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

        Commitments also include "Capital Calls" which are required payments pursuant to partnership agreements to which the Company's Enterprises is a partner. At December 31, 2002 the Company is obligated to contribute up to $4,000 to meet capital call requirements.

        As of December 31, 2002 CTS has entered into fixed capital commitments related to its India development center expansion program of approximately $28,800, of which $19,200 has been spent as of December 31, 2002.

Note 20. IMS Health Capital Stock

        On July 19, 2000 the Board of Directors authorized a stock repurchase program to buy up to 40,000 shares, marking the fifth consecutive repurchase program the Company has implemented. Shares acquired through the repurchase program will be open-market purchases in compliance with Securities and Exchange Commission Rule 10b-18.

        During 2002, the Company repurchased 14,235 shares of outstanding common stock at a total cost of $267,414. The shares were repurchased under the stock repurchase programs approved by the Board of Directors on July 19, 2000. As of December 31, 2002, 34,811 shares had been repurchased since the inception of the July 2000 program at a total cost of $784,569.

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

Note 21. Contingencies

        The Company and its subsidiaries are involved in legal and tax proceedings, claims and litigation arising in the ordinary course of business. Management periodically assesses the Company's liabilities and contingencies in connection with these matters based upon the latest information available. For those matters where management currently believes it is probable that the Company will incur a loss and that the probable loss or range of loss can be reasonably estimated, the Company has recorded reserves in the consolidated financial statements based on its best estimates of such loss. In other instances, because of the uncertainties related to either the probable outcome or the amount or range of loss, management is unable to make a reasonable estimate of a liability, if any. However, even in many instances where the Company has recorded a reserve, the Company is unable to predict with certainty the final outcome of the matter or whether resolution of the matter will materially affect the Company's results of operations, financial position or cash flows. As additional information becomes available, the Company adjusts its assessment and estimates of such liabilities accordingly.

        The Company routinely enters into agreements with its customers to sell data that the Company acquires in the normal course of business. In these customer agreements the Company agrees to indemnify and hold harmless the customers for any damages they may suffer as a result of potential intellectual property infringement claims. These indemnities typically have terms of approximately two years. The Company has not accrued a liability with respect to these matters, as the exposure is not considered probable and reasonably estimable.

        Based on its review of the latest information available, in the opinion of management, the ultimate liability of the Company in connection with pending tax and legal proceedings, claims and litigation will not have a material effect on the Company's results of operations, cash flows or financial position, with the possible exception of the matters described below.

Legacy and Related Matters

        In order to understand the Company's exposure to the potential liabilities described below, it is important to understand the relationship between the Company and its predecessors and other parties that, through various corporate reorganizations and contractual commitments, have assumed varying degrees of responsibility with respect to such matters.

        In November 1996, the company then known as The Dun & Bradstreet Corporation ("D&B") separated into three public companies by spinning-off ACNielsen Corporation ("ACNielsen") and Cognizant Corporation ("Cognizant") (the "1996 Spin-Off"). Pursuant to the agreements effecting the 1996 Spin-Off, among other things, certain liabilities, including contingent liabilities relating to the IRI Action (defined below) and tax liabilities arising out of certain prior business transactions (the "D&B Legacy Tax Matters"), described more fully below, were allocated among D&B, ACNielsen and Cognizant.

        In June 1998, Cognizant separated into two public companies by spinning-off IMS (the "1998 Spin-Off") and then changed its name to Nielsen Media Research, Inc. ("NMR"). As a result of the 1998 Spin-Off, the Company and NMR are jointly and severally liable for all liabilities of Cognizant under the agreements effecting the 1996 Spin-Off. As between themselves, however, the Company and NMR agreed that IMS will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action, including any legal fees and expenses related thereto incurred in 1999 or thereafter (IMS agreed to be responsible for legal fees and expenses incurred during 1998). In addition, the Company and NMR agreed they would share equally Cognizant's share of liability arising out of the D&B Legacy Tax Matters after the Company paid the first $130,000 of such liability. NMR's aggregate liability for payments in respect of the IRI Action and the D&B Legacy Tax Matters shall not exceed $125,000.

        Also during 1998, D&B separated into two public companies by spinning-off The Dun & Bradstreet Corporation ("D&B I") and then changed its name to R.H. Donnelley ("Donnelley"). As a result of their separation in 1998, Donnelley and D&B I are each jointly and severally liable for all liabilities of Donnelley under the agreements effecting the 1996 Spin-Off.

        During 2000, D&B I separated into two public companies by spinning off The Dun & Bradstreet Corporation ("D&B II") and then changed its name to Moody's Corporation ("Moody's).

        Pursuant to their separation in 2000, Moody's and D&B II are each jointly and severally liable for all of Donnelley's liabilities under the agreements effecting the 1996 Spin-Off.

        IRI Litigation.    On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun and Bradstreet Corporation" and now known as Donnelley, A.C. Nielsen Company (a subsidiary of ACNielsen) and I.M.S. International, Inc. (a predecessor of the Company and then a subsidiary of Cognizant) (the "IRI Action"). At the time of the filing of the complaint, each of the other defendants was a subsidiary of Donnelley.

        The complaint alleges various violations of the antitrust laws of the United States, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by the defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

        In connection with the 1996 Spin-Off, Donnelley, ACNielsen and Cognizant entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that, in the event of an adverse decision, ACNielsen will assume exclusive liability for liabilities up to an amount to be calculated by an investment banking firm, at the time such liabilities, if any, become payable, pursuant to a specified solvency test (the "ACN Maximum Amount") and that Cognizant and Donnelley will share liability equally for any amounts in excess of the ACN Maximum Amount. On February 19, 2001, ACNielsen announced that it merged with VNU N.V. Pursuant to the Indemnity and Joint Defense Agreement, VNU is to be included with ACNielsen for purposes of determining the ACN Maximum Amount.

        D&B Legacy Tax Matters.    During the second quarter of 2002, the IRS issued Notices of Proposed Adjustments ("Notices") with respect to a certain transaction entered into by Donnelley in 1993. In these Notices, the IRS proposed to disallow certain royalty expense deductions claimed by Donnelley on its 1995 and 1996 tax returns and by Cognizant on its 1997 tax return. The IRS previously concluded an audit of the 1993 and 1994 Donnelley federal income tax returns and did not disallow any similar claimed deductions. D&B II, agent for Donnelley in this matter, and the Company disagree with the position taken by the IRS in its Notices and a responsive brief has been filed to this effect with the IRS. If the IRS were to issue a formal assessment consistent with such Notices and such assessment were ultimately upheld in full by the courts, the Company's share of the total liability (as determined pursuant to the agreements effecting the 1996 and 1998 Spin-Off's) would be approximately $56,000, net of income tax benefit. In addition, D&B II informed the Company that in verbal communications between D&B II and the IRS, the IRS indicated an intention to assert penalties for 1995 and 1996 based on its interpretation of applicable law. D&B II has advised the Company that Donnelley would challenge this interpretation. If the IRS were to prevail in its assertion of penalties and interest thereon, the Company's share of such penalties and interest would be approximately $7,200, net of income tax benefit. At the end of February 2003, the IRS issued a Summary Report challenging the allocation of royalty income with respect to these transactions. Management believes that these positions taken by the IRS are inherently inconsistent and D&B II has advised the Company that Donnelley intends to vigorously challenge the IRS's interpretation. If the IRS were to prevail with the positions taken in the Summary Report, the Company's share of the additional liability including penalties and interest thereon would be approximately $20,000, net of income tax benefit. Based on information currently available management believes that it is not probable that the Company will incur a liability for this matter that is materially in excess of the amounts provided thereon in the Consolidated Financial Statements.

        On June 26, 2000, the IRS issued a formal assessment in the amount of $561,582, for additional tax and interest due based on its review of Donnelley's utilization of certain capital losses during 1989 and 1990. D&B I, as agent for Donnelley, advised the Company that on May 12, 2000 it filed an amended tax return for these periods, which reflected $561,000 of tax and interest due. In May 2000, D&B I paid $349,291 of this amount and the Company paid $212,291 (subject to reimbursement to the Company of a portion of this amount by NMR). D&B I has advised the Company that, notwithstanding the filing and payment, it intends to contest the assessment and would also contest the assessment of amounts, if any, in excess of the amounts paid. The Company had previously accrued for this liability and, therefore, this payment did not result in an expense in 2000.

        In addition to these matters, the Company and its predecessors have entered, and the Company continues to enter, into global tax planning initiatives in the normal course of their businesses. These activities are subject to review by applicable tax authorities. As a result of the review process, uncertainties exist and it is possible that some of these matters could be resolved adversely to the Company.

        Sharing Dispute.    Pursuant to the terms of the 1998 Spin-Off, NMR was not obligated to pay the Company for its share of the $212,291 that the Company paid to the IRS in 2000 in connection with the D&B Legacy Tax Matter until January 2, 2001. In December 2000, the Company requested reimbursement from NMR in the amount of $41,136, which represented NMR's share of the liability according to the Company's calculations. On January 2, 2001, NMR made a payment of $10,530 but refused to pay the remaining $30,606 based on its interpretation of the applicable agreements. The Company believes that NMR's position has no merit and plainly contravenes the terms of the applicable agreements. Accordingly, at December 31, 2002, the Company has a receivable of $36,116, which includes the outstanding principal and accumulated accrued interest of $5,510. During each of the years ended December 31, 2002 and 2001, $2,755 of interest income was accrued in accordance with the terms of the applicable agreements. These amounts are reflected in Other receivable in the Consolidated Statements of Financial Position. The Company has commenced arbitration regarding this matter by filing a Demand for Arbitration with the American Arbitration Association International Center for Dispute Resolution. The Company believes it will prevail in this matter, and it intends to pursue it vigorously.

Matters Before the European Commission

        On December 19, 2000 National Data Corporation ("NDC") filed a complaint against the Company with the European Commission ("EC" or "Commission"), requesting that the Commission initiate a proceeding against the Company for an alleged infringement of Article 82 of the EC Treaty. Article 82 of the EC Treaty relates to abuses of a dominant position that adversely affect competition. The complaint concerned an IMS geographic mapping structure used for the reporting of regional sales data in Germany, which the German courts have ruled is copyright protected. In addition to seeking a formal Commission proceeding against the Company, the complaint requested that the Commission grant interim relief requiring the Company to grant NDC a compulsory license to enable NDC to use this structure in its competing regional sales data service in Germany. AzyX Deutschland GmbH ("AzyX"), another competitor, intervened in the same proceedings against the Company.

        On March 8, 2001, the Commission initiated formal proceedings against the Company in this matter and on July 3, 2001, the Commission ordered interim measures against the Company pending a final decision (the "Interim Decision"). Under the Interim Decision, the Company was ordered to grant a license of the geographic mapping structure on commercially reasonable terms without delay to NDC and to any other competitor currently present on the German regional sales data market that requested a license.

        On August 6, 2001, the Company filed an appeal with the Court of First Instance ("CFI") seeking the annulment of the Interim Decision in its entirety (the "Annulment Appeal") and requesting that operation of the Interim Decision be suspended until the CFI renders judgement on the Annulment Appeal. On October 26, 2001, the President of the CFI suspended operation of the Interim Decision pending a judgement on the Annulment Appeal. On April 11, 2002, the European Court of Justice ("ECJ") denied an appeal by NDC of the October 26 decision. In October 2002, the CFI informed the Company that it had suspended the Annulment Appeal. The Annulment Appeal is suspended until the ECJ renders a decision on questions referred to it by the German court that is presiding over certain litigations that the Company commenced against NDC and others in Germany for misappropriation of the Company's intellectual property rights.

        The Company intends to vigorously continue to assert that its refusal to grant licenses for the use of its copyright protected geographic mapping structure to its direct competitors in Germany, which compete in the same market for which the copyright exists, is not in contravention of Article 82 of the EC Treaty. Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's future results of operations, cash flows or financial position.

        As a result of other complaints filed with the Commission, on October 19, 2000, the Commission initiated formal proceedings against the Company through the adoption of a statement of objections alleging that certain of the Company's commercial practices constituted an abuse of a dominant position in contravention of Article 82 of the EC Treaty. The Commission informed the Company on October 1, 2002 that it had decided to close the file on this matter and that the complaints had been withdrawn.

Other Contingencies

        Under the terms of the purchase agreements related to acquisitions made in 2002 and 2001, the Company may be required to pay additional amounts in relation to performance results for the period from 2003 to 2007 as contingent consideration. Based on current estimates, management expects the additional payments under these agreements to total approximately $14,000. As of December 31, 2002, no amounts were earned under these contingencies. The annual contingent payments will be resolved within a specified time period after the end of each respective calendar year from 2003 through 2007.

        In July 1999, the Company spun-off Gartner, Inc. Pursuant to the terms of that spin-off, Gartner agreed to indemnify the Company and its stockholders for additional taxes that may become payable as a result of certain actions that may be taken by Gartner that adversely affect the tax-free treatment of the spin-off.

However, the Company may become obligated for certain tax liabilities in the event the spin-off is deemed to be a taxable transaction as a result of certain Gartner share transactions that may be undertaken following the spin-off. In the opinion of management, it is not probable that the Company will incur any material liabilities with respect to this matter.

        In August 2000, the Company spun-off Synavant, Inc. Pursuant to the terms of that spin-off, Synavant undertook to be jointly and severally liable to the other parties to the 1996 Spin-Off for any future liabilities of Cognizant under the terms of that spin-off and to NMR for any future liabilities of the Company under the 1998 Spin-Off. However, as between the Company and Synavant, each will bear 50% of the Company's share of any future liability arising out of the IRI Action or the D&B Legacy Tax Matters (net of the liability borne by NMR), up to a maximum liability of $9,000 for Synavant. If, contrary to expectations, the spin-off of Synavant were not to qualify as tax free under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the consolidated group, of which the Company is a common parent and Synavant is a member, based on the difference between (x) the fair market value of the Synavant common stock on the date of the spin-off and (y) the adjusted basis of such Synavant common stock. In addition, under the consolidated return rules, each member of the consolidated group would be severally liable for such tax liability. The Company estimates that the aggregate tax liability in this regard is not expected to exceed $100,000. Pursuant to the terms of the spin-off, the Company would be liable for the resulting corporate tax, except in certain circumstances. In the opinion of management and based on the opinion of tax counsel, it is not probable that the Company will incur any liability.

        With respect to the matters described in this Note, management of the Company is unable to predict at this time the final outcome or whether their resolution could materially affect the Company's future results of operations, cash flows or financial position.

Note 22. Supplemental Financial Data

Accounts receivable, net:

	At December 31,
	2002	2001

Trade and notes	$215,021	$193,182
Less: Allowances	(10,859)	(9,260)
Unbilled receivables	39,911	31,268
Other	14,490	13,436

	$258,563	$228,626

Other current assets:

	At December 31,
	2002	2001

Deferred income taxes	$36,753	$63,103
Prepaid expenses	38,425	23,335
Inventory	41,935	34,032
Cash due in respect of stock options	—	4,449
Other	—	1,553

	$117,113	$126,472

Property, plant and equipment, net:

	At December 31,
			Estimated Useful lives
	2002	2001

Buildings	$93,556	$84,466	40-50 years
Machinery and equipment	218,544	209,041	3-10 years
Less: Accumulated depreciation	(161,656)	(158,280)
Leasehold improvements, less accumulated amortization of $13,509 and $12,108, respectively	12,163	7,486
Land	8,070	6,371

	$170,677	$149,084

Computer software and goodwill:

	Computer Software	Goodwill

January 1, 2001	$117,688	$144,100
Additions at cost	49,858	19,553
Amortization	(29,537)	(10,316)
Assets impairment charge (Note 9)	(17,723)	(4,243)
Other deductions and foreign exchange	(3,746)	(497)

December 31, 2001	$116,540	$148,597
Additions at cost	79,459	31,730
Amortization	(32,892)	—
Other deductions and foreign exchange	5,878	4,714

December 31, 2002	$168,985	$185,041

        Accumulated amortization of computer software was $263,886 and $244,116 at December 31, 2002 and 2001, respectively. Accumulated amortization of goodwill was $44,605 and $43,544 at December 31, 2002 and 2001, respectively.

Other assets:

	At December 31,
	2002	2001

Long-term pension assets	$56,286	$39,516
Long-term deferred tax asset	47,418	47,063
Deferred charges and other intangible assets	48,650	24,997
Other	21,299	13,024

	$173,653	$124,600

Accounts payable:

	At December 31,
	2002	2001

Trade	$22,665	$16,481
Taxes Other than Income Taxes	11,380	11,967
Other	3,240	3,667

	$37,285	$32,115

Accrued and other current liabilities:

	At December 31,
	2002	2001

Salaries, wages, bonuses and other compensation	$36,682	$37,039
Accrued Data Acquisition Costs	33,364	28,267
Accrued Severance and Other Costs	22,573	63,700
Other	88,894	67,209

	$181,513	$196,215

Note 23. Operations by Business Segment

        Operating segments are defined as components of an enterprise about which financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision-making groups, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company operates in more than 100 countries and is managed by way of and delivers information, software and related services principally through the strategic business segments referenced below. See Note 1.

        The chief operating decision-makers evaluate the performance and allocate resources based on revenue and operating income. All inter-segment transactions are excluded from management's analysis of operations by business segment.

        Effective beginning the quarter ended June 30, 2000, the Company realigned its business segments to reflect the change in management approach which arose as a result of the planned divestitures of Synavant and Erisco and the divestiture of three small non-strategic software companies. This change allowed focus on the core business. Historical segment information has been reclassified to give effect to the new segment grouping. As at December 31, 2002, the revised segments are as follows:

  1.
  The IMS Segment provides market information, sales management and decision-support services to the pharmaceutical and healthcare industries. Its key products include sales management information to optimize sales force productivity, marketing effectiveness research for prescription and over-the-counter pharmaceutical products, consulting and other services. The IMS Segment is managed on a global business model with global leaders for the majority of its critical business processes. Corporate expenses, which were previously not allocated to segments, are now included within the IMS Segment as the costs principally relate to management of the IMS business. Corporate expenses of $30,668 have been reclassified for the year ended December 31, 2000. In addition, the IMS Segment includes the Company's venture capital unit Enterprises, which is focused on investments in emerging businesses, and the Company's 26.4% equity interest in TriZetto, at December 31, 2002.

  2.
  The CTS Segment provides custom IT design, development, integration and maintenance services. CTS's core competencies include web-centric applications, data warehousing, component-based development and legacy and client-server systems. CTS provides the IT services it offers using an integrated on-site/offshore business model. This seamless on-site/offshore business model combines technical and account management teams located on-site at the customer location and offshore at dedicated development centers located in India and Ireland. The Company accounted for CTS as a consolidated subsidiary during each of the years ended December 31, 2002, 2001 and 2000. The Company divested CTS during the first quarter of 2003. See Note 24.

        During the year ended December 31, 2000, the Company also included:

  3.
  The Transaction Businesses Segment, which consisted of: (a) Synavant, which serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision-making; (b) Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry; and (c) three small non-strategic software businesses. The Company spun off the Synavant business on August 31, 2000 (the "Synavant Spin-Off") and sold Erisco to TriZetto and entered into a strategic alliance with TriZetto on October 3, 2000. The Company also divested or discontinued the other small non-strategic software businesses.

	IMS	CTS	Transaction Businesses(1)	Eliminations(2)	Total Consolidated

Year Ended December 31, 2002:
Revenue	$1,219,440	$229,086	—	$(20,429)	$1,428,097
Operating Income	$403,023	$45,198	—	—	$448,221
Total Assets(3)(4)	$1,387,055	$231,473	—	—	$1,618,528

Year Ended December 31, 2001:
Revenue	$1,173,954	$177,778	—	$(18,809)	$1,332,923
Operating Income	$288,540	$35,621	—	—	$324,161
Total Assets(3)(4)	$1,222,571	$144,983	—	—	$1,367,554

Year Ended December 31, 2000:
Revenue	$1,131,211	$137,031	$170,385	$(14,268)	$1,424,359
Operating Income (Loss)(5)	$282,514	$26,129	$(171,450)	—	$137,193
Total Assets(3)(4)	$1,192,348	$109,542	$6,271	—	$1,308,161

Notes to Operations by Business Segments:

  (1)
  The Transaction Businesses Segment includes Synavant up to the spin-off date of August 31, 2000, and Erisco up to the date of the sale of October 3, 2000. Revenues and operating losses for Synavant during this period amounted to $119,700 and $132,000 respectively. The remaining revenues and results of operations relate primarily to the Erisco business.

  (2)
  Eliminations relate to sales from the CTS Segment to the IMS Segment.

  (3)
  Total assets of the IMS Segment include Net Assets of Discontinued Operations (Gartner) of $60,799, as of December 31, 2000. IMS Segment assets also include the Company's investment in TriZetto of $74,557, $119,896 and $137,501 as of December 31, 2002, 2001 and 2000, respectively, and certain other Corporate assets.

  (4)
  CTS segment assets include Cash and cash equivalents of $126,211, $84,977 and $61,976 at December 31, 2002, 2001 and 2000, respectively.

  (5)
  In 2000, $37,626 of Spin and related costs (Synavant), which were previously recorded in Corporate Expenses, have been reallocated to the Transaction Businesses Segment and an Executive management transition charge of $31,133, previously recorded in Corporate Expenses, has been reallocated to the IMS Segment.

Geographic Financial Information:

	U.S.	Europe(2)	Asia Pacific(3)	All other regions(4)	Total

Year Ended December 31, 2002:
Revenue(1)	$689,446	$433,725	$202,483	$102,443	$1,428,097
Long-lived assets(5)	$459,310	$217,485	$25,193	$41,857	$743,845

Year Ended December 31, 2001:
Revenue(1)	$616,873	$413,566	$195,618	$106,866	$1,332,923
Long-lived assets(5)	$437,003	$157,572	$14,997	$54,074	$663,646

Year Ended December 31, 2000:
Revenue(1)	$653,965	$466,817	$199,875	$103,702	$1,424,359
Long-lived assets(5)	$481,700	$163,223	$18,823	$10,744	$674,490

  (1)
  Revenue relates to external customers and is primarily based on the location of the customer.

  (2)
  Europe revenue is principally from the United Kingdom, Germany, Italy, France and other countries within Europe.

  (3)
  Asia Pacific revenue is principally from Japan, Australia and other countries within the Far East.

  (4)
  All other regions revenue is principally from Canada and countries within Latin America.

  (5)
  Long-lived assets consists of: Securities and other investments; TriZetto equity investment; Property, plant and equipment, net; Computer software; Goodwill; Deferred charges, net; Other intangibles, net; Long-term pension assets and Other assets (excluding Long-term deferred tax asset).

Financial Information by Key Product Line:

	2002	2001	2000

IMS Segment
Sales management	$744,786	$730,169	$682,149
Market research	427,690	412,353	404,091
Other	46,964	31,432	44,971

Total IMS Segment	1,219,440	1,173,954	1,131,211
CTS Segment(1)	208,657	158,969	122,763
Transaction Businesses Segment	—	—	170,385

Total Revenue	$1,428,097	$1,332,923	$1,424,359

  (1)
  After elimination of inter-segment sales of $20,429, $18,809 and $14,268 in 2002, 2001 and 2000, respectively.

Note 24. Subsequent Events

CTS Split-Off

        On January 9, 2003, the Company commenced an exchange offer to distribute its majority interest in CTS. The Company offered to exchange 0.309 shares of CTS class B common shares for each share of the Company that was tendered. The exchange offer, which was oversubscribed, expired on February 6, 2003. Under terms of the offer, the Company accepted 36,540 IMS common shares tendered in exchange for all 11,291 CTS common shares that the Company owned. As the offer was oversubscribed, the Company accepted tendered IMS shares on a pro-rata basis in proportion to the number of shares tendered. The proration factor was 21.115717%.

        As a result of this exchange offer, during the first quarter of 2003 the Company will record a net gain from discontinued operations of approximately $500,000. This gain is based on the Company's closing market price on February 6, 2003 multiplied by the 36,540 shares of IMS accepted in the offer, net of the Company's carrying value of CTS and after deducting direct and incremental expenses related to the exchange offer.

        In accordance with the provisions of SFAS No. 144, the Company will record the results of CTS through the disposition date and the gain on disposal as results from discontinued operations in the Consolidated Statements of Income for the quarter ending March 31, 2003. The Company's share of CTS results, assets and liabilities will be reflected as discontinued operations for all prior periods presented.

        If, contrary to expectations, the CTS distribution were not to qualify as tax free under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the Company based on the difference between (x) the fair market value of the CTS class B common stock at the time of the exchange offer and (y) the Company's adjusted tax basis in such class B common stock. Such corporate tax would be material in amount because the Company's adjusted tax basis in the CTS class B common stock is zero. Pursuant to the distribution agreement entered into between the Company and CTS in connection with the distribution, CTS agreed to indemnify the Company in the event the transaction is taxable as a result of a breach of certain representations made by CTS, subject to certain exceptions. In the opinion of management and based on the opinion of tax counsel, it is not probable that the Company will incur any liability for taxes in this matter.

        The Company currently expects direct costs related to the CTS Split-Off to be approximately $15,000, consisting primarily of investment advisor, legal and accounting fees. Of this amount, approximately $600 was paid during 2002 with the remaining balance of $14,400 to be paid during 2003.

        In accordance with the disclosure provisions of SFAS No. 144 the carrying values of the major classes of assets and liabilities of CTS included in the Consolidated Statements of Financial Position of the Company as of the years ended December 31, are as follows:

	2002	2001

Cash and cash equivalents	$126,211	$84,977
Accounts receivable, net	42,695	26,522
Other current assets	6,855	2,234

Total current assets	175,761	113,733
Property, plant and equipment, net	39,090	24,339
Other non-current assets	15,573	2,332

Total assets	$230,424	$140,404

Accounts payable	$5,345	$50
Accrued and other current liabilities	29,312	15,348
Short-term deferred tax liability	24,505	24,493
Deferred revenues	5,076	2,696

Total current liabilities	64,238	42,587
Other long-term liabilities	7,117	1,816

Total liabilities	71,355	44,403

Minority Interests	$77,327	$43,160

Had the CTS Split-Off occurred as of January 1, 2002, the Company's unaudited pro forma consolidated assets would have been $1,388,104 as of December 31, 2002. The Company's unaudited pro forma net income and diluted earnings per share would have been $236,798 and $0.95, respectively for the year ended December 31, 2002.

New Litigation

        On January 17, 2003, the Company was served with a summons in a new litigation matter. Also named as defendants in this litigation are approximately 50 software vendors from which the Company purchased prescription data in the 1990's (and, for many of these vendors, from which the Company continues to purchase data). In this action, it is alleged the Company misappropriated the trade secrets (i.e., prescription data) of thousands of pharmacies in the United States and used this information either without authorization or outside the scope of any authorization. This same conduct is alleged to breach contracts between the Company and the software vendors from which the Company had purchased this prescription data.

        The action has been brought by two pharmacies. Plaintiffs are seeking class action status, representing all pharmacies whose data was sold to the Company by their pharmacy dispensary software vendors from 1990 to the present. The pharmacies are seeking $100,000 in actual damages plus an unspecified amount of unjust enrichment damages (i.e., share of the Company profits) derived from use of the prescription data by the Company and the other defendants, or, in the alternative, a reasonable royalty paid for the use of the prescription data.

        The Company is currently investigating the circumstances surrounding the claims and is unable at this time to predict the manner in which this matter may eventually be resolved or, if resolved adversely to the Company, the range of possible liability. However, the Company believes that its practices with respect to the acquisition and use of this prescription data are consistent with applicable law and industry practices, and that the claims are without merit.

New Acquisition (unaudited)

        On February 28, 2003, the Company completed the acquisition of Data Niche Associates, Inc. (U.S.). The acquisition will be recorded under the purchase method of accounting during the first quarter of 2003, and the Company is currently in the process of evaluating the allocation of the purchase price. Had this acquisition occurred as of January 1, 2002 or 2001, the impact on the Company's results of operations would not have been significant.

Quarterly Financial Data (Unaudited)

(Dollars and shares in thousands, except per share data)

	Three Months Ended
2002
	Mar-31	Jun-30	Sep-30	Dec-31(1)	Full Year

Revenue	$331,364	$353,046	$361,762	$381,925	$1,428,097
Operating Income	$91,283	$104,979	$122,620	$129,339	$448,221
Income from continuing operations, net of income taxes	$59,179	$62,013	$82,256	$62,667	$266,115
Income from discontinued operations, net of income taxes	—	—	—	—	—
Net Income	$59,179	$62,013	$82,256	$62,667	$266,115

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$0.20	$0.22	$0.29	$0.22	$0.93
Income from discontinued operations	—	—	—	—	—
Net Income	$0.20	$0.22	$0.29	$0.22	$0.93

Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$0.20	$0.21	$0.29	$0.22	$0.93
Income from discontinued operations	—	—	—	—	—
Net Income	$0.20	$0.21	$0.29	$0.22	$0.93

	Three Months Ended
2001
	Mar-31	Jun-30	Sep-30	Dec-31(2)	Full Year

Revenue	$329,562	$334,349	$328,137	$340,875	$1,332,923
Operating Income (Loss)	$96,458	$107,207	$123,442	$(2,946)	$324,161
Income (loss) from continuing operations, net of income taxes	$65,807	$64,544	$41,285	$(33,235)	$138,401
Income from discontinued operations, net of income taxes	—	—	$47,025	—	$47,025
Net Income (Loss)	$65,807	$64,544	$88,310	$(33,235)	$185,426

Basic Earnings Per Share of Common Stock:
Income (loss) from continuing operations	$0.22	$0.22	$0.14	$(0.11)	$0.47
Income from discontinued operations	—	—	$0.16	—	$0.16
Net Income (Loss)	$0.22	$0.22	$0.30	$(0.11)	$0.63

Diluted Earnings Per Share of Common Stock:
Income (loss) from continuing operations	$0.22	$0.21	$0.14	$(0.11)	$0.46
Income from discontinued operations	—	—	$0.16	—	$0.16
Net Income (Loss)	$0.22	$0.21	$0.29	$(0.11)	$0.62

(1)
Refer to Note 13 for additional information regarding significant items impacting the Consolidated Statements of Income during the fourth quarter of 2002.

(2)
Refer to Notes 9, 11 and 14 for additional information regarding significant items impacting the Consolidated Statements of Income during the fourth quarter of 2001.

Five-Year Selected Financial Data (Unaudited)

(Dollars and shares in thousands, except per share data)

	2002	2001	2000	1999	1998

Results of Operations:
Revenue	$1,428,097	$1,332,923	$1,424,359	$1,397,989	$1,186,513
Costs and expenses(1)	979,876	1,008,762	1,287,166	1,058,966	1,054,029

Operating Income(1)	448,221	324,161	137,193	339,023	132,484
Non-Operating Income (Loss), net(2)	(24,711)	(140,360)	124,120	9,419	52,360

Income from continuing operations, before provision for income taxes	423,510	183,801	261,313	348,442	184,844
Provision for income taxes	(130,404)	(38,415)	(140,412)	(98,076)	(58,780)
TriZetto equity loss, net of income taxes	(873)	(6,985)	(4,777)	—	—
TriZetto impairment charge, net of income taxes(3)	(26,118)	—	—	—	—

Income from continuing operations	266,115	138,401	116,124	250,366	126,064
Income from discontinued operations, net of income taxes(4)	—	47,025	4,692	25,695	94,494

Net Income	$266,115	$185,426	$120,816	$276,061	$220,558

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$0.93	$0.47	$0.39	$0.80	$0.39
Income from discontinued operations, net of income taxes	—	$0.16	$0.02	$0.08	$0.29

Net Income	$0.93	$0.63	$0.41	$0.88	$0.68

Weighted Average Number of Shares Outstanding—Basic	285,851	295,162	296,077	311,976	324,584
Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$0.93	$0.46	$0.39	$0.78	$0.38
Income from discontinued operations, net of income taxes	—	$0.16	$0.02	$0.08	$0.28

Net Income	$0.93	$0.62	$0.40	$0.86	$0.66

Weighted Average Number of Shares Outstanding—Diluted	286,663	300,147	300,038	319,561	335,770
As a % of operating revenue:
Operating income(1)	31.4%	24.3%	9.6%	24.3%	11.2%
Income from continuing operations, net of income taxes(1)	18.6%	10.4%	8.2%	17.9%	10.6%

Cash Dividend Declared Per Common Stock	0.08	0.08	0.08	0.08	0.03

Balance Sheet Data:
Shareholders' Equity	$222,256	$218,366	$103,540	$495,222	$825,270
Total assets	$1,618,528	$1,367,554	$1,308,161	$1,533,971	$1,789,205
Postretirement and postemployment Benefits	$73,813	$44,305	$43,471	$27,429	$27,577
Long-term debt and other liabilities	$464,516	$324,373	$182,840	$163,356	$253,261

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

(2)
Non-Operating Income, net in 2001 includes loss on Gartner shares of $84,880, gains (losses) from investments, net of $27,642 and the SAB No. 51 loss related to issuance of investees' stock of $1,490. Non-Operating Income, net in 2000 includes the gain on the sale of Erisco of $84,530, gains from investments, net of $78,139, loss on Gartner shares of $6,896 and the SAB No. 51 gain related to the issue of stock by TriZetto of $9,029. Non-operating Income, net in 1999 includes gains from dispositions—net of $25,264. Non-operating Income, net in 1998 includes the gain related to the CTS IPO of $12,777 and gains from dispositions-net of $33,341.

(3)
TriZetto impairment charge, net of income taxes includes taxes of $16,832 in 2002. See Note 13.

(4)
Income from discontinued operations, net of income taxes includes a tax provision of $0, $25,320, $2,526, $12,635, and $49,303 for 2002, 2001, 2000, 1999 and 1998, respectively.

IMS Health Incorporated

Directors

Constantine L. Clemente (3)(4) Retired—Executive Vice President— Corporate Affairs, Secretary and General Counsel Pfizer Inc	H. Eugene Lockhart (1) Venture Partner Oak Investment Partners

James D. Edwards (1) Retired Managing Partner—Global Markets Andersen	M. Bernard Puckett (2) Private Investor

Kathryn E. Giusti (3)(4) President The Multiple Myeloma Research Foundation	David M. Thomas Chairman and Chief Executive Officer IMS Health Incorporated

John P. Imlay, Jr. (2) Chairman Imlay Investments, Inc.	William C. Van Faasen (1) President & Chief Executive Officer Blue Cross & Blue Shield of Massachusetts

Robert J. Kamerschen (2)(3)(4) Former Chairman & Chief Executive Officer DIMAC Marketing Corporation		Board Committees (1) Audit Committee (2) Compensation and Benefits Committee (3) Nominating and Governance Committee (4) TIDE Committee
Officers

David M. Thomas Chairman and Chief Executive Officer	Nancy E. Cooper Senior Vice President and Chief Financial Officer	John R. Walsh Vice President and Treasurer
David R. Carlucci President and Chief Operating Officer	Robert H. Steinfeld Senior Vice President General Counsel and Corporate Secretary
Gilles V. J. Pajot Executive Vice President and President European Region	Leslye G. Katz Vice President and Controller
Officers of Operating Units

Gary W. Noon (5) President, IMS Health United States	Roger A. Korman President, IMS Health Canada and Latin America	(5) Denotes executive officer of the Company
William J. Nelligan President, IMS Asia Pacific and Chairman, IMS Japan	Murray L. Aitken (5) Senior Vice President, IMS Health Global Consulting and Services

Transfer Agent
American Stock Transfer and Trust Company
59 Maiden Lane
New York, NY 10038
Telephone: (212) 936-5100

Corporate Office
1499 Post Road
Fairfield, CT 06824
Telephone: (203) 319-4700

Independent Accountants
PricewaterhouseCoopers LLP
1301 Avenue of the Americas
New York, NY 10019

Form 10-K

Your Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 31, 2003. Many of the 10-K information requirements are satisfied by this 2002 Annual Report to Shareholders. However, a copy of the Form 10-K will be available without charge after March 31, 2003, upon request to the Investor Relations Department at the Corporate Office address or via E-mail at dpeck@imshealth.com. The Form 10-K will also be available on our Internet website at
http://www.IMSHEALTH.com.

Common Stock Information

The Company's common stock is listed under the symbol RX on the New York Stock Exchange.

QuickLinks

IMS HEALTH INCORPORATED 2002 ANNUAL REPORT TO SHAREHOLDERS
TABLE OF CONTENTS