Form 10-K, Exhibit 13
period 2003-12-31
IMS HEALTH INC
filed 2004-03-10
CIK 1058083

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

         IMS HEALTH INCORPORATED

2003 Annual Report to Shareholders

IMS HEALTH INCORPORATED

2003 ANNUAL REPORT TO SHAREHOLDERS

TABLE OF CONTENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations	1-16
Statement of Management's Responsibility for Financial Statements	17
Report of Independent Auditors	17
Consolidated Financial Statements	18-24
Notes to Consolidated Financial Statements	25-54
Quarterly Financial Data	55
Five-Year Selected Financial Data	56

IMS Health Incorporated

Management's Discussion and Analysis of Financial Condition and Results of Operations

(Dollars and shares in thousands, except per share data)

        This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes.

Our Business

        IMS Health Incorporated ("IMS" or the "Company") is a leading global provider of information solutions to the pharmaceutical and healthcare industries. IMS's revenues are derived primarily from the sale of a broad line of market information, sales management and consulting services to the pharmaceutical and healthcare industries. IMS's information products are developed to meet client needs by using data secured from a worldwide network of suppliers in the markets where operations exist. Key information products include sales management information to optimize sales force productivity and marketing effectiveness research for prescription and over-the-counter pharmaceutical products. Consulting services use in-house capabilities and methodologies to assist pharmaceutical clients in analyzing and evaluating market trends, strategies and tactics, and to help in the development and implementation of customized software applications and data warehouse tools. IMS operates in more than 100 countries. IMS also owns a venture capital unit, Enterprise Associates, LLC ("Enterprises"), which is focused on investments in emerging businesses, and a 25.9% equity interest in The TriZetto Group, Inc. ("TriZetto"), at December 31, 2003.

        IMS is managed on a global business model with global leaders for the majority of its critical business processes and accordingly has one reportable segment.

        Management believes that important measures of our financial condition and results of operations include: revenue, constant dollar revenue growth, operating income, operating margin and cash flows.

Split-Off of Cognizant Technology Solutions Corporation Segment ("CTS")

        During the years ended December 31, 2002 and 2001, and until February 6, 2003, IMS also included CTS, which provides custom Information Technology ("IT") design, development, integration and maintenance services. CTS is a publicly traded corporation on the Nasdaq national market system. IMS owned 55.3% of the common shares outstanding of CTS (92.5% of the outstanding voting power) as of December 31, 2002, and accounted for CTS as a consolidated subsidiary. On February 6, 2003, IMS divested CTS through a split-off transaction, and as a result, during 2003, IMS recorded a net gain from discontinued operations of $496,887. IMS's share of CTS results are presented as discontinued operations for 2003 through the date of divestiture and for all periods presented. CTS's assets and liabilities are presented as discontinued operations for all periods presented (see Note 6 to the Consolidated Financial Statements).

Spin-Off of Gartner, Inc. ("Gartner")

        On July 26, 1999, IMS completed a spin-off of the majority of its equity investment in Gartner (formerly known as "Gartner Group Inc.") to IMS's shareholders (the "Gartner Spin-Off"). The Consolidated Financial Statements of IMS have been reclassified for all periods presented to reflect the Gartner equity investment as a discontinued operation. During the third quarter of 2001, IMS sold its remaining interest in Gartner. See Note 4 to the Consolidated Financial Statements.

Operating Results

        References to constant dollar results.    The references to constant dollar throughout this report are made so that IMS's results can be viewed without the impacts of changing foreign currency exchange rates and therefore to facilitate a comparative view of business growth. In 2003 the U.S. Dollar generally weakened against other currencies, so growth at constant dollar exchange rates was lower than growth at actual currency exchange rates. See "How Exchange Rates Affect Our Results" below for a more complete discussion.

				% Variance
	Years ended December 31,
				2003 vs. 2002	2002 vs. 2001
	2003	2002	2001

Operating Revenue	$1,381,761	$1,219,440	$1,173,954	13.3%	3.9%
Operating costs	556,453	463,674	422,726	20.0	9.7
Selling and administration expenses	351,464	298,803	299,122	17.6	(0.1)
Depreciation and amortization	75,132	53,940	62,493	39.3	(13.7)
Severance, impairment and other charges	37,220	—	94,616	n/a	n/a
Terminated transaction costs	—	—	6,457	—	n/a

Operating Income	$361,492	$403,023	$288,540	(10.3)%	39.7%

Operating Revenue

        Operating Revenue for 2003 grew 13.3% to $1,381,761 from $1,219,440 in 2002, and grew 3.9% in 2002 from $1,173,954 in 2001. On a constant dollar basis revenue growth was 5.7% and 3.7% respectively. Sales Management revenue of $836,339 in 2003 reflects an increase of 12.3% from 2002, with growth of 4.4% on a constant dollar basis, driven by new product sales, primarily Xponent SR™ and EarlyView™ in the United States, Xponent®, Resource Optimization™ and Pharmascope® in Europe, DDD™ in Latin America and IMSBASE JSTR REGIONAL SALES REPORT FOR PHARMACEUTICALS™ in Japan. Sales Management revenue of $744,786 in 2002 reflects an increase of 2.0% from 2001, with growth of 1.6% on a constant dollar basis, driven by new product sales, primarily EarlyView™ and Prescriber Validation™ in the United States, Xponent®, Pharmascope®, Sales Analyzer®and IMS Sales Strategy Evaluator™ in Europe, XPLORER.WEB® in Canada and Weekly GP / Pharma™ in Japan. Market Research revenue improved 15.0% to $491,719 in 2003, and grew 7.4% constant dollar, reflecting growth primarily from acquisitions as well as new products, including IMS Marketing Effectiveness Suite™ and INVESTIGATOR.WEB®. Market Research revenue improved 3.7% to $427,690 in 2002, and grew 3.6% constant dollar, reflecting growth from new clients and expansion of product capabilities. Other revenue grew 14.3% to $53,703 in 2003 and 49.4% to $46,964 in 2002. On a constant dollar basis Other revenue increased 10.7% and 48.4%, respectively, primarily due to strong revenue growth from the expansion of the consulting business and acquisitions.

Operating Costs

        IMS's operating costs include data processing costs, the costs of data collection and production, and costs attributable to personnel involved in production, data management and the processing and delivery of IMS's services. IMS's operating costs grew 20.0% to $556,453 in 2003, from $463,674 in 2002. The increase resulted primarily from foreign exchange, higher data collection costs and higher operating costs resulting from acquisitions made during the latter half of 2002 and throughout 2003. IMS's operating costs grew 9.7% in 2002, from $422,726 in 2001. The increase resulted primarily from higher data collections costs to support revenue growth and the investment in our global consulting business.

Selling and Administrative Expenses

        IMS's selling and administrative expenses consist primarily of the costs attributable to sales, marketing, client service and administration, including human resources, legal, management, and finance. IMS's selling and administrative expenses grew 17.6% in 2003, to $351,464 from $298,803 in 2002, primarily due to the settlement of class-action litigations (see Note 19 to the Consolidated Financial Statements), foreign exchange and higher selling and administrative costs resulting from acquisitions made during the latter half of 2002 and throughout 2003. IMS's selling and administrative expenses decreased 0.1% in 2002 from $299,122 in 2001, primarily due to cost-containment actions.

Depreciation and Amortization

        Depreciation and amortization charges increased 39.3% to $75,132 in 2003, from $53,940 in 2002, primarily due to foreign exchange, higher amortization of intangible assets resulting from acquisitions made during the latter half of 2002 and throughout 2003, and increased software amortization associated with new products. Depreciation and amortization charges decreased 13.7% in 2002, from $62,493 in 2001, primarily due to the fact that IMS ceased amortization of goodwill effective January 1, 2002 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," as described in Note 7 to the Consolidated Financial Statements, partially offset by increased software amortization associated with new product development.

Severance, Impairment and Other Charges

        During the first quarter of 2003, IMS recorded a $37,220 pretax charge for Severance, impairment and other charges consisting primarily of severance charges of approximately $9,958 for approximately 80 employees, charges to exit data supply and processing contracts of $16,500, lease obligations associated with abandoned properties of $5,807, and approximately $4,955 to write down computer software to its net realizable value. There was no comparable charge during 2002. See Note 8 to the Consolidated Financial Statements.

        During 2001, IMS undertook a Competitive Fitness Program ("the Program") to assess the worldwide costs and to identify actions to improve cost efficiencies. All functional areas were examined, including sales, marketing, client service, data collection, production, and management and administration. In the fourth quarter of 2001, after completing its assessment, IMS recorded Severance, impairment and other charges of $94,616 primarily in connection with the actions identified by this project. These actions include a worldwide reduction in headcount, the closing of certain facilities, the write-off of certain software and other assets and the termination of certain contractual relationships. See

"Severance, Impairment and Other Charges" below and Note 8 to the Consolidated Financial Statements.

Trends in our Operating Margins

        IMS's operating margin for 2003 decreased 6.8 percentage points to 26.2%, from 33.0% in 2002, primarily due to the Severance, impairment and other charges of $37,220 recorded in the first quarter of 2003, the settlement of class-action litigations in the fourth quarter of 2003 (see Notes 8 and 19 to the Consolidated Financial Statements), revenue and operating income declines in Japan, primarily as a result of data supplier issues affecting weekly product revenue, and the impact of acquisitions. IMS's operating margin for 2002 increased 8.4 percentage points from 24.6% in 2001, primarily due to the Severance, impairment and other charges of $94,616 and the Terminated transaction costs of $6,457 recorded in 2001 (see Notes 8 and 9 to the Consolidated Financial Statements). Operating margins may decline in future years as IMS continues to invest in acquisitions and new products and services to drive future revenue growth.

Interest Expense

        Net interest expense was $11,176 in 2003, compared with $8,689 in 2002, primarily due to higher levels of debt and lower interest income from NMR (see Note 19 to the Consolidated Financial Statements). Net interest expense was $8,689 in 2002, compared with $11,507 in 2001, primarily due to more favorable interest rates in 2002 compared with the prior year.

        During the years ended December 31, 2003, 2002 and 2001, IMS recorded $909, $2,755 and $2,755, respectively, of interest income related to its receivable from Nielsen Media Research, Inc. ("NMR"). See Note 19 to the Consolidated Financial Statements.

Taxes

        IMS's effective tax rate was 51.2% in 2003, compared with 30.4% in 2002 and 15.7% in 2001. The effective tax rate in 2003 was impacted by approximately $69,600 due to IMS's reassessment, based on information received in April 2003, of its potential liability associated with certain D&B Legacy Tax Matters, as defined in Note 19 to the Consolidated Financial Statements, and related subsequent transactions. This is more fully described in Note 19 to the Consolidated Financial Statements. Further, the effective tax rate was affected by the favorable settlement of a non-U.S. audit which approximated $13,900. The effective tax rate in 2002 reflected true-ups of current and deferred income tax liabilities. The effective tax rate in 2001 reflected the financial statement impact of the expiration, without adjustment, on September 30, 2001, of the statute of limitations on a certain previously-reserved-for D&B Legacy Tax Matter (approximately $21,033), and the recognition of additional tax benefits arising from a 1998 non-U.S. reorganization which gave rise to tax deductible amortization of non-U.S. intangible assets (approximately $14,660), resulting from the reassessment of the tax benefits from this reorganization following certain new non-U.S. tax legislation enacted at the end of the first quarter of 2001.

        For all periods presented, IMS's effective tax rate was reduced as a result of global tax planning initiatives. While IMS intends to continue to seek global tax planning initiatives, there can be no assurance that IMS will be able to successfully implement such initiatives to reduce or maintain its overall tax rate.

Other Significant Gains and Losses

        Gains (losses) from investments, net, amounted to a net gain of $258 in 2003, as compared to a net gain of $7,268 in 2002 and a net loss of $25,687 in 2001. The net gain in 2003 is due to gains of $3,477 primarily from the sale of investments in the Enterprises portfolio and other investments, offset by management fees relating to the Enterprises portfolio of $2,564 and write downs related to other-than-temporary declines in value of the venture capital investments of $655. The net gain in 2002 was due to gains of $18,958 primarily from the sale of investments within the Enterprises portfolio and other investments, offset by management fees relating to the Enterprises portfolio of $2,128 and write downs related to the assessment of other-than-temporary declines in value of the venture capital investments of $9,562. The $25,687 loss recognized in 2001 was related to the $28,729 other-than-temporary write down of investments held within the Enterprises portfolio, partially offset by a $1,990 gain recorded on the sale of IDRAC Holdings, Inc. ("IDRAC"), a non-strategic property that provides information on Pharmaceutical product registrations.

        Loss on issuance of investees' stock, net, amounted to $420 in 2003, relating to the exercise of stock options by TriZetto employees and TriZetto share repurchases, compared to a net loss of $951 in 2002 and a net loss of $6,679 in 2001. This loss has been recognized in accordance with Staff Accounting Bulletin ("SAB") No. 51, "Accounting for Sales of Stock by a Subsidiary." The higher loss in 2001 was primarily in connection with acquisitions, a secondary offering and stock option exercises. IMS's ownership interest in TriZetto declined from 26.8% at December 31, 2001, to 26.4% at December 31, 2002 and 25.9% at December 31, 2003.

        Other expense, net, increased in 2003 to $25,831 from $21,898 in 2002, primarily due to net foreign exchange losses of $18,974 in 2003, compared with net foreign exchange losses of $9,866 in 2002, partially offset by a $2,210 cash refund from Synavant received during the second quarter of 2003 relating to their share of fees for the IRI litigation (see Note 19 to the Consolidated Financial Statements). Other expense, net, increased in 2002 from $7,341 in 2001, primarily due to net foreign exchange losses of $9,866 in 2002, compared with net foreign exchange gains of $5,721 in 2001.

        A TriZetto equity loss, net, of $4,248, $873 and $6,985 was recorded in 2003, 2002 and 2001 respectively. The improvement in 2002 resulted primarily from the absence of goodwill amortization expense in accordance with SFAS No. 142 (see Note 7 to the Consolidated Financial Statements) and lower TriZetto reported losses.

        An impairment charge of $14,842, net of taxes of $9,565, was recorded in the three months ended March 31, 2003 to write down IMS's investment in TriZetto following the continued significant decline in the market value of TriZetto shares below IMS's carrying value. IMS concluded that this decline was other-than-temporary in accordance with SAB No. 59, "Views on Accounting for Noncurrent Marketable Equity Securities." This followed the significant decline in the market value of TriZetto shares below IMS's carrying value during 2002, when an impairment charge of $26,118, net of taxes of $16,832, was recorded in the fourth quarter of 2002 to write down IMS's investment in TriZetto. As of December 31, 2002, TriZetto shares closed at $6.14 compared to IMS's book value per share of $9.68. IMS concluded that this decline was other-than-temporary in accordance with SAB No. 59, and the impairment charge recorded brought IMS's book value in TriZetto down to TriZetto's December 31, 2002 market value. As of December 31, 2003, TriZetto shares closed at $6.45 compared to IMS's carrying value per share of $3.52.

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

Operating Results by Geographic Region

        The following represents selected geographic information for the regions in which IMS operates as of and for the years ended December 31, 2003, 2002 and 2001.

	Americas (1)	Europe (2)	Asia Pacific (3)	Corporate & Other (4)	Total IMS

Year Ended December 31, 2003:
Revenue (5)	$656,788	$530,728	$194,245	—	$1,381,761
Operating Income (Loss) (6)	$300,846	$106,688	$111,251	$(157,293)	$361,492
Total Assets	$422,114	$830,467	$124,878	$266,879	$1,644,338

Year Ended December 31, 2002:
Revenue (5)	$600,569	$418,842	$200,029	—	$1,219,440
Operating Income (Loss) (6)	$286,076	$79,775	$132,237	$(95,065)	$403,023
Total Assets	$344,063	$591,092	$121,909	$561,464	$1,618,528

Year Ended December 31, 2001:
Revenue (5)	$579,568	$399,915	$194,471	—	$1,173,954
Operating Income (Loss) (6)	$279,568	$82,156	$129,635	$(202,819)	$288,540
Total Assets	$349,956	$427,151	$144,934	$445,513	$1,367,554

        Notes to Operating Results by Geographic Region:

(1)
Americas includes the United States, Canada and Latin America. Americas included revenue in the United States of $537,884, $498,126 and $472,702 in 2003, 2002 and 2001, respectively, and Total Assets of $328,049, $270,634 and $267,532 in 2003, 2002 and 2001, respectively.

(2)
Europe includes countries in Europe and the Middle East.

(3)
Asia Pacific includes Japan, Australia and other countries in the Asia Pacific region and South Africa. Asia Pacific included revenue in Japan of $137,145, $158,941 and $157,576 in 2003, 2002 and 2001, respectively, and Total Assets of $50,908, $72,806 and $109,402 in 2003, 2002 and 2001, respectively.

(4)
Total assets of the Corporate & Other region include Net Assets of Discontinued Operations (CTS) of $230,424 and $140,404, as of December 31, 2002 and 2001, respectively (see Note 6 to the Consolidated Financial Statements).

(5)
Operating Revenue relates to external customers and is primarily based on the location of the customer. The revenue for the geographic regions includes the impact of foreign exchange in converting results into U.S. Dollars.

(6)
Operating income for the three geographic regions does not reflect the allocation of certain expenses that are maintained in Corporate and Other and as such, is not a true measure of the respective regions' profitability. For the year ended December 31, 2003, Severance, impairment and other charges of $17,369, $5,040 and $11,081 for the Americas, Europe and Asia Pacific, respectively, are presented in Corporate and Other. For the year ended December 31, 2001, Severance, impairment and other charges of $9,534, $41,174, and $2,517 for the Americas, Europe, and Asia Pacific, respectively, are presented in Corporate and Other. The operating income amounts for the geographic segments include the impact of foreign exchange in converting results into U.S. Dollars.

Americas Region

        Revenue growth in the Americas region accelerated from 3.6% in 2002 versus 2001 to 9.4% in 2003 versus 2002. The improved revenue growth trend was primarily due to new product sales as well as growth from the consulting business through acquisitions and the expansion of capabilities.

        Operating income growth in the Americas region also accelerated from 2.3% in 2002 versus 2001 to 5.2% in 2003 versus 2002. Operating income growth lagged revenue growth due to investment in global consulting capabilities and higher data collection costs to support new products.

Europe Region

        Revenue growth in the Europe region accelerated from 4.7% in 2002 versus 2001 to 26.7% in 2003 versus 2002. The improvement in the revenue growth trend was also primarily due to new product sales as well as growth from the consulting business through acquisitions and the expansion of capabilities.

        Operating income in the Europe region increased by 33.7% in 2003 versus 2002 after declining by 2.9% in 2002 versus 2001. The improved operating income growth in 2003 was primarily driven by revenue growth and was partially offset by investments in global consulting capabilities and higher data collection costs to support new products.

Asia Pacific Region

        Revenue in the Asia Pacific region decreased by 2.9% in 2003 versus 2002 after increasing by 2.9% in 2002 versus 2001. The decline in revenue was primarily due to a data supplier issue in Japan that affected weekly product revenue in the second half of 2002 and throughout 2003, partially offset by strong growth in other countries in the Asia Pacific region resulting from acquisitions and new product sales.

        Operating income in the Asia Pacific region decreased by 15.9% in 2003 versus 2002 after increasing by 2.0% in 2002 versus 2001. The decline in operating income was due to the impact of the revenue declines in Japan.

How Exchange Rates Affect Our Results

        IMS operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. IMS enters into forward foreign currency contracts to partially offset the effect of currency fluctuations. In 2003, foreign currency translation increased U.S. dollar revenue growth by approximately 7.6 percentage points, while the impact on operating income growth was an approximate increase of 6.8 percentage points. In 2002, foreign currency translation increased U.S. dollar revenue growth by approximately 0.2 percentage points, while the impact on operating income growth was an approximate decrease of 1.4 percentage points.

        Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally the Euro, the Japanese Yen, the British Pound, the Swiss Franc and the Canadian Dollar. Where monetary assets are held in the functional currency of the local entity, changes in the value of these currencies relative to the U.S. dollar are charged or credited to Cumulative translation adjustment in the Consolidated Statements of Shareholders' Equity. The effect of exchange rate changes during 2003 increased the U.S. dollar amount of Cash and cash equivalents by $11,780.

Liquidity and Capital Resources

        On February 6, 2003, IMS divested CTS through a split-off transaction, and as a result, IMS's Consolidated Statements of Cash Flows exclude CTS Cash Flows for the years ended December 31, 2003, 2002 and 2001 (see Note 6 to the Consolidated Financial Statements).

        Cash and cash equivalents increased $79,700 during 2003 to $344,432 at December 31, 2003 compared to $264,732 at December 31, 2002. The increase reflects cash generated from operating activities of $374,501 and exchange rate changes of $11,780, offset by cash used in investing and financing activities of $185,358 and $121,223, respectively. Including the change in short-term marketable securities, which is included in cash used in investing activities, cash and cash equivalents and short-term marketable securities increased to $384,540 at December 31, 2003 compared to $289,261 at December 31, 2002, an increase of $95,279.

        Net cash provided by operating activities amounted to $374,501 for the year ended December 31, 2003, an increase of $57,983 over the comparable period in 2002. The increase relates primarily to improved working capital management in 2003 and the $37,025 NMR payment received in respect of Legacy D&B Tax Matters (see Note 19 to the Consolidated Financial Statements). These items were partially offset by lower income from continuing operations in 2003 and an increase in pension assets.

        Net cash used in investing activities amounted to $185,358 for the year ended December 31, 2003, an increase in cash used of $46,250 over the comparable period in 2002. The greater cash requirements during 2003 relate primarily to $28,511 in higher spending on acquisitions and increased spending of $6,540 relating to computer software additions.

        Net cash used in financing activities amounted to $121,223 for the year ended December 31, 2003, an increase of $21,137 over the comparable period in 2002. This increase was primarily due to a $28,488 net increase in borrowings in 2003 compared with an increase of $177,189 in borrowings during 2002, offset by a reduction of $83,259 in payments for purchase of treasury stock and an increase of $37,164 in proceeds from exercise of stock options.

        Financing activities include cash dividends paid of $0.08 per share annually ($0.02 per share quarterly), which amounted to $19,394 and $22,950 during 2003 and 2002, respectively. The payments and level of cash dividends by IMS are subject to the discretion of the Board of Directors of IMS. Any future dividends, other than the $0.02 per share dividend for the first quarter of 2004, which was declared by the Board of Directors of IMS in February 2004, will be based on, and affected by, a number of factors, including the operating results and financial requirements of IMS.

        At December 31, 2003, IMS's Total Current Liabilities exceeded its Total Current Assets by $57,696 primarily as a result of management's decision to maintain a greater proportion of short-term borrowings versus longer-term debt instruments. This strategy allows IMS to achieve lower borrowing costs while providing flexibility to repay debt with cash flow from operations and proceeds from the exercise of stock options and the liquidation of equity holdings. Based on estimated future cash flows from operations, the continued monetization of its venture capital investments, the ability to monetize other assets as well as IMS's ability to utilize unused existing lines of credit, IMS believes it will have sufficient cash and other resources to fund its short-term and long-term business plans, including its current and long-term obligations, its contingent payments, its stock repurchase program and its operations.

Stock Repurchase Programs

        IMS's share repurchase program has been developed to buy opportunistically, when we believe that our share price provides us with an attractive use of our cash flow and debt capacity.

        On February 10, 2004, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares.

        On April 15, 2003, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares. As of December 31, 2003, approximately 5,587 shares remained available for repurchase under the April 2003 program.

        On July 19, 2000, the Board of Directors authorized a stock repurchase program to buy up to 40,000 shares. This program was completed in June 2003 at a total cost of $868,314.

        During 2003, IMS repurchased approximately 9,601 shares of outstanding common stock under these programs at a total cost of $184,155, compared with total repurchases of approximately 14,235 shares at a total cost of $267,414 for 2002. As of December 31, 2003, approximately 4,413 shares of the 9,601 shares purchased during 2003 had been repurchased since the inception of the April 2003 program, at a total cost of $100,404.

        On January 9, 2004, IMS repurchased an additional 4,600 shares of outstanding common stock pursuant to an accelerated share repurchase program ("ASR"). The ASR agreement provides for the final settlement of the contract in either cash or additional shares of IMS's common stock at IMS's sole discretion. IMS's final settlement amount will increase (decrease) based on an increase (decrease) of IMS's share price over the settlement period.

        Shares acquired through IMS's repurchase programs described above are open-market purchases or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18.

Debt

        Management believes that our current leverage appropriately balances our intent to generate an attractive cost of capital for IMS with providing IMS with a reasonable amount of financial flexibility. The strong cash flow characteristics of our business model and the unused debt capacity for additional leverage provide IMS with the ability to flexibly manage future cash requirements of our business.

        IMS has borrowing arrangements with several domestic and international banks to provide lines of credit up to $662,500 at December 31, 2003. Total borrowings under these existing lines totaled $407,600 and $523,900 at December 31, 2003 and 2002, respectively. In general, the terms of these lines of credit give IMS the option to borrow at an interest rate equal to LIBOR plus 37.5 basis points for short-term lines and LIBOR plus 65.0 basis points for long-term lines. The weighted average interest rates for the short-term lines were 1.61% and 1.99% at December 31, 2003 and 2002, respectively. The weighted average interest rates for the long-term lines were 1.84% and 2.21% at December 31, 2003 and 2002, respectively.

        IMS defines long-term lines as those where the lines are non-cancelable for more than 365 days from the balance sheet date by the financial institutions except for specified violations of the provisions of the agreement. The commitment fee associated with the unused short-term lines of credit is 22.5 basis points per year, increasing to 28.75 basis points per year if the facilities are less than 50% utilized. Under the long-term lines the commitment fee is 52.5 basis points on the unused portion per year. IMS currently expects that it will be able to renegotiate the short-term debt on commercially reasonable terms prior to maturity.

        Total debt of $561,991 and $529,812 at December 31, 2003 and 2002, respectively, included $150,000 of five-year private placement debt (as further discussed below) at December 31, 2003, and $2,341 and $5,912 at December 31, 2003 and 2002, respectively, related primarily to cash overdrafts, certain capital leases, mortgages and an adjustment to the carrying amount of fair value hedged debt.

        During the fourth quarter of 2001, IMS renegotiated with several banks and entered into three-year lines of credit for borrowings of up to $175,000. Borrowings under these three-year facilities are short-term in nature; however, IMS had the ability and the intent to refinance the short-term borrowings as they come due through December 2004. As such, at December 31, 2002, IMS reclassified $175,000 of its then outstanding debt as long-term debt pursuant to the provisions of SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced." Borrowings have maturity dates of up to 90 days from their inception. At December 31, 2003, borrowings were recorded as short-term within the Consolidated Statement of Financial Position as these lines mature during 2004.

        In March and April 2002, IMS entered into interest rate swaps on a portion of its variable rate debt portfolio. These arrangements convert the variable interest rates to a fixed interest rate on a notional amount of $75,000 and mature at various times from March 2005 through April 2006. The fixed rates range from 4.05% to 5.08%. The interest rate swaps are accounted for as cash flow hedges and any changes in fair value are recorded in Other Comprehensive Income, in the Consolidated Statements of Shareholders' Equity. The fair values are determined based on estimated prices quoted by financial institutions. The mark-to-market adjustment for the year ended December 31, 2003 was an unrealized net loss of $842.

        In January 2003, IMS closed a private placement transaction pursuant to which IMS issued $150,000 of five-year debt to several highly rated insurance companies at a fixed rate of 4.60%. The proceeds were used to pay down short-term debt. At December 31, 2002, IMS reclassified $150,000 of its short-term debt outstanding as long-term debt in accordance with the provisions of SFAS No. 6. IMS also swapped $100,000 of its fixed rate debt to floating rate based on six-month LIBOR plus a margin of approximately 107 basis points. These swaps have been accounted for as fair value hedges under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The fair values are determined based on estimated prices quoted by financial institutions. The fair value adjustment for the year ended December 31, 2003 was an increase in the private placement of $2,050.

        IMS's financing arrangements provide for certain covenants and events of default customary for similar instruments, including in the case of its main bank arrangements and the 2003 private placement transaction, covenants to maintain specific ratios of consolidated total indebtedness to EBITDA and of EBITDA to certain fixed charges. At December 31, 2003, IMS was in compliance with these financial debt covenants and anticipates that it will remain in compliance with the covenants over the term of the borrowing arrangements.

Severance, Impairment and Other Charges

        During the fourth quarter of 2001, IMS completed the assessment of its Competitive Fitness Program. This program was designed to streamline operations, increase productivity, and improve client service. IMS recorded $94,616 of Severance, impairment and other charges during the fourth quarter of 2001 as a component of operating income. IMS continues to assess its cost structure and the appropriateness of employee skills to meet IMS's plans for growth. See Note 8 to the Consolidated Financial Statements.

	Severance related charges	Contract related charges	Asset write-downs	Total

Charge at December 31, 2001	$39,652	$26,324	$28,640	$94,616
2001 utilization	(3,692)	(6,663)	(27,887)	(38,242)
2002 utilization	(26,277)	(9,819)	(1,474)	(37,570)
2003 utilization	(6,384)	(2,720)	(241)	(9,345)
Adjustments	(688)	(274)	962	—

Balance at December 31, 2003	$2,611	$6,848	$0	$9,459

        The adjusted cash portion of the 2001 charge amounted to $65,014, primarily for severance payments and contract terminations, with the non-cash portion accounting for $29,602, composed primarily of asset write-offs. Of the cash portion, approximately $8,959 was paid during 2003, $36,100 was paid during 2002 and $8,800 in 2001. IMS terminated approximately 345 employees during 2002. Total terminations under the Program were 535. Although the total number of terminations from the Program were lower than the original plan by approximately 18%, due to a change in the mix of actual employee terminations, IMS has experienced a higher level of severance costs per employee, thereby offsetting any cost savings from fewer actual terminations. As a direct result of the change in the mix of employee terminations, the future cost savings are still expected to be in line with original estimates under the Program. As expected, all actions under the Program were completed by December 31, 2002. As of December 31, 2003, approximately $9,459 remains to be utilized from 2004 to 2007.

        During the three months ended March 31, 2003, IMS recorded $37,220 of Severance, impairment and other charges (the "first quarter charge") as a component of operating income. These charges were designed to further streamline operations and increase productivity through a worldwide reduction in headcount of approximately 80 employees and charges related to impaired contracts and assets. The contract-related charges were for impaired data supply and data processing contacts primarily in IMS's U.S. and Japanese operations. The asset write-downs portion of the first quarter charge related to IMS's decision to abandon certain products and as such, certain computer software primarily in the U.S., Japan and Europe was written-down to its net realizable value. See Note 8 to the Consolidated Financial Statements.

	Severance related charges	Contract related charges	Asset write-downs	Total

Charge at March 31, 2003	$9,958	$22,307	$4,955	$37,220
Utilization	(6,197)	(7,047)	(6,634)	(19,878)
Adjustments	(1,746)	67	1,679	—

Balance at December 31, 2003	$2,015	$15,327	$0	$17,342

        Approximately $9,958 of the first quarter charge related to a worldwide reduction in headcount of approximately 80 employees. These severance benefits were calculated pursuant to the terms of established employee protection plans, in accordance with local statutory minimum requirements or individual employee contracts, as applicable.

        The cash portion of the first quarter charge amounted to $30,586, of which IMS paid approximately $13,244 during 2003 related primarily to employee termination benefits and contract-related charges. The remaining accrual of $17,342 at December 31, 2003 relates to lease obligations and continuing payments related to employee termination benefits.

        During the nine months ended December 31, 2003, IMS reversed approximately $1,750 of severance related charges originally included in the first quarter charge due to IMS's refinement of estimates. IMS also recorded additional charges during 2003 of approximately $1,700 related primarily to a software impairment charge.

        IMS expects that future results will benefit from the Program and the first quarter charge to the extent of the contract-related charges and asset write-downs primarily through 2007. IMS's severance actions related to a shifting of resources around IMS and as such are not expected to generate material cost savings. The income statement lines that will be impacted in future periods are Operating costs for the contract-related charges and Depreciation and amortization for the asset write-downs. However, IMS does not expect a material impact on future cash flows due to the fact that IMS is still contractually obligated to continue to make payments under impaired contracts.

Contractual Obligations

        IMS's contractual obligations include facility leases, agreements to purchase data and telecommunications services, leases of certain computer and other equipment and projected pension and other postretirement benefit plan contributions. At December 31, 2003, the minimum annual payment under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

	Year

	2004	2005	2006	2007	2008	Thereafter	Total

Operating Leases (1)	$19,307	$19,115	$15,571	$10,432	$7,966	$25,635	$98,026
Data Acquisitions and Telecommunication Services (2)	114,321	61,252	24,223	11,103	6,953	—	217,852
Computer and Other Equipment Leases (3)	19,587	16,217	10,129	6,489	1,561	292	54,275
Projected Pension and Other Postretirement Benefit Plan Contributions (4)	20,646	—	—	—	—	—	20,646
Short-term Debt (5)	414,389	—	—	—	—	—	414,389
Long-term Debt (6)	4,724	4,724	4,724	4,724	152,050	—	170,946

Total	$592,974	$101,308	$54,647	$32,748	$168,530	$25,927	$976,134

(1)
Rental expense under real estate operating leases for the years 2003, 2002 and 2001 was $17,907, $15,192 and $14,001, respectively.

(2)
Expense under data and telecommunications contracts for the years 2003, 2002 and 2001 was $124,578, $108,846 and $96,727, respectively.

(3)
Rental expense under computer and other equipment leases for the years 2003, 2002 and 2001 was $18,318, $17,084 and $16,790, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

(4)
IMS's contributions to pension and other postretirement benefit plans for the years 2003, 2002 and 2001 were $31,914, $19,818 and $25,414, respectively.

  The estimated contribution amount shown for 2004 includes both required and discretionary contributions to funded plans as well as benefit payments from unfunded plans. The majority of the expected contribution shown for 2004 is discretionary.

  Contributions for years subsequent to 2004 cannot be reasonably estimated at this time due to a number of factors: future contributions are heavily dependent on expectations of future events outside of the plans, such as economic conditions, future levels of interest rates, future tax law changes and future changes in regulatory funding requirements. Therefore, expected contributions for years after 2004 have been excluded from the above table.

(5)
Amounts represent the principal balance due under short-term debt of approximately $410,000, plus estimated interest expense through the maturity date of the underlying debt. IMS currently expects that it will be able to renegotiate the short-term debt on commercially reasonable terms prior to maturity (see Note 13 to the Consolidated Financial Statements).

(6)
Amounts represent the principal balance plus estimated interest expense under IMS's $150,000 private placement (see Note 13 to the Consolidated Financial Statements).

        Under the terms of the purchase agreements related to acquisitions made in 2003, 2002 and 2001, IMS may be required to pay additional amounts in relation to performance results for the period from 2004 to 2007 as contingent consideration. Based on current estimates, management expects the additional payments under these agreements to total approximately $15,000. As of December 31, 2003, no amounts were earned under these contingencies. The annual contingent payments will be resolved within a specified time period after the end of each respective calendar year from 2004 through 2007. See Notes 5 and 17 to the Consolidated Financial Statements.

Off-Balance Sheet Obligations

        As of December 31, 2003, IMS did not have any off-balance sheet arrangements (as defined in Item 303(a)(4)(ii) of SEC Regulation S-K) that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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

        It is IMS's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. At December 31, 2003, all foreign currency forward contracts had a term of less than one year. IMS does not enter into foreign currency transactions for investment or speculative purposes. The principal currencies hedged are the Euro, the Japanese Yen, the British Pound, the Swiss Franc and the Canadian Dollar.

        The contractual value of IMS's hedging instruments was approximately $154,391 at December 31, 2003. The fair value of these hedging instruments is subject to change as a result of potential changes in foreign exchange rates. IMS assesses its market risk based on changes in foreign exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% change in currency rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, all of which were forward foreign currency contracts, based on a hypothetical 10% decrease in the value of the U.S. dollar or, in the case of non-dollar-related instruments, the currency being purchased, was $9,391 at December 31, 2003. However, the change in the fair value of foreign exchange rate-sensitive instruments would likely be offset by a change in the fair value of the asset or liability being hedged. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

        IMS also invests in equity securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of Shareholders' Equity. IMS does not hedge this market risk exposure. IMS assesses its market risk based on changes in market prices utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% decrease in the market price of these securities. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $285 at December 31, 2003.

        IMS also borrows funds and since the interest rate associated with those borrowings changes over time, IMS is subject to interest rate risk. IMS has not hedged all of this exposure. IMS assesses its market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the increase in annual interest expense based on a hypothetical 1% increase in interest rates. This would have amounted to approximately $3,537 at December 31, 2003 and would be partially offset by higher returns on invested cash.

Forward-Looking Statements

        This 2003 Annual Report to Shareholders, as well as information included in oral statements or other written statements made or to be made by IMS, contain statements that, in the opinion of IMS, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "project," "estimate," "will," "may," "should," "future," "predicts," "potential," "continue" and similar expressions identify these forward-looking statements, which appear in a number of places in this Annual Report and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, foreign currency conversion and all other statements regarding the intent, plans, beliefs or expectations of IMS or its directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to:

  •
  risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. Dollar, and the ability to successfully hedge such risks—IMS derived approximately 61% of its revenue in 2003 from non-U.S. operations;

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

  •
  the ability to successfully maintain historic effective tax rates;

  •
  competition, particularly in the markets for pharmaceutical information;

  •
  regulatory, legislative and enforcement initiatives to which IMS is or may become subject, relating particularly to tax and to patient privacy and the collection and dissemination of data and specifically, the use of anonymized patient-specific information, which IMS anticipates to be an increasingly important tool in the design, development and marketing of pharmaceuticals;

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

  •
  the imposition of additional restrictions on IMS's use of or access to data, or the refusal by data suppliers to provide data to IMS;

  •
  conditions in the securities markets that may affect the value or liquidity of portfolio investments, including the investment in TriZetto and management's estimates of lives of assets, recoverability of assets, fair market value, estimates and liabilities and accrued income tax benefits and liabilities;

  •
  to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms; and

  •
  terrorist activity, the threat of such activity, and responses to and results of such activity and threats, including but not limited to effects,

    domestically and/or internationally, on IMS, its personnel and facilities, its customers and suppliers, financial markets and general economic conditions.

        Consequently, all the forward-looking statements contained in this 2003 Annual Report to Shareholders are qualified by the information contained herein, including, but not limited to, the information contained under this heading and the Consolidated Financial Statements and notes thereto and by the material set forth under the headings "Business" and "Factors That May Affect Future Results" in IMS's Annual Report on Form 10-K for the year ended December 31, 2003. IMS is under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

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

        Pensions and other postretirement benefits.    IMS provides a number of retirement benefits to its employees, including defined benefit pension plans and post retirement medical plans. IMS accounts for these plans in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," respectively, and accordingly, the determination of benefit obligations and expense is based on actuarial models. In order to measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, expected return on plan assets and the assumed rate of compensation increases. In addition, retiree medical care cost trend rates are a key assumption used exclusively in determining costs under SFAS No. 106. Management reviews these critical assumptions at least annually. Other assumptions involve demographic factors such as the turnover, retirement and mortality rates. Management reviews these assumptions periodically and updates them when our experience deems it appropriate to do so.

        The discount rate is the rate at which the benefit obligations could be effectively settled and is based on the current yield of an index of high quality (Moody's Aa and above) corporate bonds. At December 31, 2003, IMS reduced the discount rate from 6.75% to 6.25% for its U.S. pension plans and postretirement medical plan. Reduction in the discount rate also occurred in non-U.S. countries, where the range of applicable discount rates at December 31, 2003 is 1.8%—8.0% versus a range of 2.0%—10.0% at December 31, 2002. As a sensitivity measure, the 50 basis point reduction in the discount rate will result in an increase in the 2004 U.S. pension expense (pre-tax) of approximately $1,300.

        In selecting an expected return on plan asset assumption, IMS considers the returns being earned by the plan assets in the fund, the rates of return expected to be available for reinvestment and long-term economic forecasts for the type of investments held by the plan. At January 1, 2004 the expected return on plan assets for the U.S. pension plans is 8.75%, which is unchanged from January 1, 2003. Outside the U.S. the range of applicable expected rates of return is 0.66%—8.0% as of January 1, 2004 versus a range of 2.0%—10.0% at January 1, 2003. The actual return on plan assets will vary from year to year versus this assumption. Although the actual return on plan assets will vary from year to year, IMS believes it is appropriate to use long-term expected forecasts in selecting its expected return on plan assets. As such, there can be no assurance that IMS's actual return on plan assets will approximate the long-term expected forecasts.

        At December 31, 2003, IMS's pension plans were under-funded by $17,758 on a projected benefit obligation basis. However, the Consolidated Financial Statements reflect a $48,868 net pension asset due to the fact that IMS has made significant contributions to its funded pension plans, which were in excess of the net periodic pension cost. Additional information on pension and other postretirement benefit plans is contained in Note 14 to the Consolidated Financial Statements.

        Computer software.    Direct costs incurred in the development of computer software are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Research and development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, over three to seven years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. IMS periodically reviews the unamortized capitalized costs of computer software products based on a comparison of the carrying value of computer software with its estimated net realizable value and changes in software technology. IMS recognizes immediately any impairment losses on capitalized software as a result of its review or upon its decision to discontinue a product. See Note 8 to the Consolidated Financial Statements.

        IMS capitalizes internal-use software costs once certain criteria in Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" have been met.

        Goodwill and other intangibles.    Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired. Effective January 1, 2002, IMS adopted SFAS No. 142. In accordance with the provisions of SFAS No. 142 goodwill is no longer amortized. IMS completed its transitional goodwill impairment test during the first quarter of 2002, which did not result in an impairment loss. IMS reviews the recoverability of goodwill annually by comparing the estimated fair values of reporting units (based on discounted cash flow analysis) with their respective net book values. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying value of goodwill over its implied fair value. IMS completed its annual impairment test as of September 30, 2003 and was not required to recognize a goodwill impairment charge. See Note 7 to the Consolidated Financial Statements.

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

        Income taxes.    IMS operates in more than 100 countries around the world and its earnings are taxed at the applicable income tax rate in each of those countries. IMS provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. In the event IMS were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should IMS determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. While IMS intends to continue to seek global tax planning initiatives, there can be no assurance that IMS will be able to successfully implement such initiatives to reduce or maintain its overall tax rate. IMS intends to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries. Deferred tax liabilities for U.S. federal income taxes have not been recognized for all other undistributed earnings. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for such amounts. It is not currently practicable to determine the amount of applicable taxes. See Note 16 to the Consolidated Financial Statements.

        Foreign currency translation.    IMS has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect IMS's Consolidated Financial Statements when translated into U.S. dollars. Impacts associated with foreign currency have been more fully disclosed in the section entitled "Market Risk." For all operations outside the United States of America where IMS has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of Shareholders' Equity whereas transaction gains and losses are recognized in Other expense, net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are remeasured using end-of-period exchange rates, whereas non-monetary accounts are remeasured using historical exchange rates, and all remeasurement and transaction adjustments are recognized in Other expense, net.

        Securities and other investments.    IMS carries investments in marketable equity securities and partnership interests in venture capital partnerships. The equity securities are classified as available-for-sale and are therefore recorded at fair value in the financial statements. Unrealized gains and losses related to the available-for-sale securities are recorded within Other Comprehensive Income, a component of Shareholders' Equity. Realized gains and losses are recorded in earnings in the period in which the securities are sold. The partnership interests are recorded in the financial statements at cost. On a quarterly basis IMS makes periodic estimates of the market value of these investments and reduces the carrying value of the investments if there is an other-than-temporary decline in the fair value below cost. IMS evaluates the recoverability of the underlying securities in each partnership on an individual basis. If the market price of these equity securities declines by a significant amount there could be a material impact on IMS's Consolidated Financial Statements. No investments had an estimated fair value less than the carrying value of the investment as of December 31, 2003 and 2002.

        Legal costs.    Legal costs in connection with loss contingencies are expensed as incurred.

Recently Issued Accounting Standards

        In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses the accounting for costs to terminate a contract that is not a capital lease, costs to consolidate facilities and relocate employees, and involuntary termination benefits under one-time benefit arrangements that are not an ongoing benefit program or an individual deferred compensation contract. A liability for contract termination costs should be recognized and measured at fair value either when the contract is terminated or when the entity ceases to use the right conveyed by the contract. A liability for one-time termination benefits should be recognized and measured at fair value at the communication date if the employee would not be retained beyond a minimum retention period (i.e., either a legal notification period or 60 days, if no legal requirement exists). For employees retained beyond the minimum retention period, a liability should be accrued ratably over the future service period. The provisions of the statement were effective for disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on IMS's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN 45"). FIN 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The disclosure requirements of FIN 45 are effective for all financial statements issued after December 15, 2002. The provision for initial recognition and measurement of the liability has been applied to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on IMS's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 addresses the revenue recognition for arrangements with multiple deliverables. The deliverables in these arrangements must be divided into separate units of accounting when the individual deliverables have value to the customer on a stand-alone basis, there is objective and reliable evidence of the fair value of the undelivered elements, and, if the arrangement includes a general right to return the delivered element, delivery or performance of the undelivered element is considered probable. The relative fair value of each unit should be determined and the total consideration of the arrangement should be allocated among the individual units based on their fair value. EITF 00-21 was effective for revenue arrangements entered into after June 30, 2003. The adoption of EITF 00-21, effective July 1, 2003 did not have a material impact on IMS's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123." SFAS No. 148 provides transition guidance for those companies electing to voluntarily adopt the accounting provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In addition, SFAS No. 148 mandates certain interim disclosures that are incremental to those required by SFAS No. 123. IMS will continue to account for stock-based compensation in accordance with Accounting Principles Board ("APB") No. 25. IMS has adopted the disclosure-only provisions of SFAS No. 148 at December 31, 2002.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," ("FIN 46"). FIN 46 requires all Variable Interest Entities ("VIEs") to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. In addition, FIN 46 expands disclosure requirements for both VIEs that are consolidated as well as VIEs from which the entity is the holder of a significant amount of the beneficial interest, but not the majority. In December 2003, the FASB issued Interpretation 46R, "Consolidation of Variable Interest Entities" (revised December 2003), ("FIN 46R") which further clarified the provisions of FIN 46 and delayed the effective date for applying the provisions of FIN 46 until the end of the first quarter of 2004 for interests held by public entities in VIEs or potential VIEs created before February 1, 2003. The adoption of FIN 46R did not have a material impact on IMS's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of SFAS No. 149 effective July 1, 2003 did not have a material impact on IMS's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an enterprise classifies and measures certain financial instruments that have characteristics of both liabilities and equity. SFAS No. 150 requires an enterprise to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 effective June 1, 2003 did not have a material impact on IMS's financial position, results of operations or cash flows through December 31, 2003.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employer's Disclosures about Pensions and Other Postretirement Benefits," an amendment of SFAS Nos. 87, 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits," and 106, and a revision of SFAS No. 132. SFAS No. 132 (revised 2003)

requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans, but does not change the measurement or recognition of such plans. The new disclosure requirements contained in SFAS No. 132 (revised 2003) are effective for fiscal years ending after December 15, 2003, with a delayed effective date for certain disclosures, for foreign plans, and for non-public entities. IMS has adopted all aspects of SFAS No. 132 (revised 2003) for all foreign and non-foreign plans, with the exception of the estimated future benefit payment disclosure. This requirement is first effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132 (revised 2003) did not have a material impact on IMS's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In January 2004, the FASB issued Staff Position No. ("FSP") FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." IMS has elected to defer the treatment of the new accounting requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in accordance with FSP FAS 106-1. Any measure of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the plan. Specific authoritative guidance on the accounting for the Act is pending, and the guidance, when issued, could require IMS to change previously reported information.

IMS Health Common Stock Information

        IMS's common stock is listed on the New York Stock Exchange (symbol "RX"). The number of shareholders of record and shares outstanding on December 31, 2003 and 2002, were approximately 5,800 and 6,400 and 238,339 and 281,065 respectively. As a result of the CTS Split-Off (see Note 6 to the Consolidated Financial Statements) IMS acquired 36,540 shares of its common stock in February 2003. Approximately 98.2% of IMS's shares are held by institutions. The high and low closing stock price per share during 2003 was $25.01 and $14.17, respectively. The following table shows the high and low closing stock price per share during the four quarters of 2003 and 2002:

	Price Per Share($)
	2003
	High	Low
First Quarter	17.48	14.17
Second Quarter	18.30	14.55
Third Quarter	21.34	17.69
Fourth Quarter	25.01	21.40

Year	25.01	14.17

	Price Per Share($)
	2002
	High	Low
First Quarter	22.45	18.67
Second Quarter	22.20	17.47
Third Quarter	18.14	13.58
Fourth Quarter	16.99	13.25

Year	22.45	13.25

Dividends

        The payments and level of cash dividends by IMS are subject to the discretion of the Board of Directors of IMS. For the years ended December 31, 2003 and 2002, IMS declared quarterly dividends of $0.02 per share, or $0.08 per share on an annual basis. Any future dividends, other than the $0.02 per share dividend for the first quarter of 2004, which was declared by the Board of Directors of IMS in February 2004, will be based on, and affected by, a number of factors, including the operating results and financial requirements of IMS.

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

        The Company engaged PricewaterhouseCoopers LLP, independent auditors, to audit and render an opinion on the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. These standards include consideration of the internal control structure and tests of transactions to the extent considered necessary by them to support their opinion.

        The Board of Directors, through its Audit Committee consisting solely of outside directors of the Company, meets periodically with management, internal auditors and our independent auditors to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and financial reporting. PricewaterhouseCoopers LLP and the internal auditors each have full and free access to the Audit Committee.

David M. Thomas
Chairman and Chief Executive Officer

Nancy E. Cooper
Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of IMS Health Incorporated:

        In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of IMS Health Incorporated and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 7 to the consolidated financial statements, effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Accordingly, the Company ceased amortizing goodwill and indefinite-lived intangible assets.

PricewaterhouseCoopers LLP
New York, New York
February 9, 2004

IMS Health Incorporated

Consolidated Statements of Financial Position

	As of December 31,
(Dollars and shares in thousands, except per share data)
	2003	2002

Assets:
Current Assets:
Cash and cash equivalents	$344,432	$264,732
Short-term marketable securities	40,108	24,529
Accounts receivable, net of allowances of $4,429 and $5,808 in 2003 and 2002, respectively	271,268	215,868
Other receivable (Note 19)	—	36,116
Other current assets	123,121	110,258
Current assets of discontinued operations	—	175,761

Total Current Assets	778,929	827,264

Securities and other investments	14,988	18,239
TriZetto equity investment (Note 11)	42,742	74,557
Property, plant and equipment, net of accumulated depreciation of $174,472 and $150,606 in 2003 and 2002, respectively	141,282	131,587
Computer software	198,558	168,985
Goodwill	247,958	184,163
Other assets	219,881	159,070
Non-current assets of discontinued operations	—	54,663

Total Assets	$1,644,338	$1,618,528

Liabilities, Minority Interests and Shareholders' Equity:
Current Liabilities:
Accounts payable	$47,513	$31,940
Accrued and other current liabilities	190,478	152,201
Short-term debt	409,941	204,812
Accrued income taxes	67,369	143,872
Short-term deferred tax liability	9,248	11,964
Deferred revenues	112,076	94,061
Current liabilities of discontinued operations	—	39,733

Total Current Liabilities	836,625	678,583

Postretirement and postemployment benefits	86,920	73,813
Long-term debt (Note 13)	152,050	325,000
Other liabilities (Note 20)	277,313	107,894
Non-current liabilities of discontinued operations	—	31,622

Total Liabilities	$1,352,908	$1,216,912

Commitments and contingencies (Notes 17 and 19)
Minority Interests (Note 10)	$101,853	$102,033
Minority Interests of discontinued operations (Note 6)	—	77,327
Shareholders' Equity:
Common Stock, par value $.01, authorized 800,000 shares; issued 335,045 shares in 2003 and 2002, respectively	3,350	3,350
Capital in excess of par	490,297	497,562
Retained earnings	1,789,503	1,165,090
Treasury stock, at cost, 96,706 shares and 53,980 shares in 2003 and 2002, respectively	(2,032,748)	(1,316,354)
Cumulative translation adjustment	(37,255)	(106,907)
Minimum pension liability adjustment, net of taxes of $10,806 and $8,371 in 2003 and 2002, respectively	(21,963)	(17,487)
Unrealized loss on changes in fair value of cash flow hedges, net of tax	(2,299)	(3,141)
Unrealized gains on investments, net of taxes of $373 and $76 in 2003 and 2002, respectively	692	143

Total Shareholders' Equity	$189,577	$222,256

Total Liabilities, Minority Interests and Shareholders' Equity	$1,644,338	$1,618,528

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Income

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2003	2002	2001

Operating Revenue	$1,381,761	$1,219,440	$1,173,954

Operating costs	556,453	463,674	422,726
Selling and administrative expenses	351,464	298,803	299,122
Depreciation and amortization	75,132	53,940	62,493
Severance, impairment and other charges	37,220	—	94,616
Terminated transaction costs	—	—	6,457

Operating Income	361,492	403,023	288,540

Interest income	4,212	5,754	6,552
Interest expense	(15,388)	(14,443)	(18,059)
Loss on Gartner investment (Note 4)	—	—	(84,880)
Gains (losses) from investments, net	258	7,268	(25,687)
Loss on issuance of investees' stock, net	(420)	(951)	(6,679)
Other expense, net	(25,831)	(21,898)	(7,341)

Non-Operating Income (Loss), net	(37,169)	(24,270)	(136,094)

Income before provision for income taxes	324,323	378,753	152,446
Provision for income taxes	(165,954)	(114,964)	(23,982)
TriZetto equity loss, net of income taxes of $2,740, $563 and $4,504 for 2003, 2002 and 2001, respectively	(4,248)	(873)	(6,985)
TriZetto impairment charge, net of income taxes of $9,565 and $16,832 for 2003 and 2002, respectively	(14,842)	(26,118)	—

Income from continuing operations	139,279	236,798	121,479
Income from discontinued operations, net of income taxes of $1,237, $15,440 and $39,753 for 2003, 2002 and 2001 respectively (Notes 4 and 6)	2,779	29,317	63,947
Gain on discontinued operations (Note 6)	496,887	—	—

Net Income	$638,945	$266,115	$185,426

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$0.57	$0.83	$0.41
Income from discontinued operations	2.04	0.10	0.22

Basic Earnings Per Share of Common Stock	$2.61	$0.93	$0.63

Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$0.56	$0.83	$0.40
Income from discontinued operations	2.02	0.10	0.21

Diluted Earnings Per Share of Common Stock	$2.58	$0.93	$0.62

Weighted average number of shares outstanding—basic	245,033	285,851	295,162
Dilutive effect of shares issuable as of period-end under stock option plans	1,750	764	3,654
Adjustment of shares outstanding applicable to exercised and cancelled stock options during the period	480	48	1,331

Weighted Average Number of Shares Outstanding—Diluted	247,263	286,663	300,147

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2003	2002	2001

Cash Flows from Operating Activities:
Net income	$638,945	$266,115	$185,426
Less income from discontinued operations and gain on disposal	(499,666)	(29,317)	(63,947)

Income from continuing operations	139,279	236,798	121,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,132	53,940	62,493
Bad debt expense	672	1,634	3,564
Nielsen Media Research interest receivable	—	(2,755)	(2,755)
Deferred income taxes	27,333	49,067	(8,997)
(Gains) losses from investments, net	(258)	(7,268)	25,687
Loss on issuance of investees' stock, net	420	951	6,679
TriZetto equity loss, net	4,248	873	6,985
TriZetto impairment charge, net	14,842	26,118	—
Minority interests in net income of consolidated companies	7,579	10,539	10,232
Non-cash stock compensation charges	3,005	2,984	5,559
Non-cash portion of severance, impairment and other charges	6,576	—	30,411
Loss on Gartner investment	—	—	84,880
Change in assets and liabilities, excluding effects from acquisitions and dispositions:
Net (increase) decrease in accounts receivable	(31,899)	3,578	(11,310)
Net increase in inventory	(591)	(3,786)	(5,028)
Net increase in prepaid expenses and other current assets	(8,569)	(8,005)	(2,429)
Net increase (decrease) in accounts payable	9,861	(1,649)	(3,850)
Net increase (decrease) in accrued and other current liabilities	25,846	(4,955)	(43,058)
Net increase (decrease) in accrued severance, impairment and other charges	8,015	(39,439)	37,141
Net increase (decrease) in deferred revenues	2,704	(3,814)	(4,897)
Net increase (decrease) in accrued income taxes	76,588	16,325	(31,787)
Net increase in pension assets (net of liabilities)	(24,813)	(9,545)	(19,135)
Net increase in other long-term assets	(2,510)	(5,876)	(1,944)
Net tax benefit on stock option exercises	4,016	803	28,256
Nielsen Media Research payment received in respect of D&B Legacy Tax Matters (Note 19)	37,025	—	10,530

Net Cash Provided by Operating Activities	374,501	316,518	298,706

Cash Flows Used in Investing Activities:
Capital expenditures	(23,676)	(21,652)	(19,523)
Additions to computer software	(77,296)	(70,756)	(49,858)
Investments in short-term marketable securities	(15,579)	(24,529)	—
Payments for acquisitions of businesses, net of cash acquired	(64,066)	(35,555)	(43,318)
Proceeds from sale of IDRAC Holdings Inc.	—	—	2,862
Proceeds from sale of Gartner investment	—	—	65,207
Funding of venture capital investments	(1,200)	(3,000)	—
Other investing activities, net	(3,541)	16,384	18,075

Net Cash Used in Investing Activities	(185,358)	(139,108)	(26,555)

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2003	2002	2001

Cash Flows Used in Financing Activities:
Net (decrease) increase in debt	(121,512)	177,189	(38,153)
Borrowings under private placement	150,000	—	—
Payments for purchase of treasury stock	(184,155)	(267,414)	(310,482)
Proceeds from exercise of stock options	53,264	16,100	243,095
Dividends paid	(19,394)	(22,950)	(23,641)
Proceeds from employee stock purchase plan	2,482	2,423	2,459
Increase in cash overdrafts	988	4,931	—
Payments to minority interests	(7,759)	(10,365)	(15,082)
Refund of cash portion of Synavant spin-off dividend	4,863	—	—

Net Cash Used in Financing Activities	(121,223)	(100,086)	(141,804)

Effect of Exchange Rate Changes	11,780	3,999	(3,555)

Increase in Cash and Cash Equivalents	79,700	81,323	126,792
Cash and Cash Equivalents, Beginning of Period	264,732	183,409	56,617

Cash and Cash Equivalents, End of Period	$344,432	$264,732	$183,409

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$14,105	$13,628	$20,376
Cash paid during the period for income taxes	$53,697	$43,885	$36,812
Cash received from income tax refunds	$5,226	$1,551	$4,000

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
	Shares
							Cumulative Translation Adjustment	Minimum Pension Liability Adjustment	Unrealized Gains (Losses) on Investments
	Common Stock	Treasury Stock	Common Stock	Capital in Excess of Par	Retained Earnings	Treasury Stock				Comprehensive Income	Total

Balance, December 31, 2000	335,045	43,703	$3,350	$596,273	$760,140	$(1,139,298)	$(106,417)	$(672)	$(9,836)		$103,540

Net Income					185,426					185,426	185,426
Cash Dividends ($0.08 per share)					(23,641)						(23,641)
Prepaid Employee Stock Options				(1,691)							(1,691)
Accelerated Stock Options				2,099							2,099
Shares issued to Quintiles Transnational Corp.		(53)				818					818
Treasury Shares Acquired		12,124				(310,482)					(310,482)
Treasury Stock Reissued Under:
Exercise of Stock Options		(14,518)		(92,212)		365,018					272,806
Restricted Stock Plan		(170)				2,571					2,571
Employee Stock Purchase Plan		(129)				2,459					2,459
Board Deferred Stock Compensation				307							307
Cumulative Translation Adjustment							(31,706)			(31,706)	(31,706)
Minimum Pension Liability Adjustment								(3,074)		(3,074)	(3,074)
Unrealized Gain on Gartner Securities, net of amount realized of $8,148, net of taxes of $4,388									20,946	20,946	20,946
Unrealized Loss on Other Investments, net of amount realized of $1,450, net of taxes of $781									(2,012)	(2,012)	(2,012)

Total Comprehensive Income										169,580

Balance, December 31, 2001	335,045	40,957	$3,350	$504,776	$921,925	$(1,078,914)	$(138,123)	$(3,746)	$9,098		$218,366

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity (continued)

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
	Shares								Unrealized Loss on Changes in Fair Value of Cash Flow Hedges
							Cumulative Translation Adjustment	Minimum Pension Liability Adjustment		Unrealized Gains (Losses) on Investments
	Common Stock	Treasury Stock	Common Stock	Capital in Excess of Par	Retained Earnings	Treasury Stock					Comprehensive Income	Total

Balance, December 31, 2001	335,045	40,957	$3,350	$504,776	$921,925	$(1,078,914)	$(138,123)	$(3,746)	$—	$9,098		$218,366

Net Income					266,115						266,115	266,115
Cash Dividends ($0.08 per share)					(22,950)							(22,950)
Prepaid Employee Stock Options				(158)								(158)
Accelerated Stock Options				403								403
ChinaMetrik Earnout				1,000								1,000
Treasury Shares Acquired		14,235				(267,414)						(267,414)
Treasury Stock Reissued Under:
Exercise of Stock Options		(991)		(8,259)		24,359						16,100
Restricted Stock Plan		(55)		487		1,562						2,049
Employee Stock Purchase Plan		(166)		(1,630)		4,053						2,423
Net tax benefit on Stock Option Exercises				803								803
Board Deferred Stock Compensation				71								71
Options issued under the Non-employee Director's Deferred Compensation Program				69								69
Cumulative Translation Adjustment							31,216				31,216	31,216
Minimum Pension Liability Adjustment								(13,741)			(13,741)	(13,741)
Unrealized Gain on Swaps, net of taxes of $1,691									(3,141)		(3,141)	(3,141)
Unrealized Loss on Other Investments, net of amount realized of $13,024, net of taxes of $4,822										(8,955)	(8,955)	(8,955)

Total Comprehensive Income											271,494

Balance, December 31, 2002	335,045	53,980	$3,350	$497,562	$1,165,090	$(1,316,354)	$(106,907)	$(17,487)	$(3,141)	$143		$222,256

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity (continued)

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
	Shares								Unrealized Loss on Changes in Fair Value of Cash Flow Hedges
							Cumulative Translation Adjustment	Minimum Pension Liability Adjustment		Unrealized Gains (Losses) on Investments
	Common Stock	Treasury Stock	Common Stock	Capital in Excess of Par	Retained Earnings	Treasury Stock					Comprehensive Income	Total

Balance, December 31, 2002	335,045	53,980	$3,350	$497,562	$1,165,090	$(1,316,354)	$(106,907)	$(17,487)	$(3,141)	$143		$222,256

Net Income					638,945						638,945	638,945
Synavant Dividend Receipt					4,863							4,863
Cash Dividends ($0.08 per share)					(19,394)							(19,394)
Prepaid Employee Stock Options				(182)								(182)
Treasury Shares Acquired Under:
Purchases		9,602				(184,155)						(184,155)
CTS Exchange Offer		36,540				(602,181)						(602,181)
Treasury Stock Reissued Under:
Exercise of Stock Options		(3,157)		(15,318)		68,581						53,263
Restricted Stock Plan		(20)		2,617		456						3,073
Employee Stock Purchase Plan		(175)		(1,303)		3,785						2,482
ChinaMetrik Earnout & Other Shares Issued		(64)		(1,445)		1,356						(89)
Net tax benefit on Stock Option Exercises				4,016								4,016
Board Deferred Stock Compensation				55								55
Options issued under the Non-employee Director's Deferred Compensation Program				60								60
Reclassification				4,235		(4,235)						—
Cumulative Translation Adjustment							69,652				69,652	69,652
Minimum Pension Liability Adjustment								(4,476)			(4,476)	(4,476)
Unrealized Gain on Swaps, net of taxes of $(453)									842		842	842
Unrealized Gain on Other Investments, net of amount realized of $1,881, net of taxes of $(297)										549	549	549

Total Comprehensive Income											705,512

Balance, December 31, 2003	335,045	96,706	$3,350	$490,297	$1,789,503	$(2,032,748)	$(37,255)	$(21,963)	$(2,299)	$692		$189,577

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Notes to Consolidated Financial Statements

(Dollars and shares in thousands, except per share data)

Note 1. Basis of Presentation

        IMS Health Incorporated ("IMS" or the "Company") is a leading global provider of information solutions to the pharmaceutical and healthcare industries. The Company's revenues are derived primarily from the sale of a broad line of market information, sales management and consulting services to the pharmaceutical and healthcare industries. The Company's information products are developed to meet client needs by using data secured from a worldwide network of suppliers in the markets where operations exist. Key information products include sales management information to optimize sales force productivity and marketing effectiveness research for prescription and over-the-counter pharmaceutical products. Consulting services use in-house capabilities and methodologies to assist pharmaceutical clients in analyzing and evaluating market trends, strategies and tactics, and to help in the development and implementation of customized software applications and data warehouse tools. The Company operates in more than 100 countries. The Company also owns a venture capital unit, Enterprise Associates, LLC ("Enterprises"), which is focused on investments in emerging businesses, and a 25.9% equity interest in The TriZetto Group, Inc. ("TriZetto"), at December 31, 2003.

        The Company is managed on a global business model with global leaders for the majority of its critical business processes and accordingly has one reportable segment.

        Management believes that important measures of our financial condition and results of operations include: revenue, constant dollar revenue growth, operating income, operating margin and cash flows.

        During the years ended December 31, 2002 and 2001, and until February 6, 2003, the Company also included the Cognizant Technology Solutions Corporation Segment ("CTS"), which provides custom Information Technology ("IT") design, development, integration and maintenance services. CTS is a publicly traded corporation on the Nasdaq national market system. The Company owned 55.3% of the common shares outstanding of CTS (92.5% of the outstanding voting power) as of December 31, 2002, and accounted for CTS as a consolidated subsidiary. On February 6, 2003, the Company divested CTS through a split-off transaction, and as a result, during 2003, the Company recorded a net gain from discontinued operations of $496,887. The Company's share of CTS results are presented as discontinued operations for 2003 through the date of divestiture and for all periods presented. CTS's assets and liabilities are presented as discontinued operations for all periods presented (see Note 6).

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

        The above changes to the business are more fully discussed in Notes 4, 6, 11 and 21.

Note 2. Summary of Significant Accounting Policies

        Consolidation.    The Consolidated Financial Statements of the Company include the accounts of the Company, its subsidiaries and investments in which the Company has control and variable interest entities in which we are determined to be the primary beneficiary. Material intercompany accounts and transactions are eliminated. Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The Company recognizes in the income statement any gains or losses related to the issuance of stock by a consolidated subsidiary or an investment accounted for under the equity method.

        Cash and cash equivalents.    Cash and Cash equivalents include primarily time and demand deposits in the Company's operating bank accounts. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

        Short-term marketable securities.    Short-term marketable securities principally consist of investments that have original maturity dates of greater than 90 days from date of purchase and mature in less than one year from the date of the balance sheet.

        Securities and other investments.    The Company carries investments in marketable equity securities and partnership interests in venture capital partnerships. The equity securities are classified as available-for-sale and are therefore recorded at fair value in the financial statements. Unrealized gains and losses related to the available-for-sale securities are recorded within Other Comprehensive Income, a component of Shareholders'

Equity. Realized gains and losses are recorded in earnings in the period in which the securities are sold. The partnership interests are recorded in the financial statements at cost. On a quarterly basis the Company makes periodic estimates of the market value of these investments and reduces the carrying value of the investments if there is an other-than-temporary decline in the fair value below cost. The Company evaluates the recoverability of the underlying securities in each partnership on an individual basis. If the market price of these equity securities declines by a significant amount there could be a material impact on the Company's Consolidated Financial Statements. No investments had an estimated fair value less than the carrying value of the investment as of December 31, 2003 and 2002.

        Property, plant and equipment.    Buildings, machinery and equipment are recorded at cost and depreciated over their estimated useful lives to their salvage values using principally the straight-line method. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. See Note 20.

        Computer software.    Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Research and development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, over three to seven years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. The Company periodically reviews the unamortized capitalized costs of computer software products based on a comparison of the carrying value of computer software with its estimated net realizable value and changes in software technology. The Company recognizes immediately any impairment losses on capitalized software as a result of its review or upon its decision to discontinue a product. See Note 8.

        The Company capitalizes internal-use software costs once certain criteria in Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" have been met.

        Goodwill and other intangibles.    Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired. Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with the provisions of SFAS No. 142 goodwill is no longer amortized. The Company completed its transitional goodwill impairment test during the first quarter of 2002, which did not result in an impairment loss. The Company reviews the recoverability of goodwill annually by comparing the estimated fair values of reporting units (based on discounted cash flow analysis) with their respective net book values. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying value of goodwill over its implied fair value. The Company completed its annual impairment test as of September 30, 2003 and was not required to recognize a goodwill impairment charge. See Note 7.

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

        Pensions and other postretirement benefits.    The Company provides a number of retirement benefits to its employees, including defined benefit pension plans and post retirement medical plans. The Company accounts for these plans in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," respectively, and accordingly, the determination of benefit obligations and expense is based on actuarial models. In order to measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, expected return on plan assets and the assumed rate of compensation increases. In addition, retiree medical care cost trend rates are a key assumption used exclusively in determining costs under SFAS No. 106. Management reviews these critical assumptions at least annually. Other assumptions involve demographic factors such as the turnover, retirement and mortality rates. Management reviews these assumptions periodically and updates them when our experience deems it appropriate to do so.

        The discount rate is the rate at which the benefit obligations could be effectively settled and is based on the current yield of an index of high quality (Moody's Aa and above) corporate bonds. At December 31, 2003, the Company reduced the discount rate from 6.75% to 6.25% for its U.S. pension plans and postretirement medical plan. Reduction in the discount rate also occurred in non-U.S. countries, where the range of applicable discount rates at December 31, 2003 is 1.8%-8.0% versus a range of 2.0%-10.0% at December 31, 2002. As a sensitivity measure, the 50 basis point reduction in the discount rate will result in an increase in the 2004 U.S. pension expense (pre-tax) of approximately $1,300.

        In selecting an expected return on plan asset assumption, the Company considers the returns being earned by the plan assets in the fund, the rates of return expected to be available for reinvestment and long-term economic forecasts for the type of investments held by the plan. At January 1, 2004 the expected return on plan assets for the U.S. pension plans is 8.75%, which is unchanged from January 1, 2003. Outside the U.S. the range of applicable expected rates of return is 0.66%-8.0% as of January 1, 2004 versus a range of 2.0%-10.0% at January 1, 2003. The actual return on plan assets will vary from year to year versus this assumption. Although the actual return on plan assets will vary from year to year, the Company believes it is appropriate to use long-term expected forecasts in selecting its expected return on plan assets. As such, there can be no assurance that the Company's actual return on plan assets will approximate the long-term expected forecasts.

        At December 31, 2003, the Company's pension plans were under-funded by $17,758 on a projected benefit obligation basis. However, the Consolidated Financial Statements reflect a $48,868 net pension asset due to the fact that the Company has made significant contributions to its funded pension plans, which were in excess of the net periodic pension cost. Additional information on pension and other postretirement benefit plans is contained in Note 14.

        Foreign currency translation.    The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's Consolidated Financial Statements when translated into U.S. dollars. For all operations outside the United States of America where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of Shareholders' Equity, whereas transaction gains and losses are recognized in Other expense, net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are remeasured using end-of-period exchange rates, whereas non-monetary accounts are remeasured using historical exchange rates, and all remeasurement and transaction adjustments are recognized in Other expense, net.

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

        Stock-based compensation.    SFAS No. 123 requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. If the compensation cost for the Company's stock-based compensation plans was determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

		2003	2002	2001

Net Income:	As reported	$638,945	$266,115	$185,426
	Add: Stock-based employee compensation expense included in reported net income, net of tax	2,394	2,382	4,546
	Deduct: Total employee compensation expense under fair value method for all awards, net of tax	(23,168)	(26,721)	(59,934)

	Pro forma	$618,171	$241,776	$130,038

Earnings Per Share:
Basic	As reported	$2.61	$0.93	$0.63
	Pro forma	$2.52	$0.85	$0.44
Diluted	As reported	$2.58	$0.93	$0.62
	Pro forma	$2.50	$0.84	$0.43

        Legal costs.    Legal costs in connection with loss contingencies are expensed as incurred.

        Use of estimates.    The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The most significant estimates are made in the accounting for: allowances, depreciation and amortization, carrying value of investments, capitalized software costs, employee benefit plans, taxes including tax benefits and liabilities, reserves for severance, contingencies, the fair value of certain assets, salvage values of property and purchase price allocations. The accounting estimates used in the preparation of our Consolidated Financial Statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Actual results could differ from those estimates.

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

        Reclassifications.    Certain prior-year amounts have been reclassified to conform with the 2003 presentation.

Note 3. Summary of Recent Accounting Pronouncements

        In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses the accounting for costs to terminate a contract that is not a capital lease, costs to consolidate facilities and relocate employees, and involuntary termination benefits under one-time benefit arrangements that are not an ongoing benefit program or an individual deferred compensation contract. A liability for contract termination costs should be recognized and measured at fair value either when the contract is terminated or when the entity ceases to use the right conveyed by the contract. A liability for one-time termination benefits should be recognized and measured at fair value at the communication date if the employee would not be retained beyond a minimum retention period (i.e., either a legal notification period or 60 days, if no legal requirement exists). For employees retained beyond the minimum retention period, a liability should be accrued ratably over the future service period. The provisions of the statement were effective for disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN 45"). FIN 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The disclosure requirements of FIN 45 are effective for all financial statements issued after December 15, 2002. The provision for initial recognition and measurement of the liability has been applied to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 addresses the revenue recognition for arrangements with multiple deliverables. The deliverables in these arrangements must be divided into separate units of accounting when the individual deliverables have value to the customer on a stand-alone basis, there is objective and reliable evidence of the fair value of the undelivered elements, and, if the arrangement includes a general right to return the delivered element, delivery or performance of the undelivered element is considered probable. The relative fair value of each unit should be determined and the total consideration of the arrangement should be allocated among the individual units based on their fair value. EITF 00-21 was effective for revenue arrangements entered into after June 30, 2003. The adoption of EITF 00-21, effective July 1, 2003 did not have a material impact on the Company's financial position, results of operations or cash flows for the year ended December 31, 2003.

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

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," ("FIN 46"). FIN 46 requires all Variable Interest Entities ("VIEs") to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. In addition, FIN 46 expands disclosure requirements for both VIEs that are consolidated as well as VIEs from which the entity is the holder of a significant amount of the beneficial interest, but not the majority. In December 2003, the FASB issued Interpretation 46R, "Consolidation of Variable Interest Entities" (revised December 2003), ("FIN 46R") which further clarified the provisions of FIN 46 and delayed the effective date for applying the provisions of FIN 46 until the end of the first quarter of 2004 for interests held by public entities in VIEs or potential VIEs created before February 1, 2003. The adoption of FIN 46R did not have a material impact on the Company's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of SFAS No. 149 effective July 1, 2003 did not have a material impact on the Company's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an enterprise classifies and measures certain financial instruments that have characteristics of both liabilities and equity. SFAS No. 150 requires an enterprise to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 effective June 1, 2003 did not have a material impact on the Company's financial position, results of operations or cash flows through December 31, 2003.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employer's Disclosures about Pensions and Other Postretirement Benefits," an amendment of SFAS Nos. 87, 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits," and 106, and a revision of SFAS No. 132. SFAS No. 132 (revised 2003) requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans, but does not change the measurement or recognition of such plans. The new disclosure requirements contained in SFAS No. 132 (revised 2003) are effective for fiscal years ending after December 15, 2003, with a delayed effective date for certain disclosures, for foreign plans, and for non-public entities. The Company has adopted all aspects of SFAS No. 132 (revised 2003) for all foreign and non-foreign plans, with the exception of the estimated future benefit payment disclosure. This requirement is first effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132 (revised 2003) did not have a material impact on the Company's financial position, results of operations or cash flows for the year ended December 31, 2003.

        In January 2004, the FASB issued Staff Position No. ("FSP") FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." The Company has elected to defer the treatment of the new accounting requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in accordance with FSP FAS 106-1. All measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the plan. Specific authoritative guidance on the accounting for the Act is pending, and the guidance, when issued, could require the Company to change previously reported information.

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

Note 5. Acquisitions and Dispositions

Acquisitions

        The Company makes acquisitions in order to expand its products, services and geographic reach. During the year ended December 31, 2003, the Company completed seven acquisitions and one joint venture, for an aggregate cost of $69,950. These acquisitions were Data Niche Associates, Inc. (U.S.), Azyx Polska Geopharma Information Services, Sp.z.o.o. (Poland), Azyx Serviços de Geomarketing Farmacéutico, Ltda. (Portugal), Interpharma Asia Pacific's healthcare consulting business (China), Rx Canada, Inc. (Canada) MIS (MIS Adriatic d.o.o. za konzalting in Croatia, PharmMIS Bulgaria E.o.o.d. in Bulgaria and MIS ALPE ADRIA d.o.o., Ljubljana in Slovenia), SRL GYD Institut (France) and ORG IMS Research Private Limited (India). All 2003 acquisitions were accounted for under the purchase method of accounting. The aggregate purchase price for each acquisition has been allocated on a preliminary basis to the assets and liabilities acquired based on estimated fair values as of the closing date. The purchase price allocations will be finalized after completion of the valuation of certain assets and liabilities. Any adjustments resulting from the finalization of the purchase price allocations are not expected to have a material impact on the Company's results of operations. The Consolidated Financial Statements include the results of these acquired companies subsequent to the closing of the acquisitions. Had these acquisitions occurred as of January 1, 2003 or 2002, the impact on the Company's results of operations would not have been significant. Goodwill of approximately $45,047 was recorded in connection with these acquisitions, of which $26,990 is deductible for tax purposes.

        During 2002, the Company completed six acquisitions with an aggregate cost of $47,332. The 2002 acquisitions were: (a) Infoplex Durdaut & Jassmann GmbH (Germany), (b) Medcom Canada (Canada), (c) Marketing Initiatives, Inc. (U.S.), (d) Rosenblatt-Klauber Group (U.S. and Canada), (e) Battaerd Mansley PTY Limited (Australia) and (f) Medical Radar Limited (Sweden). Under the terms of these purchase agreements, the Company may be required to pay additional amounts as contingent consideration based on the achievement of certain targets during 2002 through 2007. Any additional payments will be recorded as goodwill in accordance with Emerging Issues Task Force ("EITF") Issue No. 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination." No amounts were earned under these agreements for the years ended December 31, 2002 and 2003. These acquisitions were recorded under the purchase method of accounting and the Company had preliminarily recorded a total of $44,230 in goodwill and intangible assets, including approximately $10,716 in customer relationships, as a result of these acquisitions. The intangible assets will be amortized over periods ranging from three to ten years. Had these acquisitions occurred as of January 1, 2002 or 2001, the impact on the Company's results of operations would not have been significant. Goodwill of approximately $21,437 was recorded in connection with these acquisitions, of which $11,886 is deductible for tax purposes.

        The Company completed its purchase price allocations during 2003 related to its acquisitions of Medcom Canada, Marketing Initiatives, Inc., Rosenblatt-Klauber Group, Battaerd Mansley PTY Limited and Medical Radar Limited, which closed during 2002. In addition, the Company made tax related and other acquisition related payments during 2003. Accordingly, additional goodwill of $5,507 was recorded during 2003 related to these acquisitions. This includes $4,901 related to the net deferred tax liabilities related to certain intangible assets.

        During 2002, the Company also finalized its purchase price allocation related to its acquisition of Cambridge Pharma Consultancy, Ltd. ("Cambridge"), which was acquired in December 2001. Accordingly, additional goodwill of $9,844 was recorded upon the finalization of the purchase price allocation, including $5,982 which related to the recognition of deferred tax liabilities related to certain intangible assets.

Dispositions

        During the year ended December 31, 2003, the Company and its venture capital funds sold investments with a cost basis of $441 and realized a net pre-tax gain of $3,547. These sales resulted in cash proceeds of $3,988. In addition, the Company recorded $655 of write-downs associated with other-than-temporary declines in the fair value of its venture capital investments. Furthermore, the Company's unrealized gains on available-for-sale securities increased by $549 since December 31, 2002.

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

Note 6. CTS Split-Off

        On February 6, 2003, the Company completed an exchange offer to distribute its majority interest in CTS. The Company exchanged 0.309 shares of CTS class B common shares for each share of the Company that was tendered. Under terms of the offer, the Company accepted 36,540 IMS common shares tendered in exchange for all 11,291 CTS common shares that the Company owned. As the offer was oversubscribed, the Company accepted tendered IMS shares on a pro-rata basis in proportion to the number of shares tendered. The proration factor was 21.115717%.

        As a result of this exchange offer, during 2003, the Company recorded a net gain from discontinued operations of $496,887. This gain was based on the Company's closing market price on February 6, 2003 multiplied by the 36,540 shares of IMS common shares accepted in the offer, net of the Company's carrying value of CTS and after deducting direct and incremental expenses related to the exchange offer.

        In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company recorded the results of CTS through the disposition date and the gain on disposal as income from discontinued operations net of income taxes in the Consolidated Statements of Income for 2003. The Company's share of CTS's assets and liabilities are presented as discontinued operations for all periods presented. The Company's share of CTS's results for all periods presented through the effective date of the exchange offer are presented as discontinued operations.

        If, contrary to expectations, the CTS distribution were not to qualify as tax free under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the Company based on the difference between (x) the fair market value of the CTS class B common stock at the time of the exchange offer and (y) the Company's adjusted tax basis in such class B common stock. Pursuant to the distribution agreement entered into between the Company and CTS in connection with the distribution, CTS agreed to indemnify the Company in the event the transaction is taxable as a result of a breach of certain representations made by CTS, subject to certain exceptions. In the opinion of management and based on the opinion of tax counsel, McDermott, Will & Emery, it is not probable, but may be reasonably possible, that the Company will incur liability for this matter. The Company estimates that the aggregate tax liability in this regard is not expected to exceed $215,725.

        During the first quarter of 2003, the Company recorded direct and incremental costs related to the CTS Split-Off of approximately $17,300, consisting primarily of investment advisor, legal and accounting fees. During the fourth quarter of 2003, the Company reversed $1,834 of expenses as a true-up of actual costs incurred. This reversal resulted in an increase to the gain from discontinued operations of $1,834.

Note 7. Goodwill and Intangible Assets

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

        Net income and earnings per share for the year ended December 31, 2001, adjusted to exclude goodwill amortization expense are as follows:

Year Ended December 31, 2001

Net Income:
Reported net income	$185,426
Goodwill amortization	10,316
Equity method goodwill amortization (TriZetto)	7,198

Adjusted Net Income	$202,940

Basic Earnings Per Share of Common Stock:
Reported basic earnings per share of common stock	$0.63
Goodwill amortization	0.04
Equity method goodwill amortization (TriZetto)	0.02

Adjusted Basic Earnings Per Share of Common Stock	$0.69

Diluted Earnings Per Share of Common Stock:
Reported diluted earnings per share of common stock	$0.62
Goodwill amortization	0.04
Equity method goodwill amortization (TriZetto)	0.02

Adjusted Diluted Earnings Per Share of Common Stock	$0.68

        During the year ended December 31, 2003, the Company recorded additional goodwill of $45,047 (see Note 5). As of December 31, 2003, goodwill amounted to $247,958.

        All of the Company's acquired intangibles are subject to amortization. Intangible asset amortization expense was $9,202 and $3,208 during the years ended December 31, 2003 and 2002, respectively. At December 31, 2003, intangible assets were primarily composed of Customer Relationships, Databases and Trade Names (principally included in Other assets) and Computer software. The gross carrying amounts and related accumulated amortization of these intangibles were $61,944 and $12,410, respectively, at December 31, 2003 and $41,323 and $3,208, respectively, at December 31, 2002. These intangibles are amortized over periods ranging from two to fifteen years with a weighted average life of 7.4 years. The weighted average amortization periods of the acquired intangibles by asset class are listed in the following table:

Intangible Asset Type	Weighted average amortization (years) period

Customer Relationships	8.0
Computer Software and Algorithms	10.2
Databases	4.9
Trade Names	3.7
Other	4.5
Weighted average	7.4

        Customer relationships accounted for the largest portion of the Company's acquired intangibles at December 31, 2003. In accordance with the principles of SFAS No. 142 and Statement of Financial Accounting Concepts No. 7, "Using Cash Flow Information and Present Value in Accounting Measurements," when determining the value of customer relationships for purposes of allocating the purchase price of an acquisition, the Company looks at existing customer contracts of the acquired business to determine if they represent a reliable future source of income and hence, a valuable intangible asset for the Company. The Company determines the fair value of the customer relationships based on the estimated future benefits the Company expects from the acquired customer contracts. In performing its evaluation and estimation of the useful life of customer relationships, the Company looks to the historical growth rate of revenue of the acquired company's existing customers as well as the historical attrition rates.

        Amortization expense associated with intangible assets at December 31, 2003 is estimated to be approximately $10,000 for each year beginning in 2004 through 2008.

Note 8. Severance, Impairment and Other Charges

        During the three months ended March 31, 2003, the Company recorded $37,220 of Severance, impairment and other charges (the "first quarter charge") as a component of operating income. These charges were designed to further streamline operations and increase productivity through a worldwide reduction in headcount of approximately 80 employees and charges related to impaired contracts and assets. The contract-related charges were for impaired data supply and data processing contacts primarily in the Company's U.S. and Japanese operations. The asset write-down portion of the first quarter charge related to the Company's decision to abandon certain products and as such, certain computer software primarily in the U.S., Japan and Europe was written-down to its net realizable value.

	Severance related charges	Contract related charges	Asset write-downs	Total

Charge at March 31, 2003	$9,958	$22,307	$4,955	$37,220
Utilization	(6,197)	(7,047)	(6,634)	(19,878)
Adjustments	(1,746)	67	1,679	—

Balance at December 31, 2003	$2,015	$15,327	$0	$17,342

        Approximately $9,958 of the first quarter charge related to a worldwide reduction in headcount of approximately 80 employees. These severance benefits were calculated pursuant to the terms of established employee protection plans, in accordance with local statutory minimum requirements or individual employee contracts, as applicable.

        The cash portion of the first quarter charge amounted to $30,586, of which the Company paid approximately $13,244 during 2003 related primarily to employee termination benefits and contract-related charges. The remaining accrual of $17,342 at December 31, 2003 relates to lease obligations and continuing payments related to employee termination benefits.

        The Company expects that cash outlays will be applied against the $17,342 balance remaining in the first quarter charge at December 31, 2003 as follows:

Year Ended December 31,	Cash Outlays

2004	$5,892
2005	7,917
2006	923
2007	752
2008	228
Thereafter	1,630

Total	$17,342

        During the nine months ended December 31, 2003, the Company reversed approximately $1,750 of severance related charges originally included in the first quarter charge due to the Company's refinement of estimates. The Company also recorded additional charges during 2003 of approximately $1,700 related primarily to a software impairment.

        During the fourth quarter of 2001, the Company completed the assessment of its Competitive Fitness Program (the "Program"). This program was designed to streamline operations, increase productivity, and improve client service. In connection with this program, the Company recorded $94,616 of Severance, impairment and other charges during the fourth quarter of 2001 as a component of operating income.

	Severance related charges	Contract related charges	Asset write-downs	Total

Charge at December 31, 2001	$39,652	$26,324	$28,640	$94,616
2001 utilization	(3,692)	(6,663)	(27,887)	(38,242)
2002 utilization	(26,277)	(9,819)	(1,474)	(37,570)
2003 utilization	(6,384)	(2,720)	(241)	(9,345)
Adjustments	(688)	(274)	962	—

Balance at December 31, 2003	$2,611	$6,848	$0	$9,459

        Approximately $39,652 was charged to expense in the fourth quarter of 2001 related to a worldwide reduction in headcount. This included $33,376 of severance benefits that were calculated pursuant to the terms of established employee protection plans in accordance with local statutory minimum requirements or individual employee contracts, as applicable. This also included $6,277 of severance benefits for approximately 175 employees that were recorded as part of the Program in accordance with EITF Statement No. 94-3, "Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)." No material cash payments were made against the accrual prior to December 31, 2001.

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

        Approximately $17,170 of the 2001 charge relates to GIC and resulted from the Company's decision to exit the GIC relationship and accelerate the transition of certain data processing functions that were rendered by GIC to the IMS Global Data Center. Of the total GIC charge, approximately $14,600 is for lease and other asset impairments with the remaining balance of $2,570 representing contract termination payments to be made to GIC.

        As of December 31, 2003, the Company paid approximately $55,555 under the Program. Total terminations under the Program were 535. Although the total number of terminations from the Program was lower than the original plan by approximately 18%, due to a change in the mix of actual employee terminations, the Company has experienced a higher level of severance costs per employee, thereby offsetting any cost savings from fewer actual terminations. As expected, all actions under the Program were completed by December 31, 2002. The remaining accrual of $9,459 at December 31, 2003 related primarily to a facility shutdown and employee termination payments.

        The adjusted cash portion of the 2001 charge amounted to $65,014, primarily for severance payments and contract terminations. The non-cash portion amounted to $29,602 and is composed primarily of asset write-offs. The Company expects that cash outlays will be applied against the $9,459 balance remaining in the Program at December 31, 2003 as follows:

Year Ended December 31,	Cash Outlays

2004	$3,802
2005	1,754
2006	1,754
2007	2,149

Total	$9,459

        The Company expects that future results will benefit from the Program and the first quarter charge to the extent of the contract-related charges and asset write-downs primarily through 2007. The Company's severance actions related to a shifting of resources around the Company and as such are not expected to generate material cost savings. The income statement lines that will be impacted in future periods are Operating costs for the contract-related charges and Depreciation and amortization for the asset write-downs. However, the Company does not expect a material impact on future cash flows due to the fact that the Company is still contractually obligated to continue to make payments under impaired contracts.

Note 9. Terminated Transaction Costs

        During fourth quarter of 2001, the Company terminated negotiations to dispose of one of its product lines and decided to retain and continue operating it. In connection with this terminated transaction, the Company recorded Terminated transaction costs of $6,457, relating primarily to legal and accounting services.

Note 10. Minority Interests

        The Company consolidates the assets, liabilities, results of operations and cash flows of businesses and investments over which it has control. Third parties' ownership interests are reflected as minority interests on the Company's financial statements. Two of the Company's subsidiaries contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In 1997, third-party investors contributed $100,000 to the partnership in exchange for minority ownership interests. The Company and its subsidiaries maintain a controlling (91%) interest in the partnership. Under the terms of the partnership agreements, the third-party investors have the right to take steps that would result in the liquidation of their partnership interest on June 30, 2006.

        Minority interest related to these subsidiaries of $7,579, $10,539 and $10,232 was recorded in Other expense, net on the Consolidated Statements of Income in 2003, 2002 and 2001, respectively.

Note 11. Investments in Equity Investees

        The Company's share of the adjusted operating results of TriZetto for the years ended December 31, 2003, 2002 and 2001, amounted to a loss of $4,248 (net of a deferred tax benefit of $2,740), $873 (net of a deferred tax benefit of $563) and $6,985 (net of a deferred tax benefit of $4,504), respectively.

        The investment in TriZetto is accounted for under the equity method of accounting. Following an initial decline in the market value of TriZetto stock below cost in the latter part of the second quarter of 2002, the Company performed, and continues to perform, a periodic assessment in accordance with its policy to determine whether an other-than-temporary decline in fair value has occurred. An impairment charge of $26,118, net of taxes of $16,832, was recorded in the fourth quarter of 2002 to write down the Company's investment in TriZetto following the continued significant decline in the market value of TriZetto shares below the Company's carrying value, including a further substantial decline subsequent to December 31, 2002, which was not considered by the Company in determining the amount of the impairment as of December 31, 2002. As of December 31, 2002, TriZetto shares closed at $6.14 compared to the Company's book value per share of $9.68, prior to the impairment charge being recorded. The impairment charge recorded brought the Company's book value in TriZetto down to TriZetto's December 31, 2002 market value.

        Following this initial decline in the market value of TriZetto stock below cost in the latter part of the second quarter of 2002, the Company performed, and continues to perform, a periodic assessment in accordance with its policy to determine whether an other-than-temporary decline in fair value has occurred. An impairment charge of $14,842, net of taxes of $9,565, was recorded in the first quarter of 2003, to write down the Company's investment in TriZetto following the continued significant decline in the market value of TriZetto shares below the Company's carrying value. The Company concluded that these declines are other-than-temporary in accordance with Staff Accounting Bulletin ("SAB") No. 59, "Views on Accounting for Noncurrent Marketable Equity Securities," and the impairment charge recorded brought the Company's book value in TriZetto down to TriZetto's March 31, 2003 market value. As of December 31, 2003, TriZetto shares closed at $6.45 compared to the Company's carrying value per share of $3.52.

        The issuance by TriZetto of shares of common stock resulted in losses of $420, $951 and $6,679, including taxes of $164, $377 and $2,618, recorded in the years ended December 31, 2003, 2002 and 2001, respectively. These shares were issued primarily for stock option exercises and other equity issuances. This resulted in the reduction of the Company's ownership stake from approximately 33.2% on December 31, 2000 to approximately 25.9% on December 31, 2003. The resulting loss has been recognized in the Consolidated Statements of Income within Gain (loss) on issuance of investees' stock, net, in accordance with SAB No. 51.

Note 12. Securities and Other Investments

Securities

        Securities and other investments include the Company's investments in: a) publicly traded marketable securities; b) direct equity investments in private companies, and c) limited partner interests in venture capital partnerships.

        Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported within Other Comprehensive Income as a component of Shareholders' Equity. Typically these securities are distributed to the Company from venture capital partnerships in which it invests. The cost and estimated fair value of these securities were, $1,783 and $2,847, respectively, at December 31, 2003, and $2,581 and $2,800, respectively, at December 31, 2002.

        Direct equity investments in private companies and limited partner interests in venture capital partnerships are carried in the financial statements at cost, which was $11,393 at December 31, 2003 and $14,854 at December 31, 2002. On a quarterly basis, the Company monitors the realizable value of these investments and makes appropriate reductions in their carrying values when a decline in value is deemed to be other-than-temporary. During the fourth quarter of 2001 the Company re-assessed the Enterprises portfolio as a non-strategic asset. The Company refined its estimation approach related to assessment of the other-than-temporary decline in the fair value of the investments in the venture capital partnerships. It changed its estimation from evaluating the recoverability of the portfolio of each venture capital partnership in the aggregate to evaluating the underlying securities in each partnership on an individual basis.

        After a comprehensive review of the publicly traded marketable securities and of the operating results, financial position and future prospects of the investments made by the partnerships, management concluded that the declines in the value of the investments were other-than-temporary in nature and charges of $655 and $9,562 for the years ended December 31, 2003 and 2002, respectively, have been included in Gains (losses) from investments, net in the Consolidated Statements of Income.

        During 2003 the Company sold securities from its available-for-sale portfolio and recorded a net pre-tax gain of $983. The Company recorded $17,909 and $1,082 of net pre-tax gains from its available-for-sale securities during 2002 and 2001, respectively. These amounts were recorded in Gains (losses) from investments, net in the Consolidated Statements of Income.

Other Investments

        On February 17, 2000, the Company announced an alliance with and strategic investment in Allscripts to develop and market new internet-based information healthcare solutions for the pharmaceutical industry. In conjunction with the agreement the Company made a private equity investment of $10,000 to acquire 215 shares of Allscripts common stock.

        During the fourth quarter of 2000, the Company determined the decline in value of its investment in Allscripts to be other-than-temporary. As a result, the Company incurred an impairment charge of $8,045, which was included as part of the Severance, impairment and other charges. In addition, during the third and fourth quarters of 2001 the Company determined that Allscripts had sustained a further other-than-temporary decline and reduced its carrying basis of Allscripts by an additional $1,258. This amount was charged to Gains (losses) from investments, net in the Consolidated Statements of Income.

Note 13. Financial Instruments

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

        It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes. The principal currencies hedged are the Euro, the Japanese Yen, the British Pound, the Swiss Franc and the Canadian Dollar.

        The impact of foreign exchange risk management activities on pre-tax income in 2003 was a net loss of $18,974, and a net gain (loss) in 2002 and 2001 of $(10,101) and $4,955, respectively. In addition, at December 31, 2003, the Company had approximately $154,391 in foreign exchange forward contracts outstanding with various expiration dates through March 2004 relating to non-functional currency assets and liabilities. Foreign exchange forward contracts are recorded at estimated fair value. The estimated fair values of the forward contracts are based on quoted market prices. Unrealized and realized gains and losses on these contracts are not deferred and are included in the Consolidated Statements of Income in Other expense, net.

Fair Value of Financial Instruments

        At December 31, 2003, the Company's financial instruments included cash, cash equivalents, short-term marketable securities, receivables, accounts payable, short-tem debt, long-term debt and foreign currency forward contracts. At December 31, 2003, the fair values of cash, cash equivalents, receivables, accounts payable and short-term debt approximated carrying values due to the short-term nature of these instruments. The contractual value of the Company's foreign currency forward contracts was approximately $154,391 at December 31, 2003, and all contracts mature in 2004. The estimated fair values of the forward contracts were determined based on quoted market prices.

Credit Concentrations

        The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 2003 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

        The Company maintains accounts receivable balances ($271,268 and $215,868, net of allowances, at December 31, 2003 and 2002, respectively—see Note 20), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 2003 due to the high quality of its customers and their dispersion across many geographic areas.

Lines of Credit

        Management believes that our current leverage appropriately balances our intent to generate an attractive cost of capital for the Company with providing the Company with a reasonable amount of financial flexibility. The strong cash flow characteristics of our business model and the unused debt capacity for additional leverage provide the Company with the ability to flexibly manage future cash requirements of our business.

        The Company has borrowing arrangements with several domestic and international banks to provide lines of credit up to $662,500 at December 31, 2003. Total borrowings under these existing lines totaled $407,600 and $523,900 at December 31, 2003 and 2002, respectively. In general, the terms of these lines of credit give the Company the option to borrow at an interest rate equal to LIBOR plus 37.5 basis points for short-term lines and LIBOR plus 65.0 basis points for long-term lines. The weighted average interest rates for the short-term lines were 1.61% and 1.99% at December 31, 2003 and 2002, respectively. The weighted average interest rates for the long-term lines were 1.84% and 2.21% at December 31, 2003 and 2002, respectively.

        The Company defines long-term lines as those where the lines are non-cancelable for more than 365 days from the balance sheet date by the financial institutions except for specified violations of the provisions of the agreement. The commitment fee associated with the unused short-term lines of credit is 22.5 basis points per year, increasing to 28.75 basis points per year if the facilities are less than 50% utilized. Under the long-term lines the commitment fee is 52.5 basis points on the unused portion per year. The Company currently expects that it will be able to renegotiate the short-term debt on commercially reasonable terms prior to maturity.

        Total debt of $561,991 and $529,812 at December 31, 2003 and 2002, respectively, included $150,000 of five-year private placement debt (as further discussed below) at December 31, 2003, and $2,341 and $5,912 at December 31, 2003 and 2002, respectively, related primarily to cash overdrafts, certain capital leases, mortgages and an adjustment to the carrying amount of fair value hedged debt.

        During the fourth quarter of 2001, the Company renegotiated with several banks and entered into three-year lines of credit for borrowings of up to $175,000. Borrowings under these three-year facilities are short-term in nature; however, the Company had the ability and the intent to refinance the short-term borrowings as they come due through December 2004. As such, at December 31, 2002, the Company reclassified $175,000 of its then outstanding debt as long-term debt pursuant to the provisions of SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced." Borrowings have maturity dates of up to 90 days from their inception. At December 31, 2003, borrowings were recorded as short-term within the Consolidated Statement of Financial Position as these lines mature during 2004.

        In March and April 2002, the Company entered into interest rate swaps on a portion of its variable rate debt portfolio. These arrangements convert the variable interest rates to a fixed interest rate on a notional amount of $75,000 and mature at various times from March 2005 through April 2006. The fixed rates range from 4.05% to 5.08%. The interest rate swaps are accounted for as cash flow hedges and any changes in fair value are recorded in Other Comprehensive Income, in the Consolidated Statements of Shareholders' Equity. The fair values are determined based on estimated prices quoted by financial institutions. The mark-to-market adjustment for the year ended December 31, 2003 was an unrealized net loss of $842.

        In January 2003, the Company closed a private placement transaction pursuant to which the Company issued $150,000 of five-year debt to several highly rated insurance companies at a fixed rate of 4.60%. The proceeds were used to pay down short-term debt. At December 31, 2002, the Company reclassified $150,000 of its short-term debt outstanding as long-term debt in accordance with the provisions of SFAS No. 6. The Company also swapped $100,000 of its fixed rate debt to floating rate based on six-month LIBOR plus a margin of approximately 107 basis points. These swaps have been accounted for as fair value hedges under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The fair values are determined based on estimated prices quoted by financial institutions. The fair value adjustment for the year ended December 31, 2003 was an increase in the private placement of $2,050.

        The Company's financing arrangements provide for certain covenants and events of default customary for similar instruments, including in the case of its main bank arrangements and the 2003 private placement transaction, covenants to maintain specific ratios of consolidated total indebtedness to EBITDA and of EBITDA to certain fixed charges. At December 31, 2003, the Company was in compliance with these financial debt covenants and anticipates that it will remain in compliance with the covenants over the term of the borrowing arrangements.

Note 14. Pension and Postretirement Benefits

        The Company sponsors both funded and unfunded defined benefit pension plans. These plans provide benefits based on various criteria, including, but not limited to, years of service and salary.

        The Company also sponsors an unfunded postretirement benefit plan in the United States that provides health and prescription drug benefits to retirees who meet the eligibility requirements.

        The Company has elected to defer the treatment of the new accounting requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in accordance with the FASB Staff Position No. FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." All measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the plan. Specific authoritative guidance on the accounting for the Act is pending, and the guidance, when issued, could require the Company to change previously reported information.

        The Company uses a December 31 measurement date for the majority of its plans. The Company aggregates the disclosures of its U.S. and non-U.S. plans because the material assumptions used for such plans are similar.

	Pension Benefits		Other Benefits

Obligations and Funded Status at December 31,
	2003	2002	2003	2002

Change in benefit obligation
Benefit obligation at beginning of year	$196,108	$167,000	$11,570	$13,090
Service cost	9,048	7,332	143	390
Interest cost	10,997	10,139	762	880
Foreign currency exchange adjustment	10,088	7,754	—	—
Amendments	—	—	—	(4,550)
Plan participants' contributions	1,005	664	202	90
Actuarial loss	12,325	10,159	612	2,470
Benefits paid	(6,941)	(7,219)	(751)	(800)
Other	0	279	—	—

Benefit obligation at end of year	$232,630	$196,108	$12,538	$11,570

Change in plan assets
Fair value of plan assets at beginning of year	$151,099	$152,325	$—	$—
Actual return on assets	31,791	(20,056)	—	—
Foreign currency exchange adjustment	6,553	5,771	—	—
Employer contributions	31,365	19,108	549	710
Plan participants' contributions	1,005	664	202	90
Benefits paid	(6,941)	(7,219)	(751)	(800)
Other	0	506	—	—

Fair value of plan assets at end of year	$214,872	$151,099	$—	$—

Funded status	$(17,758)	$(45,009)	$(12,538)	$(11,570)
Unrecognized actuarial loss	67,232	67,402	4,841	4,680
Unrecognized prior service cost	(505)	(695)	(2,182)	(3,170)
Unrecognized net transition asset	(101)	(28)	—	—

Net amount recognized	$48,868	$21,670	$(9,879)	$(10,060)

Amounts recognized in the Consolidated Statements of Financial Position consist of:
Prepaid benefit cost (Other current assets)	$80,750	$54,915	$—	$—
Accrued benefit liability (Postretirement and postemployment benefits)	(66,564)	(59,709)	(9,879)	(10,060)
Intangible asset (Other assets)	577	644	—	—
Accumulated other comprehensive income (Minimum pension liability)	34,105	25,820	—	—

Net amount recognized	$48,868	$21,670	$(9,879)	$(10,060)

        The accumulated benefit obligation for all defined benefit pension plans was $219,127 and $178,946 at December 31, 2003, and 2002, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets as of December 31,	2003	2002

Projected benefit obligation	$148,935	$119,323
Accumulated benefit obligation	$136,665	$107,641
Fair value of plan assets	$84,663	$61,886
	Pension Benefits			Other Benefits
Components of Net Periodic Benefit Cost for years ended December 31,
	2003	2002	2001	2003	2002	2001

Service cost	$9,048	$7,332	$7,888	$143	$390	$550
Interest cost	10,997	10,139	9,793	762	880	870
Expected return on plan assets	(14,329)	(13,787)	(12,708)	—	—	—
Amortization of prior service cost (credit)	(137)	(153)	(196)	(988)	(590)	(130)
Amortization of transition obligation	41	281	485	—	—	—
Amortization of net (gain) loss	1,695	404	(208)	451	310	130
Curtailment charge (credit)	—	—	—	—	(860)	—

Net periodic benefit cost	$7,315	$4,216	$5,054	$368	$130	$1,420

	Pension Benefits		Other Benefits
Additional Information as of December 31,	2003	2002	2003	2002

Increase in minimum liability included in other comprehensive income	$8,285	$22,074	n/a	n/a

Assumptions

	Pension Benefits		Other Benefits
Weighted average assumptions used to determine benefit obligations at December 31,
	2003	2002	2003	2002

Discount rate	5.77%	6.14%	6.25%	6.75%
Rate of compensation increase	3.68%	3.71%	n/a	n/a
	Pension Benefits		Other Benefits
Weighted average assumptions used to determined net periodic benefit cost for years ended December 31,
	2003	2002	2003	2002

Discount rate	6.14%	6.62%	6.75%	7.25%
Expected long-term return on plan assets	8.14%	8.76%	n/a	n/a
Rate of compensation increase	3.71%	3.89%	n/a	n/a

        When selecting an expected long-term return on plan assets, the Company considers current capital market conditions, historical performance, and economic forecasts for the major asset classes. The Company reviews the long-term assumptions on an annual basis.

Assumed health care cost trend rates at December 31,	2003	2002

Health care cost trend rate assumed for next year	10.0%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2011	2011

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease

Effect on total of service and interest cost	$84	$(72)
Effect on postretirement benefit obligation	$790	$(710)

Plan Assets

        The Company's pension plan weighted average asset allocations at December 31, 2003, and 2002, by asset category are as follows:

	Plan Assets at December 31,
Asset Category	2003	2002

Equity securities	72%	62%
Debt securities	27	36
Real estate	0	0
Other	1	2

Total	100%	100%

        The target asset allocation for the Company's pension plans is as follows:

Asset Category	2004

Equity securities	70—75%
Debt securities	20—30%
Other	0—5%

        The Company invests primarily in equity and debt securities that are within prudent levels of risk and provide for necessary liquidity requirements. The long-term objectives are to invest in vehicles that provide a return that both limits the risk of plan assets failing to meet associated liabilities and minimizes long-term expense. The majority of the Company's plan assets are measured quarterly against benchmarks established by our investment advisors, and the Company's Asset Management Committee, who has the authority to recommend changes as deemed appropriate, reviews actual performance. The Company periodically conducts asset liability modeling studies to ensure that the investment strategy is aligned with the obligations of the plans and that the assets will generate income and capital growth to meet the cost of current and future benefits that the plans provide. The pension plans do not include investments in Company stock at December 31, 2003 or 2002.

        Contributions.    The Company expects to contribute approximately $20,000 to its pension plans in 2004 and $646 to its other postretirement benefit plan.

        Plans accounted for under APB Opinion No. 12, "Omnibus Opinion—1967".    The Company provides certain executives with supplemental pension benefits in accordance with their individual employment arrangements. As individual arrangements, these pension benefits are accounted for under APB Opinion No. 12 (which addresses accounting for deferred compensation contracts) and not SFAS No. 87, and as a result, the tables of this Note 14 do not include the Company's expense or obligation associated with providing these benefits. The Company's obligation for these unfunded arrangements was $10,790 at December 31, 2003 and $8,014 at December 31, 2002. Annual expense was $2,532 in 2003 and $2,083 in 2002. The discount rate and rate of compensation increase used to measure year-end obligations was 6.25% and 5.00%, respectively as of December 31, 2003 and 6.75% and 5.00%, respectively as of December 31, 2002.

        Defined Contribution Plans.    Certain employees of the Company in the United States of America are eligible to participate in the Company sponsored defined contribution plan. The Company makes a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $2,556, $2,140 and $2,452 for the years ended December 31, 2003, 2002 and 2001, respectively. Approximately 6% and 5% of total plan assets were invested in Company stock at December 31, 2003 and 2002, respectively.

        There are additional Company sponsored defined contribution arrangements for employees of the Company residing in countries other than the United States. The Company is required to make contributions based on the specific requirements of the plans. The Company's expense related to these plans was $2,061, $816 and $1,307 for the years ended December 31, 2003, 2002 and 2001, respectively. None of the plan assets were invested in Company stock at any time during 2003 or 2002.

        During the third quarter of 2003, the District Court in the Southern District of Illinois (in the case of Cooper v. International Business Machines, "IBM" Personal Pension Plan) found that cash balance pension plans are age discriminatory and, therefore, violate the Employee Retirement Income Security Act of 1974. While this ruling applies solely to the IBM Personal Pension Plan, the Company, as the sponsor of a cash balance pension plan in the United States, will monitor this case as it proceeds through the appeals process.

Note 15. Employee Stock Plans

        The Company maintains three Employees' Stock Incentive Plans, which provide for the grant of stock options, restricted stock and restricted stock units to eligible employees. At December 31, 2003, there were 52,579 shares of common stock reserved for issuance under all of the Company's stock plans of which, 14,616 shares are still available for future grants. Common stock reserved for issuance includes 18,448 shares from the 2000 Stock Incentive Plan, which the Board of Directors approved during 2000, 29,784 shares from the

1998 Employees' Stock Incentive Plan, which was approved by the shareholders during 1998, 3,437 shares from the 1998 Employees' Stock Purchase Plan, which was approved by the shareholders during 1998, and 910 shares from the 1998 Non-Employee Directors' Stock Incentive Plan, 410 shares of which were approved by the shareholders during 1998 and an additional 500 of which were approved by the shareholders in May 2003. Generally, options vest proportionally over three years for employees and one to three years for non-employee directors and have an exercise price equal to the fair market value of the common stock on the date of the grant. Certain grants permit accelerated vesting if specified performance targets are achieved. Options granted to the Company's employees must be exercised five, seven or ten years from the date of grant. The vesting period and option term for grants to employees is at the discretion of the Compensation and Benefits Committee of the Board of Directors.

        The Company granted 124 restricted stock units in 2003. The grants had a nominal value of $2,172, a weighted average grant price of $17.56 and vest over a one to two year period.

        The Company amended its Employee Stock Purchase Plan in 2001 to allow employees to purchase a limited amount of common stock at the end of each six-month period at a price equal to the lesser of 85% of fair market value on (a) the first trading day of the period, or (b) the last trading day of the period. Fair market value is defined as the average of the high and low prices of the shares on the relevant day. The Plan was originally adopted in 1998 with a quarterly purchase period and a price equal to the lesser of 90% of the fair market value on the first trading day or the last trading day of the period.

        SFAS No. 123 requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. In accordance with APB Opinion No. 25, the Company recognized no compensation cost in 2003 for the fixed stock option plans, $3,134 for restricted stock units, and $115 for Board of Directors purchased stock options and deferred stock. Compensation cost was recognized in 2002 and 2001 of $403 and $2,100 for the fixed stock option plans (primarily relating to vesting accelerations of certain employee stock options prior to termination), $2,695 and $3,989 respectively, for restricted stock units, and $134 and $81 respectively for Board of Directors deferred stock options and deferred stock units.

        The fair value of the Company's stock options used to compute pro forma net income and earnings per share is the estimated fair value at grant date using the Black-Scholes option pricing model. The following weighted average assumptions were used for the periods ended December 31:

	2003	2002	2001

Expected term	3.00 years	3.00 years	2.98 years
Risk-free interest rate	1.7%	3.4%	4.1%
Dividend yield	0.3%	0.3%	0.3%
Expected volatility	36.0%	36.0%	38.0%

        The weighted average fair values of the Company's stock options granted in 2003, 2002 and 2001 were $4.29, $4.84, and $7.20 per share, respectively.

        The following table summarizes the Company's stock option activity for each of the three years ended December 31:

	Stock Options	Weighted Average Per Share Exercise Price

Options Outstanding, December 31, 2000	45,931	$20.40

Granted	4,279	$24.25
Exercised	(14,566)	$16.88
Expired/Terminated	(3,137)	$24.22

Options Outstanding, December 31, 2001	32,507	$22.12

Granted	6,525	$17.69
Exercised	(991)	$16.20
Expired/Terminated	(2,996)	$22.72

Options Outstanding, December 31, 2002	35,045	$21.41

Granted	6,246	$16.28
Exercised	(3,160)	$16.88
Expired/Terminated	(1,110)	$22.85

Options Outstanding, December 31, 2003	37,021	$20.89

        The following table summarizes significant ranges of outstanding and exercisable options of the Company at December 31, 2003:

				Weighted Average Option Exercise Prices
			Remaining Contractual Life
Range of Exercise Prices	Number Outstanding	Number Exercisable
				Outstanding	Exercisable

$12.00-$14.93	387	123	5.4 years	$13.91	$13.57
$15.21-$16.83	12,423	6,514	4.7 years	$16.02	$16.00
$17.33-$20.52	10,784	6,843	5.4 years	$19.16	$19.85
$20.65-$26.99	6,873	5,612	4.9 years	$24.15	$24.25
$27.09-$29.90	2,229	2,143	4.9 years	$29.05	$29.10
$30.39-$31.15	4,325	4,325	5.0 years	$30.42	$30.42

	37,021	25,560

        On February 6, 2003, the Company distributed its majority interest in CTS through an exchange offer (see Note 6). The pro forma compensation expense reported for 2003, 2002 and 2001, includes expense related to CTS option grants through the date of distribution.

Note 16. Income Taxes

        Income (loss) from continuing operations before provision for income taxes consisted of:

	2003	2002	2001

U.S.	$119,836	$142,046	$(3,472)
Non-U.S.	204,487	236,707	155,918

	$324,323	$378,753	$152,446

        The provision (benefit) for income taxes consisted of:

	2003	2002	2001

U.S. Federal and State:
Current	$107,183	$17,989	$(5,582)
Deferred	15,739	23,262	(8,926)

	$122,922	$41,251	$(14,508)

Non-U.S.:
Current	$29,722	$41,521	$31,837
Deferred	13,310	32,192	6,653

	43,032	73,713	38,490

Total	$165,954	$114,964	$23,982

        The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

	2003	2002	2001

Tax Expense at Statutory Rate	35.0%	35.0%	35.0%
State and Local Income Taxes, net of Federal Tax Benefit	0.6	0.7	0.7
Impact of Non-U.S. Tax Rates and Credit	(4.7)	(3.3)	(2.4)
Non-U.S. Tax Liabilities	(4.3)	0.2	1.6
Amortizable Non-U.S. Intangibles	0.0	0.0	(9.6)
Non-Deductible Goodwill Amortization	0.0	0.0	1.9
D&B Legacy Tax Matters	22.5	0.0	(13.8)
Other, net	2.1	(2.2)	2.3

Total Taxes	51.2%	30.4%	15.7%

        In 2003, the Company's effective tax rate of 51.2% was impacted by approximately $69,600 due to the Company's reassessment, based on information received in April 2003, of its potential liability associated with certain D&B Legacy Tax Matters and related subsequent transactions. This is more fully described in Note 19. Further, the effective tax rate was affected by the favorable settlement of a non-U.S. audit which approximated $13,900. The Company's 2002 effective tax rate of 30.4% was impacted by true-ups of current and deferred income tax liabilities. The Company's 2001 effective tax rate of 15.7% reflected the financial statement impact of the expiration, without adjustment, on September 30, 2001, of the statute of limitations on a certain previously-reserved-for D&B Legacy Tax Matters, as defined in Note 19, (approximately $21,033), and the recognition of additional tax benefits arising from a 1998 non-U.S. reorganization which gave rise to tax deductible amortization of non-U.S intangible assets (approximately $14,660), resulting from the reassessment of the tax benefits from this reorganization following certain new non-U.S. tax legislation enacted at the end of the first quarter of 2001.

        The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

	2003	2002

Deferred Tax Assets:
Non-U.S. Intangibles	$60,052	$53,507
Securities and Other Investments	14,946	14,566
Net Operating Losses	12,788	16,068
Employee Benefits	3,785	9,867
Accrued Liabilities	2,904	6,633
TriZetto Equity Investment	1,074	—

	95,549	100,641
Valuation Allowance	(9,146)	(9,155)

	86,403	91,486

Deferred Tax Liabilities:
Computer Software	(63,519)	(56,128)
Deferred Revenues	(20,809)	(16,772)
TriZetto Equity Investment	—	(12,555)
Depreciation	(2,050)	(8,062)
Other	(4,973)	(1,761)

	(91,351)	(95,278)

Net Deferred Tax Liability	$(4,948)	$(3,792)

        In connection with the tax-free TriZetto acquisition, the Company has a deferred tax asset/(liability) of $1,074, $(12,555) and $(30,178) for 2003, 2002 and 2001, respectively, on the difference between the substituted tax basis and the equity investment in TriZetto in accordance with SFAS No. 109, "Accounting for Income Taxes." This deferred tax asset/(liability) is included in TriZetto equity investment above.

        The 2003 and 2002 net deferred tax liability consists of a current deferred tax asset of $34,659 and $33,042, a non-current deferred tax asset of $61,279 and $47,418, a current deferred tax liability of $9,248 and $11,964, and a non-current deferred tax liability included in Other liabilities of $91,638 and $72,288, respectively. Also included in Other liabilities are certain income tax liabilities of $156,775 deemed to be long-term in nature. See Notes 2 and 20.

        The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses, in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

        The Company intends to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries. Undistributed earnings of non-U.S. subsidiaries aggregated approximately $819,800 at December 31, 2003. Deferred tax liabilities for U.S. federal income taxes have not been recognized for these undistributed earnings. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

Note 17. Commitments

        The Company's contractual obligations include facility leases, agreements to purchase data and telecommunications services, leases of certain computer and other equipment and projected pension and other postretirement benefit plan contributions. At December 31, 2003, the minimum annual payment under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

	Year
	2004	2005	2006	2007	2008	Thereafter	Total

Operating Leases (1)	$19,307	$19,115	$15,571	$10,432	$7,966	$25,635	$98,026
Data Acquisitions and Telecommunication Services (2)	114,321	61,252	24,223	11,103	6,953	—	217,852
Computer and Other Equipment Leases (3)	19,587	16,217	10,129	6,489	1,561	292	54,275
Projected Pension and Other Postretirement Benefit Plan Contributions (4)	20,646	—	—	—	—	—	20,646
Short-term Debt (5)	414,389	—	—	—	—	—	414,389
Long-term Debt (6)	4,724	4,724	4,724	4,724	152,050	—	170,946

Total	$592,974	$101,308	$54,647	$32,748	$168,530	$25,927	$976,134

  (1)
  Rental expense under real estate operating leases for the years 2003, 2002 and 2001 was $17,907, $15,192 and $14,001, respectively.

  (2)
  Expense under data and telecommunications contracts for the years 2003, 2002 and 2001 was $124,578, $108,846 and $96,727, respectively.

  (3)
  Rental expense under computer and other equipment leases for the years 2003, 2002 and 2001 was $18,318, $17,084 and $16,790, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

  (4)
  The Company's contributions to pension and other postretirement benefit plans for the years 2003, 2002 and 2001 were $31,914, $19,818 and $25,414, respectively.

  The estimated contribution amount shown for 2004 includes both required and discretionary contributions to funded plans as well as benefit payments from unfunded plans. The majority of the expected contribution shown for 2004 is discretionary.

  Contributions for years subsequent to 2004 cannot be reasonably estimated at this time due to a number of factors: future contributions are heavily dependent on expectations of future events outside of the plans, such as economic conditions, future levels of interest rates, future tax law changes and future changes in regulatory funding requirements. Therefore, expected contributions for years after 2004 have been excluded from the above table.

  (5)
  Amounts represent the principal balance due under short-term debt of approximately $410,000, plus estimated interest expense through the maturity date of the underlying debt. The Company currently expects that it will be able to renegotiate the short-term debt on commercially reasonable terms prior to maturity (see Note 13).

  (6)
  Amounts represent the principal balance plus estimated interest expense under the Company's $150,000 private placement (see Note 13).

Note 18. IMS Health Capital Stock

        On February 10, 2004, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares.

        On April 15, 2003, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares. As of December 31, 2003, approximately 5,587 shares remained available for repurchase under the April 2003 program.

        On July 19, 2000, the Board of Directors authorized a stock repurchase program to buy up to 40,000 shares. This program was completed in June 2003 at a total cost of $868,314.

        During 2003, the Company repurchased approximately 9,601 shares of outstanding common stock under these programs at a total cost of $184,155, compared with total repurchases of approximately 14,235 shares at a total cost of $267,414 for 2002. As of December 31, 2003, approximately 4,413 shares of the 9,601 shares purchased during 2003 had been repurchased since the inception of the April 2003 program, at a total cost of $100,404.

        On January 9, 2004, the Company repurchased an additional 4,600 shares of outstanding common stock pursuant to an accelerated share repurchase program ("ASR"). The ASR agreement provides for the final settlement of the contract in either cash or additional shares of the Company's common stock at the Company's sole discretion. The Company's final settlement amount will increase (decrease) based on an increase (decrease) of the Company's share price over the settlement period.

        Shares acquired through the repurchase programs described above are open-market purchases or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18.

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

Note 19. Contingencies

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

        The Company routinely enters into agreements with its customers to sell data that the Company acquires in the normal course of business. In these customer agreements the Company agrees to indemnify and hold harmless the customers for any damages they may suffer as a result of potential intellectual property infringement claims. These indemnities typically have terms of approximately two years. The Company has not accrued a liability with respect to these matters, as the exposure is remote.

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

        In June 1998, Cognizant separated into two public companies by spinning off IMS (the "1998 Spin-Off") and then changed its name to Nielsen Media Research, Inc. ("NMR"). As a result of the 1998 Spin-Off, the Company and NMR are jointly and severally liable for all liabilities of Cognizant under the agreements effecting the 1996 Spin-Off. As between themselves, however, the Company and NMR agreed that IMS will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action, including any legal fees and expenses related thereto incurred in 1999 or thereafter (IMS agreed to be responsible for legal fees and expenses incurred during 1998). In addition, the Company and NMR agreed they would share equally Cognizant's share of liability arising out of the D&B Legacy Tax Matters after the Company paid the first $130,000 of such liability. NMR's aggregate liability for payments in respect of the IRI Action and the D&B Legacy Tax Matters shall not exceed $125,000.

        Also during 1998, D&B separated into two public companies by spinning-off The Dun & Bradstreet Corporation ("D&B I") and then changed its name to R.H. Donnelley ("Donnelley"). As a result of their separation in 1998, Donnelley and D&B I are each jointly and severally liable for all liabilities of D&B under the agreements effecting the 1996 Spin-Off.

        During 2000, D&B I separated into two public companies by spinning off The Dun & Bradstreet Corporation ("D&B II") and then changed its name to Moody's Corporation ("Moody's). Pursuant to their separation in 2000, Moody's and D&B II are each jointly and severally liable for all of D&B's liabilities under the agreements effecting the 1996 Spin-Off.

        IRI Litigation.    On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun and Bradstreet Corporation" and now known as Donnelley, A.C. Nielsen Company (a subsidiary of ACNielsen) and I.M.S. International, Inc. (a predecessor of the Company) (the "IRI Action"). At the time of the filing of the complaint, each of the other defendants was a subsidiary of Donnelley.

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

        IRI's complaint originally sought damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI has since revised its allegation of damages upwards to approximately $650,000, which IRI has also asked to be trebled. IRI also seeks punitive damages in an unspecified amount. A trial date had been set for September 20, 2004, but in January 2004 the court rescinded that date and there is currently no trial date set. Discovery is continuing.

        In connection with the 1996 Spin-Off, D&B (now Donnelley), ACNielsen and Cognizant (now NMR) entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that, in the event of a settlement or adverse judgment, (a) ACNielsen will assume exclusive liability for liabilities up to an amount to be calculated by an investment banking firm, at the time such liabilities, if any, become payable, pursuant to a specified solvency test designed to permit ACNielsen to pay the maximum amount of the liability possible while remaining a viable company (the "ACN Maximum Amount"), and (b) Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount.

        The Indemnity and Joint Defense Agreement further provides that, at the time of any settlement of or adverse judgment in the IRI Action, ACNielsen initially is to determine the amount that it will pay, which amount may be less than the ACN Maximum Amount (the "ACN Payment"). The Indemnity and Joint Defense Agreement then provides for D&B and Cognizant to each pay IRI 50% of the difference between the settlement or judgment amount and the ACN Payment, and for ACNielsen to issue a secured note (the "ACN Note"), subject to certain limits, to each of D&B and Cognizant for the amount of their payment. The principal amount of each ACN Note issued to D&B and Cognizant, however, is limited to 50% of the difference between the ACN Maximum Amount and the ACN Payment, and is subject to a further limitation that it cannot exceed 50% of the amount of any proceeds from any recapitalization plan designed to maximize ACNielsen's claims paying ability. The ACN Notes would become payable upon the completion of any such recapitalization plan. The Indemnity and Joint Defense Agreement also provides that if it becomes necessary to post any bond pending an appeal of an adverse judgment, then D&B and Cognizant shall obtain the bond required for the appeal, and each shall pay 50% of the costs of such bond, if any, which cost will be added to IRI liabilities to be allocated under the Indemnity and Joint Defense Agreement.

        As noted above, as between the Company and NMR, the Company is responsible for 75% of Cognizant's share of any liabilities arising out of the IRI Action and NMR is responsible for 25% of any such liabilities; provided that NMR's aggregate liability for payments in respect of the IRI Action and the D&B Legacy Tax Matters shall not exceed $125,000. To date, NMR has made payments of approximately $41,000 relating to the D&B Legacy Tax Matters.

        On February 19, 2001, ACNielsen announced that it merged with a wholly-owned subsidiary of VNU N.V. Pursuant to the Indemnity and Joint Defense Agreement, VNU is to be included with ACNielsen for purposes of determining the ACN Maximum Amount. We are unable to predict as this time the outcome of the IRI Action or the financial condition of ACNielsen and VNU N.V. at the time of any such outcome (and hence we cannot estimate the ACN Maximum Amount and the portion of any judgment to be paid by VNU N.V. and ACNielsen under the Indemnity and Joint Defense Agreement). Nonetheless, management presently believes that the risk that the Company will incur any material liabilities with respect to the IRI litigation is remote and, therefore no liability in respect of this matter has been accrued in the Company's financial statements. Further, management believes that, in the event the Company must advance sums to satisfy IRI liabilities pending the consummation of any recapitalization plan by ACNielsen or VNU N.V., the Company will have sufficient financial resources and borrowing capacity to meet such obligations without materially affecting its results of operations or financial position, but any such advance may have a material effect on the Company's cash flows in the period in which it is made.

        D&B Legacy and Related Tax Matters.    During the second quarter of 2003, the IRS issued an agent's final examination report seeking to disallow certain royalty expense deductions claimed by D&B on its 1995 and 1996 tax returns in connection with a partnership established in 1993. In January of 2004, the IRS issued an agent's final examination report seeking to reallocate certain items of partnership income and expense as well as disallow certain items of partnership expense on the partnership's 1997 tax return during which year Cognizant was a partner in the partnership. In January 2004, the partnership and the Company received agent's final examination reports seeking to reverse items of partnership income and loss and disallow certain royalty expense deductions claimed by the Company on its 1998 and 1999 tax returns arising from the Company's participation in the partnership. If the IRS were to ultimately prevail in the foregoing positions, the Company's share of the total liability for 1995 and 1996 would be approximately $41,100, its liability for 1997 would be approximately $17,700, and its aggregate liability for 1998 and 1999 would be approximately $26,600 (all net of income tax benefit). If the IRS were to take a comparable position with respect to all of the Company's tax years subsequent to 1999 and ultimately prevail, the Company's additional liability would be approximately $42,700 (net of income tax benefit).

        In addition, in the second quarter of 2003, the IRS issued an additional agent's final examination report to the partnership described above seeking to reallocate certain partnership income to D&B for 1996. D&B II and the Company believe that the positions taken by the IRS in this report are inconsistent with the IRS's denial of the royalty expense deductions described above. If the IRS were to ultimately prevail in this matter, the Company's share of the liability for 1996 would be approximately $20,700 (net of income tax benefit).

        In addition, the IRS has asserted penalties for the years described above based on its interpretation of applicable law. If the IRS were to prevail in its assertion of penalties and interest thereon, the Company's share of such penalties and interest would be approximately $8,200 for 1995 and 1996 and its aggregate liability for 1998 and 1999 would be approximately $9,800 (all net of income tax benefit). D&B II and the Company dispute this interpretation.

        D&B II, as the agent for Donnelley in the D&B Legacy Tax Matters, has filed protests relating to the proposed assessments for 1995 and 1996 with the IRS Office of Appeals. D&B II will attempt to resolve these matters at the appeals phase before proceeding to litigation if necessary. The Company intends to contest the adjustments asserted by the IRS against Cognizant for 1997 and the Company for 1998 and 1999 in due course.

        During the first quarter of 2003, the Company increased its reserve to its anticipated share of the probable liability in connection with the foregoing tax matters (to approximately $133,145). In the opinion of management, it is not probable, but may be reasonably possible that the Company will have liability of $18,000, which is in excess of its reserve for these matters. Accordingly, based on information currently available, management does not believe that these matters will have a material adverse effect on the Company's consolidated financial position or results of operations but may have a material adverse effect on cash flows in the period in which any such amounts are paid.

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

        Sharing Dispute.    In May 2000, the Company paid $212,291 to the IRS in connection with a D&B Legacy Tax Matter. Pursuant to the terms of the 1998 Spin-Off, NMR was liable for a portion of this amount but was not obligated to pay the Company for its share until January 2, 2001. In December 2000, the Company requested reimbursement from NMR in the amount of $41,136, which represented NMR's share of the liability according to the Company's calculations. On January 2, 2001, NMR made a payment of $10,530 but refused to pay the remaining $30,606 based on its interpretation of the applicable agreements. At March 31, 2003, the Company had a receivable of $36,805, which included the outstanding principal and accumulated accrued interest of $6,199. During the years ended December 31, 2003 and 2002, $909 and $2,755, respectively, of interest income was accrued in accordance with the terms of the applicable agreements. These amounts were reflected in Other receivable in the Consolidated Statements of Financial Position. On April 29, 2003, a panel from the American Arbitration Association International Center for Dispute Resolution issued an award in favor of the Company and ordered that NMR pay the Company the entire principal balance plus simple 9% interest from January 2, 2001, together with all legal fees and costs incurred by the Company in connection with the arbitration. On April 30, 2003, the Company received $37,025 from NMR in satisfaction of the principal amount plus interest from January 2, 2001 through April 30, 2003. On May 16, 2003, the Company received an additional $1,332 from NMR as reimbursement of the Company's legal fees and costs in connection with the arbitration.

Matters Before the European Commission

        On December 19, 2000, National Data Corporation ("NDC") filed a complaint against the Company with the European Commission ("EC" or "Commission"), requesting that the Commission initiate a proceeding against the Company for an alleged infringement of Article 82 of the EC Treaty. Article 82 of the EC Treaty relates to abuses of a dominant position that adversely affect competition. The complaint concerned an IMS geographic mapping structure used for the reporting of regional sales data in Germany, which the German courts have ruled is copyright protected. In addition to seeking a formal Commission proceeding against the Company, the complaint requested that the Commission grant interim relief requiring the Company to grant NDC a compulsory license to enable NDC to use this structure in its competing regional sales data service in Germany.

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

        On August 6, 2001, the Company filed an appeal with the Court of First Instance ("CFI") seeking the annulment of the Interim Decision in its entirety (the "Annulment Appeal") and requesting that operation of the Interim Decision be suspended until the CFI renders judgment on the Annulment Appeal. On October 26, 2001, the President of the CFI suspended operation of the Interim Decision pending a judgment on the Annulment Appeal. On April 11, 2002, the European Court of Justice ("ECJ") denied an appeal by NDC of the October 26 decision. In August 2003, the Commission withdrew its Interim Decision. In October 2003, the Commission applied to the CFI to have the Annulment Appeal declared moot.

        In October 2002, the CFI informed the Company that it had suspended the Annulment Appeal. The Annulment Appeal is suspended until the ECJ renders a decision on questions referred to it by the German court that is presiding over a certain litigation that the Company is maintaining against NDC in Germany for misappropriation of the Company's intellectual property rights.

        The Company intends to continue to vigorously assert that its refusal to grant licenses for the use of its copyright protected geographic mapping structure to its direct competitors in Germany, which compete in the same market for which the copyright exists, is not in contravention of Article 82 of the EC Treaty. Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's future results of operations, cash flows or financial position.

Other Contingencies

        Contingent Consideration.    Under the terms of the purchase agreements related to acquisitions made in 2002 and 2001, the Company may be required to pay additional amounts as contingent consideration based on the achievement of certain targets during 2003 to 2007. Any additional payments will be recorded as goodwill in accordance with EITF No. 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination." Based on current estimates, management expects the additional payments under these agreements to total approximately $15,000. As of December 31, 2003, no material amounts were earned under these contingencies. The annual contingent payments will be resolved within a specified time period after the end of each respective calendar year from 2004 through 2007.

        Gartner Spin-Off.    In July 1999, the Company spun off Gartner, Inc. Pursuant to the terms of that spin-off, Gartner agreed to indemnify the Company and its stockholders for additional taxes that may become payable as a result of certain actions that may be taken by Gartner that adversely affect the tax-free treatment of the spin-off. However, the Company may become obligated for certain tax liabilities in the event the spin-off is deemed to be a taxable transaction as a result of certain Gartner share transactions that may be undertaken following the spin-off. In the opinion of management, it is remote that the Company will incur any material liabilities with respect to this matter.

        Synavant Spin-Off.    In August 2000, the Company spun off Synavant, Inc. Pursuant to the terms of that spin-off, Synavant undertook to be jointly and severally liable to the other parties to the 1996 Spin-Off for any future liabilities of Cognizant under the terms of that spin-off and to NMR for any future liabilities of the Company under the 1998 Spin-Off. However, as between the Company and Synavant, each agreed to bear 50% of the Company's share of any future liability arising out of the IRI Action or the D&B Legacy Tax Matters (net of the liability borne by NMR), up to a maximum liability of $9,000 for Synavant. In connection with the acquisition of Synavant by Dendrite International, Inc., on June 16, 2003, Synavant satisfied its current and future liabilities to the Company in respect of the IRI Action and the D&B Legacy Tax Matters by paying $8,345 to the Company of which approximately $4,900 represented an adjustment to the Synavant Spin dividend, approximately $2,200 represented the reimbursement of previously expensed legal fees and approximately $1,100 was a prepayment of Synavant's future 50% share of legal fees associated with the IRI litigation.

        If, contrary to expectations, the spin-off of Synavant were not to qualify as tax free under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the consolidated group, of which the Company is a common parent and Synavant is a member, based on the difference between (x) the fair market value of the Synavant common stock on the date of the spin-off and (y) the adjusted basis of such Synavant common stock. In addition, under the consolidated return rules, each member of the consolidated group would be severally liable for such tax liability. Pursuant to the terms of the spin-off, the Company would be liable for the resulting corporate tax, except in certain circumstances. In the opinion of management and based on the opinion of tax counsel, McDermott, Will & Emery, it is not probable, but may be reasonably possible, that the Company will incur liability for this matter. The Company estimates that the aggregate tax liability in this regard is not expected to exceed $100,000.

        CTS Split-Off.    The Company completed the CTS Split-Off exchange offer on February 6, 2003 (see Note 6). If, contrary to expectations, the CTS distribution were not to qualify as tax free under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the Company based on the difference between (x) the fair market value of the CTS class B common stock at the time of the exchange offer and (y) the Company's adjusted tax basis in such class B common stock. Pursuant to the distribution agreement entered into between the Company and CTS in connection with the distribution, CTS agreed to indemnify the Company in the event the transaction is taxable as a result of a breach of certain representations made by CTS, subject to certain exceptions. In the opinion of management and based on the opinion of tax counsel, McDermott, Will & Emery, it is not probable, but may be reasonably possible, that the Company will incur liability for this matter. The Company estimates that the aggregate tax liability in this regard is not expected to exceed $215,725.

        Other Litigation.    On January 17, 2003, the Company was served with a summons in a new litigation matter (the "Douglas Litigation"). Also named as defendants in this litigation are approximately 60 software vendors from which the Company purchased prescription data in the 1990's (and, for many of these vendors, from which the Company continues to purchase data). In this action, it is alleged the Company misappropriated the trade secrets (i.e., prescription data) of thousands of pharmacies in the United States and used this information either without authorization or outside the scope of any authorization. This same conduct is alleged to breach contracts between the Company and the software vendors from which the Company had purchased this prescription data.

        The action has been brought in state court in southern Illinois (Circuit Court of the 20th Judicial Circuit) by two pharmacies. Plaintiffs are seeking class action status, representing all pharmacies whose data was sold to the Company by their pharmacy dispensary software vendors from 1990 to the present. The pharmacies are seeking $100,000 in actual damages plus an unspecified amount of unjust enrichment damages (i.e., share of the Company profits) derived from use of the prescription data by the Company and the other defendants, or, in the alternative, a reasonable royalty paid for the use of the prescription data. However, the Company believes that its practices with respect to the acquisition and use of this prescription data are consistent with applicable law and industry practices, and that the claims are without merit.

        The Company is a defendant in another litigation brought in state court in southern Illinois (Circuit Court of the 20th Judicial Circuit) (the "Mayberry Litigation"). This lawsuit was originally brought in 1994 against Mayberry Systems, a small developer of pharmacy dispensary software in the Midwest. Two pharmacy customers alleged Mayberry Systems was taking prescription data from their systems without authorization, and selling it to others (including the Company). The Company was subsequently added to the lawsuit in 1996, alleging that the Company knew or should have known that Mayberry Systems was taking the data and selling it without authorization (i.e., misappropriation of trade secrets). The lawsuit was later certified as a class action on behalf of all former and current customers of Mayberry Systems (approximately 350 pharmacies). Plaintiffs are demanding damages in the amount of $20,000 plus punitive damages and attorney's fees. The Company denies any of the wrongdoing alleged by the plaintiffs and plans to vigorously defend this action if required.

        Although the Company continues to believe that the two actions described above are without merit, the Company pursued a joint settlement of the cases. During the third quarter of 2003, the Company proposed a preliminary settlement agreement with the plaintiffs' counsel on both the actions which was subject to several significant contingencies. Under the proposed settlement, the Company will make certain cash payments, provide certain product credits and enter into certain agreements for the purchase of data originating from the independent pharmacy plaintiffs. This will provide the Company the opportunity to acquire new data for new offerings while eliminating the costs and risks of litigation. On February 17, 2004, the Illinois state court approved the proposed settlement. The period for the filing of appeals and motions for rehearing expires on March 18, 2004. As a result of the resolution of the significant contingencies related to the settlement, in the fourth quarter of 2003, the Company recorded a pre-tax charge of $10,636, net of $5,500 to be reimbursed under the Company's insurance coverage.

        During the second quarter of 2003 and up to the date of this filing, the Company has been served with 64 complaints filed with the Labor Court—in Frankfurt, Germany. The plaintiffs are part of a group of approximately 110 employees of GIC Global Information Technology and Consulting GmbH ("GIC Global") whose employment was terminated in the second quarter of 2003 in connection with GIC Global's insolvency proceedings. GIC Global is owned by former senior managers of what was once the Company's data processing center in Frankfurt, Germany. GIC Global purchased the assets and business of the Frankfurt data processing center from the Company in September 2000 as part of a management buyout. Thereafter, the Company moved its data processing to its data center in the United States. The plaintiffs are seeking reemployment and/or severance from the Company.

        On February 3, 2004, 22 of the above mentioned plaintiffs' complaints were dismissed by the Labor Court and judgment was rendered in favor of the Company. These plaintiffs have a right to appeal within one month of receiving the judgment. In addition, in December 2003, the Court rendered judgment in favor of the Company in respect of two other plaintiff's lawsuits, and a third plaintiff voluntarily withdrew his claim. The remaining Plaintiffs actions are scheduled to be heard before the Labor Court in late March and early April 2004.

        The Company believes that these claims are without merit and intends to vigorously defend the remaining actions. The Company has not accrued a liability with respect to these matters, because management currently believes that the Company's exposure to any material loss is remote.

Note 20. Supplemental Financial Data

Accounts receivable, net:

	At December 31,
	2003	2002

Trade and notes	$214,059	$174,879
Less: Allowances	(4,429)	(5,808)
Unbilled receivables	43,935	35,751
Other	17,703	11,046

	$271,268	$215,868

Other current assets:

	At December 31,
	2003	2002

Deferred income taxes	$34,659	$33,042
Prepaid expenses	40,741	35,281
Inventory	47,576	41,935
Other	145	—

	$123,121	$110,258

Property, plant and equipment, net:

	At December 31,
			Estimated Useful lives
	2003	2002

Buildings	$96,124	$88,775	40-50 years
Less: Accumulated depreciation	(26,183)	(23,213)
Machinery and equipment	189,242	169,923	3-10 years
Less: Accumulated depreciation	(134,902)	(116,965)
Leasehold improvements, less accumulated amortization of $13,387 and $10,428, respectively	10,381	6,702
Land	6,620	6,365

	$141,282	$131,587

Computer software and Goodwill:

	Computer Software	Goodwill

January 1, 2002	$116,540	$147,719
Additions at cost	79,459	31,730
Amortization	(32,892)	—
Other deductions and foreign exchange	5,878	4,714

December 31, 2002	$168,985	$184,163
Additions at cost	78,372	45,652
Amortization	(45,014)	—
Other deductions and foreign exchange	(3,785)	18,143

December 31, 2003	$198,558	$247,958

        Accumulated amortization of computer software was $293,151 and $263,886 at December 31, 2003 and 2002, respectively. Accumulated amortization of goodwill was $45,445 and $43,653 at December 31, 2003 and 2002, respectively.

Other assets:

	At December 31,
	2003	2002

Long-term pension assets	$80,679	$56,286
Long-term deferred tax asset	61,279	47,418
Deferred charges and other intangible assets	49,856	35,780
Other	28,067	19,586

	$219,881	$159,070

Accounts payable:

	At December 31,
	2003	2002

Trade	$26,725	$17,320
Taxes other than income taxes	15,688	11,380
Other	5,100	3,240

	$47,513	$31,940

Accrued and other current liabilities:

	At December 31,
	2003	2002

Salaries, wages, bonuses and other compensation	$52,970	$36,682
Accrued data acquisition costs	45,841	33,364
Accrued severance and other costs	10,541	22,573
Other	81,126	59,582

	$190,478	$152,201

Other liabilities:

	At December 31,
	2003	2002

Long-term tax liability	$156,775	$20,300
Deferred tax liability	91,638	72,288
Other	28,900	15,306

	$277,313	$107,894

Note 21. Operations by Business Segment

        Operating segments are defined as components of an enterprise about which financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision-making groups, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company operates a globally consistent business model, offering pharmaceutical business information, software and related services to its customers in more than 100 countries. See Note 1.

        The Company maintains regional geographic management to facilitate local execution of its global strategies. However, the Company maintains global leaders for the majority of its critical business processes; and the most significant performance evaluations and resource allocations made by the Company's chief operating decision makers are made on a global basis. As such, the Company has concluded that it maintains one operating and reportable segment.

Geographic Financial Information:

        The following represents selected geographic information for the regions in which the Company operates as of and for the years ended December 31, 2003, 2002 and 2001.

	Americas (1)	Europe (2)	Asia Pacific (3)	Corporate & Other (4)	Total IMS

Year Ended December 31, 2003:
Revenue (5)	$656,788	$530,728	$194,245	—	$1,381,761
Operating Income (Loss) (6)	$300,846	$106,688	$111,251	$(157,293)	$361,492
Total Assets	$422,114	$830,467	$124,878	$266,879	$1,644,338

Year Ended December 31, 2002:
Revenue (5)	$600,569	$418,842	$200,029	—	$1,219,440
Operating Income (Loss) (6)	$286,076	$79,775	$132,237	$(95,065)	$403,023
Total Assets	$344,063	$591,092	$121,909	$561,464	$1,618,528

Year Ended December 31, 2001:
Revenue (5)	$579,568	$399,915	$194,471	—	$1,173,954
Operating Income (Loss) (6)	$279,568	$82,156	$129,635	$(202,819)	$288,540
Total Assets	$349,956	$427,151	$144,934	$445,513	$1,367,554

Notes to Geographic Financial Information:

  (1)
  Americas includes the United States, Canada and Latin America. Americas included revenue in the United States of $537,884, $498,126 and $472,702 in 2003, 2002 and 2001, respectively, and Total Assets of $328,049, $270,634 and $267,532 in 2003, 2002 and 2001, respectively.
  (2)
  Europe includes countries in Europe and the Middle East.
  (3)
  Asia Pacific includes Japan, Australia and other countries in the Asia Pacific region and South Africa. Asia Pacific included revenue in Japan of $137,145, $158,941 and $157,576 in 2003, 2002 and 2001, respectively, and Total Assets of $50,908, $72,806 and $109,402 in 2003, 2002 and 2001, respectively.
  (4)
  Total assets of the Corporate & Other region include Net Assets of Discontinued Operations (CTS) of $230,424 and $140,404, as of December 31, 2002 and 2001, respectively (see Note 6).
  (5)
  Operating Revenue relates to external customers and is primarily based on the location of the customer. The revenue for the geographic regions include the impact of foreign exchange in converting results into U.S. Dollars.
  (6)
  Operating income for the three geographic regions does not reflect the allocation of certain expenses that are maintained in Corporate and Other and as such, is not a true measure of the respective regions' profitability. For the year ended December 31, 2003, Severance, impairment and other charges of $17,369, $5,040 and $11,081 for the Americas, Europe and Asia Pacific, respectively, are presented in Corporate and Other. For the year ended December 31, 2001, Severance, impairment and other charges of $9,534, $41,174, and $2,517 for the Americas, Europe, and Asia Pacific, respectively, are presented in Corporate and Other. The operating income amounts for the geographic segments include the impact of foreign exchange in converting results into U.S. Dollars.

Financial Information by Key Product Line:

	Years Ended December 31,
	2003	2002	2001

Sales management	$836,339	$744,786	$730,169
Market research	491,719	427,690	412,353
Other	53,703	46,964	31,432

Total Operating Revenue	$1,381,761	$1,219,440	$1,173,954

Quarterly Financial Data (Unaudited)

(Dollars and shares in thousands, except per share data)

	Three Months Ended
2003
	Mar-31(1)	Jun-30	Sep-30	Dec-31	Full Year

Revenue	$313,917	$337,776	$345,978	$384,090	$1,381,761
Operating Income	$41,150	$97,299	$107,942	$115,101	$361,492
Income (loss) from continuing operations, net of Income Taxes	$(53,159)	$55,356	$69,213	$67,869	$139,279
Income from discontinued operations, net of income taxes	$2,779	—	—	—	$2,779
Gain on discontinued operations,	$495,053	—	—	$1,834	$496,887
Net Income	$444,673	$55,356	$69,213	$69,703	$638,945

Basic Earnings Per Share of Common Stock:
Income (loss) from continuing operations	$(0.20)	$0.23	$0.29	$0.28	$0.57
Income from discontinued operations	$1.92	—	—	$0.01	$2.04
Net Income	$1.71	$0.23	$0.29	$0.29	$2.61

Diluted Earnings Per Share of Common Stock:
Income (loss) from continuing operations	$(0.20)	$0.23	$0.29	$0.28	$0.56
Income from discontinued operations	$1.91	—	—	$0.01	$2.02
Net Income	$1.71	$0.23	$0.29	$0.29	$2.58

	Three Months Ended
2002
	Mar-31	Jun-30	Sep-30	Dec-31(2)	Full Year

Revenue	$289,714	$303,900	$306,048	$319,778	$1,219,440
Operating Income	$82,137	$94,277	$110,511	$116,098	$403,023
Income from continuing operations, net of income taxes	$54,171	$53,771	$73,649	$55,207	$236,798
Income from discontinued operations, net of income taxes	$5,008	$8,242	$8,607	$7,460	$29,317
Net Income	$59,179	$62,013	$82,256	$62,667	$266,115

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$0.19	$0.19	$0.26	$0.20	$0.83
Income from discontinued operations	$0.02	$0.03	$0.03	$0.03	$0.10
Net Income	$0.20	$0.22	$0.29	$0.22	$0.93

Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$0.18	$0.19	$0.26	$0.20	$0.83
Income from discontinued operations	$0.02	$0.03	$0.03	$0.03	$0.10
Net Income	$0.20	$0.21	$0.29	$0.22	$0.93

(1)
Refer to Notes 6, 8 and 11 for additional information regarding significant items impacting the Consolidated Statements of Income during the first quarter of 2003.

(2)
Refer to Note 11 for additional information regarding significant items impacting the Consolidated Statements of Income during the fourth quarter of 2002.

  Five-Year Selected Financial Data (Unaudited)

  (Dollars and shares in thousands, except per share data)

	2003	2002	2001	2000	1999

Results of Operations:
Operating Revenue	$1,381,761	$1,219,440	$1,173,954	$1,301,596	$1,323,905
Costs and expenses (1)	1,020,269	816,417	885,414	1,190,532	1,001,527

Operating Income (1)	361,492	403,023	288,540	111,064	322,378
Non-Operating Income (Loss), net (2)	(37,169)	(24,270)	(136,094)	128,981	12,495

Income before provision for income taxes	324,323	378,753	152,446	240,045	334,873
Provision for income taxes	(165,954)	(114,964)	(23,982)	(130,918)	(92,313)
TriZetto equity loss, net of income taxes	(4,248)	(873)	(6,985)	(4,777)	—
TriZetto impairment charge, net of income taxes (3)	(14,842)	(26,118)	—	—	—

Income from continuing operations	139,279	236,798	121,479	104,350	242,560
Income from discontinued operations, net of income taxes (4)	2,779	29,317	63,947	16,466	33,501
Gain on discontinued operations (4)	496,887		—	—	—

Net Income	$638,945	$266,115	$185,426	$120,816	$276,061

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$0.57	$0.83	$0.41	$0.35	$0.78
Income from discontinued operations	$2.04	$0.10	$0.22	$0.06	$0.11

Basic Earnings Per Share of Common Stock	$2.61	$0.93	$0.63	$0.41	$0.88

Weighted average number of shares outstanding—basic	245,033	285,851	295,162	296,077	311,976
Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$0.56	$0.83	$0.40	$0.35	$0.76
Income from discontinued operations	$2.02	$0.10	$0.21	$0.05	$0.10

Diluted Earnings Per Share of Common Stock	$2.58	$0.93	$0.62	$0.40	$0.86

Weighted average number of shares outstanding—diluted	247,263	286,663	300,147	300,038	319,561
As a % of operating revenue:
Operating Income (1)	26.2%	33.0%	24.6%	8.5%	24.4%
Income from continuing operations (1)	10.1%	19.4%	10.3%	8.0%	18.3%

Cash dividend declared per common stock	0.08	0.08	0.08	0.08	0.08

Balance Sheet Data:
Shareholders' Equity	$189,577	$222,256	$218,366	$103,540	$495,222
Total Assets	$1,644,338	$1,618,528	$1,367,554	$1,308,161	$1,533,971
Postretirement and postemployment benefits	$86,920	$73,813	$44,305	$43,471	$27,429
Long-term debt and other liabilities	$429,363	$432,894	$322,557	$181,961	$163,356

(1)
2003 includes charges related to Severance, impairment and other charges of $37,220. 2001 includes charges related to Severance, impairment and other charges of $94,616, and Terminated transaction costs of $6,457. 2000 includes charges related to the Synavant Spin-Off of $37,626, the Synavant related impairment charge of $115,453, the Executive management transition charge of $31,133 and Severance, impairment and other charges of $45,689. 1999 includes charges related to the Gartner Spin-Off of $9,500.

(2)
Non-Operating Income (Loss), net in 2003 includes gains (losses) from investments, net of $258 and the SAB No. 51 loss related to issuance of investees' stock of $420. Non-Operating Income (Loss), net in 2002 includes gains (losses) from investments, net of $7,268 and the SAB No. 51 loss related to issuance of investees' stock of $951. Non-Operating Income (Loss), net in 2001 includes loss on Gartner shares of $84,880, gains (losses) from investments, net of $(25,687) and the SAB No. 51 loss related to issuance of investees' stock of $6,679. Non-Operating Income, net in 2000 includes the gain on the sale of Erisco of $84,530, gains from investments, net of $78,139, loss on Gartner shares of $6,896 and the SAB No. 51 gain related to the issuance of investees' stock of $9,029. Non-operating Income, net in 1999 includes gains (losses) from investments, net of $25,264.

(3)
TriZetto impairment charge, net of income taxes includes taxes of $9,565 and $16,832 in 2003 and 2002, respectively. See Note 13

(4)
Income from discontinued operations, net of income taxes includes a tax provision of $1,237, $15,440, $39,753, $12,020 and $18,398 for 2003, 2002, 2001, 2000 and 1999, respectively.

IMS Health Incorporated

Directors

Constantine L. Clemente (3) Retired—Executive Vice President— Corporate Affairs, Secretary and General Counsel Pfizer Inc.	H. Eugene Lockhart (1) Venture Partner Oak Investment Partners
James D. Edwards (1) Retired Managing Partner—Global Markets Andersen	M. Bernard Puckett (2) Private Investor
Kathryn E. Giusti (3) President The Multiple Myeloma Research Foundation, and President of The Multiple Myeloma Research Consortium	David M. Thomas Chairman and Chief Executive Officer IMS Health Incorporated
John P. Imlay, Jr. (2) Chairman Imlay Investments, Inc.	William C. Van Faasen (1) Chairman and Chief Executive Officer Blue Cross & Blue Shield of Massachusetts
Robert J. Kamerschen (2)(3) Former Chairman & Chief Executive Officer DIMAC Marketing Corporation		Board Committees (1) Audit Committee (2) Compensation and Benefits Committee (3) Nominating and Governance Committee
Executive Officers

David M. Thomas Chairman and Chief Executive Officer	Robert H. Steinfeld Senior Vice President, General Counsel and Corporate Secretary	Leslye G. Katz Vice President and Controller
David R. Carlucci President and Chief Operating Officer	Murray L. Aitken Senior Vice President, Corporate Strategy	Jeffrey J. Ford Vice President and Treasurer
Nancy E. Cooper Senior Vice President and Chief Financial Officer	Gary W. Noon Senior Vice President, Corporate Marketing
Officers of Operating Units

Bruce F. Boggs (4) President, IMS Americas	Gilles V. J. Pajot (4) Executive Vice President and President, European Region	(4) Denotes executive officer of the Company
William J. Nelligan President, IMS Asia Pacific	Tatsuyuki Saeki President, IMS Japan

Transfer Agent
American Stock Transfer and Trust Company
59 Maiden Lane
New York, NY 10038
Telephone: (212) 936-5100

Corporate Office
1499 Post Road
Fairfield, CT 06824
Telephone: (203) 319-4700

Independent Auditors
PricewaterhouseCoopers LLP
1301 Avenue of the Americas
New York, NY 10019

Form 10-K

Your Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 15, 2004. Many of the 10-K information requirements are satisfied by this 2002 Annual Report to Shareholders. However, a copy of the Form 10-K will be available without charge after March 15, 2004, upon request to the Investor Relations Department at the Corporate Office address or via E-mail at dpeck@imshealth.com. The Form 10-K will also be available in the "Investors" section of our Internet website at http://www.IMSHEALTH.com.

Common Stock Information

The Company's common stock is listed under the symbol RX on the New York Stock Exchange.

QuickLinks

IMS HEALTH INCORPORATED 2003 ANNUAL REPORT TO SHAREHOLDERS
TABLE OF CONTENTS