Form 10-K, Exhibit 13
period 2004-12-31
IMS HEALTH INC
filed 2005-03-15
CIK 1058083

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

         IMS HEALTH INCORPORATED

2004 Annual Report to Shareholders

IMS HEALTH INCORPORATED

2004 ANNUAL REPORT TO SHAREHOLDERS

TABLE OF CONTENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations	1-18
Statement of Management's Responsibility for Financial Statements	19
Management's Report on Internal Control over Financial Reporting	19
Report of Independent Registered Public Accounting Firm	20
Consolidated Financial Statements	21-27
Notes to Consolidated Financial Statements	28-57
Quarterly Financial Data	58
Five-Year Selected Financial Data	59

IMS Health Incorporated

Management's Discussion and Analysis of Financial Condition and Results of Operations

(Dollars and shares in thousands, except per share data)

        This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes.

Our Business

        IMS Health Incorporated ("we", "us" or "our") is a leading global provider of information solutions to the pharmaceutical and healthcare industries. Our revenues are derived primarily from the sale of a broad line of market information, sales management and consulting services to the pharmaceutical and healthcare industries. Our information products are developed to meet client needs by using data secured from a worldwide network of suppliers in the markets where operations exist. Key information products include:

  •
  Sales Force Effectiveness to optimize sales force productivity and territory management;

  •
  Portfolio Optimization to provide clients with insights into market opportunity and business development assessment;

  •
  Brand and Launch Management and Other to support client needs relative to market segmentation and positioning and life cycle management for prescription and over-the-counter pharmaceutical products; and

  •
  Consulting and Services that use in-house capabilities and methodologies to assist pharmaceutical clients in analyzing and evaluating market trends, strategies and tactics, and to help in the development and implementation of customized software applications and data warehouse tools.

        We operate in more than 100 countries. We also own a venture capital unit, Enterprise Associates, LLC ("Enterprises"), which is focused on investments in emerging businesses. Until December 21, 2004, we also owned approximately a 25% equity interest in the TriZetto Group, Inc. "TriZetto" (see Note 9 to the Consolidated Financial Statements).

        We manage on a global business model with global leaders for the majority of our critical business processes and accordingly have one reportable segment.

        We believe that important measures of our financial condition and results of operations include operating revenue, constant dollar revenue growth, operating income, operating margin and cash flows.

Split-Off of Cognizant Technology Solutions Corporation Segment ("CTS")

        Until February 6, 2003, we also included CTS, which provides custom Information Technology ("IT") design, development, integration and maintenance services. CTS is a publicly traded corporation on the Nasdaq national market system. We owned 55.3% of the common shares outstanding of CTS (92.5% of the outstanding voting power) as of December 31, 2002, and accounted for CTS as a consolidated subsidiary. On February 6, 2003, we divested CTS through a split-off transaction, and as a result, during 2003, we recorded a net gain from discontinued operations of $496,887. Our share of CTS' results are presented as discontinued operations for 2003 through the date of divestiture (see Note 5 to the Consolidated Financial Statements).

Operating Results

        References to constant dollar results.    We report results in U.S. dollars but we do business on a global basis. Exchange rate fluctuations affect the rate at which we translate foreign revenues and expenses into U.S. dollars and have important effects on our results. In order to illustrate these effects, the discussion of our business in this report sometimes describes the magnitude of changes in constant dollar terms. We believe this information facilitates a comparative view of business growth. In 2004, the U.S. dollar was generally weaker against other currencies compared to 2003, so growth at constant dollar exchange rates was generally lower than growth at actual currency exchange rates. See "How Exchange Rates Affect Our Results" below for a more complete discussion regarding the impact of foreign currency translation on our business.

				% Variance
	Years ended December 31,
				2004 vs. 2003	2003 vs. 2002
	2004	2003	2002

Operating Revenue	$1,569,045	$1,381,761	$1,219,440	13.6%	13.3%
Operating costs	664,053	575,834	472,283	15.3	21.9
Selling and administrative expenses	388,107	332,083	290,194	16.9	14.4
Depreciation and amortization	93,534	75,132	53,940	24.5	39.3
Severance, impairment and other charges	36,890	37,220	—	(0.9)	N/A

Operating Income	$386,461	$361,492	$403,023	6.9%	(10.3)%

Operating Income

        Our operating income for 2004 increased 6.9% to $386,461 from $361,492 in 2003. The change was primarily due to the increase in our operating revenue, partially offset by an increase in our operating costs and selling and administrative expenses driven primarily by investments in new products and consulting and services capabilities and increased cost of data. Absent the impact of severance, impairment and other charges, our operating income increased by 6.2% at reported exchange rates and 2.6% in constant dollar terms. Our operating income for 2003 decreased 10.3% to $361,492 from $403,023 in 2002. The change was primarily due to the increase in our operating costs and selling and administrative expenses driven primarily by investments in new products and consulting and services capabilities, increased cost of data, and the settlement of class-action litigation. Absent the impact of severance, impairment and other charges, our operating income for 2003 decreased by 1.1% at reported exchange rates and 7.9% in constant dollar terms.

Operating Revenue

        Our operating revenue for 2004 grew 13.6% to $1,569,045 from $1,381,761 in 2003 and grew 13.3% in 2003 from $1,219,440 in 2002. On a constant dollar basis our operating revenue growth was 8.3% and 5.7%, respectively. The increase in our operating revenue resulted from growth in revenue in all four of our product and service categories, together with the effect of currency translation. On a constant dollar basis, acquisitions completed in 2004 and 2003 contributed 2.4 percentage points of our operating revenue growth during 2004, while acquisitions completed in 2003 and 2002 contributed 3.3 percentage points of our operating revenue growth during 2003.

Summary of Operating Revenue

				% Variance		% Variance
				2004 vs 2003		2003 vs 2002
	Years ended December 31,
					Constant Dollar		Constant Dollar
	2004	2003	2002	Reported		Reported

Sales Force Effectiveness	$705,452	$657,125	$614,144	7.4%	2.7%	7.0%	0.4%
Portfolio Optimization	451,278	413,314	377,305	9.2	4.0	9.5	1.9
Brand, Launch and Other	231,333	190,578	150,984	21.4	15.0	26.2	15.8
Consulting and Services	180,982	120,744	77,007	49.9	43.3	56.8	47.2

Operating Revenue	$1,569,045	$1,381,761	$1,219,440	13.6%	8.3%	13.3%	5.7%

  •
  Sales Force Effectiveness revenue for 2004 grew primarily due to core Xponent offerings in the United States, Canada and Europe, and growth in the Asia Pacific region (excluding Japan), Latin America, and acquisitions. Revenue growth in 2003 was driven by new product sales, primarily Xponent SR and Early View in the United States, and Xponent and Resource Optimization in Europe.

  •
  Portfolio Optimization revenue for 2004 grew primarily due to strong demand for certain of our core products, including our next generation MIDAS offering, called MIDAS Quantum; KnowledgeLink, our proprietary search engine; and NPA Market-Dynamics, our premier longitudinal offering in the United States. The revenue growth in 2003 was primarily due to new product sales.

  •
  Brand Management, Launch Management and other product lines revenue for 2004 grew primarily due to Prescriber Profiler and Market Prognosis in the United States and Consumer Health in Europe. Revenue also grew in 2004 due to increases in barter transactions, in which the Company exchanges data for data, or data for other services such as advertising, software licenses and panel recruitment. Revenue growth for 2003 was primarily due to new product sales.

  •
  Consulting and Services revenue for 2004 grew strongly across all our service lines, especially in our Management Consulting service line. All service lines grew in 2003, with growth especially strong in the Management Consulting and Information Management service lines. Acquisitions contributed to growth in Consulting and Services in both 2004 and 2003.

Operating Costs

        Our operating costs include data processing costs, the costs of data collection and production, and costs attributable to personnel involved in production, data management and the processing and delivery of our consulting and services offerings. Our operating costs grew 15.3% to $664,053 in 2004, from $575,834 in 2003. The increase in our operating costs was primarily due to foreign currency translation, increased cost of data, increases in costs related to consulting and services, and operating costs of acquired businesses. The effect of foreign currency translation increased our operating costs by approximately $33,000 for 2004 as compared to 2003. Excluding the effect of the change in foreign currency translation, our operating costs grew 9.6% in 2004 compared to 2003. Our operating costs grew 21.9% to $575,834 in 2003, from $472,283 in 2002. The increase resulted primarily from foreign exchange, higher data collection costs and higher operating costs resulting from acquisitions made during the latter half of 2002 and throughout 2003. The effect of foreign currency translation increased our operating costs by approximately $40,000 for 2003 as compared to 2002. Excluding the effect of the change in foreign currency translation, our operating costs grew 13.5% in 2003 compared to 2002.

        Our operating costs generally have increased at a rate greater than operating revenues in each of the last three full fiscal years. This increase has been due to the impact of higher data costs to support revenue growth and acquisitions.

Selling and Administrative Expenses

        Our selling and administrative expenses consist primarily of the costs attributable to sales, marketing and administration, including human resources, legal, management and finance. Our selling and administrative expenses grew 16.9% in 2004, to $388,107 from $332,083 in 2003. Our selling and administrative expenses grew 14.4% in 2003, to $332,083 from $290,194 in 2002.

  •
  Foreign Currency Translation: The effect of foreign currency translation increased our selling and administrative expenses by approximately $22,000 for 2004 as compared to 2003. Excluding the effect of the change in foreign currency translation, our selling and administrative expenses grew 10.3% in 2004 as compared to 2003. The effect of foreign currency translation increased our selling and administrative expenses by approximately $22,000 for 2003 as compared to 2002. Excluding the effect of the change in foreign currency translation, our selling and administrative expenses grew 6.7% in 2003 compared to 2002.

  •
  Sales and Marketing: Sales and marketing expense increased by approximately $17,000 in 2004, compared to 2003 to support operating revenue growth.

  •
  Consulting: Consulting and services expenses increased by approximately $8,000 in 2004, compared to 2003 to support growth in this product category.

  •
  Settlement of class-action litigation: In the fourth quarter of 2003, we settled two class-action lawsuits (see Note 17 to the Consolidated Financial Statements), which was the primary driver of the growth of selling and administrative expenses in 2003 along with foreign currency translation.

Depreciation and Amortization

        Our depreciation and amortization charges increased 24.5% to $93,534 in 2004, from $75,132 in 2003, primarily due to computer software amortization associated with new products, which increased by approximately $13,000 in 2004 compared to 2003. Depreciation and amortization charges increased 39.3% to $75,132 in 2003, from $53,940 in 2002, primarily due to foreign exchange, higher amortization of intangible assets resulting from acquisitions made during the latter half of 2002 and throughout 2003, and increased software amortization associated with new products.

Severance, Impairment and Other Charges

        During the fourth quarter of 2004, we recorded a $36,890 pretax charge for severance, impairment and other charges, related to a plan to eliminate selected positions involved primarily in production and development. The charge consists of severance for approximately 465 employees. See Note 7 to the Consolidated Financial Statements.

        During the first quarter of 2003, we recorded a $37,220 pretax charge for severance, impairment and other charges, consisting primarily of severance charges of approximately $9,958 for approximately 80 employees, charges to exit data supply and processing contracts of $16,500, lease obligations associated with abandoned properties of $5,807, and approximately $4,955 to write down computer software to its net realizable value. See Note 7 to the Consolidated Financial Statements.

Trends in our Operating Margins

        Our operating margin for 2004 was 24.6%, as compared to 26.2% in 2003. The decrease in our operating margin is primarily due to continuing investments in new products and consulting and services capabilities, increased cost of data, and operating income declines in Japan, primarily as a result of costs incurred to replace the discontinued weekly product. Our operating margins for 2004 and 2003 were also impacted by severance, impairment and other charges of $36,890 and $37,220, respectively. Our operating margin for 2003 decreased from 33.0% in 2002 to 26.2%, primarily due to the severance, impairment and other charges of $37,220 recorded in the first quarter of 2003, the settlement of class-action litigations in the fourth quarter of 2003 (see Notes 7 and 17 to the Consolidated Financial Statements), and revenue and operating income declines in Japan, primarily as a result of data supplier issues affecting weekly product revenue, and the impact of acquisitions.

        Recent acquisitions have also had an adverse effect on our operating margins due to the fact that some of the small businesses we have acquired have historically experienced lower operating margins than ours, and the revenue and cost synergies that we incorporate into our business plans are not all immediately realized. We also experience higher intangible amortization in the first years after completing an acquisition and may incur additional costs in integrating the acquired operations into ours, both of which tend to increase our costs and thus decrease our operating margins in the initial years of each completed acquisition.

        Operating margins generally have declined over the past three years and may continue to decline in future periods as we invest in acquisitions and new products and services to drive future revenue growth.

Non-Operating Income (Loss), net

        Our non-operating income (loss) increased to a net gain of $27,978 in 2004 from a net loss of $37,169 in 2003. Our non-operating loss increased 53.1% to a net loss of $37,169 in 2003 from a net loss of $24,270 in 2002. The increase in non-operating income (loss) was primarily due to the following factors:

  •
  Interest Expense, net: Net interest expense was $11,680 in 2004, compared with $11,176 in 2003, primarily due to higher interest rates in the second half of 2004 and higher debt levels in 2004. Net interest expense was $11,176 in 2003, compared with $8,689 in 2002, primarily due to higher levels of debt and lower interest income from NMR. During the years ended December 31, 2003 and 2002, we recorded $909 and $2,755, respectively, of interest income related to our receivable from Nielsen Media Research, Inc. ("NMR"). See Note 17 to the Consolidated Financial Statements.

  •
  Gains (Losses) from Investments, net: Gains (losses) from investments, net, amounted to a net gain of $11,892 in 2004 as compared to a net gain of $258 in 2003 and a net gain of $7,268 in 2002. The net gain in 2004 is due to gains of $15,609 primarily from the sale of investments in the Enterprise portfolio, offset by management fees relating to the Enterprise portfolio of $1,770 and write downs related to other-than-temporary declines in value of the venture capital investments of $1,947. The net gain in 2003 is due to gains of $3,477 primarily from the sale of investments in the Enterprises portfolio and other investments, offset by management fees relating to the Enterprises portfolio of $2,564 and write downs related to other-than-temporary declines in value of the venture capital investments of $655. The net gain in 2002 was due to gains of $18,958 primarily from the sale of investments within the Enterprises portfolio and other investments, offset by management fees relating to the Enterprises portfolio of $2,128 and write downs related to the assessment of other-than-temporary declines in value of the venture capital investments of $9,562.

  •
  Gain from Sale of TriZetto: On December 21, 2004, IMS and TriZetto entered into a share purchase agreement pursuant to which, we sold to TriZetto all of the 12,142,857 shares of Common Stock, par value $0.001 per share, of TriZetto ("TriZetto Common Stock") owned by us for an aggregate cash consideration of $81,964. We received $44,550 in December 2004 and the balance of $37,414 in January 2005. As such, the balance of $37,414 was included in Other current assets in our Consolidated Statements of Financial Position at December 31, 2004. As a result of the transaction, we recorded a pre-tax gain of $38,803 in 2004, and we no longer owned any shares of TriZetto Common Stock as of December 31, 2004. Our ownership interest in TriZetto was 26.4% at December 31, 2002, and 25.9% at December 31, 2003. Prior to the sale of the TriZetto shares in December 2004, we had accounted for our investment in TriZetto under the equity method of accounting.

  •
  Other Expense, net: Other expense, net, decreased in 2004 to $10,853 from $25,831 in 2003, primarily due to net foreign exchange losses of $894 in 2004, compared with net foreign exchange losses of $18,974 in 2003. Other expense, net, increased in 2003 to $25,831 from $21,898 in 2002, primarily due to net foreign exchange losses of $18,974 in 2003, compared with net foreign exchange losses of $9,866 in 2002, partially offset by a $2,210 cash refund from Synavant received during the second quarter of 2003 relating to their share of fees for the IRI litigation (see Note 17 to the Consolidated Financial Statements).

Taxes

        Our effective tax rate was 31.2% in 2004, compared with 51.2% in 2003 and 30.4% in 2002. The effective tax rate in 2004 was impacted by approximately $15,100 primarily due to a favorable partial U.S. audit settlement. The effective tax rate in 2003 was impacted by a charge of approximately $69,600 due to our reassessment, based on information received in April 2003, of our potential liability associated with certain D&B Legacy Tax Matters, as defined in Note 17 to the Consolidated Financial Statements, and related subsequent transactions. Partially offsetting this, the 2003 effective tax rate was affected by the favorable settlement of a non-U.S. audit, which approximated $13,900. The effective tax rate in 2002 reflected true-ups of current and deferred income tax liabilities.

        For all periods presented, our effective tax rate was reduced as a result of global tax planning initiatives. While we intend to continue to seek global tax planning initiatives, there can be no assurance that we will be able to successfully implement such initiatives to reduce or maintain our overall tax rate.

Other Significant Gains and Losses

        Loss on issuance of investees' stock, net, amounted to $184 in 2004, relating to the exercise of stock options by TriZetto employees and TriZetto share repurchases, compared to a net loss of $420 in 2003 and a net loss of $951 in 2002. This loss has been recognized in accordance with Staff Accounting Bulletin ("SAB") No. 51, "Accounting for Sales of Stock by a Subsidiary."

        Equity income (loss), net, in earnings of TriZetto of $164, $(4,248) and $(873) was recorded in 2004, 2003 and 2002 respectively.

        An impairment charge of $14,842, net of a tax benefit of $9,565, was recorded in the three months ended March 31, 2003 to write down our investment in TriZetto following the continued significant decline in the market value of TriZetto shares below our carrying value. We concluded that this decline was other-than-temporary in accordance with SAB No. 59, "Views on Accounting for Noncurrent Marketable Equity Securities." This followed the significant decline in the market value of TriZetto shares below our carrying value during 2002, when an impairment charge of $26,118, net of a tax benefit of $16,832, was recorded in the fourth quarter of 2002 to write down our investment in TriZetto. As of December 31, 2002, TriZetto shares closed at $6.14 compared to our book value per share of $9.68. We concluded that this decline was other-than-temporary in accordance with SAB No. 59, and the impairment charge recorded brought our book value in TriZetto down to TriZetto's December 31, 2002 market value.

Operating Results by Geographic Region

        The following represents selected geographic information for the regions in which we operate as of and for the years ended December 31, 2004, 2003 and 2002.

	Americas (1)	Europe (2)	Asia Pacific (3)	Corporate & Other (4)	Total IMS

Year Ended December 31, 2004:
Operating Revenue (5)	$706,724	$655,134	$207,187	—	$1,569,045
Operating Income (Loss) (6)	$311,501	$124,011	$107,409	$(156,460)	$386,461
Total Assets	$434,001	$1,020,115	$158,206	$278,384	$1,890,706

Year Ended December 31, 2003:
Operating Revenue (5)	$656,788	$537,112	$187,861	—	$1,381,761
Operating Income (Loss) (6)	$304,118	$106,759	$107,908	$(157,293)	$361,492
Total Assets	$422,114	$836,600	$118,745	$266,879	$1,644,338

Year Ended December 31, 2002:
Operating Revenue (5)	$600,569	$422,063	$196,808	—	$1,219,440
Operating Income (Loss) (6)	$286,076	$80,796	$131,216	$(95,065)	$403,023
Total Assets	$344,063	$593,449	$119,552	$561,464	$1,618,528

Notes to Geographical Financial Information:

(1)
Americas includes the United States, Canada and Latin America. Americas included revenue in the United States of $570,577, $537,884, and $498,126 in 2004, 2003 and 2002, respectively, and Total Assets of $330,479, $328,049, and $270,634 in 2004, 2003 and 2002, respectively.

(2)
Europe includes countries in Europe, the Middle East and Africa.

(3)
Asia Pacific includes Japan, Australia and other countries in the Asia Pacific region. Asia Pacific included revenue in Japan of $142,810, $138,070, and $158,941 in 2004, 2003 and 2002, respectively, and Total Assets of $69,498, $51,298, and $72,806 in 2004, 2003 and 2002, respectively.

(4)
Total assets of the Corporate & Other region include Net Assets of Discontinued Operations (CTS) of $230,424 as of December 31, 2002 (see Note 5 to the Consolidated Financial Statements).

(5)
Operating Revenue relates to external customers and is primarily based on the location of the customer. The revenue for the geographic regions includes the impact of foreign exchange in converting results into U.S. dollars.

(6)
Operating income for the three geographic regions does not reflect the allocation of certain expenses that are maintained in Corporate and Other and as such, is not a true measure of the respective regions' profitability. For the year ended December 31, 2004, Severance, impairment and other charges of $6,979, $26,908, and $2,132 for the Americas, Europe, and Asia Pacific, respectively, are presented in Corporate and Other. For the year ended December 31, 2003, Severance, impairment and other charges of $17,369, $5,040 and $11,081 for the Americas, Europe and Asia Pacific, respectively, are presented in Corporate and Other. The operating income amounts for the geographic segments include the impact of foreign exchange in converting results into U.S. dollars.

Americas Region

        Operating revenue growth in the Americas region was 7.6% in 2004 compared to 2003 and 9.4% in 2003 versus 2002, primarily due to increases in all areas of the region for our core sales force effectiveness and portfolio optimization offerings. Growth was also strong in our consulting and services line in the United States and Canada.

        Operating income growth in the Americas region was 2.4% in 2004 compared to 2003 and 6.3% in 2003 versus 2002. Operating income growth reflects strong revenue growth throughout the region, partially offset by increased cost of data, investment in global consulting capabilities and acquisitions.

Europe Region

        Operating revenue growth in the Europe region was 22.0% in 2004 versus 2003 and 27.3% in 2003 versus 2002. The revenue growth was primarily due to strong growth in the consulting and services and sales force effectiveness businesses, acquisitions and foreign exchange.

        Operating income in the Europe region increased by 16.2% in 2004 versus 2003 and 32.1% in 2003 versus

2002. The improved operating income growth in 2003 was primarily driven by operating revenue growth partially offset by investments in the consulting and services business and acquisitions.

Asia Pacific Region

        Operating revenue in the Asia Pacific region grew by 10.3% in 2004 versus 2003 after decreasing by 4.5% in 2003 versus 2002. The growth in revenue in 2004 was primarily due to strong growth in the region outside of Japan and foreign exchange. Operating revenue in Japan in 2004 and 2003 was adversely affected by a data supplier issue that had resulted in the interruption of the data supply used in a weekly product, which was discontinued in the first quarter of 2003.

        Operating income in the Asia Pacific region decreased by 0.5% in 2004 versus 2003 and 17.8% in 2003 versus 2002. The decline in operating income in the region was due to the impact of the discontinuation of the weekly product in Japan as well as expenses to develop new products and services in Japan.

How Exchange Rates Affect Our Results

        We operate globally, deriving a significant portion of our operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. We enter into forward foreign currency contracts to partially offset the effect of currency fluctuations. In 2004, foreign currency translation increased U.S. dollar revenue growth by approximately 5.2 percentage points, while impact on operating income growth was an approximate increase of 3.9 percentage points. In 2003, foreign currency translation increased U.S. dollar revenue growth by approximately 7.6 percentage points, while the impact on operating income growth was an approximate increase of 6.8 percentage points.

        Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally the Euro, the Japanese Yen, the Swiss Franc and the Australian Dollar. Where monetary assets are held in the functional currency of the local entity, changes in the value of these currencies relative to the U.S. dollar are charged or credited to Cumulative translation adjustment in the Consolidated Statements of Shareholders' Equity. The effect of exchange rate changes during 2004 increased the U.S. dollar amount of Cash and cash equivalents by $12,113.

Liquidity and Capital Resources

        Cash and cash equivalents increased $100,471 during 2004 to $444,903 at December 31, 2004 compared to $344,432 at December 31, 2003. The increase reflects cash generated from operating activities of $400,272 and exchange rate changes of $12,113, offset by cash used in investing and financing activities of $94,582 and $217,332, respectively. Including the change in short-term marketable securities, which is included in cash used in investing activities, cash and cash equivalents and short-term marketable securities increased to $459,956 at December 31, 2004 compared to $384,540 at December 31, 2003, an increase of $75,416.

        We currently expect that we will use our cash and cash equivalents primarily to fund:

  •
  development of software to be used in our new products and capital expenditures to expand and upgrade our information technology capabilities and to build or acquire facilities to house our growing business (we currently expect to spend approximately $95,000 to $105,000 during 2005 for software development and capital expenditures);

  •
  acquisitions;

  •
  share repurchases;

  •
  dividends to our shareholders (we expect 2005 dividends will be $0.08 per share or approximately $18,000);

  •
  payments for tax-related matters, including the D&B Legacy Tax Matters discussed further in Note 17 to our Consolidated Financial Statements. Payments for certain of the D&B Legacy Tax Matters could be up to approximately $42,000 in the first half of 2005; and

  •
  pension and other postretirement benefit plan contributions (we currently expect contributions to U.S. and non-U.S. pension and other postretirement benefit plans to total approximately $23,700 in 2005) (see Note 12 of the Consolidated Financial Statements).

        Net cash provided by operating activities amounted to $400,272 for the year ended December 31, 2004, an increase of $25,771 over the comparable period in 2003. The increase relates primarily to improved working capital management in 2004, offset by the $37,025 NMR payment received in 2003 in respect of Legacy D&B Tax Matters (see Note 17 to the Consolidated Financial Statements), with no comparable receipt during 2004.

        Net cash used in investing activities amounted to $94,582 for the year ended December 31, 2004, a decrease in cash used of $90,776 over the comparable period in 2003. The decrease relates primarily to $44,550 of proceeds received during 2004 from the sale of TriZetto (see Note 9 of the Consolidated Financial

Statements) and lower cash requirements during 2004 for investments in short-term marketable securities.

        Net cash used in financing activities amounted to $217,332 for the year ended December 31, 2004, an increase of $96,109 over the comparable period in 2003. This increase was primarily due to a $178,504 increase in payments for purchases of treasury stock, offset by an increase of $43,314 in proceeds from the exercise of stock options and a $39,681 net increase in borrowings in 2004.

        Financing activities include cash dividends paid of $0.08 per share annually ($0.02 per share quarterly), which amounted to $18,846 and $19,394 during 2004 and 2003, respectively. The payments and level of cash dividends by IMS are subject to the discretion of the Board of Directors of IMS. Any future dividends, other than the $0.02 per share dividend for the first quarter of 2005, which was declared by the Board of Directors of IMS in February 2005, will be based on, and affected by, a number of factors, including the operating results and financial requirements of IMS.

Stock Repurchase Programs

        Our share repurchase program has been developed to buy opportunistically, when we believe that our share price provides us with an attractive use of our cash flow and debt capacity.

        On December 14, 2004, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares. As of December 31, 2004, all of the 10,000 shares remained available for repurchase under the December 2004 program.

        On February 10, 2004, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares. As of December 31, 2004, approximately 587 shares remained available for repurchase under the February 2004 program.

        On April 15, 2003, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares. This program was completed in May 2004 at a total cost of $243,520.

        On July 19, 2000, the Board of Directors authorized a stock repurchase program to buy up to 40,000 shares. This program was completed in June 2003 at a total cost of $868,314.

        During 2004, we repurchased approximately 15,000 shares of outstanding Common Stock under these programs at a total cost of $362,659, including the repurchase of 4,600 shares on January 9, 2004 pursuant to an accelerated share repurchase program ("ASR"). As required under the ASR agreement, we paid an additional $942 of cash in May 2004 as the final settlement amount based on an increase in our share price over the settlement period. During 2003, we repurchased approximately 9,601 shares of outstanding Common Stock under these programs at a total cost of $184,155.

        Shares acquired through our repurchase programs described above are open-market purchases or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18.

Debt

        In recent years, we have increased debt levels to balance appropriately the objective of generating an attractive cost of capital with providing us a reasonable amount of financial flexibility. At December 31, 2004, our debt totaled $630,144, and management does not believe that this level of debt poses a material risk to us due to the following factors:

  •
  in each of the last two years, we have generated strong net cash provided by operating activities in excess of $350,000;

  •
  at December 31, 2004, we had $459,956 in worldwide cash and cash equivalents and short-term marketable securities;

  •
  at December 31, 2004, we had $223,600 of unused debt capacity under our existing bank credit facilities; and

  •
  we believe that we have the ability to obtain additional debt capacity outside of our existing debt arrangements.

        We had borrowing arrangements with several domestic and international banks to provide lines of credit up to $700,000 at December 31, 2004. Total borrowings under these existing lines were $476,400 and $407,600 at December 31, 2004 and 2003, respectively, of which $0 and $407,600 were classified as short-term and $476,400 and $0 were classified as long-term as of December 31, 2004 and 2003, respectively. As of December 31, 2004, $229,000 was reclassified from short-term debt to long-term debt in accordance with the provisions of SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced" ("SFAS No. 6") based on the amendment to our credit facility executed on March 9, 2005, as discussed below.

        On April 5, 2004, we entered into a $700,000 revolving credit facility with a syndicate of 12 banks (the "Unsecured Facility"). The Unsecured Facility replaced our lines of credit with several domestic and international banks. The Unsecured Facility is comprised of $430,000 of short-term lines that were due to expire in April 2005 and $270,000 of long-term lines that were due to expire in April 2007 (see note regarding the amendment of these credit facilities below). In general, rates for borrowing under both the short-term and long-term components are LIBOR plus 45 basis points and can vary based on our Debt to EBITDA ratio. The weighted average interest rates for our short-term lines were 2.81% and 1.61% at December 31, 2004 and 2003, respectively. The weighted average interest rates for our long-term lines were 2.83% and 1.84% at December 31, 2004 and 2003, respectively. In addition, we will pay a commitment fee on the unused portion of the short-term and long-term facilities of 0.08% and 0.10%, respectively.

        We define long-term lines as those where the lines are non-cancelable for more than 365 days from the balance sheet date by the financial institutions except for specified, objectively measurable violations of the provisions of the agreement. Borrowings under these three-year facilities are short-term in nature; however, we have the ability and the intent to refinance the short-term borrowings as they come due through April 2007. At December 31, 2004, we reclassified $247,400 of our short-term debt outstanding as long-term debt in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 6.

        Our total debt of $630,144 and $561,991 at December 31, 2004 and 2003, respectively, included $150,000 of private placement debt (as further discussed below), and $3,744 and $4,391 at December 31, 2004 and December 31, 2003, respectively, related primarily to cash overdrafts, certain capital leases, mortgages and an adjustment to the carrying amount of fair value hedged debt. At December 31, 2004, we had $22,600 and $201,000 available under our long and short-term lines of credit, respectively.

        On March 9, 2005, we renegotiated with the syndicate of 12 banks to amend and restate the $700,000 revolving credit facility (the "Amended and Restated Facility"). The terms of the Amended and Restated Facility extended the maturity of the facility in its entirety to a term of five years, maturing March 2010, reduced the borrowing margins and increased subsidiary borrowing limits. As such, at December 31, 2004, we reclassified $229,000 of our short-term debt to long-term debt in accordance with the provisions of SFAS No. 6. In general, rates for borrowing under the Amended and Restated Facility are LIBOR plus 40 basis points and can vary based on our Debt to EBITDA ratio.

        During the fourth quarter of 2001, we renegotiated with several banks and entered into three-year lines of credit for borrowings of up to $175,000. Borrowings had maturity dates of up to 90 days from their inception. These lines of credit were due to mature in 2004 and as such $175,000 was reclassified to short-term as of December 31, 2003.

        In March and April 2002, we entered into interest rate swaps on a portion of our variable rate debt portfolio. These arrangements convert the variable interest rates to a fixed interest rate on a notional amount of $75,000 and mature at various times from March 2005 through April 2006. The fixed rates range from 4.05% to 5.08%. We accounted for the interest rate swaps as cash flow hedges and we recorded any changes in fair value in Other Comprehensive Income, in our Consolidated Statements of Shareholders' Equity. We determine the fair values based on estimated prices quoted by financial institutions. The mark-to-market adjustment for the year ended December 31, 2004 was an unrealized net loss of $1,634.

        In January 2003, we closed a private placement transaction pursuant to which we issued $150,000 of five-year debt to several highly rated insurance companies at a fixed rate of 4.60%. We used the proceeds to pay down short-term debt. We also swapped $100,000 of our fixed rate debt to floating rate based on six-month LIBOR plus a margin of approximately 107 basis points. We accounted for these swaps as fair value hedges under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We determined the fair values based on estimated prices quoted by financial institutions. The fair value of the swap as of December 31, 2004 was $270.

        Our financing arrangements provide for certain covenants and events of default customary for similar instruments, including in the case of our main bank arrangements and the 2003 private placement transaction, covenants to maintain specific ratios of consolidated total indebtedness to EBITDA and of EBITDA to certain fixed charges. At December 31, 2004, we were in compliance with these financial debt covenants and we anticipate that we will remain in compliance with the covenants over the term of the borrowing arrangements.

Severance, Impairment and Other Charges

        During the fourth quarter of 2004, we recorded $36,890 of Severance, impairment and other charges as a component of operating income. As a result of leveraging prior investments in technology and process improvements, we committed to a plan to eliminate selected positions involved primarily in production and development. The plan resulted in a charge for one-time termination benefits relating to a headcount reduction of approximately 465 employees located primarily in Europe and the U.S. These severance benefits were calculated pursuant to the terms of established employee protection plans, in accordance with local statutory minimum requirements or individual employee contracts, as applicable.

        All of the charge will be settled in cash. We paid approximately $452 during the fourth quarter of 2004 and the remaining accrual balance at December 31, 2004 was $36,438. We expect that all termination actions under this plan will be completed by the end of 2005.

Severance related charges

Charge at December 31, 2004	$36,890
2004 utilization	(452)

Balance at December 31, 2004	$36,438

        We currently expect that a substantial portion of the cash outlays relating to the 2004 fourth quarter charge will be applied against the remaining December 31, 2004 balance during 2005 and 2006.

        During the three months ended March 31, 2003, we recorded $37,220 of Severance, impairment and other charges as a component of operating income. These charges were designed to further streamline operations and increase productivity through a worldwide reduction in headcount of approximately 80 employees and charges related to impaired contracts and assets. The contract-related charges were for impaired data supply and data processing contacts primarily in our U.S. and Japanese operations. The asset write-downs portion of the 2003 charge related to our decision to abandon certain products and as such, certain computer software primarily in the U.S., Japan and Europe was written-down to its net realizable value. See Note 7 to the Consolidated Financial Statements.

	Severance related charges	Contract related charges	Asset write-downs	Total

Charge at March 31, 2003	$9,958	$22,307	$4,955	$37,220
2003 utilization	(6,197)	(7,047)	(6,634)	(19,878)
2004 utilization	(1,637)	(3,614)	—	(5,251)
Adjustments	(1,746)	67	1,679	—

Balance at December 31, 2004	$378	$11,713	$—	$12,091

        Approximately $9,958 of the 2003 charge related to a worldwide reduction in headcount of approximately 80 employees. These severance benefits were calculated pursuant to the terms of established employee protection plans, in accordance with local statutory minimum requirements or individual employee contracts, as applicable.

        The cash portion of the 2003 charge amounted to $30,586, of which we paid approximately $5,251 and $13,244 during 2004 and 2003, respectively, related primarily to employee termination benefits and contract-related charges. The remaining accrual of $12,091 at December 31, 2004 relates to lease obligations and continuing payments related to employee termination benefits.

        During 2003, we reversed approximately $1,750 of severance related charges originally included in the 2003 charge due to our refinement of estimates. We also recorded additional charges during 2003 of approximately $1,700 related primarily to a software impairment charge.

        During the fourth quarter of 2001, we completed the assessment of our Competitive Fitness Program. This program was designed to streamline operations, increase productivity, and improve client service. In connection with this program, we recorded $94,616 of Severance, impairment and other charges during the fourth quarter of 2001 as a component of operating income. As of December 31, 2004, approximately $7,772 remains to be utilized from 2005 to 2013 primarily related to severance and lease payments. See Note 7 to the Consolidated Financial Statements.

	Severance related charges	Contract related charges	Asset write-downs	Total

Charge at December 31, 2001	$39,652	$26,324	$28,640	$94,616
2001 utilization	(3,692)	(6,663)	(27,887)	(38,242)
2002 utilization	(26,277)	(9,819)	(1,474)	(37,570)
2003 utilization	(6,384)	(2,720)	(241)	(9,345)
2004 utilization	(455)	(1,232)	—	(1,687)
Adjustments	(688)	(274)	962	—

Balance at December 31, 2004	$2,156	$5,616	$—	$7,772

        We expect that future results will benefit from the 2001 and 2003 restructuring charges to the extent of the contract-related charges and asset write-downs primarily through 2007. Our severance actions in the 2001 and 2003 programs related to a shifting of resources around the company. The benefits from the 2004 severance actions will be partially offset by headcount additions in selected locations. The benefits will be realized primarily in Operating costs and Selling and administrative expense, with a partial year of benefit realized in 2005 and a full year of benefit realized in 2006. For the 2001 and 2003 charges, the income statement lines that will be impacted in future periods are Operating costs for the contract-related charges and Depreciation and amortization related to the asset write-downs. However, we do not expect a material impact on future cash flows due to the fact that we are still contractually obligated to continue to make payments under impaired contracts.

Contractual Obligations

        Our contractual obligations include facility leases, agreements to purchase data and telecommunications services, leases of certain computer and other equipment and projected pension and other postretirement benefit plan contributions. At December 31, 2004, the minimum annual payment under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

	Year
	2005	2006	2007	2008	2009	Thereafter	Total

Operating Leases (1)	$24,048	$23,191	$15,778	$13,197	$10,531	$38,019	$124,764
Data Acquisitions and Telecommunication Services (2)	116,110	65,230	41,531	34,241	12,135	6,598	275,845
Computer and Other
Equipment Leases (3)	19,471	14,499	9,106	2,152	81	63	45,372
Projected Pension and Other Postretirement Benefit Plan Contributions (4)	23,700	—	—	—	—	—	23,700
Long-term Debt (5)	20,049	20,049	20,049	164,181	13,149	479,139	716,616
Other Long-term Liabilities reflected on Consolidated Balance Sheet (6)	9,257	14,405	12,577	10,890	11,298	61,197	119,624

Total	$212,635	$137,374	$99,041	$224,661	$47,194	$585,016	$1,305,921

(1)
Rental expense under real estate operating leases for the years 2004, 2003 and 2002 was $22,700, $17,907 and $15,192, respectively.

(2)
Expense under data and telecommunications contracts for the years 2004, 2003 and 2002 was $137,415, $124,578 and $108,846, respectively.

(3)
Rental expense under computer and other equipment leases for the years 2004, 2003 and 2002 was $18,422, $18,318 and $17,084, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

(4)
Our contributions to pension and other postretirement benefit plans for the years 2004, 2003 and 2002 were $35,930, $31,914 and $19,818, respectively.

The estimated contribution amount shown for 2005 includes both required and discretionary contributions to funded plans as well as benefit payments from unfunded plans. The majority of the expected contribution shown for 2005 is discretionary.

(5)
Amounts represent the principal balance plus estimated interest expense under our long-term debt (see Note 11 to the Consolidated Financial Statements).

(6)
Includes estimated future funding requirements related to postretirement and postemployment benefits (see Note 12 to the Consolidated Financial Statements) and the long-term portions of the 2001 and 2003 severance, impairment and other charges (see Note 7 to the Consolidated Financial Statements). As the timing of future cash outflows is uncertain, the following long-term liabilities (and related balances) are excluded from the above table: long-term tax liabilities ($123,900), deferred taxes ($107,414) and other sundry items ($10,561).

        Under the terms of the purchase agreements related to acquisitions made in 2004, 2003 and 2002, we may be required to pay additional amounts in relation to performance results for the period from 2005 to 2007 as contingent consideration. Based on current estimates, we expect the additional payments under these agreements to total approximately $45,000. As of December 31, 2004, approximately $4,000 was earned under these contingencies. The remaining annual contingent payments will be resolved within a specified time period after the end of each respective calendar year from 2005 through 2007. See Notes 4 and 17 to the Consolidated Financial Statements.

Off-Balance Sheet Obligations

        As of December 31, 2004, we did not have any off-balance sheet arrangements (as defined in Item 303(a)(4)(ii) of SEC Regulation S-K) that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Market Risk

        Our primary market risks are the impact of foreign exchange fluctuations on non-dollar-denominated revenue, the impact of price fluctuations on equity securities and the impact of interest rate fluctuations on interest expense.

        We transact business in more than 100 countries and are subject to risks associated with changing foreign exchange rates. Our objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes. Accordingly, we enter into foreign currency forward contracts to minimize the impact of foreign exchange movements on net income and on the value of non-functional currency assets and liabilities.

        It is our policy to enter into foreign currency transactions only to the extent necessary to meet our objectives as stated above. At December 31, 2004, all foreign currency forward contracts had a term of less than one year. We do not enter into foreign currency transactions for investment or speculative purposes. The principal currencies hedged are the Euro, the Japanese Yen, the British Pound, the Swiss Franc and the Canadian Dollar.

        The contractual value of our hedging instruments was approximately $150,750 at December 31, 2004. The fair value of these hedging instruments is subject to change as a result of potential changes in foreign exchange rates. We assess our market risk based on changes in foreign exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% change in currency rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, all of which were forward foreign currency contracts, based on a hypothetical 10% decrease in the value of the U.S. dollar or, in the case of non-dollar-related instruments, the currency being purchased, was $5,982 at December 31, 2004. However, the change in the fair value of foreign exchange rate-sensitive instruments would likely be offset by a change in the fair value of the asset or liability being hedged. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

        We also invest in equity securities and are subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of Shareholders' Equity. We do not hedge this market risk exposure. We assess our market risk based on changes in market prices utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values based on a hypothetical 10% decrease in the market price of these securities. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $111 at December 31, 2004.

        We also borrow funds and since the interest rate associated with those borrowings changes over time, we are subject to interest rate risk. We have not hedged all of this exposure. We assess our market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the increase in annual interest expense based on a hypothetical 1% increase in interest rates. This would have amounted to approximately $5,113 at December 31, 2004 and would be partially offset by higher returns on invested cash.

Forward-Looking Statements

        This 2004 Annual Report to Shareholders, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "project," "estimate," "will," "may," "should," "future," "predicts," "potential," "continue" and similar expressions identify these forward-looking statements, which appear in a number of places in this Annual Report and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, foreign currency conversion and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to:

  •
  risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks—we derived approximately 64% of our operating revenue in 2004 from non-U.S. operations;

  •
  to the extent we seek growth through acquisitions, alliances or joint ventures, the ability to identify, consummate and integrate acquisitions, alliances and joint ventures on satisfactory terms;

  •
  our ability to develop new or advanced technologies, including sophisticated information systems, software and other technology used to deliver our products and services and to do so on a timely and cost-effective basis, and the exposure to the risk of obsolescence or incompatibility of these technologies with those of our customers or suppliers;

  •
  our ability to maintain and defend our intellectual property rights in jurisdictions around the world;

  •
  our ability to successfully maintain historic effective tax rates;

  •
  competition, particularly in the markets for pharmaceutical information;

  •
  regulatory, legislative and enforcement initiatives to which we are or may become subject, relating particularly to tax and to patient privacy and the collection and dissemination of data and specifically, the use of anonymized patient-specific information, which we anticipate to be an increasingly important tool in the design, development and marketing of pharmaceuticals;

  •
  regulatory, legislative and enforcement initiatives to which our customers in the pharmaceutical industry are or may become subject restricting the prices that may be charged for subscription or other pharmaceutical products or the manner in which such products may be marketed or sold;

  •
  deterioration in economic conditions, particularly in the pharmaceutical, healthcare, or other industries in which our customers operate;

  •
  consolidation in the pharmaceutical industry and the other industries in which our customers operate;

  •
  the imposition of additional restrictions on our use of or access to data, or the refusal by data suppliers to provide data to us;

  •
  conditions in the securities markets that may affect the value or liquidity of portfolio investments; and management's estimates of lives of assets, recoverability of assets, fair market value, estimates and liabilities and accrued income tax benefits and liabilities;

  •
  to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms; and

  •
  terrorist activity, the threat of such activity, and responses to and results of such activity and threats, including but not limited to effects, domestically and/or internationally, on us, our personnel and facilities, our customers and suppliers, financial markets and general economic conditions.

        Consequently, all the forward-looking statements contained in this 2004 Annual Report to Shareholders are qualified by the information contained herein, including, but not limited to, the information contained under this heading and our Consolidated Financial Statements and notes thereto and by the material set forth under the headings "Business" and "Factors That May Affect Future Results" in our Annual Report on Form 10-K for the year ended December 31, 2004. We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

Critical Accounting Policies

        Note 2 to the Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. Following is a brief discussion of the more significant accounting policies and methods used by us.

        Management's discussion and analysis of its financial condition and results of operations are based upon its Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

        The preparation of financial statements and related disclosures in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. The most significant estimates relate to allowances, work-in-process inventories, investments, depreciation of fixed assets including salvage values, carrying value of intangible assets, provision for income taxes and tax assets and liabilities, reserves for severance, pensions and reserves for employee benefits, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The accounting estimates used in the preparation of our Consolidated Financial Statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Actual results could vary from the estimates and assumptions used in the preparation of the accompanying Consolidated Financial Statements.

        We believe the following critical policies affect our more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

        Revenue recognition.    We recognize revenue as earned, which is over the service period as our products are delivered or related services are performed. A substantial portion of our revenue is derived from subscription-based services. Advance payments for services and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. Revenues from post-contract customer support (maintenance) are recognized on a straight-line basis over the term of the arrangement. Revenues from time and material service agreements are recognized as the services are provided. Revenues from fixed price service contracts are recognized over the contract term based on the ratio of the number of hours incurred for services provided during the period compared to the total estimated hours to be incurred over the entire arrangement. Under the terms of these contracts, all services provided by us and our subsidiaries through the date of cancellation are due and payable.

        We enter into barter transactions in the normal course in which we exchange data for data, or data for other services such as advertising, software licenses and panel recruitment. We recognize revenue from barter transactions as our products are delivered or services are performed. The related barter expense is recognized as the products or services are utilized by us, the majority of which is in the same accounting period as the related barter revenue. Barter transactions are valued based on either the fair value of the products or services received by us or the fair value of the information or services delivered to customers, whichever is more clearly evident. Our barter revenues have accounted for approximately 4% to 5% of total consolidated revenues in each of the three years ended December 31, 2004. We expect that barter revenues will continue to account for approximately 4% to 5% of total consolidated revenues.

        Pensions and other postretirement benefits.    We provide a number of retirement benefits to our employees, including defined benefit pension plans and post retirement medical plans. We account for these plans in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," respectively, and accordingly, the determination of benefit obligations and expense is based on actuarial models. In order to measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, expected return on plan assets and the assumed rate of compensation increases. In addition, retiree medical care cost trend rates are a key assumption used exclusively in determining costs under SFAS No. 106. Management reviews these critical assumptions at least annually. Other assumptions involve demographic factors such as the turnover, retirement and mortality rates. Management reviews these assumptions periodically and updates them when our experience deems it appropriate to do so.

        The discount rate is the rate at which the benefit obligations could be effectively settled. For U.S. plans, the discount rate is determined by matching the plans' expected cash flow (determined on a PBO basis) with spot rates developed from a yield curve comprised of high-grade (Moody's Aa and above) non-callable corporate bonds to develop the present value of the expected cash flow, and then determining the single rate (discount rate) which when applied to the expected cash flow derives that same present value. For non-U.S. plans, the discount rate is based on the current yield of an index of high quality corporate bonds. At December 31, 2004, we reduced the discount rate from 6.25% to 6.00% for our U.S. pension plans and postretirement medical plan. Reduction in the discount rate also occurred in non-U.S. countries, where the range of applicable discount rates at December 31, 2004 is

1.5%—10.0% versus a range of 1.8%—8.0% at December 31, 2003. As a sensitivity measure, the 25 basis point reduction in the discount rate will result in an increase in the 2005 U.S. pension expense (pre-tax) of approximately $125.

        In selecting an expected return on plan asset assumption, we consider the returns being earned by the plan assets in the fund, the rates of return expected to be available for reinvestment and long-term economic forecasts for the type of investments held by the plan. At January 1, 2005 the expected return on plan assets for the U.S. pension plans is 8.75%, which is unchanged from January 1, 2004. Outside the U.S. the range of applicable expected rates of return is 0.42%—10.0% as of January 1, 2005 versus a range of 0.66%—8.0% at January 1, 2004. The actual return on plan assets will vary from year to year versus this assumption. We believe it is appropriate to use long-term expected forecasts in selecting our expected return on plan assets. As such, there can be no assurance that our actual return on plan assets will approximate the long-term expected forecasts.

        At December 31, 2004, the fair value of assets in our pension plans exceeded the projected benefit obligation by $2,379. Additional information on pension and other postretirement benefit plans is contained in Note 12 to the Consolidated Financial Statements.

        Computer software.    Direct costs incurred in the development of computer software are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Research and development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are amortized, on a product by product basis, over three to seven years. Annual amortization is the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. We periodically review the unamortized capitalized costs of computer software products based on a comparison of the carrying value of computer software with its estimated net realizable value and changes in software technology. We recognize immediately any impairment losses on capitalized software as a result of our review or upon our decision to discontinue a product. See Note 6 to the Consolidated Financial Statements.

        We capitalize internal-use software costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

        Goodwill and other intangibles.    Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired. Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with the provisions of SFAS No. 142, goodwill is no longer amortized. We completed our transitional goodwill impairment test during the first quarter of 2002, which did not result in an impairment loss. We review the recoverability of goodwill annually by comparing the estimated fair values of reporting units (based on discounted cash flow analysis) with their respective net book values. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying value of goodwill over its implied fair value. We completed our annual impairment test as of September 30, 2004 and were not required to recognize a goodwill impairment charge. See Note 6 to the Consolidated Financial Statements.

        Other long-lived assets.    In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we review the recoverability of our long-lived assets and finite-lived identifiable intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, the assessment of possible impairment is based on our ability to recover the carrying value of the asset from the undiscounted expected future cash flows of the asset. If the future cash flows are less than the carrying value of such asset, an impairment charge is recognized for the difference between the estimated fair value and the carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

        Income taxes.    We operate in more than 100 countries around the world and our earnings are taxed at the applicable income tax rate in each of those countries. We provide for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. While we intend to continue to seek global tax planning initiatives, there can be no assurance that we will be able to successfully implement such initiatives to reduce or maintain our overall tax rate. See Note 14 to the Consolidated Financial Statements.

        As of December 31, 2004, we maintained our intention to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries. Deferred tax liabilities for U.S. federal income taxes have not been recognized for these undistributed earnings. It is not currently practicable to determine the amount of applicable taxes. In October 2004, the American Job Creation Act of 2004 ("AJCA") was signed into law. The AJCA allows companies to repatriate earnings from non-U.S. subsidiaries at a reduced U.S. tax rate. We are currently evaluating the consequences of repatriating non-U.S. earnings and we expect to complete our review during 2005. We will recognize the income tax effect, if any, in the period when a decision whether to repatriate is made. The range of possible amounts that we are considering for repatriation under the AJCA is between approximately $0 and $650,000. The related potential range of income tax is between approximately $0 and $52,000.

        Foreign currency translation.    We have significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect our Consolidated Financial Statements when translated into U.S. dollars. Impacts associated with foreign currency have been more fully disclosed in the section entitled "Market Risk." For all operations outside the United States of America where we have designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of Shareholders' Equity whereas transaction gains and losses are recognized in Other expense, net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are remeasured using end-of-period exchange rates, whereas non-monetary accounts are remeasured using historical exchange rates, and all remeasurement and transaction adjustments are recognized in Other expense, net.

        Securities and other investments.    We carry investments in marketable equity securities and partnership interests in venture capital partnerships. The equity securities are classified as available-for-sale and are therefore recorded at fair value in the financial statements. Unrealized gains and losses related to the available-for-sale securities are recorded within Other Comprehensive Income, a component of Shareholders' Equity. Realized gains and losses are recorded in earnings in the period in which the securities are sold. The partnership interests are recorded in the financial statements at cost. On a quarterly basis we make estimates of the market value of these investments and reduce the carrying value of the investments if there is an other-than-temporary decline in the fair value below cost. We evaluate the recoverability of the underlying securities in each partnership on an individual basis. No investments had an estimated fair value less than the carrying value of the investment as of December 31, 2004 and 2003.

        Legal costs.    Legal costs in connection with loss contingencies are expensed as incurred.

Recently Issued Accounting Standards

        In December 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132 (revised 2003), "Employer's Disclosures about Pensions and Other Postretirement Benefits," an amendment of SFAS Nos. 87, "Employers' Accounting for Pensions", 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits," and 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and a revision of SFAS No. 132. SFAS No. 132 (revised 2003) requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans, but does not change the measurement or recognition of such plans. The new disclosure requirements contained in SFAS No. 132 (revised 2003) are effective for fiscal years ending after December 15, 2003, with a delayed effective date for certain disclosures, for foreign plans, and for non-public entities. The Company has adopted all aspects of SFAS

No. 132 (revised 2003) for all foreign and non-foreign plans. This requirement was first effective for fiscal years ending after June 15, 2004. Additionally the Company is required to disclose components of the net benefit cost in the quarterly financial statements beginning with the first quarter of 2004. The adoption of SFAS No. 132 (revised 2003) did not have a material impact on the Company's financial position, results of operations or cash flows for the year ended December 31, 2004.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law in the U.S. The Act introduced a prescription drug benefit under Medicare Part D and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In May 2004, the FASB issued Staff Position No. ("FSP") FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." This statement requires entities to disclose the effects of the Act and to assess the impact of the subsidy on the accumulated postretirement benefit obligation and the net periodic postretirement benefit cost in the first interim period beginning after June 15, 2004. FAS 106-2 was first effective for the quarter ended September 30, 2004. The adoption of FAS 106-2 did not have a material effect on our financial position, results of operations or cash flows for the year ended December 31, 2004.

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123R establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of all employee share-based payments, including grants of employee stock options, using a fair-value based method, such as the Black-Scholes option valuation model at the date of the grant. The resulting cost is then recognized as compensation cost in the Consolidated Statements of Income over the service period during which an employee is required to provide service in exchange for the award (usually the vesting period). SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period beginning after June 15, 2005. We are currently evaluating the impact of SFAS No. 123R; however we expect that the adoption under the modified prospective method will have approximately an $0.11 fully diluted earnings per share impact on our consolidated results of operations for 2005.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29." SFAS No. 153 amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions," to eliminate the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on our financial position, results of operations or cash flows for the year ending December 31, 2005.

IMS Health Common Stock Information

        IMS's Common Stock is listed on the New York Stock Exchange (symbol "RX"). The number of shareholders of record on December 31, 2004 and 2003, were approximately 5,300 and 5,800, respectively. Total shares outstanding on December 31, 2004 and 2003, were approximately 229,130 and 238,339, respectively. As a result of the CTS Split-Off (see Note 5 to the Consolidated Financial Statements) IMS acquired 36,540 shares of its Common Stock in February 2003. Approximately 98.8% of IMS's shares are held by institutions. The following table shows the high and low sales prices for our Common Stock during the four quarters of 2004 and 2003:

	Price Per Share ($) 2004			Price Per Share ($) 2003
	High	Low		High	Low

First Quarter	26.80	21.73	First Quarter	17.63	14.11
Second Quarter	26.48	22.82	Second Quarter	19.04	13.68
Third Quarter	26.36	21.75	Third Quarter	21.72	17.46
Fourth Quarter	24.35	20.16	Fourth Quarter	25.07	21.01

Year	26.80	20.16	Year	25.07	13.68

Dividends

        The payments and level of cash dividends by IMS are subject to the discretion of the Board of Directors of IMS. For the years ended December 31, 2004 and 2003, IMS declared quarterly dividends of $0.02 per share, or $0.08 per share on an annual basis. Any future dividends, other than the $0.02 per share dividend for the first quarter of 2005, which was declared by the Board of Directors of IMS in February 2005, will be based on, and affected by, a number of factors, including the operating results and financial requirements of IMS.

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

        The Company engaged PricewaterhouseCoopers LLP, independent auditors, to audit and render an opinion on the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards include consideration of the internal control structure and tests of transactions to the extent considered necessary by them to support their opinion.

        The Board of Directors, through its Audit Committee consisting solely of independent directors of the Company, meets periodically with management, internal auditors and our independent auditors to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and financial reporting. PricewaterhouseCoopers LLP and the internal auditors each have full and free access to the Audit Committee.

David R. Carlucci
Chief Executive Officer and President

Nancy E. Cooper
Senior Vice President and Chief Financial Officer

MANAGEMENT'S REPORT ON
INTERNAL CONTROL OVER FINANCIAL
REPORTING

        Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. In order to evaluate the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, management has conducted an assessment using the criteria in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Based on its assessment, management has concluded that the Company maintained effective internal control over financial reporting as of December 31, 2004, based on criteria in Internal Control—Integrated Framework issued by the COSO. Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, has been audited by PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, as stated in their report included herein.

David R. Carlucci
Chief Executive Officer and President

Nancy E. Cooper
Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of IMS Health Incorporated:

        We have completed an integrated audit of IMS Health Incorporated's 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

        In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of IMS Health Incorporated and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

        Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
New York, NY
March 14, 2005

IMS Health Incorporated

Consolidated Statements of Financial Position

	As of December 31,
(Dollars and shares in thousands, except per share data)
	2004	2003

Assets:
Current Assets:
Cash and cash equivalents	$444,903	$344,432
Short-term marketable securities	15,053	40,108
Accounts receivable, net of allowances of $8,270 and $4,429 in 2004 and 2003, respectively	280,548	271,268
Other current assets	196,015	123,121

Total Current Assets	936,519	778,929

Securities and other investments	7,915	14,988
TriZetto equity investment (Note 9)	—	42,742
Property, plant and equipment, net of accumulated depreciation of $192,440 and $174,472 in 2004 and 2003, respectively	145,214	141,282
Computer software	230,021	198,558
Goodwill	302,229	247,958
Other assets	268,808	219,881

Total Assets	$1,890,706	$1,644,338

Liabilities, Minority Interests and Shareholders' Equity:
Current Liabilities:
Accounts payable	$70,344	$47,513
Accrued and other current liabilities	237,139	190,478
Short-term debt	—	409,941
Accrued income taxes	116,985	67,369
Short-term deferred tax liability	9,923	9,248
Deferred revenues	119,730	112,076

Total Current Liabilities	554,121	836,625

Postretirement and postemployment benefits	99,899	86,920
Long-term debt (Note 11)	626,670	152,050
Other liabilities (Note 18)	252,326	277,313

Total Liabilities	$1,533,016	$1,352,908

Commitments and contingencies (Notes 15 and 17)
Minority Interests (Note 8)	$101,976	$101,853
Shareholders' Equity:
Common Stock, par value $.01, authorized 800,000 shares; issued 335,045 shares in 2004 and 2003, respectively	3,350	3,350
Capital in excess of par	477,768	490,297
Retained earnings	2,056,079	1,789,503
Treasury stock, at cost, 105,916 shares and 96,706 shares in 2004 and 2003, respectively	(2,268,414)	(2,032,748)
Cumulative translation adjustment	12,239	(37,255)
Minimum pension liability adjustment, net of taxes of $11,129 and $10,088 in 2004 and 2003, respectively	(24,691)	(21,963)
Unrealized loss on changes in fair value of cash flow hedges, net of tax	(665)	(2,299)
Unrealized gains on investments, net of taxes of $26 and $373 in 2004 and 2003, respectively	48	692

Total Shareholders' Equity	$255,714	$189,577

Total Liabilities, Minority Interests and Shareholders' Equity	$1,890,706	$1,644,338

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Income

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2004	2003	2002

Operating Revenue	$1,569,045	$1,381,761	$1,219,440

Operating costs	664,053	575,834	472,283
Selling and administrative expenses	388,107	332,083	290,194
Depreciation and amortization	93,534	75,132	53,940
Severance, impairment and other charges	36,890	37,220	—

Operating Income	386,461	361,492	403,023

Interest income	7,848	4,212	5,754
Interest expense	(19,528)	(15,388)	(14,443)
Gains from investments, net	11,892	258	7,268
Gain from sale of TriZetto (Note 9)	38,803	—	—
Loss on issuance of investees' stock	(184)	(420)	(951)
Other expense, net	(10,853)	(25,831)	(21,898)

Non-Operating Income (Loss), net	27,978	(37,169)	(24,270)

Income before provision for income taxes	414,439	324,323	378,753
Provision for income taxes (Note 14)	(129,181)	(165,954)	(114,964)
TriZetto equity income (loss), net of income taxes of $(105), $2,740 and $563 for 2004, 2003 and 2002, respectively	164	(4,248)	(873)
TriZetto impairment charge, net of income taxes of $9,565 and $16,832 for 2003 and 2002, respectively	—	(14,842)	(26,118)

Income from continuing operations	285,422	139,279	236,798
Income from discontinued operations, net of income taxes of $1,237 and $15,440 for 2003 and 2002, respectively (Notes 4 and 5)	—	2,779	29,317
Gain on discontinued operations (Note 5)	—	496,887	—

Net Income	$285,422	$638,945	$266,115

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$1.22	$0.57	$0.83
Income from discontinued operations	—	2.04	0.10

Basic Earnings Per Share of Common Stock	$1.22	$2.61	$0.93

Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$1.20	$0.56	$0.83
Income from discontinued operations	—	2.02	0.10

Diluted Earnings Per Share of Common Stock	$1.20	$2.58	$0.93

Weighted average number of shares outstanding—basic	233,199	245,033	285,851
Dilutive effect of shares issuable as of period-end under stock option plans	3,946	1,750	764
Adjustment of shares outstanding applicable to exercised and cancelled stock options during the period	560	480	48

Weighted Average Number of Shares Outstanding—Diluted	237,705	247,263	286,663

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2004	2003	2002

Cash Flows from Operating Activities:
Net income	$285,422	$638,945	$266,115
Less income from discontinued operations and gain on disposal	—	(499,666)	(29,317)

Income from continuing operations	285,422	139,279	236,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,534	75,132	53,940
Bad debt expense	3,997	672	1,634
Nielsen Media Research interest receivable	—	—	(2,755)
Deferred income taxes	17,875	27,333	49,067
Gains from investments, net	(11,892)	(258)	(7,268)
Gain on sale of TriZetto	(38,803)	—	—
Loss on issuance of investees' stock	184	420	951
TriZetto equity (income) loss, net	(164)	4,248	873
TriZetto impairment charge, net	—	14,842	26,118
Minority interests in net income of consolidated companies	5,818	7,579	10,539
Non-cash stock compensation charges	3,518	3,005	2,984
Non-cash portion of severance, impairment and other charges	—	6,576	—
Change in assets and liabilities, excluding effects from acquisitions and dispositions:
Net (increase) decrease in accounts receivable	17,518	(31,899)	3,578
Net increase in inventory	(6,939)	(591)	(3,786)
Net increase in prepaid expenses and other current assets	(16,914)	(8,569)	(8,005)
Net (decrease) increase in accounts payable	11,036	9,861	(1,649)
Net increase (decrease) in accrued and other current liabilities	2,253	25,846	(4,955)
Net (decrease) increase in 2003 and 2001 accrued severance, impairment and other charges	(6,933)	8,015	(39,439)
Net increase in 2004 accrued severance, impairment and other charges	36,438	—	—
Net (decrease) increase in deferred revenues	(529)	2,704	(3,814)
Net increase in accrued income taxes	21,352	76,588	16,325
Net increase in pension assets (net of liabilities)	(25,557)	(24,813)	(9,545)
Net increase in other long-term assets	(1,900)	(2,510)	(5,876)
Net tax benefit on stock option exercises	10,958	4,016	803
Nielsen Media Research payment received in respect of D&B Legacy Tax Matters (Note 17)	—	37,025	—

Net Cash Provided by Operating Activities	400,272	374,501	316,518

Cash Flows Used in Investing Activities:
Capital expenditures	(22,462)	(23,676)	(21,652)
Additions to computer software	(84,461)	(77,296)	(70,756)
Proceeds from sale of TriZetto	44,550	—	—
Investments in short-term marketable securities	25,055	(15,579)	(24,529)
Payments for acquisitions of businesses, net of cash acquired	(58,752)	(64,066)	(35,555)
Funding of venture capital investments	(500)	(1,200)	(3,000)
Other investing activities, net	1,988	(3,541)	16,384

Net Cash Used in Investing Activities	(94,582)	(185,358)	(139,108)

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
(Dollars and shares in thousands, except per share data)
	2004	2003	2002

Cash Flows Used in Financing Activities:
Net increase (decrease) in debt	68,169	(121,512)	177,189
Borrowings under private placement	—	150,000	—
Payments for purchase of treasury stock	(362,659)	(184,155)	(267,414)
Proceeds from exercise of stock options	96,578	53,264	16,100
Dividends paid	(18,846)	(19,394)	(22,950)
Proceeds from employee stock purchase plan	3,410	2,482	2,423
Increase in cash overdrafts	1,722	988	4,931
Payments to minority interests	(5,706)	(7,759)	(10,365)
Refund of cash portion of Synavant spin-off dividend	—	4,863	—

Net Cash Used in Financing Activities	(217,332)	(121,223)	(100,086)

Effect of Exchange Rate Changes	12,113	11,780	3,999

Increase in Cash and Cash Equivalents	100,471	79,700	81,323
Cash and Cash Equivalents, Beginning of Period	344,432	264,732	183,409

Cash and Cash Equivalents, End of Period	$444,903	$344,432	$264,732

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$18,449	$14,105	$13,628
Cash paid during the period for income taxes	$85,382	$53,697	$43,885
Cash received from income tax refunds	$9,988	$5,226	$1,551
Non-Cash Investing Activities:
Promissory note receivable from The TriZetto Group (Note 9)	$37,414	$—	$—

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
									Unrealized Losses on Changes in Fair Value of Cash Flow Hedges
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

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity (continued)

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
									Unrealized Losses on Changes in Fair Value of Cash Flow Hedges
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

IMS Health Incorporated

Consolidated Statements of Shareholders' Equity (continued)

(Dollars and shares in thousands, except per share data)

							Other Comprehensive Income
									Unrealized Losses on Changes in Fair Value of Cash Flow Hedges
	Shares
							Cumulative Translation Adjustment	Minimum Pension Liability Adjustment		Unrealized Gains (Losses) on Investments
	Common Stock	Treasury Stock	Common Stock	Capital in Excess of Par	Retained Earnings	Treasury Stock					Comprehensive Income	Total

Balance, December 31, 2003	335,045	96,706	$3,350	$490,297	$1,789,503	$(2,032,748)	$(37,255)	$(21,963)	$(2,299)	$692		$189,577

Net Income					285,422						285,422	285,422
Cash Dividends ($0.08 per share)					(18,846)							(18,846)
Prepaid Employee Stock Options				(610)								(610)
Accelerated Stock Options				60								60
Treasury Shares Acquired Under:
Purchases		15,000				(362,659)						(362,659)
Treasury Stock Reissued Under:
Exercise of Stock Options		(5,598)		(26,172)		122,750						96,578
Restricted Stock Plan		(20)		3,561		439						4,000
Employee Stock Purchase Plan		(172)		(395)		3,804						3,409
Net tax benefit on Stock Option Exercises				10,958								10,958
Board Deferred Stock Compensation				69								69
Cumulative Translation Adjustment							49,494				49,494	49,494
Minimum Pension Liability Adjustment								(2,728)			(2,728)	(2,728)
Unrealized Gain on Swaps, net of taxes of $(880)									1,634		1,634	1,634
Unrealized Gain on Other Investments, net of amount realized of $749, net of taxes of $347										(644)	(644)	(644)

Total Comprehensive Income											333,178

Balance, December 31, 2004	335,045	105,916	$3,350	$477,768	$2,056,079	$(2,268,414)	$12,239	$(24,691)	$(665)	$48		$255,714

        The accompanying notes are an integral part of the Consolidated Financial Statements.

Notes to Consolidated Financial Statements

(Dollars and shares in thousands, except per share data)

Note 1. Basis of Presentation

        IMS Health Incorporated ("IMS" or the "Company") is a leading global provider of information solutions to the pharmaceutical and healthcare industries. The Company's revenues are derived primarily from the sale of a broad line of market information, sales management and consulting services to the pharmaceutical and healthcare industries. The Company's information products are developed to meet client needs by using data secured from a worldwide network of suppliers in the markets where operations exist. Key information products include:

  •
  Sales Force Effectiveness to optimize sales force productivity and territory management;

  •
  Portfolio Optimization to provide clients with insights into market opportunity and business development assessment;

  •
  Brand and Launch Management and Other to support client needs relative to market segmentation and positioning and life cycle management for prescription and over-the-counter pharmaceutical products; and

  •
  Consulting and Services that use in-house capabilities and methodologies to assist pharmaceutical clients in analyzing and evaluating market trends, strategies and tactics, and to help in the development and implementation of customized software applications and data warehouse tools.

        The Company operates in more than 100 countries. The Company also owns a venture capital unit, Enterprise Associates, LLC ("Enterprises"), which is focused on investments in emerging businesses. Until December 21, 2004, the Company also owned approximately a 25.0% equity interest in the TriZetto Group, Inc. "TriZetto" (See Note 9).

        The Company is managed on a global business model with global leaders for the majority of its critical business processes and accordingly has one reportable segment.

        Until February 6, 2003, the Company also included the Cognizant Technology Solutions Corporation Segment ("CTS"), which provides custom Information Technology ("IT") design, development, integration and maintenance services. CTS is a publicly traded corporation on the Nasdaq national market system. The Company owned 55.3% of the common shares outstanding of CTS (92.5% of the outstanding voting power) as of December 31, 2002, and accounted for CTS as a consolidated subsidiary. On February 6, 2003, the Company divested CTS through a split-off transaction, and as a result, the Company's share of CTS results are presented as discontinued operations for 2003 through the date of divestiture (see Note 5).

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

        Securities and other investments. The Company carries investments in marketable equity securities and partnership interests in venture capital partnerships. The equity securities are classified as available-for-sale and are therefore recorded at fair value in the financial statements. Unrealized gains and losses related to the available-for-sale securities are recorded within Other Comprehensive Income, a component of Shareholders' Equity. Realized gains and losses are recorded in earnings in the period in which the securities are sold. The partnership interests are recorded in the financial statements at cost. On a quarterly basis the Company makes estimates of the market value of these investments and reduces the carrying value of the investments if there is an other-than-temporary decline in the fair value below cost. The Company evaluates the recoverability of the underlying securities in each partnership on an individual basis. No investments had an estimated fair value less than the carrying value of the investment as of December 31, 2004 and 2003.

        Property, plant and equipment. Buildings, machinery and equipment are recorded at cost and depreciated over their estimated useful lives to their salvage values using principally the straight-line method. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. See Note 18.

        Computer software. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Research and development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are amortized on a product by product basis over three to seven years. Annual amortization is the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. The Company periodically reviews the unamortized capitalized costs of computer software products based on a comparison of the carrying value of computer software with its estimated net realizable value and changes in software technology. The Company recognizes immediately any impairment losses on capitalized software as a result of its review or upon its decision to discontinue a product. See Note 6.

        The Company capitalizes internal-use software costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".

        Goodwill and other intangibles. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired. Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with the provisions of SFAS No. 142 goodwill is no longer amortized. The Company completed its transitional goodwill impairment test during the first quarter of 2002, which did not result in an impairment loss. The Company reviews the recoverability of goodwill annually by comparing the estimated fair values of reporting units (based on discounted cash flow analysis) with their respective net book values. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying value of goodwill over its implied fair value. The Company completed its annual impairment test as of September 30, 2004 and was not required to recognize a goodwill impairment charge. See Note 6.

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

        Revenue Recognition. The Company recognizes revenue as earned, which is over the service period as its products are delivered or related services are performed. Advance payments for services and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. Revenues from post-contract customer support (maintenance) are recognized on a straight-line basis over the term of the arrangement. Revenues from time and material service agreements are recognized as the services are provided. Revenues from fixed price service contracts are recognized over the contract term based on the ratio of the number of hours incurred for services provided during the period compared to the total estimated hours to be incurred over the entire arrangement. Under the terms of these contracts, all services provided by the Company and its subsidiaries through the date of cancellation are due and payable.

        The Company enters into barter transactions in the normal course in which it exchanges data for data, or data for other services such as advertising, software licenses and panel recruitment. The Company recognizes revenue from barter transactions as its products are delivered or services are performed. The related barter expense is recognized as the products or services are utilized by the Company, the majority of which is in the same accounting period as the related barter revenue. Barter transactions are valued based on either the fair value of the products or services received by the Company or the fair value of the information or services delivered to customers, whichever is more clearly evident. The Company's barter revenues have accounted for approximately 4% to 5% of total consolidated revenues in each of the three years ended December 31,

2004. The Company expects that barter revenues will continue to account for approximately 4% to 5% of total consolidated revenues.

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

        The discount rate is the rate at which the benefit obligations could be effectively settled. For U.S. plans, the discount rate is determined by matching the plans' expected cash flow (determined on a PBO basis) with spot rates developed from a yield curve comprised of high-grade (Moody's Aa and above) non-callable corporate bonds to develop the present value of the expected cash flow, and then determining the single rate (discount rate) which when applied to the expected cash flow derives that same present value. For non-U.S. plans, the discount rate is based on the current yield of an index of high quality corporate bonds. At December 31, 2004, the Company reduced the discount rate from 6.25% to 6.00% for its U.S. pension plans and postretirement medical plan. Reduction in the discount rate also occurred in non-U.S. countries, where the range of applicable discount rates at December 31, 2004 is 1.5%—10.0% versus a range of 1.8%—8.0% at December 31, 2003. As a sensitivity measure, the 25 basis point reduction in the discount rate will result in an increase in the 2005 U.S. pension expense (pre-tax) of approximately $125.

        In selecting an expected return on plan asset assumption, the Company considers the returns being earned by the plan assets in the fund, the rates of return expected to be available for reinvestment and long-term economic forecasts for the type of investments held by the plan. At January 1, 2005 the expected return on plan assets for the U.S. pension plans is 8.75%, which is unchanged from January 1, 2004. Outside the U.S. the range of applicable expected rates of return is 0.42%—10.0% as of January 1, 2005 versus a range of 0.66%—8.0% at January 1, 2004. The actual return on plan assets will vary from year to year versus this assumption. Although the actual return on plan assets will vary from year to year, the Company believes it is appropriate to use long-term expected forecasts in selecting its expected return on plan assets. As such, there can be no assurance that the Company's actual return on plan assets will approximate the long-term expected forecasts.

        At December 31, 2004, the fair value of assets in the Company's pension plans exceeded the projected benefit obligation by $2,379. Additional information on pension and other postretirement benefit plans is contained in Note 12.

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

		2004	2003	2002

Net Income:	As reported	$285,422	$638,945	$266,115
	Add: Stock-based employee compensation expense included in reported net income, net of tax	2,875	2,394	2,382
	Deduct: Total employee compensation expense under fair value method for all awards, net of tax	(26,238)	(23,168)	(26,721)

	Pro forma	$262,059	$618,171	$241,776

Earnings Per Share:
Basic	As reported	$1.22	$2.61	$0.93
	Pro forma	$1.12	$2.52	$0.85
Diluted
	As reported	$1.20	$2.58	$0.93
	Pro forma	$1.10	$2.50	$0.84

        Legal costs. Legal costs in connection with loss contingencies are expensed as incurred.

        Use of estimates. The preparation of financial statements and related disclosures in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates. The most significant estimates relate to allowances, work-in-process inventories, investments, depreciation of fixed assets including salvage values, carrying value of intangible assets, provision for income taxes and tax assets and liabilities, reserves for severance, pensions and reserves for employee benefits, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The accounting estimates used in the preparation of our Consolidated Financial Statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes. Actual results could vary from the estimates and assumptions used in the preparation of the Consolidated Financial Statements.

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

        Reclassifications. Certain prior-year amounts have been reclassified to conform with the 2004 presentation.

Note 3. Summary of Recent Accounting Pronouncements

        In December 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132 (revised 2003), "Employer's Disclosures about Pensions and Other Postretirement Benefits," an amendment of SFAS Nos. 87, "Employers' Accounting for Pensions", 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits," and 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and a revision of SFAS No. 132. SFAS No. 132 (revised 2003) requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans, but does not change the measurement or recognition of such plans. The new disclosure requirements contained in SFAS No. 132 (revised 2003) are effective for fiscal years ending after December 15, 2003, with a delayed effective date for certain disclosures, for foreign plans, and for non-public entities. The Company has adopted all aspects of SFAS No. 132 (revised 2003) for all foreign and non-foreign plans. This requirement was first effective for fiscal years ending after June 15, 2004. Additionally the Company is required to disclose components of the net benefit cost in the quarterly financial statements beginning with the first quarter of 2004. The adoption of SFAS No. 132 (revised 2003) did not have a material impact on the Company's financial position, results of operations or cash flows for the year ended December 31, 2004.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law in the U.S. The Act introduced a prescription drug benefit under Medicare Part D and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In May 2004, the FASB issued Staff Position No. ("FSP") FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." This statement requires entities to disclose the effects of the Act and to assess the impact of the subsidy on the accumulated postretirement benefit obligation and the net periodic postretirement benefit cost in the first interim period beginning after June 15, 2004. FAS 106-2 was first effective for the quarter ended September 30, 2004. The adoption of FAS 106-2 did not have a material effect on the Company's financial position, results of operations or cash flows for the year ended December 31, 2004.

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123R establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of all employee share-based payments, including grants of employee stock options, using a fair-value based method, such as the Black-Scholes option valuation model at the date of the grant. The resulting cost is then recognized as compensation cost in the Consolidated Statements of Income over the service period during which an employee is required to provide service in exchange for the award (usually the vesting period). SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period beginning after June 15, 2005. The Company is currently evaluating the impact of SFAS No. 123R; however the Company expects that the adoption under the modified prospective method will have approximately an $0.11 fully diluted earnings per share impact on its consolidated results of operations for 2005.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29." SFAS No. 153 amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions," to eliminate the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Company's financial position, results of operations or cash flows for the year ending December 31, 2005.

Note 4. Acquisitions and Dispositions

Acquisitions

        The Company makes acquisitions in order to expand its products, services and geographic reach. During the year ended December 31, 2004, the Company completed eight acquisitions for an aggregate cost of approximately $63,000. The acquisitions were Source Belgium S.A. (Belgium), H.E.D.M. Bvba (Belgium), SciCon Wissenschaftliche Unternehmensberatung GmbH (Germany), Groupe PR (France), Institute for Medical Marketing Research (Sweden), United Research China (Shanghai) Co., Ltd (China), M&H Informatics Holding AG (Switzerland) and Pitre SRL (Italy) and were accounted for under the purchase method of accounting. As such, the aggregate purchase price has been allocated on a preliminary basis to the assets acquired based on estimated fair values as of the closing date. The purchase price allocations will be finalized after completion of the valuation of certain assets and liabilities. Any adjustments resulting from the finalization of the purchase price allocations are not expected to have a material impact on the Company's results of operations. The Consolidated Financial Statements include the results of these acquired companies subsequent to the closing of the acquisitions. Had each of these acquisitions occurred as of January 1, 2004 or 2003, the impact on the Company's results of operations would not have been significant. Goodwill of approximately $34,000 was recorded in connection with these acquisitions, none of which is deductible for tax purposes.

        During the year ended December 31, 2003, the Company completed seven acquisitions and one joint venture, for an aggregate cost of approximately $70,000. These acquisitions were Data Niche Associates, Inc. (U.S.), Azyx Polska Geopharma Information Services, Sp.z.o.o. (Poland), Azyx Serviços de Geomarketing Farmacéutico, Ltda. (Portugal), Interpharma Asia Pacific's healthcare consulting business (China), Rx Canada, Inc. (Canada) MIS (MIS Adriatic d.o.o. za konzalting in Croatia, PharmMIS Bulgaria E.o.o.d. in Bulgaria and MIS ALPE ADRIA d.o.o., Ljubljana in Slovenia), SRL GYD Institut (France) and ORG IMS Research Private Limited (India). All 2003 acquisitions were accounted for under the purchase method of accounting. The Consolidated Financial Statements include the results of these acquired companies subsequent to the closing of the acquisitions. Had these acquisitions occurred as of January 1, 2003 or 2002, the impact on the Company's results of operations would not have been significant. Goodwill of approximately $45,000 was recorded in connection with these acquisitions, of which approximately $27,000 is deductible for tax purposes.

        The Company completed its purchase price allocations during 2004 related to its 2003 acquisitions. Accordingly, additional goodwill of approximately $3,000 was recorded during 2004 related to these acquisitions. This includes approximately $500 related to the net deferred tax liabilities related to certain intangible assets.

        During 2003, the Company completed its purchase price allocations related to its 2002 acquisitions. In addition, the Company made tax-related and other acquisition-related payments during 2003. Accordingly, additional goodwill of approximately $5,500 was recorded during 2003 related to these acquisitions. This includes approximately $5,000 related to the net deferred tax liabilities related to certain intangible assets.

        During January 2005, the Company completed two additional acquisitions for an aggregate cash cost of approximately $24,000, including estimated costs of completing the acquisitions. These acquisitions will be accounted for under the purchase method of accounting and the respective purchase price will be allocated to the assets acquired and the liabilities assumed based on estimated fair values as of the closing dates. Had these acquisitions occurred as of December 31, 2004 or 2003, the impact on the Company's results of operations would not have been significant.

Dispositions

        During the year ended December 31, 2004, the Company and its venture capital funds sold investments with a cost basis of $8,804 and realized a net pre-tax gain of $15,518. These sales resulted in cash proceeds of $24,338. In addition, the Company recorded $1,947 of write-downs associated with other-than-temporary declines in the fair value of its venture capital investments. Furthermore, the Company's unrealized gains on available-for-sale securities decreased by $644 since December 31, 2003.

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

Note 5. CTS Split-Off

        On February 6, 2003, the Company completed an exchange offer to distribute its majority interest in CTS. The Company exchanged 0.309 shares of CTS class B common shares for each share of the Company that was tendered. Under terms of the offer, the Company accepted 36,540 IMS common shares tendered in exchange for all 11,291 CTS common shares that the Company owned. As the offer was oversubscribed, the Company accepted tendered IMS shares on a pro-rata basis in proportion to the number of shares tendered. The proration factor was approximately 21.1%.

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

Note 6. Goodwill and Intangible Assets

        The Company follows SFAS No. 142 in accounting for the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives continue to be amortized. During the year ended December 31, 2004, the Company recorded additional goodwill of approximately $44,000 (see Note 18). As of December 31, 2004, goodwill amounted to $302,229.

        All of the Company's other acquired intangibles are subject to amortization. Intangible asset amortization expense was $12,530 and $9,202 during the years ended December 31, 2004 and 2003, respectively. At December 31, 2004, intangible assets were primarily composed of customer relationships, databases and trade names (principally included in Other assets) and computer software. The gross carrying amounts and related accumulated amortization of these intangibles were $91,082 and $24,940, respectively, at December 31, 2004 and $61,944 and $12,410, respectively, at December 31, 2003.

        These intangibles are amortized over periods ranging from two to fifteen years. As of December 31, 2004, the weighted average amortization periods of the acquired intangibles by asset class are listed in the following table:

Intangible Asset Type	Weighted average amortization (years) period

Customer Relationships	8.5
Computer Software and Algorithms	7.2
Databases	3.8
Trade Names	3.9
Other	4.0
Weighted average	7.6

        Customer relationships accounted for the largest portion of the Company's acquired intangibles at December 31, 2004. In accordance with the principles of SFAS No. 142 and Statement of Financial Accounting Concepts No. 7, "Using Cash Flow Information and Present Value in Accounting Measurements," when determining the value of customer relationships for purposes of allocating the purchase price of an acquisition, the Company looks at existing customer contracts of the acquired business to determine if they represent a reliable future source of income and hence, a valuable intangible asset for the Company. The Company determines the fair value of the customer relationships based on the estimated future benefits the Company expects from the acquired customer contracts. In performing its evaluation and estimation of the useful life of customer relationships, the Company looks to the historical growth rate of revenue of the acquired company's existing customers as well as the historical attrition rates.

        Based on current estimated useful lives, annual amortization expense associated with intangible assets at December 31, 2004 is estimated to be as follows:

Year Ended December 31,	Amortization expense

2005	$14,349
2006	12,620
2007	9,723
2008	6,985
2009	5,611
Thereafter	$15,902

Note 7. Severance, Impairment and Other Charges

        During the fourth quarter of 2004, the Company recorded $36,890 of Severance, impairment and other charges as a component of operating income. As a result of leveraging prior investments in technology and process improvements, the Company committed to a plan to eliminate selected positions involved primarily in production and development. The plan resulted in a charge for one-time termination benefits relating to a headcount reduction of approximately 465 employees located primarily in Europe and the U.S. These severance benefits were calculated pursuant to the terms of established employee protection plans, in accordance with local statutory minimum requirements or individual employee contracts, as applicable.

        All of the charge will be settled in cash. The Company paid approximately $452 during the fourth quarter of 2004 and the remaining accrual balance at December 31, 2004 was $36,438. The Company expects that all termination actions under this plan will be completed by the end of 2005.

Severance related charges

Charge at December 31, 2004	$36,890
2004 utilization	(452)

Balance at December 31, 2004	$36,438

        The Company currently expects that a substantial portion of the cash outlays relating to the 2004 fourth quarter charge will be applied against the remaining December 31, 2004 balance during 2005 and 2006.

        During the three months ended March 31, 2003, the Company recorded $37,220 of Severance, impairment and other charges as a component of operating income. These charges were designed to further streamline operations and increase productivity through a worldwide reduction in headcount of approximately 80 employees and charges related to impaired contracts and assets. The contract-related charges were for impaired data supply and data processing contacts primarily in the Company's U.S. and Japanese operations. The asset write-down portion of the 2003 charge related to the Company's decision to abandon certain products and as such, certain computer software primarily in the U.S., Japan and Europe was written-down to its net realizable value.

	Severance related charges	Contract related charges	Asset write-downs	Total

Charge at March 31, 2003	$9,958	$22,307	$4,955	$37,220
2003 utilization	(6,197)	(7,047)	(6,634)	(19,878)
2004 utilization	(1,637)	(3,614)	—	(5,251)
Adjustments	(1,746)	67	1,679	—

Balance at December 31, 2004	$378	$11,713	$—	$12,091

        Approximately $9,958 of the 2003 charge related to a worldwide reduction in headcount of approximately 80 employees. These severance benefits were calculated pursuant to the terms of established employee protection plans, in accordance with local statutory minimum requirements or individual employee contracts, as applicable.

        The cash portion of the 2003 charge amounted to $30,586, of which the Company paid approximately $5,251 and $13,244 during 2004 and 2003, respectively, related primarily to employee termination benefits and contract-related charges. The remaining accrual of $12,091 at December 31, 2004 relates to lease obligations and continuing payments related to employee termination benefits.

        The Company expects that cash outlays will be applied against the $12,091 balance remaining in the first quarter charge at December 31, 2004 as follows:

Year Ended December 31,	Cash Outlays

2005	$7,196
2006	2,504
2007	713
2008	258
2009	258
Thereafter	1,162

Total	$12,091

        During 2003, the Company reversed approximately $1,750 of severance related charges originally included in the first quarter charge due to the Company's refinement of estimates. The Company also recorded additional charges during 2003 of approximately $1,700 related primarily to a software impairment.

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

	Severance related charges	Contract related charges	Asset write-downs	Total

Charge at December 31, 2001	$39,652	$26,324	$28,640	$94,616
2001 utilization	(3,692)	(6,663)	(27,887)	(38,242)
2002 utilization	(26,277)	(9,819)	(1,474)	(37,570)
2003 utilization	(6,384)	(2,720)	(241)	(9,345)
2004 utilization	(455)	(1,232)	—	(1,687)
Adjustments	(688)	(274)	962	—

Balance at December 31, 2004	$2,156	$5,616	$—	$7,772

        The Company expects that cash outlays will be applied against the $7,772 balance remaining in the program at December 31, 2004 as follows:

Year Ended December 31,	Cash Outlays

2005	$2,216
2006	2,216
2007	1,835
2008	262
2009	262
Thereafter	981

Total	$7,772

        The Company expects that future results will benefit from the 2001 and 2003 restructuring charges to the extent of the contract-related charges and asset write-downs primarily through 2007. The Company's severance actions in the 2001 and 2003 programs related to a shifting of resources around the company. The benefits from the 2004 severance actions will be partially offset by headcount additions in selected locations. The benefits will be realized primarily in Operating costs and Selling and administrative expense, with a partial year of benefit realized in 2005 and a full year of benefit realized in 2006. For the 2001 and 2003 charges, the income statement lines that will be impacted in future periods are Operating costs for the contract-related charges and Depreciation and amortization related to the asset write-downs. However, the Company does not expect a material impact on future cash flows due to the fact that it is still contractually obligated to continue to make payments under impaired contracts.

Note 8. Minority Interests

        The Company consolidates the assets, liabilities, results of operations and cash flows of businesses and investments over which it has control (see Note 2). Third parties' ownership interests are reflected as minority interests on the Company's financial statements. Two of the Company's subsidiaries contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In 1997, third-party investors contributed $100,000 to the partnership in exchange for minority ownership interests. The Company and its subsidiaries maintain a controlling (91%) interest in the partnership. Under the terms of the partnership agreements, the third-party investors have the right to take steps that would result in the liquidation of their partnership interest on June 30, 2006.

        Minority interest related to these subsidiaries of $5,818, $7,579 and $10,539 was recorded in Other expense, net on the Consolidated Statements of Income in 2004, 2003 and 2002, respectively.

        During January 2005, the Company paid approximately $36,000 to acquire the 50% interest in IHA.IMS Health GmbH ("IHA") not owned by IMS. This entire payment will be recorded as goodwill during the first quarter of 2005. As of and for the three years ended December 31, 2004, the Company consolidated the results of IHA and recorded minority interest expense for the 50% not owned by the Company.

Note 9. Investments in Equity Investees

        On December 21, 2004, the Company and TriZetto entered into a share purchase agreement pursuant to which, the Company sold to TriZetto all of the 12,142,857 shares of Common Stock, par value $0.001 per share, of TriZetto owned by the Company for an aggregate cash consideration of $81,964. The Company received $44,550 in December 2004 and the balance of $37,414 in January 2005. As such, the balance of $37,414 was included in Other current assets in our Consolidated Statements of Financial Position at December 31, 2004. As a result of the transaction, the Company recorded a pre-tax gain of $38,803 in 2004.

        The investment in TriZetto was accounted for under the equity method of accounting. The Company's share of the adjusted operating results of TriZetto for the years ended December 31, 2004, 2003 and 2002, amounted to income (loss) of $164, $(4,248) and $(873), respectively, net of deferred tax (benefit) of $105, $(2,740) and $(563), respectively.

        Following an initial decline in the market value of TriZetto stock below cost in the latter part of the second quarter of 2002, the Company performed, and continued to perform, a periodic assessment in accordance with its policy to determine whether an other-than-temporary decline in fair value had occurred. An impairment charge of $26,118, net of taxes of $16,832, was recorded in the fourth quarter of 2002 to write down the Company's investment in TriZetto following the continued significant decline in the market value of TriZetto shares below the Company's carrying value, including a further substantial decline subsequent to December 31, 2002, which was not considered by the Company in determining the amount of the impairment as of December 31, 2002. As of December 31, 2002, TriZetto shares closed at $6.14 compared to the Company's book value per share of $9.68, prior to the impairment charge being recorded. The impairment charge recorded brought the Company's book value in TriZetto down to TriZetto's December 31, 2002 market value.

        The Company continued to perform a periodic assessment in accordance with its policy to determine whether an other-than-temporary decline in the fair value of its investment in TriZetto had occurred. An impairment charge of $14,842, net of taxes of $9,565, was recorded in the first quarter of 2003, to write down the Company's investment in TriZetto following the continued significant decline in the market value of TriZetto shares below the Company's carrying value. The Company concluded that these declines were other-than-temporary in accordance with Staff Accounting Bulletin ("SAB") No. 59, "Views on Accounting for Noncurrent Marketable Equity Securities," and the impairment charge recorded brought the Company's book value in TriZetto down to TriZetto's March 31, 2003 market value.

Note 10. Securities

        Securities and other investments include the Company's investments in: a) publicly traded marketable securities; b) direct equity investments in private companies, and c) limited partner interests in venture capital partnerships.

        Marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported within Other Comprehensive Income as a component of Shareholders' Equity. Typically these securities are distributed to the Company from venture capital partnerships in which it invests. The cost and estimated fair value of these securities were, $1,033 and $1,107, respectively, at December 31, 2004, and $1,783 and $2,847, respectively, at December 31, 2003.

        Direct equity investments in private companies and limited partner interests in venture capital partnerships are carried in the financial statements at cost, which was $5,560 at December 31, 2004 and $11,393 at December 31, 2003. On a quarterly basis, the Company monitors the realizable value of these investments and makes appropriate reductions in their carrying values when a decline in value is deemed to be other-than-temporary.

        After a comprehensive review of the publicly traded marketable securities and of the operating results, financial position and future prospects of the investments made by the partnerships, management concluded that the declines in the value of the investments were other-than-temporary in nature and charges of $1,947 and $655 for the years ended December 31, 2004 and 2003, respectively, have been included in Gains (losses) from investments, net in the Consolidated Statements of Income.

        The Company sold securities from its available-for-sale portfolio and recorded a net pre-tax gain of $13,747, $983 and $17,909 during 2004, 2003 and 2002, respectively. These amounts were recorded in Gains (losses) from investments, net in the Consolidated Statements of Income.

Note 11. Financial Instruments

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

        The impact of foreign exchange risk management activities on pre-tax income in 2004 was a net loss of $894, and net losses in 2003 and 2002 of $18,974 and $10,101, respectively. In addition, at December 31,

2004, the Company had approximately $150,750 in foreign exchange forward contracts outstanding with various expiration dates through June 2005 relating to non-functional currency assets and liabilities. Foreign exchange forward contracts are recorded at estimated fair value. The estimated fair values of the forward contracts are based on quoted market prices. Unrealized and realized gains and losses on these contracts are not deferred and are included in the Consolidated Statements of Income in Other expense, net.

Fair Value of Financial Instruments

        At December 31, 2004, the Company's financial instruments included cash, cash equivalents, short-term marketable securities, receivables, accounts payable, short-tem debt and long-term debt. At December 31, 2004, the fair values of cash, cash equivalents, receivables, accounts payable and short-term debt approximated carrying values due to the short-term nature of these instruments. At December 31, 2004, the fair value of long-term debt approximated carrying value.

Credit Concentrations

        The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 2004 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

        The Company maintains accounts receivable balances ($280,548 and $271,268, net of allowances, at December 31, 2004 and 2003, respectively—see Note 18), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 2004 due to the high quality of its customers and their dispersion across many geographic areas.

Lines of Credit

        The Company had borrowing arrangements with several domestic and international banks to provide lines of credit up to $700,000 at December 31, 2004. Total borrowings under these existing lines were $476,400 and $407,600 at December 31, 2004 and 2003, respectively, of which $0 and $407,600 were classified as short-term and $476,400 and $0 were classified as long-term as of December 31, 2004 and 2003, respectively. As of December 31, 2004, $229,000 was reclassified from short-term debt to long-term debt in accordance with the provisions of SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced" ("SFAS No. 6") based on the Company's amendment to its credit facility executed on March 9, 2005, as discussed below.

        On April 5, 2004, the Company entered into a $700,000 revolving credit facility with a syndicate of 12 banks (the "Unsecured Facility"). The Unsecured Facility replaced the Company's lines of credit with several domestic and international banks. The Unsecured Facility is comprised of $430,000 of short-term lines that were due to expire in April 2005 and $270,000 of long-term lines that were due to expire in April 2007 (see note regarding the amendment of these credit facilities below). In general, rates for borrowing under both the short-term and long-term components are LIBOR plus 45 basis points and can vary based on the Company's Debt to EBITDA ratio. The weighted average interest rates for the Company's short-term lines were 2.81% and 1.61% at December 31, 2004 and 2003, respectively. The weighted average interest rates for the Company's long-term lines were 2.83% and 1.84% at December 31, 2004 and 2003, respectively. In addition, the Company will pay a commitment fee on the unused portion of the short-term and long-term facilities of 0.08% and 0.10%, respectively.

        The Company defines long-term lines as those where the lines are non-cancelable for more than 365 days from the balance sheet date by the financial institutions except for specified, objectively measurable violations of the provisions of the agreement. Borrowings under these three-year facilities are short-term in nature; however, the Company has the ability and the intent to refinance the short-term borrowings as they come due through April 2007. At December 31, 2004, the Company reclassified $247,400 of its short-term debt outstanding as long-term debt in accordance with the provisions of SFAS No. 6.

        The Company's total debt of $630,144 and $561,991 at December 31, 2004 and 2003, respectively, included $150,000 of private placement debt (as further discussed below), and $3,744 and $4,391 at December 31, 2004 and December 31, 2003, respectively, related primarily to cash overdrafts, certain capital leases, mortgages and an adjustment to the carrying amount of fair value hedged debt. At December 31, 2004, the Company had $223,600 available under it's existing bank credit facilities.

        On March 9, 2005, the Company renegotiated with the syndicate of 12 banks to amend and restate the $700,000 revolving credit facility (the "Amended and Restated Facility"). The terms of the Amended and Restated Facility extended the maturity of the facility in its entirety to a term of five years, maturing March 2010, reduced the borrowing margins and increased subsidiary borrowing limits. As such, at December 31, 2004, the Company reclassified $229,000 of its short-term debt to long-term debt in accordance with the provisions of SFAS No. 6. In general, rates for borrowing under the Amended and Restated Facility are LIBOR plus 40 basis points and can vary based on the Company's Debt to EBITDA ratio.

        During the fourth quarter of 2001, the Company renegotiated with several banks and entered into three-year lines of credit for borrowings of up to $175,000. Borrowings had maturity dates of up to 90 days from their inception. These lines of credit were due to mature in 2004 and as such $175,000 was reclassified to short-term as of December 31, 2003.

        In March and April 2002, the Company entered into interest rate swaps on a portion of its variable rate debt portfolio. These arrangements convert the variable interest rates to a fixed interest rate on a notional amount of $75,000 and mature at various times from March 2005 through April 2006. The fixed rates range from 4.05% to 5.08%. The Company accounted for the interest rate swaps as cash flow hedges and recorded any changes in fair value in Other Comprehensive Income, in the Consolidated Statements of Shareholders' Equity. The Company determines the fair values based on estimated prices quoted by financial institutions. The mark-to-market adjustment for the year ended December 31, 2004 was an unrealized net loss of $1,634.

        In January 2003, the Company closed a private placement transaction pursuant to which it issued $150,000 of five-year debt to several highly rated insurance companies at a fixed rate of 4.60%. The Company used the proceeds to pay down short-term debt. The Company also swapped $100,000 of its fixed rate debt to floating rate based on six-month LIBOR plus a margin of approximately 107 basis points. The Company accounted for these swaps as fair value hedges under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company determined the fair values based on estimated prices quoted by financial institutions. The fair value of the swap as of December 31, 2004 was $270.

        The Company's financing arrangements provide for certain covenants and events of default customary for similar instruments, including in the case of its main bank arrangements and the 2003 private placement transaction, covenants to maintain specific ratios of consolidated total indebtedness to EBITDA and of EBITDA to certain fixed charges. At December 31, 2004, the Company was in compliance with these financial debt covenants and it anticipates that it will remain in compliance with the covenants over the term of the borrowing arrangements.

Note 12. Pension and Postretirement Benefits

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

        The Company uses a December 31 measurement date for the majority of its pension and postretirement benefit plans. The Company aggregates the disclosures of its U.S. and non-U.S. plans because the material assumptions used for such plans are similar.

	Pension Benefits		Other Benefits

Obligations and Funded Status at December 31,
	2004	2003	2004	2003

Change in benefit obligation
Benefit obligation at beginning of year	$232,630	$196,108	$12,538	$11,570
Service cost	11,276	9,048	92	143
Interest cost	12,865	10,997	769	762
Foreign currency exchange adjustment	9,098	10,088	—	—
Amendments	(1,030)	—	—	—
Plan participants' contributions	1,855	1,005	265	202
Actuarial (gain) loss	11,054	12,325	(1,502)	612
Benefits paid	(9,119)	(6,941)	(809)	(751)
Acquisitions	482	—	—	—

Benefit obligation at end of year	$269,111	$232,630	$11,353	$12,538

Change in plan assets
Fair value of plan assets at beginning of year	$214,872	$151,099	$—	$—
Actual return on assets	21,639	31,791	—	—
Foreign currency exchange adjustment	6,857	6,553	—	—
Employer contributions	35,386	31,365	544	549
Plan participants' contributions	1,855	1,005	265	202
Benefits paid	(9,119)	(6,941)	(809)	(751)
Other	—	—	—	—

Fair value of plan assets at end of year	$271,490	$214,872	$—	$—

Funded status	$2,379	$(17,758)	$(11,353)	$(12,538)
Unrecognized actuarial loss	77,196	67,232	2,896	4,841
Unrecognized prior service cost	(1,268)	(505)	(1,204)	(2,182)
Unrecognized net transition asset	(73)	(101)	—	—

Net amount recognized	$78,234	$48,868	$(9,661)	$(9,879)

Amounts recognized in the Consolidated Statements of Financial Position consist of:
Prepaid benefit cost (Other assets)	$112,107	$80,750	$—	$—
Accrued benefit liability (Postretirement and postemployment benefits)	(74,548)	(66,564)	(9,661)	(9,879)
Intangible asset (Other assets)	515	577	—	—
Accumulated other comprehensive income (Minimum pension liability)	40,160	34,105	—	—

Net amount recognized	$78,234	$48,868	$(9,661)	$(9,879)

        The accumulated benefit obligation for all defined benefit pension plans was $250,586 and $219,127 at December 31, 2004, and 2003, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets as of December 31,	2004	2003

Projected benefit obligation	$177,256	$148,935
Accumulated benefit obligation	$159,639	$136,665
Fair value of plan assets	$108,509	$84,663
	Pension Benefits			Other Benefits
Components of Net Periodic Benefit Cost for years ended December 31,
	2004	2003	2002	2004(1)	2003	2002

Service cost	$11,276	$9,048	$7,332	$92	$143	$390
Interest cost	12,865	10,997	10,139	769	762	880
Expected return on plan assets	(19,036)	(14,329)	(13,787)	—	—	—
Amortization of prior service cost (credit)	(226)	(137)	(153)	(987)	(988)	(590)
Amortization of transition obligation	(92)	41	281	—	—	—
Amortization of net (gain) loss	2,677	1,695	404	453	451	310
Curtailment charge (credit)	—	—	—	—	—	(860)

Net periodic benefit cost	$7,464	$7,315	$4,216	$327	$368	$130

(1)
Reflects accounting for the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 prospectively beginning in the third quarter of 2004. The Medicare Part D subsidy reduced the accumulated postretirement benefit obligation by $1,384. The total reduction in the net periodic benefit cost due to the Act was $337 at December 31, 2004 of which $134 related to the subsidy.

	Pension Benefits		Other Benefits
Additional Information as of December 31,	2004	2003	2004	2003

Increase in minimum liability included in other comprehensive income	$6,055	$8,285	n/a	n/a

Assumptions

	Pension Benefits		Other Benefits
Weighted average assumptions used to determine benefit obligations at December 31,
	2004	2003	2004	2003

Discount rate	5.61%	5.77%	6.00%	6.25%
Rate of compensation increase	3.73%	3.68%	n/a	n/a
	Pension Benefits			Other Benefits
Weighted average assumptions used to determined net periodic benefit cost for years ended December 31,
	2004	2003	2002	2004	2003	2002

Discount rate	5.77%	6.14%	6.62%	6.25%	6.75%	7.25%
Expected long-term return on plan assets	8.32%	8.14%	8.76%	n/a	n/a	n/a
Rate of compensation increase	3.68%	3.71%	3.89%	n/a	n/a	n/a

        When selecting an expected long-term return on plan assets, the Company considers current capital market conditions, historical performance, and economic forecasts for the major asset classes. The Company reviews the long-term assumptions on an annual basis.

Assumed health care cost trend rates at December 31,	2004	2003	2002

Health care cost trend rate assumed for next year	9.0%	10.0%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2011	2011	2011

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease

Effect on total of service and interest cost	$58	$(49)
Effect on postretirement benefit obligation	$876	$(747)

Plan Assets

        The Company's pension plan weighted average asset allocations at December 31, 2004, and 2003, by asset category, follows:

	Plan Assets at December 31,
Asset Category	2004	2003

Equity securities	72%	72%
Debt securities	27	27
Real estate	0	0
Other	1	1

Total	100%	100%

        The target asset allocation for the Company's pension plans is as follows:

Asset Category	2005

Equity securities	70—75%
Debt securities	20—30%
Other	0—10%

        The Company invests primarily in equity and debt securities that are within prudent levels of risk and provide for necessary liquidity requirements. The long-term objectives are to invest in vehicles that provide a return that both limits the risk of plan assets failing to meet associated liabilities and minimizes long-term expense. The majority of the Company's plan assets are measured quarterly against benchmarks established by the Company's investment advisors, and the Company's Asset Management Committee, who has the authority to recommend changes as deemed appropriate, and reviews actual performance. The Company periodically conducts asset liability modeling studies to ensure that the investment strategy is aligned with the obligations of the plans and that the assets will generate income and capital growth to meet the cost of current and future benefits that the plans provide. The pension plans do not include investments in Company stock at December 31, 2004 or 2003.

Cash Flows

        Contributions.    The Company expects to contribute approximately $23,000 to its pension plans in 2005 and $700 to its other postretirement benefit plan.

        Estimated future benefit payments and subsidy receipts.    The following benefit payments, which reflect expected future service and the Medicare Part D subsidy receipts, are expected to be paid or received as follows:

	Pension Benefits	Other Benefits	Federal Subsidy

Expected benefit payments/subsidy receipts
2005	$9,257	$700	$	(-)
2006	8,998	677		(67)
2007	9,277	752		(77)
2008	9,575	795		(88)
2009	9,945	833		(99)

Years 2010-2014	54,471	4,593		(597)

        Plans accounted for under APB Opinion No. 12, "Omnibus Opinion—1967."    The Company provides certain executives with supplemental pension benefits in accordance with their individual employment arrangements. As individual arrangements, these pension benefits are accounted for under APB Opinion No. 12 (which addresses accounting for deferred compensation contracts) and not SFAS No. 87, and as a result, the tables of this Note 12 do not include the Company's expense or obligation associated with providing these benefits. The Company's obligation for these unfunded arrangements was $15,294 at December 31, 2004 and $10,790 at December 31, 2003. Annual expense was $4,257 in 2004 and $2,532 in 2003. The discount rate and rate of compensation increase used to measure year-end obligations was 6.00% and 5.00%, respectively as of December 31, 2004 and 6.25% and 5.00%, respectively as of December 31, 2003.

        Defined Contribution Plans.    Certain employees of the Company in the United States of America are eligible to participate in the Company-sponsored defined contribution plan. The Company makes a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $2,998 and $2,556 for the years ended December 31, 2004 and 2003, respectively. Approximately 5% and 6% of total plan assets were invested in Company stock at December 31, 2004 and 2003, respectively.

        There are additional Company-sponsored defined contribution arrangements for employees of the Company residing in countries other than the United States. The Company is required to make contributions based on the specific requirements of the plans. The Company's expense related to these plans was $4,557 and $3,210 for the years ended December 31, 2004 and 2003, respectively. None of the plan assets were invested in Company stock at any time during 2004 or 2003.

        During 2003, the District Court in the Southern District of Illinois (in the case of Cooper v. International Business Machines, "IBM" Personal Pension Plan) found that cash balance pension plans are age discriminatory and, therefore, violate the Employee Retirement Income Security Act of 1974. While this ruling applies solely to the IBM Personal Pension Plan, the Company, as the sponsor of a cash balance pension plan in the United States, will monitor this case as it proceeds through the appeals process.

Note 13. Employee Stock Plans

        The Company maintains four Employees' Stock Incentive Plans, which provide for the grant of stock options, restricted stock and restricted stock units to eligible employees. At December 31, 2004, there were 52,579 shares of Common Stock reserved for issuance under all of the Company's stock plans of which, 10,188 shares are still available for future grants. Common Stock reserved for issuance includes 18,448 shares from the 2000 Stock Incentive Plan, which the Board of Directors approved during 2000, 29,784 shares from the 1998 Employees' Stock Incentive Plan, which was approved by the shareholders during 1998, 3,437 shares from the 1998 Employees' Stock Purchase Plan, which was approved by the shareholders during 1998, and 910 shares from the 1998 Non-Employee Directors' Stock Incentive Plan, 410 shares of which were approved by the shareholders during 1998 and an additional 500 of which were approved by the shareholders in May 2003. Generally, options vest proportionally over three years for employees and one to three years for non-employee directors and have an exercise price equal to the fair market value of the Common Stock on the date of the grant. Certain grants issued in 2000 permitted accelerated vesting if specified performance targets are achieved. Options granted to the Company's employees must be exercised five, seven or ten years from the date of grant. The vesting period and option term for grants to employees is at the discretion of the Compensation and Benefits Committee of the Board of Directors.

        The Company granted 180 restricted stock units in 2004. The grants had a nominal value of $4,233, a weighted average grant price of $23.48 and vest over a one to two year period.

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

        SFAS No. 123 requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. In accordance with APB Opinion No. 25, the Company recognized $60 compensation cost in 2004 for the fixed stock option plans, $3,900 for restricted stock units, and $69 for Board of Directors deferred stock. No Compensation cost was recognized in 2003 and $403 was recognized in 2002 for the fixed stock option plans (primarily relating to vesting accelerations of certain employee stock options prior to termination), $3,134 and $2,695 respectively, for restricted stock units, and $55 and $71 respectively for Board of Directors deferred stock units.

        The fair value of the Company's stock options used to compute pro forma net income and earnings per share is the estimated fair value at grant date using the Black-Scholes option pricing model. The following weighted average assumptions were used for the periods ended December 31:

	2004	2003	2002

Expected term	4.38 years	3.00 years	3.00 years
Risk-free interest rate	3.1%	1.7%	3.4%
Dividend yield	0.3%	0.3%	0.3%
Expected volatility	34.1%	36.0%	36.0%

        The weighted average fair values of the Company's stock options granted in 2004, 2003 and 2002 were $7.83, $4.29, and $4.84 per share, respectively.

        The following table summarizes the Company's stock option activity for each of the three years ended December 31:

	Stock Options	Weighted Average Per Share Exercise Price

Options Outstanding, December 31, 2001	32,507	$22.12

Granted	6,525	$17.69
Exercised	(991)	$16.20
Expired/Terminated	(2,996)	$22.72

Options Outstanding, December 31, 2002	35,045	$21.41

Granted	6,246	$16.28
Exercised	(3,160)	$16.88
Expired/Terminated	(1,110)	$22.85

Options Outstanding, December 31, 2003	37,021	$20.89

Granted	6,003	$23.90
Exercised	(5,598)	$17.25
Expired/Terminated	(1,926)	$22.94

Options Outstanding, December 31, 2004	35,500	$21.86

        The following table summarizes significant ranges of outstanding and exercisable options of the Company at December 31, 2004:

				Weighted Average Option Exercise Prices
Range of Exercise Prices	Number Outstanding	Number Exercisable	Remaining Contractual Life
				Outstanding	Exercisable

$12.00-$14.93	325	179	4.9 years	$13.86	$13.61
$15.21-$16.93	8,368	4,760	4.3 years	$16.01	$16.00
$17.33-$20.52	8,755	6,993	4.4 years	$19.18	$19.48
$20.65-$26.99	12,099	6,130	5.1 years	$24.08	$24.27
$27.09-$29.90	1,945	1,945	3.9 years	$29.00	$29.00
$30.39-$31.15	4,008	4,008	4.0 years	$30.41	$30.41

	35,500	24,015

        On February 6, 2003, the Company distributed its majority interest in CTS through an exchange offer (see Note 5). The pro forma compensation expense reported for 2003 and 2002 includes expense related to CTS option grants through the date of divestiture.

Note 14. Income Taxes

        Income (loss) from continuing operations before provision for income taxes consisted of:

	2004	2003	2002

U.S.	$248,489	$119,836	$142,046
Non-U.S.	165,950	204,487	236,707

	$414,439	$324,323	$378,753

        The provision (benefit) for income taxes consisted of:

	2004	2003	2002

U.S. Federal and State:
Current	$69,616	$107,183	$17,989
Deferred	14,978	15,739	23,262

	$84,594	$122,922	$41,251

Non-U.S.:
Current	$46,023	$29,722	$41,521
Deferred	(1,436)	13,310	32,192

	44,587	43,032	73,713

Total	$129,181	$165,954	$114,964

        The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

	2004	2003	2002

Tax Expense at Statutory Rate	35.0%	35.0%	35.0%
State and Local Income Taxes, net of Federal Tax Benefit	1.1	0.6	0.7
Impact of Non-U.S. Tax Rates and Credit	(3.4)	(4.7)	(3.3)
U.S. Audit Settlements	(3.8)	0.0	0.0
Non-U.S. Audit Settlements	0.0	(4.3)	0.2
Amortization of U.S. Intangibles	1.1	22.5	0.0
Other, net	1.2	2.1	(2.2)

Total Taxes	31.2%	51.2%	30.4%

        In 2004, the Company's effective tax rate of 31.2% was impacted by approximately $15,100 primarily due to a favorable partial U.S. audit settlement.

        In 2003, the Company's effective tax rate of 51.2% was impacted by a charge of approximately $69,600 due to the Company's reassessment, based on information received in April 2003, of its potential liability associated with certain D&B Legacy Tax Matters and related subsequent transactions. This is more fully described in Note 17. Partially offsetting this, the 2003 effective tax rate was affected by the favorable settlement of a non-U.S. audit which approximated $13,900.

        The Company's 2002 effective tax rate of 30.4% reflected true-ups of current and deferred income tax liabilities.

        The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

	2004	2003

Deferred Tax Assets:
Non-U.S. Intangibles	$57,989	$60,052
Securities and Other Investments	16,298	14,946
Net Operating Losses	14,163	12,788
Employee Benefits	5,477	3,785
Accrued Liabilities	2,097	2,904
TriZetto Equity Investment	—	1,074

	96,024	95,549
Valuation Allowance	(12,382)	(9,146)

	83,642	86,403

Deferred Tax Liabilities:
Computer Software	(68,202)	(63,519)
Deferred Revenues	(18,532)	(20,809)
Depreciation	(3,999)	(2,050)
Other	(11,842)	(4,973)

	(102,575)	(91,351)

Net Deferred Tax Liability	$(18,933)	$(4,948)

        In connection with the tax-free TriZetto acquisition, the Company has a deferred tax asset/(liability) of $0, $1,074, and $(12,555) for 2004, 2003 and 2002, respectively, on the difference between the substituted tax basis and the equity investment in TriZetto in accordance with SFAS No. 109. This deferred tax asset/(liability) is included in TriZetto equity investment above.

        The 2004 and 2003 net deferred tax liability consists of a current deferred tax asset of $38,436 and $34,659, a non-current deferred tax asset of $59,968 and $61,279, a current deferred tax liability of $9,923 and $9,248, and a non-current deferred tax liability included in Other liabilities of $107,414 and $91,638, respectively. Also included in Other liabilities are certain income tax liabilities of $123,900 deemed to be long-term in nature. See Notes 2 and 18.

        The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses, in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

        As of December 31, 2004, the Company maintained its intention to indefinitely reinvest the undistributed earnings of non-U.S. subsidiaries. Undistributed earnings of non-U.S. subsidiaries aggregated approximately $1,021,800 at December 31, 2004. Deferred tax liabilities for U.S. federal income taxes have not been recognized for these undistributed earnings. It is not currently practicable to determine the amount of applicable taxes. In October 2004, the American Job Creation Act of 2004 ("AJCA") was signed into law. The AJCA allows companies to repatriate earnings from non-U.S. subsidiaries at a reduced U.S. tax rate. IMS is currently evaluating the consequences of repatriating non-U.S. earnings and expects to complete its review during 2005. IMS will recognize the income tax effect, if any, in the period when a decision whether to repatriate is made. The range of possible amounts that IMS is considering for repatriation under the AJCA is between approximately $0 and $650,000. The related potential range of income tax is between approximately $0 and $52,000.

Note 15. Commitments

        The Company's contractual obligations include facility leases, agreements to purchase data and telecommunications services, leases of certain computer and other equipment and projected pension and other postretirement benefit plan contributions. At December 31, 2004, the minimum annual payment under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

	Year
	2005	2006	2007	2008	2009	Thereafter	Total

Operating Leases (1)	$24,048	$23,191	$15,778	$13,197	$10,531	$38,019	$124,764
Data Acquisitions and Telecommunication Services (2)	116,110	65,230	41,531	34,241	12,135	6,598	275,845
Computer and Other Equipment Leases (3)	19,471	14,499	9,106	2,152	81	63	45,372
Projected Pension and Other Postretirement Benefit Plan Contributions (4)	23,700	—	—	—	—	—	23,700
Long-term Debt (5)	20,049	20,049	20,049	164,181	13,149	479,139	716,616
Other Long-term Liabilities reflected on Consolidated Balance Sheet (6)	9,257	14,405	12,577	10,890	11,298	61,197	119,624

Total	$212,635	$137,374	$99,041	$224,661	$47,194	$585,016	$1,305,921

(1)
Rental expense under real estate operating leases for the years 2004, 2003 and 2002 was $22,700, $17,907 and $15,192, respectively.

(2)
Expense under data and telecommunications contracts for the years 2004, 2003 and 2002 was $137,415, $124,578 and $108,846, respectively.

(3)
Rental expense under computer and other equipment leases for the years 2004, 2003 and 2002 was $18,422, $18,318 and $17,084, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

(4)
The Company's contributions to pension and other postretirement benefit plans for the years 2004, 2003 and 2002 were $35,930, $31,914 and $19,818, respectively.

The estimated contribution amount shown for 2005 includes both required and discretionary contributions to funded plans as well as benefit payments from unfunded plans. The majority of the expected contribution shown for 2005 is discretionary.

(5)
Amounts represent the principal balance plus estimated interest expense under the Company's long-term debt (see Note 11).

(6)
Includes estimated future funding requirements related to postretirement and postemployment benefits (see Note 12) and the long-term portions of the 2001 and 2003 severance, impairment and other charges (see Note 7). As the timing of future cash outflows is uncertain, the following long-term liabilities (and related balances) are excluded from the above table: long-term tax liabilities ($123,900), deferred taxes ($107,414) and other sundry items ($10,561).

        Under the terms of the purchase agreements related to acquisitions made in 2004, 2003 and 2002, the Company may be required to pay additional amounts in relation to performance results for the period from 2005 to 2007 as contingent consideration. Based on current estimates, the Company expects the additional payments under these agreements to total approximately $45,000. As of December 31, 2004, approximately $4,000 was earned under these contingencies. The remaining annual contingent payments will be resolved within a specified time period after the end of each respective calendar year from 2005 through 2007. See Notes 4 and 17.

Note 16. IMS Health Capital Stock

        On December 14, 2004, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares. As of December 31, 2004, all of the 10,000 shares remained available for repurchase under the December 2004 program.

        On February 10, 2004, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares. As of December 31, 2004, approximately 587 shares remained available for repurchase under the February 2004 program.

        On April 15, 2003, the Board of Directors authorized a stock repurchase program to buy up to 10,000 shares. This program was completed in May 2004 at a total cost of $243,520.

        On July 19, 2000, the Board of Directors authorized a stock repurchase program to buy up to 40,000 shares. This program was completed in June 2003 at a total cost of $868,314.

        During 2004, the Company repurchased approximately 15,000 shares of outstanding Common Stock at a total cost of $362,659 under these programs, including the repurchase of 4,600 shares on January 9, 2004 pursuant to an accelerated share repurchase program ("ASR"). As required under the ASR agreement, the Company paid an additional $942 of cash in May 2004 as the final settlement amount based on an increase in our share price over the settlement period. During 2003, the Company repurchased approximately 9,601 shares of outstanding Common Stock under these programs at a total cost of $184,155.

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

Note 17. Contingencies

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

        The Company routinely enters into agreements with its suppliers to acquire data and with its customers to sell data, all in the normal course of business. In these agreements, the Company sometimes agrees to indemnify and hold harmless the other party for any damages such other party may suffer as a result of potential intellectual property infringement and other claims. These indemnities typically have terms of approximately two years. The Company has not accrued a liability with respect to these matters, as the exposure is considered remote.

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

        Also during 1998, D&B separated into two public companies by spinning off The Dun & Bradstreet Corporation ("D&B I") and then changed its name to R.H. Donnelley ("Donnelley"). As a result of their separation in 1998, Donnelley and D&B I are each jointly and severally liable for all liabilities of D&B under the agreements effecting the 1996 Spin-Off.

        During 2000, D&B I separated into two public companies by spinning off The Dun & Bradstreet Corporation ("D&B II") and then changed its name to Moody's Corporation ("Moody's"). Pursuant to their separation in 2000, Moody's and D&B II are each jointly and severally liable for all of D&B I's liabilities under the agreements effecting the 1996 Spin-Off.

        IRI Litigation.    The following is a description of an antitrust lawsuit filed in 1996 by Information Resources, Inc. ("IRI"). As more fully described below, VNU N.V., a publicly traded Dutch company ("VNU"), and its U.S. subsidiaries, VNU, Inc., ACNielsen, AC Nielsen (US), Inc. ("ACN (US)"), and NMR (collectively, the "VNU Parties"), have assumed exclusive joint and several liability for any judgment or settlement of this antitrust lawsuit. As a result of the indemnity obligation, the Company does not have any exposure to a judgment or settlement of this lawsuit unless the VNU Parties default on their obligations. In the event of such default, the Company could be liable as a successor to one of the named parties in the IRI Action. As more fully described below, on February 1, 2005, the U.S. District Court for the Southern District of New York entered a final judgment against IRI dismissing IRI's claims with prejudice and on the merits. IRI has filed a notice of appeal to the U.S. Court of Appeals for the Second Circuit.

        In July 1996, IRI filed a complaint, subsequently amended in 1997, in the U.S. District Court for the Southern District of New York, naming as defendants a company then known as The Dun & Bradstreet Corporation and now known as Donnelley, A.C. Nielsen Company (a subsidiary of ACNielsen) and I.M.S. International, Inc. (a predecessor of the Company) (the "IRI Action"). At the time of the filing of the complaint, each of the other defendants was a wholly-owned subsidiary of Donnelley. The amended complaint alleged various violations of U.S. antitrust laws under Sections 1 and 2 of the Sherman Antitrust Act. IRI's antitrust claims alleged that defendants developed and implemented a plan to undermine IRI's ability to compete within the United States and foreign markets in North America, Latin America, Asia, Europe and Australia/New Zealand through a series of anti-competitive practices, including: unlawfully tying/bundling services in the markets in which defendants allegedly had monopoly power with services in markets in which ACNielsen competed with IRI; entering into exclusionary contracts with retailers in certain countries to deny IRI's access to sales data necessary to provide retail tracking services or to artificially raise the cost of that data; predatory pricing; acquiring foreign market competitors with the intent of impeding IRI's efforts to expand; disparaging IRI to financial analysts and clients; and denying IRI access to capital necessary for it to compete. IRI sought damages in excess of $650,000, which IRI asked to be trebled. IRI filed with the court the report of its expert who opined that IRI suffered damages of between $581,600 and $651,700 from the defendants' alleged practices. IRI also sought punitive damages in an unspecified amount. ACNielsen has advised the Company that based on discussions with its counsel ACNielsen believes that the prior dismissal of one of IRI's claims precludes any claim for punitive damages.

        On December 3, 2004, the Court entered In Limine Order No. 1, which bars IRI from arguing that ACNielsen's "pricing practices or discounts were illegal or anti-competitive unless it can prove they involved prices below short-run average variable cost, calculated without the inclusion of [ACNielsen's] `Fixed Operations' costs." On December 17, 2004, IRI publicly stated that it believed that without this evidence little would be left of its case to take to trial. IRI asked the Court to enter a final judgment against it so that it can take an immediate appeal to the United States Court of Appeals for the Second Circuit. Defendants did not object to IRI's request and, on January 26, 2005, the parties submitted a Stipulation to the Court requesting it to enter a final judgment dismissing IRI's claims with prejudice and on the merits. On February 1, 2005, the Court entered a judgment dismissing IRI's claims with prejudice and on the merits. IRI has filed a notice of appeal to the Second Circuit. The Second Circuit has ordered that the appeal be argued no earlier than the week of June 13, 2005.

        In connection with the 1996 Spin-Off, D&B (now Donnelley), Cognizant (now NMR) and ACNielsen entered into an Indemnity and Joint Defense Agreement (the "Original JDA"), pursuant to which they agreed to:

  •
  allocate potential liabilities that may relate to, arise out of or result from the IRI Action ("IRI Liabilities"); and

  •
  conduct a joint defense of such action.

        In 2001, ACNielsen was acquired by VNU N.V., a publicly traded Dutch company ("VNU"). VNU assumed ACNielsen's obligations under the Original JDA.

        On July 30, 2004, the VNU Parties, Donnelley, D&B II, Moody's and the Company entered into an Amended and Restated Indemnity and Joint Defense Agreement (the "Amended JDA"). Pursuant to the Amended JDA, any and all IRI Liabilities incurred by Donnelley, D&B II, Moody's or IMS relating to a judgment (even if not final) or any settlement being entered into in the IRI Action will be jointly and severally assumed and fully discharged exclusively by the VNU Parties. Under the Amended JDA, the VNU Parties agreed to, jointly and severally, indemnify Donnelley, D&B II, Moody's and IMS from and against all IRI Liabilities to which they become subject. As a result, the concept of the "ACN Maximum Amount," which previously represented a cap on VNU's liability for the IRI Liabilities, which was provided for under the Original JDA, no longer exists and all such liabilities are the responsibility of the VNU Parties pursuant to the Amended JDA.

        In addition, the Amended JDA provides that if it becomes necessary to post any bond pending an appeal of an adverse judgment, then the VNU Parties shall obtain the bond required for the appeal and shall pay the full cost of such bond.

        In connection with entering into the Amended JDA, Donnelley, D&B II, Moody's and IMS agreed to amend certain covenants of the Original JDA to provide operational flexibility for ACNielsen going forward. In addition, the Amended JDA includes certain amendments to the covenants of ACNielsen (which, under the Amended JDA, are now also applicable to ACN (US), which we understand holds ACNielsen's operating assets) that are designed to preserve such parties' claim-paying ability and protect Donnelley, D&B II, Moody's and IMS. Among other covenants, ACNielsen and ACN (US) agreed that neither they nor any of their respective subsidiaries will incur any indebtedness to any affiliated person, except indebtedness the payment of which will, after a payment obligation under the Amended JDA comes due, be conditioned on, and subordinated to, the payment and performance of the obligations of such parties under the Amended JDA. VNU has agreed to having a process agent in New York to receive on its behalf service of any process concerning the Amended JDA.

        As described above, the VNU Parties have assumed exclusive responsibility for the payment of all IRI Liabilities. Provided that the VNU Parties are able to fulfill their obligations under the Amended JDA, and that they ultimately do fulfill such obligations, the Company believes that the final resolution of the IRI Action should not have a material adverse effect on the Company's financial position, results of operations or cash flows. However, because liability for violations of the antitrust laws is joint and several and because the rights and obligations relating to the Amended JDA are based on contractual relationships, the failure of the VNU Parties to fulfill their obligations under the Amended JDA could result in the other parties bearing all or a share of the IRI Liabilities. Joint and several liability for the IRI Action means that even where more than one defendant is determined to have been responsible for an alleged wrongdoing, the plaintiff can collect all or part of the judgment from just one of the defendants. This is true regardless of whatever contractual allocation of responsibility the defendants and any other indemnifying parties may have made, including the allocations described above between the VNU Parties, Donnelly, D&B II, Moody's and IMS.

        Accordingly, and as a result of the allocations of liability described above, in the event the VNU Parties default on their obligations under the Amended JDA, the Company will be responsible for 75% of Cognizant's share of any liabilities arising out of the IRI Action (which, under the application of joint and several liability described above, could be all the IRI Liabilities since the Company is a successor to a named defendant) and NMR will be responsible for 25% of any such liabilities; provided that NMR's aggregate liability for payments in respect of the IRI Action and the D&B Legacy Tax Matters shall not exceed $125,000. To date, NMR has made payments of approximately $57,000 relating to IRI and the D&B Legacy Tax Matters. Further, if the VNU Parties default on their obligations, NMR, one of the VNU Parties, may default on its obligation to share any IRI Liabilities with the Company, or at the time the

IRI Liabilities arise, NMR may have previously made sharing payments up to its $125,000 cap. In either such event, the Company could be liable for an amount up to all the IRI Liabilities.

        While, as described above, the IRI Action has been dismissed with prejudice on the merits, IRI has filed an appeal. Therefore, the Company is unable to predict the final outcome of the IRI Action (including the appeal), the financial condition of any of the VNU Parties or the other defendants at the time of any such outcome or whether the VNU Parties or the other defendants will fulfill their obligations under the Amended JDA or other related contractual agreements. Hence, the Company cannot estimate such parties' ability to pay the IRI Liabilities, if any, pursuant to the Amended JDA or the amount of any final judgment or settlement in the IRI Action. Nonetheless, management presently believes that the risk that the Company will incur any material liabilities with respect to the IRI Action is remote and, therefore no liability in respect of this matter has been accrued in the Company's financial statements. As discussed above, provided that the VNU Parties ultimately fulfill their obligations under the Amended JDA, the Company believes that the final resolution of the IRI Action should not have a material adverse effect on the Company's financial position, results of operations or cash flows. If, however, IRI were to prevail in whole or in part in this action and if the Company is required to pay a substantial portion of any significant settlement or judgment, the outcome of this matter could have a material adverse effect on the Company's financial position, results of operations and cash flows.

        D&B Legacy and Related Tax Matters.    During the second quarter of 2003, the IRS issued an agent's final examination report seeking to disallow certain royalty expense deductions claimed by D&B on its 1995 and 1996 tax returns in connection with a partnership established in 1993. In January of 2004, the IRS issued an agent's final examination report to the partnership seeking to reallocate certain items of partnership income and expense as well as disallow certain items of partnership expense on the partnership's 1997 tax return during which year Cognizant was a partner in the partnership. In January 2004, the IRS issued agent's final examination reports to the partnership and the Company seeking to reverse items of partnership income and loss and disallow certain royalty expense deductions claimed by the Company on its 1998 and 1999 tax returns arising from the Company's participation in the partnership. If the IRS were to ultimately prevail in the foregoing positions, the Company's share of the total liability (tax and interest) for 1995 and 1996 would be approximately $32,600, its liability (tax and interest) for 1997 would be approximately $18,300, and its aggregate liability (tax and interest) for 1998 and 1999 would be approximately $27,700 (all net of income tax benefit for interest). If the IRS were to take a comparable position with respect to all of the Company's tax years subsequent to 1999 and ultimately prevail, the Company's additional liability would be approximately $51,600 (net of income tax benefit for interest).

        In addition, in the second quarter of 2003, the IRS issued an additional agent's final examination report to the partnership described above seeking to reallocate certain partnership income to D&B for 1996. D&B II and the Company believe that the positions taken by the IRS in this report are inconsistent with the IRS's denial of the royalty expense deductions described above because such an assertion is duplicative. If the IRS were to ultimately prevail in this matter, the Company's share of the additional liability for 1996 would be approximately an additional $21,400 (net of income tax benefit for interest). The Company does not believe this liability is probable and has not recorded reserves for this item.

        In addition, the IRS has asserted penalties for the years described above based on its interpretation of applicable law. If the IRS were to prevail in its assertion of penalties and interest thereon, the Company estimates that its liability for such penalties and interest would be approximately $8,000 for 1995 and 1996 and $8,900 for 1997 through 1999 (all net of income tax benefit). D&B II and the Company dispute the IRS's position.

        D&B II, as agent for Donnelley in the D&B Legacy Tax Matters, has filed protests relating to the proposed assessments for 1995 and 1996 (referred to below as the "DLA Matter") with the IRS Office of Appeals. D&B II advised that it would attempt to resolve these matters in the administrative appeals process before proceeding to litigation if necessary. During the first quarter of 2004, as a result of information from D&B II regarding a proposed mediation with the IRS to settle partnership items related to 1995 and 1996, the Company reclassified its tax reserves related to 1995 and 1996 from long-term (Other liabilities) to short-term (Accrued income taxes). In addition, the Company has filed protests relating to the proposed assessments for 1997, 1998 and 1999 with the IRS Office of Appeals and will attempt to resolve these matters in the administrative appeals process before proceeding to litigation if necessary.

        In June 2004, the Company was advised that D&B II believed that it had reached a basis for settlement with the IRS regarding the 1995 and 1996 corporate and partnership proposed assessments (the "Preliminary Settlement Terms"). The agreement to the Preliminary

Settlement Terms was tentative and non-binding. Under the Preliminary Settlement Terms, the duplicative "inconsistent positions" described above were eliminated and the Company's expected share of the liability was estimated to range from approximately $28,500 to $35,500 (including tax, penalty and interest, net of associated tax benefits).

        In September 2004, D&B II advised the Company that the IRS had withdrawn its agreement to the Preliminary Settlement Terms. D&B II continued to negotiate with the IRS and subsequently developed a revised proposed settlement (the "Revised Proposed Settlement"). In October, Donnelley and D&B II presented the Revised Proposed Settlement to NMR and IMS and requested their consent.

        Under the 1996 Spin-Off agreements, to the extent relevant here, Donnelley has the right and obligation to manage certain tax controversies with the IRS to the extent those controversies relate to tax liabilities for Donnelley's tax years 1995 and 1996 arising from a specified partnership organized by Donnelley prior to the 1996 Spin-Off (the "DLA Matter"). Donnelley has apparently assigned this right and obligation to D&B II. However, under the 1996 Spin-Off agreements, Donnelley cannot agree to any final settlement with respect to the DLA Matter without NMR's consent, which right of consent NMR shares with IMS pursuant to the terms of the 1998 Spin-Off agreements. If NMR and the Company withhold consent, then NMR and the Company would have the right and obligation to assume responsibility for management of the DLA Matter and indemnify Donnelley to the extent that the ultimate liability arising from the controversy exceeded the proposed settlement. Such excess liability could approximate $48,200.

        On October 28, 2004, the Company responded to Donnelley's and D&B II's request for consent to the Revised Proposed Settlement by consenting to the settlement of tax liabilities with respect to the DLA Matter. However, the Revised Proposed Settlement addressed matters beyond the DLA Matter and these matters would have an adverse impact on the Company for tax years subsequent to the 1996 Spin-Off and with respect to which the Company believes neither Donnelley nor D&B II has the authority to negotiate or propose a settlement. The Company advised Donnelley that, to the extent the Revised Proposed Settlement addressed issues beyond the DLA Matter, the negotiation and presentation of the Revised Proposed Settlement constituted a breach of the 1996 Spin-Off agreements.

        On October 29, 2004, Donnelley and D&B II advised NMR and the Company that they are treating the Company's position as a withholding of consent, and that therefore under the 1996 Spin-Off agreements, NMR and the Company are obligated to assume management of the controversy and to indemnify Donnelley to the extent any ultimate resolution of the controversy is less favorable to Donnelley than that contained in the Revised Proposed Settlement. The Company does not agree with these assertions and believes that Donnelley has breached and continues to breach the terms of the 1996 Spin-Off agreements by negotiating and requesting consent for matters beyond its authority. Accordingly, the Company does not believe this liability is probable and has not recorded any reserves for this item. If the parties cannot resolve this disagreement as provided in the dispute resolution provisions of the 1996 Spin-Off agreements, the Company will pursue legal action to remedy Donnelley's breach and believes that it will prevail.

        On November 1, 2004, D&B II contacted the IRS to ask whether it would be willing to modify the Revised Proposed Settlement to delete certain matters beyond the DLA Matter. On November 3, 2004, the IRS responded that it was unwilling to modify the Revised Proposed Settlement and would pursue collection of the disputed tax through applicable enforcement procedures.

        In another D&B Legacy Tax Matter, in June 2000, the IRS issued a formal notice of adjustment regarding Donnelley's utilization of certain capital losses generated during 1989 and 1990. D&B I, as agent for Donnelley, advised the Company that on May 12, 2000, it filed an amended tax return for the 1989 and 1990 tax periods, which reflected $561,582 of additional tax and interest due. In May 2000, D&B I paid the IRS $349,291, and the Company paid the IRS $212,291; NMR subsequently reimbursed the Company approximately $41,000. D&B I filed a complaint for a refund in the U.S. District Court on September 21, 2000 to contest this assessment. In June 2004, D&B II advised the Company that it had decided not to pursue the refund claim and believed it had reached a basis for settlement with the IRS. A definitive settlement agreement was executed on December 6, 2004. The settlement requires Donnelley to withdraw its complaint for a refund. In the first quarter of 2005, Donnelley received tax bills from the IRS in an aggregate amount of approximately $47,500 with respect to this settlement. The Company has paid the IRS approximately $10,900 in respect of these tax bills, which amount the Company believes represents its share of the total liability related to this matter. Donnelley and D&B II have advised the Company that they believe the Company and NMR each owe an additional approximately $7,000 (or approximately $4,500 net of tax benefits) for this matter. Should

D&B II pursue arbitration, management does not believe that D&B II would prevail.

        As of December 31, 2004, the Company had reserves for these tax matters of approximately $145,500. In the opinion of management, it is not probable, but may be reasonably possible that the Company will have additional liability of $16,900 in excess of the amount reserved for these matters attributable to potential penalties (and net interest thereon) for the years 1995 through 1999. In the opinion of management, the Company's reserves for the foregoing tax matters are adequate for the probable exposure and, accordingly, based on information currently available, management does not believe that these matters will have a material adverse effect on the Company's consolidated financial position or results of operations but may have a material adverse effect on cash flows in the period in which any such amounts are paid.

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

Matters Before the European Commission and Belgian Competition Service

        In December 2000, National Data Corporation (now NDCHealth Corporation, "NDC") filed a complaint against the Company with the European Commission (the "Commission"), requesting that the Commission initiate a proceeding against the Company for an alleged infringement of Article 82 of the EC Treaty. Article 82 of the EC Treaty relates to abuses of a dominant position that adversely affect competition. The complaint concerned an IMS geographic mapping structure used for the reporting of regional sales data in Germany, which the German courts have ruled is copyright protected. In addition to seeking a formal Commission proceeding against the Company, the complaint requested that the Commission grant interim relief requiring the Company to grant NDC a compulsory license to enable NDC to use this structure in its competing regional sales data service in Germany.

        In March 2001, the Commission initiated formal proceedings against the Company in this matter and in July 2001, the Commission ordered interim measures against the Company pending a final decision (the "Interim Decision"). Under the Interim Decision, the Company was ordered to grant a license of the geographic mapping structure on commercially reasonable terms without delay to NDC and to any other competitor then present in the German regional sales data market that requested a license.

        In August 2001, the Company filed an appeal with the Court of First Instance ("CFI") seeking the suspension and annulment of the Interim Decision in its entirety (the "Annulment Appeal"). In October 2001, the President of the CFI suspended the Interim Decision pending a judgment on the Annulment Appeal. In April 2002, the European Court of Justice ("ECJ") denied an appeal by NDC attempting to overturn the CFI's October 2001 suspension.

        In October 2002, the CFI postponed further consideration of the Annulment Appeal until after the ECJ decided certain questions separately referred to it by a German court that is presiding over certain litigation that the Company is maintaining against NDC in Germany. In the German litigation, the Company is seeking an injunction and damages against NDC for misappropriation of the Company's intellectual property rights and violation of German unfair competition law (the "Infringement Claim").

        In August 2003, the Commission withdrew its Interim Decision and then subsequently (in October 2003), the Commission applied to the CFI to have the Annulment Appeal declared moot in its entirety. In April 2004, the ECJ rendered its decision in the case referred to it by the German court. As a result, the CFI has recommenced its consideration of the Annulment Appeal. In addition, the German court is moving forward with its consideration of the Infringement Claim against NDC.

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

        Complaints were filed in 1998 and 1999 against the Company with the Belgian Competition Service ("BCS") by SmithKline Beecham Pharma S.A. ("SKB") and Source Informatics Belgium S.A. ("Source") alleging abuse of a dominant position on the Belgian market and requests were made for the adoption of interim measures pending consideration of the complaints. In October 1999 and 2000, the Chairman of the Belgian Competition Council ("BCC") adopted interim measures against the Company, with which the Company has complied. In June 2004 the BCS sent information requests to the Company, Source and various third parties in respect of the SKB complaint filed in 1998. The Company and Source responded to the requests. In December 2004, the "Corps des Rapporteurs" initiated formal proceedings against the Company through the communication of a statement of objections alleging that the Company had abused its dominant position on the Belgian market in violation of Article 82 of the EC Treaty and corresponding Belgian law. A statement of objections is a preliminary document that does not represent the "Corps des Rapporteur's" final view on the practices at issue. Under Belgian law, the Company has the opportunity to provide its comments to the statement of objections, both in writing and orally. Once the "Corps des Rapporteurs" considers that its investigation is complete, it will adopt a report setting forth a proposed decision to be adopted by the BCC, and the reasons therefor. The Company will then be given access to the investigation file, will be given the right to contest in writing any findings of the report and to produce evidence of its own, and the right to present its defense at an oral hearing. The BCC will ultimately determine whether the Company violated Article 82 of the EC Treaty and corresponding Belgian law and may impose fines against the Company.

        In a separate matter, in October 2004, the BCS notified IMS of a request for information in connection with IMS's acquisition of Source in April 2004. The BCS is investigating whether such acquisition may violate Article 82 of the EC Treaty and corresponding Belgian law. The Company responded to the request for information in December 2004.

        The Company intends to continue to vigorously defend itself in these matters. Management of the Company is unable to predict at this time the final outcome of these matters or whether adverse resolutions thereof could materially affect the Company's results of operations, cash flows or financial position in the period in which such adverse resolution occurs.

Other Contingencies

        Contingent Consideration.    Under the terms of the purchase agreements related to acquisitions made from 2001 to 2004, the Company may be required to pay additional amounts as contingent consideration based on the achievement of certain targets during 2003 to 2007. Substantially all of any additional payments will be recorded as goodwill in accordance with EITF No. 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination." As of December 31, 2004, approximately $4,000 was earned and paid under these contingencies. Based on current estimates, management expects the remaining additional contingent payments under these agreements to total approximately $45,000. It is expected that these contingent payments will be resolved within a specified time period after the end of each respective calendar year from 2005 through 2007.

        Synavant Spin-Off.    In August 2000, the Company spun off Synavant, Inc. Pursuant to the terms of that spin-off, Synavant undertook to be jointly and severally liable to the other parties to the 1996 Spin-Off for any future liabilities of Cognizant under the terms of that spin-off and to NMR for any future liabilities of the Company under the 1998 Spin-Off. However, as between the Company and Synavant, each agreed to bear 50% of the Company's share of any future liability arising out of the IRI Action or the D&B Legacy Tax Matters (net of the liability borne by NMR), up to a maximum liability of $9,000 for Synavant. In connection with the acquisition of Synavant by Dendrite International, Inc., on June 16, 2003, Synavant satisfied its current and future liabilities to the Company in respect of the IRI Action and the D&B Legacy Tax Matters by paying $8,345 to the Company of which approximately $4,900 represented an adjustment to the Synavant Spin dividend, approximately $2,200 represented the reimbursement of previously expensed legal fees and approximately $1,100 was a prepayment of Synavant's future 50% share of legal fees associated with the IRI Action.

        If, contrary to expectations, the spin-off of Synavant were not to qualify as tax free under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the consolidated group, of which the Company is a common parent and Synavant is a member, based on the difference between (x) the fair market value of the Synavant common stock on the date of the spin-off and (y) the adjusted basis of such Synavant common stock. In addition, under the consolidated return rules, each member of the consolidated group would be severally liable for such tax liability. Pursuant to the terms of the spin-off, the Company would be liable for the resulting corporate tax, except in certain circumstances. In the opinion of management and based on the opinion of tax counsel, McDermott, Will & Emery, it is not probable, but may be reasonably possible, that the Company will incur liability for this matter; therefore, the Company has not recorded reserves for this matter. The Company estimates that the aggregate liability in this regard would not exceed $100,000.

        CTS Split-Off.    The Company completed the CTS Split-Off exchange offer on February 6, 2003 (see Note 5). If, contrary to expectations, the CTS distribution were not to qualify as tax free under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable by the Company based on the difference between (x) the fair market value of the CTS class B common stock at the time of the exchange offer and (y) the Company's adjusted tax basis in such class B common stock. Pursuant to the distribution agreement entered into between the Company and CTS in connection with the distribution, CTS agreed to indemnify the Company in the event the transaction is taxable as a result of a breach of certain representations made by CTS, subject to certain exceptions. In the opinion of management and based on the opinion of tax counsel, McDermott, Will & Emery, it is not probable, but may be reasonably possible, that the Company will incur liability for this matter, therefore, the Company has not recorded reserves for this matter. The Company estimates that the aggregate tax liability in this regard would not exceed $215,725.

        Other Tax Contingencies.    The Company has reserved approximately $22,000 of income tax benefits related to a 1998 non-U.S. tax reorganization that gave rise to tax deductible amortization of non-U.S. intangible assets. This represents the Company's best estimate of the probable liability in the event the relevant tax authorities challenge such tax benefits. An audit of this matter is nearing completion and resolution may occur in 2005. Accordingly, based on information currently available, management does not believe that this matter will have a material adverse effect on the Company's consolidated financial position or results of operations but may have a material adverse effect on cash flows in the period in which any such amounts are paid.

        In addition to the tax items discussed above, the Company has tax reserves of approximately $29,000 that relate to various positions it has taken on tax returns filed in numerous countries over the last several years. These reserves represent the Company's best estimate of the probable liability should the tax return positions be challenged by the relevant tax authorities. While the amount is material in the aggregate, no individual item is material and no single event will have a material impact related to these reserves.

        Other Litigation.    On January 17, 2003, the Company was served with a summons in a litigation matter (the "Douglas Litigation"). Also named as defendants in this litigation were approximately 60 software vendors from which the Company purchased prescription data in the 1990's (and, for many of these vendors, from which the Company continues to purchase data). In this action, it was alleged the Company misappropriated the trade secrets (i.e., prescription data) of thousands of pharmacies in the United States and used this information either without authorization or outside the scope of any authorization. This same conduct was alleged to breach contracts between the Company and the software vendors from which the Company had purchased this prescription data.

        The action was brought in state court in southern Illinois (Circuit Court of the 20th Judicial Circuit) by two pharmacies. Plaintiffs sought class action status, representing all pharmacies whose data was sold to the Company by their pharmacy dispensary software vendors from 1990 to the present. The pharmacies were seeking $100,000 in actual damages plus an unspecified amount of unjust enrichment damages (i.e., share of the Company profits) derived from use of the prescription data by the Company and the other defendants, or, in the alternative, a reasonable royalty paid for the use of the prescription data. However, the Company believed and continues to believe that its practices with respect to the acquisition and use of this prescription data are consistent with applicable law and industry practices, and that the claims were without merit.

        The Company was a defendant in another litigation brought in state court in southern Illinois (Circuit Court of the 20thJudicial Circuit) (the "Mayberry Litigation"). This lawsuit was originally brought in 1994 against Mayberry Systems, a small developer of pharmacy dispensary software in the Midwest. Two pharmacy customers alleged Mayberry Systems was taking prescription data from their systems without authorization, and selling it to others (including the Company). The Company was subsequently added to the lawsuit in 1996, alleging that the Company knew or should have known that Mayberry Systems was taking the data and selling it without authorization (i.e., misappropriation of trade secrets). The lawsuit was later certified as a class action on behalf of all former and current customers of Mayberry Systems (approximately 350 pharmacies). Plaintiffs were demanding damages in the amount of $20,000 plus punitive damages and attorney's fees.

        Although the Company believed that the two actions described above were without merit, the Company pursued a joint settlement of the cases. During the third quarter of 2003, the Company proposed a preliminary settlement agreement with the plaintiffs' counsel on both the actions, which was subject to several significant contingencies. On February 17, 2004, the Illinois state court approved the proposed settlement. The period for the filing of appeals and motions for rehearing expired on March 18, 2004. As a result of the resolution of the significant contingencies related to the settlement, in the fourth quarter of 2003, the Company recorded a pre-tax charge of $10,636, net of $5,500 to be reimbursed under the Company's insurance coverage. Under the settlement, the Company will make certain cash payments, provide certain product credits and enter into certain agreements for the purchase of data originating from the independent pharmacy plaintiffs. This will provide the Company the opportunity to acquire new data for new offerings while eliminating the costs and risks of litigation. During 2004, the Company paid approximately $8,000 related to this settlement and received $5,500 from insurance coverage.

        The Company has been served with 69 complaints filed with the Labor Court in Frankfurt, Germany. The plaintiffs are part of a group of approximately 110 employees of GIC Global Information Technology and Consulting GmbH ("GIC Global") whose employment was terminated in the second quarter of 2003 in connection with GIC Global's insolvency proceedings. GIC Global was owned by former senior managers of what was once the Company's data processing center in Frankfurt, Germany. GIC Global purchased the assets and business of the Frankfurt data processing center from the Company in September 2000 as part of a management buyout. Thereafter, the Company moved its data processing to its data center in the United States. The plaintiffs are seeking reemployment and/or severance from the Company.

        As of the date of this filing, a total of 25 of the complaints described above were dismissed by the Labor Court and one complaint was voluntarily withdrawn. Six of the dismissal actions have been appealed by the respective plaintiffs, of which one was voluntarily withdrawn, one was settled during the third quarter, one dismissed by the Labor Court and three remain pending. In April, May and December, 2004, judgments on three of the complaints were rendered against the Company in the aggregate amount of approximately $365, which judgments the Company has appealed or intends to do so. Actions on three additional complaints remain pending.

        Although the Company continues to believe that these claims are without merit and intends to vigorously defend the remaining actions, on April 13, 2004, the Company entered into settlements with 54 (which settlement superseded 18 of the 25 dismissals described above) of the GIC plaintiffs in the aggregate amount of approximately $200 in order to avoid the potential future costs of numerous appeals. During the third quarter, the Company settled two additional claims for approximately $19. The Company has expensed approximately $585 with respect to these settlements and the three judgments which the Company intends to appeal, but has not accrued a liability with respect to the three remaining actions, because management currently believes that the Company's exposure to any material loss with respect to those remaining actions is remote.

Note 18. Supplemental Financial Data

Accounts receivable, net:

	At December 31,
	2004	2003

Trade and notes	$231,994	$214,059
Less: Allowances	(8,270)	(4,429)
Unbilled receivables	41,059	43,935
Other	15,765	17,703

	$280,548	$271,268

Other current assets:

	At December 31,
	2004	2003

Deferred income taxes	$38,436	$34,659
Prepaid expenses	61,396	40,741
Inventory	57,643	47,576
Note receivable from TriZetto (Note 9)	37,414	—
Other	1,126	145

	$196,015	$123,121

Property, plant and equipment, net:

	At December 31,
			Estimated Useful lives
	2004	2003

Buildings	$102,965	$96,124	40-50 years
Less: Accumulated depreciation	(29,495)	(26,183)
Machinery and equipment	202,366	189,242	3-10 years
Less: Accumulated depreciation	(148,838)	(134,902)
Leasehold improvements, less Accumulated amortization of $14,107 and $13,387, respectively	11,387	10,381
Land	6,829	6,620

	$145,214	$141,282

Computer software and Goodwill:

	Computer Software	Goodwill

January 1, 2003	$168,985	$184,163
Additions at cost	78,372	45,652
Amortization	(45,014)	—
Other deductions and foreign exchange	(3,785)	18,143

December 31, 2003	$198,558	$247,958
Additions at cost	84,440	44,203
Amortization	(58,356)	—
Other deductions and foreign exchange	5,379	10,068

December 31, 2004	$230,021	$302,229

        Accumulated amortization of computer software was $353,111 and $293,151 at December 31, 2004 and

2003, respectively. Accumulated amortization of goodwill was $46,566 and $45,445 at December 31, 2004 and 2003, respectively.

Other assets:

	At December 31,
	2004	2003

Long-term pension assets	$112,005	$80,679
Long-term deferred tax asset	59,968	61,279
Deferred charges and other intangible assets	66,582	49,856
Other	30,253	28,067

	$268,808	$219,881

Accounts payable:

	At December 31,
	2004	2003

Trade	$42,977	$26,725
Taxes other than income taxes	22,048	15,688
Other	5,319	5,100

	$70,344	$47,513

Accrued and other current liabilities:

	At December 31,
	2004	2003

Salaries, wages, bonuses and other compensation	$69,118	$52,970
Accrued data acquisition costs	49,861	45,841
Accrued severance and other costs	42,426	10,541
Other	75,734	81,126

	$237,139	$190,478

Other liabilities:

	At December 31,
	2004	2003

Long-term tax liability	$123,900	$156,775
Deferred tax liability	107,414	91,638
Other	21,012	28,900

	$252,326	$277,313

Note 19. Operations by Business Segment

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

Operating Results by Geographic Region

        The following represents selected geographic information for the regions in which the Company operates as of and for the years ended December 31, 2004, 2003 and 2002.

	Americas (1)	Europe (2)	Asia Pacific (3)	Corporate & Other (4)	Total IMS

Year Ended December 31, 2004:
Operating Revenue (5)	$706,724	$655,134	$207,187	—	$1,569,045
Operating Income (Loss) (6)	$311,501	$124,011	$107,409	$(156,460)	$386,461
Total Assets	$434,001	$1,020,115	$158,206	$278,384	$1,890,706

Year Ended December 31, 2003:
Operating Revenue (5)	$656,788	$537,112	$187,861	—	$1,381,761
Operating Income (Loss) (6)	$304,118	$106,759	$107,908	$(157,293)	$361,492
Total Assets	$422,114	$836,600	$118,745	$266,879	$1,644,338

Year Ended December 31, 2002:
Operating Revenue (5)	$600,569	$422,063	$196,808	—	$1,219,440
Operating Income (Loss) (6)	$286,076	$80,796	$131,216	$(95,065)	$403,023
Total Assets	$344,063	$593,449	$119,552	$561,464	$1,618,528

  Notes to Geographical Financial Information:

  (1)
  Americas includes the United States, Canada and Latin America. Americas included revenue in the United States of $570,577, $537,884, and $498,126 in 2004, 2003 and 2002, respectively, and Total Assets of $330,479, $328,049, and $270,634 in 2004, 2003 and 2002, respectively.

  (2)
  Europe includes countries in Europe, the Middle East and Africa.
  (3)
  Asia Pacific includes Japan, Australia and other countries in the Asia Pacific region. Asia Pacific included revenue in Japan of $142,810, $138,070, and $158,941 in 2004, 2003 and 2002, respectively, and Total Assets of $69,498, $51,298, and $72,806 in 2004, 2003 and 2002, respectively.
  (4)
  Total assets of the Corporate & Other region include Net Assets of Discontinued Operations (CTS) of $230,424 as of December 31, 2002 (see Note 5).
  (5)
  Operating Revenue relates to external customers and is primarily based on the location of the customer. The revenue for the geographic regions includes the impact of foreign exchange in converting results into U.S. dollars.
  (6)
  Operating income for the three geographic regions does not reflect the allocation of certain expenses that are maintained in Corporate and Other and as such, is not a true measure of the respective regions' profitability. For the year ended December 31, 2004, Severance, impairment and other charges of $6,979, $26,908, and $2,132 for the Americas, Europe, and Asia Pacific, respectively, are presented in Corporate and Other. For the year ended December 31, 2003, Severance, impairment and other charges of $17,369, $5,040 and $11,081 for the Americas, Europe and Asia Pacific, respectively, are presented in Corporate and Other. The operating income amounts for the geographic segments include the impact of foreign exchange in converting results into U.S. dollars.

        A summary of the Company's operating revenue by product line, as of and for the years ended December 31, 2004, 2003 and 2002 is presented below:

	Years Ended December 31,
	2004	2003	2002

Sales Force Effectiveness	$705,452	$657,125	$614,144
Portfolio Optimization	451,278	413,314	377,305
Brand, Launch and Other	231,333	190,578	150,984
Consulting and Services	180,982	120,744	77,007

Operating Revenue	$1,569,045	$1,381,761	$1,219,440

Quarterly Financial Data (Unaudited)

(Dollars and shares in thousands, except per share data)

	Three Months Ended(1)
2004
	Mar-31	Jun-30	Sep-30	Dec-31	Full Year

Operating Revenue	$361,576	$379,583	$384,171	$443,715	$1,569,045
Operating Income	$96,232	$102,468	$102,891	$84,870	$386,461
Income from continuing operations, net of Income Taxes	$81,078	$65,121	$65,632	$73,591	$285,422
Net Income	$81,078	$65,121	$65,632	$73,591	$285,422

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$0.35	$0.28	$0.28	$0.32	$1.22
Net Income	$0.35	$0.28	$0.28	$0.32	$1.22

Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$0.34	$0.27	$0.28	$0.32	$1.20
Net Income	$0.34	$0.27	$0.28	$0.32	$1.20

	Three Months Ended(1)
2003
	Mar-31	Jun-30	Sep-30	Dec-31	Full Year

Operating Revenue	$313,917	$337,776	$345,978	$384,090	$1,381,761
Operating Income	$41,150	$97,299	$107,942	$115,101	$361,492
Income (loss) from continuing operations, Net of Income Taxes	$(53,159)	$55,356	$69,213	$67,869	$139,279
Income from discontinued operations, Net of income taxes	$2,779	—	—	—	$2,779
Gain on discontinued operations	$495,053	—	—	$1,834	$496,887
Net Income	$444,673	$55,356	$69,213	$69,703	$638,945

Basic Earnings Per Share of Common Stock:
Income (loss) from continuing operations	$(0.20)	$0.23	$0.29	$0.28	$0.57
Income from discontinued operations	$1.92	—	—	$0.01	$2.04
Net Income	$1.71	$0.23	$0.29	$0.29	$2.61

Diluted Earnings Per Share of Common Stock:
Income (loss) from continuing operations	$(0.20)	$0.23	$0.29	$0.28	$0.56
Income from discontinued operations	$1.91	—	—	$0.01	$2.02
Net Income	$1.71	$0.23	$0.29	$0.29	$2.58

(1)
Refer to Notes 5, 7 and 9 for additional information regarding significant items impacting the Consolidated Statements of Income during 2004 and 2003.

Five-Year Selected Financial Data (Unaudited)

(Dollars and shares in thousands, except per share data)

	2004	2003	2002	2001	2000

Results of Operations:
Operating Revenue	$1,569,045	$1,381,761	$1,219,440	$1,173,954	$1,301,596
Costs and expenses (1)	1,182,584	1,020,269	816,417	885,414	1,190,532

Operating Income (1)	386,461	361,492	403,023	288,540	111,064
Non-Operating Income (Loss), net (2)	27,978	(37,169)	(24,270)	(136,094)	128,981

Income before provision for income taxes	414,439	324,323	378,753	152,446	240,045
Provision for income taxes	(129,181)	(165,954)	(114,964)	(23,982)	(130,918)
TriZetto equity income (loss), net of income taxes	164	(4,248)	(873)	(6,985)	(4,777)
TriZetto impairment charge, net of income taxes (3)	—	(14,842)	(26,118)	—	—

Income from continuing operations	285,422	139,279	236,798	121,479	104,350
Income from discontinued operations, net of income taxes (4)	—	2,779	29,317	63,947	16,466
Gain on discontinued operations (4)	—	496,887	—	—	—

Net Income	$285,422	$638,945	$266,115	$185,426	$120,816

Basic Earnings Per Share of Common Stock:
Income from continuing operations	$1.22	$0.57	$0.83	$0.41	$0.35
Income from discontinued operations	$—	$2.04	$0.10	$0.22	$0.06

Basic Earnings Per Share of Common Stock	$1.22	$2.61	$0.93	$0.63	$0.41

Weighted average number of shares
outstanding—basic	233,199	245,033	285,851	295,162	296,077
Diluted Earnings Per Share of Common Stock:
Income from continuing operations	$1.20	$0.56	$0.83	$0.40	$0.35
Income from discontinued operations	$—	$2.02	$0.10	$0.21	$0.05

Diluted Earnings Per Share of Common Stock	$1.20	$2.58	$0.93	$0.62	$0.40

Weighted average number of shares
outstanding—diluted	237,705	247,263	286,663	300,147	300,038
As a % of operating revenue:
Operating Income (1)	24.6%	26.2%	33.0%	24.6%	8.5%
Income from continuing operations (1)	18.2%	10.1%	19.4%	10.3%	8.0%

Cash dividend declared per common stock	$0.08	$0.08	$0.08	$0.08	$0.08

Balance Sheet Data:
Shareholders' Equity	$255,714	$189,577	$222,256	$218,366	$103,540
Total Assets	$1,890,706	$1,644,338	$1,618,528	$1,367,554	$1,308,161
Postretirement and postemployment benefits	$99,899	$86,920	$73,813	$44,305	$43,471
Long-term debt and other liabilities	$878,996	$429,363	$432,894	$322,557	$181,961

(1)
2004 includes charges related to Severance, impairment and other charges of $36,890. 2003 includes charges related to Severance, impairment and other charges of $37,220. 2001 includes charges related to Severance, impairment and other charges of $94,616, and Terminated transaction costs of $6,457. 2000 includes charges related to the Synavant Spin-Off of $37,626, the Synavant related impairment charge of $115,453, the Executive management transition charge of $31,133 and Severance, impairment and other charges of $45,689. Refer to Notes 5, 7 and 9 for additional information regarding significant items impacting the Consolidated Statements of Income during the three years ended December 31, 2004.

(2)
Non-Operating Income (Loss), net in 2004 includes a gain from the sale of TriZetto shares of $38,803, gains (losses) from investments, net of $11,892 and the SAB No. 51 loss related to issuance of investees' stock of $184. Non-Operating Income (Loss), net in 2003 includes gains (losses) from investments, net of $258 and the SAB No. 51 loss related to issuance of investees' stock of $420. Non-Operating Income (Loss), net in 2002 includes gains (losses) from investments, net of $7,268 and the SAB No. 51 loss related to issuance of investees' stock of $951. Non-Operating Income (Loss), net in 2001 includes loss on Gartner shares of $84,880, gains (losses) from investments, net of $(25,687) and the SAB No. 51 loss related to issuance of investees' stock of $6,679. Non-Operating Income, net in 2000 includes the gain on the sale of Erisco of $84,530, gains from investments, net of $78,139, loss on Gartner shares of $6,896 and the SAB No. 51 gain related to the issuance of investees' stock of $9,029.

(3)
TriZetto impairment charge, net of income taxes includes taxes of $9,565 and $16,832 in 2003 and 2002, respectively (See Note 9).

(4)
Income from discontinued operations, net of income taxes includes a tax provision of $1,237, $15,440, $39,753 and $12,020 for 2003, 2002, 2001 and 2000, respectively.

IMS Health Incorporated

Directors

David R. Carlucci Chief Executive Officer and President IMS Health Incorporated	Robert J. Kamerschen (2) (3) Former Chairman & Chief Executive Officer DIMAC Marketing Corporation
Constantine L. Clemente (2) (3) Retired—Executive Vice President— Corporate Affairs, Secretary and General Counsel Pfizer Inc.	H. Eugene Lockhart (1) (3) Venture Partner Oak Investment Partners
James D. Edwards (1) Retired Managing Partner—Global Markets Andersen	M. Bernard Puckett (2) Private Investor
Kathryn E. Giusti (3) President The Multiple Myeloma Research Foundation, and President of The Multiple Myeloma Research Consortium	David M. Thomas Executive Chairman IMS Health Incorporated
John P. Imlay, Jr. (2) Chairman Imlay Investments, Inc.	William C. Van Faasen (1) Chairman and Chief Executive Officer Blue Cross & Blue Shield
Board Committees (1) Audit Committee (2) Compensation and Benefits Committee (3) Nominating and Governance Committee
Executive Officers

David M. Thomas Executive Chairman	Robert H. Steinfeld Senior Vice President, General Counsel and Corporate Secretary
David R. Carlucci Chief Executive Officer and President	Leslye G. Katz Vice President and Controller
Nancy E. Cooper Senior Vice President and Chief Financial Officer	Jeffrey J. Ford Vice President and Treasurer
Officers of Operating Units

Bruce F. Boggs (4) Senior Vice President and President, IMS Americas	Gilles V. J. Pajot (4) Executive Vice President and President, IMS Europe, Middle East and Africa	(4) Denotes executive officer of the Company
Stephen Phua Vice President and General Manager, IMS Asia Pacific	Tatsuyuki Saeki President, IMS Japan

Transfer Agent
American Stock Transfer and Trust Company
59 Maiden Lane
New York, NY 10038
Telephone: (212) 936-5100

Corporate Office
1499 Post Road
Fairfield, CT 06824
Telephone: (203) 319-4700

Independent Auditors
PricewaterhouseCoopers LLP
300 Madison Avenue
New York, NY 10017

Common Stock Information
The Company's Common Stock is listed under the symbol RX on the New York Stock Exchange.

Form 10-K

The Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 16, 2005. Many of the 10-K information requirements are satisfied by this 2004 Annual Report to Shareholders. However, a copy of the Form 10-K will be available without charge after March 16, 2005, upon request to the Investor Relations Department at the Corporate Office address or via E-mail at dpeck@imshealth.com. The Form 10-K will also be available in the "Investors" section of our Internet website at http://www.IMSHEALTH.com.

Management Certifications

The Company filed as Exhibits 31.1 and 31.2, respectively, to its Annual Report on Form 10-K the certifications of its Chief Executive Officer and Chief Financial Officer as required under Section 302 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14(a)/15d-14(a). On May 14, 2004, the Company submitted to the New York Stock Exchange the Annual CEO Certification, without qualification, as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

QuickLinks

IMS HEALTH INCORPORATED 2004 ANNUAL REPORT TO SHAREHOLDERS TABLE OF CONTENTS
Summary of Operating Revenue